As filed with the Securities and Exchange Commission on October 20, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Resource Real Estate Opportunity REIT II, Inc.
(Exact Name of Registrant as Specified in its Charter)
Maryland	6798	80-0854717
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1845 Walnut Street, 17th Floor
Philadelphia, Pennsylvania 19103
(215) 231-7050
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Alan F. Feldman
Chief Executive Officer and President
Resource Real Estate Opportunity REIT II, Inc.
1845 Walnut Street, 17th Floor
Philadelphia, Pennsylvania 19103
(215) 231-7050 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
With copies to:
Robert H. Bergdolt, Esq. Laura K. Sirianni, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000	Lauren Burnham Prevost Seth K. Weiner Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, GA 30326 (404) 233-7000	Heath D. Linsky Morrison & Foerster LLP 3500 Lenox Road, Suite 1500 Atlanta, GA 30326 Tel: (404) 490-4444
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	85,598,018(1)	$9.08(2)	$777,230,003(3)	$ 84,796(4)
(1)
Represents the estimated maximum number of shares of common stock, par value $0.01 per share, of Resource Real Estate Opportunity REIT II, Inc. to be issued in connection with the merger described herein based on the product of 69,919,882 shares of Resource Real Estate Opportunity REIT, Inc. common stock, par value $0.01 per share, outstanding as of October 20, 2020 multiplied by an assumed exchange ratio of 1.22423 shares of Resource Real Estate Opportunity REIT II, Inc. for each share of Resource Real Estate Opportunity REIT, Inc. common stock.

(2)
There is no established market for the Registrant’s shares of common stock. On March 19, 2020, the board of directors of the Registrant approved an estimated value per share of the Registrant’s common stock of $9.08.

(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f)(2) under the Securities Act.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1 million of the proposed maximum aggregate offering price.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER 20, 2020
PROXY STATEMENT/PROSPECTUS
MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Resource Real Estate Opportunity REIT, Inc. (“REIT I”):
On September 8, 2020, REIT I, Resource Real Estate Opportunity REIT II, Inc. (“REIT II”), RRE Opportunity OP II, LP, REIT II’s operating partnership (“REIT II OP”), Resource Real Estate Opportunity OP, LP, REIT I’s operating partnership (“REIT I OP”) and Revolution I Merger Sub, LLC, a wholly owned subsidiary of REIT II (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, (i) REIT I will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of REIT II (the “Company Merger”) and (ii) REIT I OP will merge with and into REIT II OP, with REIT II OP surviving (the “Partnership Merger” and, together with the Company Merger, the “Merger”). At such time, the separate existence of REIT I and REIT I OP shall cease.
The Merger Agreement was entered into after a thorough due diligence and negotiation process conducted by a special committee of REIT I’s board of directors (the “REIT I Special Committee”), with the assistance of its advisors, and a special committee of REIT II’s board of directors (the “REIT II Special Committee”), with the assistance of its advisors. Both the REIT I Special Committee and the REIT II Special Committee are comprised solely of directors independent from management. The board of directors of each of REIT I and REIT II, based on the unanimous recommendation of the REIT I Special Committee and REIT II Special Committee, respectively, each approved the Merger. The obligations of REIT I and REIT II to effect the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement and described in this proxy statement/prospectus.
On September 8, 2020, REIT II also entered into an Agreement and Plan of Merger to acquire Resource Apartment REIT III, Inc. (“REIT III”). REIT II’s proposed merger with REIT III is referred to herein as the “REIT III Merger” and collectively with the Merger, the “Mergers.” The consummation of the REIT III Merger is not contingent upon the completion of the Merger, and the consummation of the Merger is not contingent upon the completion of the REIT III Merger.
Also on September 8, 2020, REIT I entered into and consummated a series of transactions to become self-managed and acquired the advisory, asset management and property management business of Resource America, Inc. and C-III Capital Partners LLC, as further described herein (the “Self-Management Transaction”). Following the Self-Management Transaction, REIT I indirectly owns its advisor and property manager as well as the advisors and property managers to REIT II and REIT III and will manage REIT II and REIT III until the Mergers are consummated. Following the Mergers, the surviving company will be a self-managed company.
The Combined Company
If the Merger was consummated on June 30, 2020, the portfolio of the surviving company (the “Combined Company”) would have a gross real estate value of approximately $2.7 billion, consisting of 45 properties in 15 states. On a pro forma basis, the Combined Company portfolio would have an average effective rent of $1,305 and occupancy of 92.2%.
If the Mergers were consummated on June 30, 2020, the portfolio of the Fully Combined Company would have a gross real estate value of approximately $3 billion, consisting of 51 properties in 15 states. On a pro forma basis, the Fully Combined Company portfolio would have an average effective rent of $1,300 and occupancy of 92.4%. REIT I Stockholders do not have the right to vote on the REIT III Merger. If the Mergers are completed, holders of shares of common stock, par value $0.01 per share, of REIT I (“REIT I Common Stock”) will become holders of the common stock of the Fully Combined Company.
	Portfolio Statistics (as of June 30, 2020)
	REIT I	REIT II	REIT III	Combined Company	Fully Combined Company
Properties/States	28/13	17/9	6/5	45/15	51/15
Average Effective Rent	$1,274	$1,357	$1,249	$1,305	$1,300
Portfolio Occupancy	92.1%	92.4%	94.7%	92.2%	92.4%
Average Age of Portfolio (years)	37	32	29	35	34
Gross Real Estate Value (in millions)	$1,597.5	$1,104.1	$253.4	$2,701.7	$2,955.1

Summary of Strategic Benefits
The Merger and, if consummated, the REIT III Merger, are expected to create meaningful operational and financial benefits, including:
•
Enhances Market Prominence and Increases Portfolio Diversification: The Combined Company and the Fully Combined Company should have enhanced market prominence in high growth areas and growth potential in a recession-resilient sector supported by demographic trends. The Fully Combined Company would have a presence in 12 of the 20 largest MSAs in the United States by population.

•
Generates Cash Savings and Increased Cash Flow: Management expects that the resulting self-managed structure, platform synergies and increased purchasing power will generate cash savings. The expected synergies and self-management structure are expected to provide a projected average annual increase of almost $24 million in cash flow to the Fully Combined Company, as compared to REIT I, REIT II’s and REIT III’s stand-alone projected cash flow through the same period.

•
Lowers Risk Profile and Strengthens Balance Sheet: The Combined Company is expected to have limited near-term debt maturities with approximately 52% leverage based on appraised values. The Fully Combined Company is expected to have limited near-term debt maturities with approximately 53% leverage based on appraised values.

•	Expands Access to Capital: As a larger entity, the Combined Company or the Fully Combined Company is expected to have improved access to capital sources that may be used to grow the portfolio.
•
Increases Liquidity Options: REIT II, as the surviving company, should have improved liquidity options through potential share redemptions, divestitures of assets that no longer fit the portfolio strategy, periodic monetization or distribution events or a listing on an exchange in the future.

•
Self-Managed: Self-managed equity REITs are typically viewed more favorably by lenders and institutional investors, potentially enhancing the Combined Company’s and the Fully Combined Company’s access to capital and reducing financing costs. As a self-managed REIT, the attention of management is 100% focused on the profitability of the Combined Company. Externally managed equity REITs typically trade at a discount in publicly traded markets relative to self-managed REITs, improving the Combined Company’s and the Fully Combined Company’s optionality, including the option to pursue a successful listing of its shares on a public exchange in the event that the board of the Combined Company or the Fully Combined Company (as applicable) determines such an action is in the best interests of stockholders. A self-managed REIT also has the advantage of reduced costs for ongoing operations.

Merger Consideration
As consideration for the Merger, each share of REIT I Common Stock (or fraction thereof) will be converted into the right to receive 1.22423 shares (the “Exchange Ratio”) of common stock of REIT II, par value $0.01 per share (“REIT II Common Stock”), and each share of convertible stock of REIT I, par value $0.01 per share (“REIT I Convertible Stock”), will be converted into the right to receive $0.02 in cash (without interest) (collectively, the “Merger Consideration”).
The Exchange Ratio was determined based on a thorough review of the relative valuation of each company by the REIT II Special Committee, the REIT I Special Committee and their respective financial advisors. See “The Merger” beginning on page 94 of this proxy statement/prospectus for more information about the determination of the Merger Consideration.
Special Meeting
REIT I will hold a special meeting of its stockholders on [•] (the “Special Meeting”). At the Special Meeting holders of REIT I Common Stock will be asked to consider and vote on (i) a proposal to approve the Merger, (ii) a proposal to approve the amendment of the charter of REIT I to remove the provision related to “Roll-Up Transactions” in connection with the Merger (the “Charter Amendment”) and (iii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger. In addition, holders of the REIT I Convertible Stock will be asked to consider and vote on the proposal to approve the Merger.

The record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting is the close of business on [•] (the “Record Date”). The Merger will not be completed unless (i) REIT I Stockholders approve the Merger and the Charter Amendment by the affirmative vote of at least a majority of the outstanding shares of REIT I Common Stock entitled to vote and (ii) holders of REIT I Convertible Stock approve the Merger by the affirmative vote of at least two-thirds of the outstanding shares of REIT I Convertible Stock, voting together as a single class.
No matter the size of your investment in REIT I, your vote is very important.

YOUR VOTE IS VERY IMPORTANT
Proxy Vote
As noted above, based on the unanimous recommendation of the REIT I Special Committee, a majority of the REIT I board of directors (the “REIT I Board”) approved the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement. One of the directors, Gary Lichtenstein, did not attend the meetings of the REIT I Board or vote with respect to the transactions contemplated by the Merger Agreement.
On the recommendation of the REIT I Special Committee, the REIT I Board determined that the terms of the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of REIT I and REIT I’s stockholders and, with respect to the Merger Agreement and the Merger, are fair and reasonable to REIT I and on terms and conditions no less favorable to REIT I than those available from unaffiliated third parties.
Therefore, the REIT I Board recommends that you vote FOR the proposal to approve the Merger, FOR the proposal to adopt the Charter Amendment and FOR the proposal to adjourn the Special Meeting, if necessary or appropriate, as set forth in the Notice of Special Meeting of Stockholders.
Your Vote Matters
Whether or not you expect to attend the Special Meeting in person, please authorize a proxy to vote on your behalf as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or by authorizing your proxy by one of the other methods specified in this proxy statement/prospectus. This saves REIT I time and money as management will no longer have to solicit your vote.
This proxy statement/prospectus provides you with detailed information about the Special Meeting, the Merger Agreement, the Merger, the Charter Amendment and other related matters. A copy of the Merger Agreement is included as Annex A to this proxy statement/prospectus, and a copy of the Charter Amendment is attached as Annex B to this proxy statement/prospectus. We encourage you to read this proxy statement/prospectus in its entirety before voting, including the Merger Agreement, the Charter Amendment and the other annexes. In particular, you should carefully consider the discussion in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 29.
On behalf of REIT I’s management team, the REIT I Board and the REIT I Special Committee, we thank you for your support and urge you to vote FOR the approval of each of the matters to be presented at the Special Meeting.
Sincerely,

[Insert signature]

Alan F. Feldman

Chief Executive Officer and President Resource Real Estate Opportunity REIT, Inc.
Neither the SEC, nor any state securities regulatory authority has approved or disapproved of the Merger or the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated [•], 2020, and is first being mailed to REIT I Stockholders on or about [•], 2020.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
1845 Walnut Street, 17th Floor
Philadelphia, Pennsylvania 19103
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Resource Real Estate Opportunity REIT, Inc., a Maryland corporation (“REIT I”), which will be held at the offices of REIT I located at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103, at [•] a.m. Eastern Time on [•], 2020.
The purpose of the Special Meeting is to consider and vote upon the following proposals:
1.
A proposal to approve the merger of REIT I with and into Revolution I Merger Sub, LLC (“Merger Sub”), a wholly owned subsidiary of Resource Real Estate Opportunity REIT II, Inc., pursuant to the Agreement and Plan of Merger, dated as of September 8, 2020, by and among Resource Real Estate Opportunity REIT II, Inc., Resource Real Estate Opportunity REIT, Inc. and the other parties thereto, which we refer to as the “Merger Proposal.”

The REIT I Board of Directors recommends a vote FOR this proposal.
2.
A proposal to approve the amendment of the charter of REIT I to remove the provision related to “Roll-Up Transactions” in connection with the Merger, which we refer to as the “Charter Amendment Proposal.”

The REIT I Board of Directors recommends a vote FOR this proposal.
3.
A proposal to adjourn the Special Meeting to solicit additional proxies in favor of the Merger Proposal and/or the Charter Amendment Proposal if there are not sufficient votes to approve the Merger Proposal and/or the Charter Amendment Proposal, if necessary and as determined by the chair of the Special Meeting.

The REIT I Board of Directors recommends a vote FOR this proposal.
Approval of each of the Merger Proposal and Charter Amendment Proposal is a condition to consummation of the Merger. If either of such proposals is not approved, the Merger will not be consummated.
The REIT I Board of Directors has fixed the close of business on [•], 2020 as the record date for the Special Meeting. Only the holders of record of shares of common stock, par value $0.01 per share, of REIT I (“REIT I Common Stock”) and the holders of record of shares of convertible stock, par value $0.01 per share, of REIT I (“REIT I Convertible Stock”) as of the close of business on [•], 2020 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.
Due to the ongoing COVID-19 pandemic, we are planning for the possibility that we may need to change the location of the Special Meeting or switch to an alternative method of holding the meeting, such as a virtual meeting, held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by us and available on our website at http://www.resourcereit.com.
This proxy statement/prospectus and proxy card is dated as of [•], 2020 and is first being mailed to you on or about [•], 2020.

YOUR VOTE IS VERY IMPORTANT
Your vote is important regardless of the number of shares of REIT I stock that you own. Whether or not you plan to attend the Special Meeting in person, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the pre-addressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is cast and counted at the Special Meeting if you do not attend in person. If your shares of REIT I stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of REIT I stock at the Special Meeting and your vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of REIT I stock. You may revoke your proxy at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the Merger and the other proposals to be acted upon at the Special Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2020:
Our proxy statement/prospectus and form of proxy card is also available at [•] with the use of the control number on your proxy card.
By Order of the Board of Directors,

[Insert signature]

Shelle Weisbaum, Secretary
Philadelphia, Pennsylvania
[•], 2020

ADDITIONAL INFORMATION
Investors may also consult REIT I and REIT II’s website for more information concerning the Merger described in this proxy statement/prospectus. REIT I’s website is located at http://www.resourcereit.com and REIT II’s website is located at http://www.resourcereit2.com. Each company’s public filings are also available at www.sec.gov. Information included on this website is not incorporated by reference into this proxy statement/prospectus.
If you are a stockholder of REIT I and would like to request documents, please do so by [•], 2020, to receive them before the Special Meeting.
See “Where You Can Find More Information” on page 186.

ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by REIT II (File No. [•]) with the U.S. Securities and Exchange Commission constitutes a prospectus of REIT II for purposes of the Securities Act (as defined below), with respect to the shares of REIT II Common Stock to be issued to REIT I Stockholders in exchange for shares of REIT I Common Stock pursuant to the Merger Agreement. This proxy statement/prospectus also constitutes a proxy statement for REIT I for purposes of the Exchange Act (as defined below). In addition, it constitutes a notice of meeting with respect to the Special Meeting.
You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2020. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to REIT I Stockholders nor the issuance by REIT II of REIT II Common Stock to REIT I Stockholders pursuant to the Merger Agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person or entity to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding REIT II has been provided by REIT II and information contained in this proxy statement/prospectus regarding REIT I has been provided by REIT I.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND
THE SPECIAL MEETING
The following are answers to some questions that REIT I Stockholders may have regarding the proposed transaction between REIT I and REIT II and the other proposals being considered at the Special Meeting. REIT I and REIT II urge you to read carefully this entire proxy statement/prospectus, including the Annexes, because the information in this section does not provide all the information that might be important to you.
Unless stated otherwise, all references in this proxy statement/prospectus to:
1.	“2020 LTIP” are to the 2020 Long-Term Incentive Plan of REIT I;
2.	“Advisor Holdings” are to Resource NewCo LLC;
3.	“Broadridge” are to Broadridge Financial Solutions, Inc.;
4.	“C-III” are to C-III Capital Partners LLC;
5.	“Cash Consideration” are to the Merger Consideration of $0.02 per share of REIT I Convertible Stock;
6.	the “Charter Amendment” are to the proposed amendment of the REIT I Charter to remove the provision related to “Roll-Up Transactions” in connection with the Merger;
7.	“Code” are to the Internal Revenue Code of 1986, as amended;
8.	“Combined Company” are to REIT II and its consolidated subsidiaries (including the Surviving Entity) after the closing of the Merger;
9.	“Company Merger” are to the merger in which REIT I will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of REIT II;
10.	“Contribution Agreement” are to the Contribution and Exchange Agreement, dated September 8, 2020, by and among REIT I OP, C-III, Resource America, PM Holdings, Advisor Holdings and Sponsor;
11.	“Contributors” are to C-III and the Sponsor, collectively;
12.	“Delaware Secretary” are to the Secretary of State of the State of Delaware;
13.	“DST” are to DST Systems, Inc.;
14.	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
15.
“Exchange Ratio” are to the exchange ratio of 1.22423 shares of REIT II Common Stock for each share of REIT I Common Stock and the Merger Consideration of $0.02 per share of REIT I Convertible Stock, as provided for in the Merger pursuant to the Merger Agreement;

16.	“Excluded Holders” are to any director or officer of REIT I and any of their affiliates who are ineligible to vote on the proposal to approve the Merger at the Special Meeting;
17.	“FFO” are to funds from operations;
18.	the “Fully Combined Company” are to REIT II and its consolidated subsidiaries (including both the Surviving Entity and Revolution III Merger Sub, LLC) assuming the closing of the Mergers;
19.
“Indemnified Parties” are to any current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of REIT I or any of the REIT I subsidiaries that will be indemnified by REIT II and the Surviving Entity for a period of six (6) years after the effective time of the Merger;

20.	“Listing” are to the listing of the shares of common stock on a national securities exchange;
21.
the “Merger” are to a merger of REIT I with and into Merger Sub, with Merger Sub surviving the merger, and the merger of REIT I OP with and into REIT II OP, with REIT II OP surviving the merger, both pursuant to the Merger Agreement;

22.
the “Merger Agreement” are to the Agreement and Plan of Merger, dated as of September 8, 2020, by and among the REIT I Parties and the REIT II Parties, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus;

23.	the “Merger Agreements” are to the Merger Agreement and the REIT III Merger Agreement;
24.
“Merger Consideration” are to, as consideration for the Merger, (i) each share of REIT I Common Stock (or fraction thereof) that will be converted into the right to receive 1.22423 shares of REIT II Common Stock and (ii) each share of REIT I Convertible Stock that will be converted into the right to receive $0.02 in cash, without interest;

25.	“Merger Sub” are to Revolution I Merger Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of REIT II;
26.	the “Mergers” are to the Merger and the REIT III Merger;
27.	“MGCL” are to the Maryland General Corporation Law or any successor statute;
28.
“ordinary course of business” are to an action taken by a person or entity that is consistent with past practice and similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations;

29.	the “Outside Date” are to June 8, 2021;
30.	“Partnership Merger” are to the merger of REIT I OP with and into REIT II OP;
31.	“PM Holdings” are to Resource PM Holdings LLC;
32.
“Preferred Return” are to the amount of distributions a holder of any REIT I OP Series A Preferred Unit would be entitled to receive if such REIT I OP Series A Preferred Units were treated as a part of a single class of units combined with the REIT I Common Units with the right to participate in distributions pari passu with the REIT I Common Units;

33.	“Record Date” are to [•], 2020;
34.	“REIT” are to real estate investment trust;
35.	“REIT I” are to Resource Real Estate Opportunity REIT, Inc., a Maryland corporation;
36.	“REIT I Advisor” are to Resource Real Estate Opportunity Advisor, LLC, a Delaware limited liability company;
37.	“REIT I Advisory Agreement” are to the Fourth Amended and Restated Advisory Agreement dated as of September 11, 2019, by and between REIT I and REIT I Advisor, as amended;
38.	“REIT I Board” are to the board of directors of REIT I;
39.	“REIT I Charter” are to the charter of REIT I;
40.	“REIT I Common Stock” are to the shares of common stock, $0.01 par value per share, of REIT I;
41.	“REIT I Convertible Stock” are to the shares of convertible stock, $0.01 par value per share, of REIT I;
42.	“REIT I DRP” are to the Third Amended and Restated Distribution Reinvestment Plan of REIT I;
43.	“REIT I OP” are to Resource Real Estate Opportunity OP, LP, a Delaware limited partnership;
44.	“REIT I OP Partnership Agreement” are to the Amended and Restated Limited Partnership Agreement of Resource Real Estate Opportunity OP, LP, dated September 8, 2020;
45.
“REIT I OP Preferred Units” are to the additional partnership units that REIT I OP is authorized to issue with such designations, preferences and relative participating, optional or other special rights, powers and duties as shall be determined by the general partner of REIT I OP in its sole discretion, subject to Delaware law;

46.	“REIT I Parties” are to REIT I and REIT I OP;
47.	“REIT I Property Manager” are to Resource Real Estate Opportunity Manager, LLC;
48.	“REIT I Special Committee” are to the special committee of the REIT I Board that was formed by the REIT I Board to consider the Merger and the other transactions contemplated by the Merger Agreement;

49.	“REIT I Stockholders” are to the holders of record of shares of common stock, par value $0.01 per share, of REIT I as of the close of business on [•], 2020;
50.
“REIT I Termination Payment” are to a termination payment in the amount of $22,989,657 if the Merger Agreement is terminated under certain circumstances described in “The Merger Agreement – Termination of the Merger Agreement – Termination Fee and Expense Reimbursement”;

51.	“REIT II” are to Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation;
52.	“REIT II Advisor” are to Resource Real Estate Opportunity Advisor II, LLC, a Delaware limited liability company;
53.	“REIT II Advisory Agreement” are to the Second Amended and Restated Advisory Agreement, as amended, dated as of September 8, 2020, by and among REIT II and REIT II Advisor;
54.	“REIT II Board” are to the board of directors of REIT II;
55.	“REIT II Charter” are to the charter of REIT II;
56.	“REIT II Common Stock” are to the shares of common stock of REIT II, $0.01 par value per share;
57.	“REIT II Convertible Stock” are to the shares of convertible stock of REIT II, $0.01 par value per share;
58.	“REIT II DRP” are to the Third Amended and Restated Distribution Reinvestment Plan of REIT II;
59.
“REIT II Expenses Reimbursement” are to a termination payment of up to $2,000,000 as reimbursement for REIT II’s expenses if the Merger Agreement is terminated under certain circumstances described in “The Merger Agreement – Termination of the Merger Agreement – Termination Fee and Expense Reimbursement”;

60.	“REIT II OP” are to RRE Opportunity OP II, LP, a Delaware limited partnership;
61.	“REIT II OP Partnership Agreement” are to the Form of Amended and Restated Limited Partnership Agreement of RRE Opportunity OP II, LP, to be dated as of the effective time of the Merger;
62.
“REIT II OP Preferred Units” are to such additional partnership units REIT II OP is authorized to issue with such designations, preferences and relative participating, optional or other special rights, powers and duties as shall be determined by the general partner in its sole discretion, subject to Delaware law;

63.	“REIT II Parties” are to REIT II, REIT II OP and Merger Sub;
64.	“REIT II Property Manager” are to Resource Real Estate Opportunity Manager II, LLC;
65.
“REIT II Special Committee” are to the special committee of the REIT II Board that was formed by the REIT II Board to consider the Mergers and the other transactions contemplated by the Merger Agreements;

66.	“REIT III” are to Resource Apartment REIT III, Inc., a Maryland corporation;
67.	“REIT III Advisor” are to Resource REIT Advisor, LLC;
68.	“REIT III Common Stock” are to the shares of common stock, par value $0.01 per share, of REIT III;
69.
“REIT III Merger” are to a merger in which REIT III will merge into Revolution III Merger Sub, LLC and REIT III OP will merge into REIT II OP, with Revolution III Merger Sub, LLC and REIT II OP surviving the merger, pursuant to the REIT III Merger Agreement;

70.
“REIT III Merger Agreement” are to the Agreement and Plan of Merger dated as of September 8, 2020, among REIT II, REIT II OP, Revolution III Merger Sub, LLC, REIT III and REIT III OP, as may be amended from time to time;

71.	“REIT III OP” are to Resource Apartment OP III, LP, a Delaware limited partnership;
72.	“REIT III Property Manager” are to Resource Apartment Manager III, LLC;

73.	“Resource America” are to Resource America, Inc.;
74.	“SDAT” are to the State Department of Assessments and taxation of Maryland;
75.	“SEC” are to the U.S. Securities and Exchange Commission;
76.	“Securities Act” are to the Securities Act of 1933, as amended;
77.
“Self-Management Transaction” are to the series of transactions REIT I entered into on September 8, 2020 to become self-managed and acquire the advisory, asset management and property management business of the Sponsor and C-III;

78.	“Sponsor” are to RRE Legacy Co. LLC, f/k/a Resource Real Estate, LLC, a Delaware limited liability company, the sponsor to REIT I, REIT II and REIT III prior to the Self-Management Transaction;
79.	“Stanger” are to Robert A. Stanger & Co., Inc., the financial advisor to the REIT I Special Committee;
80.
“Superior Proposal” are to a written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to 20% shall be replaced with 50%) which the REIT I Board (based on the recommendation of the REIT I Special Committee) determines (after consultation with its legal and financial advisors) to be more favorable from a financial point of view to the stockholders of REIT I than the Merger Agreement (as it may be proposed to be amended by REIT II); and

81.	“Surviving Entity” are to Merger Sub, a wholly owned subsidiary of REIT II, after the effective time of the Merger.
Q:	What is the Merger and what is the REIT III Merger?
A:
REIT I and REIT II have entered into the Merger Agreement pursuant to which REIT I will merge with and into Merger Sub, with Merger Sub surviving the Merger, such that following the Merger, the Surviving Entity will continue as a wholly owned subsidiary of REIT II. In accordance with the applicable provisions of the MGCL, the separate existence of REIT I will cease. Also, REIT I OP will be merged with and into REIT II OP, with REIT II OP being the surviving entity. In accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act, the separate existence of REIT I OP will cease.

REIT II also entered into the REIT III Merger Agreement to acquire REIT III. The consummation of the REIT III Merger is not contingent upon the completion of the Merger, and the consummation of the Merger is not contingent upon the completion of the REIT III Merger.
The Fully Combined Company will be named “Resource REIT, Inc.” and, in the event the REIT III Merger does not occur, but the Merger does, the Combined Company will also be named “Resource REIT, Inc.” If the Mergers occur, the Fully Combined Company will be a self-managed company.
Q:	What will happen in the Merger?
A:
At the effective time of the Company Merger, each share of REIT I Common Stock (or fraction thereof) will be converted automatically into the right to receive 1.22423 shares of REIT II Common Stock (or fraction thereof) (the “Exchange Ratio”) and each share of REIT I Convertible Stock (or fraction thereof) will be converted automatically into the right to receive $0.02 in cash, each pursuant to the terms of the Merger Agreement (collectively, the “Merger Consideration”). See “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 150 for detailed descriptions of the Merger Consideration and treatment of securities.

Immediately after the Company Merger, (i) each common partnership unit of REIT I OP outstanding immediately prior to the effective time of the Partnership Merger will be converted into the right to receive 1.22423 common partnership units of REIT II OP and (ii) each partnership unit designated as a Series A Cumulative Participating Redeemable Preferred Unit of REIT I OP issued and outstanding and held by C-III and Sponsor immediately prior to the effective time of the Partnership Merger will be converted into the right to receive one partnership unit designated as a Series A Cumulative Participating Redeemable Preferred Unit of REIT II OP. REIT II has approved an Amended and Restated Limited Partnership Agreement of REIT II OP which shall become effective at the effective time of the Partnership Merger. “See Amended and Restated Operating Partnership Agreement” beginning on page 178 for a discussion of the terms of the Amended and Restated Limited Partnership Agreement of REIT II OP.
In addition, effective upon the closing of the Merger, Andrew Ceitlin and Robert Lieber will join the REIT II Board.
Q:	How will REIT II stockholders be affected by the Merger and the issuance of shares of REIT II Common Stock in connection with the Merger?
A:
After the Merger, each REIT II stockholder will continue to own the shares of REIT II Common Stock that such stockholder held immediately prior to the effective time of the Merger. As a result, each REIT II stockholder will own shares of common stock in a larger company with more assets. However, because REIT II will be issuing new shares of REIT II Common Stock to REIT I Stockholders in exchange for shares of REIT I Common Stock in the Merger, each outstanding share of REIT II Common Stock immediately prior to the effective time of the Merger will represent a smaller percentage of the aggregate number of shares of REIT II Common Stock outstanding after the Merger. Upon completion of the Merger, based on the number of shares of REIT II Common Stock and REIT I Common Stock outstanding on June 30, 2020, 2020, continuing REIT II stockholders will own approximately 41.07% of the issued and outstanding shares of the Combined Company common stock, and former REIT I Stockholders will own approximately 58.39% of the issued and outstanding shares of common stock of the Combined Company. Upon completion of the Mergers, continuing REIT II stockholders will own approximately 38.14% of the issued and outstanding shares of Fully Combined Company common stock, and former REIT I Stockholders and REIT III stockholders will own approximately 54.23% and 7.13%, respectively, of the issued and outstanding shares of common stock of the Fully Combined Company. See “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 150 for additional information.

The Merger will have no impact on the terms of the shares of REIT II Convertible Stock issued and outstanding. All outstanding shares of REIT I Convertible Stock will be redeemed for $0.02 at the effective time of the Merger.
Q:	Why am I receiving this proxy statement/prospectus?
A:
The REIT I Board is using this proxy statement/prospectus to solicit proxies of REIT I Stockholders in connection with the Special Meeting. In addition, REIT II is using this proxy statement/prospectus as a prospectus for REIT I Stockholders because REIT II is issuing shares of REIT II Common Stock as consideration for the Merger.

The Merger cannot be completed unless the holders of REIT I Common Stock and REIT I Convertible Stock vote to approve the Merger. In addition, the holders of REIT I Common Stock must vote to approve the Charter Amendment.
This proxy statement/prospectus contains important information about the Merger, and you should read it carefully. The enclosed voting materials allow you to vote your shares of REIT I Common Stock and REIT I Convertible Stock, if any, by proxy without attending the Special Meeting in person.
Your vote is very important. You are encouraged to authorize your proxy as promptly as possible.
Q:	Why is the Charter Amendment proposed?
A:
The REIT I Charter presently contains substantive and procedural requirements for certain transactions, which are referred to as “Roll-Up Transactions” involving a “Roll-Up Entity.” The Merger would be a “Roll-Up Transaction” under the definition in the REIT I Charter. Pursuant to these “Roll-Up” provisions of the REIT I Charter, REIT I Stockholders who vote “Against” the proposal to approve the Merger would be entitled to the choice of: (1) accepting the shares of REIT II Common Stock or (2) one of the following: (a) remaining as holders of REIT I Common Stock and preserving their interests in REIT I on the same terms and conditions as existed previously or (b) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of REIT I’s net assets. In addition, under the REIT I Charter, REIT I would be prohibited from participating in any Roll-Up Transaction (1) that would result in the REIT I Stockholders having voting rights in a Roll-Up Entity that are less than those provided in the

REIT I Charter, (2) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (3) in which investors’ rights to access of records of the Roll-Up Entity will be less than those provided in the REIT I Charter, or (4) in which any of the costs of the Roll-Up Transaction would be borne by REIT I if the Roll-Up Transaction is rejected by the REIT I Stockholders.
The REIT I Board believes that the effect of these provisions, if not amended, would have made the Merger more difficult and costly to complete. Because of the effect of these provisions on the Merger, REIT I and REIT II determined that it was necessary to amend the REIT I Charter to eliminate these provisions. Accordingly, approval of the Charter Amendment is a condition to each party’s obligation to complete the Merger. See “Proposals Submitted to REIT I Stockholders— Charter Amendment Proposal” beginning on page 92 for a detailed discussion of the Charter Amendment. A copy of the Charter Amendment is attached to this proxy statement/prospectus as Annex B.
Q:	Am I being asked to vote on any other proposals at the Special Meeting in addition to the Merger Proposal and Charter Amendment Proposal?
A:
Yes. At the Special Meeting, REIT I Stockholders will be asked to consider and vote to approve one or more adjournments of the Special Meeting to another date, time or place, if necessary or appropriate, as determined by the chairman of the Special Meeting, to solicit additional proxies in favor of the proposal to approve the Merger and/or the Charter Amendment, which is referred to as the “adjournment proposal.”

Q:	How does the REIT I Board recommend that REIT I Stockholders vote?
A:
The REIT I Board recommends that REIT I Stockholders vote FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger and Charter Amendment.

For a more complete description of the recommendation of the REIT I Board, see “The Merger—Recommendation of the REIT I Board and Its Reasons for the Merger” beginning on page 100.
Q:	Will REIT I and REIT II pay dividends or distributions prior to the closing of the Merger?
A:
The Merger Agreement permits the authorization and payment by REIT I of any distribution that is reasonably necessary to maintain REIT I’s REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The authorization and payment by REIT I of distributions in the ordinary course of business requires the consent of REIT II.

Similarly, the Merger Agreement permits the authorization and payment by REIT II of any distribution that is reasonably necessary to maintain REIT II’s REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The authorization and payment by REIT II of distributions in the ordinary course of business requires the consent of REIT I.
On March 30, 2020, REIT I and REIT II announced the suspension of distributions as of April 1, 2020 in order to preserve cash and offset any impact to each respective REIT’s liquidity that could occur as a result of the impact of the COVID-19 pandemic on their respective operations.
Q:	Are there other transactions that stockholders should be aware of?
A:
Yes. Concurrently with the execution of the Merger Agreement, REIT I OP entered into a series of agreements and amendments to existing agreements as part of the Self-Management Transaction. REIT I OP entered into a contribution agreement with C-III Capital Partners LLC (“C-III”) and Resource Real Estate, LLC (“Resource Real Estate” or the “Sponsor”) and the other parties thereto, providing for, among other things, REIT I’s acquisition of Resource Real Estate Opportunity Advisor, LLC (“REIT I Advisor”), Resource Real Estate Opportunity Advisor II, LLC (“REIT II Advisor”), Resource REIT Advisor, LLC (“REIT III Advisor”), Resource Real Estate Opportunity Manager, LLC (“REIT I Property Manager”), Resource Real Estate Opportunity Manager II, LLC (“REIT II Property Manager”) and Resource Apartment

Manager III, LLC (“REIT III Property Manager”) so that REIT I became self-managed and REIT II and REIT III became indirectly managed by REIT I (the “Self-Management Transaction”). If the Mergers are consummated, the Fully Combined Company will be self-managed.
REIT I OP also entered into a Transitional Services Agreement with C-III, Sponsor and Resource America, Inc. (“Resource America”) pursuant to which C-III will provide, or cause to be provided, to REIT I OP and its affiliates and subsidiaries certain services in order to ensure an orderly transition to REIT I OP of the ownership of the external advisor and property management business and the continued conduct and operation of the advisory and property management business acquired by REIT I OP in connection with the Self-Management Transaction. Also, REIT I OP entered into an Amended and Restated Limited Partnership Agreement (the “REIT I OP Partnership Agreement”), which amends and supersedes the Limited Partnership Agreement of REIT I OP. As a result of the entry into the REIT I OP Partnership Agreement, (1) provisions regarding capital contributions were added, (2) provisions regarding the allocation and distribution of profits and losses were added, (3) provisions regarding the rights, obligations and powers of the general partner and limited partners were added and (4) provisions related to the authorization of REIT I OP Preferred Units and designation of the rights, powers, privileges, restrictions, qualifications and limitations of REIT I OP Preferred Units were added.
In addition, the parties to the Self-Management Transaction also entered into an Investor Rights Agreement which gives C-III and Sponsor the right, subject to certain terms and conditions, to request that REIT I register for resale under the Securities Act, all or part of the shares of REIT I Common Stock issued or issuable to the holder of the REIT I OP Preferred Units. REIT I also entered into various employment agreements with certain executive officers and adopted a long-term incentive plan, the Resource Real Estate Opportunity REIT I, Inc. 2020 Long-Term Incentive Plan (the “2020 LTIP”), and made equity grants of restricted stock under the 2020 LTIP (the “REIT I Restricted Stock”).
Further, in connection with the Self-Management Transaction, (i) REIT I Advisor entered into an amendment to the REIT I Advisory Agreement providing for, among other things, the elimination of any limitations on REIT I acquiring the REIT I Advisor or an affiliate of the REIT I Advisor in order to become self-managed and (ii) REIT II Advisor entered into the REIT II Advisory Agreement providing for, among other things, the waiver of acquisition fees and debt financing fees in connection with the REIT III Merger and the elimination of any limitations on REIT II becoming self-managed. In addition, the REIT II Board approved the REIT II OP Partnership Agreement, which shall become effective at the time of the Partnership Merger and the assumption and continuation of the 2020 LTIP effective at the time of the Merger. For a description of the Self-Management Transaction, refer to the section entitled “Self-Management Transaction” on page 114; for a description of the REIT II OP Partnership Agreement, refer to the section entitled “Amended and Restated Operating Partnership Agreement” on page 178; and for a description of the 2020 LTIP, refer to the section entitled “The Companies—Resource Real Estate Opportunity REIT II, Inc. and Revolution I Merger Sub, LLC—2020 Long-Term Incentive Plan” on page 121.
In connection with and effective upon the closing of the Self-Management Transaction, George E. Carleton resigned from the REIT II Board. In addition, David Spoont submitted an irrevocable letter of resignation from the REIT II Board effective upon the closing of the Merger.
Q:	What fees will REIT I Advisor and REIT II Advisor receive in connection with the Merger?
A:
Neither REIT I Advisor nor REIT II Advisor will receive any fees in connection with the Merger. As a result of the Self-Management Transaction, if any fees were owed under the REIT I Advisory Agreement or the REIT II Advisory Agreement in connection with the Merger they would be paid with REIT II OP funds to an entity that would then be wholly owned by REIT II OP.

Q:	When and where is the Special Meeting?
A:
The Special Meeting will be held on [•], at [•] Eastern Time at the offices of REIT I, located at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103. If you need directions to the location of the Special Meeting, please contact Investor Relations at (866) 773-4120.

Q:	Who can vote at the Special Meeting?
A:	All holders of REIT I Common Stock of record as of the close of business on [•], 2020, the record date for determining stockholders entitled to notice of and to vote at the Special Meeting (the “Record Date”), are entitled to receive notice of and to vote on all proposals to be voted on at the Special Meeting with some exceptions. Any director or officer of REIT I and any of their affiliates and affiliates of REIT I Advisor are entitled to vote on the Charter Amendment Proposal and Adjournment Proposal; however, they are not entitled to vote on the Merger Proposal (collectively, the “Excluded Holders”). Each eligible voting share of REIT I Common Stock is entitled to one vote on each proposal presented at the Special Meeting. As of the record date, there were 69,919,882 shares of REIT I Common Stock outstanding held by approximately 14,097 holders of record (which includes 1,608 shares of REIT I Common Stock held by REIT I’s independent directors, 291,806 shares of REIT I Common Stock held by the Sponsor and 8,611 shares of REIT I Common Stock held by Alan F. Feldman). No shares of REIT I Common Stock are held by REIT I Advisor.
All holders of REIT I Convertible Stock of record as of the Record Date are entitled to receive notice of and to vote on the Merger Proposal at the Special Meeting. As of the Record Date, there were 49,935 shares of REIT I Convertible Stock outstanding held by approximately 231 holders of record, including 30,206 shares of REIT I Convertible Stock held by the Sponsor and 4,404 shares of REIT I Convertible Stock held by Alan F. Feldman. Concurrently with the execution of the Merger Agreement, as an inducement to REIT II to enter into the Merger Agreement, the Sponsor and Alan F. Feldman, solely in their capacity as holders of REIT I Convertible Stock, entered into voting agreements with REIT II. Pursuant to the terms of the voting agreements they have agreed, among other things, to vote all shares of REIT I Convertible Stock owned by such holder in favor of the approval of the Merger Agreement and the transactions contemplated thereby. The shares of REIT I Convertible Stock held by the Sponsor and Mr. Feldman represent more than two-thirds of the outstanding shares of REIT I Convertible Stock and as such they can approve the Merger Agreement on behalf of the holders of REIT I Convertible Stock.
Q:	What constitutes a quorum?
A:
The REIT I Charter and REIT I bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at the Special Meeting for purposes of determining whether a quorum is present.

Q:	Do any of REIT I’s executive officers or directors have interests in the Merger that may differ from those of REIT I Stockholders?
A:
Some of REIT I’s executive officers and directors have interests in the Merger that are different from, or in addition to, their interests as REIT I Stockholders. The independent members of the REIT I Board are aware of and considered these interests, among other matters, in evaluating the Merger Agreement, the Charter Amendment and the Merger and in recommending that REIT I Stockholders vote FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the adjournment proposal. For a description of these interests, refer to the section entitled “The Merger—Interests of REIT I’s and REIT II’s Directors and Executive Officers in the Merger” on page 112.

Q:	When is the Merger expected to be completed?
A:
REIT I and REIT II expect to complete the Merger as soon as reasonably practicable following satisfaction of all of the required conditions set forth in the Merger Agreement. If REIT I Stockholders approve the Merger and the Charter Amendment, and if the other conditions to closing the Merger are satisfied or waived, it is currently expected that the Merger will be completed in the first quarter of 2021. However, there is no guarantee that the conditions to the Merger will be satisfied or that the Merger will close on the expected timeline or at all. REIT I and REIT II have a mutual right to terminate the Merger Agreement if the Merger is not completed by the Outside Date. See “The Merger Agreement—Termination of the Merger Agreement—Termination by Either REIT I or REIT II” beginning on page 164.

Q:	How has my investment performed?
A:	For purposes of the following, we assume that the Merger closed on June 30, 2020.

“Early” investors, or those investors who acquired REIT I Common Stock on September 7, 2010, the first day REIT I admitted investors in its initial public offering, and received all cash distributions (i.e., such investors did not participate in REIT I’s distribution reinvestment plan (the “REIT I DRP”)), would have received cumulative cash of approximately $4.78 per share, or 48% of their invested capital of $10.00. This investor also would have received 0.145 cumulative stock dividend shares per share purchased. Such cumulative cash plus $11.12, the current estimated value of the 1.22423 shares of REIT II Common Stock to be received per share of REIT I Common Stock as stock consideration in the Merger using REIT II’s most recently estimated value per share of REIT II Common Stock as of December 31, 2019, totals $17.50.
“Later” investors, or those investors who acquired REIT I Common Stock on December 13, 2013, the last day of REIT I’s initial public offering, and received all cash distributions (i.e. did not participate in the REIT I DRP), would have received cumulative cash of approximately $4.16 per share, or 42% of their invested capital of $10.00. This investor would not have received any stock dividends. Such cumulative cash plus $11.12, the current estimated value of the 1.22423 shares of REIT II Common Stock to be received per share of REIT I Common Stock as stock consideration in the Merger using REIT II’s most recently estimated value per share of REIT II Common Stock as of December 31, 2019, totals $15.28.
A REIT I Stockholder that becomes a stockholder of REIT II may not realize REIT II’s most recently estimated net asset value per share of REIT II Common Stock in the event he or she attempts to sell his or her shares of REIT II Common Stock or upon the liquidation of REIT II. This risk is heightened by the fact that the estimated value referenced above were determined as of December 31, 2019 and do not reflect developments in the portfolio since then. As such, the estimated value per share of REIT II Common Stock does not reflect the potential adverse impact of the ongoing pandemic related to COVID-19 and the related measures put in place to help control the spread of the virus on the operations of REIT II and its tenants, which impact remains uncertain.
Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed Merger?
A:
The Company Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and the closing of the Company Merger is conditioned on the receipt by each of REIT I and REIT II of an opinion from its respective counsel to that effect. Assuming the Company Merger qualifies as a reorganization, a holder of shares of REIT I Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of REIT II Common Stock in exchange for shares of REIT I Common Stock in connection with the Company Merger.

The Partnership Merger is intended to be treated for U.S. federal income tax purposes as an exchange under Section 721 of the Code of the assets of REIT I OP for operating partnership units in REIT II OP which will be distributed to the partners of REIT I OP in liquidation of the REIT I OP.
Q:
How will my receipt of REIT II Common Stock in exchange for my REIT I Common Stock be recorded? Will I have to take any action in connection with the recording of such ownership of REIT II Common Stock? Will such shares of REIT II Common Stock be certificated or in book-entry form?

A:
Pursuant to the Merger Agreement, as soon as practicable following the Merger effective time, REIT II will cause DST Systems, Inc. (“DST”), the exchange agent in connection with the Merger, to record the issuance of REIT II Common Stock as Merger Consideration pursuant to the Merger Agreement. If the Merger is consummated, you will not have to take any action in connection with the recording of your ownership of REIT II Common Stock. Shares of REIT II Common Stock issued as Merger Consideration to you will not be certificated and will be in book-entry form and will be recorded in the books and records of REIT II.

Q:	How will I receive the Merger Consideration for my shares of REIT I Convertible Stock?
A:
If you own shares of REIT I Convertible Stock, pursuant to the Merger Agreement, as soon as practicable following the Merger effective time, REIT II will cause DST, the exchange agent in connection with the Merger, to transmit the Cash Consideration for the shares of REIT I Convertible Stock to the address of record on your account. If you need to update your address of record, please do so prior to the Special Meeting by completing an account update form available on our website under the heading “Forms and SEC Filings” or contact Investor Relations at (866) 469-0129.

Q:	Will my shares of REIT II Common Stock be publicly traded?
A:
Shares of REIT II Common Stock are not publicly traded; however, the listing of the Combined Company’s or the Fully Combined Company’s shares on a national stock exchange remains an option that would result in a publicly traded market for REIT II Common Stock.

Q:	Are REIT I Stockholders entitled to appraisal rights?
A:	REIT I Stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the Merger.
Q:	What do I need to do now?
A:
After you have carefully read this proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed pre-addressed postage-paid envelope or by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of REIT I Common Stock will be represented and voted at the Special Meeting. The method by which you submit a proxy will in no way limit your right to vote at the Special Meeting, if you later decide to attend the meeting in person.

If your shares of REIT I stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at the Special Meeting. Obtaining a legal proxy may take several days. Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.
Q:	How will my proxy be voted?
A:
All shares of REIT I Common Stock and REIT I Convertible Stock entitled to vote and represented by properly completed proxies received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of REIT I Common Stock and REIT I Convertible Stock should be voted on any proposal, the shares represented by your proxy will be voted as the REIT I Board recommends. If your shares are held in street name through a broker or other nominee and you do not provide voting instructions to your broker or other nominee, your shares of REIT I stock will NOT be voted at the Special Meeting and may result in broker non-votes.

Q:	Can I, as a REIT I Stockholder, revoke my proxy or change my vote after I have delivered my proxy?
A:
Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the Special Meeting. For information on how to revoke your proxy or change your vote, see “The Special Meeting—Revocation of Proxies or Voting Instructions” beginning on page 90.

Q:	What does it mean if I receive more than one set of voting materials for the Special Meeting?
A:
You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of REIT I stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares of REIT I. If you are a holder of record and your shares of REIT I are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	Do I need identification to attend the Special Meeting in person?
A:
Yes. Please bring proper identification, together with proof that you are a record owner of shares of REIT I Common Stock. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of REIT I on the Record Date. If your shares are held in street name, you must obtain a legal proxy from your broker or other nominee in order to vote at the Special Meeting.

Q:	Will a proxy solicitor be used?
A:
Yes. REIT I has contracted with Broadridge Financial Solutions, Inc. (“Broadridge”) to assist REIT I in the distribution of proxy materials and the solicitation of proxies. REIT I expects to pay fees of approximately $460,000 to solicit and distribute proxies, which includes estimated postage of $172,000, plus other fees and expenses for other services related to this proxy solicitation, including, but not limited to, the review of proxy materials. REIT I will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to REIT I’s stockholders.

Q:	If I plan to attend the Special Meeting in person, should I notify anyone?
A:
While you are not required to notify anyone in order to attend the Special Meeting, if you do plan to attend the meeting, REIT I would appreciate it if you would mark the appropriate box on the applicable enclosed proxy card to let the management of REIT I know how many stockholders will be attending the meeting so that a suitable meeting room for the attendees can be prepared.

Q:	Who can answer my questions?
A:	If you have any questions about the Merger or how to submit your proxy or need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:
REIT I:
Resource Real Estate Opportunity REIT, Inc.
1845 Walnut Street, 17th Floor
Philadelphia, Pennsylvania 19103
(866) 773-4120
Broadridge:
Broadridge Financial Solutions, Inc.
1155 Long Island Avenue
Edgewood, NY 11717

SUMMARY
The following summary highlights some of the information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Merger Agreement, the Merger and the Charter Amendment, REIT I and REIT II encourage you to read carefully this entire proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the Merger. See also the section entitled “Where You Can Find More Information” on page 186. We have included page references to direct you to a more complete description of the topics presented in this summary.
The Companies
Resource Real Estate Opportunity REIT, Inc. (Beginning on page 69)
REIT I is a Maryland corporation that was formed on June 3, 2009 and has elected to be taxed as a real estate investment trust, or REIT, and to operate as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2010, and each year thereafter.
On September 8, 2020, REIT I entered into the Self-Management Transaction with C-III, the Sponsor and the other parties thereto, pursuant to which REIT I became self managed as further described under “Self-Management Transaction” beginning on page 114. Prior to the closing of the Self-Management Transaction, REIT I was externally advised by REIT I Advisor, an indirect wholly owned subsidiary of Resource America, and its properties were managed by REIT I Property Manager, an affiliate of C-III, pursuant to an advisory agreement that was initially entered into in June 2010 and renewed annually upon its expiration for subsequent one-year terms, and a property management agreement that was also entered into in June 2010.
REIT I owns and manages a diverse portfolio of multifamily properties located throughout the United States. As of June 30, 2020, REIT I owned 28 multifamily properties comprising 8,487 units and one performing loan. REIT I does not expect to make any significant additional real estate investments. REIT I owns its interests in all of its properties and conducts substantially all of its business through REIT I OP, a Delaware limited partnership. The principal executive offices of REIT I are located at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103.
For more information on REIT I, please see REIT I’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the period ended June 30, 2020, copies of which are attached to this proxy statement/prospectus as Annex D and Annex E, respectively.
Resource Real Estate Opportunity REIT II, Inc. and Revolution I Merger Sub, LLC (Beginning on page 47)
REIT II is a Maryland corporation that was formed on September 28, 2012 and has elected to be taxed as a REIT, and to operate as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2014, and each year thereafter.
REIT II owns and manages a diverse portfolio of multifamily properties located throughout the United States. As of June 30, 2020, REIT II owned 17 multifamily properties comprising a total of 5,159 units. REIT II may reinvest proceeds from property sales or refinancings to purchase commercial real estate and real estate-related debt, including properties that, when acquired, may benefit from renovations that may increase their long-term values. REIT II owns its interests in its properties and conducts substantially all of its business through REIT II OP, a Delaware limited partnership. REIT II is externally advised by REIT II Advisor and its properties are managed by REIT II Property Manager, which upon the closing of the Self-Management Transaction are indirectly owned by REIT I. Previously these entities were indirectly owned by Resource America and C-III. The principal executive offices of REIT II are located at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103.
Merger Sub is a Maryland limited liability company and direct wholly owned subsidiary of REIT II formed solely for the purpose of entering into the Merger Agreement and effecting the Merger. Upon completion of the Merger, REIT I will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Entity and a wholly owned subsidiary of REIT II. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

For more information on REIT II, please see REIT II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the period ended June 30, 2020, copies of which are attached to this proxy statement/prospectus as Annex F and Annex G, respectively.
The Combined Company (Beginning on page 86)
References to the “Combined Company” are to REIT I and REIT II after the effective time of the Merger. The Combined Company will be named “Resource REIT, Inc.” and will continue to be a Maryland corporation. The Combined Company after the completion of the Merger is expected to have a gross real estate value of approximately $2.7 billion, and will own 45 properties in 15 states, comprising a total of 13,646 multifamily units (based on data as of June 30, 2020).
The business of the Combined Company will be operated through REIT II OP and its subsidiaries. REIT II will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of REIT II OP.
The Combined Company’s principal executive offices will continue to be located at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103, and its telephone number is (866) 469-0129.
Fully Combined Company (Beginning on page 82)
References to the “Fully Combined Company” are to REIT I, REIT III and REIT II after the effective time of each of the Merger and the REIT III Merger, the closings of which are not cross-contingent. The Fully Combined Company will be named “Resource REIT, Inc.” and will continue to be a Maryland corporation. The Fully Combined Company after the completion of the Mergers is expected to have a gross real estate value of approximately $3 billion, and will own 51 properties in 15 states, comprising a total of 14,995 multifamily units (based on data as of June 30, 2020).
The business of the Fully Combined Company will be operated through REIT II OP and its subsidiaries. REIT II will have the full, exclusive and complete responsibility for, and discretion in, the day-to-day management and control of REIT II OP.
The Fully Combined Company’s principal executive offices will continue to be located at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103, and its telephone number is (866) 469-0129.
The Merger
The Merger Agreement (Beginning on page 149)
On September 8, 2020, the REIT I Parties and REIT II Parties entered into the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. REIT I and REIT II encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.
The Merger Agreement provides that the closing of the Merger will take place at 10:00 a.m. Eastern Time no later than the third business day following the date on which the last of the conditions to closing of the Merger have been satisfied or waived, or at such other place and date as may be agreed to in writing by REIT I and REIT II.
The Merger (Beginning on page 94)
Subject to the terms and conditions of the Merger Agreement, at the completion of the Company Merger, REIT I will merge with and into Merger Sub, with Merger Sub surviving the Company Merger as the Surviving Entity, such that following the Company Merger, the Surviving Entity will continue as a wholly owned subsidiary of REIT II. The Company Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code. In addition, at the completion of the Partnership Merger, REIT I OP will merge with and into REIT II OP, with REIT II OP surviving the Partnership Merger.

The Merger Consideration (Beginning on page 150)
At the effective time of the Merger and by virtue of the Merger, each issued and outstanding share of REIT I Common Stock (and each fraction thereof) will be cancelled and converted into the right to receive 1.22423 shares of REIT II Common Stock (or corresponding fraction thereof), and each issued and outstanding share of REIT I Convertible Stock (and each fraction thereof) will be converted into the right to receive $0.02 in cash (without interest).
Upon completion of the Merger, based on the number of shares of REIT II Common Stock and REIT I Common Stock outstanding on June 30, 2020, continuing REIT II stockholders will own approximately 41.07% of the issued and outstanding shares of the Combined Company common stock, and former REIT I Stockholders will own approximately 58.39% of the issued and outstanding shares of common stock of the Combined Company. Upon completion of the Mergers, continuing REIT II stockholders will own approximately 38.14% of the issued and outstanding shares of Fully Combined Company common stock, and former REIT I Stockholders and REIT III stockholders will own approximately 54.23% and 7.13%, respectively, of the issued and outstanding shares of common stock of the Fully Combined Company.
Reasons for the Merger (Beginning on page 100)
In evaluating the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement, the REIT I Board considered the unanimous recommendation of the REIT I Special Committee. The REIT I Special Committee, prior to making its unanimous recommendation, consulted with its independent legal and financial advisors. In deciding to declare advisable and approve the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement, and to recommend that REIT I Stockholders vote to approve the Merger and the Charter Amendment pursuant to the Merger Agreement, the REIT I Board and REIT I Special Committee considered a number of factors, including various factors that the REIT I Board and the REIT I Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement. In the course of their evaluations of the proposed transactions, the REIT I Special Committee and the REIT I Board also considered a variety of risks and other potentially negative factors concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The REIT I Special Committee also considered the fact that REIT I solicited third-party offers prior to entering into the Merger Agreement and that REIT I would be entitled to terminate the Merger Agreement to enter into an agreement for a Superior Proposal (as such term is defined under the heading “The Merger Agreement—Covenants and Agreements—No Solicitation and Change in Recommendation with a Competing Proposal”).
A thorough discussion of certain factors considered by the REIT I Special Committee and the REIT I Board in reaching their decisions to approve the Merger Agreement, the Merger, the Charter Amendment, and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger—Recommendation of the REIT I Board and Its Reasons for the Merger” beginning on page 100.
In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the REIT II Board considered the unanimous recommendation of the REIT II Special Committee. The REIT II Special Committee, prior to making its unanimous recommendation, consulted with its outside legal and financial advisors. In deciding to declare advisable and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the REIT II Board and REIT II Special Committee considered a number of factors, including various factors that the REIT II Board and the REIT II Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. A thorough discussion of certain factors considered by the REIT II Special Committee and the REIT II Board in reaching their decisions to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger—REIT II’s Reasons for the Merger” beginning on page 102.

Recommendation of the REIT I Board (Beginning on page 100)
On September 8, 2020, after careful consideration, a majority of the members of the REIT I Board, based on the unanimous recommendation of the REIT I Special Committee, (i) determined that the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of REIT I and its stockholders, and, with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, are fair and reasonable to REIT I and on terms and conditions no less favorable to REIT I than those available from third parties and (ii) approved the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement. One of the directors, Gary Lichtenstein, was not in attendance at the REIT I Board meeting. Certain factors considered by the REIT I Board in reaching its decision to approve the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger—Recommendation of the REIT I Board and Its Reasons for the Merger” beginning on page 100.
The REIT I Board recommends that REIT I Stockholders vote (i) FOR the proposal to approve the Merger, (ii) FOR the proposal to approve the Charter Amendment and (iii) FOR the adjournment proposal.
Summary of Risks Related to the Merger (Beginning on page 29)
You should consider carefully the risk factors described below together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the Merger are described under the section “Risk Factors—Risks Related to the Merger.” Certain of the risks related to the Merger, include, among others, the following:
•	The Merger Consideration will not be adjusted in the event of any change in the relative values of REIT I or REIT II.
•
Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.

•
Completion of the Merger is not contingent upon the completion of the REIT III Merger, and failure to complete the REIT III Merger could negatively impact the future business and financial results of REIT II.

•	Failure to complete the Merger could negatively impact the future business and financial results of REIT I.
•
The pendency of the Merger, including as a result of the restrictions on the operation of REIT I’s and REIT II’s business during the period between signing the Merger Agreement and the completion of the Merger, could adversely affect the business and operations of REIT I, REIT II or both.

•	Some of the directors and executive officers of REIT I have interests in seeing the Merger completed that are different from, or in addition to, those of the REIT I Stockholders.
•	The Merger and Charter Amendment are subject to approval by REIT I Stockholders.
•
The Merger Agreement prohibits REIT I from soliciting proposals after September 8, 2020, and places conditions on its ability to accept a Superior Proposal, which may adversely affect REIT I Stockholders.

•	REIT I and REIT II each expect to incur substantial expenses related to the Merger.
•
The Merger will not result in a liquidity event for REIT I Stockholders. If and when the Combined Company or Fully Combined Company, as applicable, completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company or Fully Combined Company, as applicable, upon the liquidity event may be significantly lower than the estimated net asset value per share of REIT II considered by the REIT I Board in approving and recommending the Merger.

•	REIT I Stockholders’ ownership interests will be diluted by the Merger.
•	Litigation challenging the Merger may increase transaction costs and prevent the Merger from becoming effective within the expected timeframe.

The Special Meeting (Beginning on page 88)
The Special Meeting will be held at the offices of REIT I at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103, commencing at [•] Eastern Time on [•].
At the Special Meeting, the holders of REIT I Common Stock will be asked to consider and vote upon the following matters:
1.	a proposal to approve the Merger;
2.	a proposal to approve the Charter Amendment; and
3.
a proposal to adjourn the Special Meeting to solicit additional proxies in favor of the Merger Proposal and Charter Amendment Proposal if there are not sufficient votes to approve the Merger Proposal and/or Charter Amendment Proposal, if necessary and as determined by the chair of the Special Meeting.

Holders of REIT I Convertible Stock are only entitled to vote on the proposal to approve the Merger.
Approval of the proposal to approve the Merger requires the affirmative vote of at least a majority of the outstanding shares of REIT I Common Stock entitled to vote on such proposal and the affirmative vote of at least two-thirds of the outstanding shares of REIT I Convertible Stock, voting together as a single class.
Approval of the proposal to approve the Charter Amendment requires the affirmative vote of at least a majority of the outstanding shares of REIT I Common Stock entitled to vote on such proposal.
Approval of the proposal to approve one or more adjournments of the Special Meeting to another date, time or place, if necessary or appropriate, as determined by the chair of the Special Meeting, to solicit additional proxies in favor of the proposal to approve the Merger and/or the Charter Amendment requires the affirmative vote of a majority of all of the votes cast on such proposal.
Your vote as a REIT I Stockholder is very important regardless of how many shares of REIT I Common Stock you own. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Special Meeting in person.
Opinion of REIT I Special Committee’s Financial Advisor
In connection with the Merger, at the meeting of the REIT I Special Committee on September 8, 2020, REIT I’s financial advisor, Stanger, rendered to the REIT I Special Committee its oral opinion, subsequently confirmed by delivery of a written opinion dated September 8, 2020, as to the fairness, from a financial point of view, to REIT I, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Stanger as set forth in its written opinion, of the Exchange Ratio of 1.22423 shares of REIT II Common Stock for each share of REIT I Common Stock and the Cash Consideration of $0.02 per share of REIT I Convertible Stock, each as provided for in the Merger pursuant to the Merger Agreement.
The full text of Stanger’s written opinion, dated September 8, 2020, is attached to this proxy statement/prospectus as Annex C and is incorporated into this proxy statement/prospectus by reference. You should read Stanger’s opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Stanger in rendering its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. Stanger’s opinion was directed to the REIT I Special Committee, in its capacity as the committee, and addressed only the fairness from a financial point of view, as of the date of the opinion, to REIT I of the Exchange Ratio and the Cash Consideration provided for in the Merger pursuant to the Merger Agreement. The opinion did not address any other aspects or implications of the Merger and did not address the relative merits of the Merger contemplated by the Merger Agreement as compared to other business or financial strategies that might have been available, nor did it address the underlying business decision to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Stanger’s opinion was not intended to, and does not, constitute advice or a recommendation as to how any holder of REIT I Common Stock or REIT I Convertible Stock should vote at the Special Meeting or take any other action with respect to the Merger.
See “The Merger—Opinion of REIT I Special Committee’s Financial Advisor” beginning on page 104.

Treatment of REIT I Restricted Stock (See page 151)
Pursuant to the terms of the Merger Agreement, REIT II has agreed to assume and continue the 2020 LTIP as its own, and the awards of REIT I Restricted Stock thereunder. Each share of REIT I Restricted Stock issued and outstanding immediately prior to the effective time of the Company Merger will be automatically cancelled and extinguished and converted into the right to receive 1.22423 shares of REIT II Common Stock and will continue to be subject to the same terms and conditions (including vesting terms) set forth in the 2020 LTIP and the related restricted stock agreements. For more information regarding the treatment of REIT I Restricted Stock, see “Treatment of REIT I Restricted Stock” beginning on page 151.
Stock Ownership of Directors and Executive Officers of REIT I (See page 78)
At the close of business on the Record Date, the executive officers and directors of REIT I collectively held 475,824 shares of REIT I Common Stock, including awards of restricted stock granted in connection with the Self-Management Transaction, collectively representing approximately 0.68% of all the shares of REIT I Common Stock outstanding and entitled to vote. As Excluded Holders, the directors and officers of REIT I are entitled to vote on the Charter Amendment Proposal and the Adjournment Proposal; they are not entitled to vote on the Merger Proposal.
See “The Companies—REIT I—Security Ownership of Certain Beneficial Owners” beginning on page 78.
Directors and Management of the Fully Combined Company After the Mergers (See page 113)
The REIT II Board currently consists of five seats, one of which is vacant following the resignation of George E. Carlton on September 8, 2020 in connection with and effective upon the Self-Management Transaction. On September 8, 2020, the REIT II Board increased the size of the board to six, effective upon the date necessary to accommodate the appointments of the following directors: Andrew Ceitlin and Robert Lieber effective upon the closing of the Merger as required pursuant to the Merger Agreement and Lee Shlifer effective upon the closing of the REIT III Merger as required pursuant to the REIT III Merger Agreement. David Spoont has submitted an irrevocable letter of resignation from the REIT II Board effective upon the closing of the Merger. Upon the closing of the Mergers, the board of directors of the Fully Combined Company will be comprised of Alan F. Feldman as Chairman of the Board, Andrew Ceitlin (independent director), Thomas J. Ikeler (independent director), Gary Lichtenstein (independent director), Robert Lieber. and Lee Shlifer (independent director).
The executive officers of REIT II immediately prior to the effective time of the Merger are expected to continue to serve as the executive officers of the Combined Company. Alan F. Feldman will serve as the Chief Executive Officer and President. Thomas Elliott will serve as Executive Vice President, Chief Financial Officer and Treasurer. Steven R. Saltzman will serve as Chief Accounting Officer and Vice President, and Shelle Weisbaum will serve as Chief Legal Officer, Senior Vice President and Secretary. We note that REIT I and REIT II currently have the same executive officers. See “The Merger Agreement—Directors and Management of the Combined Company After the Merger” on page 113 for more information.
Interests of REIT I’s and REIT II’s Directors and Executive Officers in the Merger (Beginning on page 112)
In addition to their interests in the Merger as stockholders, some of REIT I and REIT II directors and executive officers have interests in the Merger that differ from, or are in addition to, the interests of the REIT I Stockholders. The REIT I Special Committee and the REIT I Board were each aware of these interests and considered them, among other things, in reaching its decision to approve the Merger, the Merger Agreement, and the other transactions contemplated by the Merger Agreement. In particular, in connection with the Self-Management Transaction, the executive officers of REIT I, which are the same as the executive officers of REIT II, became employees of REIT I and were granted equity awards of REIT I Restricted stock, 40% of which will vest upon the consummation of the Merger so long as the executive remains continuously employed throughout each such vesting date.
Relationship of REIT I and REIT II
Prior to the Self-Management Transaction, Sponsor was the sponsor of both REIT I and REIT II. Each was externally advised by an indirect, wholly owned subsidiary of Resource America, which in turn is a wholly owned subsidiary of C-III. C-III controlled, directly or indirectly through Resource America, the REIT I Advisor, the REIT I Property Manager, the REIT II Advisor and the REIT II Property Manager. Following the Self-Management Transaction, REIT I has succeeded to the advisory, asset management and property management arrangements formerly in place for REIT II and will advise REIT II until the effective time of the Merger.
Indemnification and Insurance
For a period of six (6) years after the effective time of the Merger, pursuant to the terms of the Merger Agreement and subject to certain limitations, REIT II will, and will cause the Surviving Entity to, indemnify, defend and hold harmless the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of REIT I or any of the REIT I subsidiaries (the “Indemnified Parties”) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with certain legal proceedings to the extent such legal proceedings arise out of or pertain to any action or omission or alleged action or omission at or prior to the effective time of the Merger, including with respect to the transactions contemplated by the Merger Agreement. REIT II and Merger Sub have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions, and advancement of expenses, provided in (i) the governing documents of REIT I or similar organizational documents or agreements of any subsidiary of REIT I and (ii) any indemnification agreements between REIT I and the Indemnified Parties will survive the Merger and will continue in full force and effect in accordance with their terms. For a period of six (6) years after the effective time of the Merger, the organizational documents of REIT II and the Surviving Entity and the organizational documents of any subsidiary of REIT II or REIT I will not have indemnification and director and officer liability limitation provisions less favorable than such provisions in the REIT I governing documents, or, if applicable, similar organizational documents or agreements of any subsidiary of REIT I.
REIT I will obtain an extended reporting period coverage under REIT I’s existing insurance programs for a period of six (6) years after the effective time of the Merger, to be effective as of the effective time of the Merger. REIT II and the Surviving Entity will not take any action to terminate or modify the terms of the extended reporting period coverage.
Dissenters’ and Appraisal Rights in the Merger
No dissenters’ or appraisal rights or rights of objecting stockholders will be available with respect to the Merger.
Conditions to Completion of the Merger (Beginning on page 162)
As more fully described in this proxy statement/prospectus and the Merger Agreement, the obligation of each of REIT I and REIT II to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by the applicable party, at or prior to the effective time of the Merger, of a number of closing conditions. These conditions include, among other things:
•	approval by REIT I Stockholders of the Merger and Charter Amendment;
•	receipt of opinions of counsel concerning certain tax matters;
•
the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•
the registration statement of which this proxy statement/prospectus is a part having been declared effective by the SEC, no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not withdrawn;

•	the performance in all material respects with all agreements required by the Merger Agreement to be performed by each party;

•
the absence of any change, event, circumstance or development arising during the period from the date of the Merger Agreement until the effective time of the Merger that has had or would have a material adverse effect on the other party; and

•	the truth and accuracy of the representations and warranties of each party made in the Merger Agreement as of the closing, subject to certain materiality standards.
Neither REIT I nor REIT II can give any assurance as to when or if all of the conditions to the consummation of the Merger will be satisfied or waived or that the Merger will occur.
The completion of the Merger is not contingent upon the completion of the REIT III Merger.
See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 162 for more information.
Regulatory Approvals Required for the Merger
REIT I and REIT II are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.
REIT I Market Check Period; Competing Proposals
Prior to the signing of the Merger Agreement, representatives of Stanger, at the direction of and on behalf of the REIT I Special Committee, solicited interest in an alternative transaction from third parties. Representatives of Stanger contacted 102 potential buyers. A total of 8 parties signed confidentiality agreements and another 94 parties declined. No parties submitted a Superior Proposal.
No Solicitation and Change in Recommendation with a Competing Proposal (Beginning on page 159)
Except as described below, the Merger Agreement provides that REIT I may not, and will cause its subsidiaries not to, initiate, solicit, knowingly encourage or facilitate any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any persons relating to any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Competing Proposal (as such term is defined under the heading “The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation”).
At any time after the signing of the Merger Agreement and prior to obtaining the necessary approvals of the REIT I Stockholders, REIT I may, if and only to the extent that the REIT I Special Committee has either determined that a Competing Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that a Competing Proposal constitutes or is reasonably likely to result in a Superior Proposal:
•	contact any person who has made such a written Competing Proposal to clarify the terms and conditions thereof;
•
provide, pursuant to a confidentiality agreement, information (including non-public information) with respect to REIT I and its subsidiaries in response to a request by a person who has made a written Competing Proposal that did not result from a breach by REIT I of the non-solicitation provisions in the Merger Agreement; and

•	engage or participate in any discussions or negotiations with any person who has made such a written Competing Proposal.
At any time prior to obtaining the necessary approvals of the REIT I Stockholders, REIT I has the right, upon receipt of a written Competing Proposal that constitutes a Superior Proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement, to give notice of its intention to terminate the Merger Agreement to enter into a definitive agreement regarding a Superior Proposal and/or effect an Adverse Recommendation Change (as such term is defined under the heading “The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation”), subject to the following conditions:
•	the foregoing determination must have been upon the determination that failing to take such action would be inconsistent with the REIT I directors’ duties under applicable law;

•
REIT I must have notified REIT II in writing that the REIT I Board intends to take such action at least five business days in advance of effecting an Adverse Recommendation Change, which notice must specify the material terms of the Superior Proposal and attach the most current version of such proposal; and

•
during the five business days after REIT II received such notice, REIT I must have offered to negotiate with REIT II (and negotiate in good faith) with respect to making adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer was a Superior Proposal.

For more information regarding the limitations on REIT I, the REIT I Board and the REIT I Special Committee to consider other proposals, see “The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation” beginning on page 159.
Termination of the Merger Agreement (Beginning on page 163)
REIT I and REIT II may, by written consent, mutually agree to terminate the Merger Agreement before completing the Merger, even after the approval of REIT I Stockholders.
The Merger Agreement may also be terminated prior to the effective time of the Merger by either REIT I (with prior approval of the REIT I Special Committee) or REIT II (with prior approval of the REIT II Special Committee) if any of the following occur, each subject to certain exceptions:
•	the Merger has not occurred on or before the Outside Date;
•
there is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement; or

•	if the approval of the REIT I Stockholders of the Merger and Charter Amendment has not been obtained at the Special Meeting.
The Merger Agreement may also be terminated prior to the effective time of the Merger by REIT II (with the prior approval of the REIT II Special Committee) upon any of the following, each subject to certain exceptions:
•
any of the REIT I Parties shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in a failure of REIT I to satisfy certain closing conditions and (B) cannot be cured or, if curable, is not cured by REIT I by the earlier of 20 days following written notice of such breach or failure from REIT II to REIT I and two business days before the Outside Date;

•
if, at any time prior to obtaining the necessary approvals of the REIT I Stockholders, (A) the REIT I Board has made an Adverse Recommendation Change, (B) the REIT I Board or any committee thereof has approved, adopted or publicly endorsed or recommended any Competing Proposal, (C) a tender offer or exchange offer for any shares of REIT I Common Stock that constitutes a Competing Proposal (other than by REIT II or any of its affiliates) is commenced and the REIT I Board fails to recommend against acceptance of such tender offer or exchange offer by the REIT I Stockholders and to publicly reaffirm the REIT I Board recommendation within ten business days of being requested to do so by REIT II, or (D) if REIT I shall have materially violated any of its obligations described in “The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation”; or

•
if all of the closing conditions have been satisfied and REIT II has delivered written notice that it is prepared to close the Merger but REIT I fails to close within three business days of delivery of such notice.

The Merger Agreement may also be terminated prior to the effective time of the Merger by REIT I (with the prior approval of the REIT I Special Committee) upon any of the following:
•	any of the REIT II Parties shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would, result in a failure of REIT II to satisfy certain closing conditions and (B) cannot be cured or, if curable, is not cured by REIT II by the earlier of 20 days following written notice of such breach or failure from REIT I to REIT II and two business days before the Outside Date subject to certain exceptions;
•
if, at any time prior to obtaining the necessary approvals of the REIT I Stockholders, REIT I has accepted a Superior Proposal, so long as the termination fee payment described in “—Termination Fee and Expenses” below is made in full to REIT II prior to or concurrently with such termination; or

•
if all of the closing conditions have been satisfied and REIT I has delivered written notice that it is prepared to close the Merger but REIT II fails to close within three business days of delivery of such notice.

For more information regarding the rights of REIT I and REIT II to terminate the Merger Agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 163.
Termination Fee and Expenses (Beginning on page 165)
All expenses incurred in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement will generally be paid by the party incurring such expenses, provided that REIT I and REIT II will share equally the Form S-4 filing fees as may be required to consummate the transactions contemplated by the Merger Agreement. Additionally, upon termination of the Merger Agreement in certain circumstances, the Merger Agreement provides for the payment of a termination fee to REIT II by REIT I of $22,989,657 and for REIT I to reimburse REIT II up to $2,000,000 for REIT II’s expenses.
See “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expense Reimbursement” beginning on page 165 for more information on the termination fees that could be payable by REIT I to REIT II.
Material U.S. Federal Income Tax Consequences of the Merger (Beginning on page 124)
REIT I and REIT II intend that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by REIT II and REIT I of an opinion from its respective tax counsel to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Company Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a holder of shares of REIT I Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of REIT II Common Stock in exchange for shares of REIT I Common Stock in connection with the Company Merger.
For further discussion of certain U.S. federal income tax consequences of the Merger and the ownership and disposition of REIT II Common Stock, see “U.S. Federal Income Tax Considerations” beginning on page 123. REIT I Stockholders should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger and the ownership and disposition of REIT II Common Stock.
Accounting Treatment of the Merger (See page 145)
REIT II prepares its financial statements in accordance with U.S. generally accepted accounting principles, which we refer to herein as “GAAP.” The Merger will be treated as an asset acquisition under GAAP. See “Accounting Treatment” on page 145 for more information.
Comparison of Rights of REIT I Stockholders and REIT II Stockholders (Beginning on page 182)
At the effective time of the Merger, REIT I Stockholders will become REIT II stockholders and, accordingly, their rights will be governed by the REIT II Charter and REIT II bylaws and the laws of the state of Maryland. The REIT II Charter and REIT II bylaws contain certain provisions that are different from the REIT I Charter and bylaws.
For a summary of certain differences between the rights of REIT I Stockholders and REIT II stockholders, see “Comparison of Rights of the REIT I Stockholders and the REIT II Stockholders” beginning on page 182.

Selected Historical Financial Information of REIT II
Presented below is the selected historical consolidated financial data of REIT II as of and for the periods indicated. The selected historical consolidated financial data of REIT II for each of the fiscal years ended December 31, 2019, 2018, 2017, 2016 and 2015 have been derived from REIT II’s historical audited consolidated financial statements for such periods. The selected historical financial information for the six months ended June 30, 2020, has been derived from REIT II’s unaudited interim consolidated financial statements for such period. All amounts, other than per share amounts, are in thousands.
You should read the historical financial information together with the financial statements included in this proxy statement/prospectus and their accompanying notes beginning on page F-1 and REIT II management’s discussion and analysis of operations and financial condition of REIT II included in REIT II’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, attached as Annex F and Annex G, respectively, to this proxy statement/prospectus, which should be read together.
	As of June 30, 2020	As of December 31,
		2019	2018	2017	2016	2015
Balance sheet data
Total real estate, net	$717,314	$735,530	$767,738	$837,784	$757,277	$392,039
Total assets	$760,338	$784,262	$860,728	$916,470	$871,310	$588,957
Mortgage notes payable, net	$544,473	$547,875	$573,642	$560,164	$455,361	$152,917
Total liabilities	$557,932	$567,949	$597,262	$585,810	$480,418	$168,685
Total stockholders’ equity	$202,406	$216,313	$263,466	$330,660	$390,892	$420,272
	For the Six Months Ended June 30, 2020	For the Year Ended December 31,
		2019	2018	2017	2016	2015
Operating data
Total revenues	$42,760	$85,681	$87,256	$77,240	$52,928	$14,661
Net loss	$(14,789)	$(11,944)	$(35,441)	$(37,691)	$(44,161)	$(22,172)
Net loss attributable to common stockholders	$(14,789)	$(11,944)	$(35,441)	$(37,691)	$(44,161)	$(22,172)
Loss per common share—basic and diluted	$(0.25)	$(0.20)	$(0.58)	$(0.63)	$(0.76)	$(0.92)
Other data
Cash flows provided by (used in) operating activities	$4,617	$9,022	$6,032	$3,907	$(6,026)	$(7,740)
Cash flows (used in) provided by investing activities	$(1,990)	$24,726	$(15,097)	$(90,780)	$(371,090)	$(324,812)
Cash flows (used in) provided by financing activities	$(9,075)	$(35,555)	$(19,842)	$52,259	$301,179	$497,597
Distributions declared	$—	$24,358	$36,634	$36,123	$40,624	$16,598
Distributions declared per common share	$—	$0.41	$0.60	$0.59	$0.69	$0.31
Weighted-average number of common shares outstanding, basic and diluted	60,263	60,728	61,110	60,018	57,834	24,230
FFO	5,321	7,036	5,170	(2,620)	(22,291)	(17,052)
MFFO	$5,302	$7,189	$5,901	$4,019	$(4,241)	$(3,383)

Selected Historical Financial Information of REIT I
Presented below is the selected historical consolidated financial data of REIT I as of and for the periods indicated. The selected historical consolidated financial data of REIT I for each of the fiscal years ended December 31, 2019, 2018, 2017, 2016 and 2015, have been derived from REIT I’s historical audited consolidated financial statements for such periods. The selected historical financial information for the six months ended June 30, 2020, has been derived from REIT I’s unaudited interim consolidated financial statements for such period. All amounts, other than per share amounts, are in thousands.
You should read the historical financial information together with the financial statements included in this proxy statement/prospectus and their accompanying notes beginning on page F-1 and REIT I management’s discussion and analysis of operations and financial condition of REIT I, all included in REIT I’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, attached as Annex D and Annex E, respectively, to this proxy statement/prospectus, which should be read together.
	As of June 30, 2020	As of December 31,
		2019	2018	2017	2016	2015
Balance sheet data
Total real estate, net	$918,491	$938,967	$1,018,762	$1,001,467	$905,078	$990,865
Total assets	$985,784	$1,005,088	$1,101,298	$1,135,792	$1,034,985	$1,084,695
Mortgage notes payable, net	$804,778	$799,865	$841,345	$794,671	$622,152	$591,545
Total liabilities	$824,024	$822,273	$864,992	$817,200	$642,966	$651,596
Total stockholders’ equity	$161,760	$182,815	$236,306	$318,592	$92,019	$433,099
	For the Six Months Ended June 30, 2020	For the Year Ended December 31,
		2019	2018	2017	2016	2015
Operating data
Total revenues	$66,466	$135,545	$139,405	$124,731	$118,367	$118,325
Net (loss) income	$(15,318)	$(1,747)	$(30,574)	$(21,969)	$10,371	$(16,933)
Net (loss) income attributable to common stockholders	$(15,318)	$(1,747)	$(30,574)	$(21,969)	$4,065	$(16,895)
Net (loss) income per common share—basic and diluted	$(0.22)	$(0.02)	$(0.43)	$(0.31)	$0.06	$(0.24)
Other data
Cash flows provided by operating activities	$5,346	$14,064	$13,830	$12,963	$11,130	$(503)
Cash flows (used in) provided by investing activities	$(4,804)	$3,885	$(22,668)	$(32,757)	$(2,321)	$(79,492)
Cash flows (used in) provided by financing activities	$(1,894)	$(34,732)	$(43,602)	$25,736	$27,591	$18,308
Distributions declared	$10,449	$42,020	$42,479	$43,033	$43,005	$42,216
Distributions declared per common share	$0.15	$0.60	$0.60	$0.60	$0.60	$0.60
Weighted-average number of common shares outstanding, basic	69,840	70,134	70,964	71,865	71,787	70,397
FFO	$10,843	$13,245	$8,987	$4,025	$9,174	$(12,128)
MFFO	10,691	13,171	12,303	11,528	11,500	(735)

Selected Unaudited Pro Forma Condensed Combined Financial Information of the Combined Company
The following tables set forth selected unaudited pro forma condensed combined financial information of the Combined Company after giving effect to the Merger and the Self-Management Transaction. The unaudited pro forma condensed combined statements of income of the Combined Company for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the Merger and the Self-Management Transaction as if they had occurred on January 1, 2019, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet of the Combined Company as of June 30, 2020 gives effect to the Merger as if it had occurred on June 30, 2020.
With respect to the Merger, the unaudited pro forma condensed combined financial statements of the Combined Company were prepared using the asset acquisition method of accounting, with REIT I considered the accounting acquirer of REIT II. Under the asset acquisition method of accounting, the purchase price is allocated to the underlying REIT II tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The Self-Management Transaction will be accounted for as a business combination.
The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial information of the Combined Company, including the notes thereto, appearing in this proxy statement/prospectus and (ii) the historical consolidated financial statements of REIT II and REIT I, including the notes thereto, which are included herein. See “Pro Forma Condensed Combined Consolidated Financial Information of Resource Real Estate Opportunity REIT II, Inc.” and REIT II’s and REIT I’s historical financial statements attached as Annexes D through G to this proxy statement/prospectus.
The unaudited pro forma combined financial information of the Combined Company is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements. All amounts are in thousands.
	REIT I Historical	REIT II Historical	REIT I/REIT II Merger Adjustments	REIT I Self-Management Adjustments	Pro Forma Combined REIT I and II
Balance Sheet Data as of June 30, 2020
Total real estate, net	$918,491	$717,314	$352,594	$—	$1,988,399
Total assets	$985,784	$760,338	$350,608	$158,573	$2,255,303
Mortgage note payable, net	$804,778	$544,473	$1,038	$—	$1,350,289
Total liabilities	$824,024	$557,932	$14,011	$32,027	$1,427,994
Total stockholders equity	$161,760	$202,406	$336,597	$(1,654)	$699,109
Noncontrolling interest	$—	$—	$—	$128,200	$128,200
Total Equity	$161,760	$202,406	$336,597	$126,546	$827,309
For the Six Months Ended June 30, 2020
	REIT I Historical	REIT II Historical	REIT I Self-Management Adjustments	REIT I Adjusted	REIT I/REIT II Merger Adjustments	Pro Forma Combined REIT I and II
Operating data:
Total revenue	$66,466	$42,760	$—	$66,466	$(99)	$109,127
(Loss) income before other income (expense)	$(1,504)	$(4,948)	$3,883	$2,379	$7,336	$4,767
Total other (expense) income	$(13,814)	$(9,841)	$7,942	$(5,872)	$(5,967)	$(21,680)
Net (loss) income	$(15,318)	$(14,789)	$11,825	$(3,493)	$1,369	$(16,913)
Net (loss) income attributable to common shareholders	$(15,318)	$(14,789)	$10,072	$(5,246)	$1,871	$(18,164)

For the Twelve Months Ended December 31, 2019
	REIT I Historical	REIT II Historical	REIT I Self-Management Adjustments	REIT I Adjusted	REIT I/REIT II Merger Adjustments	Pro Forma Combined REIT I and II
Operating data:
Total revenue	$135,545	$85,681	$—	$135,545	$(374)	$220,852
Income (loss) before other income (expense)	$35,591	$13,485	$6,132	$41,723	$(8,229)	$46,979
Total other (expense) income	$(37,338)	$(25,429)	$15,972	$(21,366)	$(11,592)	$(58,387)
Net (loss) income	$(1,747)	$(11,944)	$22,104	$20,357	$(19,821)	$(11,408)
Net (loss) income attributable to common shareholders	$(1,747)	$(11,944)	$16,281	$14,534	$(17,664)	$(15,074)
Selected Unaudited Pro Forma Condensed Combined Financial Information of the Fully Combined Company
The following tables set forth selected unaudited pro forma condensed combined financial information of the Fully Combined Company after giving effect to both Mergers. The unaudited pro forma condensed combined statements of income of the Fully Combined Company for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the Mergers as if each had occurred on January 1, 2019, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet of the Fully Combined Company as of June 30, 2020 gives effect to the Mergers as if they had occurred on June 30, 2020.
With respect to the Merger, the unaudited pro forma condensed combined financial statements of the Fully Combined Company were prepared using the acquisition method of accounting, with REIT I considered the accounting acquirer of REIT II and REIT III. Under the asset acquisition method of accounting, the purchase price is allocated to the underlying REIT II and REIT III tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The Self-Management Transaction will be accounted for as a business combination.
The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing in this proxy statement/prospectus and (ii) the historical consolidated financial statements of REIT II, REIT I and REIT III, including the notes thereto, which are included herein as Annexes. See “Pro Forma Condensed Combined Consolidated Financial Information of Resource Real Estate Opportunity REIT II, Inc.” REIT II’s historical financial statements are attached as Annexes F and G to this proxy statement/prospectus, REIT I’s historical financial statements are attached as Annexes D and E to this proxy statement/prospectus and REIT III’s historical financial statements are attached as Annexes H and I to this proxy statement/prospectus.
The unaudited pro forma combined financial information of the Fully Combined Company is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements. All amounts are in thousands.
	Pro Forma Combined REIT I and II	REIT III Historical	REIT III Pro Forma Merger Adjustments	Combined Pro Forma REIT I, II and III
Balance Sheet Data:
Total real estate, net	$1,988,399	$191,077	$41,718	$2,221,194
Total assets	$2,255,303	$217,805	$39,441	$2,512,549
Mortgage notes payable, net	$1,350,289	$143,940	$5,868	$1,500,097
Total liabilities	$1,427,994	$148,848	$7,699	$1,584,541
Total stockholders’ equity	$699,109	$68,957	$31,742	$799,808
Noncontrolling interest	$128,200	$—	$—	$128,200
Total equity	$827,309	$68,957	$31,742	$928,008

For the Six Months Ended June 30, 2020
	Pro Forma Combined REIT I and II	REIT III Historical	REIT III Pro Forma Merger Adjustments	Combined Pro Forma REIT I, II and III
Operating data:
Total revenue	$109,127	$10,221	$—	$119,348
Income (loss) before other income (expense)	$4,767	$(723)	$2,239	$6,283
Total other (expense) income	$(21,680)	$(2,883)	$(1,024)	$(25,587)
Net (loss) income	$(16,913)	$(3,606)	$1,215	$(19,304)
Net (loss) income attributable to common stockholders	$(18,164)	$(3,606)	$1,263	$(20,507)
For the Twelve Months Ended December 31, 2019
	Pro Forma Combined REIT I and II	REIT III Historical	REIT III Pro Forma Merger Adjustments	Combined Pro Forma REIT I, II and III
Operating data:
Total revenue	$220,852	$17,691	$—	$238,543
Income (loss) before other income (expense)	$46,979	$(5,073)	$(1,250)	$40,656
Total other (expense)	$(58,387)	$(5,634)	$(1,709)	$(65,730)
Net loss	$(11,408)	$(10,707)	$(2,959)	$(25,074)
Net loss attributable to common stockholders	$(15,074)	$(10,707)	$(2,355)	$(28,136)
Unaudited Comparative Per Share Information
The following table sets forth for the year ended December 31, 2019 and the six months ended June 30, 2020, selected per share information for REIT I Common Stock, REIT II Common Stock and shares of common stock, par value $0.01 per share, of REIT III (“REIT III Common Stock”) on an historical basis and for the Combined Company and the Fully Combined Company on a pro forma basis after giving effect to the Merger and REIT III Merger, both accounted for as an asset acquisition. The information in the table is unaudited. You should read the tables below together with the historical consolidated financial statements and related notes of REIT I, REIT II and REIT III, which are attached as Annex D, Annex E, Annex F, Annex G, Annex H and Annex I, respectively, to this proxy statement/prospectus.
	REIT I Historical	REIT II Historical	REIT III Historical	Pro Forma Combined REIT I and II	Pro Forma Fully Combined REIT I, II and III
As of June 30, 2020
Book value per share of common stock	$2.31	$3.36	$5.68	$4.79	$5.08
For the six months ended June 30, 2020
Distributions declared per share of common stock	$0.15	$—	$—	$0.07	$0.07
Basic and diluted net loss per common share	$(0.22)	$(0.25)	$(0.30)	$(0.12)	$(0.13)
Basic and diluted net loss per common share- Class T	—	—	$(0.28)	—	—
Basic and diluted net loss per common share- Class I	—	—	$(0.30)	—	—
For the year ended December 31, 2019
Distributions declared per share of common stock	$0.60	$0.40	$0.51	$0.45	$0.46
Basic and diluted net loss per common share- Class A	$(0.02)	$(0.20)	$(0.92)	$(0.10)	$(0.18)
Basic and diluted net loss per common share- Class T	—	—	$(1.00)	—	—
Basic and diluted net loss per common share- Class R	—	—	$(1.12)	—	—
Basic and diluted net income per common share- Class I	—	—	$0.20	—	—

The pro forma Combined Company net income (loss) per share for the six months ended June 30, 2020 and the year ended December 31, 2019 includes the combined net income (loss) per share of REIT I and REIT II on a pro forma basis as if the transaction was consummated on January 1, 2019 and, with respect to net book value per share of common stock, on June 30, 2020.
The pro forma Fully Combined Company net income (loss) per share for the six months ended June 30, 2020 and the year ended December 31, 2019 includes the combined net income (loss) per share of REIT I, REIT II and REIT III on a pro forma basis as if the transaction was consummated on January 1, 2019 and, with respect to net book value per share of common stock, on June 30, 2020.
The Pro Forma Combined and Pro Forma Fully Combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus.
Comparative Market Price Data and Distribution Data
Neither the REIT I Common Stock nor the REIT II Common Stock is listed on an exchange and there is no established public trading market for shares of the REIT I Common Stock or the REIT II Common Stock.
REIT I’s Distribution Data
The REIT I Board has historically authorized distributions to its stockholders on a quarterly basis that accrue daily to REIT I Stockholders of record as of the close of business on each day and are payable in cumulative amounts on or before the end of each calendar month.
For the period from January 1, 2020 to March 31, 2020, the distribution rate declared per share of REIT I Common Stock was $0.05 per month, which if paid over a 365-day period, is equivalent to a 6% annualized distribution rate based on a purchase price of $10.00 of per share of REIT I Common Stock. Effective April 1, 2020, REIT I suspended distributions in order to preserve cash at its properties in order to offset any disruptions in rents that may occur as a result of the COVID-19 pandemic.
There can be no assurance that the REIT I Board will resume the authorization of distributions.
(in thousands, except per share amounts)	Total Distributions Paid to Common Stockholders	Distributions Declared Per Common Share
2020
Second Quarter	$—	$—
First Quarter	$10,449	$0.15
2019
Fourth Quarter	$10,418	$0.15
Third Quarter	$10,504	$0.15
Second Quarter	$10,542	$0.15
First Quarter	$10,556	$0.15
2018
Fourth Quarter	$10,578	$0.15
Third Quarter	$10,597	$0.15
Second Quarter	$14,159	$0.15
First Quarter	$7,145	$0.15
REIT II’s Distribution Data
The REIT II Board has historically authorized distributions to its stockholders on a quarterly basis that accrue daily to REIT II stockholders of record as of the close of business on each day and are payable in cumulative amounts on or before the end of each calendar month.

For the period from January 1, 2020 to March 31, 2020, the distribution rate declared per share of REIT II Common Stock was $0.00109589 per day, which, if paid over a 365-day period, is equivalent to a 4% annualized distribution rate based on a purchase price of $10.00 per share of REIT II Common Stock. Effective April 1, 2020, REIT II suspended distributions in order to preserve cash at its properties in order to offset any disruptions in rents that may occur as a result of the COVID-19 pandemic.
There can be no assurance that the REIT II Board will resume the authorization of distributions.
(in thousands, except per share amounts)	Total Distributions Paid to Common Stockholders	Distributions Declared Per Common Share
2020
Second Quarter	$—	$—
First Quarter	$6,004	$—
2019
Fourth Quarter	$6,184	$0.41
Third Quarter	$6,054	$0.41
Second Quarter	$6,106	$0.41
First Quarter	$8,899	$0.41
2018
Fourth Quarter	$9,454	$0.60
Third Quarter	$9,140	$0.60
Second Quarter	$12,170	$0.60
First Quarter	$6,104	$0.60

RISK FACTORS
In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” you, as a stockholder of REIT I should carefully consider the following risks before deciding how to vote your shares of REIT I Common Stock and REIT I Convertible Stock, if any. In addition, you should read and consider the risks associated with each of the businesses of REIT I and REIT II because these risks will also affect the Combined Company. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q of REIT I and REIT II, which are attached as Annexes to this proxy statement/prospectus. You should also read and consider the other information included or incorporated by reference in this proxy statement/prospectus, including the Annexes. See “Where You Can Find More Information” on page 186.
In this section, the term “Combined Company” means either the Combined Company or the Fully Combined Company, as applicable.
Risks Related to the Merger
The Merger Consideration will not be adjusted in the event of any change in the relative values of REIT I or REIT II.
Upon the consummation of the Merger, each outstanding share of REIT I Common Stock (or fraction thereof) will be converted automatically into the right to receive 1.22423 shares of REIT II Common Stock (or fraction thereof) and each outstanding share of REIT I Convertible Stock will be converted automatically into the right to receive $0.02 in cash (without interest). The Exchange Ratio will not be adjusted, other than in the limited circumstances as expressly contemplated in the Merger Agreement in connection with stock splits, combinations, reorganizations or other similar events affecting the outstanding REIT I Common Stock or REIT II Common Stock. Except as expressly contemplated in the Merger Agreement, no change in the Merger consideration will be made for any reason, including the following:
•	changes in the respective businesses, operations, assets, liabilities and prospects of REIT I and REIT II;
•	REIT II’s failure to complete the REIT III Merger;
•	changes in the estimated value per share of either the shares of REIT I Common Stock or REIT II Common Stock;
•	interest rates, general market and economic conditions and other factors generally affecting the businesses of REIT I and REIT II;
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which REIT I and REIT II operate;
•	dissident stockholder activity, including any stockholder litigation challenging the transaction;
•	other factors beyond the control of REIT I and REIT II, including those described or referred to elsewhere in this “Risk Factors” section; and
•	acquisitions, disposals or new development opportunities.
It is possible that the global COVID-19 pandemic has adversely affected the value of REIT I’s assets more than it has affected the value of REIT II’s assets.
Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.
The Merger Agreement is subject to many conditions, which must be satisfied or waived in order to complete the Merger. The mutual conditions of the parties include, among others: (i) the approval by the REIT I Stockholders of the Merger and Charter Amendment; (ii) the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and (iii) the effectiveness of the registration statement on Form S-4 to be filed by REIT II for purposes of registering REIT II Common Stock to be issued in connection with the Merger. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including, among others: (a) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers and other customary exceptions); (b) the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to customary materiality qualifiers); (c) the absence of any change, event, circumstance or development arising during the period from the date of the Merger Agreement until the effective time of the Merger that has had or would have a material adverse effect on the other party; (d) the receipt of an opinion of counsel of the other party to the effect that such party has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT; and (e) the receipt of an opinion of counsel of each party to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 162.
There can be no assurance that the conditions to closing of the Merger will be satisfied or waived or that the Merger will be completed. Failure to consummate the Merger may adversely affect REIT I’s or REIT II’s results of operations and business prospects for the following reasons, among others: (i) each of REIT I and REIT II has incurred and will continue to incur certain transaction costs, regardless of whether the Merger closes, which could adversely affect each company’s financial condition, results of operations and ability to make distributions to its stockholders; and (ii) the Merger, whether or not it closes, will divert the attention of certain management and other key employees of REIT I and REIT II from ongoing business activities, including the pursuit of other opportunities that could be beneficial to REIT I or REIT II, respectively. In addition, REIT I or REIT II may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Merger is not completed by the Outside Date. If the Merger is not consummated, the ongoing business of REIT I could be adversely affected. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 163.
Completion of the Merger is not contingent on the completion of the REIT III Merger.
The completion of the Merger is not contingent on the completion of the REIT III Merger, which means the Merger may be completed without the REIT III Merger also being completed. As of June 30, 2020, REIT III owned 6 multifamily properties. In the event the REIT III Merger is not completed, REIT I investors who receive REIT II Common Stock in the Merger will not benefit from REIT II’s ownership of the REIT III properties. Furthermore, as described elsewhere in this proxy statement/prospectus, one of the reasons for the Mergers is to realize efficiencies related to the consolidation of the Sponsor’s affiliated REITs that own multifamily properties into one entity. Some of these efficiencies will not be as great if the REIT III Merger is not completed. The REIT III Merger is subject to a number of conditions, including approval by REIT III’s stockholders, and there can be no assurances that the REIT III Merger will be completed.
Failure to complete the Merger could negatively impact the future business and financial results of REIT I.
If the Merger is not completed, the ongoing business of REIT I could be materially and adversely affected and REIT I will be subject to a variety of risks associated with the failure to complete the Merger, including the following:
•	REIT I being required, under certain circumstances, to pay to REIT II a termination fee of $22.990 million and up to $2 million as reimbursement for REIT II’s expenses;
•	REIT I having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and
•	the diversion of REIT I management focus and resources from operational matters and other strategic opportunities while working to implement the Merger.
If the Merger is not completed, these risks could materially affect the business and financial results of REIT I.

The pendency of the Merger, including as a result of the restrictions on the operation of REIT I’s and REIT II’s business during the period between signing the Merger Agreement and the completion of the Merger, could adversely affect the business and operations of REIT I, REIT II, or both.
In connection with the pending Merger, some business partners or vendors of each of REIT I and REIT II may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of REIT I and REIT II, regardless of whether the Merger is completed. In addition, due to operating covenants in the Merger Agreement, each of REIT I and REIT II may be unable, during the pendency of the Merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial. In addition, REIT II faces similar restrictions and risks related to the REIT III Merger, which could further impact its revenues, earnings, cash flows and expenses.
Some of the directors and executive officers of REIT I have interests in seeing the Merger completed that are different from, or in addition to, those of the REIT I Stockholders.
Some of the directors and executive officers of REIT I have interests in seeing the Merger completed that are different from, or in addition to, those of the REIT I Stockholders. Other than as discussed below, none of REIT I’s executive officers or directors is party to an arrangement with REIT I, or participates in any REIT I plan, program or arrangement, that provides such executive officer or director with financial incentives that are contingent upon the consummation of the Merger; however, in connection with the Self-Management Transaction, the executive officers of REIT I, which are the same as the executive officers of REIT II, became employees of REIT I and were granted equity awards of REIT I Restricted stock, 40% of which will vest upon the consummation of the Merger so long as the executive remains continuously employed throughout each such vesting date. See “The Merger—Interests of REIT I’s and REIT II’s Directors and Executive Officers in the Merger” on page 112.
REIT I is seeking approval of its stockholders of the Charter Amendment, which would remove substantive and procedural protections relating to Roll-Up Transactions such as the Merger.
REIT I is seeking approval of its stockholders of the Charter Amendment. If adopted, this proposal would remove substantive and procedural protections relating to Roll-Up Transactions, which would eliminate certain protections that would have applied to the Merger. For example, the REIT I Charter provides that prior to conducting a Roll-Up Transaction, REIT I would be required to obtain an appraisal of REIT I’s assets. In addition, as part of the Roll-Up Transaction, REIT I would be required to provide stockholders certain rights including the right to remain as a stockholder of REIT I and preserve their interests therein on the same terms and conditions as existed previously, or to receive cash in an amount equal to the stockholders’ pro rata share of the appraised value of the net assets of REIT I, even if the REIT I Board concludes that transaction would be in REIT I’s best interests. Because the Merger is conditioned on approval of the Charter Amendment, the REIT I Stockholders will not be entitled to the benefit of these protections in connection with the Merger.
The Merger and Charter Amendment are each subject to approval by REIT I Stockholders.
In order for the Merger to be completed, holders of REIT I Common Stock must approve the Merger and Charter Amendment, which each require the affirmative vote of the holders of at least a majority of the outstanding shares of REIT I Common Stock entitled to vote on such proposals at the Special Meeting. In addition, holders of REIT I Convertible Stock must approve the Merger by the affirmative vote of at least two-thirds of the outstanding shares of REIT I Convertible Stock, voting together as a single class. REIT II has entered into voting agreements with the holders of at least two-thirds of the outstanding shares of REIT I Convertible Stock pursuant to which such holders have agreed to vote their shares in favor of the Merger. As such, these holders can approve the Merger on behalf of all holders of the REIT I Convertible Stock. If the proposals are not approved by the stockholders by the Outside Date, either party can terminate the Merger Agreement, in which case the Merger would not be consummated.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of REIT I or could result in a Competing Proposal being at a lower price than it might otherwise be.
The Merger Agreement contains provisions that, subject to limited exceptions, restrict REIT I’s ability to solicit, initiate or knowingly facilitate or encourage any Competing Proposal. With respect to any written, bona fide Competing Proposal that REIT I receives, REIT II generally has an opportunity to offer to modify the terms of the Merger Agreement in response to such proposal before the REIT I Board may change, withdraw, or modify its recommendation to stockholders in response to such Competing Proposal or terminate the Merger Agreement to enter into an agreement with respect to such Competing Proposal. Upon termination of the Merger Agreement under certain circumstances relating to a Competing Proposal, REIT I would have to pay REIT II a termination fee of $22,989,657 in connection with a transaction initiated after the effective date of the Merger Agreement and, in addition, up to $2,000,000 as reimbursement for REIT II’s expenses.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of REIT I’s business from considering or making a Competing Proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the Merger, or might cause a potential competing acquirer to propose to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Merger Agreement.
In certain circumstances, either of REIT I or REIT II may terminate the Merger Agreement.
REIT I or REIT II may terminate the Merger Agreement if the Merger has not been consummated by the Outside Date. Also, the Merger Agreement may be terminated if a final and non-appealable order is entered prohibiting or disapproving the transaction, upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or upon the failure to obtain receipt of approvals of the REIT I Stockholders. In addition, REIT I has the right to terminate the Merger Agreement at any time prior to obtaining the necessary approvals of the REIT I Stockholders in order to accept a Superior Proposal. Finally, REIT II has the right to terminate the Merger Agreement at any time prior to REIT I obtaining the approvals of the REIT I Stockholders, upon an Adverse Recommendation Change or upon the commencement of a tender offer or exchange offer for any shares of REIT I Common Stock that constitutes a Competing Proposal (other than by REIT II or any of its affiliates), and the REIT I Board fails to recommend against acceptance of such tender offer or exchange offer and to publicly reaffirm the REIT I Board recommendation after being requested to do so by REIT II. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 163.
REIT I and REIT II each expect to incur substantial expenses related to the Merger.
REIT I and REIT II each expect to incur substantial expenses in connection with completing the Merger and integrating the properties and operations of REIT I that REIT II is acquiring with those of REIT II. Although REIT I and REIT II each has assumed that a certain level of transaction expenses would be incurred, there are a number of factors beyond the control of each company that could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction expenses associated with the Merger could, particularly in the near term, exceed the savings that REIT II expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings following the completion of the Merger and the Self-Management Transaction.
The ownership positions of REIT II and REIT I Stockholders will be diluted by the Mergers.
The Mergers will dilute the ownership position of REIT II stockholders and result in REIT I Stockholders having an ownership stake in the Combined Company that is smaller than their current stake in REIT I. Upon completion of the Merger, based on the number of shares of REIT II Common Stock and REIT I Common Stock outstanding on June 30, 2020, continuing REIT II stockholders will own approximately 41.07% of the issued and outstanding shares of Combined Company common stock, and former REIT I Stockholders will own approximately 58.39% of the issued and outstanding shares of common stock of the Combined Company. Upon completion of the Mergers, continuing REIT II stockholders will own approximately 38.14% of the issued and outstanding shares of Fully Combined Company common stock, and former REIT I Stockholders will own approximately 54.23% of the issued and outstanding shares of common stock of the Fully Combined Company. Consequently, REIT II stockholders and REIT I Stockholders, as a general matter, will have less influence over the management and policies of the Combined Company following the Mergers than each currently exercise over the management and policies of REIT II and REIT I, as applicable.

The Merger is expected to be dilutive to estimated net income and funds from operations (“FFO”) for REIT I Stockholders.
The Merger is expected to be dilutive to estimated net income and FFO for REIT I Stockholders, which would potentially decrease the amount of funds available to distribute to REIT I Stockholders as stockholders of the Combined Company, as well as for REIT I Stockholders as stockholders of the Fully Combined Company. See “Pro Forma Condensed Combined Consolidated Financial Information of Resource Real Estate Opportunity REIT II, Inc.”
Litigation challenging either Merger may increase transaction costs and prevent the applicable merger from becoming effective or from becoming effective within the expected timeframe.
If any stockholder files a lawsuit challenging the Merger or the REIT III Merger, REIT I and REIT II can provide no assurances as to the outcome of any such lawsuit, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing either of the Mergers on the agreed-upon terms, such an injunction may prevent the completion of the applicable merger in the expected time frame or may prevent it from being completed altogether. Whether or not any such plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operations of each company’s business.
If and when the Combined Company completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company upon the liquidity event may be significantly lower than the estimated value per share of REIT II Common Stock considered by the REIT I Board in approving and recommending the Merger.
In approving and recommending the Merger, the REIT I Board considered, among other things, the most recent estimated value per share of REIT I Common Stock and REIT II Common Stock as determined by their respective boards of directors with the assistance of their respective third-party valuation experts as of December 31, 2019 and approved by the respective board of directors on March 19, 2020. The estimated value per share of REIT II Common Stock will not be immediately updated in connection with the consummation of the Mergers. The REIT II Board expects to announce an updated estimated value per share for REIT II Common Stock within 12 months of its most recently updated estimated value per share, which was last determined and announced in March 2019. Such estimated value per share will take into account the impact of the Merger. In the event that the Combined Company completes a liquidity event after consummation of the Mergers, such as a listing of its shares on a national securities exchange, a merger in which stockholders of the Combined Company receive securities that are listed on a national securities exchange, or a sale of the Combined Company for cash, the market value of the shares of the Combined Company upon consummation of such liquidity event may be significantly lower than the current estimated value considered by the REIT I Board and the estimated value per share of REIT II Common Stock that may be reflected on the account statements of stockholders of the Combined Company immediately after consummation of the Mergers. For example, if the shares of the Combined Company are listed on a national securities exchange at some point after the consummation of the Mergers, the trading price of the shares may be significantly lower than the current REIT II Common Stock estimated value per share of $9.08 as of December 31, 2019 and approved by the REIT II Board on March 19, 2020. For a full description of the methodologies and assumptions used in REIT II’s valuation, see REIT II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, a copy of which is attached to this proxy statement/prospectus as Annex F.
Risks Related to the Combined Company Following the Mergers
The Combined Company will be newly self-managed.
The Self-Management Transaction was consummated on September 8, 2020, and assuming the Mergers are consummated, the Combined Company will be a self-managed REIT. The Combined Company will no longer bear the costs of the various fees and expense reimbursements previously paid to the former external advisors of REIT I, REIT II, REIT III and their affiliates; however, the Combined Company’s expenses will include the compensation and benefits of the Combined Company’s officers, employees and consultants, as well as overhead previously paid by the former external advisors of REIT I, REIT II and REIT III and their affiliates. The Combined Company’s employees will provide services historically provided by the external advisors and their affiliates. The Combined Company will be subject to potential liabilities that are commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes, and other employee-related liabilities and grievances, and the Combined Company will bear the cost of the establishment and maintenance of any employee compensation plans. In addition, the Combined Company has not previously operated as a self-managed REIT and may encounter unforeseen costs, expenses and difficulties associated with providing these services on a self-advised basis. If the Combined Company incurs unexpected expenses as a result of its self-management, its results of operations could be lower than they otherwise would have been.
The Combined Company will have substantial indebtedness upon completion of the Mergers.
In connection with the Mergers, the Combined Company will assume and/or refinance certain indebtedness of REIT I and REIT III and will be subject to risks associated with debt financing, including a risk that the Combined Company’s cash flow could be insufficient to meet required payments on its debt. As of June 30, 2020, REIT II had approximately $548.2 million of outstanding debt, substantially comprised of $544.5 million of mortgage notes payable, net. After giving effect to the Mergers, the Fully Combined Company’s total pro forma consolidated indebtedness will increase. Taking into account REIT I’s existing indebtedness, transaction expenses and the assumption and/or refinancing of indebtedness in the Merger, the Combined Company’s pro forma consolidated indebtedness as of June 30, 2020, after giving effect to the Merger, would be approximately $1.35 billion. Taking into account both REIT I’s and REIT III’s existing indebtedness, transaction expenses, and the assumption and/or refinancing of indebtedness in the Mergers, the Fully Combined Company’s pro forma consolidated indebtedness as of June 30, 2020, after giving effect to the Mergers, would be approximately $1.5 billion. The Combined Company is expected to have limited near-term debt maturities with approximately 52% leverage based on appraised values. The Fully Combined Company is expected to have limited near-term debt maturities with approximately 53% leverage based on appraised values.
The Combined Company’s indebtedness could have important consequences to holders of its common stock and preferred stock, if any, including REIT I Stockholders who receive REIT II Common Stock in the Merger, including:
•	vulnerability of the Combined Company to general adverse economic and industry conditions;
•	limiting the Combined Company’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
•
requiring the use of a substantial portion of the Combined Company’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting the Combined Company’s flexibility in planning for, or reacting to, changes in its business and its industry;
•	putting the Combined Company at a disadvantage compared to its competitors with less indebtedness; and
•	limiting the Combined Company’s ability to access capital markets.
The Combined Company may need to incur additional indebtedness in the future.
It is possible that the Combined Company may increase its outstanding debt from current levels. The amount of such indebtedness could have material adverse consequences for the Combined Company, including hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions; limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions, development or emerging businesses and limiting the possibility of a listing on a securities exchange; limiting the amount of free cash flow available for future operations, acquisitions, distributions, stock redemptions or other uses; making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

Following the Mergers, REIT I Stockholders may receive a lower dollar amount per share in monthly distributions if the Combined Company pays distributions at REIT II’s prior rate.
Effective April 1, 2020, REIT II and REIT I suspended distributions in order to preserve cash at their respective properties in order to offset any disruptions in rents that may occur as a result of COVID-19. Prior to the suspension of distributions, REIT II’s distributions were equivalent to a 4% annualized distribution rate based on a purchase price of $10.00 per share, or $0.40 per share annually. REIT I’s distributions were equivalent to a 6% annualized distribution rate based on $10.00 per share, or $0.60 per share annually. Based on the merger consideration of 1.22423 shares of REIT II Common Stock for each share of REIT I Common Stock, if REIT II resumed paying distributions at the rate prior to their suspension in April 2020, annual distributions post-merger would be approximately $0.49 per share. There is no guarantee that the Combined Company will pay distributions at this rate, if at all, and all decisions regarding future distributions will remain entirely at the discretion of the Combined Company’s board of directors.
Stockholders of the Combined Company will have no contractual or other legal right to distributions that have not been authorized by the Combined Company’s board of directors and declared by the Combined Company.
Following the consummation of the Mergers, the Combined Company may assume certain potential and unknown liabilities relating to REIT I and REIT III.
Following the consummation of the Mergers, the Combined Company will have assumed certain potential and unknown liabilities relating to REIT I and REIT III. These liabilities could be significant and have a material adverse effect on the Combined Company’s business to the extent the Combined Company has not identified such liabilities or has underestimated the amount of such liabilities.
The historical and unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus may not be representative of the Combined Company’s or the Fully Combined Company’s results following the effective time of the Mergers, and accordingly, REIT I Stockholders have limited financial information on which to evaluate the Combined Company.
The historical and unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus have been presented for informational purposes only and are not necessarily indicative of the Combined Company’s or the Fully Combined Company’s financial position or results of operations that actually would have occurred had the Mergers or the Self-Management Transaction been completed as of the date indicated, nor are they indicative of the future operating results or financial position of the Combined Company or the Fully Combined Company, as applicable. The unaudited pro forma combined financial information does not reflect future events that may occur after the effective time of the Merger or the REIT III Merger or the Self-Management Transaction, including any future nonrecurring charges resulting from the Mergers or the Self-Management Transaction, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined financial information presented elsewhere in this proxy statement/prospectus is based in part on certain assumptions regarding the Mergers and the Self-Management Transaction that REIT I and REIT II believe are reasonable under the circumstances. REIT I and REIT II can provide no assurances that the assumptions will prove to be accurate over time.
The Combined Company may incur adverse tax consequences if prior to the Mergers, REIT I, REIT III or REIT II failed to qualify as a REIT for U.S. federal income tax purposes.
Each of REIT I, REIT II and REIT III has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the Company Merger and the REIT III Merger and the Combined Company intends to continue operating in such a manner following the Mergers. None of REIT I, REIT II or REIT III has requested or plans to request a ruling from the Internal Revenue Service, or the IRS, that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations is greater in the case of a REIT, like each of REIT I, REIT II and REIT III, that holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within the control of REIT I, REIT II or REIT III may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of REIT I, REIT II or REIT III must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its REIT taxable income, excluding any net capital gains.
If REIT I, REIT II or REIT III (or, following the Mergers, the Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:
•
it would be subject to U.S. federal corporate income tax on its net income for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to the federal alternative minimum tax for taxable years prior to January 1, 2018 and possibly increased state and local taxes;
•
unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•
for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Following the Mergers, the Combined Company will inherit any liability with respect to unpaid taxes of REIT I and REIT III for any periods prior to the Mergers. In addition, as described above, if REIT I or REIT III failed to qualify as a REIT as of the Mergers but the Combined Company nevertheless qualified as a REIT, in the event of a taxable disposition of a former REIT I or REIT III asset during the five years following the Mergers the Combined Company would be subject to corporate tax with respect to any built-in gain inherent in such asset as of the Mergers.
As a result of all these factors, any of REIT I, REIT II, REIT III or the Combined Company’s failure to qualify as a REIT could impair the Combined Company’s ability to expand its business and have other material adverse effects on the Combined Company. In addition, for years in which the Combined Company does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.
In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.
Even if the Combined Company has qualified and continues to qualify as a REIT, it may be subject to some U.S. federal, state and local taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. Any U.S. federal, state or other taxes the Combined Company pays will reduce its cash available for distribution to stockholders. See “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of REIT II Common Stock—Taxation of the Combined Company” beginning on page 126.
If the Company Merger does not qualify as a tax-free reorganization, there may be adverse tax consequences.
The Company Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The closing of the Company Merger is conditioned on the receipt by each of REIT I and REIT II of an opinion of its respective counsel to the effect that the Company Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the IRS or on the courts. If, for any reason, the Company Merger failed to qualify as a tax-free reorganization, then each REIT I Stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the Merger Consideration (i.e. the fair market value of the shares of REIT II Common Stock) received by the REIT I Stockholder in the Company Merger; and (ii) the REIT I Stockholder’s adjusted tax basis in its REIT I Common Stock.

The Combined Company will depend on key personnel for its future success and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.
The future success of the Combined Company will depend in large part on the ability of the Combined Company to attract and retain a sufficient number of qualified personnel. The future success of the Combined Company also depends upon the service of the Combined Company’s executive officers, who have extensive market knowledge and relationships and will exercise substantial influence over the Combined Company’s operational, financing, acquisition and disposition activity. Among the reasons that they are important to the Combined Company’s success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist the Combined Company in negotiations with lenders, existing and potential residents and industry personnel.
Many of the Combined Company’s other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective residents is critically important to the success of the Combined Company’s business. The loss of services of one or more members of the Combined Company’s senior management team, or the Combined Company’s inability to attract and retain highly qualified personnel, could adversely affect the Combined Company’s business, diminish the Combined Company’s investment opportunities and weaken its relationships with lenders, business partners, existing and potential residents and industry personnel, which could materially and adversely affect the Combined Company.
Key employees may depart either before or after the Mergers because of a desire not to remain with the Combined Company following the Mergers. Accordingly, no assurance can be given that the Combined Company will be able to retain key employees.
Risks Related to REIT II’s Structure and an Investment in REIT II
There is no public market for shares of REIT II Common Stock and REIT II is not required to provide for a liquidity event. Therefore, it may be difficult for REIT II stockholders to sell their shares and, if stockholders are able to sell their shares, they will likely sell them at a substantial discount.
There is no current established public market for shares of REIT II Common Stock and the REIT II Charter does not require the REIT II Board to seek stockholder approval to liquidate REIT II by a specified date nor list shares of REIT II Common Stock on an exchange by a specified date. The REIT II Charter limits stockholders’ ability to transfer or sell their shares unless the prospective stockholder meets the applicable suitability and minimum purchase standards. The REIT II Charter also prohibits the ownership of more than 9.8% of REIT II stock, unless exempted by the REIT II Board, which may inhibit large investors from desiring to purchase stockholders’ shares. Moreover, the REIT II share redemption program has been suspended since March 20, 2020, except for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility and further includes certain restrictions that limit stockholders’ ability to sell your shares to REIT II, and the REIT II Board may amend, suspend or terminate the share redemption program upon 30 days’ notice without stockholder approval. In addition, in connection with the Merger, the REIT II Board fully suspended the share redemption program effective immediately. Therefore, it will be difficult for stockholders to sell their shares promptly or at all. If stockholders are able to sell their shares, they would likely have to sell them at a substantial discount to their estimated net asset value per share. It is also likely that shares of REIT II Common Stock would not be accepted as the primary collateral for a loan. Investor suitability standards imposed by certain states may also make it more difficult to sell shares to someone in those states.
The REIT II Board determined an estimated value per share of $9.08 for shares of REIT II Common Stock as of December 31, 2019. You should not rely on the estimated value per share as being an accurate measure of the current value of REIT II Common Stock.
On March 19, 2020, the REIT II Board determined an estimated value per share of REIT II Common Stock of $9.08 based on the estimated market value of REIT II’s portfolio of investments as of December 31, 2019. The estimated value per share of REIT II Common Stock does not take into account how developments subsequent to the valuation date related to individual assets, the financial or real estate markets or other events may have impacted the value of the REIT II portfolio. As such, the estimated value per share of REIT II Common Stock does not reflect the impact of the outbreak of COVID-19 on the REIT II portfolio, which impact remains subject to future events and is uncertain.

As with any valuation methodology, the methodologies used were based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. In particular, due in part to (i) the high concentration of REIT II total assets in real estate and (ii) the number of shares of REIT II Common Stock outstanding, even modest changes in key assumptions made in appraising the REIT II real estate properties could have a very significant impact on the estimated value of the REIT II Common Stock. The estimated value per share is not audited and does not represent the fair value of the REIT II assets less the fair value of the REIT II liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the REIT II assets and liabilities or the amount that the REIT II Common Stock would trade at on a national securities exchange. The estimated value per share did not reflect a discount for the fact that REIT II is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the REIT II debt obligations or the impact of restrictions on the assumption of debt. Accordingly, with respect to the estimated value per share, REIT II can give no assurance that:
•	a REIT II stockholder would be able to resell his or her shares at the estimated value per share;
•
a REIT II stockholder would ultimately realize distributions per share equal to the REIT II estimated value per share upon liquidation of REIT II’s assets and settlement of its liabilities or a sale of REIT II;

•	REIT II Common Stock would trade at the estimated value per share on a national securities exchange;
•	a third party would offer the estimated value per share in an arm’s-length transaction to purchase all or substantially all of the REIT II Common Stock;
•	another independent third-party appraiser or third-party valuation firm would agree with the estimated value per share; or
•	the methodology used to calculate the estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of December 31, 2019 is based on the estimated value of REIT II’s investments as of December 31, 2019. REIT II did not make any adjustments to the valuation for the impact of other transactions occurring subsequent to December 31, 2019, including, but not limited to, (i) the issuance of common stock under the REIT II DRP, (ii) net operating income earned and distributions declared, (iii) the redemption of shares and (iv) the potential conversion of convertible stock into common stock. The value of REIT II shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets. In particular, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to REIT II’s operations and investments. For a full description of the methodologies and assumptions used in REIT II’s valuation, see REIT II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, a copy of which is attached to this proxy statement/prospectus as Annex F.
REIT II has paid, and it is likely REIT II will continue to pay, distributions from sources other than its cash flow from operations. To the extent that REIT II pays distributions from sources other than its cash flow from operations, REIT II will have reduced funds available for investment and the overall return to REIT II stockholders may be reduced.
REIT II’s organizational documents permit REIT II to pay distributions from any source, including net proceeds from public or private offerings, borrowings, advances from REIT II Advisor and its affiliates and the deferral of fees and expense reimbursements by REIT II Advisor, in its sole discretion. To the extent that REIT II’s cash flow from operations has been or is insufficient to fully cover REIT II’s distributions, REIT II has paid, and may continue to pay, distributions from sources other than cash flow from operations.
It is likely that REIT II, following the Merger and/or REIT III Merger, will pay a portion of distributions from sources other than cash flow from operations. REIT II has not established a limit on the amount of proceeds from public or private offerings, or other sources other than cash flow from operations, which REIT II may use to fund distributions.

To the extent that REIT II funds distributions from sources other than its cash flow from operations, REIT II’s funds available for investment will be reduced relative to the funds available for investment if its distributions were funded solely from cash flow from operations, REIT II’s ability to achieve REIT II’s investment objectives will be negatively impacted and the overall return to REIT II stockholders may be reduced. In addition, if REIT II makes a distribution in excess of REIT II’s current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, which will reduce the stockholder’s tax basis in its shares of common stock. The amount, if any, of each distribution in excess of a stockholder’s tax basis in shares of REIT II Common Stock will be taxable as gain realized from the sale or exchange of property.
For the six months ended June 30, 2020, REIT II paid aggregate distributions of $6.0 million, including $2.9 million of distributions paid in cash and $3.1 million of distributions reinvested in shares pursuant to REIT II’s distribution reinvestment plan (the “REIT II DRP”). REIT II announced on March 30, 2020 that it was suspending distributions as of April 1, 2020 in order to preserve cash and offset any impact to REIT II’s liquidity that may occur as a result of the impact of the COVID-19 pandemic on its operations. For the six months ended June 30, 2020, REIT II’s net loss was $14.8 million and net cash provided by operating activities was $4.7 million. For the three and six months ended June 30, 2020, REIT II had FFO of $3.2 million and $5.3 million, respectively. For information on how REIT II calculates FFO and the reconciliation of FFO to net loss, see Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations, Modified Funds from Operations and Adjusted Funds From Operation” in the Quarterly Report on Form 10-Q, attached as Annex G to this proxy statement/prospectus.
If the aggregate amount of cash REIT II distributes to stockholders in any given year exceeds the amount of its “REIT taxable income” generated during the year, the excess amount will either be (1) a return of capital or (2) a gain from the sale or exchange of property to the extent that a stockholder’s basis in REIT II Common Stock equals or is reduced to zero as the result of REIT II’s current or prior year distributions.
A cybersecurity incident and other technology disruptions could negatively impact REIT II’s business.
REIT II uses technology in substantially all aspects of its business operations. REIT II also uses mobile devices, social networking, outside vendors and other online activities to connect with REIT II’s residents, suppliers and employees of its affiliates. Such uses give rise to potential cybersecurity risks, including security breach, espionage, system disruption, theft and inadvertent release of information. REIT II’s business involves the storage and transmission of numerous classes of sensitive and confidential information and intellectual property, including residents’ and suppliers’ personal information, private information about employees of REIT II’s affiliates, and financial and strategic information about REIT II. If REIT II fails to assess and identify cybersecurity risks associated with REIT II’s operations, REIT II may become increasingly vulnerable to such risks. Additionally, the measures REIT II has implemented to prevent security breaches and cyber incidents may not be effective. The theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, or interference with REIT II’s information technology systems or the technology systems of third parties on which REIT II relies, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of residents, potential liability and competitive disadvantage, any of which could result in a material adverse effect on REIT II’s financial condition or results of operations.
The limit on the percentage of shares of REIT II Common Stock that any person may own may discourage a takeover or business combination that may benefit REIT II’s stockholders.
REIT II’s charter restricts the direct or indirect ownership by one person or entity to no more than 9.8% of the value of REIT II’s then outstanding capital stock (which includes common stock and any preferred stock REIT II may issue) and no more than 9.8% of the value or number of shares, whichever is more restrictive, of the then outstanding REIT II Common Stock unless exempted (prospectively or retroactively) by the REIT II Board. These restrictions may discourage a change of control of REIT II and may deter individuals or entities from making tender offers for shares of REIT II Common Stock on terms that might be financially attractive to stockholders or which may cause a change in REIT II’s management. In addition to deterring potential transactions that may be favorable to REIT II’s stockholders, these provisions may also decrease the ability of stockholders to sell their shares of REIT II Common Stock.

REIT II may issue preferred stock or other classes of common stock, which issuance could adversely affect the existing holders of REIT II Common Stock.
REIT II stockholders do not have preemptive rights to any shares issued by REIT II in the future. REIT II may issue, without stockholder approval, preferred stock or other classes of common stock with rights that could dilute the value of shares of REIT II Common Stock. However, the issuance of preferred stock must also be approved by the Conflicts Committee of the REIT II Board, composed entirely of independent directors, who will have access, at REIT II’s expense, to REIT II’s legal counsel or to independent legal counsel. The issuance of preferred stock or other classes of common stock could increase the number of REIT II stockholders entitled to distributions without simultaneously increasing the size of REIT II’s asset base. Under REIT II’s charter, REIT II has authority to issue a total of 1,010,050,000 shares of capital stock, of which 1,000,000,000 shares are classified as REIT II Common Stock with a par value of $0.01 per share, 10,000,000 shares are classified as preferred stock with a par value of $0.01 per share, and 50,000 shares are classified as convertible stock with a par value of $0.01 per share. The REIT II Board, with the approval of a majority of the entire board of directors and without any action by REIT II stockholders, may amend REIT II’s charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that REIT II has authority to issue. If REIT II ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on REIT II Common Stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event REIT II liquidates, dissolves or winds up before any payment is made to REIT II’s common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may make more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of REIT II’s securities, or the removal of incumbent management.
REIT II stockholders’ interests in REIT II will be diluted as it issues additional shares at prices below the Combined Company’s estimated net asset value or NAV per share.
REIT II stockholders do not have preemptive rights to any shares issued by it in the future. Subject to any limitations set forth under Maryland law, the REIT II Board may increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of the REIT II Board. Therefore, if and as REIT II (1) sells additional shares of REIT II Common Stock in the future, including those issued pursuant to the REIT II DRP, (2) sells securities that are convertible into shares of REIT II Common Stock, (3) issues shares of its common stock in a private offering of securities to institutional investors, (4) issues shares of restricted common stock or stock options to its independent directors or executive officers or (5) issues shares of its common stock in connection with an exchange of limited partnership interests of its operating partnership, in each case at prices below the Combined Company’s estimated NAV per share, existing stockholders will experience dilution of their equity investment in REIT II. Because the limited partnership interests of REIT II OP may, in the discretion of the REIT II Board, be exchanged for shares of REIT II Common Stock, any merger, exchange or conversion between REIT II OP and another entity ultimately could result in the issuance of a substantial number of shares of REIT II Common Stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons described in this “Risk Factors” section, stockholders should not expect to be able to own a significant percentage of REIT II shares.
REIT II’s stockholders’ investment return may be reduced if REIT II is required to register as an investment company under the Investment Company Act; if REIT II’s subsidiaries or REIT II become an unregistered investment company, then REIT II could not continue its business.
Neither REIT II nor any of its subsidiaries intend to register as investment companies under the Investment Company Act. If REIT II or its subsidiaries were obligated to register as investment companies, then REIT II would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:
•	limitations on capital structure;
•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase REIT II’s operating expenses.
Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
•
pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of United States government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes United States government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

Neither REIT II nor REIT II OP should be required to register as an investment company under either of the tests above. With respect to the 40% test, most of the entities through which REIT II and REIT II OP will own REIT II’s assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).
With respect to the primarily engaged test, REIT II and REIT II OP will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of REIT II OP, REIT II and REIT II OP will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of REIT II OP fail to meet the 40% test, then REIT II believes they will often be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. REIT II expects that any of the subsidiaries of REIT II OP relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, with substantially all of its remaining assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), then REIT II expects to rely on guidance published by the SEC staff or on its analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
To maintain compliance with the Investment Company Act, REIT II’s subsidiaries may be unable to sell assets REIT II would otherwise want them to sell and may need to sell assets REIT II would otherwise wish them to retain. In addition, REIT II’s subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that REIT II would otherwise want them to make and would be important to REIT II’s investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to REIT II’s views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that REIT II may be forced to make adverse changes to our portfolio. In this regard, REIT II notes that in 2011 the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage related instruments. If REIT II were required to register as an investment company but failed to do so, REIT II would be prohibited from engaging in its business and criminal and civil actions could be brought against REIT II. In addition, REIT II’s contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of REIT II and liquidate its business.
REIT II stockholders are bound by the majority vote on matters on which its stockholders are entitled to vote and, therefore, a stockholder’s vote on a particular matter may be superseded by the vote of other stockholders.
REIT II stockholders may vote on certain matters at any annual or special meeting of stockholders, including the election of directors. However, REIT II stockholders will be bound by the majority vote on matters requiring approval of a majority of the votes cast, present or entitled to vote even if they do not vote with the majority on any such matter.
The REIT II Board could opt into certain provisions of the Maryland General Corporation Law in the future, which may discourage others from trying to acquire control of REIT II and may prevent REIT II stockholders from receiving a premium price for their stock in connection with a business combination.
Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should the REIT II Board opt into these provisions of Maryland law, it may discourage others from trying to acquire control of REIT II and increase the difficulty of consummating any offer.
Because Maryland law permits the REIT II Board to adopt certain anti-takeover measures without stockholder approval, investors in REIT II may be less likely to receive a “control premium” for their shares.
In 1999, the State of Maryland enacted legislation that enhances the power of Maryland corporations to protect themselves from unsolicited takeovers. Among other things, the legislation permits the REIT II Board, without stockholder approval, to amend the REIT II Charter to:
•	stagger the REIT II Board into three classes;
•	require a two-thirds stockholder vote for removal of directors;
•	provide that only the REIT II Board can fix the size of the board;
•	provide that all vacancies on the REIT II Board, however created, may be filled only by the affirmative vote of a majority of the remaining directors in office; and
•	require that special stockholder meetings may only be called by holders of a majority of the voting shares entitled to be cast at the meeting.
Under Maryland law, a corporation can opt to be governed by some or all of these provisions if it has a class of equity securities registered under the Exchange Act and has at least three independent directors. The REIT II Charter does not prohibit the REIT II Board from opting into any of the above provisions permitted under Maryland law. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of the assets of REIT II) that might provide a premium price for holders of REIT II securities.

If REIT II stockholders do not agree with the decisions of the REIT II Board, they only have limited control over changes in REIT II policies and operations and may not be able to change such policies and operations, except as provided for in the REIT II Charter and under applicable law.
The REIT II Board determines its major policies, including its policies regarding investments, operations, capitalization, financing, growth, REIT qualification and distributions. The REIT II Board may amend or revise these and other policies without a vote of its stockholders. Under the MGCL and the REIT II Charter, REIT II stockholders generally have a right to vote only on the following:
•	the election or removal of directors;
•
amendment of the REIT II Charter, except that the REIT II Board may amend the REIT II Charter without stockholder approval to increase or decrease the aggregate number of shares of stock of REIT II, to increase or decrease the number of shares of stock of any class or series that REIT II has the authority to issue, to change the name or other designation or the par value of any class or series of shares of stock of REIT II and the aggregate par value of shares of stock of REIT II, or to effect certain reverse stock splits, provided however, that any such amendment does not adversely affect the rights, preferences and privileges of the stockholders;

•	REIT II’s liquidation or dissolution; and
•	a merger, consolidation, conversion, statutory share exchange or sale or other disposition of substantially all of REIT II’s assets.
All other matters are subject to the discretion of the REIT II Board. Therefore, REIT II stockholders are limited in their ability to change REIT II policies and operations.
The REIT II Board may change REIT II’s investment policies without stockholder approval, which could alter the nature of its stockholders’ investments.
The REIT II Charter requires that its independent directors review REIT II’s investment policies at least annually to determine that the policies REIT II is following are in the best interest of the stockholders. These policies may change over time. The methods of implementing REIT II’s investment objectives and strategies also may vary, as new real estate development trends emerge and new investment techniques are developed. Except to the extent that policies and investment limitations are included in REIT II’s charter, REIT II’s investment policies, the methods for their implementation, and REIT II’s other objectives, policies and procedures may be altered by the REIT II Board without the approval of REIT II stockholders. As a result, the nature of REIT II stockholders’ investment could change without their consent.
Maryland law and REIT II’s organizational documents limit a stockholder’s right to bring claims against REIT II’s officers and directors.
Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, the REIT II Charter provides that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to REIT II or REIT II’s stockholders for monetary damages. The REIT II Charter also provides that REIT II will generally indemnify REIT II’s directors, officers, advisor and the advisor’s affiliates for losses they may incur by reason of their service in those capacities unless their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, they actually received an improper personal benefit in money, property or services or, in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. Moreover, REIT II has entered into separate indemnification agreements with REIT II’s independent directors. As a result, REIT II and REIT II stockholders may have more limited rights against these persons than might otherwise exist under common law. In addition, REIT II may be obligated to fund the defense costs incurred by these persons. However, the REIT II Charter provides that REIT II may not indemnify REIT II’s directors, REIT II Advisor and its affiliates for loss or liability suffered by them or hold REIT II’s directors or REIT II Advisor and its affiliates harmless for loss or liability suffered by REIT II unless they have determined, in good faith, that the course of conduct that caused the loss or liability was in REIT II’s best interests, they were acting on REIT II’s behalf or performing services for REIT II, the liability was not the result of negligence or misconduct by REIT II’s non-independent directors, REIT II Advisor and its affiliates or gross negligence or willful misconduct by

REIT II’s independent directors, and the indemnification or agreement to hold harmless is recoverable only out of REIT II’s net assets, including the proceeds of insurance, and not from the stockholders. As a result of these limitations on liability and indemnification provisions and agreements, REIT II and REIT II stockholders may be entitled to a more limited right of action than REIT II would otherwise have if indemnification rights were not granted.
Increases in interest rates could increase the amount of REIT II’s debt payments and negatively impact REIT II’s operating results.
The interest REIT II pays on its debt obligations reduces REIT II’s cash available for distributions. Utilization of variable rate debt, combined with increases in interest rates, would increase REIT II’s interest costs, which would reduce REIT II’s cash flows and its ability to make distributions to REIT II stockholders. If REIT II needs to repay existing debt during periods of rising interest rates, REIT II could be required to liquidate one or more of REIT II’s investments at times which may not permit realization of the maximum return on such investments.
Lenders may require REIT II to enter into restrictive covenants relating to its operations, which could limit its ability to make distributions to stockholders at its current level.
When providing financing, a lender could impose restrictions on REIT II that affect its distribution and operating policies and its ability to incur additional debt. Loan documents REIT II enters into may contain covenants that limit its ability to further mortgage the property, discontinue insurance coverage or replace REIT II Advisor. These or other limitations may adversely affect REIT II’s flexibility and limit its ability to make distributions to stockholders at its current level.
REIT I and REIT II face other risks.
The foregoing risks are not exhaustive, and REIT I Stockholders should be aware that, following the Mergers, the Combined Company will face various other risks, including those discussed in reports filed by REIT I and/or REIT II with the SEC under the heading “Risk Factors” in their respective most recently filed annual and quarterly reports on Forms 10-K and 10-Q, which are attached as Annexes to this proxy statement/prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus (including the Annexes), contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which REIT I and REIT II operate and beliefs of, and assumptions made by, REIT I management and REIT II management and involve uncertainties that could significantly affect the financial results of REIT I, REIT II the Combined Company or the Fully Combined Company. Words such as “may,” “will,” “would,” “could,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the business combination transaction involving REIT I and REIT II, including future financial and operating results, and the Combined Company’s or the Fully Combined Company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that REIT I and REIT II expect or anticipate will occur in the future—including statements regarding future financial condition, results of operations, and business—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although REIT I and REIT II believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, REIT I and REIT II can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:
•	the ability of REIT I to obtain the required stockholder approval;
•	the satisfaction or waiver of other conditions in the Merger Agreement;
•	the risk that the Merger or other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could cause REIT I to pay REIT II a termination fee, as described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 163;

•	the ability of REIT II to complete the REIT III Merger;
•	the ability of REIT II to acquire and dispose of properties;
•	changes in national, regional and local economic conditions;
•	changes in financial markets and interest rates, or to the business or financial condition of REIT I, REIT II or the Combined Company, the Fully Combined Company or their respective businesses;
•	the nature and extent of future competition;
•	the ability of REIT I, REIT II and the Combined Company or the Fully Combined Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;
•	availability to REIT I, REIT II and the Combined Company or the Fully Combined Company to obtain future financing and capital;
•	risks related to the implementation of the Self-Management Transaction; and
•
those additional risks and factors discussed in reports filed with the SEC, by REIT I and REIT II from time to time, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

Should one or more of the risks or uncertainties described above or elsewhere in this proxy statement/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus. All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that REIT I, REIT II or persons acting on their behalf may issue.
Neither REIT I nor REIT II undertakes any duty to update any forward-looking statements appearing in this proxy statement/prospectus.

THE COMPANIES
Resource Real Estate Opportunity REIT II, Inc. and Revolution I Merger Sub, LLC
Set forth below is a description of the business of REIT II. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “REIT II,” “we,” “us,” or “our” refer to Resource Real Estate Opportunity REIT II, Inc. and its consolidated subsidiaries.
This section also contemplates REIT II’s current externally managed structure. Upon the consummation of the Merger, provisions regarding an external advisor will be inapplicable as REIT II will succeed to REIT I’s self-managed structure.
Description of Business
REIT II is a Maryland corporation that was formed on September 28, 2012 and has elected to be taxed as a real estate investment trust, or REIT, and to operate as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2014, and each year thereafter. REIT II focuses primarily on acquiring underperforming or distressed real estate and real estate loans. Its objective is to invest in multifamily assets across the entire spectrum of investments in order to provide stockholders with growing cash flow and increasing asset values.
REIT II owns its interests in all of its properties and conducts substantially all of its business through REIT II OP. REIT II is externally advised by REIT II Advisor and its properties managed by REIT II Property Manager, which upon the closing of the Self-Management Transaction are indirectly owned by REIT I. Previously these entities were indirectly owned by Resource America and C-III. The principal executive offices of REIT II are located at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103. REIT II’s website is located at http://www.resourcereit2.com. The information found on, or otherwise accessible through, REIT II’s website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document REIT II files with or furnishes to the SEC.
REIT II owns and operates a diverse portfolio of multifamily properties located in targeted markets throughout the United States. As of June 30, 2020, REIT II owned 17 multifamily properties. The average portfolio occupancy of REIT II’s properties for the six months ended June 30, 2020 was 93.3%. In the future REIT II may reinvest proceeds from property sales or refinancings to purchase underperforming commercial real estate and real estate-related debt, including properties that, when acquired, may benefit from renovations that may increase their long-term values.
On February 6, 2014, REIT II’s Registration Statement on Form S-11 (File No. 333-184476), covering a public offering of up to 100,000,000 shares of common stock in a primary offering and 10,000,000 shares of common stock under the REIT II DRP, was declared effective under the Securities Act. REIT II retained Resource Securities, LLC (“Resource Securities”), an affiliate of REIT II Advisor at that time, as the dealer manager for the offering. REIT II offered up to 100,000,000 shares of common stock in the primary offering at an aggregate offering price of up to $1.0 billion, or $10 per share with discounts available to certain categories of purchasers. REIT II also offered up to 10,000,000 shares pursuant to the REIT II DRP at an initial purchase price of $9.50 per share. Following an announcement of an estimated net asset value per share on March 30, 2016, REIT II offered shares pursuant to the REIT II DRP at a purchase price equal to 95% of the estimated net asset value per share. REIT II terminated the primary portion of its initial public offering on February 6, 2016 and continued to offer shares pursuant to the REIT II DRP on an amended Registration Statement on Form S-3 filed February 16, 2016. A new Registration Statement on Form S-3 (File No. 333-236040) to register 1,500,000 shares of common stock to be sold pursuant to the REIT II DRP was filed in January 2020. Effective as of April 1, 2020, when the REIT II Board suspended the payment of distributions, the REIT II DRP also was suspended. REIT II expects to resume the REIT II DRP when the REIT II Board resumes declaring distributions. As of the termination of the REIT II primary offering, REIT II had sold 55,791,297 shares of REIT II Common Stock in the primary offering for gross proceeds of $556.2 million. As of June 30, 2020, REIT II had sold 65,989,016 shares of REIT II Common Stock in its public offering for gross offering proceeds of $644.7 million, including 10,197,719 shares of REIT II Common Stock issued pursuant to the REIT II DRP for gross offering proceeds of $88.5 million. In addition, REIT II had redeemed and retired 6,043,873 shares of REIT II Common Stock.

Real Estate Portfolio
As of June 30, 2020, REIT II owned 17 multifamily properties encompassing approximately 4.9 million rentable square feet and 5,159 units. We acquired these properties from third parties unaffiliated with us or REIT II Advisor. The following is a summary of our real estate properties as of June 30, 2020.
Multifamily Community Name	City and State	Number of Units	Date of Acquisition	Purchase Price(1) (in thousands)	Year of Construction	Average Unit Size (Sq. Ft.)	Physical Occupancy Rate(2)	Effective Monthly Revenue per Unit(3)	Mortgage Debt Secured by Property (in thousands)
Adair off Addison	Dallas, TX	152	6/4/2014	$9,500	1980	856	89.5%	$1,170	$9,963
Uptown Buckhead	Atlanta, GA	216	3/30/2015	$32,500	1989	739	96.6%	$1,260	$19,070
Crosstown at Chapel Hill	Chapel Hill, NC	411	5/19/2015	$46,750	1990/1996	1,005	91.8%	$1,216	$42,650
The Brookwood	Homewood, AL	274	8/21/2015	$30,050	1968/1972	1,051	89.0%	$1,182	$19,392
Adair off Addison Apartment	Dallas, TX	200	8/27/2015	$21,250	1979	1,098	91.4%	$1,306	$23,247
1000 Spalding Crossing	Atlanta, GA	252	9/24/2015	$41,000	1995	989	90.4%	$1,428	$23,501
Montclair Terrace	Portland, OR	188	10/29/2015	$32,750	1968	918	91.4%	$1,483	$19,742
Grand Reserve	Naperville, IL	319	12/18/2015	$66,700	1997	1,025	92.0%	$1,769	$47,845
Verdant Apartment Homes	Boulder, CO	216	12/18/2015	$65,200	1991	850	88.2%	$2,020	$36,574
Arcadia Apartment Homes	Centennial, CO	300	1/22/2016	$60,250	1984	977	95.7%	$1,561	$39,417
Ravina Apartment Homes	Austin, TX	498	3/23/2016	$57,000	2001	993	95.1%	$1,247	$25,877
81 Fifty at West Hills Apartment Homes	Portland, OR	357	5/17/2016	$81,500	1985	763	92.8%	$1,459	$51,330
The Palmer at Las Colinas	Irving, TX	476	6/28/2016	$70,000	1991	966	90.1%	$1,526	$45,700
Windbrooke	Buffalo Grove, IL	236	12/22/2016	$48,250	1986	903	92.0%	$1,658	$36,871
The Woods of Burnsville	Burnsville, MN	400	12/23/2016	$51,000	1984	953	94.4%	$1,291	$37,374
Indigo Creek	Glendale, AZ	408	4/4/2017	$55,200	1998	983	92.8%	$1,144	$39,998
Martin's Point	Lombard, IL	256	10/31/2017	$38,250	1989	789	89.3%	$1,571	$29,649
		5,159
(1)	Purchase price excludes closing costs and acquisition expenses.
(2)	Physical occupancy rate is defined as the units occupied as of June 30, 2020 divided by the total number of residential units.
(3)
Effective monthly rental revenue per unit has been calculated based on the leases in effect as of June 30, 2020, adjusted for any tenant concessions, such as free rent. Effective monthly rental revenue per unit only includes base rents for occupied units, including affordable housing payments and subsidies. It does not include other charges for storage, parking, pets, cleaning, clubhouse or other miscellaneous amounts.

Investment Objectives
Our principal approach is to take advantage of the multifamily investing and lending platforms available to the REIT II Advisor to invest in apartments in order to provide stockholders with growing cash flows and increasing asset values. We have acquired and may continue to acquire underperforming apartment communities which we will renovate and optimize in order to increase rents and, to a lesser extent, acquire or originate commercial real estate debt secured by apartments. We believe multiple opportunities exist within the multifamily industry for real estate investors who possess the following characteristics: (i) extensive experience in multifamily investing, (ii) strong management platforms specializing in operational and financial performance optimization, (iii) financial sophistication allowing them to benefit from complex opportunities and (iv) the overall scale and breadth of a national real estate platform in both the equity and debt markets.
Our primary investment objectives are to:
•	preserve, protect and return stockholders’ capital contribution;
•	provide current income to stockholders in the form of cash distributions through increased cash flow from operations or targeted asset sales; and
•	realize growth in the value of our investments.
We cannot assure stockholders that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, REIT II Advisor will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets, subject to the approval of the REIT II Board.

Target Portfolio
We primarily intend to acquire Class B or B-, older, well-located multifamily rental properties that are often in need of some extensive exterior and interior renovations and updating in order to increase their long-term value as well as their cash flows. We refer to these properties as “underperforming” properties. We will seek to improve these properties to a Class B+ or higher level, maintaining their competitive price advantage over newer Class A apartments by making the necessary renovations to increase rents.
We also may originate or acquire performing loans secured by multifamily assets, including first- and second-priority mortgage loans, mezzanine loans, B-Notes and other loans. We may invest in mezzanine loans that are senior to the borrower’s equity in, and subordinate to a first mortgage loan on, a property. These loans are secured by pledges of ownership interests, in whole or in part, in entities that directly own the real property. In addition, we may require other collateral to secure mezzanine loans, including letters of credit, personal guarantees of the principals of the borrower, or collateral unrelated to the property. We may also invest in preferred equity, subordinate interests in whole loans as well as whole loans.
Although the above outlines our target portfolio, we may make adjustments based on, among other things, prevailing real estate market conditions and the availability of attractive investment opportunities. We will not forego an attractive investment because it does not fit within our targeted asset class or portfolio composition. We may use the proceeds of this offering to purchase or invest in any type of real estate or real estate-related debt investment that we determine is in the best interest of our stockholders, subject to the investment limitations set forth in our charter.
We may acquire interests in real estate in either of the two following manners:
•	as the sole investor, by either paying cash or by financing the purchase with a loan from a third-party lender; or
•	as a joint venture partner under co-investment agreements with either (i) affiliates of our advisor, including affiliated investment programs, or (ii) institutional third parties.
Target Asset Classes
We may invest in a range of real estate assets if we believe we can enhance the property value and generate an attractive return for our stockholders, however, we expect to concentrate on conventional multifamily rental properties, such as garden-style, mid-rise and high-rise apartments, as well as student housing.
We have no present intent to engage in major new development projects, but we anticipate that we will participate actively in redeveloping or repositioning our acquisitions to enhance the value of the asset for our portfolio and to generate attractive returns for our stockholders. For purposes of these types of investments, we may form taxable REIT subsidiaries (“TRSs”), which will be organized to allow us to maintain our REIT status.
Investment Policies
Underperforming Multifamily Rental Properties
General
REIT II Advisor, as an indirect wholly owned subsidiary of REIT I following the Self-Management Transaction, has a dedicated acquisition team that includes personnel who have been integral to the acquisition of underperforming properties for the multifamily funds offered by our Sponsor, over the past ten years. We intend to buy apartment properties with the potential for capital appreciation. These assets generally will be Class B or B- properties built in the 1970s, 1980s or 1990s in cities demonstrating favorable multifamily supply and demand characteristics.
We typically seek to acquire multifamily rental properties that are well-located in generally affluent, inner ring, in-fill communities across the United States. We seek properties where there is often an opportunity to improve net operating income and overall property value by renovating the exterior of the property and the interior units, instituting quality property management, and aggressively marketing the property to decrease vacancies, enhance the credit quality of the resident base and increase effective rental rates.

We generally intend to hold our multifamily rental properties that were underperforming at the time of acquisition for two (2) to six (6) years, which we believe is the optimal period to enable us to capitalize on the potential for increased income and capital appreciation. However, economic and market conditions, and changes in REIT regulations, may cause us to adjust our expected holding period in order to maximize our potential returns. When acquiring 100% of the equity interests in properties, we expect to focus on properties with acquisition costs of between $15 million and $100 million each, including financing; however, when acquiring partial equity interests in properties, we expect that the total acquisition costs for 100% of the equity interests in each property by all of the co-owners, including us, will not exceed $100 million, including financing.
We may also invest in properties that have characteristics similar to multifamily rental properties such as student housing. Some of the properties may include a certain portion of units as condominiums or a building (or a portion of a building) that serves as a hotel. In certain cases, we may find an opportunity where the property’s value may be significantly increased if the condominiums are converted to apartments, the hotel is converted to apartments, or some other combination that involves a conversion of the current building’s use into an alternative, more attractive use.
Acquisition Strategy
When evaluating potential acquisitions of underperforming multifamily rental properties, we often look for older, Class B and Class B- properties that are in need of some refurbishment to update them to be more attractive to today’s apartment resident. For each specific property, we will consider, among other items:
•	location, construction quality, condition, design of the property and the redevelopment or repositioning required to add value;
•	purchase price, expected cash-on-cash yield and overall expected internal rate of return;
•	purchase price relative to historical and recent sales of similar properties in the market, including cap rate, price per unit and price per square foot;
•	purchase price relative to replacement cost of the property;
•	current and projected cash flow from the property and ability to increase cash flow; and
•	potential for capital appreciation from any redevelopment or repositioning activity.
The properties we have acquired and may continue to acquire often will be in need of:
•	exterior renovations, such as new paint or siding, windows, pavement, signage and landscaping improvements;
•
interior unit renovations, such as new carpet and flooring, interior paint with accent colors, cabinets, countertops, appliances and lighting fixtures, in order to make them more attractive to renters;

•	amenity enhancements or additions, such as leasing centers, fitness centers, swimming pools, business centers, clubhouses and dog runs;
•
security enhancements, such as controlled access, improved outdoor lighting, recorded or monitored security cameras, monitored security alarms in units, security patrols and courtesy law enforcement officers living on site; and

•	rebranding of the property, including the renaming of the property.
We seek to improve these properties to a Class B+ level or higher, maintaining their competitive price advantage over newer Class A apartments.
We consider Class A properties to be apartments built in the last five years with the highest level of common area and interior unit finishes such as slab granite kitchen and bathroom countertops, stone flooring such as travertine, oversized windows with glass transoms, attached garages, and 10-foot tall ceilings. Class B assets are generally well maintained, professionally managed apartments generally built over the period from six to 25 years ago and which have standard common area interior unit finishes, such as carpet and vinyl flooring, Formica countertops, detached garages and 8-foot tall ceilings. Class B- properties will often have original common area and interior unit finishes, such as older carpet and vinyl styles, older original appliances and brass lighting packages and hardware, and single-panel doors. An upgraded Class B+ property will have undergone recent upgrades and renovations to the common and interior finishes such as new Berber carpet and vinyl plank flooring, new Formica stone-like countertops, new wood cabinets, new stainless steel appliance packages, modern brushed chrome lighting packages and hardware and six panel doors. Class B+ properties generally maintain a rental price advantage over their Class A competitors.
Our Focus on Apartments
Our management team, which is now employed by REIT I, the indirect parent to REIT II Advisor, following the Self-Management Transaction, have been investing in all major real estate asset classes over the last 20 years, but have focused specifically on the multifamily sector with 12 of its last 13 funds sponsored by our Sponsor, and we expect to continue this focus as apartments have traditionally produced the highest risk-adjusted investment returns compared to other property sectors. A 30-year historical review of the NCREIF Property Index suggests that the total return generated by the multifamily sector is greater than the total return of the office, retail and hotel sectors (second only to industrial), while the deviation from that total return (beta) is the least among all asset classes mentioned.
A publication entitled A Case for Investing in U.S. Apartments, Torto Wheaton Research© (March, 2009) elaborated on many of the reasons that we have focused on the multifamily sector. The key factors for investing in apartments are summarized below:
•
a long track record of having the highest risk-adjusted investment returns compared to other property types; relatively more resilient during economic downturns, delivering higher returns than other property classes during recessionary periods;

•	efficient cash distribution, due to relatively low capital expenditures and technical improvements;
•
stable access to debt, due in part to the lending activities of Fannie Mae and Freddie Mac, government-sponsored enterprises, lower cost of debt capital and the ability to support more debt with the same level of risk;

•	operating in a favorable, transparent and market-driven regulatory and taxation environment, with shorter leases than other property types, allowing quicker adjustment to changing market environments;
•	wide variation in terms of age, size, quality and location, creating a broad spectrum of opportunities and possible investment strategies, thereby providing greater liquidity than other sectors;
Costar is forecasting that the national apartment market will exhibit favorable fundamentals through at least 2024. Net Effective Rents are expected to grow 2.4% on an annual compounded basis from 2021 to 2024. Occupancy is expected to average 92.6% from 2021-2024.
Apartment Acquisition Strategy
Cities with Strong Apartment Fundamentals
When evaluating potential acquisitions of investments in apartments, we generally consider whether the market where the investment is located is one that has the potential for growth by analyzing (i) the apartment supply and demand, (ii) the employment situation and (iii) the demographic make-up of the area. Specifically, we consider the following with respect to both the overall market and the submarket:
•	barriers to entry that would limit competition, such as zoning laws, physical barriers to new supply and local redevelopment or repositioning construction costs, among other factors;
•	properties under development that could pose competition and the potential for the construction of new competing properties in the area;
•	exposure to specific sectors of the economy and prospects for overall employment growth in the sectors of high exposure;
•	employment and household growth and net migration of the relevant market’s population;
•	tax and regulatory environment, specifically for any potential rent controls and landlord-tenant law, of the community in which the property is located;
•	income levels and employment growth trends in relevant markets;

•	educational levels of the relevant market’s population;
•	occupancy and demand by residents for properties of a similar type in the vicinity;
•	historical, current and forecasted effective rental rates and growth for properties of a similar type in the vicinity;
•	historical, recent and expected sales metrics for sales of properties of a similar type in the vicinity, specifically cap rates, cost per unit and cost per square foot;
•	historic and potential for capital appreciation generally;
•	likelihood of interest from institutional investors in the market;
•	prospects for liquidity through sale, financing or refinancing of the property;
•	synergy with existing operations in the area, if any; and
•	typical terms of resident leases for multifamily rental properties and the potential for rent increases.
Real Estate Asset Management Strategy
General
Our advisor’s investment approach includes active and aggressive management of each asset acquired. Our advisor believes that active management is critical to creating value. Prior to the purchase of an individual asset or portfolio, our asset managers will work closely with our advisor’s acquisition and underwriting teams to develop an asset management strategy. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. Our advisor will review asset management strategies weekly to anticipate changes or opportunities in the market during a given phase of a real estate cycle. Our asset management strategies will be designed with a goal of realistic yet aggressive enhancement of value throughout the investment period.
In an effort to keep an asset in compliance with our underwriting standards, our advisor’s acquisition team will remain involved through the investment life cycle of the acquired asset and will actively consult with our asset managers throughout the hold period. In addition, our advisor’s executive officers will periodically review the operating performance of investments against projections and will provide the oversight necessary to detect and resolve issues as they arise.
Property Management
We have a management agreement with REIT II Property Manager, an affiliate of REIT II Advisor and indirectly owned by REIT I following the Self-Management Transaction, to provide property management services, as applicable, for most, if not all, of the properties or other real estate related assets we acquire, provided REIT II Advisor is able to control the operational management of such acquisitions. REIT II Property Manager may subcontract with an affiliate or third party to provide day-to-day property management, construction management and/or other property specific functions as applicable for the properties it manages.
Greystar, a third-party, is a property management company that REIT II Property Manager has subcontracted with to manage the real estate assets that we own. The employees of Greystar, acting through REIT II Property Manager, assist in providing property management as well as construction management services to us.
Conditions to Closing Real Estate Investments
Our advisor will perform a diligence review on each property that we purchase. We generally will seek to condition our obligation to close the purchase of any property on the delivery of certain documents from the seller. Such documents, where available, include, but are not limited to:
•	any current or prior code violations;
•	bank or other financial institution statements with bank deposit receivables for the last six months;
•	business licenses, license fees, permits and permit bills;
•	capital expenditure history through the current year to date, including detail of any exterior work;

•	certificates of occupancy;
•	contracts and service agreements, including equipment leases;
•	correspondence with federal, state or municipal government offices, branches or agencies;
•	detailed rent roll for the most recent month, including concessions, security deposits, waivers of material conditions or other special conditions, including updated rent rolls as appropriate;
•	environmental, asbestos, soil, engineering reports, appraisals and wetland reports;
•	form leases;
•	general ledger for the past 12 months;
•	historical operating statements from ownership for the past three years, with month and year-to-date data for the last year and the current year;
•	income tax returns with income schedules for the last three years;
•	insurance invoices for the last two years and insurance losses, claims or other material correspondence regarding claims for the last five years;
•	list of any pending litigation affecting either the property or the residents;
•	monthly occupancy reports for the past two years;
•	multifamily resident and other property class tenant leases;
•	personal property inventory;
•	personnel list, wages and benefits;
•	plans and specifications, including as-built, architectural drawings and soil compaction studies;
•	surveys;
•	tax bills and assessment notices for the property and any personalty for the past four years, including any correspondence relating to tax appeals and reassessments;
•	tenant and vendor correspondence files;
•	termite and other pest inspections reports;
•	title commitment and recorded documents;
•	unexpired warranties; and
•	utility bills (gas, electric, water and sewer) for the past year, as well as the current year.
In order to be as thorough as reasonably possible in our due diligence, our advisor typically will obtain additional third-party reports. We may obtain reports with respect to property condition, soils, mechanical- and electrical-plumbing, structural, roof, air quality and mold, radon, seismic, lease audit, net operating income audit and others. We do not intend to acquire any property unless and until we obtain a new, or review a recent, Phase I environmental site assessment and are generally satisfied with the environmental status of the property.
Real Estate-Related Debt
General
We may acquire or originate debt secured by multifamily assets. Our Sponsor and its affiliates have an extensive history of investing in commercial real estate debt that dates back to 1991. The management team is now employed by REIT I and has extensive experience in the acquisition, management and disposition of real estate-related debt investments.
When acquiring real estate-related debt investments, we expect to focus on acquiring first mortgages, second mortgages, mezzanine loans, B-Notes and other subordinate loans, with acquisition costs of between $5 million and $100 million each that are secured directly or indirectly by multifamily rental properties. Based on our advisor’s experience, we, or a third party we contract with, may service the mortgages and other loan assets.

The purchase price that we will pay for any real estate-related debt investment will be largely based on the fair market value of the underlying real estate as determined by a majority of our directors (including a majority of the conflicts committee). In the cases where a majority of our conflicts committee require, and in all cases in which the transaction is with any of our affiliates, we will obtain an appraisal of fair market value by an independent expert selected by conflicts committee; however, we will rely on our own independent analysis and not on appraisals in determining whether to invest in a particular asset.
We generally intend to hold our real estate-related debt investments for two (2) to six (6) years, which we believe is the optimal period to enable us to capitalize on the potential for increased income and capital appreciation; however, economic and market conditions, and changes in REIT regulations, may cause us to adjust our expected holding period in order to maximize our potential returns. We cannot predict the various market conditions that will exist at any given time in the future. Because of this uncertainty, we cannot assure you that we will be able to sell our real estate-related debt investments at a profit, which could adversely affect our ability to realize any potential appreciation on our investments.
Types of Real Estate-Related Debt
First and Second Mortgages. First mortgage loans are secured by first-priority mortgages or deeds of trust on real property and are senior to other creditors with respect to the underlying property. Although we have no present intent to do so, we may also invest in construction loans, which similarly are in a first-priority position. Second mortgage loans are secured by second-priority mortgages or deeds of trust on real property that are subject to prior mortgage indebtedness.
Mezzanine Loans. We may invest in mezzanine loans that are secured by 100% of the equity securities of a special purpose vehicle that owns real estate encumbered by a first mortgage loan. The mezzanine loans may include provisions wherein we receive a stated interest rate on the loan as well as a preferred equity interest, such as a percentage of gross revenues or a percentage of the increase in the fair market value of the underlying property, payable on the earlier of the maturity of the loan or the refinancing or sale of the underlying property.
To protect and enhance returns in the event of premature payment, our mezzanine loans may have provisions such as prepayment lockouts, penalties and minimum profit hurdles. In addition, the mezzanine loans may include other collateral to secure our investment, including letters of credit, personal guarantees of the principals of the borrower or additional collateral unrelated to the underlying property.
Subordinate Interests in Whole Loans (B-Notes). We may also acquire subordinated interests in first mortgage real estate loans (whole loans) from third parties that are directly secured by a property, which are referred to in this prospectus as “B-Notes.” B-Notes are loans that are secured by a first mortgage, but are subordinated to a senior lien interest in the property, which is referred to in this prospectus as an “A-Note.” In addition to the interest payable on a B-Note, the borrower under the note may be charged fees or we may be entitled to receive additional income from payments by the borrower in excess of the price we paid to acquire the note. Otherwise, we, as a B-Note lender, will have the same obligations, collateral and borrower as the A-Note lender, but we typically will be subordinated in recovery to the A-Note lender if the borrower defaults.
We may also buy a whole loan and sell an A-Note to an unaffiliated party and we would retain a B-Note. In this case, we would keep any profit made from the sale of the A-Note.
Acquisition and Origination Strategy
We may make loans directly to real estate borrowers who are acquiring or refinancing multifamily properties or to acquire these loans. We may also acquire these types of existing loans. We anticipate that these loans will have a face value between $5 million and $50 million and be secured directly or indirectly by multifamily rental properties. We generally intend to originate or acquire loans with terms of 2 to 5 years; however we may make or acquire loans with terms that are longer or shorter depending on the market conditions and borrower or collateral.
Lending presents us with an opportunity to benefit from the positive trends in the multifamily industry, while being senior to an equity investor and typically receiving regular cash interest payments. Direct lending enables us to better control the structure of the loans and to maintain direct relationships with the borrowers. We intend to invest in mezzanine loans that are senior to the borrower’s equity in, and subordinate to a first mortgage loan on, a property. These loans are secured by pledges of ownership interests, in whole or in part, in entities that directly own the real property. In addition, we may require other collateral to secure mezzanine loans, including letters of credit, personal guarantees of the principals of the borrower, or collateral unrelated to the property. We may also invest in preferred equity, subordinate interests in whole loans as well as whole loans.
Acquisition or Origination Criteria. When evaluating potential acquisitions and dispositions of mortgages or other loans, we generally consider the following criteria with respect to the borrower:
•	acquisition price in relation to perceived asset value;
•	potential value of the underlying properties;
•	the balance sheet and any other financial statements of the borrower provided to us, which generally will have been reported on by nationally or regionally known accounting firms;
•	the borrower’s experience;
•	the borrower’s payment history;
•	whether the borrower has any judgments or bankruptcies on its record;
•	the borrower’s operating history; and
•	recourse to the borrower, if any.
With respect to the property serving, directly or indirectly, as collateral for the loan, we generally will consider the property’s:
•	location;
•	operating history;
•	business plan;
•	market position;
•	occupancy trends; and
•	functionality.
With respect to structuring or evaluating the terms of a loan, including payment and collateral terms and conditions, we generally will consider the borrower’s:
•	equity;
•	loan-to-value levels;
•	debt service coverage ratio levels;
•	legal structure and rights; and
•	credit ratings.
Conditions to Closing Debt Investments
Our advisor will perform a diligence review on each property underlying any mortgage, loan or other debt security that we purchase. We will generally seek to condition our obligation to close the purchase of any debt investment on the delivery of certain documents from the seller. Such documents are expected to include all documents listed below under “Conditions to Closing Real Estate Investments,” where available, and would also include for our real estate-related debt investments:
•	any default notices and correspondence;
•	loan documents and files for the real estate-related debt investment;
•	underlying documents demonstrating the security of the loan, such as the mortgage, deed of trust, pledge of interests or other evidence of security;
•	comprehensive interest rate, credit risk and liability assessments and documentation, as available; and
•	such other loan documentation as may be appropriate.

Other Possible Investments and Activities
We may make investments in REITs and other real estate companies and other companies that hold real estate assets.
We may issue our securities, including units in our Operating Partnership, in exchange for real estate investments. We do not intend to underwrite securities of other issuers. Nor do we have any intent to engage in the purchase and sale of any types of investments other than direct or indirect interests in real estate and real estate-related debt investments.
Co-Investment Strategy
Instead of acquiring full ownership of a debt or equity real estate investment, we may acquire partial, indirect interests in some of our debt or equity real estate investments by entering into co-investment agreements with other co-owners of the real estate investments, which may be independent third parties or REIT I or REIT III. Our ownership percentage of each of the new entities will generally be pro rata to the amount of money we apply to the purchase price (including financing, if applicable), and the acquisition, construction, development or renovation expenses, if any, of the real estate investment owned by the new entity relative to the total amounts applied, unless we and the other co-owners negotiate some other method of allocating the ownership of the real estate investment between us and the other co-owners.
Our co-investment partners may have business or economic objectives that are inconsistent with ours. Also, when more than one person controls a real estate investment, there may be a stalemate on decisions, including decisions regarding cash distributions, reserves, or a proposed sale or refinancing of the real estate investment, and the other parties to the co-investment agreement may have the right to make those decisions instead of us.
Disposition Policies
We are not required to hold a real estate investment for any particular minimum term before it is sold, refinanced or otherwise disposed of. After we have paid down any acquisition financing on a property, if and when the property has increased in value, we may refinance the property and distribute the proceeds, after fees, expenses and payment of other obligations and reserves, to our stockholders. The determination as to whether and when a particular real estate investment should be sold, refinanced or otherwise disposed of, will be made by our advisor after a consideration of relevant factors, including:
•	performance of the real estate investment;
•	market conditions;
•	the structure of the current financing and currently available refinancing;
•	achieving our principal investment objectives;
•	the potential for future capital appreciation;
•	cash flow; and
•	federal income tax considerations.
In addition, with respect to refinancing properties, our advisor will consider the amount of our initial cash investment and whether the property is subject to financing that comes due in a relatively short term.
Borrowing Policies
We have made our equity investments with cash and leveraged strategically to enhance our returns. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our total liabilities exceed 75% of the aggregate cost of our assets unless a majority of our conflicts committee finds substantial justification for borrowing a greater amount. Examples of such a substantial justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. On a total portfolio basis, however, based on current lending market conditions, we anticipate that we will not leverage our assets with debt financing such that our total liabilities will be in excess of 65% to 75% of the aggregate cost of our assets (65.5% as of December 31, 2019).
We may obtain REIT-level financing through a line of credit from third-party financial institutions or other commercial lenders. Our assets will serve as collateral for this type of debt incurred to acquire real estate investments. In addition to debt financing at the REIT-level, we may also finance the acquisition costs of individual real estate investments, as well as the acquisition costs of all or a group of real estate investments acquired by us, by causing our subsidiaries to borrow directly from third-party financial institutions or other commercial lenders. Under these circumstances, our advisor anticipates that certain properties acquired will serve as collateral for the debt we incur to acquire those particular properties and that we will seek to obtain nonrecourse financing for the acquisition of the properties. However, there is no guarantee that our advisor will be successful in obtaining financing arrangements on a property-by-property basis and that the loans would be nonrecourse to us. Finally, we may also obtain seller financing with respect to specific assets that we acquire. As of June 30, 2020, we had approximately $548.2 million in outstanding debt.
Distribution Policy
We elected to be taxed as a REIT and to operate as a REIT beginning with our taxable year ended December 31, 2014. To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our common stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Our board of directors considers many factors before authorizing a cash distribution, including current and projected cash flow from operations, capital expenditure needs, general financial conditions and REIT qualification requirements. To the extent permitted by Maryland law, we may borrow funds, issue new securities or sell assets to make and cover our declared distributions, all or a portion of which could be deemed a return of capital. We may also fund such distributions from advances from our advisor or sponsor or from our advisor's deferral of its asset management fee, although we have no present intention to do so. Our organizational documents do not limit the amount of distributions we can fund from sources other than from cash flows from operations.
For the six months ended June 30, 2020, we paid aggregate distributions of $6.0 million, including $2.9 million of distributions paid in cash and $3.1 million of distributions reinvested in shares of common stock through our distribution reinvestment plan. Distributions declared, distributions paid and cash flows provided by (used in) operating activities were as follows for the six months ended June 30, 2020 (in thousands, except per share data):
	Distributions Paid			Cash Provided By Operating Activities - Quarter to Date	Distributions Declared		Sources of Distributions Paid
2020	Cash	Distributions Reinvested (DRIP)	Total		Total	Per Share	Amount Paid from Operating Activities/Percent of Total Distributions Paid	Amount Paid from Debt Financing/Percent of Total Distributions Paid
First Quarter	$3,131	$2,873	$6,004	$2,278	$11	$0.00109589	$2,278/38%	$3,726/62%
Second Quarter	—	—	—	2,339	—	—	—	—
	$3,131	$2,873	$6,004	$4,617

Cash distributions paid since inception were as follows (in thousands, except per share data):
Fiscal Year	Per Common Share per day	Distributions reinvested in shares of Common Stock	Net Cash Distribution	Total Aggregate Distribution
2014	$0.00071223	$215	$114	$329
2015	0.00164384	8,424	5,654	14,078
2016	0.00164384	20,608	14,025	34,633
2017	0.00164384	20,685	15,095	35,780
2018	0.00164384	20,693	16,175	36,868
2019	0.00127854	14,724	12,519	27,243
2020	0.00109589	2,873	3,131	6,004
		$88,222	$66,713	$154,935
Our net loss for the six months ended June 30, 2020 was $14.8 million and net cash provided by operating activities was $4.7 million. We have funded our cumulative distributions, which includes net cash distributions and distributions reinvested by stockholders, with cash flows from operating activities and proceeds from debt financing. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have fewer funds available for investment and the overall return to our stockholders may be reduced.
We announced on March 30, 2020 that we were suspending distributions as of April 1, 2020 in order to preserve cash and offset any impact to our liquidity that may occur as a result of the COVID-19 pandemic on our operations.
We have not established a minimum distribution level and our charter does not require that we make distributions to our stockholders. Our Board of Directors intends to evaluate the resumption of distributions after the consummation or termination of the Merger. We will make distributions with respect to our shares of common stock in the sole discretion of our Board of Directors. No distributions will be made with respect to shares of our convertible stock.
Exit Strategy—Liquidation or Listing Policy
We anticipate providing our stockholders with a liquidity event or events by some combination of the following: (i) liquidating all, or substantially all, of our assets and distributing the net proceeds to our stockholders; or (ii) listing of our shares for trading on an exchange. If we do not begin the process of liquidating our assets or listing our shares by February 2022, unless a majority of our board of directors and a majority of our independent directors vote to set a future date for listing or liquidating beyond February 2022, upon the request of stockholders holding 10% or more of our outstanding shares of common stock, our charter requires that we hold a stockholder meeting to vote on a proposal for our orderly liquidation. Prior to any stockholder meeting, our directors would evaluate whether to recommend the proposal to our stockholders and, if they so determine, would recommend the proposal and their reasons for doing so. The proposal would include information regarding appraisals of our portfolio. If our stockholders did not approve the proposal, we would obtain new appraisals and resubmit the proposal to our stockholders up to once every two years upon the written request of stockholders owning 10% of the outstanding common stock.
Once we commence liquidation, we would begin an orderly sale of our properties and other assets. The precise timing of such sales will depend on the prevailing real estate and financial markets, the economic conditions in the areas where our properties are located and the federal income tax consequences to our stockholders. In making the decision to liquidate or apply for listing of our shares, our directors will try to determine whether liquidating our assets or listing our shares will result in greater value for stockholders.
Charter-Imposed Investment Limitations
Our charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. Pursuant to our charter, we will not:
•	borrow if such debt causes our total liabilities to exceed 75% of the aggregate cost of tangible assets we own, unless approved by a majority of the conflicts committee;

•
invest more than 10% of our total assets in unimproved property or mortgage loans on unimproved property, which we define as property not acquired for the purpose of producing rental or other operating income or on which there is no development or construction in progress or planned to commence within one year;

•	make or invest in mortgage loans unless an appraisal is available concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;
•
make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria, as determined by our board of directors;

•
make an investment if the related acquisition fees and expenses are not reasonable or exceed 6% of the contract purchase price for the asset, provided that the investment may be made if a majority of the directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction determines that the transaction is commercially competitive, fair and reasonable to us;

•
acquire equity securities unless a majority of our directors (including a majority of the members of our conflicts committee) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable, provided that investments in equity securities in “publicly traded entities” that are otherwise approved by a majority of our directors (including a majority of the members of our conflicts committee) not otherwise interested in the transaction, shall be deemed fair, competitive and commercially reasonable if we acquire the equity securities through a trade that is effected in a recognized securities market (a “publicly traded entity” shall mean any entity having securities listed on a national securities exchange or included for quotation on an inter-dealer quotation system) and provided further that this limitation does not apply to (i) acquisitions effected through the purchase of all of the equity securities of an existing entity, (ii) the investment in wholly owned subsidiaries of ours or (iii) investments in asset-backed securities;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;
•
invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;
•
issue debt securities in the absence of adequate cash flow to cover debt service unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known changes, is sufficient to service that higher level of debt as determined by the board of directors or a duly authorized executive officer;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;
•
issue redeemable equity securities (as defined in the Investment Company Act of 1940, as amended), which restriction has no effect on our share redemption program or the ability of our Operating Partnership to issue redeemable partnership interests; or

•
make distributions in kind, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property, (b) our board of directors offers each stockholder the election of receiving such in kind distributions and (c) in kind distributions are made only to those stockholders who accept such offer.

Investment Limitations Under the Investment Company Act of 1940
We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
•
pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that we and our Operating Partnership will not be required to register as an investment company under either of the tests above. With respect to the 40% test, most of the entities through which we and our Operating Partnership will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).
With respect to the primarily engaged test, we and our Operating Partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of our Operating Partnership fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. Otherwise, they should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the subsidiaries of our Operating Partnership relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
Pursuant to the language of Section 3(c)(5)(C), we will treat an investment in real property as a qualifying real estate asset. The SEC staff, according to published guidance, takes the view that certain mortgage loans and other types of real estate-related loans in which we may invest are qualifying real estate assets. Thus, we intend to treat these investments as qualifying real estate assets. The SEC staff has not published guidance with respect to the treatment of commercial mortgage-backed securities for purposes of the Section 3(c)(5)(C) exemption. Unless we receive further guidance from the SEC or its staff with respect to residential or commercial mortgage-backed securities, we intend to treat residential or commercial mortgage-backed securities as a real estate-related asset.
If any subsidiary relies on Section 3(c)(5)(C), we expect to limit the investments that the subsidiary makes, directly or indirectly, in assets that are not qualifying assets and in assets that are not real estate-related assets. In 2011, the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage-related instruments. To the extent that the SEC or its staff provides guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from registration as an investment company, we may be required to adjust our strategy accordingly. Any guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.
Changes in Investment Objectives and Policies
Stockholders have no voting rights with respect to the establishment, implementation or alteration of the investment objectives and our policies, all of which are the responsibility of our board of directors and advisor.
Employees and Economic Dependency
We have no paid employees. The employees of REIT II Advisor, now a subsidiary of REIT I, and its affiliates provide management, acquisition, advisory and certain administrative services for us. We are dependent on REIT II Advisor and its affiliates for certain services that are essential to us, including the identification, evaluation, negotiation, purchase and disposition of properties and other investments; management of the daily operations of our portfolio; and other general and administrative responsibilities. In the event that these affiliated companies are unable to provide the respective services, we will be required to obtain such services from other sources.
Competition
We believe that the current market for properties that meet our investment objectives is extremely competitive and many of our competitors have greater resources than we do. We believe that our multifamily communities are suitable for their intended purposes and adequately covered by insurance. There are a number of comparable properties located in the same submarkets that may compete with them. We compete with numerous other entities engaged in real estate investment activities, including individuals, corporations, banks and insurance company investment accounts, other REITs, real estate limited partnerships, the U.S. Government and other entities, to acquire, manage and sell real estate properties and real estate related assets. Many of our competitors enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase.
Concentration of Credit Risk
The geographic concentration of our portfolio makes it particularly susceptible to adverse economic developments in the Texas, Illinois, Colorado, Oregon and Georgia apartment markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, relocations of businesses, increased competition from other apartment communities, decrease in demand for apartments or any other changes, could adversely affect our operating results and its ability to make distributions to stockholders.
Environmental
As an owner of real estate, we are subject to various environmental laws of federal, state and local governments. Compliance with existing laws has not had a material adverse effect on our financial condition or results of operations, and management does not believe it will have such an impact in the future. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.
Legal Matters
From time to time, we are subject, or party, to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition nor are we aware of any such legal proceedings contemplated by government agencies.
Governmental Regulations
Our business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.

We and any operating subsidiaries that we may form may be subject to state and local tax in states and localities in which they or we do business or own property. The tax treatment of us, REIT II OP, any operating subsidiaries we may form and the holders of our shares in local jurisdictions may differ from our federal income tax treatment.
Compensation of Executive Officers
Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of our advisor and its affiliates and are compensated by these entities, in part, for their services to us. Under the terms of our advisory agreement, our advisor is responsible for providing our day-to-day management, subject to the authority of our board of directors. See “– Certain Transactions with Related Persons” for a discussion of the fees paid and expenses reimbursed to REIT II Advisor and its affiliates in connection with managing our operations.
Compensation of Directors
If a director is also one of our executive officers or an affiliate of REIT II Advisor, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by the Conflicts Committee of the REIT II Board, which is comprised entirely of independent directors.
We have provided below certain information regarding compensation earned by or paid to our directors during the fiscal year ended December 31, 2019.
Name	Fees Earned or Paid in Cash in 2019	All Other Compensation	Total
Alan F. Feldman	—	—	—
George Carleton(1)	—	—	—
Thomas J. Ikeler	$54,000	—	$54,000
Gary Lichtenstein	$68,000	—	$68,000
David Spoont	$45,500	—	$45,500
(1)	George Carleton resigned from the REIT II Board effective September 8, 2020.
Cash Compensation
We pay each of our independent directors:
•	an annual retainer of $25,000 ($30,000 for the chairman of the audit committee);
•	$1,000 per each board meeting attended in person;
•	$1,000 per each committee meeting attended in person, except that the chairman of the committee is paid $2,000 for each meeting attended in person;
•	$500 per each board meeting attended by telephone; and
•	$500 per each committee meeting attended by telephone, except that the chairman of the committee is paid $1,000 for each meeting attended by telephone.
In addition, we formed a separate committee consisting of a subset of our independent directors. Directors on this committee received $4,000 per month commencing November 1, 2019 and ending September 30, 2020. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.
Special Committee
The REIT II Special Committee was formed for the purpose of reviewing, considering, investigating, evaluating, proposing and, if deemed appropriate by the REIT II Special Committee, negotiating our proposed mergers with each of REIT I and REIT III and, among other matters, determining whether the Mergers are fair and in the best interests of REIT II and its stockholders. The members of the REIT II Special Committee are Gary Lichtenstein and Thomas Ikeler, with Gary Lichtenstein serving as the chairman of the REIT II Special Committee.

The REIT II Special Committee held five meetings during the year ended December 31, 2019 and 36 meetings during 2020.
Management
The following table sets forth certain information with respect to each of the persons who serve as directors and executive officers of REIT II:
Name	Age**	Position(s)
Alan F. Feldman	56	Chairman of the Board, Chief Executive Officer, President and Director
Thomas Ikeler	64	Independent Director
Gary Lichtenstein	72	Independent Director
David Spoont	61	Independent Director
Thomas C. Elliott	47	Chief Financial Officer, Executive Vice President and Treasurer
Steven R. Saltzman	57	Chief Accounting Officer and Senior Vice President
Shelle Weisbaum	59	Chief Legal Officer, Senior Vice President and Secretary
**	As of June 30, 2020
Information about David Spoont, who has tendered his resignation from the REIT II Board as of the effective time of the Merger is below. For more information about the other persons listed above, see “The Fully Combined Company—Management of the Fully Combined Company.
David Spoont has been a REIT II directors since November 2013. Mr. Spoont has also served as a director of REIT III since January 2016. Since, January 2012, Mr. Spoont has served as President and Founder of Haverford Capital Management, Inc., a Plymouth Meeting, Pennsylvania headquartered company providing assistance to real estate companies with equity raising, financing and the disposition of assets. Immediately prior to this, from February 2008 to January 2010, Mr. Spoont was Senior Vice President of Finance and Dispositions for Urdang Capital Management, Inc. (now CenterSquare Investment Management Holdings, Inc., a BNY Mellon company) where he was responsible for its capital markets activities and oversaw dispositions, financings and debt restructurings. From February 1995 to January 2008, Mr. Spoont worked for Brandywine Construction and Management, Inc., a Philadelphia based developer and owner/operator of apartments, where during his last several years there, he served as Chief Investment Officer. He received his Bachelor of Science degree in Finance and Economics from Lehigh University and his Master of Business Administration from the University of Pittsburgh. Mr. Spoont is also a licensed real estate broker in the Commonwealth of Pennsylvania and a former member of the Mortgage Bankers Association. Mr. Spoont served as an Adjunct Professor at the Villanova University School of Business from May 2014 to July 2018.
Compensation Committee Interlocks and Insider Participation
We currently do not have a compensation committee of the REIT II Board because we do not pay, or plan to pay, any compensation to our officers. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.
2020 Long-Term Incentive Plan
On September 8, 2020, the REIT II Board approved, effective as of the effective time of the Merger, the assumption and continuation of the 2020 LTIP and the outstanding restricted stock awards thereunder, as adjusted to be awards with respect to REIT II Common Stock, all as provided for in the Merger Agreement.
The purpose of the 2020 LTIP is to advance the interests of the company and its stockholders by providing an incentive to attract, retain and reward certain eligible persons performing services for the company and by motivating such persons to contribute to the growth and profitability of the company. The 2020 LTIP allows for grants to the company’s employees, consultants and directors of stock options (non-statutory and incentive), restricted stock awards, stock appreciation rights, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. The maximum aggregate number of shares of common stock of REIT II that may be issued pursuant to awards granted under the 2020 LTIP (as assumed by REIT II) is 3,500,000.

The 2020 LTIP will be administered by the conflicts committee of the REIT II Board. Subject to the terms of the 2020 LTIP, the conflicts committee has the authority to determine the individuals to whom, and the time or times at which, awards are made, the size of each award, and the other terms and conditions of each award. The board of directors also has the authority to make all determinations that are in the board’s judgment necessary or desirable for the administration of the plan. The board’s construction and interpretation of the terms and provisions of the 2020 LTIP are final and conclusive.
The board of directors may at any time modify or amend the 2020 LTIP in any respect, provided that no such modification or amendment may materially adversely affect the rights of a participant under an existing stock award that has been previously granted except as expressly provided in the 2020 LTIP. Unless sooner terminated in accordance with its terms, the 2020 LTIP will terminate on the date that is ten years following the date on which the 2020 LTIP was adopted by the Board.
Equity Grants by REIT I to be Assumed by REIT II
In connection with the Self-Management Transaction, the REIT I Board granted awards of REIT I Restricted Stock under the 2020 LTIP to the executives of REIT I in the chart below with respect to the number of shares next to their name in the chart below. The grant of REIT I Restricted Stock is subject to vesting in two tranches: 40% of the total number of shares will vest upon the consummation of the Merger and 60% of the total number of shares will vest upon a “Liquidity Event” (as defined below) so long as the executive remains continuously employed through each such vesting date. If the executive’s employment terminates for any reason before the vesting date, all unvested shares will be immediately forfeited.
Executive Officer of REIT I	Number of Shares of REIT I Restricted Stock Subject to Award
Alan F. Feldman, Chief Executive Officer and President	250,912
Thomas C. Elliott, Chief Financial Officer, Executive Vice President and Treasurer	141,423
Steven R. Saltzman, Chief Accounting Officer and Senior Vice President	27,372
Shelle Weisbaum, Chief Legal Officer and Senior Vice President	45,620
For purposes of these awards:
“Liquidity Event” means (i) a listing of the common stock of REIT II, on a national securities exchange, (ii) a sale, merger or other transaction in which the stockholders of REIT II either receive, or have the option to receive, cash, securities redeemable for cash and/or securities of a publicly traded company, or (iii) the sale of all or substantially all of REIT II’s assets where stockholders either receive, or have the option to receive, cash or the securities of a publicly traded company.
Pursuant to the terms of the Merger Agreement each share of REIT I Restricted Stock issued and outstanding immediately prior to the effective time of the Company Merger will be automatically cancelled and extinguished and converted into the right to receive 1.22423 shares of REIT II Common Stock and will continue to have and be subject to the same terms and conditions (including vesting terms) set forth in the 2020 LTIP and the related restricted stock agreements.

Security Ownership of Certain Beneficial Owners
The following table shows, as of June 30, the amount of REIT II Common Stock and REIT II Convertible Stock beneficially owned (unless otherwise indicated) by: (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of REIT II outstanding stock, (2) the REIT II Board, (3) REIT II’s executive officers and (4) all of the REIT II Board and executive officers as a group.
Name and Address of Beneficial Owner(1)	Number of Shares REIT II Common Stock Beneficially Owned	Percentage of REIT II Common Stock Beneficially Owned(2)	Number of Shares of REIT II Convertible Stock Beneficially Owned	Percentage of REIT II Convertible Stock Beneficially Owned(2)
Alan F. Feldman	145,605(3)	0.24%	36,104(5)	72.2%
Thomas C. Elliott	—	—	798	1.6%
Steven R. Saltzman	253	*	600	1.2%
Shelle Weisbaum	—	—	600	1.2%
Thomas J. Ikeler	—	—	—	—
Gary Lichtenstein	1,362	*	—	—
David Spoont(4)	7,606	*	—	—
All officers and directors as a group (seven persons)	154,826	0.26%	38,102	76.2%
*	Less than 0.1%
(1)	The address for each beneficial owner is 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103.
(2)	Based on 60,206,977 and 50,000 shares of REIT II Common Stock and REIT II Convertible Stock, respectively, outstanding as of June 30, 2020.
(3)	Includes 137,433 shares held by Sponsor as of June 30, 2020, through which Mr. Feldman as a director has investment discretion. Mr. Feldman disclaims beneficial ownership of these shares.
(4)	Mr. Spoont has submitted an irrevocable letter of resignation tendering his resignation from the board of directors effective upon the consummation of the Merger.
(5)
Includes 31,904 convertible shares held by REIT II Advisor as of June 30, 2020, through which Mr. Feldman as a director, has investment discretion. Mr. Feldman disclaims beneficial ownership of these shares.

Director Independence
Under our charter, an independent director is a person who is not associated and has not been associated within the last two years, directly or indirectly, with our sponsor or advisor. A director is deemed to be associated with our sponsor or advisor if he or she owns an interest in, is employed by, is an officer or director of our sponsor, advisor or any of their affiliates, performs services (other than as a director) for us, is a director for more than three REITs organized by the sponsor or advised by the advisor, or has any material business or professional relationship with the sponsor, advisor or any of their affiliates. A business or professional relationship will be deemed material if the gross income derived by the director from the sponsor, the advisor or any of their affiliates exceeds 5% of the director’s (1) annual gross revenue derived from all sources during either of the last two years or (2) the director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the sponsor, advisor or any of their affiliates or with us.
In addition, although our shares are not listed for trading on any national securities exchange, a majority of the directors, and all of the members of the audit committee and the conflicts committee are “independent” as defined by the New York Stock Exchange (“NYSE”). The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors has determined that Thomas Ikeler, Gary Lichtenstein and David Spoont each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a director. None of these directors has ever served as (or is related to) an employee of ours or any of our predecessors or acquired companies or received or earned any compensation from us or any such other entities except for compensation directly related to service as a director of us. Therefore, we believe that all of these directors are independent directors.

Policies and Procedures for Transactions with Related Persons
Our charter requires our conflicts committee, which consists of all of our independent directors, to review and approve all transactions between us and our advisor, any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the conflicts committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to a designated compliance officer, currently the compliance officer of our advisor, or, if the compliance officer is affected by the conflict, directly to the chairman of our conflicts committee.
We have also adopted a Code of Ethics that applies to each of our officers and directors, which we refer to as “covered persons.” The Code of Ethics sets forth certain conflicts of interest policies that limit and govern certain matters among us, the covered persons, REIT II Advisor and their respective affiliates. Our Code of Ethics is available on our website at http://www.resourcereit2.com/pdf/reit-ii-code-of-conduct.pdf.
Certain Relationships and Related Party Transactions
Set forth below is a description of the material transactions between our affiliates and us since the beginning of 2018 as well as any such currently proposed transactions.
Our executive officers are also executive officers of REIT II Advisor and REIT II Property Manager. Mr. Feldman, who is also one of our directors, is a manager of REIT II Advisor and REIT II Property Manager. Prior to the Self- Management Transaction, each of these individuals were also employed by Resource America, which indirectly owned REIT II Advisor. Resource America is a wholly owned subsidiary of C-III, a leading commercial real estate services company engaged in a broad range of activities. C-III controlled REIT II Advisor and owned REIT II Property Manager. On September 8, 2020, our officers resigned their positions with the Sponsor and its affiliates and became employees of REIT I. In addition, George E. Carleton, resigned as President and Chief Operating Officer of REIT II and as a director of REIT II as well as his positions with subsidiaries of REIT I and entities acquired by REIT I in the Self-Management Transaction. Mr. Carleton was President and a manager of REIT II Advisor and remains an executive officer of Resource America and C-III. If the Merger is completed, REIT II will succeed to REIT I’s self-management structure and will no longer be externally advised and many of these conflicts will cease.
Our Relationship with our Advisor
We have entered into an advisory agreement with our advisor pursuant to which our advisor is responsible for managing, operating, directing and supervising the operations and administration of us and our assets. Pursuant to the terms of the advisory agreement, our advisor is entitled to specified fees upon the provision of certain services, including payment of acquisition fees, asset management fees, disposition fees, debt financing fees and reimbursement of certain expenses related to our offerings and our operations, including organization and offering expenses, acquisition expenses and operating expenses.
We pay our advisor an acquisition fee of 2.0% of the cost of investments acquired plus any capital expenditure reserves allocated, or the amount funded by us to acquire or originate loans, including acquisition expenses and any debt attributable to such investments. For the years ended December 31, 2019 and 2018, our advisor did not earn any acquisition fees.
We pay our advisor a monthly asset management fee equal to one-twelfth of 1.0% of the cost of each asset, without deduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the costs or value attributable to our investment in an asset if we do not own all or a majority of an asset and do not manage or control the asset. For the years ended December 31, 2019 and 2018, our advisor earned approximately $9.4 million and $9.8 million respectively, in asset management fees, all of which had been paid to our advisor as of December 31, 2019.

We pay our advisor a debt financing fee upon obtaining or assuming any debt financing for which our advisor provided substantial services equal to 0.5% of the amount available under the obtained or assumed financing. For the years ended December 31, 2019 and 2018, our advisor earned approximately $0.1 million and $0.1 million respectively, in debt financing fees, all of which had been paid to our advisor as of December 31, 2019.
We pay our advisor a disposition fee in connection with of the sale of a property equal to the lesser of (i) one-half of the aggregate brokerage commission paid, or if none is paid, the amount that would be paid at a market rate and (ii) 2.0% of the contract sales price. For the year ended December 31, 2019, our advisor earned approximately $274,000 in disposition fees, all of which had been paid to our advisor as of December 31, 2019. No properties were sold during the year ended December 31, 2018 and, therefore, no disposition fees were earned.
We also reimburse our advisor for expenses incurred in connection with its provision of services to us, including our allocable share of costs for advisor personnel and overhead, including allocable personnel salaries and other employment expenses. However, we do not reimburse our advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition fees or disposition fees. For the years ended December 31, 2019 and 2018, our advisor charged approximately $3.5 million and $3.7 million, respectively, to us for these operating expenses, of which approximately $6,000 and $133,000 was unpaid and due to our advisor as of December 31, 2019 and 2018, respectively. Included in the operating expenses reimbursed to our advisor during the year ended December 31, 2019 was $460,884 for a portion of the compensation paid in 2019 to Mr. Feldman, $94,422 for a portion of the compensation paid in 2019 to Mr. Saltzman and $110,629 for a portion of the compensation paid in 2019 to Ms. Weisbaum. Included in the operating expenses reimbursed to our advisor during the year ended December 31, 2018 was $569,166 for a portion of the compensation paid in 2018 to Mr. Feldman, $85,140 for a portion of the compensation paid in 2018 to Mr. Saltzman and $101,299 for a portion of the compensation paid in 2018 to Ms. Weisbaum.
Second Amended and Restated Advisory Agreement
Concurrently with the entry into the Merger Agreements, we and REIT II Advisor entered into the Amended and Restated REIT II Advisory Agreement. The terms of the Amended and Restated REIT II Advisory Agreement are identical to those of the advisory agreement that was previously in effect, except for the following changes. The REIT II Advisor agreed to waive an acquisition fee and debt financing fee in connection with the REIT III Merger. No such waiver was sought with respect to the Merger because, if owed, it would be paid with REIT II OP funds to an entity that would then be wholly owned by REIT II OP. In addition, the limitations on a self-management transaction and the restriction on REIT II’s ability to solicit employees from the REIT II Advisor were removed.
Our Relationship with our Property Manager
We have entered into a management agreement with our property manager pursuant to which it manages real estate properties and real estate-related debt investments and coordinates the leasing of, and manages construction activities related to, our real estate properties. Pursuant to the terms of the management agreement, our property manager is entitled to specified fees upon the provision of certain services, including payment of property management, construction management and debt servicing fees. For the years ended December 31, 2019 and 2018, our property manager earned approximately $3.8 million and $3.9 million, respectively, in property management fees. As of December 31, 2019 and 2018, a total of approximately $0.3 million of property management fees was unpaid and due to our property manager. For the years ended December 31, 2019 and 2018, our property manager earned approximately $255,000 and $859,000, respectively, in construction management fees, all of which had been paid to our property manager as of December 31, 2019.
During the ordinary course of business, our property manager or its affiliates may pay certain shared information technology fees, operating expenses and construction payroll expenses on our behalf. Reimbursable expenses charged by our property manager or its affiliates during the year ended December 31, 2019 and 2018 totaled approximately $70,000 and $201,000, respectively. Reimbursable expenses payable to our property manager or its affiliates as of December 31, 2019 totaled approximately $96,000.
Other Transactions involving Affiliates
Until February 28, 2019, our properties participated in a property loss self-insurance pool with other properties directly and indirectly managed by Resource America and C-III, which was backed by a catastrophic insurance policy. The pool covered losses up to $2.5 million in aggregate, after a $25,000 deductible per incident. Claims beyond the insurance pool limits were covered by the catastrophic insurance policy, which covered claims up to $250.0 million, after either a $25,000 or $100,000 deductible per incident, depending on location and/or type of loss. Beginning March 1, 2019, we participate (with other properties directly or indirectly managed by Resource America and C-III) only in the catastrophic insurance policy. During the years ended December 31, 2019 and 2018, we paid $0 and $622,483, respectively, into the insurance pools.
We currently participate in a liability insurance program for directors and officers coverage with REIT I and REIT III. Prior to the Self-Management Transaction, we participated in a liability insurance program for directors and officers coverage with other C-III-managed entities and subsidiaries for coverage up to $100.0 million. We paid premiums of approximately $254,000 in connection with this insurance program during the year ended December 31, 2019.
Prior to the Self-Management Transaction, Resource America performed internal audit services for us, for which we paid Resource America approximately $100,000 and $78,625, respectively, in internal audit fees during the years ended December 31, 2019 and 2018.
We utilized the services of a printing company, Graphic Images, LLC (“Graphic Images”), whose principal owner is the father of our Chief Financial Officer. We incurred expenses of approximately $0 and $5,000, respectively, related to services provided by Graphic Images during the years ended December 31, 2019 and 2018.
Allocation of Investment Opportunities
We rely on our advisor, its executive officers and its affiliates’ real estate professionals to identify suitable multifamily investment opportunities for us. Our advisor’s executive officers and affiliates’ real estate professionals are also key employees of REIT I, and/or the advisors to REIT III. As such, REIT I and REIT III rely on many of the same key real estate professionals as we do for their multifamily investment opportunities. Many investment opportunities that are suitable for us may also be suitable for REIT I or REIT III. We participate with REIT I and REIT III in an Allocation Committee (the “Resource Allocation Committee”) which reviews each potential multifamily investment opportunity and determines for which REIT, including us, it is best suited. The Resource Allocation Committee will consider the investment objectives, portfolio and criteria of each program and its conflict resolution procedures if an investment is suitable for more than one program. As a result, these professionals could direct attractive investment opportunities to another REIT.
In the event that an opportunity is equally suitable for us and another REIT, the Resource Allocation Committee may allocate opportunities on an alternating basis with the view that, overall, we and the other REITs would be treated equitably. Alternatively, the investment may be allocated among us and the other party in proportion to the relative amounts of the investment sought by each. Such co-investments must be approved by the vote of the conflicts committee.
Our advisory agreement requires that our advisor inform the conflicts committee each quarter of the investments that have been purchased by other REITs for whom our advisor or one of its affiliates serves as an investment adviser so that the conflicts committee can evaluate whether we are receiving our fair share of opportunities. Our advisor’s success in generating investment opportunities for us and the fair allocation of opportunities among the REITs are important factors in the conflicts committee’s determination to continue or renew our arrangements with our advisor and its affiliates. The conflicts committee has a duty to ensure that favorable investment opportunities are not disproportionately allocated to other REITs.
Voting Agreements
Concurrently with the execution of the Merger Agreement, as an inducement to REIT II to enter into the Merger Agreement, the Sponsor and Alan F. Feldman, solely in their capacity as holders of REIT I Convertible Stock, entered into voting agreements with REIT II. Pursuant to the terms of the voting agreements they have agreed, among other things, to vote all shares of REIT I Convertible Stock owned by such holder in favor of the approval of the Merger Agreement and the transactions contemplated thereby. The shares of REIT I Convertible Stock held by the Sponsor and Mr. Feldman represent more than two-thirds of the outstanding shares of REIT I Convertible Stock and as such they can approve the Merger Agreement on behalf of the holders of REIT I Convertible Stock.

Pending Mergers with REIT III and REIT I
On September 8, 2020, we entered into the Merger Agreements to acquire each of REIT III and REIT I. The Mergers are stock-for-stock transactions whereby each of REIT III and REIT I will be merged into one of our wholly owned subsidiaries. The consummation of our merger with REIT III is not contingent upon the completion of the merger with REIT I, and the consummation of the merger with REIT I is not contingent upon the completion of the merger with REIT III. Following the Self-Management Transaction REIT I is the indirect advisor to REIT II and REIT III.
Currently Proposed Transactions
Other than as described above, there are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.
Revolution I Merger Sub, LLC
Revolution I Merger Sub, LLC, (“Merger Sub”) is a Maryland limited liability company and direct wholly owned subsidiary of REIT II formed solely for the purpose of entering into the Merger Agreement and effecting the Merger. Upon completion of the Merger, REIT I will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Entity and a wholly owned subsidiary of REIT II. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.
Resource Real Estate Opportunity REIT, Inc.
Set forth below is a description of the business of REIT I. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “REIT I,” “we,” “us,” or “our” refer to Resource Real Estate Opportunity REIT, Inc. and its consolidated subsidiaries.
Description of Business
REIT I is a Maryland corporation that was formed on June 3, 2009, and has elected to be taxed as a REIT and to operate as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2010, and each year thereafter. REIT I focused primarily on acquiring underperforming or distressed real estate and real estate loans. Its objective is to invest in multifamily assets across the entire spectrum of investments in order to provide stockholders with growing cash flow and increasing asset values.
REIT I owns its interests in all of its properties and conducts substantially all of its business through REIT I OP. Prior to the Self-Management Transaction, REIT I was externally advised by REIT I Advisor and its properties were managed by REIT I Property Manager, entities indirectly owned by Resource America and C-III. As described in more detail under “Self-Management Transaction,” on September 8, 2020, REIT I entered into a series of transactions to become self-managed and acquired the advisory, asset management and property management business of the Sponsor and C-III. The REIT I Advisor is now owned by REIT I OP. The principal executive offices of REIT I are located at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103. REIT I’s website is located at http://www.resourcereit.com. The information found on, or otherwise accessible through, REIT I’s website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document REIT I files with or furnishes to the SEC.
Our business strategy has a focus on multifamily assets. Our targeted portfolio consists of commercial real estate assets, principally (i) multifamily rental properties purchased as non-performing or distressed loans or as real estate owned by financial institutions and (ii) multifamily rental properties to which we have added value with a capital infusion (referred to as “value add properties”). However, we are not limited in the types of real estate and real estate-related assets in which we may invest or whether we may invest in equity or debt secured by real estate and, accordingly, we may invest in other real estate assets or debt secured by real estate assets. We do not expect to make any significant additional real estate investments and we continually monitor the portfolio of optimized, renovated properties seeking sales opportunities that will maximize our return. We generally expect to distribute gains from such sales to our stockholders in the form of distributions. As of June 30, 2020, REIT I owned 28 multifamily properties and one performing loan and had sold 26 multifamily properties.

On September 15, 2009, we commenced a private placement offering to accredited investors for the sale of up to 5,000,000 shares of common stock at a price of $10 per share, with discounts available to certain categories of purchasers. The offering, which closed on June 9, 2010, resulted in aggregate gross proceeds of $12.8 million, ($11.3 million, net of syndication costs) and resulted in the issuance of 1,283,727 common shares, including 20,000 shares purchased by REIT I Advisor. Also, in conjunction with the private offering, we offered 5,000 shares of convertible stock at a price of $1 per share. Investors acquired 937 shares of the convertible stock; REIT I Advisor purchased the remaining 4,063 shares.
On June 16, 2010, we commenced our initial primary public offering of up to 75,000,000 shares and a public offering of up to an additional 7,500,000 shares pursuant to our distribution reinvestment plan. Resource Securities served as the dealer manager. We offered shares of our common stock in our primary offering for $10 per share, with discounts available to certain categories of investors.
We closed the primary portion of our initial public offering on December 13, 2013, having raised aggregate gross proceeds of $633.1 million through the issuance of 63,647,084 shares of our common stock, including 276,056 shares purchased by REIT I Advisor and 1,161,623 shares sold pursuant to our distribution reinvestment plan. On December 26, 2013, the unsold primary offering shares were deregistered and, on December 30, 2013, the registration of the shares issuable pursuant to the distribution reinvestment plan was continued pursuant to a Registration Statement on Form S-3. A new Registration Statement on Form S-3 was filed in May 2016 to continue the distribution reinvestment plan offering. We continue to offer shares pursuant to our distribution reinvestment plan at a purchase price equal to 95% of our current estimated value per share. As of June 30, 2020, REIT I had sold 1,263,727 shares of common stock in its private offering for gross proceeds of $12.58 million; 62,485,41 shares of common stock in its public offering for gross proceeds of $622.08 million; and 17,018,612 shares of common stock in its distribution reinvestment plan for gross proceeds of $175.02 million. In addition, REIT I had issued 2,132,266 shares as a stock distribution and issued 15,500 shares of common stock to the REIT I Advisor and redeemed and retired 12,995,684 shares of common stock.
Real Estate Portfolio
As of June 30, 2020, we owned the 28 multifamily properties listed below:
Multifamily Community Name	City and State	Number of Units	Date of Acquisition(1)	Purchase Price(2)	Year of Construction	Average Unit Size (Sq. Ft.)	Physical Occupancy Rate(3)	Effective Monthly Revenue per Unit(4)
Vista Apartment Homes(5)(6)	Philadelphia, PA	133	6/17/2011	$12,000	1961	876	89.5%	$1,635
Cannery Lofts(7)(8)	Dayton, OH	156	5/13/2011	$7,100	1838	1,030	91.7%	$1,491
Retreat at Rocky Ridge	Hoover, AL	206	4/18/2013	$8,500	1986	869	98.5%	$940
Trailpoint at the Woodlands	Houston, TX	271	6/24/2013	$27,200	1981	859	94.1%	$1,126
The Westside Apartments	Plano, TX	412	7/25/2013	$32,200	1984	862	91.0%	$1,260
Tech Center Square	Newport News, VA	208	9/9/2013	$18,250	1985	803	92.8%	$1,114
Verona Apartment Homes	Littleton, CO	276	9/30/2013	$30,600	1985	744	91.7%	$1,448
Skyview Apartment Homes	Westminster, CO	224	9/30/2013	$24,250	1985	748	92.0%	$1,390
Maxwell Townhomes	San Antonio, TX	316	12/16/2013	$22,500	1982	1,015	91.1%	$1,220
Meridian Pointe	Burnsville, MN	339	12/20/2013	$33,149	1988	982	92.3%	$1,547
Evergreen at Coursey Place(9)	Baton Rouge, LA	352	1/28/2014	$15,499	2003	999	96.9%	$1,062
Pines of York(10)	Yorktown, VA	248	1/28/2014	$8,087	1974	987	97.2%	$1,135
The Estates at Johns Creek	Alpharetta, GA	403	3/28/2014	$70,500	1999	1,457	92.3%	$1,954
Perimeter Circle	Atlanta, GA	194	5/19/2014	$29,500	1995	961	90.2%	$1,564
Perimeter 5550	Atlanta, GA	165	5/19/2014	$22,250	1995	906	90.9%	$1,405
Aston at Cinco Ranch	Katy, TX	228	6/26/2014	$32,300	2000	1,015	96.1%	$1,395
Sunset Ridge	San Antonio, TX	324	9/4/2014	$35,000	1949	861	86.7%	$1,348
Calloway at Las Colinas	Irving, TX	536	9/29/2014	$48,500	1984	850	88.6%	$1,330
South Lamar Village	Austin, TX	208	2/26/2015	$24,000	1981	729	91.8%	$1,514
Heritage Pointe	Gilbert, AZ	458	3/19/2015	$36,000	1986	697	94.5%	$1,177
The Bryant at Yorba Linda	Yorba Linda, CA	400	6/1/2015	$118,000	1986	995	92.8%	$2,121
Point Bonita Apartment Homes	Chula Vista, CA	294	6/16/2015	$49,050	1979	716	96.3%	$1,836
Providence in the Park	Arlington, TX	524	12/22/2016	$63,200	1997	893	93.7%	$1,323

Multifamily Community Name	City and State	Number of Units	Date of Acquisition(1)	Purchase Price(2)	Year of Construction	Average Unit Size (Sq. Ft.)	Physical Occupancy Rate(3)	Effective Monthly Revenue per Unit(4)
Green Trails Apartment Homes	Lisle, IL	440	5/31/2017	$78,000	1988	828	89.1%	$1,554
Terraces at Lake Mary	Lake Mary, FL	284	8/31/2017	$44,100	1998	988	91.9%	$1,472
Courtney Meadows Apartments	Jacksonville, FL	276	12/20/2017	$41,400	2001	1,047	92.8%	$1,295
Addison at Sandy Springs	Sandy Springs, GA	236	4/17/2018	$34,000	1986	1,030	91.9%	$1,228
Bristol Grapevine	Grapevine, TX	376	4/25/2018	$44,700	1978	764	89.1%	$1,147
		8,487
(1)	The date of acquisition reflects the date we acquired the property, the note or the initial joint venture interest, where applicable.
(2)	Purchase price (in thousands) excludes closing costs and acquisition expenses. For properties acquired through foreclosure, the purchase price reflects the contract purchase price of the note.
(3)	Physical occupancy rate is defined as the units occupied as of June 30, 2020 divided by the total number of residential units.
(4)
Effective monthly rental revenue per unit has been calculated based on the leases in effect as of June 30, 2020, adjusted for any tenant concessions, such as free rent. Effective monthly rental revenue per unit includes base rents for occupied units, including affordable housing payments and subsidies. It also includes other charges for storage, parking, pets, cleaning, clubhouse or other miscellaneous amounts.

(5)	In addition to its apartment units, Vista Apartment Homes contains one commercial space which is occupied, and a number of antennae on the roof of the property that generate additional income.
(6)
Vista Apartment Homes originally served as the collateral for a non-performing promissory note that we purchased on June 17, 2011. The contract purchase price for the note was $12.0 million, excluding closing costs. On August 2, 2011, we were the successful bidder at a sheriff's sale and formally received title to the property.

(7)	In addition to its apartment units, Cannery Lofts contains 12 commercial spaces, all of which are occupied, and one parking garage with parking spaces available to rent.
(8)
Cannery Lofts originally served as the collateral for a non-performing note that we purchased on May 13, 2011. On December 21, 2011, we entered into a settlement agreement with the borrower whereby the borrower agreed to a consensual foreclosure of the Cannery Note. We formally received title to the property on June 6, 2012.

(9)	Joint venture interests in this property were originally purchased as a part of the Paladin acquisition in January 2014. The remaining interests in this joint venture were acquired on March 31, 2014.
(10)
Joint venture interests in this property were originally purchased as a part of the Paladin acquisition in January 2014. The remaining interests in this joint venture were acquired on November 25, 2014.

Investment Objectives and Strategy
Our principal investment approach was to purchase a diversified portfolio of U.S. commercial real estate and real estate related debt that was significantly discounted due to the effects of the Great Recession and high levels of leverage on U.S. commercial real estate, including properties that could benefit from extensive renovations that could increase their long-term values. Following years of unprecedented appreciation in commercial real estate values fueled by readily available and inexpensive credit, the commercial real estate market began a significant decline in late 2007 as a result of the massive contraction in the credit and securitization markets. We believed that the decline produced an attractive environment to acquire commercial real estate and real estate related debt at significantly discounted prices. We focused on operating multifamily assets. As noted above, as of June 30, 2020, we own 28 multifamily properties and one performing loan secured by a multifamily property. We have sold 26 multifamily properties. We have completed our acquisition stage and do not expect to make any significant additional real estate investments and we continually monitor the portfolio of optimized, renovated properties seeking sales opportunities that will maximize our return. We generally expect to distribute gains from such sales to our stockholders in the form of distributions.

Target Portfolio
In the prospectus for our initial public offering, we disclosed a target portfolio that consisted of the following:
•
Discounted Real Estate-Related Debt and REO. The acquisition of (a) real estate-related debt investments, including first- and second-priority mortgage loans, mezzanine loans, B-Notes, participation interests and other loans, debt or securities related to or secured by real estate assets and (b) real estate owned (“REO”) by financial institutions, usually as a result of foreclosure, that has been significantly discounted due to the effects of economic events. The real estate-related debt investments included loans that were non-performing, distressed, on the verge of default, in default or in foreclosure proceedings. The REO typically included real estate that has recently been acquired by the financial institutions through a foreclosure or similar proceeding and which the financial institution did not desire to or could not keep on its books.

•
Value-Add Multifamily Rental Properties. The acquisition of Class B or B-, older, well-located multifamily rental properties that are in need of extensive exterior and interior renovations and updating in order to increase their long-term value as well as their cash flow. We sought to improve these properties to a Class B+ level, maintaining their competitive price advantage over newer Class A apartments by using our retail and hospitality based strategy.

•
Discounted Commercial Mortgage-Backed Securities. The acquisition of investment grade commercial mortgage-backed securities at discounted values with the intent to hold the investments until the earlier of maturity or when opportunities arise to sell at higher prices in the secondary market.

As a result of market conditions and opportunities available to us during the time when we were investing the proceeds from our initial public offering we focused our investments on discounted real estate-related debt and value-add multifamily rental properties.
Investment Policies
During our acquisition stage, REIT I Advisor utilized the same investment policies as its affiliate, REIT II Advisor. For information on the investment policies followed by REIT I Advisor, with respect to investments, see “The Companies—Resource Real Estate Opportunity II, Inc. and Revolution I Merger Sub, LLC—Investment Policies.”
Disposition Policies
We are not required to hold a real estate investment for any particular minimum term before it is sold, refinanced or otherwise disposed of. After we have paid down any acquisition financing on a property, if and when the property has increased in value, we may refinance the property and distribute the proceeds, after fees, expenses and payment of other obligations and reserves, to our stockholders. The determination as to whether and when a particular real estate investment should be sold, refinanced or otherwise disposed of, will be made by our advisor after a consideration of relevant factors, including:
•	performance of the real estate investment;
•	market conditions;
•	the structure of the current financing and currently available refinancing;
•	achieving our principal investment objectives;
•	cash flow; and
•	federal income tax considerations.
The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of all relevant factors, with a view toward achieving maximum total return for the investment. We cannot assure stockholders that this objective will be realized. In connection with our sales of real properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received from the sale. The terms of payment will be affected by custom in the area in which the real property being sold is located and by the then-prevailing economic conditions. We may sell property to affiliates. While there is no minimum on the price we must receive in such transactions, a majority of our directors, including a majority of our independent directors, not otherwise interested in such transactions must approve such transactions as being fair and reasonable to us.
Borrowing Policies
We have made our equity investments with cash and leveraged strategically to enhance our returns. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our total liabilities exceed 75% of the aggregate cost of our assets unless a majority of our conflicts committee finds substantial justification for borrowing a greater amount. Examples of such a substantial justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. Based on current lending market conditions, we expect that the debt financing we incur, on a total portfolio basis, will not exceed 65% to 75% of the aggregate cost of our assets (70.5% as of June 30, 2020). We may also increase the amount of debt financing we use with respect to an investment over the amount originally incurred if the value of the investment increases subsequent to our acquisition and if credit market conditions permit us to do so. As of June 30, 2020, we had approximately $809.6 million in outstanding debt. We believe the current borrowing policies are in the best interests of our stockholders because they provide us with an appropriate level of flexibility to purchase assets promptly and begin generating returns quickly, while limiting risk to stockholder capital associated with excessive leverage.
Distribution Policy
We elected to be taxed as a REIT and to operate as a REIT beginning with our taxable year ended December 31, 2010. To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our common stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Our board of directors considers many factors before authorizing a cash distribution, including current and projected cash flow from operations, capital expenditure needs, general financial conditions and REIT qualification requirements. To the extent permitted by Maryland law, we may borrow funds, issue new securities or sell assets to make and cover our declared distributions, all or a portion of which could be deemed a return of capital. We may also fund such distributions from advances from our advisor or sponsor or from our advisor's deferral of its asset management fee, although we have no present intention to do so. Our organizational documents do not limit the amount of distributions we can fund from sources other than from cash flows from operations.
For the six months ended June 30, 2020, we paid aggregate distributions of $10.4 million, including $4.4 million of distributions paid in cash and $6.1 million of distributions reinvested in shares of common stock through our distribution reinvestment plan. Distributions paid, distributions declared and sources of distributions paid were as follows for the six months ended June 30, 2020 (dollars in thousands, except per share data):
	Distributions Paid			Cash Provided By (Used In) Operating Activities	Distributions Declared		Sources of Distributions Paid
2020	Cash	Distributions Reinvested (DRIP)	Total		Total	Per Share	Operating Activities Amount Paid/Percent of Total	Debt Financing Amount Paid/Percent of Total	Property Dispositions Amount Paid/Percent of Total
First Quarter	$4,364	$6,085	$10,449	$(2,182)	$10,449	$0.15	$0 / 0%	$0 / 0%	$10,449 / 100%
Second Quarter	—	—	—	7,529	—	—	$0 / 0%	$0 / 0%	$0 /0%
	$4,364	$6,085	$10,449	$5,347	$10,449
(1)	Cash for distributions paid was funded by cash on hand remaining from prior year dispositions.

Cash distributions paid since inception were as follows (in thousands, except per share data):
Fiscal Year Paid	Per Common Share	Distribution reinvested in shares of Common Stock	Net Cash Distribution	Total Aggregate Distribution
2012	$0.15	$1,052	$841	$1,893
2013	0.41	9,984	4,757	14,741
2014	0.48	22,898	9,959	32,857
2015	0.60	28,959	13,257	42,216
2016	0.60	28,497	14,508	43,005
2017	0.60	27,114	15,919	43,033
2018	0.60	25,931	16,548	42,479
2019	0.60	24,499	17,521	42,020
2020	0.15	6,085	4,364	10,449
	$4.19	$175,019	$97,674	$272,693
Our net loss attributable to common stockholders' for the six months ended June 30, 2020 was $15.3 million and net cash provided by operating activities was $5.3 million. Our cumulative cash distributions and net loss attributable to common shareholders from inception through June 30, 2020 were $272.7 million and $166.1 million, respectively. We have funded our cumulative distributions, which includes net cash distributions and distributions reinvested by stockholders, with cash flows from operating activities, proceeds from dispositions of real estate and proceeds from debt financing. To the extent that we pay distributions from sources other than our cash flow from operating activities or gains from asset sales, we will have fewer funds available for investment in commercial real estate and real estate-related debt and the overall return to our stockholders may be reduced.
We announced on March 30, 2020 that we were suspending distributions as of April 1, 2020 in order to preserve cash and offset any impact to our liquidity that may occur as a result of the COVID-19 pandemic on our operations.
We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders. Our Board of Directors intends to evaluate the resumption of distributions if the Merger is not consummated. We will make distributions with respect to our shares of common stock in the sole discretion of our Board of Directors. No distributions will be made with respect to shares of our convertible stock.
Liquidity Strategy
The REIT I Board is responsible for evaluating opportunities to return capital to our stockholders in order to optimize their overall return. In the event the Merger is not consummated, the REIT I Board may determine in its sole discretion to pursue the sale of individual assets, a sale of the company or substantially all assets of the company for cash or other consideration, a listing of REIT I Common Stock on a national securities exchange or a sale or merger in a transaction that provides our stockholders with cash and/or securities of a public company,. The REIT I Board would also consider reopening our share redemption plan to all redemption requests and alternatives that provide stockholders a return of capital, such as special distributions and tender offers.
Charter Imposed Investment Limitations
The REIT I Charter places certain limitations on us with respect to the manner in which we may invest our funds, which are the same limitations as described under “The Companies—REIT II and Revolution I Merger Sub, LLC—Charter Imposed Investment Limitations” above.

Investment Limitations Under the Investment Company Act of 1940
We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
•
pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that we and our operating partnership will not be required to register as an investment company under either of the tests above. With respect to the 40% test, most of the entities through which we and our operating partnership will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).
With respect to the primarily engaged test, we and our operating partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our operating partnership, we and our operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of our operating partnership fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. Otherwise, they should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the subsidiaries of our operating partnership relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
Pursuant to the language of Section 3(c)(5)(C), we will treat an investment in real property as a qualifying real estate asset. The SEC staff, according to published guidance, takes the view that certain mortgage loans and other types of real estate-related loans in which we may invest are qualifying real estate assets. Thus, we intend to treat these investments as qualifying real estate assets. The SEC staff has not published guidance with respect to the treatment of commercial mortgage-backed securities for purposes of the Section 3(c)(5)(C) exemption. Unless we receive further guidance from the SEC or its staff with respect to residential or commercial mortgage-backed securities, we intend to treat residential or commercial mortgage-backed securities as a real estate-related asset.
If any subsidiary relies on Section 3(c)(5)(C), we expect to limit the investments that the subsidiary makes, directly or indirectly, in assets that are not qualifying assets and in assets that are not real estate-related assets. In 2011, the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage-related instruments. To the extent that the SEC or its staff provides guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from registration as an investment company, we may be required to adjust our strategy accordingly. Any guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.

Competition
We believe that the current market for properties that meet our investment objectives is extremely competitive and many of our competitors have greater resources than we do. We believe that our multifamily communities are suitable for their intended purposes and adequately covered by insurance. There are a number of comparable properties located in the same submarkets that might compete with our properties. We compete with numerous other entities engaged in real estate investment activities, including individuals, corporations, banks and insurance company investment accounts, other REITs, real estate limited partnerships, the U.S. government and other entities, to acquire, manage and sell real estate properties and real estate related assets. Many of our expected competitors enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase.
Concentration of Credit Risk
The geographic concentration of our portfolio makes it particularly susceptible to adverse economic developments in the Texas, Illinois, Colorado, Oregon and Georgia apartment markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, relocations of businesses, increased competition from other apartment communities, decrease in demand for apartments or any other changes, could adversely affect our operating results and its ability to make distributions to stockholders.
Environmental
As an owner of real estate, we are subject to various environmental laws of federal, state and local governments. We are not aware of any environmental liability that could have a material adverse effect on our financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of our properties, the activities of its residents and other environmental conditions of which we are unaware with respect to the properties could result in future environmental liabilities.
Legal Matters
From time to time, we are subject, or party, to legal proceedings that arise in the ordinary course of our business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition nor are we aware of any such legal proceedings contemplated by government agencies.
Governmental Regulations
Our business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.
We and any operating subsidiaries that we may form may be subject to state and local tax in states and localities in which they or we do business or own property. The tax treatment of us, REIT I OP, any operating subsidiaries we may form and the holders of our shares in local jurisdictions may differ from our federal income tax treatment.
Compensation of Executive Officers
Prior to the Self-Management Transaction, our executive officers did not receive compensation directly from us for services rendered to us. Our executive officers are or were also officers of our advisor and its affiliates and are compensated by these entities, in part, for their services to us. Under the terms of our advisory agreement, our advisor is responsible for providing our day-to-day management, subject to the authority of our board of directors. See “– Certain Relationships and Related Party Transactions” for a discussion of the fees paid and expenses reimbursed to our advisor and its affiliates in connection with managing our operations.
On September 8, 2020, REIT I OP entered into the Self-Management Transaction with PM Holdings, Advisor Holdings, C-III, Sponsor and Resource America, pursuant to which C-III and Sponsor contributed to REIT I OP all of the membership interests in PM Holdings and Advisor Holdings, respectively, and certain assets related to the business of PM Holdings and Advisor Holdings, respectively, in exchange for 6,158,759 REIT I OP

Common Units (valued at $67,500,000 based upon the December 31, 2019 estimated value per share of REIT I Common Stock), 319,965 REIT I OP Series A Preferred Units (with a face value of $67,500,000), and the right to receive certain deferred payments having the aggregate value of $27,000,000. These deferred payments and the REIT I OP Series A Preferred Units are as described more fully in “Self-Management Transaction.”
REIT I Advisor was an indirect wholly owned subsidiary of Resource America. Resource America is a wholly owned subsidiary of C-III. C-III controlled, directly or indirectly through Resource America, the external advisors and property managers for REIT I, REIT II and REIT III. As part of the Self-Management Transaction, REIT I OP hired the workforce responsible for the management and day-to-day real estate and accounting operations of REIT I, REIT II and REIT III under the various agreements acquired. As a result of the Self-Management Transaction, REIT I is now self-managed and succeeds to the advisory, asset management and property management arrangements formerly in place for REIT I, REIT II and REIT III. REIT I entered into employment agreements with certain executive officers as described in detail under “Self-Management Transaction – Employment Agreements.”
Compensation of Directors
If a director is also one of our executive officers or an affiliate of REIT I Advisor, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by the Conflicts Committee of the REIT I Board, a committee composed entirely of independent directors.
Provided below is certain information regarding compensation earned by or paid to our directors during the fiscal year ended December 31, 2019:
Name	Fees Earned or Paid in Cash in 2019	All Other Compensation ($)	Total
Alan F. Feldman(1)	—	—	$—
Robert C. Lieber(1)	—	—	—
Andrew Ceitlin	$65,500	—	$65,000
Gary Lichtenstein	$60,000	—	$60,000
Lee F. Shlifer	$72,500	—	$72,500
(1)	Directors who are not independent of REIT I do not receive compensation for services rendered as a director.
Cash Compensation
We pay each of our independent directors:
•	an annual retainer of $35,000 ($40,000 for the chairman of the audit committee);
•	$1,000 per each board meeting attended in person;
•	$1,000 per each committee meeting attended in person, except that the chairman of the committee is paid $2,000 for each meeting attended in person;
•	$500 per each board meeting attended by telephone; and
•	$500 per each committee meeting attended by telephone, except that the chairman of the committee is paid $1,000 for each meeting attended by telephone.
Special Committee
The REIT I Special Committee was formed for the purpose of reviewing, considering, investigating, evaluating and if deemed appropriate by the REIT I Special Committee, negotiating the proposed merger with REIT II or any alternative extraordinary transaction. The members of the REIT I Special Committee are Andrew Ceitlin and Lee Shlifer, with Andrew Ceitlin serving as the chairman of the REIT I Special Committee.
The REIT I Special Committee held three meetings during the year ended December 31, 2019 and 40 meetings during 2020.

Compensation Committee Interlocks and Insider Participation
We currently do not have a compensation committee of the REIT I Board because until the Self-Management Transaction we did not compensation our officers directly. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.
Management
The following table sets forth certain information with respect to each of the persons who serve as directors and executive officers of REIT I:
Name	Age**	Position(s)
Alan F. Feldman	56	Chairman of the Board, Chief Executive Officer, President and Director
Robert C. Lieber	65	Director
Andrew Ceitlin	46	Independent Director
Gary Lichtenstein	72	Independent Director
Lee Shlifer	71	Independent Director
Thomas C. Elliott	47	Chief Financial Officer, Executive Vice President and Treasurer
Steven R. Saltzman	57	Chief Accounting Officer and Vice President
Shelle Weisbaum	59	Chief Legal Officer, Senior Vice President and Secretary
**	As of June 30, 2020
For more information about the persons listed above, see “The Fully Combined Company—Management of the Fully Combined Company.
Security Ownership of Certain Beneficial Owners
The following table shows, as of October 20, 2020, the amount of REIT I Common Stock and REIT I Convertible Stock beneficially owned (unless otherwise indicated) by: (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of REIT I outstanding stock, (2) the REIT I Board, (3) REIT I’s executive officers and (4) all of the REIT I Board and executive officers as a group.
Name and Address of Beneficial Owner(1)	Number of Shares REIT I Common Stock Beneficially Owned	Percentage of REIT I Common Stock Beneficially Owned(2)	Number of Shares of REIT I Convertible Stock Beneficially Owned	Percentage of REIT I Convertible Stock Beneficially Owned(2)
Alan Feldman	8,611	0.01%	4,404	8.82%
Robert C. Lieber	—	—	—	—
RRE Legacy Co.(3)	291,806	0.42%	30,206	60.49%
Steven R. Saltzman	278	*	804	1.61%
Shelle Weisbaum	—	—	804	1.61%
Gary Lichtenstein	1,608	*	—	—
Lee F. Shlifer	—	—	—	—
Andrew Ceitlin	—	—	—	—
Thomas C. Elliott	—	—	1,008	2.02%
All officers and directors as a group	302,303	0.43%	37,226	74.55%
*	Less than 0.1%
(1)	The address for each beneficial owner is 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103.
(2)	Based on 69,919,882 and 49,935 shares of REIT I Common Stock and REIT I Convertible Stock, respectively, outstanding as of June 30, 2020.
(3)	Investment decisions with respect to shares of REIT I held by RRE Legacy Co. are made by the board of directors of RRE Legacy Co.
We have adopted a Code of Conduct and Ethics that applies to all of our directors, executive officers and employees, including, but not limited to, our chief executive officer and chief financial officer. Our Code of Conduct and Ethics may be found at www.resourceit.com, on the Materials & Filings page.

Certain Relationships and Related Party Transactions
Our executive officers, Alan F. Feldman, Steven R. Saltzman and Shelle Weisbaum, are also executive officers of our advisor, REIT I Advisor, and our property manager, REIT I Property Manager. Mr. Feldman, who is also one of our directors, is a manager of our advisor and our property manager. Each of these individuals were also previously employed by Resource America, which indirectly owned our advisor and the dealer manager of our private offering and our initial public offering, Resource Securities. Resource America is a wholly owned subsidiary of C-III, a leading commercial real estate services company engaged in a broad range of activities. Prior to the Self- Management Transaction, C-III controlled our advisor and owned our property manager. George E. Carleton, our former President and Chief Operating Officer, was also President and a manager of our advisor and some of our subsidiaries and is still an executive officer of Resource America and C-III. As of September 8, 2020, REIT I is self-managed and will no longer require the services of REIT I Advisor or REIT I Property Manager.
Our Relationship with REIT I Advisor
We are a party to an advisory agreement with REIT I Advisor pursuant to which REIT I Advisor was responsible for managing, operating, directing and supervising the operations and administration of us and our assets prior to the Self-Management Transaction. Pursuant to the terms of the advisory agreement, our advisor was entitled to specified fees upon the provision of certain services, including payment of acquisition fees, asset management fees, disposition fees, debt financing fees and reimbursement of certain expenses related to our offerings and our operations, including organization and offering expenses, acquisition expenses and operating expenses.
Prior to the Self-Management Transaction, we paid REIT I Advisor an acquisition fee of 2.0% of the cost of investments acquired plus any capital expenditure reserves allocated, or the amount funded by us to acquire loans, including acquisition expenses and any debt attributable to such investments. For the year ended December 31, 2019, no acquisition fees were earned by or paid to REIT I Advisor.
Prior to the Self-Management Transaction, we paid REIT I Advisor a monthly asset management fee equal to one-twelfth of 1.0% of the higher of the cost or the independently appraised value of each asset, without deduction for depreciation, bad debts or other non-cash reserves. The asset management fee was based only on the portion of the costs or value attributable to our investment in an asset if we did not own all or a majority of an asset and did not manage or control the asset. For the year ended December 31, 2019, REIT I Advisor earned approximately $12.5 million in asset management fees, all of which had been paid to REIT I Advisor as of December 31, 2019.
Prior to the Self-Management Transaction, we paid REIT I Advisor a disposition fee in connection with the sale of a property equal to the lesser of one-half of the aggregate brokerage commission paid, or if none is paid, 2.75% of the contract sales price. For the year ended December 31, 2019, REIT I Advisor earned approximately $453,000 in disposition fees, all of which had been paid to our advisor as of December 31, 2019.
Prior to the Self-Management Transaction, we paid REIT I Advisor a debt financing fee upon obtaining any debt financing equal to 0.5% of the amount available under the obtained financing. For the year ended December 31, 2019, REIT I Advisor earned approximately $116,000 in debt financing fees, all of which had been paid to REIT I Advisor as of December 31, 2019.
Prior to the Self-Management Transaction, we also reimbursed REIT I Advisor for expenses incurred in connection with providing other services to us, including our allocable share of costs for advisor personnel and overhead, and out of pocket expenses incurred in connection with the selection and acquisition of properties or other real estate related debt investments, whether or not we ultimately acquire the investment. However, we did not reimburse REIT I Advisor or its affiliates for employee costs in connection with services for which REIT I Advisor earns acquisition or disposition fees. For the year ended December 31, 2019, REIT I Advisor charged approximately $3.7 million to us for these operating expenses. Included in the operating expenses reimbursed to REIT I Advisor during the year ended December 31, 2019 was $460,884 for a portion of the compensation paid in 2019 to Mr. Feldman, $125,896 for a portion of the compensation paid in 2019 to Mr. Saltzman and $132,754 for a portion of the compensation paid in 2019 to Ms. Weisbaum. As of December 31, 2019, a total of approximately $35,000 of these advances from REIT I Advisor for operating costs were unpaid and due to REIT I Advisor.

Our Relationship with our Property Manager
We are a party to a management agreement with REIT I Property Manager pursuant to which it manages real estate properties and real estate related debt investments and coordinates the leasing of, and manages construction activities related to, some of our real estate properties. Pursuant to the terms of the management agreement, REIT I Property Manager was entitled to specified fees upon the provision of certain services, including payment of property management, construction management and debt servicing fees. For the year ended December 31, 2019, REIT I Property Manager earned approximately $6.0 million and $500,000 in property management fees and construction management fees, respectively. As of December 31, 2019, a total of approximately $521,000 of property management fees was unpaid and due to REIT I Property Manager.
Prior to the Self-Management Transaction, we paid REIT I Property Manager a debt servicing fee of 2.75% on payments received from our debt investments. For the year ended December 31, 2019, our property manager earned approximately $2,000 in debt servicing fees. All debt servicing fees had been paid to our property manager as of December 31, 2019.
During the ordinary course of business, REIT I Property Manager or other affiliates of REIT I Property Manager may pay certain shared information technology fees and operating expenses on our behalf for which they are reimbursed by us. Reimbursable expenses incurred by REIT I Property Manager and its affiliates during the year ended December 31, 2019 totaled approximately $281,000. Reimbursable expenses payable to our property manager or its affiliates as of December 31, 2019 totaled approximately $8,000.
Other Transactions Involving Affiliates
We participate in a liability insurance program for directors and officers coverage with REIT II and REIT III. Prior to the Self-Management Transaction, we participated in a liability insurance program for directors and officers coverage with other C-III-managed entities and subsidiaries for coverage up to $100.0 million. We paid premiums of $269,911 in connection with this insurance program during the year ended December 31, 2019.
Prior to the Self-Management Transaction, Resource America performed internal audit services for us, for which we paid Resource America approximately $108,000 in internal audit fees during the year ended December 31, 2019.
We utilize the services of The Planning and Zoning Resource Company, an affiliate of C-III, for zoning reports for acquisitions. We paid approximately $2,000 for such services during the year ended December 31, 2019.
2%/25% Guidelines
Under our charter, REIT I Advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the Conflicts Committee of the REIT I Board of Directors has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under Generally Accepted Accounting Principles (“GAAP”), that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain in the sale of our assets; and (f) acquisition fees, acquisition expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
Operating expenses for the four quarters ended December 31, 2019 did not exceed the charter imposed limitation.

Pending Merger with REIT II
Subject to the terms and conditions of the Merger Agreement, we will merge with and into Merger Sub with Merger Sub surviving the Merger, such that following the Merger, the surviving entity will continue as a wholly owned subsidiary of REIT II. In accordance with the applicable provisions of the MGCL, the separate existence of REIT I shall cease. REIT II is externally advised by REIT II Advisor, which is an indirect subsidiary of REIT I.
Voting Agreements
Concurrently with the execution of the Merger Agreement, as an inducement to REIT II to enter into the Merger Agreement, the Sponsor and Alan F. Feldman, solely in their capacity as holders of REIT I Convertible Stock, entered into voting agreements with REIT II. Pursuant to the terms of the voting agreements, they have agreed, among other things, to vote all shares of REIT I Convertible Stock owned by such holder in favor of the approval of the Merger Agreement and the transactions contemplated thereby. The shares of REIT I Convertible Stock held by the Sponsor and Mr. Feldman represent more than two-thirds of the outstanding shares of REIT I Convertible Stock and as such they can approve the Merger Agreement on behalf of the holders of REIT I Convertible Stock.
Currently Proposed Transactions
Other than as described above, there are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.
Policies and Procedures for Transactions with Related Persons
Our charter requires our conflicts committee, which consists of all of our independent directors, to review and approve all transactions between us and our advisor, any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the conflicts committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to a designated compliance officer, currently the compliance officer of our advisor, or, if the compliance officer is affected by the conflict, directly to the chairman of our conflicts committee.
Director Independence
Under our charter, an independent director is a person who is not associated and has not been associated within the last two years, directly or indirectly, with our sponsor or advisor. A director is deemed to be associated with our sponsor or advisor if he or she owns an interest in, is employed by, is an officer or director of our sponsor, advisor or any of their affiliates, performs services (other than as a director) for us, is a director for more than three REITs organized by the sponsor or advised by the advisor, or has any material business or professional relationship with the sponsor, advisor or any of their affiliates. A business or professional relationship will be deemed material if the gross income derived by the director from the sponsor, the advisor or any of their affiliates exceeds 5% of the director’s (1) annual gross revenue derived from all sources during either of the last two years or (2) net worth on a fair market value basis. An indirect relationship shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother or sister-in-law is or has been associated with the sponsor, advisor or any of their affiliates or with us.
In addition, although our shares are not listed for trading on any national securities exchange, a majority of the directors, and all of the members of the audit committee and the conflicts committee are “independent” as defined by the New York Stock Exchange (“NYSE”). The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors has determined that Andrew  Ceitlin, Gary Lichtenstein and Lee F. Shlifer each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a director. None of these directors has ever served as (or is related to) an employee of ours or any of our predecessors or acquired companies or received or earned any compensation from us or any such other entities except for compensation directly related to service as a director of us. Therefore, we believe that all of these directors are independent directors.
The Fully Combined Company
Prior to the execution of the Merger Agreement, on September 8, 2020, REIT I entered into a series of transactions and became self-managed as further described under “Self-Management Transaction” beginning on page 114. References to “Combined Company” throughout this Joint Proxy Statement and Prospectus refer to REIT II after the Merger has been consummated and REIT II has succeeded to REIT I’s self-managed structure.
The Fully Combined Company will be named “Resource REIT, Inc.” and will continue to be a Maryland corporation that intends to qualify as a REIT under the Code. The Fully Combined Company will own and operate a diverse portfolio of real estate investments, primarily in the multifamily sector located throughout the United States.
The principal executive offices of the Fully Combined Company will be 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103 and its phone number will be (866) 469-0129.
The following table presents a summary of the Fully Combined Company’s portfolio metrics, on a pro forma basis, using data as of June 30, 2020:
Portfolio Statistics
Properties/States	51/15
Average Effective Rent	$1,300
Portfolio Occupancy	92.4%
Average Age of Portfolio (years)	34
Gross Real Estate Value (in millions)	$2,955
The following table presents the Fully Combined Company’s geographic diversification, on a pro forma basis, upon consummation of the REIT III Merger and the Merger, using data as of June 30, 2020.
Geographic Diversification
State	Number of Units	Net Rental Properties Value(1)%
TX	4,769	$451,162	24.7%
GA	1,790	240,729	13.2%
IL	1,251	206,370	11.3%
CA	694	158,094	8.7%
CO	1,016	156,596	8.6%
FL	984	132,208	7.2%
OR	545	101,465	5.5%
AZ	866	81,686	4.5%
NC	623	73,863	4.0%
MN	739	70,618	3.9%
VA	597	67,177	3.7%
AL	480	36,648	2.0%
LA	352	31,632	1.7%
PA	133	11,196	0.6%
OH	156	6,615	0.4%
Total	14,995	1,826,059	100.0%
(1)	in Thousands
The following table summarizes the Fully Combined Company’s pro forma capital structure upon consummation of the REIT III Merger and the Merger, using data as of June 30, 2020.
Capital Structure
Secured Debt	62%
Equity	38%
Total	100%

The Fully Combined Company Portfolio Information
Immediately following the REIT III Merger and the Merger, the Fully Combined Company’s portfolio will collectively comprise the properties listed in “—REIT II and Merger Sub—Real Estate Portfolio” beginning on page 48 and in “—REIT I—Real Estate Portfolio” beginning on page 70, in addition to the properties of REIT III, listed below:
Property Name	City and State	Date of Acquisition	Number of Units	Contractual Purchase Price (in thousands)(1)	Year of Construction	Mortgage Debt Secured by Property (in thousands)	Average Unit Size (Sq. Ft.)	Physical Occupancy Rate(2)	Effective Monthly Revenue per Unit(3)
Bay Club	Jacksonville, FL	7/31/2017	220	$28,300	1990	$21,520	1,016	96.4%	$1,213
Tramore Village	Austell, GA	3/22/2018	324	44,350	1999	32,625	1,077	96.9%	1,142
Matthews Reserve	Matthews, NC	8/29/2018	212	33,800	1998	23,850	942	92.5%	1,252
The Park at Kensington	Riverview, FL	9/14/2018	204	28,700	1990	21,760	1,007	92.6%	1,196
Wimbledon Oaks	Arlington, TX	2/12/2019	248	25,850	1986	18,410	766	93.5%	1,047
Summit	Alexandria, VA	6/24/2019	141	36,375	1976	27,580	1,164	95.7%	1,927
			1,349
(1)	Purchase price (in thousands) excludes closing costs and acquisition expenses.
(2)	Physical occupancy rate is defined as the units occupied as of June 30, 2020 divided by the total number of residential units.
(3)
Effective monthly rental revenue per unit has been calculated based on the leases in effect as of June 30, 2020, adjusted for any tenant concessions, such as free rent. Effective monthly rental revenue per unit includes base rents for occupied units, including affordable housing payments and subsidies. It also includes other charges for storage, parking, pets, cleaning, clubhouse or other miscellaneous amounts.

REIT II and REIT I believe the increased size and scale of the Fully Combined Company, as well as the increased resident and geographic diversification, will create meaningful operational and financial benefits. These benefits are expected to include reduced general and administrative expenses and cash savings from a self-managed structure and enhanced access to the capital markets with an expected reduction of the cost of capital. The Fully Combined Company should also be better positioned for a liquidity event in the future.
Following the consummation of the Mergers, management expects that the Fully Combined Company will continue to implement REIT II’s current investment strategy of acquiring, owning and operating a diverse portfolio of real estate investments, primarily in the multifamily sector located throughout the United States.
Management of the Fully Combined Company
The following table sets forth certain information with respect to each of the persons who will serve as directors and executive officers of the Fully Combined Company, immediately following the consummation of the Merger and the REIT III Merger:
Name	Age**	Position(s)
Alan F. Feldman	56	Chairman of the Board, Chief Executive Officer and Director
Robert C. Lieber	65	Director
Andrew Ceitlin	46	Independent Director
Gary Lichtenstein	72	Independent Director
Lee F. Shlifer	72	Independent Director
Thomas Ikeler	64	Independent Director
Thomas C. Elliott	47	Chief Financial Officer, Executive Vice President and Treasurer
Steven R. Saltzman	57	Chief Accounting Officer and Vice President
Shelle Weisbaum	59	Chief Legal Officer, Senior Vice President and Secretary
**	As of June 30, 2020

There are no family relationships between any directors or executive officers, or between any director and executive officer.
Alan F. Feldman serves as Chief Executive Officer and a director of REIT I (since June 2009), REIT II (since October 2012) and REIT III (since June 2017) and their President since September 2020. Mr. Feldman has also served as the Chief Executive Officer and manager of REIT II Advisor since its formation in October 2012 as well as in similar positions for REIT I Advisor and REIT III Advisor since their formation. Mr. Feldman has served as a trustee and Chief Executive Officer of Resource Income Credit Fund since February 2015. Mr. Feldman previously served as a trustee and Chief Executive Officer of Resource Real Estate Diversified Income Fund from November 2012 to June 2020, a director of Resource Income Opportunity REIT, Inc. (“Resource IO REIT”) from July 2014 to December 2019, Chief Executive Officer of Sponsor from May 2004 to September 2020, and as a Senior Vice President of Resource America from August 2002 to September 2020. In addition, as a result of his positions within Resource America, Mr. Feldman served as a director for various wholly owned subsidiaries of Resource America and its affiliates until September 2020. From 1998 to 2002, Mr. Feldman was a Vice President at Lazard Freres & Co., an investment banking firm specializing in real estate matters. From 1992 through 1998, Mr. Feldman was an Executive Vice President of the Pennsylvania Real Estate Investment Trust and its predecessor, The Rubin Organization. From 1990 to 1992, Mr. Feldman was a director at Strouse, Greenberg & Co., a regional full service real estate company. From 1986 through 1988, Mr. Feldman was an engineer at Squibb Corporation. Mr. Feldman received a Bachelor of Science degree and Master of Science degree from Tufts University, and a Master of Business Administration, Real Estate and Finance concentration degree from The Wharton School, University of Pennsylvania.
Robert C. Lieber has served as a director of REIT I since February 2017. Mr. Lieber has served as an Executive Managing Director of both C-III and Island Capital Group LLC since July 2010 and as Chief Executive Officer of Exantas Capital Corp., a publicly traded mortgage REIT, from September 2016 to July 2020 and served as its President from September 2016 to May 2017. Mr. Lieber has also served as a director of Resource IO REIT from September 2016 to December 2019. Mr. Lieber served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development from January 2007 to July 2010. Prior to joining the Bloomberg administration, Mr. Lieber was employed by Lehman Brothers Holdings Inc. for 23 years, serving most recently as a Managing Director of a real estate private equity fund and previously as the Global Head of Real Estate Investment Banking. From January 2015 to April 2018, Mr. Lieber also served as a director of ACRE Realty Investors Inc., a publicly traded commercial real estate company, and currently serves as a director of Tutor Perini Corporation, a publicly traded general contracting and construction management company. He served as a board member and secretary of the board as well as a trustee for the Urban Land Institute and formerly served as chairman of the Zell-Lurie Real Estate Center at The Wharton School, University of Pennsylvania. Mr. Lieber received a Bachelor of Arts from the University of Colorado and a Master of Business Administration from The Wharton School, University of Pennsylvania.
Andrew Ceitlin has been a REIT I director since February 2014. Mr. Ceitlin has served as the Vice President and Assistant General Counsel for Tishman Construction Corporation, an AECOM company, since June 2017 and previously served as its Senior Corporate Counsel from June 2010 to June 2017. Prior to joining Tishman Construction Corporation, Mr. Ceitlin served as legal counsel for Bovis Lend Lease Holdings, Inc. from May 2007 to June 2010. Prior to joining Bovis Lend Lease Holdings, Inc., Mr. Ceitlin was an associate attorney at Peckar & Abramson, P.C., a law firm specializing in construction law. Mr. Ceitlin served as a director of Resource IO REIT from March 2015 to May 2018. Mr. Ceitlin is a licensed member of the New York State Bar and has practiced law for over 19 years. He holds a Bachelor’s degree in political science from The Ohio State University and a Juris Doctor degree from New York Law School.
Gary Lichtenstein has been a director of REIT II since November 2013. Mr. Lichtenstein has also served as an independent director for REIT I since September 2009. Mr. Lichtenstein served as a partner of Grant Thornton LLP, a registered public accounting firm, from 1987 to July 2009. He worked at Grant Thornton LLP from 1974 to 1977 and served as a manager at Grant Thornton LLP from 1977 to 1987. Prior to joining Grant Thornton LLP, Mr. Lichtenstein served as an accountant for Soloway & von Rosen CPA from 1970 to 1974 and for Touche Ross Bailey & Smart from 1969 to 1970. Mr. Lichtenstein served on the Board of Directors of Atlas Resources, LLC from September 2016 to September 2018. He received his Bachelor of Business Administration and his Juris Doctor degree from Cleveland State University.
Lee F. Shlifer has been a director of REIT I since September 2009. Mr. Shlifer has also served as a director of REIT III since January 2016. Mr. Shlifer has served as founder, President and broker for Signature Investment Realty, Inc., an investment brokerage and management/consulting firm that emphasizes the acquisition and management of multifamily apartment buildings, since 1985. Prior to founding Signature Investment Realty, Inc., he served as Vice President of Marketing for Spencer Industries from 1979 to 1981. In addition, Mr. Shlifer served as a psychotherapist for the Eastern Pennsylvania Psychiatric Institute from 1978 to 1979. Mr. Shlifer is a member of the board of directors of ELIT, a non-profit organization that operates schools in India and Pakistan to teach impoverished women basic computer skills. He received his Bachelor of Arts degree from the University of Pennsylvania and his Masters of Arts degree in Clinical Psychology from The New School for Social Research.
Thomas J. Ikeler has been a director of REIT II since November 2013. Mr. Ikeler also served as an independent director for REIT I from September 2009 until February 2014. Since November 2014, Mr. Ikeler serves as Executive Vice President, Chief Investment Officer and Partner of Hoffman & Associates, a Washington, DC based mixed-use and residential real estate developer and from January 2010 to November 2014, Mr. Ikeler served as Managing Director, Capital Markets of Penzance, a private equity real estate investment and operating company, based in Washington, DC, and was one of four members of its Executive Committee. He was involved with all aspects of the firm’s investment activities, including acquisitions, development and capital placement. Immediately prior to that, from January 2009 to January 2010, Mr. Ikeler was President of K2 Capital Advisors, LLC, a boutique advisory practice that assisted real estate companies in selling or capitalizing existing assets and new acquisitions. From 2005 to 2009, Mr. Ikeler served as Managing Director of Jones Lang LaSalle, one of the largest global real estate service firms with 180 offices in 60 countries and over 36,000 employees, where he specialized in commercial property and multifamily equity and debt financing. From 1999 to 2005, he served as Managing Director of Aegis Realty Consultants, the real estate banking affiliate of Berwind Property Group, which owns and operates more than 25,000 apartment units and 100 communities. From 1997 to 1999, Mr. Ikeler served as Vice President/Corporate Finance for Security Capital Group and Senior Vice President for a subsidiary. From 1994 to 1997, he established a real estate investment and advisory firm that targeted “off market” opportunities and advised institutional owners and operators of real estate, which included serving as lead outside advisor to RF&P Corporation, a private REIT owned by the Virginia Retirement System. He received his Bachelor of Arts degree from Bucknell University and his Master in Business Administration from Harvard University.
Thomas C. Elliott has served as the Chief Financial Officer, Executive Vice President and Treasurer of REIT I, REIT II and REIT III since September 8, 2020. Since June 2020, he also serves on the board of directors of Exantas Capital Corp. Mr. Elliott has previously held various officer positions at Resource America, all of which he resigned effective as of September 8, 2020: Chief Financial Officer since December 2009, Executive Vice President since September 2016 and Senior Vice President since 2005. Prior to that, he was Senior Vice President—Finance and Operations of Resource America from 2006 to December 2009; Senior Vice President—Finance from 2005 to 2006 and Vice President—Finance from 2001 to 2005. Since February 2017, Mr. Elliott was Executive Vice President—Finance and Operations of Exantas Capital Corp. and was its Senior Vice President—Finance and Operations from September 2006 to February 2017 and, prior to that, was its Chief Financial Officer, Chief Accounting Officer and Treasurer from September 2005 to June 2006. He was also Senior Vice President—Assets and Liabilities Management of Exantas Capital Corp. from June 2005 until September 2005 and, before that, served as its Vice President—Finance from March 2005. Prior to joining Resource America in 2001, Mr. Elliott was a Vice President at Fidelity Leasing, Inc., a former equipment leasing subsidiary of Resource America, where he managed all capital market functions, including the negotiation of all securitizations and credit and banking facilities in the U.S. and Canada. Mr. Elliott also oversaw the financial controls and budgeting departments.
Steven R. Saltzman has been Chief Accounting Officer and Vice President of REIT I, REIT II and REIT III since September 2020. Prior to that, he was Chief Financial Officer, Senior Vice President and Treasurer for REIT II since October 2012 and in the same capacity for REIT I since June 2009 and for REIT III since July 2015. Mr. Saltzman has also served as Chief Financial Officer, Senior Vice President and Treasurer for REIT II Advisor since its formation in October 2012. In addition, Mr. Saltzman has served as Senior Vice President and Chief Financial Officer of the Sponsor from January 2014 to September 2020; he previously held the positions of Vice President and Controller since May 2004. From 1999 to 2003, Mr. Saltzman was Controller at WP Realty, Inc., a regional developer and property manager specializing in community shopping centers. Mr. Saltzman began his real estate career in 1988 as a Property Controller at The Rubin Organization, a predecessor to the Pennsylvania Real Estate Investment Trust. Mr. Saltzman began his professional career at Price Waterhouse from 1985 to 1988. Mr. Saltzman earned a Bachelor of Science degree from The Wharton School, University of Pennsylvania. Mr. Saltzman is both a Certified Public Accountant and a Certified Management Accountant.
Shelle Weisbaum serves as Chief Legal Officer, Senior Vice President and Secretary of REIT I (since June 2009), REIT II (since October 2012) and REIT III (since July 2015). Ms. Weisbaum has also served as Chief Legal Officer, Senior Vice President and Secretary of REIT II Advisor since its formation in October 2012 as well as REIT I Advisor and REIT III Advisor since their formation. Ms. Weisbaum has also served as Executive Vice President, from April 2017 to September 2020, Senior Vice President, from January 2014 to April 2017, and General Counsel and Secretary, from August 2007 to January 2014, of the Sponsor. Previously, she held the position of Vice President of the Sponsor from August 2007 to December 2013. Ms. Weisbaum has also served as the Chief Legal Officer, Senior Vice President and Secretary of Exantas Capital Corp. from September 2016 to July 2020. Ms. Weisbaum joined the Sponsor in October 2006 from Ledgewood Law, a Philadelphia-based law firm, where she practiced commercial real estate law from 1998 to 2006 as an associate and later as a partner of the firm. Prior to Ledgewood, from 1987 to 1998, Ms. Weisbaum was Vice President and Assistant General Counsel at the Philadelphia Stock Exchange. Ms. Weisbaum received a Bachelor of Science degree in Business Administration from Boston University and a Juris Doctor degree from Temple University.
The Combined Company
The information in this section pertains only in the event the Merger is consummated, while the REIT III Merger fails to be consummated. Such information will be inapplicable in the event that both the Merger and the REIT III Merger are consummated.
In the event that the Merger is consummated, while the REIT III Merger fails to be consummated, the resulting company will be the “Combined Company.” The Combined Company will be named “Resource REIT, Inc.” and will continue to be a Maryland corporation that intends to qualify as a REIT under the Code. The Combined Company will own and operate a diverse portfolio of real estate investments, primarily in the multifamily sector located throughout the United States.
The principal executive offices of the Combined Company will be 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103 and its phone number will be (866) 469-0129.
The following table presents a summary of the Combined Company’s portfolio metrics, on a pro forma basis, using data as of June 30, 2020:
Portfolio Statistics
Properties/States	45/15
Average Effective Rent	$1,305
Portfolio Occupancy	92.2%
Average Age of Portfolio (years)	35
Gross Real Estate Value (in millions)(1)	$2,701.7
The following table presents the Combined Company’s geographic diversification, on a pro forma basis upon consummation of the Merger, using data as of June 30, 2020.
Geographic Diversification
State	Number of Units	Net Rental Properties Value (in Thousands)%
AL	480	$36,648	2.3%
AZ	866	81,686	5.0%
CA	694	158,094	9.7%
CO	1,106	156,596	9.6%
FL	560	78,843	4.8%
GA	1,466	197,829	12.1%
IL	1,251	206,370	12.6%
LA	352	31,632	1.9%
MN	739	70,618	4.3%
NC	411	40,987	2.5%
OH	156	6,615	0.4%
OR	545	101,465	6.2%
PA	133	11,039	0.7%
TX	4,521	425,369	26.0%
VA	456	31,069	1.9%
Total	13,646	1,634,860	100%

The following table summarizes the Combined Company’s pro forma capital structure upon consummation of the Merger, using data as of June 30, 2020.
Capital Structure
Secured Debt	62%
Equity	38%
Total	100%
Combined Company Portfolio Information
Immediately following the Merger (and in the event the REIT III Merger fails to be consummated), the Combined Company’s portfolio will collectively comprise the properties listed in “—REIT II and Merger Sub—Real Estate Portfolio” beginning on page 48 and in “—REIT I—Real Estate Portfolio” beginning on page 70.
Management of the Combined Company
The following table sets forth certain information with respect to each of the persons who will serve as directors and executive officers of the Combined Company:
Name	Age**	Position(s)
Alan F. Feldman	56	Chairman of the Board, Chief Executive Officer and Director
Robert C. Lieber	65	Director
Andrew Ceitlin	46	Independent Director
Gary Lichtenstein	72	Independent Director
Thomas Ikeler	64	Independent Director
Thomas C. Elliott	47	Chief Financial Officer, Executive Vice President and Treasurer
Steven R. Saltzman	57	Chief Accounting Officer and Senior Vice President
Shelle Weisbaum	59	Chief Legal Officer, Senior Vice President and Secretary
**	As of June 30, 2020
There are no family relationships between any of the directors, between any of the executive officers, or between any director and any executive officer.
For more information about the persons listed above, see “The Fully Combined Company—Management of the Fully Combined Company.

THE SPECIAL MEETING
This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from REIT I Stockholders for use at the Special Meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to REIT I Stockholders on or about [•].
Date, Time, Place and Purpose of the Special Meeting
The Special Meeting will be held at the offices of REIT I at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103, commencing at [•] Eastern Time on [•].
At the Special Meeting, holders of REIT I Common Stock will be asked to consider and vote upon the following matters:
1.	a proposal to approve the Merger;
2.	a proposal to approve the Charter Amendment; and
3.
a proposal to adjourn the Special Meeting to solicit additional proxies in favor of the Merger Proposal and Charter Amendment Proposal if there are not sufficient votes to approve the Merger Proposal and/or Charter Amendment Proposal, if necessary and as determined by the chair of the Special Meeting.

Holders of REIT I Convertible Stock will be asked to consider and vote upon the proposal to approve the Merger. REIT II stockholders are not voting on the proposals to be voted on at the Special Meeting.
Recommendation of the REIT I Board of Directors
Based on the unanimous recommendation of the REIT I Special Committee of the proposals set forth in clauses (1), (2) and (3) above, the REIT I Board recommends that the REIT I Stockholders vote (i) FOR the Merger Proposal, (ii) FOR the Charter Amendment Proposal and (iii) FOR the adjournment proposal. For the reasons for these recommendations, see “The Merger—Recommendation of the REIT I Board and Its Reasons for the Merger” beginning on page 100.
Record Date; Who Can Vote at the Special Meeting
All holders of record of shares of REIT I at the close of business on [•], 2020, the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement of the Special Meeting except that while the Excluded Holders are entitled to vote on the Charter Amendment Proposal and the adjournment proposal, they are not entitled to vote on the Merger Proposal. Holders of REIT I Convertible Stock are only entitled to vote on the Merger Proposal.
Each eligible voting share of REIT I Common Stock is entitled to one vote on each proposal presented at the Special Meeting. As of the Record Date, there were 69,919,882 shares of REIT I Common Stock outstanding held by approximately 14,097 holders of record (which includes 1,608 shares of REIT I Common Stock held by REIT I’s independent directors, 291,806 shares of REIT I Common Stock held by the Sponsor and 8,611 shares of REIT I Common Stock held by Alan F. Feldman).
Each share of REIT I Convertible Stock is entitled to one vote on the Merger Proposal. As of the Record Date, there were 49,935 shares of REIT I Convertible Stock outstanding held by approximately 231 holders of record, including 30,206 shares of REIT I Convertible Stock held by the Sponsor and 4,404 shares of REIT I Convertible Stock held by Alan F. Feldman. Concurrently with the execution of the Merger Agreement, as an inducement to REIT II to enter into the Merger Agreement, the Sponsor and Alan F. Feldman, solely in their capacity as holders of REIT I Convertible Stock, entered into voting agreements with REIT II. Pursuant to the terms of the voting agreements, they have agreed, among other things, to vote all shares of REIT I Convertible Stock owned by such holder in favor of the approval of the Merger Agreement and the transactions contemplated thereby. The shares of REIT I Convertible Stock held by the Sponsor and Mr. Feldman represent more than two-thirds of the outstanding shares of REIT I Convertible Stock and as such they can approve the Merger Agreement on behalf of the holders of REIT I Convertible Stock.

Required Vote; Quorum
Approval by the holders of the REIT I Common Stock of the Merger Proposal and the Charter Amendment Proposal requires the affirmative vote of a majority of the votes entitled to be cast on such proposals as of the close of business on the Record Date. Approval by the holders of the REIT I Convertible Stock of the Merger Proposal requires the affirmative vote of two-thirds of the outstanding shares of REIT I Convertible Stock, voting together as a single class.
Approval of the adjournment proposal requires the affirmative vote of a majority of all of the votes cast on such proposal.
Regardless of the number of shares of REIT I Common Stock you own, your vote is very important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.
The REIT I Charter and REIT I bylaws provide that the presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at such meeting will constitute a quorum. Shares that are voted and shares abstaining from voting are treated as being present at the Special Meeting for purposes of determining whether a quorum is present.
No business may be conducted at the Special Meeting if a quorum is not present at the Special Meeting other than the proposal to adjourn the Special Meeting to solicit additional proxies. Pursuant to REIT I’s bylaws, the chairman of the meeting may adjourn the Special Meeting to a later date, time and place announced at the meeting, whether or not a quorum is present and without a vote of stockholders.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes will be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will have the same effect as votes AGAINST (i) the Merger Proposal and (ii) the Charter Amendment Proposal. Abstentions and broker non-votes will have no effect on the adjournment proposal.
Manner of Submitting Proxy
REIT I Stockholders may vote for or against or abstain from voting on the proposals submitted at the Special Meeting in person or by proxy. REIT I Stockholders can authorize a proxy in the following ways:
•	Internet. REIT I Stockholders may submit a proxy over the Internet by following the “Vote by Internet” instructions on the enclosed proxy card.
•	Telephone. REIT I Stockholders may submit a proxy by following the “Vote by Phone” instructions on the enclosed proxy card.
•	Mail. REIT I Stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.
REIT I Stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.
The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail.
The method by which REIT I Stockholders submit a proxy will in no way limit their right to vote at the Special Meeting if they later decide to attend the meeting and vote in person. If shares of REIT I are held in the name of a broker or other nominee, REIT I Stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at the Special Meeting.
All shares of REIT I entitled to vote and represented by properly completed proxies received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting as instructed on the proxies. If REIT I Stockholders of record return properly executed proxies but do not indicate how their shares of REIT I should be voted on a proposal, the shares of REIT I represented by their properly executed proxy will be voted as the REIT I Board recommends and therefore, (i) FOR the Merger Proposal, (ii) FOR the Charter Amendment Proposal and (iii) FOR the adjournment proposal. If you do not provide voting instructions to your broker or other nominee, your shares of REIT I will NOT be voted and will be considered broker non-votes. Abstentions and broker non-votes will have the same effect as a vote AGAINST the Merger Proposal and the Charter Amendment Proposal.
Shares Held in “Street Name”
If REIT I Stockholders hold shares of REIT I stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee.
If REIT I Stockholders hold shares of REIT I stock in an account of a broker or other nominee and attend the Special Meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such shares of REIT I stock and authorizing them to vote.
If REIT I Stockholders hold their shares in “street name” and they fail to provide their broker or other nominee with any instructions regarding how to vote their shares of REIT I stock, their shares of REIT I held by brokers and other nominees will NOT be voted and may NOT be present for purposes of determining a quorum.
Delivery and Householding of Proxy Materials
REIT I may give a single notice of the Special Meeting to all REIT I Stockholders who share an address, which single notice shall be effective as to any REIT I Stockholder at such address, unless such REIT I Stockholder has objected to receiving the single notice or has revoked a prior consent to receiving such single notice. This process, which is commonly referred to as “householding,” reduces printing and mailing costs.
If, at any time, a REIT I Stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of proxy materials, such REIT I Stockholder should so notify REIT I by directing written notice to Broadridge.
Revocation of Proxies or Voting Instructions
REIT I Stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the Special Meeting by:
•	submitting notice in writing to REIT I’s Secretary, Shelle Weisbaum, at REIT I’s offices located 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103;
•	executing and delivering a later-dated, properly executed proxy card or submitting a later-dated proxy by telephone or on the Internet; or
•	voting in person at the Special Meeting.
Attending the Special Meeting without voting will not revoke your proxy. REIT I Stockholders who hold shares of REIT I stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.
Solicitation of Proxies; Payment of Solicitation Expenses
The solicitation of proxies from REIT I Stockholders is made on behalf of the REIT I Board. REIT I will pay the cost of soliciting proxies from REIT I Stockholders. REIT I has contracted with Broadridge to assist REIT I in the distribution of proxy materials and the solicitation of proxies. REIT I expects to pay Broadridge fees of approximately $460,000 to solicit and distribute proxies, which includes estimated postage of $172,000, plus other fees and expenses for other services related to this proxy solicitation, including, but not limited to, the review of proxy materials.
In accordance with the regulations of the SEC, REIT I also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of REIT I stock.

Adjournment Proposal
In addition to the approval of the Merger Proposal and the Charter Amendment Proposal, holders of REIT I Common Stock are also being asked to approve a proposal to adjourn the Special Meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Proposal and the Charter Amendment Proposal. If this proposal is approved, the Special Meeting could be successively adjourned to any date not more than 120 days after the Record Date.
If the Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, REIT I Stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the adjourned Special Meeting.
Rights of Dissenting Stockholders
No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL will be available to holders of shares of REIT I Common Stock with respect to the Merger.
Assistance
If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Special Meeting, please call REIT I’s proxy solicitor, Broadridge.

PROPOSALS SUBMITTED TO REIT I STOCKHOLDERS
The Merger Proposal
(Proposal 1 on the Proxy Card)
REIT I Stockholders are asked to consider and vote on a proposal to approve the Merger. For a summary and detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 94 and “The Merger Agreement” beginning on page 149. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the Merger Proposal is a condition to the consummation of the Merger. If this proposal is not approved, the Merger will not be completed.
REIT I is requesting that REIT I Stockholders approve the Merger. Approval of this proposal requires (i) the affirmative vote of at least a majority of the outstanding shares of REIT I Common Stock entitled to be cast on such proposal as of the close of business on the Record Date and (ii) the affirmative vote of at least two-thirds of the outstanding shares of REIT I Convertible Stock, voting together as a single class, as of the close of business on the Record Date.
The REIT I Board recommends that REIT I Stockholders vote FOR the proposal to approve the Merger.
The Charter Amendment Proposal
(Proposal 2 on the Proxy Card)
Holders of REIT I Common Stock are asked to consider and vote on a proposal to approve the Charter Amendment that, if adopted, would delete Section 9.14 related to Roll-Up Transactions (and the associated definitions, all as defined in the REIT I Charter) from the REIT I Charter. Section 9.14 imposes substantive and procedural requirements relating to Roll-Up Transactions, none of which will be applicable if the Charter Amendment Proposal is approved. The full text of the Charter Amendment is set forth in the form of Articles of Amendment attached as Annex B to this proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the Charter Amendment Proposal is a condition to the consummation of the Merger. If this proposal is not approved, the Merger will not be completed.
REIT I is requesting that REIT I Stockholders approve the Charter Amendment. Approval of this proposal requires the affirmative vote of at least a majority of the outstanding shares of REIT I Common Stock entitled to vote on such proposal as of the close of business on the Record Date.
The REIT I Board recommends that REIT I Stockholders vote FOR the proposal to approve the Charter Amendment.
The Adjournment Proposal
(Proposal 3 on the Proxy Card)
REIT I is requesting that REIT I Stockholders approve one or more adjournments of the Special Meeting to another date, time or place, solely for the purpose of and for the times reasonably necessary for further solicitation of proxies or to obtain additional votes in favor of the approval of the Merger Proposal and/or the Charter Amendment Proposal, if necessary or appropriate.
Approval of this proposal requires the affirmative vote of a majority of all votes cast at the Special Meeting.
If, at the Special Meeting, the number of shares of REIT I Common Stock present in person or represented by proxy and voting in favor of the approval of the Merger Proposal and/or the Charter Amendment is insufficient to approve the proposal, REIT I intends to move to adjourn the Special Meeting in order to enable the REIT I Board to solicit additional proxies for approval of the Merger Proposal and/or the Charter Amendment.
The Special Meeting may not be postponed or adjourned to a date that is more than 30 days after the date for which the special meeting was originally scheduled or more than 120 days from the Record Date for the Special Meeting.

REIT I retains full authority to the extent it is set forth in its bylaws and Maryland law to adjourn the Special Meeting, or to postpone the Special Meeting before it is convened, without the approval of any stockholder.
Recommendation of the REIT I Board
The REIT I Board recommends that REIT I Stockholders vote FOR the Adjournment Proposal.
Other Business
As of the date of this notice, REIT I does not intend to bring any other matters before the Special Meeting, and REIT I does not know of any matters to be presented for consideration at the Special Meeting and which would be required to be set forth in this proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders. In accordance with the REIT I bylaws and Maryland law, business transacted at the Special Meeting will be limited to those matters set forth in such notice.

THE MERGER
The following is a description of the material aspects of the Merger. While REIT II and REIT I believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to REIT II stockholders and REIT I Stockholders. REIT II and REIT I encourage REIT II stockholders and REIT I Stockholders to read this entire proxy statement/prospectus, including the Merger Agreement and the other documents attached to this proxy statement/prospectus, for a more complete understanding of the Merger.
General
Each of the REIT I Special Committee and the REIT I Board has declared advisable, and each has approved, the Merger Agreement, the Charter Amendment, the Merger and the other transactions contemplated by the Merger Agreement, based on, among other factors, the reasons described below in the section “—Recommendation of the REIT I Board and Its Reasons for the Merger.” In the Merger, REIT I will merge with and into Merger Sub, with Merger Sub continuing as the Surviving Entity. REIT I Stockholders will receive the merger consideration described below under “The Merger Agreement— Consideration to be Received in the Merger.”
Background of the Merger
General
Each of the REIT II Special Committee, the REIT II Board, the REIT I Special Committee and the REIT I Board has approved the Merger Agreement and the Merger, with all directors who voted on the matter voting in favor of such approval. Pursuant to the Merger Agreement, REIT I will merge with and into Merger Sub, with Merger Sub surviving as a direct wholly owned subsidiary of REIT II, and REIT I OP will be merged with and into REIT II OP, with REIT II OP as the surviving entity.
In connection with the Merger, REIT I Stockholders will receive the merger consideration described below under “The Merger Agreement - Consideration to be Received in the Merger” beginning on page 150.
Background of the Merger
As part of its ongoing oversight, direction and management of REIT I, the REIT I Board and management team regularly review and discuss REIT I’s performance, business plan, strategic direction and future prospects. These discussions have periodically, in the ordinary course of business, included evaluation of potential acquisitions and other strategic opportunities. Similarly, as part of its ongoing oversight, direction and management of REIT II, the REIT II Board and management team regularly review and discuss REIT II’s performance, business plan, strategic direction and future prospects. These discussions have periodically, in the ordinary course of business, included evaluation of potential acquisitions, dispositions and other strategic opportunities.
On September 10, 2019, at a meeting of the REIT I Board, REIT I’s management team discussed with the REIT I Board, among other things, (i) REIT I’s business and financial condition and strategic position, (ii) management’s belief that REITs with larger, more diversified portfolios would be better able to execute on opportunities for enhancing stockholder value, (iii) the possibility of a potential strategic transaction, including the internalization of REIT I’s advisor and a merger transaction with REIT II and (iv) the appropriateness of a special committee of directors independent of management to evaluate a potential transaction.
At the meeting, the REIT I Board approved the formation of the REIT I Special Committee of independent directors, comprised of Andrew Ceitlin and Lee Shlifer, for the purpose of (i) investigating and analyzing strategic alternatives available to REIT I, including but not limited to mergers, sales of substantially all the assets of REIT I to, or other business combinations of REIT I with, third parties (including entities affiliated with REIT I’s sponsor or external advisor), and other transactions that may be related to or may facilitate such strategic alternatives, (ii) making such reports and recommendations to the entire REIT I Board at such times and in such manner as the REIT I Special Committee considers appropriate or otherwise requested by the full REIT I Board with respect thereto, (iii) negotiating the terms and conditions of a potential transaction and (iv) making recommendations regarding one or more potential transactions to the full REIT I Board. The REIT I Special

Committee was authorized to utilize and retain, at REIT I’s expense, its own financial, legal counsel and other advisors as the REIT I Special Committee deemed appropriate. Mr. Ceitlin was appointed Chair of the REIT I Special Committee.
Also on September 10, 2019, at a meeting of the REIT II Board, REIT II’s management team discussed with the REIT II Board, among other things, (i) REIT II’s business and financial condition and strategic position, (ii) management’s belief that REITs with larger, more diversified portfolios would be better able to execute on opportunities for enhancing stockholder value, (iii) the possibility of a potential strategic transaction, including separate merger transactions with REIT I and REIT III and (iv) the appropriateness of a special committee of directors independent of management to evaluate a potential transaction.
At the meeting, the REIT II Board approved the formation of the REIT II Special Committee of independent directors, comprised of Gary Lichtenstein and Thomas Ikeler, for the purpose of (i) investigating and analyzing strategic alternatives available to REIT II, including but not limited to significant acquisitions or other business combinations of REIT II with third parties (including entities affiliated with REIT II’s sponsor or external advisor), (ii) making such reports and recommendations to the entire REIT II Board at such times and in such manner as the REIT II Special Committee considers appropriate or otherwise requested by the full REIT II Board with respect thereto, (iii) negotiating the terms and conditions of a potential transaction and (iv) making recommendations regarding one or more potential transactions to the full REIT II Board. The REIT II Special Committee was authorized to utilize and retain, at REIT II’s expense, its own financial, legal counsel and other advisors as the REIT II Special Committee deemed appropriate. Mr. Lichtenstein was appointed Chair of the REIT II Special Committee.
Between September 10 and October 7, 2019, with the assistance of counsel from DLA Piper, LLP (“DLA Piper”), the REIT I Special Committee met several times to consider the selection of, and to interview, potential legal counsel for the REIT I Special Committee. On October 7, 2019, at the direction of the REIT I Special Committee, Morris, Manning & Martin, LLP (“Morris, Manning & Martin”) was engaged as independent counsel to the REIT I Special Committee.
Between September 10 and October 8, 2019, with the assistance of counsel from DLA Piper, the REIT II Special Committee met several times to consider the selection of, and to interview, potential legal counsel for the REIT II Special Committee. On October 8, 2019, at the direction of the REIT II Special Committee, Morrison & Foerster LLP (“Morrison Foerster”) was engaged as outside counsel to the REIT II Special Committee.
On October 18, 2019, the REIT I Special Committee met by telephone, with counsel from DLA Piper and Morris, Manning & Martin present, to discuss investment banking firm candidates for the potential engagement by the REIT I Special Committee. After a thorough discussion, the REIT I Special Committee directed counsel from Morris, Manning & Martin to contact six investment banking firms and request information regarding each firm’s qualifications and service offerings, representative transactions and fee proposal.
On October 28, 2019, the REIT I Special Committee met by telephone, with counsel from Morris, Manning & Martin present to discuss the information provided to Morris, Manning & Martin by each of the six investment banking firms discussed during the October 18, 2019 telephonic meeting of the REIT I Special Committee, and information received from a seventh investment banking firm that reached out to Morris, Manning & Martin independently. After a thorough discussion of the qualifications, service offerings, representative transactions and fee proposals of each firm, the REIT I Special Committee selected three of the seven firms for further consideration. The REIT I Special Committee then directed counsel to arrange in-person meetings at the New York offices of REIT I Advisor with each of the three selected firms.
On November 19, 2019, the REIT I Special Committee, with counsel from Morris, Manning & Martin present, held in-person meetings with each of the three investment banking firms that the Special Committee had selected for further consideration to discuss potential strategic alternative transactions for REIT I. Each investment banking firm provided an overview of its qualifications and a fee proposal. After presentations of the three investment banking firms, the REIT I Special Committee met with counsel from Morris, Manning & Martin and discussed the qualifications of the three remaining investment banking firm candidates and their fee proposals. At the same meeting, counsel from Morris, Manning & Martin discussed with the REIT I Special Committee the standard of conduct required of directors under Maryland law and REIT I’s charter in connection with a potential strategic transaction, including a potential transaction in which one or more directors has an interest. In a follow-up conference call with counsel on November 25, 2019, the REIT I Special Committee discussed further the qualifications of the three remaining investment banking firm candidates. Following discussion, the REIT I Special Committee directed Morris, Manning & Martin to request additional information from Stanger regarding its fee proposal, to negotiate an engagement letter with Stanger and to present the proposed engagement letter to the REIT I Special Committee for review and consideration. The REIT I Special Committee selected Stanger based on, among other factors, Stanger’s knowledge of the non-listed and exchange-listed REIT industries and its experience in advising other companies in similar matters. By unanimous written consent, on December 16, 2019, the REIT I Special Committee authorized the engagement of Stanger as its financial advisor to review and evaluate REIT I’s strategic alternatives, including but not limited to a merger with REIT II, and an acquisition of the asset and property management business of C-III. Following Stanger’s engagement on December 19, 2019, at the request of the REIT I Special Committee, Stanger began to prepare an overview of potential strategic alternatives available to REIT I.
The REIT II Special Committee members discussed with counsel from October through mid-December 2019 to consider the selection of an outside financial advisor. After interviewing four firms, on December 12, 2019, the REIT II Special Committee engaged Houlihan Lokey as its outside financial advisor.
On January 9, 2020, REIT I entered into a non-disclosure agreement with REIT II governing the exchange of information between REIT I and REIT II in connection with the potential transactions, including the Self-Management Transaction and potential mergers of REIT II with REIT I and REIT III, so that REIT I and REIT II could conduct due diligence on the other parties in connection with the potential transactions.
On February 5, 2020 and February 12, 2020, the REIT II Special Committee met by telephone, with representatives of Morrison Foerster and Houlihan Lokey present, to discuss a potential business combination with REIT I and potential impacts and benefits of the Self-Management Transaction with respect to REIT II, which likely would close prior to the completion of a business combination with REIT I and would not be contingent upon the consummation of any transaction with REIT II.
On February 6, 2020, the REIT I Special Committee met in person with representatives from Stanger, with counsel from Morris, Manning & Martin present, to discuss various strategic alternatives available to REIT I, including an analysis of REIT I’s prospects if REIT I were to (x) seek to sell its real estate portfolio in one or more transactions, including a business combination, (y) internalize its management function and list its shares on a national securities exchange or (z) continue to operate its portfolio and maintain its status as a non-traded REIT without a liquidity event. In connection with its analysis, Stanger (i) reviewed historical financial statements of REIT I and REIT II as filed with the SEC, (ii) reviewed historical and budgeted operating statements for the properties in which REIT I and REIT II own an interest, (iii) conducted a site visit of the REIT I and REIT II properties, (iv) reviewed the note and loan agreements encumbering the REIT I and REIT II properties, (v) reviewed the appraisals and net asset value reports prepared by Duff & Phelps as of September 30, 2019 for REIT I and REIT II and (vi) reviewed such other documents and analysis as deemed appropriate. The REIT I Special Committee had extensive discussions with the representatives of Stanger regarding all scenarios presented by Stanger.
On February 11, 2020, the REIT I Special Committee, through counsel, directed Stanger to open discussions with the financial advisors to C-III and the REIT II Special Committee, respectively. On February 26, 2020, in a telephonic meeting of the REIT I Special Committee, with counsel from Morris, Manning & Martin present, representatives of Stanger reported on the discussions it had with the financial advisors to C-III and the REIT II Special Committee, including a review of property-level information for REIT I, REIT II and REIT III, the status of the pending net asset value reports for each of REIT I, REIT II and REIT III, and preliminary financial information provided to Stanger by the financial advisor to C-III.
On February 28, 2020, the REIT I Special Committee received a non-binding proposal from C-III relating to the Self-Management Transaction. Commencing with a telephonic meeting of the REIT I Special Committee with representatives from Stanger and counsel from Morris, Manning & Martin held on March 3, 2020, and over 11 additional telephonic meetings held between March 3, 2020 and May 5, 2020, the REIT I Special Committee, with its financial advisor and legal counsel present, reviewed, analyzed and responded to the non-binding proposal, and amended proposals, submitted by C-III relating to the Self-Management Transaction. With the permission of C-III, Stanger shared the terms of the non-binding proposal, and amended proposals, with Houlihan Lokey and Morrison Foerster, financial advisor and legal counsel to the REIT II Special Committee, respectively. During this period, Stanger continued discussions with Houlihan Lokey regarding a potential merger of REIT I and REIT II and provided updates to the REIT I Special Committee regarding such discussions. Also during this period, the REIT I Special Committee received periodic updates from Stanger regarding rent collections and other financial metrics of REIT I, REIT II and REIT III, with particular attention to the impact of the COVID-19 pandemic on the companies’ respective businesses and results of operations. During the May 5, 2020 meeting, the REIT I Special Committee advised Stanger that the terms of the amended proposal from C-III were acceptable and directed Morris, Manning & Martin to prepare definitive agreements in connection with the Self-Management Transaction. The REIT I Special Committee also directed Stanger to contact FPL Associates L.P. (“FPL Associates”), a well-regarded compensation consultant, regarding an engagement to conduct a compensation study in connection with the Self-Management Transaction. Also during the May 5, 2020 meeting, Stanger advised the REIT I Special Committee that a proposal regarding a potential merger was expected to be received from the financial advisor to the REIT II Special Committee.
In February and March 2020, the REIT II Special Committee met by telephone several times, with representatives of Morrison Foerster and Houlihan Lokey present, to review and analyze, with the assistance of its financial advisor and legal counsel, the proposals and counter-proposals for the Self-Management Transaction in the context of a potential merger transaction with REIT I. At the request of the REIT II Special Committee, in late March, representatives of Morrison Foerster met telephonically with representatives of Morris, Manning & Martin, counsel to the REIT I Special Committee, to discuss the proposed process for the Self-Management Transaction and a potential merger with REIT I.
In a series of nine telephonic meetings held on and between April 2, 2020 and May 14, 2020, the REIT II Special Committee received updates on the proposed transactions from its legal counsel and financial advisor, and discussed the legal due diligence and review of financial information performed by its legal counsel and financial advisor, respectively.
In a telephonic meeting of the REIT I Special Committee held on May 12, 2020, with counsel from Morris, Manning & Martin present, Stanger reported on a conference call held among Sponsor and the financial advisors to REIT I, REIT II and REIT III wherein Sponsor discussed the rent collections of each of REIT I, REIT II and REIT III during the months of April and May 2020. At the same meeting, the REIT I Special Committee directed Stanger to request an engagement proposal from FPL Associates to provide executive compensation advisory services to the REIT I Special Committee in connection with the Self-Management Transaction.
The REIT I Special Committee interviewed FPL Associates via a telephonic meeting held on May 19, 2020, with representatives of Stanger and counsel from Morris, Manning & Martin present. During such meeting, the REIT I Special Committee agreed that it would be advisable for the REIT II Special Committee to also interview FPL Associates so as to streamline the executive compensation negotiations in the event that REIT I and REIT II were to enter into a merger agreement sometime in the future. The REIT I Special Committee met again via telephone on May 26, 2020, with representatives of Stanger and counsel from Morris, Manning & Martin present.
On May 22, 2020 and May 29, 2020, the REIT II Special Committee met by telephone (with its counsel, its financial advisor and counsel to REIT II present) to discuss REIT II’s potential acquisition of substantially all of the assets, business or equity interests of REIT I and REIT II’s potential acquisition of substantially all of the assets, business or equity interests of REIT III and to approve proposed term sheets for both transactions.
On June 2, 2020, Houlihan Lokey, at the direction of and on behalf of the REIT II Special Committee, submitted a non-binding term sheet to the financial advisor and legal counsel to the REIT I Special Committee setting forth the terms of a proposed business combination with REIT II in a stock-for-stock merger transaction at a fixed exchange ratio, along with a proposed exclusivity and confidentiality agreement. The proposal included customary closing, termination and expense reimbursement provisions, and a 30-day go-shop period. Later that day, the REIT I Special Committee held a telephonic meeting, with its financial advisor and legal counsel present, to review and consider the non-binding proposal submitted by the REIT II Special Committee to acquire REIT I in a stock-for-stock merger transaction. During the meeting, Stanger provided observations on each of the material terms contained in the proposal and the REIT I Special Committee authorized Stanger to discuss the term sheet with Houlihan Lokey and prepare a counter-proposal to be reviewed by the REIT I Special Committee and Morris, Manning & Martin.

On June 5, 2020, the REIT I Special Committee met with Stanger and Morris, Manning & Martin to review a proposed counter-proposal relating to the proposed merger transaction between REIT I and REIT II. During such meeting, Stanger provided financial analyses relating to the terms of the counter-proposal along with a mark-up of the non-binding term sheet. After discussion, the REIT I Special Committee authorized Stanger to submit the counter-proposal to Houlihan Lokey. The REIT I Special Committee also approved the engagement of FPL Associates to provide executive compensation advisory services to the REIT I Special Committee in connection with the Self-Management Transaction.
During June 2020, the REIT I Special Committee on four occasions met via teleconference with its financial advisor and legal counsel to consider, analyze and respond to a number of revised proposals from the REIT II Special Committee relating to the potential merger transaction between REIT I with REIT II. The REIT I Special Committee also directed Stanger to prepare to commence a market-check process on behalf of REIT I to solicit interest in an alternative transaction from third parties. On June 13, 2020, REIT I and REIT II entered into an exclusivity and confidentiality agreement, which would take effect on that date and continue for 60 days and which allowed for REIT I to solicit potential buyers over the first 30 days of the exclusivity period. The exclusivity agreement provided that if REIT I terminated the exclusivity agreement in order to pursue an alternative proposal presented by a third party during the 30-day market-check process or if, within 180 days of the termination of the exclusivity period, REIT I entered into an alternative proposal with any bidder contacted during such period, then REIT I would reimburse REIT II’s expenses incurred in connection with its pursuit of a business combination with REIT I up to a maximum amount of $2 million.
Stanger commenced the market-check process on June 13, 2020 and provided updates to the REIT I Special Committee during each of the June 2020 REIT I Special Committee meetings, including reports on the number of parties contacted by Stanger, the number of such parties that had executed non-disclosure agreements in order to access financial information regarding REIT I, and the number of such parties that had expressed no interest. In addition, during the meetings, counsel from Morris, Manning & Martin provided updates on the status of the documentation for the Self-Management Transaction and the legal due diligence review of entities and assets to be contributed to REIT I in the Self-Management Transaction.
From June through September 2020, the REIT II Special Committee met 14 times (with its counsel, its financial advisor and counsel to REIT II present) to continue to discuss the proposed merger transactions (including any potential impact of the COVID-19 pandemic on the potential transactions), the status of the proposed merger agreements and the material terms of the Self-Management Transaction.
On July 1, 2020, DLA Piper, legal counsel to REIT II, delivered a proposed merger agreement to Morris, Manning & Martin and Stanger. On July 7, 2020, the REIT I Special Committee met via telephone with its financial advisor and legal counsel. During such meeting, representatives of Stanger reported on the status of the market-check process, including feedback received from certain of the parties contacted in the process. Representatives of Stanger also discussed with the REIT I Special Committee the material terms of a non-binding term sheet that the REIT II Special Committee had provided to the REIT III Special Committee relating to a potential stock-for-stock merger of REIT III with a wholly owned subsidiary of REIT II. Also during such meeting, counsel from Morris, Manning & Martin reviewed with the REIT I Special Committee the terms of the proposed merger agreement received from DLA Piper, and provided an update on the status of the definitive agreements for the Self-Management Transaction and the legal due diligence review.
The REIT I Special Committee met again via telephone on July 14, 2020, with its financial advisor and legal counsel present, in which representatives of Stanger provided a report on the results of the market check process. Stanger reported that 102 third parties were contacted in connection with the market check process. The 102 third parties were selected by Stanger based on Stanger’s belief that such parties were capable of executing a transaction with REIT I. From those 102 parties, 21 parties requested and were sent non-disclosure agreements, of which eight parties entered into non-disclosure agreements. Representatives of Stanger reported that two of such parties responded with informal proposals, neither of which were deemed to be superior to the proposed merger transaction with REIT II. The REIT I Special Committee asked Stanger to follow up with such parties and request that they improve their proposals. Stanger subsequently reported to the REIT I Special Committee that neither party chose to improve its proposal. At that time, the market check process was concluded.

On July 1, 2020, July 24, 2020, August 11, 2020 and August 25, 2020, the REIT I Special Committee and the REIT II Special Committee held joint telephonic meetings with representatives of FPL Associates and representatives of REIT I Advisor and REIT II Advisor, with the financial advisors and legal counsel to each of the REIT I Special Committee and the REIT II Special Committee present, to discuss the executive officer compensation market study and analysis by FPL Associates. Representatives of FPL Associates discussed its findings with the special committees as well as future compensation considerations for each of the proposed executive officers of REIT I, including base salaries, incentive bonuses and long-term equity grants. Such representatives of FPL Associates summarized the rationale for each element of compensation and provided comparisons against industry and other non-traded REIT benchmarks, as well as considerations for key provisions to be included in the executive employment agreements. Representatives from FPL Associates also discussed a proposed executive compensation program for executive officers, as proposed by the management teams, and led the special committees through the components of the proposed compensation program, including base salaries, cash incentive bonuses and long-term equity grants as well as key provisions of proposed employment agreements.
In a series of 11 telephonic meetings held on and between July 21, 2020 and September 1, 2020, at which the REIT I Special Committee’s legal counsel and financial advisor were present, the REIT I Special Committee received updates on the negotiations of the definitive agreements for the proposed merger with REIT II and the Self-Management Transaction from its legal counsel and financial advisor, and discussed the legal and financial due diligence findings by its legal counsel and financial advisor, respectively.
On September 8, 2020, in a telephonic meeting of the REIT I Special Committee, at which the REIT I Special Committee’s legal counsel and financial advisor were present, representatives of Stanger presented an oral report of its financial analysis, from a financial point of view, of the consideration to be paid by REIT I in the Self-Management Transaction and the consideration to be received by REIT I pursuant to the Merger Agreement. After a thorough review and discussion of the terms of the contribution agreement and related ancillary agreements for the Self-Management Transaction, and of the Merger Agreement, drafts of which had previously been provided to the REIT I Special Committee, the REIT I Special Committee, among other things, unanimously approved, and recommended that the REIT I Board approve (1) the Merger, subject to the receipt by the REIT I Special Committee of a signed opinion from Stanger as to the fairness, from a financial point of view, of the consideration to be received pursuant to the Merger Agreement, (2) the Self-Management Transaction and (3) the Charter Amendment. Subsequently, on the same day, the REIT I Board conducted a telephonic meeting (at which members of REIT I’s management team and representatives of DLA Piper, Morris, Manning & Martin and Stanger were present) and discussed the proposed transactions and asked questions of management. After a thorough discussion, all of the members of the REIT I Board who were present at the meeting voted unanimously to approve the Self-Management Transaction, the Charter Amendment and, subject to the receipt of the signed fairness opinion from Stanger, the Merger.
On September 8, 2020, in a telephonic meeting of the REIT II Special Committee (at which its legal counsel, its financial advisor and counsel to REIT II were present), Morrison Foerster and Houlihan Lokey provided an update on the proposed transactions. The REIT II Special Committee discussed the Merger Agreement, the merger agreement between REIT II and REIT III and the other transactions contemplated by the respective merger agreements. During this meeting, representatives of Houlihan Lokey discussed with the REIT II Special Committee financial aspects of the proposed merger transactions with REIT I and REIT III. After a discussion of updates to the merger agreements and ancillary agreements, the REIT II Special Committee, among other things, recommended that the REIT II Board approve the proposed merger transactions. Subsequently, on the same day, the REIT II Board conducted a telephonic meeting (at which members of REIT II’s management team, and representatives of DLA Piper, Morrison Foerster and Houlihan Lokey were present) and discussed the proposed transactions and asked questions of management. After a thorough discussion, all of the members of the REIT II Board who were present at the meeting voted unanimously to, among other things, approve the Merger and the merger with REIT III, except that Mr. Spoont did not participate in the discussion with respect to the REIT III merger nor vote on the related resolution on account of his service on the REIT III Board and the REIT III Special Committee.

On September 8, 2020, Stanger released its opinions for the Self-Management Transaction and the Merger to a representative of the REIT I Special Committee. Later on that same day, REIT I closed the Self-Management Transaction, REIT I and REIT II executed the Merger Agreement and REIT II and REIT III executed the REIT III Merger Agreement.
Recommendation of the REIT I Board and Its Reasons for the Merger
In evaluating the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement, the REIT I Board considered the recommendation of the REIT I Special Committee. In reaching their respective determinations, the REIT I Board and the REIT I Special Committee considered a number of factors, including the following material factors that supported their respective decisions to approve the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement, which factors they believe were relevant whether REIT I combines with REIT II alone or together with REIT III:
•
Current market views of residential real estate (particularly in light of the effects of the COVID-19 pandemic) would make it difficult to find a buyer willing to purchase the entire entity at a favorable price and any alternative involving a sale of the company would likely have to be implemented by selling off REIT I’s assets in multiple transactions, thereby increasing transaction costs and execution risks during an extended sales period.

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Receipt of shares of REIT II Common Stock as merger consideration provides REIT I Stockholders the opportunity to continue ownership in the Combined Company, which is expected to provide a number of benefits, including that the Combined Company will have significantly increased scale with improved access to capital markets, which can be used to support acquisitions that drive growth in stockholder value.

•
The REIT I Board’s and REIT I Special Committee’s belief that the Combined Company would be better positioned than REIT I to achieve certain potential liquidity events, such as listing its shares on a national securities exchange, as a result of increased size and other factors noted above.

•
The integrated organizational structure of a combined company, including if the REIT III Merger is accomplished, will allow the management function and the advisors function, which are performed by the same individuals who manage REIT I and its advisor, to focus efforts on the operation of the Combined Company instead of on separate REITs.

•
The financial analyses reviewed and discussed with the REIT I Special Committee by representatives of Stanger as well as the oral opinion of Stanger rendered to the REIT I Special Committee on September 8, 2020 (which was subsequently confirmed in writing by delivery of Stanger’s written opinion dated the same date) as to, as of September 8, 2020, the fairness, from a financial point of view, to REIT I of the Exchange Ratio and the Cash Consideration provided for in the Merger pursuant to the Merger Agreement. See “The Merger – Opinion of REIT I Special Committee’s Financial Advisor” beginning on page 104.

•	The Exchange Ratio is fixed and will not be adjusted, which limits the impact of external factors on the Merger.
•	The Merger is not conditioned on the REIT III Merger.
•
The Merger Agreement provides a covenant by REIT II that it will not, without the prior approval of the REIT I Special Committee (which approval will not be unreasonably withheld) materially amend the REIT III Merger Agreement.

•
The Merger Agreement provides REIT I the right, upon receipt of a written Acquisition Proposal that constitutes a Superior Proposal (as defined in “The Merger Agreement – Covenants and Agreements – No Solicitation; Change in Recommendation”) that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, to give notice of its intention to terminate the Merger Agreement to enter into an agreement for a Superior Proposal and/or effect an Adverse Recommendation Change (as defined in “The Merger Agreement – Covenants and Agreements – No Solicitation; Change in Recommendation”), subject to certain conditions.

•
Prior to the execution of the Merger Agreement, the REIT I Special Committee has conducted a market check, with the assistance of Stanger, during which the REIT I Special Committee actively solicited proposals from third parties.

•
The Merger Agreement provides REIT I with the ability, under certain specified circumstances, to consider a Competing Proposal if the REIT I Special Committee determines, in good faith, that it is reasonably expected to lead to a Superior Proposal, and provides the REIT I Board with the ability, under certain specified circumstances, to make an Adverse Recommendation Change and to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal upon payment to REIT II of a $22.99 million termination fee, plus an amount (capped at $2.0 million) equal to expenses incurred by REIT II.

•
Each of the Merger and the Charter Amendment is subject to approval by the affirmative vote of at least a majority of the outstanding shares of REIT I Common Stock entitled to vote; additionally, the Merger is subject to approval by the affirmative vote of at least two-thirds of the outstanding shares of REIT I Convertible Stock, voting together as a single class.

•
The intent for the Company Merger to qualify as a reorganization for U.S. federal income tax purposes, resulting in the receipt of shares of REIT II Common Stock in the Company Merger on a tax-deferred basis.

•
The commitment on the part of each of REIT I and REIT II to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents.

•	The other terms of the Merger Agreement, including representations, warranties and covenants of the parties as well as the conditions to their respective obligations under the Merger Agreement.
The REIT I Board and the REIT I Special Committee also considered a variety of risks and other potentially negative factors in evaluating the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement, including the following material factors:
•
The risk that the value of REIT II Common Stock to be received by REIT I Stockholders may decline as a result of the Merger if the Combined Company does not receive the perceived benefits of the Merger, and of the REIT III Merger, as rapidly or to the extent anticipated.

•
The risk that the attractiveness of the Exchange Ratio may decline because it will not be adjusted in the event of an increase in the value of the shares of REIT I Common Stock or a decrease in the value of shares of REIT II Common Stock.

•	The risk that the REIT III Merger does not close.
•	The risk that the anticipated strategic and financial benefits of the Merger may not be realized or that the Combined Company may not achieve a liquidity event on favorable terms.
•
The risk that a prolonged period of operations before the Combined Company achieves a liquidity event could, when coupled with expected general and administrative expenses of the Combined Company, result in lower investor returns than other strategic alternatives currently available to REIT I.

•
The terms of the Merger Agreement that limit the ability of REIT I to initiate, solicit, knowingly encourage or facilitate inquiries or the making of a proposal, offer or other activities that constitute a Competing Proposal.

•
The risk that REIT I will be less likely to enter into a Superior Proposal or that a Superior Proposal would be less attractive than it otherwise would be on account of the termination fee payable to REIT II in connection with a Superior Proposal.

•	The risk that, while the Merger is expected to be completed, there is no assurance that all the conditions to the parties’ obligations to complete the Merger will be satisfied or waived.
•	The risk of diverting the focus and resources of REIT I management from operational matters and other strategic opportunities during the pendency of the Merger.

•	The risk of stockholder litigation relating to the Merger.
•
The obligations under the Merger Agreement regarding the restrictions on the operation of REIT I’s business between the signing of the Merger Agreement and the completion of the Merger may delay or prevent REIT I from undertaking business opportunities that may arise or other actions it would otherwise take with respect to its operations absent the pending completion of the Merger.

•	The expenses to be incurred by REIT I in connection with pursuing the Merger.
•	The completion of the Merger is not contingent on the completion of the REIT III Merger.
•	The risk that, if the REIT III Merger is not completed, the Combined Combined will be the external manager of REIT III and will compete with REIT III.
•
The managers of REIT I and REIT II are affiliated entities and REIT I and REIT II had a common sponsor; therefore, the individuals that comprised the management teams of each entity faced conflicts of interest when they assisted the respective companies in connection with the Merger; and some of REIT I’s directors and executive officers have interests with respect to the Merger that are different from, and in addition to, those of the REIT I Stockholders generally. See “- Interests of REIT I’s and REIT II’s Directors and Executive Officers in the Merger” beginning on page 112.

•	The types and nature of the risks described under the section entitled “Risk Factors” beginning on page 29.
The foregoing discussion of the factors considered by the REIT I Board and the REIT I Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered in connection with their respective evaluations of the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the REIT I Board and the REIT I Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weight or value to the different factors considered and individuals may give different weight to different factors. The REIT I Board and the REIT I Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The explanation and reasoning of the REIT I Board and the REIT I Special Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 45.
After careful consideration, for the reasons set forth above and based on the recommendation of the REIT I Special Committee, the REIT I Board determined the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement to be fair, reasonable, advisable and in the best interests of REIT I and its stockholders and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The REIT I Board unanimously recommends that REIT I Stockholders vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Charter Amendment Proposal and (iii) “FOR” the Adjournment Proposal.
REIT II’s Reasons for the Merger
In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the REIT II Board considered the unanimous recommendation of the REIT II Special Committee. In reaching their respective determinations, the REIT II Board and REIT II Special Committee considered a number of factors and risks, which are set forth below. The REIT II Board and REIT II Special Committee considered a variety of factors that the REIT II Board and REIT II Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors:
•
The appraised market value of the portfolio, as well as the financial performance, financial condition, business operations and prospects, of each of REIT I and REIT II, independently and as a combined entity.

•
The stockholders of the Combined Company have the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits, including the following:

•	The Combined Company will benefit from enhanced diversification across multifamily markets, metropolitan economies and tenancy.
•
The enhanced size, scale and financials of the Combined Company will likely improve access to capital markets and reduce the cost of capital, which can be used to support strategic investments that drive growth opportunities, and may increase opportunities for stockholder liquidity.

•	The Combined Company will retain the REIT II management team that also manages REIT I.
•	The integrated organizational structure of the Combined Company will allow management to focus its efforts on the operation of a single REIT (assuming REIT III also consummates its merger agreement).
•
The exchange ratio in the Merger Agreement uses a fixed price per share of REIT II Common Stock and will not be adjusted in the event of any adverse change in the value of the shares of REIT II Common Stock.

•	The exchange ratio in the Merger Agreement was based, in part, on the estimated net asset value of REIT I and REIT II, each calculated as of December 31, 2019.
•
The Merger Agreement provides that REIT I will pay a $22,989,657 termination fee (plus expenses of up to $2 million) to REIT II if REIT I terminates the Merger Agreement to enter into an agreement for a Superior Proposal.

•	Potential annual cost savings that will result from the increased efficiency of operating one public company instead of two.
•
The commitment on the part of each of REIT I and REIT II to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents.

•	The other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.
The REIT II Board and REIT II Special Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors:
•	The risk that changes in local and national economic conditions may adversely impact the Combined Company’s operating results.
•
The risk that the estimated value of REIT II Common Stock may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated.

•	The risk that a different strategic alternative could prove to be more beneficial to REIT II stockholders.
•	The risk that the value of the REIT I assets may decline vis-à-vis the value of the REIT II assets before the closing of the Merger such that the exchange ratio may become less favorable to REIT II.
•
The risk that, while the Merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the Merger will be satisfied or waived; such conditions necessary to closing include approval by the REIT I Stockholders of the Merger and Charter Amendment and obtaining consents from certain lenders and other third parties.

•	The risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger.

•
The risk that the obligations under the Merger Agreement regarding the restrictions on the operation of REIT II’s business during the period between signing the Merger Agreement and the completion of the Merger may delay or prevent REIT II from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations absent the pending completion of the Merger.

•	The expenses to be incurred in connection with pursuing the Merger, including fees payable to third party advisors of REIT I and REIT II.
•
The sponsor of REIT I and REIT II is the same, and REIT I and REIT II have common management; therefore, the individuals who comprise the management teams of REIT I and REIT II faced conflicts of interest when assisting the REIT I Board and REIT II Board in connection with the Merger, and some of REIT II’s directors and executive officers have interests with respect to the Merger that are different from, and in addition to, those of the REIT II stockholders generally, as more fully described in the section entitled “—Interests of REIT I’s and REIT II’s Directors and Executive Officers in the Merger” beginning on page 112.

•	The risks described under the section entitled “Risk Factors” on page 29.
The foregoing discussion of the factors considered by the REIT II Board and REIT II Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the REIT II Board and the REIT II Special Committee. In view of the wide variety of factors considered in connection with their respective evaluations of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the REIT II Board and the REIT II Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered and individuals may have given different weights to different factors. The REIT II Board and the REIT II Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The explanation and reasoning of the REIT II Board and the REIT II Special Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 45.
After careful consideration, for the reasons set forth above and based on the unanimous recommendation of the REIT II Special Committee, the REIT II Board (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of REIT II and (2) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
Opinion of REIT I Special Committee’s Financial Advisor
In connection with the Merger, on September 8, 2020, Robert A. Stanger & Co., Inc. (“Stanger”) rendered to the REIT I Special Committee its oral opinion, subsequently confirmed in writing, based upon and subject to the limitations and assumptions set forth in its written opinion, that the consideration (the “Consideration”) to be received by REIT I in the Merger pursuant to the Merger Agreement is fair to REIT I from a financial point of view.
The full text of Stanger’s written opinion dated September 8, 2020, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex C. The summary of the Stanger opinion provided in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Stanger’s advisory services and opinion were provided for the information and assistance of the REIT I Special Committee in connection with its consideration of the Merger, and the opinion does not constitute a recommendation as to how any holder of shares of the REIT I stock should vote with respect to the Merger or any other matter.
Summary of Financial Analysis of Stanger
Stanger, founded in 1978, has provided information, research, financial advisory and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The financial advisory activities of Stanger include mergers and acquisitions, advisory and fairness opinion services, asset and securities valuations, industry and company analysis, and litigation support and expert witness services in connection with both publicly registered and privately placed securities transactions. Stanger, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves real estate investment trusts and partnerships and the assets typically owned through such entities including, but not limited to, real properties and property interests.
Summary of Materials Considered
In the course of Stanger’s analysis to render its opinion regarding the Merger, Stanger: (i) reviewed a draft copy of the Merger Agreement which REIT I had indicated to be in substantially the form intended to be entered into by REIT I, REIT II, Merger Sub, REIT I OP and REIT II OP; (ii) reviewed the financial statements of REIT I, REIT II and REIT III for the years ended December 31, 2017, 2018 and 2019, contained in the respective Forms 10-K filed with the SEC; (iii) reviewed the financial statements of REIT I, REIT II and REIT III for the quarter ended June 30, 2020 contained in the respective Forms 10-Q filed with the SEC; (iv) reviewed the charters, bylaws, advisory agreements and their respective amendments for each of REIT I, REIT II and REIT III; (v) reviewed the notes, loan agreements and amortization tables for the mortgage debts payable by REIT I, REIT II and REIT III; (vi) reviewed the net asset value estimate for each of REIT I, REIT II and REIT III, as of December 31, 2019 and supporting documentation; (vii) reviewed an appraisal for each property in which REIT I, REIT II and REIT III have an ownership interest (as used in this discussion, the “Properties”), as of December 31, 2019, as prepared by Duff & Phelps; (viii) reviewed a five-year cash flow projection for each of REIT I, REIT II and REIT III, as prepared by the external advisors to REIT I, REIT II and REIT III, (ix) discussed with management each of the Properties; and (x) conducted such other analyses as Stanger deemed appropriate.
Summary of Analyses
In preparing its opinion for the REIT I Special Committee, Stanger performed a variety of analyses, including those described below. In rendering the opinion, Stanger applied judgment to a variety of complex analyses and assumptions. Stanger advised the REIT I Special Committee that the preparation of a fairness opinion is a complex process that involves various quantitative and qualitative judgments and determinations with respect to financial, comparative and other analytical methods and information and the application of these methods and information to the unique facts and circumstances presented. Stanger arrived at its opinion based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. The fact that any specific analysis is referred to is not meant to indicate that such analysis was given greater weight than any other analysis. Stanger made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its reviews and analyses. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description. Accordingly, Stanger advised the REIT I Special Committee that its entire analysis must be considered as a whole, and that selecting portions of its analyses, analytical methods and the factors considered without considering all factors and analyses and assumptions, qualifications and limitations of each analysis would create an incomplete view of the evaluation process underlying the opinion.
The analyses relating to the value of the REIT I assets or securities do not purport to be appraisals or reflect the prices at which such assets or securities actually may be purchased or sold, which may depend on a variety of factors, many of which are beyond REIT I’s control and the control of Stanger. Much of the information used in, and accordingly the results of, Stanger’s analyses are inherently subject to substantial uncertainty and, therefore, neither REIT I nor Stanger assumes any responsibility if future results are materially different from those estimated or indicated.
Stanger’s opinion was provided to the REIT I Special Committee in connection with the REIT I Special Committee’s consideration of the proposed Merger and was one of several factors considered by the REIT I Special Committee in evaluating the Merger. Neither Stanger’s opinion nor its analyses was determinative of the Exchange Ratio or of the views of the REIT I Special Committee or the REIT I Board with respect to the Merger. Below is a summary of the material valuation analyses prepared in connection with Stanger’s opinion.

Overview of Reviews and Analyses
In conducting its reviews and analysis, Stanger considered, among other things a relative net asset value analysis. For purposes of its analysis, Stanger reviewed a number of financial metrics including:
•	NOI - net operating income, which is calculated generally as revenue, less property operating expenses and normalized capital expenditures.
•	Net Cash Flows Before Debt Service - generally calculated as NOI, less total capital expenditures.
Net Asset Value Analysis
Stanger performed a net asset value analysis based on estimated private market valuation of REIT I and REIT II (both on a standalone basis and giving effect to the REIT III Merger) in order to derive two implied exchange ratio reference ranges.
REIT I. In performing a net asset value analysis of REIT I, Stanger conducted a separate analysis of each property in which REIT I owns an interest. Stanger calculated the estimated net present value of the projected Net Cash Flows Before Debt Service for a five year period using financial projections prepared and provided to Stanger by REIT I Advisor.
Stanger determined discreet terminal capitalization rates and discount rates for each property based on their professional experience and judgement after: (i) observing target residual capitalization rates cited in the PwC Real Estate Investor Survey for the second quarter of 2020 (the “PwC Residual Capitalization Rate Survey”) which indicated: (a) target residual capitalization rates cited by survey participants for apartment properties ranged from 4.00% to 8.50% and averaged 5.64%; and (b) observing target discount rates cited in the PwC Real Estate Investor Survey for the second quarter of 2020 (the “PwC Discount Rate Survey”) which indicated target discount rates cited by survey participants for apartment properties ranged from 5.00% to 10.50% and averaged 6.89%; and (ii) considering such factors as the investor rate of return requirements for similar property types, the general interest rate environment, property location, age, renovation plan and assumed holding period. In order to calculate terminal values, Stanger applied terminal capitalization rates ranging from 4.75% to 7.25% to projected year six NOI assuming 3.0% growth in year 5 NOI. In order to calculate estimated present values of Net Cash Flow Before Debt Service and implied terminal values, Stanger applied discount rates ranging from 5.50% to 8.00%.
The estimated value of the Sponsor, the parent company of the external advisors to REIT I, REIT II and REIT III, was based upon the capitalization of the advisors’ estimated projected EBITDA for the Sponsor, at an EBITDA multiple derived from comparable transactions (the “Management Company Comparables”) completed through September 7, 2020. Specifically, Stanger reviewed the following transactions:
Acquirer	Target	Month/Year Announced
Steadfast Apartment REIT, Inc.	Steadfast REIT Investments, LLC	September 2020
Preferred Apartment Communities, Inc.	Preferred Apartment Advisors, LLC	February 2020
Jernigan Capital, Inc.	JCap Advisors, LLC	December 2019
Broadstone Net Lease, Inc.	Broadstone Real Estate, LLC	November 2019
Carey Watermark Investors 2, Inc.	Carey Lodging Advisors, LLC	October 2019
SmartStop Self Storage REIT, Inc.	SmartStop Storage Advisors, LLC	July 2019
Summit Industrial Income REIT	Sigma Asset Management	March 2019
Griffin Capital Essential Asset REIT, Inc.	Griffin Capital Real Estate Company, LLC	December 2018
New Senior Investment Group, Inc.	FIG LLC Affiliates	August 2018
Drive Shack, Inc.	FIG LLC Affiliates	December 2017
CIM Group	Cole Capital	November 2017
Bluerock Residential Growth REIT, Inc.	BRG Manager, LLC	August 2017
Phillips Edison Grocery Center REIT I, Inc.	Phillips Edison Limited Partnership	May 2017
JBG Smith Properties	JBG Companies	October 2016
Independence Realty Trust, Inc.	Subsidiary of RAIT Financial Trust	September 2016
C-III Capital Partners LLC	Resource America, Inc.	May 2016
Strategic Storage Trust, Inc.	Strategic Storage Holdings, LLC	September 2014
Silver Bay Realty Trust Corp.	PRCM Real Estate Advisors, LLC	August 2014
American Homes 4 Rent	American Homes 4 Rent Advisor, LLC	May 2013
Cole Credit Property Trust III, Inc.	Cole Holdings Corporation	March 2013

Stanger observed that EBITDA multiples on the comparable management transactions ranged from 4.5x to 8.1x and averaged 5.7x. Because of the inherent differences between the operations and prospects of the Sponsor and those of the selected management company transactions, Stanger believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable management company transaction analysis to evaluate the appropriate EBITDA multiple range. Accordingly, Stanger made qualitative judgements, based upon Stanger’s professional experience and judgement. Based on these judgements, Stanger selected an estimated management company EBITDA multiple range to apply to the EBITDA of the Sponsor of 5.0x to 6.0x.
As part of this net asset value analysis of REIT I, the estimated equity value of the Sponsor was then added to REIT I’s cash and cash equivalents, net of projected remaining transaction costs, and other assets as of June 30, 2020, and REIT I’s outstanding debt, net of a mark-to-market adjustment, and other liabilities as of June 30, 2020 were then subtracted. The estimated equity value of REIT I and the Sponsor was divided by fully diluted shares outstanding, including shares issued to the Sponsor in connection with the Self-Management Transaction, all as provided by the external advisor to REIT I.
REIT II. In performing a net asset value analysis of REIT II, Stanger conducted a separate analysis of each property in which REIT II owns an interest. Stanger calculated the estimated net present value of the projected Net Cash Flows Before Debt Service for a five year period using financial projections prepared and provided to Stanger by REIT II’s external advisor.
Stanger determined discreet terminal capitalization rates and discount rates for each property based on their professional experience and judgement after: (i) observing target residual capitalization rates cited in the PwC Residual Capitalization Rate Survey; (ii) observing target discount rates cited in the PwC Discount Rate Survey; and (iii) considering such factors as the investor rate of return requirements for similar property types, the general interest rate environment, property location, age, renovation plan and assumed holding period. In order to calculate terminal values, Stanger applied terminal capitalization rates ranging from 4.50% to 6.25% to projected year six NOI assuming 3.0% growth in year 5 NOI. In order to calculate estimated present values of Net Cash Flow Before Debt Service and implied terminal values, Stanger applied discount rates ranging from 5.25% to 7.00%.
As part of this net asset value analysis of REIT II, REIT II’s cash and cash equivalents, net of projected remaining transaction expenses, and other assets as of June 30, 2020 were also added, and REIT II’s outstanding debt, net of a mark-to-market adjustment, and other liabilities, including the potential incentive fee liability to the REIT II external advisor, as of June 30, 2020 were then subtracted. The estimated equity value of REIT II was divided by fully diluted shares outstanding all as provided by the external advisor to REIT II.
REIT II (giving effect to the REIT III merger). In performing a net asset value analysis of REIT II, giving effect to the REIT III Merger, in addition to the analyses of the properties of REIT II as previously described, Stanger conducted a separate analysis of each REIT III property as described more fully in the immediately following paragraph.
For each REIT III property, Stanger calculated the estimated net present value of the projected Net Cash Flows Before Debt Service for a five (5) year period using financial projections prepared and provided to Stanger by REIT III’s external advisor. Stanger determined discreet terminal capitalization rates and discount rates for each property based on their professional experience and judgement after: (i) observing target residual capitalization rates cited in the PwC Residual Capitalization Rate Survey; (ii) observing target discount rates cited in the PwC Discount Rate Survey; and (iii) considering such factors as the investor rate of return requirements for similar property types, the general interest rate environment, property location, age, renovation plan and assumed holding period. In order to calculate terminal values, Stanger applied terminal capitalization rates ranging from 5.00% to 6.00% to projected year six NOI assuming 3.0% growth in year 5 NOI. In order to calculate estimated present values of Net Cash Flow Before Debt Service and implied terminal values, Stanger applied discount rates ranging from 5.75% to 6.75%.

As part of this net asset value analysis of REIT II, REIT II’s and REIT III’s cash and cash equivalents, net of projected remaining transaction expenses, and other assets as of June 30, 2020 were also added, and REIT II’s and REIT III’s outstanding debt, including debt mark-to-market adjustments, and other liabilities, including the potential incentive fee liability, as of June 30, 2020 were then subtracted. The estimated equity value of REIT II, after giving effect to the REIT III Merger, was divided by fully diluted shares outstanding all as provided by the external advisor to REIT II.
Implied Exchange Ratio Reference Ranges. The net asset value analysis summarized above indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 1.224230:
•	0.976013 to 1.567491 based on the results of the net asset analysis of REIT I and the net asset value analysis of REIT II on a standalone basis
•	0.973344 to 1.577196 based on the results of the net asset analysis of REIT I and the net asset value analysis of REIT II after giving effect to the REIT III Merger.
Stanger observed that the exchange ratio of 1.224230 shares of REIT II common stock per share of REIT I’s common stock was within the range of the estimated exchange ratios indicated by the foregoing analysis. Stanger concluded that the Net Asset Value Analysis supports the fairness of the consideration to be received by REIT I pursuant to the Merger Agreement.
Conclusions
Stanger concluded based upon its analysis and the assumptions, qualifications and limitations cited in its written fairness opinion, and in reliance thereon, that as of the date of the fairness opinion the consideration to be received by REIT I pursuant to the Merger Agreement is fair to REIT I, from a financial point of view. The issuance of the fairness opinion was approved by Stanger’s fairness opinion committee.
Assumptions
In conducting its review and rendering its opinion, Stanger assumed with the consent of the REIT I Special Committee that the Merger Agreement will not, when executed, differ in any material respect from the draft thereof which Stanger reviewed and that the Merger will be consummated in accordance with the terms of the Merger Agreement. In rendering this opinion, Stanger has been advised that it may rely upon, and therefore relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information furnished or otherwise communicated to Stanger by the external advisors to REIT I, REIT II and REIT III. Stanger did not perform an independent appraisal of REIT I’s, REIT II’s or REIT III’s assets and liabilities, or engineering, structural or environmental studies of the Properties, and Stanger relied upon representations of REIT I, REIT II and REIT III and their representatives, regarding the physical condition and capital expenditure requirements of the Properties. Stanger has also relied on assurances of REIT I, REIT II and REIT III that any pro forma financial statements, projections, budgets, tax estimates, value estimates or adjustments, or terms of the Merger provided or communicated to Stanger were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material change has occurred in the value of our assets and liabilities or the information reviewed between the date such information was provided and the date of the opinion letter; and that we are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.
Limitations and Qualifications
Stanger was not requested to, and therefore did not: (i) appraise REIT I’s assets or liabilities; (ii) make any recommendation to the REIT I Stockholders with respect to whether or not to approve the Merger Agreement or the impact, tax or otherwise, of approving the Merger Agreement; (iii) select the method of determining the Exchange Ratio used in the Merger; (iv) express any opinion as to: (a) the business decision to pursue the Merger or alternatives to the REIT I Merger; (b) the amount or allocation of expenses relating to the Merger; (c) any legal, tax, regulatory or accounting matters, which Stanger understood that the REIT I Special Committee obtained advice with respect to such matters, as the REIT I Special Committee deemed necessary, from qualified professionals; or (d) any other terms of the Merger other than the fairness from a financial point of view of the Exchange Ratio pursuant to the Merger Agreement; or (v) opine as to the fairness of the amount or the nature of any compensation or consideration to any of REIT I’s officers, directors, or employees, or any class of such persons, relative to the compensation or consideration to the REIT I Stockholders.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Stanger advised the REIT I Special Committee that Stanger’s entire analysis must be considered as a whole and that selecting portions of Stanger’s analysis and the factors considered by Stanger, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion.
Compensation and Material Relationships
Stanger has been paid a fee of $250,000 in connection with this fairness opinion engagement (the “Merger Opinion Fee”). Stanger was also paid a fee of $100,000 in connection with a separate fairness opinion related to the Self-Management Transaction (the “Self-Management Opinion Fee”, together with the Merger Opinion Fee, the “Opinion Fees”). Stanger served as financial advisor to the REIT I Special Committee in connection with the Merger and the Self-Management Transaction, and REIT I paid Stanger $880,000 in connection with such engagement, inclusive of the Opinion Fees. REIT I has agreed to pay Stanger a fee of approximately $3.62 million contingent upon the completion of the Merger. Stanger will also be reimbursed for certain out-of-pocket expenses, including legal fees, and will be indemnified against liabilities arising under any applicable federal or state law or otherwise related to or arising out of Stanger’s engagement or performance of its services to REIT I. The fee for this fairness opinion engagement was negotiated between the REIT I Special Committee and Stanger. Payment of the fairness opinion fee to Stanger is not dependent upon completion of the Merger or upon the findings of Stanger with respect to fairness. During the past three years, REIT I paid Stanger $17,329 for subscriptions to certain trade publications issued by Stanger.
Certain Unaudited Prospective Financial Information
Certain REIT II and REIT I Unaudited Prospective Financial Information
REIT II and REIT I, do not, as a matter of general practice, publicly disclose long-term projections as to anticipated future performance due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates inherent in such projections.
In connection with the Merger, management for REIT II and REIT I prepared certain non-public unaudited financial projections, derived from property level projections for each company, regarding REIT II’s and REIT I’s anticipated future performance on a stand-alone basis for fiscal years 2021 through 2025 (as prepared for REIT II, the “REIT II Projections,” and as prepared for REIT I, the “REIT I Projections”), which are summarized below. The REIT II Projections and the REIT I Projections were provided, in whole or in part, (i) to the REIT I Special Committee and its financial advisor and (ii) to the REIT II Special Committee and its financial advisor.
The REIT II Projections and the REIT I Projections reflect the business on a standalone basis of REIT II and REIT I, respectively, without giving effect to the Merger and the Self-Management Transaction or the failure of the Merger and the Self-Management Transaction to occur.
The following summarizes the REIT II Projections:
		($ in thousands)
		Year 1	Year 2	Year 3	Year 4	Year 5
	Start Date End Date	Jan-21 Dec-21	Jan-22 Dec-22	Jan-23 Dec-23	Jan-24 Dec-24	Jan-25 Dec-25
Net Operating Income(1)		$48,358	$53,054	$55,578	$57,523	$59,514
Funds from Operations (FFO)(2)		$16,728	$21,941	$23,807	$24,635	$26,846
Adjusted Fund from Operations (AFFO)(3)		$15,448	$20,651	$22,517	$23,345	$25,557
(1)
As used in this table and footnotes, “Net Operating Income” is defined as the sum of property-level cash revenue (i.e., excluding straight line rental revenue), minus certain property operating expenses (other than depreciation, amortization, general and administrative expenses, acquisition related expenses and other non-routine expenses), minus estimated realized credit losses. Net Operating Income is a non-GAAP financial measure and should not be considered as an alternative to operating income, as computed in accordance with GAAP.

(2)
As used in this table and footnotes, “FFO” is defined as net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets.

(3)
As used in this table and footnotes, “AFFO” is defined as FFO, plus amortization of intangible lease assets, plus acquisition fees and expenses, minus debt premium amortization, plus employee stock compensation expense, minus a $250/unit annual capital reserve.

The following summarizes the REIT I Projections:
		($ in thousands)
		Year 1	Year 2	Year 3	Year 4	Year 5
	Start Date End Date	Jan-21 Dec-21	Jan-22 Dec-22	Jan-23 Dec-23	Jan-24 Dec-24	Jan-25 Dec-25
Net Operating Income(1)		$71,979	$80,229	$84,289	$87,352	$90,542
Funds from Operations (FFO)(2)		$27,940	$37,261	$40,684	$41,642	$42,659
Adjusted Fund from Operations (AFFO)(3)		$25,973	$34,872	$38,369	$39,532	$40,538
(1)
As used in this table and footnotes, “Net Operating Income” is defined as the sum of property-level cash revenue (i.e., excluding straight line rental revenue), minus certain property operating expenses (other than depreciation, amortization, general and administrative expenses, acquisition related expenses and other non-routine expenses), minus estimated realized credit losses. Net Operating Income is a non-GAAP financial measure and should not be considered as an alternative to operating income, as computed in accordance with GAAP.

(2)
As used in this table and footnotes, “FFO” is defined as net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets.

(3)
As used in this table and footnotes, “AFFO” is defined as FFO, plus amortization of intangible lease assets, plus acquisition fees and expenses, minus debt premium amortization, plus employee stock compensation expense, minus a $250/unit annual capital reserve.

Certain Combined Company Unaudited Prospective Financial Information
In connection with the evaluations by REIT II, REIT I and REIT III of their respective mergers, management for REIT II, jointly with management for REIT I, prepared certain non-public unaudited financial projections regarding the Combined Company’s anticipated results of operations for fiscal years 2021 through 2025 (collectively, the “Combined Company Projections”). The Combined Company Projections were provided, in whole or in part, (i) to the REIT I Special Committee and its financial advisor and (ii) to the REIT II Special Committee and its financial advisor. In preparing the Combined Company Projections, management assumed that the Merger and the Self-Management Transaction would be consummated as of December 31, 2020.
The following summarizes the Combined Company Projections:
		($ in thousands)
		Year 1	Year 2	Year 3	Year 4	Year 5
	Start Date End Date	Jan-21 Dec-21	Jan-22 Dec-22	Jan-23 Dec-23	Jan-24 Dec-24	Jan-25 Dec-25
Net Operating Income(1)		$124,476	$137,721	$144,479	$149,628	$154,956
Funds from Operations (FFO)(2)		$63,059	$77,192	$77,398	$85,271	$89,410
Adjusted Fund from Operations (AFFO)(3)		$60,647	$76,167	$77,781	$85,859	$89,999
(1)
As used in this table and footnotes, “Net Operating Income” is defined as the sum of property-level cash revenue (i.e., excluding straight line rental revenue), minus certain property operating expenses (other than depreciation, amortization, general and administrative expenses, acquisition related expenses and other non-routine expenses), minus estimated realized credit losses. Net Operating Income is a non-GAAP financial measure and should not be considered as an alternative to operating income, as computed in accordance with GAAP.

(2)
As used in this table and footnotes, “FFO” is defined as net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets.

(3)
As used in this table and footnotes, “AFFO” is defined as FFO, plus amortization of intangible lease assets, plus acquisition fees and expenses, minus debt premium amortization, plus employee stock compensation expense, minus a $250/unit annual capital reserve.

Certain Fully Combined Company Unaudited Prospective Financial Information
In connection with the evaluations by REIT II, REIT I and REIT III of their respective mergers, management for REIT II, jointly with management for each of REIT I and REIT III, prepared certain non-public unaudited financial projections regarding the Fully Combined Company’s anticipated results of operations for fiscal years 2021 through 2025 (collectively, the “Fully Combined Company Projections” and, together with the REIT II Projections, the REIT I Projections, and the Combined Company Projections, the “Financial Projections”). The Fully Combined Company Projections were provided, in whole or in part, (i) to the REIT I Special Committee and its financial advisor and (ii) to the REIT II Special Committee and its financial advisor. In preparing the Fully Combined Company Projections, management assumed that the Mergers and the Self-Management Transaction would be consummated as of December 31, 2020.

The following summarizes the Fully Combined Company Projections:
		($ in thousands)
		Year 1	Year 2	Year 3	Year 4	Year 5
	Start Date End Date	Jan-21 Dec-21	Jan-22 Dec-22	Jan-23 Dec-23	Jan-24 Dec-24	Jan-25 Dec-25
Net Operating Income(1)		$135,211	$149,966	$157,506	$163,137	$168,946
Funds from Operations (FFO)(2)		$ 65,522	$81,316	$82,329	$90,607	$93,812
Adjusted Fund from Operations (AFFO)(3)		$62,773	$ 79,954	$82,374	$90,858	$94,064
(1)
As used in this table and footnotes, “Net Operating Income” is defined as the sum of property-level cash revenue (i.e., excluding straight line rental revenue), minus certain property operating expenses (other than depreciation, amortization, general and administrative expenses, acquisition related expenses and other non-routine expenses), minus estimated realized credit losses. Net Operating Income is a non-GAAP financial measure and should not be considered as an alternative to operating income, as computed in accordance with GAAP.

(2)
As used in this table and footnotes, “FFO” is defined as net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets.

(3)
As used in this table and footnotes, “AFFO” is defined as FFO, plus amortization of intangible lease assets, plus acquisition fees and expenses, minus debt premium amortization, plus employee stock compensation expense, minus a $250/unit annual capital reserve.

Important Information about the Unaudited Prospective Financial Information
The Financial Projections are summarized in this proxy statement/prospectus solely to give REIT I Stockholders access to information that was made available to the REIT I Special Committee in connection with its consideration of the Merger and to Stanger, who was authorized to use and rely upon such information for purposes of providing advice to the REIT I Special Committee, and are not included in this proxy statement/prospectus in order to influence any REIT I Stockholder to make any investment or voting decision with respect to the Merger.
The Financial Projections were prepared solely for internal use and are subjective in many respects. The inclusion of a summary of the Financial Projections in this proxy statement/prospectus should not be regarded as an indication that any of REIT II or REIT I, or their respective financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events. Importantly, the Financial Projections were developed during the early stages of the COVID-19 pandemic. The Financial Projections, therefore are likely to present a materially more favorable outlook for the performance of REIT II, REIT I and the Fully Combined Company than management currently expects, at least for the short term. In light of the foregoing, neither REIT II nor REIT I can provide any assurance that actual results will not differ materially from the Financial Projections.
The Financial Projections reflect numerous assumptions and estimates as to future events. The Financial Projections were based on assumptions and estimates that management of REIT II and REIT I believed were reasonable at the time the Financial Projections were prepared, taking into account relevant information available to their management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 29 and 45, respectively, and in REIT II’s Annual Report on Form 10-K for the year ended December 31, 2019, which is attached as Annex F to this proxy statement/prospectus and REIT II’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is attached as Annex G to this proxy statement/prospectus, REIT I’s Annual Report on Form 10-K for the year ended December 31, 2019, which is attached as Annex D to this proxy statement/prospectus and REIT I’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is attached as Annex E to this proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of REIT II and REIT I and will be beyond the control of the Fully Combined Company.
The Financial Projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, neither REIT I’s nor REIT II’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any audit or other procedures with respect to the Financial Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of REIT I contained in REIT I’s Annual Report on Form 10-K for the year ended December 31, 2019, which is attached as Annex D, and the report of the independent registered public accounting firm of REIT II contained in REIT II’s Annual Report on Form 10-K for the year ended December 31, 2019, which is attached as Annex F relate to REIT I and REIT II’s historical financial statements, respectively. They do not extend to the Financial Projections and should not be read to do so.
The inclusion of a summary of the Financial Projections herein should not be deemed an admission or representation by REIT I or REIT II that such Financial Projections are viewed by REIT I or REIT II as material information of REIT I or REIT II. The Financial Projections should be evaluated in conjunction with REIT I’s and REIT II’s reported financial results and the risk factors with respect to the business of REIT I and REIT II, respectively. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 45 and “Where You Can Find More Information” on page 186.
None of REIT II or REIT I, or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.
EXCEPT AS MAY BE REQUIRED BY APPLICABLE SECURITIES LAWS, REIT II and REIT I DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).
Interests of REIT I’s and REIT II’s Directors and Executive Officers in the Merger
REIT I and REIT II have the same executive officers and certain overlapping directors. Alan F. Feldman, Chief Executive Officer, President and Chairman of the Board of both REIT I and REIT II owns 8,611 shares of REIT I Common Stock and 8,172 shares of REIT II Common Stock. Mr. Feldman also owns 4,404 shares of REIT I Convertible Stock and 36,104 shares of REIT II Convertible Stock. Steven R. Saltzman, Chief Accounting Officer and Vice President of both REIT I and REIT II owns 278 shares of REIT I Common Stock, 804 shares of REIT I Convertible Stock, 253 shares of REIT II Common Stock and 600 shares of REIT II Convertible Stock. Shelle Weisbaum owns 804 shares of REIT I Convertible Stock and 600 shares of REIT II Convertible Stock. Thomas Elliott owns 1,008 shares of REIT I Convertible Stock and 798 shares of REIT II Convertible Stock. Gary Lichtenstein, an independent director on both the REIT I Board and the REIT II Board owns 1,608 and 1,362 shares of REIT I Common Stock and REIT II Common Stock, respectively. David Spoont, an independent director on the REIT II Board who has tendered his resignation effective upon the closing of the Merger, owns 7,606 shares of REIT II Common Stock. Upon consummation of the Merger, holders of REIT I Common Stock and REIT I Convertible Stock will receive the Merger Consideration.
In addition to their interests in the Merger as stockholders, the executive officers and some of the directors of REIT I and REIT II have interests in the Merger that differ from, or are in addition to, the interests of the REIT I Stockholders. The REIT I Special Committee and the REIT I Board were each aware of these interests and considered them, among other things, in reaching its decision to approve the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. Specifically, in connection with the Self-Management Transaction, the executive officers of REIT I, which are the same as the executive officers of REIT II, became employees of REIT I and were granted equity awards of REIT I Restricted Stock, 40% of which will vest upon the consummation of the Merger so long as the executive remains continuously employed throughout each such vesting date. Pursuant to the terms of the Merger Agreement, REIT II has agreed to assume and continue the 2020 LTIP adopted by REIT I as its own, and the awards of REIT I Restricted Stock thereunder. Pursuant to the terms of the Merger Agreement, each share of REIT I Restricted Stock issued and outstanding immediately prior to the effective time of the Merger will be automatically cancelled and extinguished and converted into the right to receive 1.22423 shares of REIT II Common Stock and will continue to have and be subject to the same terms and conditions (including vesting terms) set forth in the 2020 LTIP and the related restricted stock agreements. See “Self-Management Transaction—2020 Long-Term Incentive Plan – Initial Grants” beginning on page 121 for additional information.

Relationship of REIT I and REIT II
Prior to the Self-Management Transaction, the Sponsor was the sponsor of both REIT I and REIT II. Each was externally advised by an indirect, wholly owned subsidiary of Resource America, which in turn is a wholly owned subsidiary of C-III. C-III controlled the REIT I Advisor, the REIT I Property Manager, the REIT II Advisor and the REIT II Property Manager. Following the Self-Management Transaction, REIT I has succeeded to the advisory, asset management and property management arrangements formerly in place for REIT II and will advise REIT II until the Merger is completed.
Indemnification and Insurance
For a period of six years after the effective time of the Merger, pursuant to the terms of the Merger Agreement and subject to certain limitations, REIT II will, and will cause the Surviving Entity to, indemnify, defend and hold harmless the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of REIT I or any of the REIT I subsidiaries (the “Indemnified Parties”) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with certain legal proceedings to the extent such legal proceedings arise out of or pertain to any action or omission or alleged action or omission at or prior to the effective time of the Merger, including with respect to the transactions contemplated by the Merger Agreement. REIT II and Merger Sub have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions, and advancement of expenses, provided in (i) the governing documents of REIT I or similar organizational documents or agreements of any subsidiary of REIT I and (ii) any indemnification agreements between REIT I and any Indemnified Party will survive the Merger and will continue in full force and effect in accordance with their terms. For a period of six (6) years after the effective time of the Merger, the organizational documents of REIT II and the Surviving Entity and the organizational documents of any subsidiary of REIT II or subsidiary of REIT I will not have indemnification and director and officer liability limitation provisions less favorable than such provisions in the REIT I governing documents, or, if applicable, similar organizational documents or agreements of any subsidiary of REIT I.
REIT I has obtained extended reporting period coverage under REIT I’s existing insurance programs for a period of six (6) years after the effective time of the Merger, to be effective as of the effective time of the Merger.
Directors and Management of the Combined Company After the Merger
The REIT II Board currently consists of five seats, one of which is vacant following the resignation of George E. Carlton on September 8, 2020 in connection with and effective upon the Self-Management Transaction. On September 8, 2020, the REIT II Board increased the size of the board to six, effective upon the date necessary to accommodate the appointments of the following directors: Andrew Ceitlin and Robert Lieber effective upon the closing of the Merger as required pursuant to the Merger Agreement and Lee Shlifer effective upon the closing of the REIT III Merger as required pursuant to the REIT III Merger Agreement. David Spoont has submitted an irrevocable letter of resignation from the REIT II Board effective upon the closing of the Merger. Upon the closing of the Merger, the board of directors of the Combined Company will be comprised of Alan F. Feldman as Chairman of the Board, Andrew Ceitlin (independent director), Thomas Ikeler (independent director), Gary Lichtenstein (independent director), Robert Lieber and Lee Shliefer (independent director).
The executive officers of REIT II immediately prior to the effective time of the Merger are expected to continue to serve as the executive officers of the Combined Company and the Fully Combined Company. Alan F. Feldman will serve as the Chief Executive Officer and President. Thomas Elliott will serve as Executive Vice President, Chief Financial Officer and Treasurer. Steven R. Saltzman will serve as Chief Accounting Officer and Vice President, and Shelle Weisbaum will serve as Chief Legal Officer, Senior Vice President and Secretary. We note that REIT I, REIT II and REIT III currently have the same executive officers.
Regulatory Approvals Required for the Merger
REIT I and REIT II are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the Merger.

SELF-MANAGEMENT TRANSACTION
On September 8, 2020, REIT I OP entered into the Self-Management Transaction with Resource PM Holdings LLC (“PM Holdings”), Resource NewCo LLC (“Advisor Holdings”), C-III, Sponsor and Resource America, pursuant to which C-III and Sponsor contributed to REIT I OP all of the membership interests in PM Holdings and Advisor Holdings, respectively, and certain assets related to the business of PM Holdings and Advisor Holdings, respectively, in exchange for 6,158,759 REIT I OP Common Units (valued at $67,500,000 based upon the December 31, 2019 estimated value per share of REIT I Common Stock), 319,965 REIT I OP Series A Preferred Units (with a face value of $67,500,000), and the right to receive certain deferred payments having the aggregate value of $27,000,000. These deferred payments and the REIT I OP Series A Preferred Units are as described more fully below.
REIT I Advisor was an indirect wholly owned subsidiary of Resource America. Resource America is a wholly owned subsidiary of C-III. C-III controlled, directly or indirectly through Resource America, the external advisors and property managers for REIT I, REIT II and REIT III. As part of the Self-Management Transaction, REIT I OP hired the workforce responsible for the management and day-to-day real estate and accounting operations of REIT I, REIT II and REIT III under the advisory, asset management and property management arrangements formerly in place for REIT I, REIT II and REIT III.
As a result of the Self-Management Transaction, REIT I is now self-managed and succeeds to the advisory, asset management and property management arrangements formerly in place for REIT I, REIT II and REIT III. As part of the Self-Management Transaction, REIT I entered into a series of agreements and amendments to existing agreements as further described below.
Contribution Agreement
On September 8, 2020, REIT I OP, as contributee, entered into a Contribution and Exchange Agreement (the “Contribution Agreement”) with C-III and Sponsor (together, the “Contributors”), Resource America, as Contributor Representative, and PM Holdings and Advisor Holdings whereby REIT I OP acquired 100% of the aggregate membership interests in PM Holdings and Advisor Holdings and substantially all of the operating assets and associated liabilities held by the Contributors in respect of the business of PM Holdings and Advisor Holdings, including their 100% membership interests in (i) REIT I’s advisor, (ii) REIT II’s advisor, (iii) REIT III’s advisor, (iv) REIT I’s property manager, (v) REIT II’s property manager and (vi) REIT III’s property manager, as well as certain of the operating assets of those entities, including but not limited to (a) all personal property used in or necessary for the conduct of their business, (b) all intellectual property, goodwill, licenses and sublicenses granted and obtained with respect thereto and certain domain names, (c) certain continuing employees and the key persons who have executed employment agreements and (d) certain other assets as set forth in the Contribution Agreement.
In addition to the REIT I OP Common Units and the REIT I OP Series A Preferred Units issued to the Contributors pursuant to the Contribution Agreement described above, REIT I OP will pay Resource America (on behalf of and for distribution to C-III and Sponsor) deferred payments in cash of (i) a $7,500,000 success fee upon the earlier to occur of (A) the consummation of the Merger or (B) nine months following the effective date of the Merger Agreement, (ii) six monthly payments of $2,000,000 in oversight management fees, totaling $12,000,000, for the six months following the closing of the Self-Management Transaction and (iii) 12 monthly payments of $625,000 in transition services fees (in addition to the fees and expenses described under “Transitional Services Agreement” below), totaling $7,500,000, for the 12 months following the closing of the Self-Management Transaction.
The Contribution Agreement contains customary representations, warranties, covenants and agreements of REIT I OP, C-III, Sponsor, Resource America, PM Holdings and Advisor Holdings.
Transitional Services Agreement
On September 8, 2020, REIT I OP entered into a Transitional Services Agreement with C-III, Sponsor and Resource America (the “Transitional Services Agreement”), pursuant to which, effective September 8, 2020, C-III will provide, or cause to be provided, to REIT I OP and its affiliates and subsidiaries certain services in order to ensure an orderly transition to REIT I OP of the ownership of PM Holdings and Advisor Holdings and the continued conduct and operation of the advisory and property management business acquired by REIT I OP in connection with the Self-Management Transaction. In connection with these services, REIT I OP shall pay C-III an agreed-upon monthly fee for each service provided, as well as reimbursement of out-of-pocket expenses incurred by C-III, Sponsor or Resource America as a result of the provision of these services.
Amended and Restated Limited Partnership Agreement
On September 8, 2020, REIT I and RRE Opportunity Holdings, LLC entered into an Amended and Restated Limited Partnership Agreement of REIT I OP (the “Amended and Restated Operating Partnership Agreement”), which amends and supersedes the Limited Partnership Agreement of REIT I OP dated September 1, 2009. REIT I is the general partner of REIT I OP, RRE Opportunity Holdings, LLC is the initial limited partner of REIT I OP and, as a result of the Self-Management Transaction, the Contributors have been admitted as limited partners of REIT I OP. Below is a brief description of the Amended and Restated Partnership Agreement of REIT I OP.
Operations
The Amended and Restated Operating Partnership Agreement requires that REIT I OP be operated in a manner that will enable it to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that REIT I OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”), which classification could result in REIT I OP being taxed as a corporation, rather than as a partnership.
Capital Contributions and Issuances of Additional Partnership Units
The general partner is authorized to cause REIT I OP to issue such additional units of partnership interest with such designations, preferences and relative participating, optional or other special rights, powers and duties as shall be determined by the general partner in its sole discretion, subject to Delaware law and any consent rights expressly provided to holders of preferred units of limited partnership interest (“REIT I OP Preferred Units”). Each issuance of equity securities by REIT I shall be accompanied by a contribution of the proceeds to REIT I from such issuance of equity securities to REIT I OP in exchange for units of partnership interests having designations, preferences and other rights such that the economic interests are substantially similar to those of the REIT I equity securities. In addition, the general partner is authorized to cause REIT I OP to issue units of partnership interests for less than fair market value if the general partner concludes in good faith that such issuance is in the best interests of REIT I and REIT I OP.
Distributions and Allocations of Profits and Losses
The Amended and Restated Operating Partnership Agreement provides that, subject to priority allocations with respect to REIT I OP Preferred Units, REIT I OP generally will distribute cash available for distribution to its partners in accordance with their relative percentage interests on at least a quarterly basis in amounts as the general partner shall determine. The effect of these distributions will be that a holder of one REIT I OP Common Unit will receive the same amount of cash distributions as the amount of cash distributions made to the holder of one share of REIT I Common Stock.
Similarly, the Amended and Restated Operating Partnership Agreement provides that profits and taxable income are allocated to the partners of REIT I OP in accordance with their relative percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations, the effect of these allocations will be that a holder of one operating partnership unit will be allocated, to the extent possible, taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in REIT I OP.
If REIT I OP liquidates, REIT I OP’s debts and other obligations must be satisfied before the partners may receive any distributions. Any distributions to partners then will be made to holders of REIT I OP Preferred Units in order to satisfy any liquidation preference held by them, and then to the holders of REIT I OP Common Units partners in accordance with their respective percentage interests in REIT I OP.

Rights, Obligations and Powers of the General Partner
As REIT I OP’s general partner, REIT I generally has complete and exclusive discretion to manage and control REIT I OP’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:
•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;
•	construct buildings and make other improvements on owned or leased properties;
•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;
•	borrow or lend money, or guarantee indebtedness;
•	make or revoke any tax election;
•	maintain insurance coverage in amounts and types as the general partner determines is necessary;
•	retain employees or other service providers;
•	form or acquire interests in joint ventures; and
•	merge, consolidate or combine REIT I OP with another entity.
In addition to the administrative and operating costs and expenses incurred by REIT I OP in acquiring and operating real properties, REIT I OP will pay or reimburse REIT I for administrative and operating costs and expenses, and such expenses will be treated as expenses of REIT I OP. Such expenses will include:
•	all expenses relating to the formation and continuity of REIT I OP’s existence;
•	all expenses relating to any offering or repurchase of securities of REIT I;
•	all expenses associated with the preparation and filing of any periodic reports by REIT I under federal, state or local laws or regulations;
•	all expenses associated with compliance by REIT I with applicable laws, rules and regulations;
•	all costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation of the employees of REIT I;
•	all costs and expenses relating to any issuance or redemption of partnership interests; and
•	all of our other operating or administrative costs incurred in the ordinary course of our business on behalf of REIT I OP.
Exchange Rights
The holders of REIT I OP Common Units, including the Contributors, have the right to cause their operating partnership units to be redeemed by REIT I OP or purchased by REIT I for cash. In either event, the cash amount to be paid will be equal to the cash value of the number of REIT I shares that would be issuable if the REIT I OP Common Units were exchanged for shares of REIT I Common Stock based on the conversion ratio set forth in Amended and Restated Operating Partnership Agreement. Alternatively, at REIT I’s sole discretion, REIT I may elect to purchase the REIT I OP Common Units by issuing shares of REIT I Common Stock for the REIT I OP Common Units exchanged based on the conversion ratio set forth in the Amended and Restated Operating Partnership Agreement. The conversion ratio is initially one to one, but may be adjusted based on certain events including: (i) if REIT I declares or pays a distribution on its outstanding shares in shares of REIT I Common Stock, (ii) if REIT I subdivides its outstanding shares of common stock, or (iii) if REIT I combines its outstanding shares of common stock into a smaller number of shares of common stock. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (1) result in any person owning shares of REIT I Common Stock in excess of REIT I’s aggregate stock ownership limit, (2) result in REIT I’s shares of common stock being owned by fewer than 100 persons, (3) cause REIT I OP to be “closely held” within the meaning of Section 856(h) of the Code, (4) cause REIT I to own, directly or constructively, 9.9% or more of the ownership interests in a tenant within the meaning of

Section 856(d)(2)(B) of the Code, (5) cause REIT I to violate the Securities Act, (6) require REIT I to register shares of its common stock pursuant to the Securities Act, (7) cause REIT I to believe that REIT I OP will be treated as a “publicly traded partnership” under Section 7704 of the Code or (8) cause REIT I to no longer qualify as a REIT.
In general, holders of REIT I OP Common Units may exercise their exchange rights at any time after one year following the date of issuance of their REIT I OP Common Units; however, the Contributors may not exercise their exchange rights with respect to the REIT I OP Common Units they hold until such REIT I OP Common Units have been outstanding for at least two years. A holder of REIT I OP Common Units may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 REIT I OP Common Units, unless such limited partner holds less than 1,000 units, in which case, such limited partner must exercise its exchange right for all of its REIT I OP Common Units.
Amendment of the Amended and Restated Operating Partnership Agreement
The consent of REIT I, as the general partner of REIT I OP, is required for any amendment to the Amended and Restated Operating Partnership Agreement. Subject to any consent rights expressly provided to holders of REIT I OP Preferred Units, REIT I, as the general partner of REIT I OP, without the consent of any limited partner, may amend the Amended and Restated Operating Partnership Agreement in any respect or merge or consolidate REIT I OP with or into any other partnership or business entity as set forth in the Amended and Restated Operating Partnership Agreement, provided, however, that the following amendments shall require the consent of a majority in interest of the REIT I OP Common Units (a majority of which are owned indirectly by REIT I):
•	any amendment affecting the operation of the exchange right in a manner adverse to the limited partners;
•
any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them pursuant to the Amended and Restated Operating Partnership Agreement (other than the issuance of additional limited partnership interests);

•	any amendment that would alter the allocations of profit and loss to the limited partners (other than the issuance of additional limited partnership interests); and
•	any amendment that would impose on the limited partners any obligation to make additional capital contributions to REIT I OP.
Term and Dissolution
REIT I OP will have perpetual duration, unless it is dissolved earlier upon the first to occur of the following:
•	the general partner declares bankruptcy or withdraws from the partnership, provided, however, that the remaining partners may decide to continue the business of REIT I OP;
•	90 days after the sale or other disposition of all or substantially all of the assets of REIT I OP;
•	the exchange of all limited partnership interests (other than such interests held by the general partner or affiliates of the general partner); or
•	the election by the general partner that REIT I OP should be dissolved.
Transferability of Interests
In general, REIT I may not transfer all or any portion of its general partnership interest in REIT I OP (except to a wholly owned subsidiary). In addition REIT I, as general partner of REIT I OP, may not engage in any merger, consolidation or other combination, or sell all or substantially all of its assets unless (i) the holders of a majority of the REIT I OP Common Units approve such transaction, (ii) as a result of the transaction, the limited partners will receive for each REIT I OP Common Unit an amount of cash, securities or other property equal in value to the amount a holder of one share of REIT I Common Stock paid in the transaction, (iii) REIT I is the surviving entity in the transaction and either the holders of shares of REIT I Common Stock receive no consideration in the transaction or the limited partners receive for each REIT I OP Common Unit an amount of cash, securities or other property equal in value to the amount a holder of one share of REIT I Common Stock is paid in the transaction, or (iv) the surviving entity agrees to assume all obligations of the general partner set forth in the Amended and Restated Operating Partnership Agreement. Limited partners have no right to remove REIT I as general partner.
Series A Cumulative Participating Redeemable Preferred Units
The Amended and Restated Operating Partnership Agreement sets forth the rights, powers, privileges, restrictions, qualifications and limitations of the REIT I OP Series A Preferred Units.
With respect to distribution rights and rights upon liquidation, distribution or winding up of REIT I OP, the REIT I OP Series A Preferred Units rank senior to all classes and series of REIT I OP Common Units and any other class or series of REIT I OP Preferred Units. Each REIT I OP Series A Preferred Unit is entitled to a 7.00% per annum preferred priority return on the stated value of each REIT I OP Series A Preferred Unit commencing on the date of issuance and ending on the fifth anniversary of the date of issuance, and thereafter a 10.00% per annum preferred priority return on the stated value of each REIT I OP Series A Preferred Unit (the “Priority Return”), as well as, with respect to such distribution period, the amount of distributions a holder of such REIT I OP Series A Preferred Unit would be entitled to receive if such REIT I OP Series A Preferred Units were treated as part of a single class of units with the REIT I OP Common Units with the right to participate in distributions pari passu with the REIT I OP Common Units (the “Preferred Return”). In addition, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of REIT I OP, the holders of REIT I OP Series A Preferred Units are entitled to be paid out of the assets of REIT I OP legally available for distribution, after payment or provision for REIT I OP’s debts and other liabilities, a liquidation preference equal to the stated value per unit plus any accrued but unpaid Priority Return and any accrued but unpaid Preferred Return. Such liquidation preference shall be paid before REIT I OP may pay any liquidating distributions to any holders of REIT I OP Common Units.
Except as described below, the REIT I OP Series A Preferred Units are not redeemable by REIT I OP prior to the first anniversary of the date of issuance. Following such date, the holders of REIT I OP Series A Preferred Units may elect to have up to 25% of the number of REIT I OP Series A Preferred Units originally issued to such holder redeemed by REIT I OP each year for the following four years. Such redemption right shall be suspended at such time as REIT I applies to list its shares of common stock on a national securities exchange and shall terminate at such time as the national securities exchange approves the REIT I Common Stock for listing. Upon the occurrence of a listing of the REIT I Common Stock on a national securities exchange, a change of control of REIT I, or the second anniversary of the date of issuance, REIT I OP may at its option redeem for cash all or a portion of the then-outstanding REIT I OP Series A Preferred Units. The redemption price to be paid in respect of a redemption of one REIT I OP Series A Preferred Unit shall be an amount of cash equal to the stated value of such REIT I OP Series A Preferred Unit, plus the value as of such date of one share of REIT I Common Stock (as may be adjusted), plus any accrued but unpaid Priority Return and any accrued but unpaid Preferred Return (the “Redemption Price”).
In the event that the redemption right described above is terminated in connection with a listing of the shares of REIT I Common Stock on a national securities exchange, beginning 180 days after the date of such listing, the holders of REIT I OP Series A Preferred Units shall have the right to require REIT I to purchase the REIT I OP Series A Preferred Units in exchange for a number of listed shares of REIT I Common Stock determined by dividing (i) the number of REIT I OP Series A Preferred Units multiplied by the Redemption Price as of the date of the exchange by (ii) the volume-weighted average price of such listed shares over the 30-day period prior to the date of the exchange.
The REIT I OP Series A Preferred Units generally will not have any voting rights; however, unless (i) greater than 12.5% of the number of REIT I OP Series A Preferred Units originally issued remain outstanding, (ii) the holders of a majority of the then-outstanding REIT I OP Series A Preferred Units consent, or (iii) an additional class or series of REIT I OP Preferred Units is being issued in connection with the full redemption of the REIT I OP Series A Preferred Units, REIT I OP shall not issue any class or series of REIT I OP Preferred Units with distribution rights and rights upon liquidation, distribution or winding up of REIT I OP senior to the REIT I OP Series A Preferred Units.

Amendment to Advisory Agreement
On September 8, 2020, REIT I and REIT I Advisor, entered into an Amendment to Fourth Amended and Restated Advisory Agreement (the “Advisory Agreement Amendment”). The Advisory Agreement Amendment eliminates all limitations in the REIT I Advisory Agreement on REIT I acquiring its advisor or an affiliate of the advisor in order to become self-managed.
Investor Rights Agreement
On September 8, 2020, REIT I, REIT I OP, C-III and Sponsor entered into an investor rights agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, C-III and Sponsor (or any successor holder) each have the right (i) with respect to REIT I OP Common Units, after September 8, 2022, and (ii) with respect to REIT I OP Series A Preferred Units, after 180 days from the date REIT I lists its common stock on a national securities exchange (the “Lock-Up Expiration”), to request REIT I to register for resale under the Securities Act, all or part, but not less than 50%, of the shares of REIT I’s common stock issued or issuable to such holder. REIT I will use commercially reasonable efforts to file a registration statement on Form S-3 within 30 days of such request and within 60 days of such request in the case of a registration statement on Form S-11 or such other appropriate form. REIT I will cause such registration statement to become effective as soon as reasonably practicable thereafter. The Investor Rights Agreement also grants C-III and Sponsor (or any successor holder) certain “piggyback” registration rights after the Lock-Up Expiration.
In addition, the Investor Rights Agreement grants C-III and Sponsor (or any successor holder) the right, together, to designate one individual to be included on the slate of directors to be voted on by the stockholders of REIT I (the “Investor Nominee”). Until C-III and Sponsor beneficially own, in the aggregate, less than 12.5% of the REIT I OP Series A Preferred Units issued by REIT I OP in connection with the Contribution Agreement, C-III and Sponsor, together, shall have the right to designate the Investor Nominee, subject to approval of REIT I’s board of directors, or any committee of REIT I’s board of directors authorized to approve board of directors nominees. The parties to the Investor Rights Agreement acknowledged and agreed that the term of the Investor Nominee designated pursuant to the Investor Rights Agreement is intended to automatically expire immediately on the date on which C-III and Sponsor, together, own less than 12.5% of REIT I OP Series A Preferred Units and that the board of directors of REIT I may take actions deemed necessary and appropriate to implement such intention.
Officer Transitions and Appointments
On September 8, 2020, George Carleton resigned as President and Chief Operating Officer of REIT I. In connection with the Self-Management Transaction, on September 8, 2020, the board of directors made certain changes to the officers of REIT I. Alan Feldman was appointed President following the resignation of George Carleton and will continue to serve as Chief Executive Officer. Steven Saltzman was appointed Chief Accounting Officer and Vice President and Thomas Elliott was appointed Executive Vice President, Chief Financial Officer and Treasurer. Shelle Weisbaum continues as Chief Legal Officer, Senior Vice President and Secretary.
Employment Agreements
Alan F. Feldman
In connection with Mr. Feldman’s appointment as Chief Executive Officer and President of REIT I, on September 8, 2020, REIT I entered into an Employment Agreement with Mr. Feldman to serve as REIT I's Chief Executive Officer and President (the “Feldman Employment Agreement”). The Feldman Employment Agreement has an initial term continuing until December 31, 2023 and will automatically renew for additional one-year periods thereafter, unless either REIT I or Mr. Feldman provides advance written notice of its or his intent not to renew or unless sooner terminated in accordance with the terms thereof (the “Term”).
Pursuant to the terms of the Feldman Employment Agreement, Mr. Feldman is entitled to, among other things:
•	Beginning September 8, 2020, an annual base salary of $700,000, subject to annual review for increase (but not decrease) by REIT I’s board of directors or a committee thereof;
•	Beginning September 8, 2020, earn an annual cash bonus opportunity (“Incentive Bonus”) based upon specified corporate and individual performance as determined by REIT I's board of directors or a committee thereof. The amount of the annual cash bonus payable will be determined at the discretion of REIT I’s board of directors or a committee thereof; provided, such annual cash bonus for 2020 shall not be less than $1,000,000. In establishing the performance criteria for each fiscal year, REIT I’s board of directors or a committee thereof shall set forth a maximum, target and threshold annual bonus amount, in each case, expressed as a percentage of Mr. Feldman’s annual base salary at the rate in effect at the beginning of the relevant fiscal year;
•	Equity awards as follows:
•
Mr. Feldman will receive an initial equity grant with a fair market value of $2,750,000 to be awarded in the form of restricted stock of REIT I as described under “2020 Long-Term Incentive Plan – Initial Grants” below;

•
In addition to the initial equity grant, with respect to each calendar year during the Term beginning after calendar year 2020, Mr. Feldman shall be eligible to receive an annual long-term equity incentive award. For the equity incentive award granted in 2021, 70% of such award shall vest in substantially equal installments over a period of three years based solely on the passage of time and the remaining 30% shall vest based on performance criteria established in the sole discretion of REIT I’s board of directors or a committee thereof. Eligibility for, and the terms and vesting conditions applicable to, each such annual grant, if any, shall be determined by REIT I’s board of directors or a committee thereof in its sole discretion; and

•	Payments and benefits upon termination of employment as follows:
•
Death or Disability (as defined in the Feldman Employment Agreement): (i) base salary earned but not paid as of the termination date, reimbursement for unpaid expenses to which Mr. Feldman is entitled to reimbursement, and any accrued vacation time or other vested compensation or benefits to which Mr. Feldman is entitled under any benefits plans (collectively, the “Accrued Amounts”); (ii) any Incentive Bonus earned by Mr. Feldman for the prior calendar year but not yet paid and (iii) the Incentive Bonus for the calendar year in which the termination occurs, pro-rated for the amount of time Mr. Feldman was employed during such calendar year, assuming target performance;

•
Termination by REIT I without Cause or termination by Mr. Feldman with Good Reason (as such terms are defined in the Feldman Employment Agreement) or termination by REIT I due to the expiration of the term of the Feldman Employment Agreement: (i) the Accrued Amounts; (ii) any Incentive Bonus earned by Mr. Feldman for the prior calendar year but not yet paid; (iii) the Incentive Bonus for the calendar year in which the termination occurs, pro-rated for the amount of time Mr. Feldman was employed during such calendar year, assuming target performance; (iv) any unvested equity incentive awards that vest solely based on the passage of time shall immediately vest; (v) a pro-rated portion of any performance-based equity incentive awards shall remain outstanding and eligible to vest based on actual performance through the last day of the performance period, based on the number of days during the performance period that Mr. Feldman was employed; (vi) a lump sum payment (the “severance payment”) equal to 1.5 times (2.0 times if Mr. Feldman terminates for Good Reason) the sum of (A) the base salary then in effect plus (B) the average of the Incentive Bonus paid to Mr. Feldman for the prior three fiscal years preceding the date of termination (or, (1) if Mr. Feldman was eligible to earn a bonus for only two fiscal years completed prior to the date of termination, the amount of such average Incentive Bonus deemed to have been earned, if any, for the prior two fiscal years, (2) if Mr. Feldman was eligible to earn a bonus for only one fiscal year completed prior to the date of termination, the amount of such bonus, if any, deemed to have been earned for such fiscal year, or (3) if Mr. Feldman has not been employed long enough to be eligible to earn an Incentive Bonus, then the amount of Mr. Feldman’s target annual bonus for the fiscal year in which the date of termination occurs); and (vii) continued health coverage under REIT I’s health plan for a period of 18 months following the date of termination.

•
Termination by REIT I for Cause or termination by Mr. Feldman without Good Reason (as such terms are defined in the Feldman Employment Agreement) or by Mr. Feldman upon the expiration of the term of the Feldman Employment Agreement: the Accrued Amounts.

•	Termination by REIT I within twelve months following the consummation of a Change in Control other than for Cause, Death or Disability, or termination by Mr. Feldman for Good Reason (as such terms are defined in the Feldman Employment Agreement) or if REIT I or REIT I’s successor terminates Mr. Feldman’s employment due to expiration of the term of the Feldman Employment Agreement: all of the benefits and payments described in the paragraph “Termination by REIT I without Cause or termination by Mr. Feldman with Good Reason or termination by REIT I due to the expiration of the term of the Feldman Employment Agreement” above, except that the severance payment will be 3 times the sum of the base salary then in effect and the average of the Incentive Bonus paid to Mr. Feldman for the prior three fiscal years preceding the date of termination.
The Feldman Employment Agreement also provides that Mr. Feldman will be subject to customary non-compete, non-solicitation and other restrictive covenants.
Other Officers
On September 8, 2020, REIT I also entered into employment agreements with each of Thomas C. Elliott in connection with Mr. Elliott’s appointment as REIT I’s Executive Vice President, Chief Financial Officer and Treasurer (the “Elliott Employment Agreement”) and Michele (“Shelle”) R. Weisbaum in connection with Ms. Weisbaum’s appointment as REIT I’s Senior Vice President and Chief Legal Officer (the “Weisbaum Employment Agreement”). Each of such employment agreements (collectively, the “Employment Agreements”) is substantially similar to the material terms of the Feldman Employment Agreement except as noted below:
•
Beginning September 8, 2020, Mr. Elliott is entitled to an annual base salary of $500,000, subject to annual review for increase (but not decrease) by REIT I’s board of directors or a committee thereof, and an annual cash bonus for 2020 of not less than $750,000;

•
Mr. Elliott will receive an initial equity grant with a fair market value of $1,550,000 to be awarded in the form of restricted stock of REIT I as described under “2020 Long-Term Incentive Plan – Initial Grants” below;

•
Beginning September 8, 2020, Ms. Weisbaum is entitled to an annual base salary of $300,000, subject to annual review for increase (but not decrease) by REIT I’s board of directors or a committee thereof, and an annual cash bonus for 2020 of not less than $115,000; and

•
Ms. Weisbaum will receive an initial equity grant with a fair market value of $500,000 to be awarded in the form of restricted stock of REIT I as described under “2020 Long-Term Incentive Plan – Initial Grants” below.

2020 Long-Term Incentive Plan
On September 8, 2020, the REIT I Board adopted the 2020 LTIP.
The purpose of the 2020 LTIP is to advance the interests of REIT I and its stockholders by providing an incentive to attract, retain, and reward certain eligible persons performing services for REIT I and by motivating such persons to contribute to the growth and profitability of REIT I. The 2020 LTIP allows for grants to REIT I’s employees, consultants, and directors of stock options (non-statutory and incentive), restricted stock awards, stock appreciation rights, restricted stock units, performance shares, performance units, cash-based awards, and other stock-based awards. The maximum aggregate number of shares of common stock of REIT I that may be issued pursuant to awards granted under the 2020 LTIP is 3,500,000.
The 2020 LTIP is administered by the conflicts committee of the board of directors. Subject to the terms of the 2020 LTIP, the conflicts committee has the authority to determine the individuals to whom, and the time or times at which, awards are made, the size of each award, and the other terms and conditions of each award. The board of directors also has the authority to make all determinations that are in the board’s judgment necessary or desirable for the administration of the plan. The board’s construction and interpretation of the terms and provisions of the 2020 LTIP are final and conclusive.
The board of directors may at any time modify or amend the 2020 LTIP in any respect, provided that no such modification or amendment may materially adversely affect the rights of a participant under an existing stock award that has been previously granted except as expressly provided in the 2020 LTIP. Unless sooner terminated in accordance with its terms, the 2020 LTIP will terminate on the date that is ten years following the date on which the 2020 LTIP was adopted by the board of directors.

Initial Grants
On September 8, 2020, the REIT I Board granted awards of restricted stock (the “REIT I Restricted Stock”) under the 2020 LTIP to the executives in the chart below with respect to the number of shares next to their name in the chart below. The grant of REIT I Restricted Stock is subject to vesting in two tranches – 40% of the total number of shares will vest upon the consummation of the Merger and 60% of the total number of shares will vest upon a “Liquidity Event” (as defined below) so long as the executive remains continuously employed through each such vesting date. If the executive’s employment terminates for any reason before the vesting date, all unvested shares will be immediately forfeited.
Executive Officer	Number of Shares Subject to Award
Alan F. Feldman, Chief Executive Officer and President	250,912
Thomas C. Elliott, Chief Financial Officer, Executive Vice President and Treasurer	141,423
Steven R. Saltzman, Chief Accounting Officer and Senior Vice President	27,372
Michele R. Weisbaum, Chief Legal Officer and Senior Vice President	45,620
For purposes of these awards:
“Liquidity Event” means (i) a listing of the common stock of REIT II, on a national securities exchange, (ii) a sale, merger or other transaction in which the stockholders of REIT II either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company, or (iii) the sale of all or substantially all of REIT II’s assets where stockholders either receive, or have the option to receive, cash or the securities of a publicly traded company.
Pursuant to the terms of the Merger Agreement, REIT II has agreed to assume and continue the 2020 LTIP as its own, and the awards of REIT I Restricted Stock thereunder. Pursuant to the terms of the Merger Agreement, each share of REIT I Restricted Stock issued and outstanding immediately prior to the effective time of the Merger will be automatically cancelled and extinguished and converted into the right to receive 1.22423 shares of REIT II Common Stock and will continue to have and be subject to the same terms and conditions (including vesting terms) set forth in the 2020 LTIP and the related restricted stock agreements.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of REIT I Common Stock and of the ownership and disposition of REIT II Common Stock received in the Merger.
This summary is for general information only and is not tax advice. This summary assumes that holders of REIT I Common Stock and REIT II Common Stock hold such Common Stock as a capital asset within the meaning of Section 1221 of the Code. This summary is based upon the Code, Treasury Regulations promulgated under the Code, referred to herein as Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the Merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to persons or entities that are subject to special treatment under U.S. federal income tax law, including, for example:
•	banks, insurance companies, and other financial institutions;
•	tax-exempt organizations or governmental organizations;
•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	persons or entities who hold shares of REIT I Common Stock (or, following the Merger, REIT II Common Stock) pursuant to the exercise of any employee stock option or otherwise as compensation;
•	individuals subject to the alternative minimum tax;
•	regulated investment companies and REITs;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	broker, dealers or traders in securities;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•
persons holding shares of REIT I Common Stock (or, following the Merger, REIT II Common Stock) as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons or entities deemed to sell REIT I Common Stock (or, following the Merger, REIT II Common Stock) under the constructive sale provisions of the Code;
•	United States persons or entities whose functional currency is not the U.S. dollar;
•	tax-qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•	“qualified shareholders” as defined in Section 897(k)(3)(A) of the Code; or
•	persons or entities subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.
For purposes of this summary, a “holder” means a beneficial owner of shares of REIT I Common Stock (or, following the Merger, of REIT II Common Stock), and a “U.S. holder,” means a holder that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of shares of REIT I Common Stock that is not (i) a partnership, (ii) a US holder or (iii) otherwise subject to special treatment under the Code.
If an entity treated as a partnership for U.S. federal income tax purposes holds shares of REIT I Common Stock (or, following the Merger, REIT II Common Stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of REIT I Common Stock (or, following the Merger, REIT II Common Stock) and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
This discussion of material U.S. federal income tax consequences of the Merger and of the ownership and disposition of REIT II Common Stock received in the Merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.
For purposes of this summary, the term “Combined Company” means either the Combined Company or the Fully Combined Company, as applicable.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES OF THE COMPANY MERGER AND THE OWNERSHIP AND DISPOSITION OF REIT II COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Material U.S. Federal Income Tax Consequences of the Merger
Qualification of the Company Merger as a Reorganization
The parties intend for the Company Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the Merger that Morris, Manning & Martin render an opinion to REIT I and DLA Piper render an opinion to REIT II to the effect that the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by REIT II and REIT I regarding factual matters (including those contained in the tax representation letters provided by REIT II and REIT I), and covenants undertaken by REIT II and REIT I. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Company Merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Company Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. Accordingly, the tax opinions are not a guarantee of the legal outcome of the Company Merger or any tax benefits that may be derived from the Company Merger.
Consequences of the Merger to Holders of REIT I Common Stock
The following discussion summarizes that material U.S. federal income tax consequences of the Merger to holders assuming the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
A holder of REIT I Common Stock will receive solely REIT II Common Stock in exchange for shares of REIT I Common Stock pursuant to the Merger and generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of REIT II Common Stock in exchange for shares of REIT I Common Stock in connection with the Merger.

A holder will have an aggregate tax basis in REIT II Common Stock it receives in the Merger equal to the holder’s aggregate tax basis in its REIT I Common Stock surrendered pursuant to the Merger. If a holder acquired any of its shares of REIT I Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such holder may allocate its tax basis to REIT II Common Stock received in the Merger. Such holders should consult their tax advisors regarding the proper allocation of their basis among REIT II Common Stock received in the Merger under these Treasury Regulations.
The holding period of REIT II Common Stock received by a holder in connection with the Merger will include the holding period of REIT I Common Stock surrendered in connection with the Merger. Holders owning blocks of REIT I Common Stock acquired at different times or different prices should consult their tax advisors with respect to identifying the holding periods of the particular shares of REIT II Common Stock received in the Merger.
Certain Reporting Requirements
Under applicable Treasury Regulations, “significant holders” of REIT I Common Stock generally will be required to comply with certain reporting requirements. A U.S. holder is a “significant holder” if, immediately before the Merger, such holder held 1% or more, by vote or value, of the total outstanding REIT I Common Stock or had a basis in REIT I non-stock securities of at least $1,000,000. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the closing of the Merger. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of REIT I Common Stock surrendered pursuant to the Merger (both as determined immediately before the surrender of shares), the date of the Merger, and the name and employer identification number of REIT II, REIT I and Merger Sub, and the holder will be required to retain permanent records of these facts. U.S. holders should consult their tax advisors as to whether they may be treated as a “significant holder.”
THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE COMPANY MERGER. HOLDERS OF REIT I COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMPANY MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
REIT Qualification of REIT I and REIT II
Tax Opinions from Counsel Regarding REIT Qualification of REIT I and REIT II
It is a condition to the obligation of REIT I to complete the Merger that REIT I receive an opinion of DLA Piper (or other counsel to REIT II reasonably satisfactory to REIT I) to the effect that, commencing with REIT II’s taxable year ended on December 31, 2014, REIT II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation will enable it to meet through the closing of the Merger, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by REIT II and REIT II OP. This opinion will not be binding on the IRS or the courts.
In addition, it is a condition to the obligation of REIT II to complete the Merger that REIT II receive an opinion of Morris, Manning & Martin (or other counsel to REIT I reasonably satisfactory to REIT II) to the effect that, commencing with REIT I’s taxable year ended December 31, 2010, REIT I has been organized and operated in conformity with the requirements and taxation as a REIT under the Code and its actual method of operation has enabled it to meet through the closing of the Company Merger, the requirements for qualification and taxation as a REIT under the Code, which opinion shall be subject to customary exceptions, assumptions and qualifications and based on customary representations made by REIT I and REIT I OP. This opinion will not be binding on the IRS or the courts.
The Combined Company intends to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.
Tax Liabilities and Attributes Inherited from REIT I
If REIT I failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, REIT I would be liable for (and the Combined Company would be obligated to pay) U.S. federal corporate income tax on its taxable income for such years, and, assuming the Company Merger qualified as a reorganization within the meaning of Section 368(a) of the Code, the Combined Company must distribute any earnings and profits of REIT I by the close of the taxable year in which the Merger occurs and would be subject to tax on the built-in gain on each REIT I asset existing at the time of the Merger if the Combined Company were to dispose of the REIT I asset in a taxable transaction during the five-year period following the Merger. Such tax would be imposed at the highest regular corporate rate in effect as of the date of the sale. Moreover, even if REIT I qualified as a REIT at all relevant times, the Combined Company similarly would be liable for other unpaid taxes (if any) of REIT I (such as the 100% tax on gains from any sales treated as “prohibited transactions”). Furthermore, after the Merger the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from REIT I, and to all of the gross income of the Combined Company, including the income derived from the assets the Combined Company acquires from REIT I. As a result, the nature of the assets that the Combined Company acquires from REIT I and the gross income the Combined Company derives from such assets will be taken into account in determining the qualification of the Combined Company as a REIT.
Qualification as a REIT requires REIT I to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to REIT I. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of REIT I.
Partnership Merger
The Partnership Merger will be treated for U.S. federal income tax purposes as a contribution under Section 721(a) of the Code of assets by REIT I OP to REIT II OP in exchange for operating partnership units in REIT II OP, followed by a liquidation of REIT I OP and a distribution of operating partnership units held by REIT II OP to the holders of the REIT I OP units. Section 721(a) of the Code generally provides that a transferor will not recognize gain or loss upon the contribution of property to a partnership in exchange for an interest in such partnership.
Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of REIT II Common Stock
This section summarizes the material U.S. federal income tax consequences generally resulting from the Combined Company being taxed as a REIT and the acquisition, ownership and disposition of REIT II Common Stock. Note that “REIT II” and “Combined Company” are interchangeable solely for purposes of this discussion.
The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of the securities of the Combined Company and of the election of REIT II to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.
Taxation of the Combined Company
REIT II has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2014. REIT II believes that it has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with its taxable year ended December 31, 2014, and that its intended manner of operation will enable the Combined Company to continue to meet the requirements for qualification as a REIT for U.S. federal income tax purposes. However, qualification and taxation as a REIT depend upon the Combined Company’s ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that REIT II has been organized and has operated, or that the Combined Company will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if the Combined Company fails to qualify as a REIT.
Provided the Combined Company qualifies for taxation as a REIT, it generally will not be required to pay U.S. federal corporate income taxes on its REIT taxable income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” (i.e. taxation at both the corporate and the stockholder levels) that generally results from investment in a C corporation. The Combined Company will, however, be subject to U.S. federal income taxes as follows:
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First, the Combined Company will be required to pay regular U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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Second, if the Combined Company has (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, the Combined Company will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property the Combined Company acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See “—Foreclosure Property.”

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Third, the Combined Company will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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Fourth, if the Combined Company fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, it will be required to pay a tax equal to (1) the greater of (A) the amount by which it fails to satisfy the 75% gross income test and (B) the amount by which it fails to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect its profitability.

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Fifth, if the Combined Company fails to satisfy any of the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test), as described below, due to reasonable cause and not due to willful neglect, and the Combined Company nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused the Combined Company to fail such test.

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Sixth, if the Combined Company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, the Combined Company may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.

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Seventh, the Combined Company will be required to pay a 4% nondeductible excise tax to the extent it fails to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for the year, (2) 95% of its capital gain net income for the year and (3) any undistributed taxable income from prior periods.

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Eighth, if the Combined Company acquires any asset from a corporation that is or has been a C corporation in a transaction in which the Combined Company’s tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which it acquired the asset, then it generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) its adjusted tax basis in the asset, in each case determined as of the date on which it acquired the asset.
•	Ninth, the Combined Company’s subsidiaries that are C corporations, including its TRSs described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.
•	Tenth, the Combined Company will be required to pay a 100% excise tax on transactions with its TRSs that are not conducted on an arm’s-length basis.
The Combined Company and its subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on its assets and operations.
Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association that satisfied each of the following requirements:
(1)	It is managed by one or more trustees or directors;
(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial ownership;
(3)	It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
(4)	It is not a financial institution or an insurance company within the meaning of certain provisions of the Code;
(5)	It is beneficially owned by 100 or more persons;
(6)
Not more than 50% in value of the outstanding stock or shares of beneficial interest of which are owned, actually or constructively, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of each taxable year;

(7)
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

(8)	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and
(9)	It meets certain other requirements, described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income.
The Code provides that requirements (1) through (4) and (8) must be satisfied during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT (which, in REIT II’s case, was 2014). For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust. For purposes of requirement (8) above, REIT II has and the Combined Company will continue to have a calendar taxable year, and thereby satisfies this requirement.
REIT II believes that it has been organized and has operated in a manner that has allowed REIT II, and will continue to allow the Combined Company, to satisfy conditions (1) through (9) during the relevant time periods. In addition, REIT II’s charter provides for restrictions regarding ownership and transfer of REIT II’s shares that are intended to assist it in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to REIT II’s common stock is contained in the discussion in this joint proxy statement/prospectus under the heading “Description of Capital

Stock-Common Stock—Restriction on Ownership of Shares.” These restrictions, however, do not ensure that REIT II has previously satisfied, and may not ensure that the Combined Company will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If the Combined Company fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. If, however, the Combined Company complies with the rules contained in applicable Treasury Regulations that require the Combined Company to ascertain the actual ownership of its shares and it does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, it will be treated as having met this requirement. See “—Failure to Qualify.”
Ownership of Interests in Partnerships and Limited Liability Companies
The Combined Company owns various direct and indirect interests in entities that are partnerships and limited liability companies for state law purposes. A partnership or limited liability company that has a single owner, as determined under U.S. federal income tax laws, generally is disregarded from its owner for U.S. federal income tax purposes. Many of the partnerships and limited liability companies owned by the Combined Company, including REIT II OP, currently are disregarded from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as its assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements.
An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, its proportionate share of the assets and items of gross income of REIT III OP, REIT I OP and any other partnership, joint venture, or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as the assets and items of gross income of the Combined Company for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), its proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, its proportionate share is based on its proportionate interest in the capital of the entity. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships.”
The Combined Company has control of its operating partnerships and the subsidiary partnerships and limited liability companies and intends to operate them in a manner consistent with the requirements for the Combined Company’s qualification as a REIT. If the Combined Company becomes a limited partner or non- managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize the Combined Company’s status as a REIT or require it to pay tax, the Combined Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause the Combined Company to fail a gross income or asset test, and that the Combined Company would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In such a case, the Combined Company could fail to qualify as a REIT unless it were entitled to relief, as described below.
Ownership of Interests in Qualified REIT Subsidiaries
The Combined Company may from time to time own and operate certain properties through wholly owned subsidiaries that it intends to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as the Combined Company’s qualified REIT subsidiary if the Combined Company owns 100% of the corporation’s outstanding stock and does not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries the Combined Company owns are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as the Combined Company’s assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and the Combined Company’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”
Ownership of Interests in TRSs
The Combined Company and its operating partnerships own interests in companies that have elected, together with the Combined Company, to be treated as the Combined Company’s TRSs, and it may acquire securities in additional TRSs in the future. A TRS is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS.
Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions limit the deductibility of interest paid or accrued by a TRS to its parent REIT and impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s residents that are not conducted on an arm’s-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of its residents by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to its parent REIT that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to its parent REIT or on its behalf. Rents will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to a parent REIT from a TRS, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by the Combined Company and its subsidiaries in the aggregate and its ability to make distributions to its stockholders and may affect its compliance with the gross income tests and asset tests.
A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary resident services or the disposition of property held for sale to customers. See “—Gross Income Tests—Rents from Real Property” and “—Gross Income Tests—Prohibited Transaction Income.” A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% asset test, the 10% vote test or the 10% value test described below. See “—Asset Tests.”
Ownership of Interests in Subsidiary REITs
The Combined Company owns and may acquire direct or indirect interests in one or more entities that have elected or will elect to be taxed as REITs under the Code (each, a “Subsidiary REIT”). A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to the Combined Company. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on the Combined Company’s ability to comply with the REIT income and asset tests, and thus could impair the Combined Company’s ability to qualify as a REIT unless it could avail itself of certain relief provisions.
Gross Income Tests
The Combined Company must satisfy two gross income tests annually to qualify and maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year generally must consist of the following:
•	rents from real property;
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interest on debt secured by mortgages on real property or on interests in real property and interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;
•	gain from the sale of real estate assets (other than gain from prohibited transactions);
•	income and gain derived from foreclosure property; and
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income derived from the temporary investment of new capital attributable to the issuance of its stock or a public offering of its debt with a maturity date of at least five years and that the Combined Company received during the one-year period beginning on the date on which the Combined Company received such new capital.

Second, in general, at least 95% of its gross income for each taxable year must consist of income that is qualifying for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (including interest and gain from Nonqualified Publicly Offered REIT Debt Instruments) or any combination of these.
Cancellation of indebtedness income and gross income from a sale of property that the Combined Company holds primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from “hedging transactions,” as defined in “—Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.
The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to the Combined Company.
Rents from Real Property. Rents the Combined Company receives from a resident will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:
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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount the Combined Company receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

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Neither the Combined Company nor an actual or constructive owner of 10% or more of its capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate resident, or, if the resident is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the resident. Rents the Combined Company receives from such a resident that is a TRS of the Combined Company, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by the Combined Company’s other residents for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other residents is determined at the time the lease with the TRS is entered into, extended and modified, if such modification increases the rents due under such lease;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, the Combined Company may transfer a portion of such personal property to a TRS; and

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The Combined Company generally may not operate or manage the property or furnish or render noncustomary services to its residents, subject to a 1% de minimis exception and except as provided below. The Combined Company may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, the Combined Company may employ an independent contractor from whom it derives no revenue to provide customary services to the Combined Company’s residents, or a TRS (which may be wholly or partially owned by the Combined Company) to provide both customary and non-customary services to the Combined Company’s residents without causing the rent the Combined Company receives from those residents to fail to qualify as “rents from real property.”
The Combined Company generally does not intend, and, as the managing member of the general partner of its operating partnerships, it does not intend to permit its operating partnerships, to take actions it believes will cause it to fail to satisfy the rental conditions described above. However, there can be no assurance that the IRS would not challenge its conclusions, including the calculation of its personal property ratios, or that a court would agree with its conclusions. If such a challenge were successful, the Combined Company could fail to satisfy the 75% or 95% gross income test and thus potentially lose its REIT status.
Interest. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in such real property, but only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.
Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time the Combined Company committed to acquire the loan, the loan will be treated as secured by real property. Notwithstanding the foregoing, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% gross income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.
Prohibited Transaction Income. Any gain that the Combined Company realizes on the sale of property (other than any foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including its share of any such gain realized by its operating partnerships, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect the Combined Company’s ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the managing member of the general partner of its operating partnerships, the Combined Company intends to cause its operating partnerships to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with its investment objectives. The Combined Company does not intend and does not intend to permit its operating partnerships or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions.
However, the IRS may successfully contend that some or all of the sales made by the Combined Company’s operating partnerships or its subsidiary partnerships or limited liability companies are prohibited transactions. The Combined Company would be required to pay the 100% penalty tax on its allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a TRS, but such income will be subject to regular U.S. federal corporate income tax.
Hedging Transactions. From time to time, the Combined Company may enter into hedging transactions with respect to one or more of its assets or liabilities. The Combined Company’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction the Combined Company enters into in the normal course of its business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by it to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income tests or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that the Combined Company does not properly identify such transactions as hedges or it hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. The Combined Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.
TRS Income. To the extent the Combined Company’s TRSs pay dividends or interest, its allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property). The Combined Company will monitor the amount of the dividend and other income from its TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although the Combined Company expects these actions will be sufficient to prevent a violation of the gross income tests, it cannot guarantee that such actions will in all cases prevent such a violation.
Failure to Satisfy Gross Income Tests. The Combined Company intends to monitor its sources of income, including any non-qualifying income received by it, and manage its assets so as to ensure its compliance with the gross income tests. If the Combined Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, the Combined Company may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. The Combined Company generally may make use of the relief provisions if: (1) its failure to meet these tests was due to reasonable cause and not due to willful neglect; and (2) following its identification of the failure to meet the 75% or 95% gross income tests for any taxable year, it files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with the applicable Treasury Regulations.
It is not possible, however, to state whether in all circumstances the Combined Company would be entitled to the benefit of these relief provisions. As discussed above in “—General,” even if these relief provisions apply, and the Combined Company retains its status as a REIT, a tax would be imposed with respect to its nonqualifying income.
Asset Tests
At the close of each calendar quarter of its taxable year, the Combined Company must also satisfy certain tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Combined Company’s total assets must generally consist of:
•	Cash or cash items, including certain receivables and shares in certain money market funds;
•	Government securities;
•	Interests in real property, including leaseholds and options to acquire real property and leaseholds;
•
Interests in mortgage loans secured by real property, and interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	Stock or shares of beneficial interest in other REITs;
•
Investments in stock or debt instruments during the one-year period following its receipt of new capital that the Combined Company raises through equity offerings or public offerings of debt with at least a five-year term;

•	debt instruments of publicly offered REITs; and
•	personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, under the “5% asset test,” of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the value of the Combined Company’s interest in any one issuer’s securities may not exceed 5% of the value of its total assets.
Third, of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the Combined Company may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”
Fourth, no more than 20% (25% for taxable years beginning before December 31, 2017) of the value of the Combined Company’s total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of the Combined Company’s total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.
Sixth, not more than 25% of the value of the Combined Company’s total assets may be represented by debt instruments of “publicly offered REITs” to the extent those debt instruments are not secured by real property or an interest in real property.
For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include securities that qualify under the 75% asset test, securities of a TRS and equity interests in an entity taxed as a partnership for U.S. federal income tax purposes. For purposes of the 10% value test, the term “securities” also does not include: certain “straight debt” securities; any loan to an individual or an estate; most rental agreements and obligations to pay rent; any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes in which the Combined Company is an owner to the extent of its proportionate interest in the debt and equity securities of the entity; and any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes if at least 75% of the entity’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”
From time to time the Combined Company may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a TRS. The Combined Company intends that its ownership of any such securities will be structured in a manner that allows it to comply with the asset tests described above. The Combined Company believes that the assets that the Combined Company holds satisfy the foregoing asset test requirements. The Combined Company will not obtain, nor is the Combined Company required to obtain under the U.S. federal income tax laws, independent appraisals to support its conclusions as to the value of its assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that its ownership of securities and other assets violates one or more of the asset tests applicable to REITs.
Failure to Satisfy Asset Tests. The Combined Company will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. Nevertheless, if the Combined Company fails to satisfy the asset tests at the end of a calendar quarter, it will not lose its REIT status if: (1) the Combined Company satisfied the asset tests at the end of the preceding calendar quarter; and (2) the discrepancy between the value of the Combined Company’s assets and the asset test requirements arose from changes in the market values of its assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets. If the Combined Company did not satisfy the second condition described in the preceding sentence, the Combined Company still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.
In the event that the Combined Company violates the 5% asset test, the 10% vote test or the 10% value test described above, the Combined Company will not lose its REIT status if (1) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (2) the Combined Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Combined Company identifies such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, the Combined Company will not lose its REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) the Combined Company files a description of each asset causing the failure with the IRS, (3) the Combined Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Combined Company identifies the failure and (4) the Combined Company pays a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income from the non-qualifying assets during the period in which the Combined Company failed to satisfy the asset tests.
Annual Distribution Requirements
To maintain the Combined Company’s qualification as a REIT, each taxable year it is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:
•	90% of its REIT taxable income; and
•	90% of its after-tax net income, if any, from foreclosure property; minus
•	the excess of the sum of certain items of non-cash income over 5% of its REIT taxable income.
For these purposes, the Combined Company’s REIT taxable income is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.
The Combined Company generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. Dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by the Combined Company and received by its stockholders on December 31 of the year in which they are declared. Additionally, at the Combined Company’s election, a distribution will be treated as paid in a taxable year if it is declared before the Combined Company timely files its tax return for such year and is paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by the Combined Company’s stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.
In order to be taken into account for purposes of the Combined Company’s distribution requirement, except as provided below, the amount distributed must not be preferential-i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by the Combined Company, provided it qualifies as a “publicly offered REIT.” REIT II believes that it is, and expects the Combined Company will continue to be, a publicly offered REIT. However, Subsidiary REITs it may own from time to time may not be publicly offered REITs.
To the extent that the Combined Company does not distribute all of its net capital gain, or distributes at least 90%, but less than 100%, of its REIT taxable income, it will be required to pay regular U.S. federal corporate income tax on the undistributed amount. REIT II believes that it has made, and the Combined Company intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize its corporate tax obligations. In this regard, the partnership agreements of the Combined Company’s operating partnerships authorizes the Combined Company to take such steps as may be necessary to cause its operating partnerships to distribute to its partners an amount sufficient to permit the Combined Company to meet these distribution requirements and to minimize its corporate tax obligation.
Under some circumstances, the Combined Company may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. In that case, the Combined Company may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, the Combined Company will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of the Combined Company’s REIT distribution requirements, it will be treated as an additional distribution to the Combined Company’s stockholders in the year such dividend is paid. In addition, if a dividend the Combined Company has paid is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.

Furthermore, the Combined Company will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of 85% of its ordinary income for such year, 95% of its capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.
REIT II expects that the Combined Company’s REIT taxable income will be less than its cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, REIT II anticipates that the Combined Company generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, the Combined Company may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. In addition, the Combined Company may decide to retain its cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, the Combined Company may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving its cash.
Like-Kind Exchanges
The Combined Company may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require the Combined Company to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.
Foreclosure Property
The foreclosure property rules permit the Combined Company (by its election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, the Combined Company would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends it would be required to distribute to stockholders. See “—Annual Distribution Requirements.” This corporate tax would not apply to income that qualifies under the REIT 75% gross income test.
Foreclosure property treatment will end on the first day on which the Combined Company enters into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% gross income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent). Foreclosure property treatment (other than for qualified health care property) is available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. Foreclosure property treatment for qualified health care property is available for an initial period of two years and may, in certain circumstances, be extended for an additional four years.
Failure to Qualify
If the Combined Company discovers a violation of a provision of the Code that would result in its failure to qualify as a REIT, certain specified cure provisions may be available to it. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If the Combined Company fails to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be required to pay regular U.S. federal corporate income tax, including any applicable alternative minimum tax for taxable years beginning before January 1, 2018, on its taxable income. Distributions to stockholders in any year in which the Combined Company fails to qualify as a REIT will not be deductible by it. As a result, REIT II anticipates that the Combined Company’s failure to qualify as a REIT would reduce the cash available for distribution by it to its stockholders. In addition, if the Combined Company fails to qualify as a REIT, it will not be required to distribute any amounts to its stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026 subject to certain limitations and a minimum 45 day holding period with respect to the Combined Company’s stock. If the Combined Company fails to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by it. Unless entitled to relief under specific statutory provisions, the Combined Company would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which it loses its qualification. It is not possible to state whether in all circumstances the Combined Company would be entitled to this statutory relief.
Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships
The Combined Company may own two or more operating partnerships, including REIT I OP, REIT II OP and REIT III OP. Each of REIT I OP and REIT III OP is treated as a partnership for U.S. federal tax purposes. The following discussion summarizes the material U.S. federal income tax considerations that are applicable to our direct and indirect investments in entities that are treated as partnerships for U.S. federal income tax purposes. The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.
Classification as Partnerships
We are required to include in our income our distributive share of each partnership’s income and are allowed to deduct our distributive share of each partnership’s losses, but only if the partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association treated as a corporation. An unincorporated entity with at least two owners, as determined for U.S. federal income tax purposes, will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it: (1) is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations”; and (2) is not a “publicly traded partnership.”
Under the check-the-box regulations, an unincorporated entity with at least two owners may elect to be classified either as an association treated as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity does not make an election, it generally will be taxed as a partnership for U.S. federal income tax purposes. Each of REIT I OP and REIT III OP intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association treated as a corporation.
A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. If any partnership, including an operating partnership, does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for U.S. federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that any of our subsidiary partnerships, including REIT I OP and REIT III OP, is or will be classified as a partnership for U.S. federal income tax purposes. If, for any reason, a subsidiary partnership was treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain statutory relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a subsidiary partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Annual Distribution Requirements.” Further, items of income and deduction of the subsidiary partnership would not pass through to us, and we would be treated as a shareholder for U.S. federal income tax purposes. Consequently, the subsidiary partnership would be required to pay income tax at U.S. federal corporate income tax rates on its net income, and distributions to us would constitute dividends that would not be deductible in computing the partnership’s taxable income.
Allocations of Income, Gain, Loss and Deduction
Although a partnership agreement (or limited liability company agreement) generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.
Tax Allocations With Respect to Contributed Properties
Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value (or book value) of the contributed property, and its adjusted tax basis at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
REIT I OP and REIT III OP may, from time to time, acquire interests in property in exchange for interests in the acquiring operating partnership. In that case, the tax basis of these property interests generally will carry over to the acquiring operating partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method the Combined Company chooses or has agreed to in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the operating partnerships (1) could cause the Combined Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause the Combined Company to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to it as a result of such sale, with a corresponding benefit to the other partners in the Combined Company’s operating partnerships. An allocation described in clause (2) above might cause the Combined Company or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect the Combined Company’s ability to comply with the REIT distribution requirements. See “—Taxation of the Combined Company–Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”
Any property acquired by REIT I OP or REIT III OP in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules
Under current partnership audit rules, subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that this may result in partnerships in which the Combined Company directly or indirectly invests, including REIT I OP and REIT III OP, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and the Combined Company, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though the Combined Company, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in the Combined Company’s common stock.
Material U.S. Federal Income Tax Consequences to Holders of the Combined Company’s Common Stock
The following summary describes the principal United States federal income tax consequences to you of purchasing, owning and disposing of the Combined Company’s common stock. You should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the acquisition, ownership and disposition of the Combined Company’s common stock arising under the laws of any state, local or foreign taxing jurisdiction.
Taxation of Taxable U.S. Holders of the Combined Company’s Common Stock
Distributions Generally. If the Combined Company qualifies as a REIT, distributions made out of its current or accumulated earnings and profits that it does not designate as capital gain dividends will be ordinary dividend income to taxable U.S. holders when actually or constructively received. A corporate U.S. holder will not qualify for the dividends-received deduction generally available to corporations. Ordinary dividends paid by the Combined Company also generally will not qualify for the preferential long-term capital gain tax rate applicable to “qualified dividends” unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by the Combined Company from non-REIT corporations, such as any TRSs, or (ii) income recognized by the Combined Company and on which the Combined Company has paid U.S. federal corporate income tax. The Combined Company does not expect a meaningful portion of its ordinary dividends to be eligible for taxation as qualified dividends. However, under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017 and before January 1, 2026, stockholders that are individuals, trusts or estates generally may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.
Any distribution declared by the Combined Company in October, November or December of any year on a specified date in any such month shall be treated as both paid by the Combined Company and received by the Combined Company’s stockholders on December 31 of that year, provided that the distribution is actually paid by the Combined Company no later than January 31 of the following year. Distributions made by the Combined Company in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. holder’s basis and will reduce the basis of the U.S. holder’s shares. Any distributions by the Combined Company in excess of accumulated earnings and profits and in excess of a U.S. holder’s basis in the U.S. holder’s shares of the Combined Company stock will be treated as gain from the sale of such shares. See “Dispositions of the Combined Company’s Common Stock” below.
Capital Gain Dividends. Distributions to U.S. holders that the Combined Company properly designates as capital gain dividends will be taxed as long term capital gains (to the extent they do not exceed the Combined Company’s actual net capital gain for the taxable year), without regard to the period for which a U.S. holder held the Combined Company’s shares. However, U.S. holders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.
Retention of Net Capital Gains. If the Combined Company elects to retain and pay income tax on any net long-term capital gain, each of the Combined Company’s U.S. holders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each of the Combined Company’s

U.S. holders would also receive a refundable tax credit for its proportionate share of the tax paid by the Combined Company on such retained capital gains and increase the basis of its shares of the Combined Company’s stock in an amount equal to the amount of includable capital gains reduced by the share of refundable tax credit.
Dispositions of the Combined Company’s Common Stock. If a U.S. holder sells or disposes of shares of the Combined Company’s common stock, the holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from the Combined Company which were required to be treated as long-term capital gains.
Taxation of Tax-Exempt Holders of the Combined Company’s Common Stock
Tax-exempt entities are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to as UBTI. Distributions made by the Combined Company and gain arising upon a sale of shares of the Combined Company’s common stock generally should not be UBTI to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.
For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in the Combined Company’s shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in the Combined Company’s shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of the Combined Company’s stock contained in the Combined Company’s charter, REIT II does not expect the Combined Company to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to its holders.
Taxation of Non-U.S. Holders of the Combined Company’s Common Stock
The rules governing non-U.S. holders are complex and no attempt is made herein to provide more than a brief summary of such rules. The Combined Company urges non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of its common stock, including any reporting requirements.
Distributions Generally. Distributions made by the Combined Company to non-U.S. holders that are not attributable to gains from sales or exchanges by the Combined Company of United States real property interests, or USRPIs, and that are not designated by the Combined Company as capital gain dividends will be treated as ordinary dividends to the extent that they are made out of the Combined Company’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend paid, unless reduced or eliminated by an applicable income tax treaty. The Combined Company expects to withhold U.S. federal income tax at the rate of 30% on the gross amount of any such dividends paid to a non-U.S. holder unless a lower treaty rate applies and the non-U.S. holder has filed an applicable IRS Form W-8 with REIT II or the Combined Company, certifying the non-U.S. holder’s entitlement to treaty benefits.

If the investment in the Combined Company stock is treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business, the non-U.S. holder generally will be subject to a tax at the rates applicable to ordinary income, in the same manner as a U.S. holder is taxed with respect to ordinary dividend income (and also may be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a foreign corporation that is not entitled to any treaty exemption). In general, a non-U.S. holder will not be considered to be engaged in a U.S. trade or business solely as a result of its ownership of REIT II stock unless such non-U.S. holder has filed an IRS Form W-8ECI with REIT II or the Combined Company.
Distributions in excess of the Combined Company’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock. Instead, the excess portion of such distribution will reduce the non-U.S. holder’s tax basis in its Combined Company stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, REIT II expects the Combined Company to treat all distributions as made out of its current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of the Combined Company’s current and accumulated earnings and profits, provided that certain conditions are met.
Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that the Combined Company properly designates as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:
•
the investment in the Combined Company’s common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by the Combined Company of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. The Combined Company also will be required to withhold and to remit to the IRS 21% (under current law) of any distribution to non-U.S. holders attributable to gain from sales or exchanges by the Combined Company of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts the Combined Company designates as retained net capital gains in respect of its common stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by the Combined Company on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Combined Company exceeds their actual U.S. federal income tax liability. If the Combined Company were to designate any portion of its net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.
Dispositions of the Combined Company’s Common Stock. Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of the Combined Company’s common stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. The Combined Company’s common stock will not constitute a USRPI so long as it is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. REIT II believes, but cannot guarantee, that the Combined Company will be a “domestically controlled qualified investment entity.”
In addition, dispositions of the Combined Company’s common stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, dispositions of the Combined Company’s common stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of the Combined Company’s common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either:
•
the gain is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items; or

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on its capital gains (or such lower rate specified by an applicable income tax treaty).

If gain on the sale, exchange or other taxable disposition of the Combined Company’s common stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of the Combined Company’s common stock were subject to taxation under FIRPTA, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.
Information Reporting and Backup Withholding
U.S. Holders
The Combined Company will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) when such holder receives payments on the Combined Company’s common stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:
•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;
•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
•
the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

A holder who does not provide the Combined Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders
Payments of dividends on the Combined Company’s common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on the Combined Company’s common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Medicare Contribution Tax on Unearned Income
Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock, subject to certain limitations. The temporary 20% deduction, as added by the Tax Cuts and Jobs Act, with respect to ordinary REIT dividends received by noncorporate taxpayers is likely not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax. g U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of the Combined Company’s common stock.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on the Combined Company’s common stock or gross proceeds from the sale or other disposition of the Combined Company’s common stock, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on the Combined Company’s common stock and to payments of gross proceeds from a sale or redemption of the Combined Company’s common stock. However, under recently proposed Treasury Regulations that may be relied on pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. Because the Combined Company may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules it may treat the entire distribution as a dividend.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Combined Company’s common stock.
Other Tax Consequences
State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to the Combined Company’s tax treatment as a REIT and on an investment in the Combined Company’s common stock.

ACCOUNTING TREATMENT
REIT II prepares its financial statements in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. The Merger will be accounted for by using the business combination accounting rules, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired properties is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquirer; the determination of the acquisition date; the determination of the fair value of consideration; and the recognition and measurement, at relative fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree. After consideration of all applicable factors pursuant to the business combination accounting rules, the Merger will be treated as an asset acquisition under GAAP with REIT I as the acquirer.

ISSUANCE OF SHARES IN THE MERGER
REIT II will appoint DST as the exchange agent to record the issuance on the stock records of REIT II of the amount of REIT II Common Stock equal to the merger consideration that is issuable to each holder of shares of REIT I Common Stock (including any fractional shares thereof). Shares of REIT II Common Stock issuable as merger consideration in exchange for shares of REIT I Common Stock will be in uncertificated book-entry form.
REIT II stockholders need not take any action with respect to their book-entry shares.

DISTRIBUTIONS
The Merger Agreement requires each of REIT I and REIT II to obtain the other’s consent to pay distributions. If distributions are declared, the payment of distributions will be coordinated by REIT I and REIT II so that if either REIT I Stockholders or REIT II stockholders receive a regular distribution for any particular period prior to the closing of the Merger, the stockholders of the other company will also receive a distribution for the same period.

DEREGISTRATION OF REIT I COMMON STOCK
If the Merger is completed, REIT I Common Stock will be deregistered under the Exchange Act and REIT I will no longer file periodic reports with the SEC.

THE MERGER AGREEMENT
This section of this proxy statement/prospectus summarizes the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. This summary is qualified in its entirety by reference to Annex A. As a stockholder, you are not a third-party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.
This summary may not contain all of the information about the Merger Agreement that is important to you. REIT I and REIT II urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger. The Merger Agreement is not intended to provide you with any factual information about REIT I or REIT II. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information that each of REIT I and REIT II filed with the SEC prior to the effective date of the Merger Agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the Merger Agreement, which modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of REIT I and REIT II files with the SEC and the other information in this proxy statement/prospectus. See “Where You Can Find More Information” on page 186.
REIT I and REIT II acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement/prospectus not misleading. REIT I and REIT I OP are collectively referred to herein as the REIT I Parties, and REIT II, Merger Sub and REIT II OP, are collectively referred to herein as the REIT II Parties.
Form, Effective Time and Closing of the Merger
The Merger Agreement provides for the combination of REIT I and REIT II through the merger of REIT I with and into Merger Sub, with Merger Sub surviving the merger as the Surviving Entity upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger Agreement also provides for the combination of REIT I OP with and into REIT II OP, with REIT II OP surviving the merger.
On the closing date of the merger, REIT I will cause the Charter Amendment to be executed, filed with and accepted for record by the SDAT. Immediately after acceptance for record of the Charter Amendment, REIT I and Merger Sub will cause the articles of merger with respect to the Company Merger to be executed, filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (“SDAT”) or on such later date specified in the articles of merger (not to exceed 30 days from the date the articles of merger are accepted for record by the SDAT). On the closing date of the merger, the REIT I Parties and the REIT II Parties will cause a certificate of merger with respect to the Partnership Merger to be duly executed, filed with and accepted for record by the Secretary of State of the State of Delaware (the “Delaware Secretary”) effective at the date and time set forth in the certificate of merger, it being understood and agreed that the Partnership Merger is to become effective after, but on the same day as, the Company Merger.
The Merger Agreement provides that the closing of the Merger will take place at 10:00 a.m. Eastern time on the third business day following the date on which the last of the conditions to closing of the Merger described under “—Conditions to Completion of the Merger” have been satisfied or waived (other than the conditions that by their terms are required to be satisfied and waived at the closing, but subject to the satisfaction or waiver of such conditions) or such other date as agreed to by REIT I and REIT II.
Governing Documents
The charter of REIT II and the operating agreement of Merger Sub will be unaffected by the Merger. However, by the effective time of the Partnership Merger, the limited partnership agreement of REIT II OP is to be amended and restated to be substantially in the form as provided in the Merger Agreement, which form largely mirrors the terms of the limited partnership agreement of the REIT I OP. See “Amended and Restated Operating Partnership Agreement” for a discussion of the agreement of the REIT II operating partnership as amended and restated at the effective time of the Partnership Merger.
Board of Directors and Officers of the Surviving Entities
As of the effective time of the Merger, the board of directors of the Combined Company will be comprised of Andrew Ceitlin, Alan F. Feldman, Gary Lichtenstein, Robert C. Lieber and Thomas Ikeler. Messrs. Ceitlin and Lieber are currently members of the board of REIT I and were required to be added to the board of the Combined Company pursuant to the Merger Agreement. In addition, Lee F. Shlifer will join the board of the Combined Company at the effective time of the REIT III Merger, which may occur before the date of the Merger. In connection with the signing of the Merger Agreement, David Spoont submitted an irrevocable letter of resignation to be effective upon the closing of the Merger.
The officers of the Combined Company will be Mr. Feldman, Chairman of the Board, President and Chief Executive Officer; Thomas Elliot, Executive Vice President, Chief Financial Officer and Treasurer; Steven R. Saltzman, Chief Accounting Officer and Vice President; and Michele Weisbaum, Chief Legal Officer, Senior Vice President and Secretary. See “Directors and Management of the Combined Company After the Merger” on page 113 for more information.
At the effective time of the Partnership Merger, REIT II will remain the sole general partner of REIT II OP.
Consideration to be Received in the Merger
At the effective time of the Merger, each share of REIT I Common Stock (or fraction thereof), issued and outstanding immediately prior to the effective time of the Merger, will be automatically converted into the right to receive 1.22423 shares of REIT II Common Stock (or fraction thereof) and each share of REIT I Convertible Stock (or fraction thereof), issued and outstanding immediately prior to the effective time of the Merger, will be automatically converted into the right to receive $0.02 in cash (without interest) (the “Merger Consideration”). The cancellation and conversion of the shares of REIT I Common Stock into the right to receive the Merger Consideration will occur automatically at the effective time of the Merger. In accordance with the Merger Agreement, REIT II will appoint DST Systems, Inc. as the exchange agent to record the issuance on the stock records of REIT II of the amount of REIT II Common Stock equal to the stock consideration that is issuable to each holder of shares of REIT I Common Stock (including any fractional shares thereof).
Immediately after the Merger, (i) each partnership unit of REIT I OP outstanding and held by Merger Sub and RRE Opportunity Holdings, LLC immediately prior to the effective time of the Partnership Merger will be converted into the right to receive the number of validly issued, fully paid and nonassessable partnership units in REIT II OP specified in the limited partnership agreement of REIT II OP as being held by Merger Sub and RRE Opportunity Holdings, LLC as of the effective time of the Partnership Merger and (ii) each common partnership unit of REIT I OP issued and outstanding and held by C-III and Sponsor as of immediately prior to the effective time of the Partnership Merger will be converted into the right to receive 1.22423 common partnership units of REIT II OP and each partnership unit designated as a Series A Cumulative Participating Redeemable Preferred Unit of REIT I OP issued and outstanding and held by C-III and Sponsor as of immediately prior to the effective time of the Partnership Merger will be converted into the right to receive one partnership unit designated as a Series A Cumulative Participating Redeemable Preferred Unit of REIT II OP.
Procedures for Surrendering Shares of REIT I Common Stock and REIT I Convertible Stock
The cancellation and conversion of shares of REIT I Common Stock into the right to receive the Merger Consideration will occur automatically at the effective time of the Merger. In accordance with the Merger Agreement, REIT II will appoint DST Systems, Inc. as the exchange agent to record the issuance on the stock records of REIT II of the amount of REIT II common stock equal to the Merger Consideration that is issuable to each holder of shares of REIT I Common Stock (including any fractional shares thereof). Shares of REIT II common stock issued as Merger Consideration in exchange of shares of REIT I Common Stock will be in uncertificated book-entry form.
As soon as reasonably practicable after the effective time of the Merger, and without requiring the completion of a letter of transmittal or other evidence of surrender, REIT II will provide the former holders of the REIT I Convertible Stock with the merger consideration payable with respect thereto.

Treatment of REIT I Restricted Stock
In connection with the Self-Management Transaction, certain officers and employees of REIT I hold shares of REIT I Restricted Stock issued pursuant to the terms of the 2020 LTIP. At the effective time of the Merger, each share of REIT I Restricted Stock issued and outstanding will be cancelled and extinguished and converted into the right to receive 1.22423 shares of REIT II common stock. Each such share of REIT II common stock issued will continue to have, and be subject to, the same terms and conditions (including with respect to vesting) set forth in the 2020 LTIP and the related restricted stock agreements, as in effect immediately prior to the Merger.
No Appraisal Rights
No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, will be available to holders of REIT I Common Stock with respect to the Merger pursuant to the Merger Agreement.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by each of the REIT I Parties and REIT II Parties. The representations and warranties were made by the respective parties as of the date of the Merger Agreement and do not survive the effective time of the Merger or any earlier termination of the Merger Agreement. Certain of these representations and warranties are subject to specified exceptions and qualifications with respect to the impact of the REIT III Merger or as contained in the Merger Agreement, in information filed with the SEC by REIT I or REIT II prior to the date of the Merger Agreement or in the disclosure letters delivered in connection therewith.
Representations and Warranties of the REIT I Parties
The REIT I Parties made representations and warranties in the Merger Agreement relating to, among other things:
•	corporate organization, valid existence, organizational documents, good standing, qualification to do business, and subsidiaries;
•	capitalization;
•	due authorization, execution, delivery and enforceability of the Merger Agreement;
•	board and special committee approvals;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	permits and compliance with law;
•	SEC filings and financial statements;
•	internal accounting controls, compliance with the Sarbanes-Oxley Act and the absence of improper payments;
•	no undisclosed liabilities;
•	absence of material changes to the conduct of REIT I’s business since December 31, 2019 or any “material adverse effect” (described below) to REIT I since December 31, 2019;
•	labor and other employment matters and employee benefit plans;
•	material contracts;
•	litigation;
•	environmental matters;
•	intellectual property;
•	real properties and leases;

•	tax matters, including qualification as a REIT;
•	insurance;
•	receipt of the opinion of Stanger, REIT I Special Committee’s financial advisor;
•	broker’s, finder’s, investment banker’s, or other similar fees;
•	inapplicability of the Investment Company Act;
•	exemption of the Merger from anti-takeover statutes;
•	stockholder vote in connection with the Merger;
•	information privacy and security;
•	related-party transactions; and
•	limitation on warranties and disclaimer of other representations and warranties.
Representations and Warranties of the REIT II Parties
The REIT II Parties made representations and warranties in the Merger Agreement relating to, among other things:
•	corporate organization, valid existence, organizational documents, good standing, qualification to do business, and subsidiaries;
•	capitalization;
•	due authorization, execution, delivery and enforceability of the Merger Agreement;
•	board and special committee approvals;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	permits and compliance with law;
•	SEC filings and financial statements;
•	internal accounting controls, compliance with the Sarbanes-Oxley Act and the absence of improper payments;
•	no undisclosed liabilities;
•
absence of material changes to the conduct of REIT II’s and Merger Sub’s business since December 31, 2019 or any “material adverse effect” (described below) to REIT II or Merger Sub since December 31, 2019;

•	absence of employees and employee benefit plans;
•	material contracts;
•	litigation;
•	environmental matters;
•	intellectual property;
•	real properties and leases;
•	tax matters, including qualification as a REIT;
•	insurance;
•	receipt of an opinion from the REIT II Special Committee’s financial advisor;
•	broker’s, finder’s, investment banker’s, or other similar fees;
•	inapplicability of the Investment Company Act;

•	exemption of the Merger from anti-takeover statutes;
•	information privacy and security;
•	related-party transactions;
•	the purpose, activities and ownership of Merger Sub; and
•	limitation on warranties and disclaimer of other representations and warranties.
Definition of “Material Adverse Effect”
Many of the representations of the REIT I Parties and the REIT II Parties are qualified by a “material adverse effect” standard (for example, they will be deemed to be true and correct unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means any event, circumstance, change, effect, development, condition, or occurrence, individually or in the aggregate (a) that would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT I and its subsidiaries, taken as a whole, or REIT II and its subsidiaries, taken as a whole, as applicable, or (b) that would prevent or materially impair the ability of the REIT I Parties or the REIT II Parties, as applicable, to consummate the Merger before June 8, 2021, the Outside Date.
However, any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from the following will not be taken into account when determining whether a material adverse effect has occurred or is reasonably likely to exist or occur with respect to clause (a) above for the applicable party:
(i)
any changes in economic, market or business conditions generally in the United States or any other jurisdiction in which REIT I and its subsidiaries, or REIT II and its subsidiaries, as applicable, operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates, and including (for the avoidance of doubt) any such conditions related to or resulting from any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any governmental or other response or reaction to any of the foregoing,

(ii)	changes in general economic conditions in the multifamily real estate industry,
(iii)	any changes in legal, regulatory or political conditions,
(iv)	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage,
(v)	the execution and delivery of the Merger Agreement, or the public announcement of the Merger or other transactions contemplated by the Merger Agreement,
(vi)	the taking of any action expressly required by the Merger Agreement, or the taking of any action at the written request or with the prior written consent of REIT I or REIT II, as applicable,
(vii)	earthquakes, hurricanes, floods or other natural disasters,
(viii)	changes in law or GAAP or the interpretation thereof,
(ix)	pandemics, disease outbreak (including the COVID-19 virus) or other natural or manmade disasters or any governmental or other response or reaction to any of the foregoing, and
(x)
any action made or initiated by any holder of REIT I or REIT II common stock, as applicable, including any derivative claims, arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, except which, in the case of each of clauses (i), (ii), (iii), (iv), (vii) and (viii) above do not disproportionately affect REIT I and its subsidiaries, taken as a whole, or REIT II and its subsidiaries, taken as a whole, compared to other companies in the multifamily real estate industry.

Covenants and Agreements
Conduct of the Business of REIT I Pending the Merger
REIT I has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the Merger or the valid termination of the Merger Agreement. In general, except with REIT II’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned), or as may be expressly required or permitted pursuant to the Merger Agreement, or to the extent required by law, REIT I has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use all reasonable efforts to (i) preserve intact its current business organization, goodwill, ongoing business and significant relationships with third parties and (ii) maintain the status of REIT I as a REIT.
Without limiting the foregoing, REIT I has also agreed that, except with the REIT II Special Committee’s prior written approval (which consent shall not be unreasonably withheld, delayed, or conditioned), or as may be expressly required or permitted pursuant to the Merger Agreement or the disclosure letter attached thereto, or to the extent required by law, it will not, and it will not permit any of its subsidiaries to:
•
amend or propose to amend its bylaws or charter, the certificate of limited partnership of REIT I OP, the REIT I OP Partnership Agreement or such equivalent organizational or governing documents of any material subsidiary of REIT I, amend the REIT I DRP or the REIT I share redemption program in a manner adverse to REIT I or waive the stock ownership limit or create an excepted holder limit (as defined in the REIT I Charter) under the REIT I Charter;

•	adjust, split, combine, reclassify, or subdivide any shares of stock or other ownership interests of REIT I or subsidiaries of REIT I that are not wholly owned;
•
declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT I or any REIT I subsidiary or other equity securities or ownership interests in REIT I or any REIT I subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to REIT I by any wholly owned REIT I subsidiary and (B) distributions by any REIT I subsidiary that is not wholly owned, directly or indirectly, by REIT I, in accordance with the requirements of the organizational documents of such REIT I subsidiary; provided, that REIT I and any REIT I subsidiary shall be permitted to make distributions reasonably necessary for REIT I to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise tax under the Code;

•
except as required under the agreements relating to the Self-Management Transaction, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT I or a REIT I subsidiary; provided, that, after the filing of the Form S-4, REIT I may effect redemptions upon a stockholder’s death, “qualifying disability” or confinement to a long-term care facility in accordance with the REIT I share redemption program;

•
except for transactions among REIT I and one or more wholly owned subsidiaries of REIT I or among one or more wholly owned subsidiaries of REIT I, issue, sell, pledge, dispose, encumber or grant any shares of the capital stock of REIT I or any REIT I subsidiary or any options, warrants convertible securities or other rights of any kind to acquire any shares of capital stock of REIT I or any of its subsidiaries;

•
acquire or agree to acquire any material assets, except acquisitions by REIT I or any wholly owned subsidiary of REIT I of or from an existing wholly owned subsidiary of REIT I and acquisitions of personal property for a purchase price of less than $2,000,000 in the aggregate;

•
except as described in the REIT I disclosure letter, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business;

•	incur, create, assume, guarantee, refinance, replace or prepay any indebtedness or issue or materially amend the terms of any indebtedness, except indebtedness incurred under REIT I’s existing debt facilities in the ordinary course of business, indebtedness to fund transactions permitted under the Merger Agreement, indebtedness that does not exceed $1,000,000 and refinancing indebtedness if such new indebtedness is not materially more onerous to REIT I and the principal amount of such replacement indebtedness is not materially greater than the replaced indebtedness;
•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons other than intercompany loans between REIT I and its wholly owned subsidiaries;

•
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT I material contract (or any contract that, if existing as of the date of the Merger Agreement, would be a REIT I material contract);

•
make any payment of any liability of REIT I or any REIT I subsidiary before it comes due in accordance with its terms, except in the ordinary course of business or in connection with dispositions or refinancings of indebtedness otherwise permitted by the Merger Agreement;

•
waive, release, assign, settle or compromise any legal action, suit, investigation, arbitration or proceeding that (i) involves the payment of monetary damages greater than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT I or that exceed $100,000 individually or $250,000 in the aggregate, (ii) involves injunctive relief, (iii) provides for the admission of material liability or (iv) involves any present, former or purported holder or group of holders of REIT I Common Stock (excluding in each case any matter related to taxes);

•
(i) hire or terminate any officer of REIT I or any REIT I subsidiary, except where due to cause, (ii) materially increase in any manner the amount, rate or terms of compensation or benefits of any of REIT I’s directors, officers or employees, with certain exceptions, or (iii) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or REIT I benefit plan, except in the ordinary course in conjunction with annual employee benefit plan renewals;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on December 31, 2019, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

•	enter into any new line of business;
•	form any new funds, joint ventures, or non-traded real estate investment trusts or other pooled-investment vehicles;
•
fail to duly and timely file all material reports and other material documents required to be filed with the SEC or any other governmental authority, subject to extensions permitted by law or applicable rules and regulations;

•
enter into or modify in a manner adverse to REIT I any REIT I Tax Protection Agreement (as defined in the Merger Agreement), make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund or give or request any waiver of a statute of limitation with respect to any material tax return, with certain exceptions;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) REIT I to fail to qualify as a REIT or (B) any REIT I subsidiary to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing contracts, or in conjunction with emergency repairs;

•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a REIT I subsidiary in connection with any permitted acquisitions or dispositions in a manner that would not reasonably be expected to be materially adverse to REIT I or to prevent or impair the ability of the REIT I Parties to consummate the Merger;

•
amend or modify the compensation terms or any other obligations of REIT I contained in the engagement letter with Stanger in a manner adverse to REIT I or any REIT I subsidiary or engage other financial advisors in connection with the transactions contemplated by the Merger Agreement;

•	permit any liens or encumbrances other than those permitted by the Merger Agreement;
•	materially modify or reduce the amount of any insurance coverage provided by REIT I’s insurance policies;
•	take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the REIT I Common Stock with respect to the Merger;
•	enter into certain related-party transactions except in the ordinary course of business or as provided for in the Merger Agreement; or
•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
Conduct of the Business of REIT II Pending the Merger
REIT II has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the Merger or the valid termination of the Merger Agreement. In general, except with the prior written consent of the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed, or conditioned), or as may be expressly required or permitted pursuant to the Merger Agreement, as may be required by the REIT III Merger Agreement, or to the extent required by law, REIT II has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course, and use all reasonable efforts to (i) preserve intact its current business organization, goodwill, ongoing business and significant relationships with third parties and (ii) maintain the status of REIT II as a REIT.
Without limiting the foregoing, REIT II has also agreed that, except with the REIT I Special Committee’s prior written approval (which consent shall not be unreasonably withheld, delayed, or conditioned), or as may be expressly required or permitted pursuant to the Merger Agreement or the REIT III Merger Agreement, or the disclosure letter attached thereto, or to the extent required by law, it will not, and it will not permit any of its subsidiaries to:
•
amend or propose to amend its bylaws or charter, the certificate of limited partnership of REIT II OP, the REIT II OP Partnership Agreement, or such equivalent organizational or governing documents of any material subsidiary of REIT II, amend the REIT II DRP or the REIT II share redemption program in a manner adverse to REIT II, or waive the stock ownership limit or create an excepted holder limit (as defined in REIT II’s charter) under REIT II’s charter;

•	adjust, split, combine, reclassify, or subdivide any shares of stock or other ownership interests of REIT II or subsidiaries of REIT II that are not wholly owned;
•
declare, set apart, or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT II or any REIT II subsidiary or other equity securities or ownership interests of REIT II or any REIT II subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to REIT II by any directly or indirectly wholly owned REIT II subsidiary and (B) distributions by any REIT II subsidiary that is not wholly owned directly or indirectly by REIT II; provided, that, notwithstanding the foregoing restrictions and limitations, REIT II and any REIT II subsidiary shall be permitted to make distributions reasonably necessary to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise tax under the Code;

•
redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of REIT II’s capital stock or other equity interests of REIT II or any REIT II subsidiary; provided that after the filing of the Form S-4, REIT II may effect redemptions upon a stockholder’s death, “qualifying disability” or confinement to a long-term care facility in accordance with the REIT II share redemption program;

•
except for transactions among REIT II and one or more wholly owned subsidiaries of REIT II or among one or more wholly owned subsidiaries of REIT II, issue, sell, pledge, dispose, encumber or grant any shares of the capital stock of REIT II or any REIT II subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or other equity interests of REIT II or any of its subsidiaries;

•
acquire or agree to acquire any material assets, except acquisitions by REIT II or any wholly owned subsidiary of REIT II of or from an existing wholly owned subsidiary of REIT II or other acquisitions of personal property for a purchase price of less than $2,000,000 in the aggregate;

•
except as set forth in the REIT II disclosure letter, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business;

•
incur, create, assume, guarantee, refinance, replace or prepay any indebtedness or issue, sell or amend the terms of any indebtedness, except indebtedness incurred under REIT II’s existing debt facilities in the ordinary course of business, indebtedness to fund transaction permitted under the Merger Agreement, indebtedness that does not exceed $1,000,000 and refinancing indebtedness if such new indebtedness is not materially more onerous to REIT II and the principal amount of such replacement indebtedness in not materially greater than the replaced indebtedness;

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons other than intercompany loans between REIT II and its wholly owned subsidiaries;

•
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT II material contract (or any contract that, if existing as of the date of the Merger Agreement, would be a REIT II material contract);

•
make any payment of any liability of REIT II or any REIT II subsidiary before it comes due in accordance with its terms, except in the ordinary course of business or in connection with dispositions or refinancings of indebtedness otherwise permitted by the Merger Agreement;

•
waive, release, assign, settle or compromise any legal action, suit, investigation, arbitration or proceeding that (i) involves the payment of monetary damages greater than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT II or that exceed $100,000 individually or $250,000 in the aggregate, (ii) involves injunctive relief, (iii) provides for the admission of material liability or (iv) involves any present, former or purported holder or group of holders of REIT II common stock (excluding any matter related to taxes);

•
hire or terminate any officer of REIT II or any REIT II Subsidiary, except where due to cause, (ii) materially increase in any manner the compensation or benefits of any of REIT II’s directors or officers or (iii) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or REIT II benefit plan;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on December 31, 2019, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

•	enter into any new line of business;
•	form any new funds, joint ventures, or non-traded real estate investment trusts or other pooled investment vehicles;

•
fail to duly and timely file all material reports and other material documents required to be filed with the SEC or any other governmental authority, subject to extensions permitted by law or applicable rules and regulations;

•
enter into or modify in a manner adverse to REIT II any REIT II Tax Protection Agreement (as defined in the Merger Agreement), make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund or give or request any waiver of a statute of limitation with respect to any material tax return, with certain exceptions;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) REIT II to fail to qualify as a REIT or (B) any REIT II subsidiary to cease to be treated as any of (x) a partnership or disregarded entity for federal income tax purposes or (y) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing contracts, or in conjunction with emergency repairs;
•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a REIT II subsidiary in connection with any permitted acquisitions or dispositions in a manner that would not reasonably be expected to be materially adverse to REIT II or to prevent or impair the ability of the REIT II Parties to consummate the Merger;

•
amend or modify the compensation terms or any other obligations of REIT II contained in the engagement letter with the financial advisor for the REIT II Special Committee in a manner adverse to REIT II or any REIT II subsidiary or engage other financial advisors in connection with the transactions contemplated by the Merger Agreement;

•	materially modify or reduce the amount of any insurance coverage provided by REIT II’s insurance policies;
•	take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of REIT II Common Stock with respect to the Merger;
•	permit any liens or encumbrances other than those permitted by the Merger Agreement;
•	enter into certain related-party transactions except in the ordinary course of business or as provided in the Merger Agreement; or
•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
The Merger Agreement also provides that any amendment to the REIT III Merger Agreement requires the prior approval of REIT I, which approval shall not be unreasonably withheld, delayed or conditioned.
Form S-4; Proxy Statement and Prospectus; REIT I Stockholders Meeting
REIT I agreed to prepare and cause to be filed with the SEC the proxy statement included in this proxy statement/prospectus, and REIT II agreed to prepare and file a registration statement on Form S-4 with respect to the Merger, which includes this proxy statement/prospectus, in each case as promptly as reasonably practicable. REIT I and REIT II also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger.
REIT I agreed to use its reasonable best efforts to cause this proxy statement/prospectus to be mailed to its stockholders entitled to vote at the Special Meeting and to hold the Special Meeting as soon as practicable after the Form S-4 is declared effective. REIT I further agreed to include in the proxy statement/prospectus the REIT I

Special Committee’s and the REIT I Board’s recommendation to REIT I Stockholders that they approve the Merger and the Charter Amendment and to use its reasonable best efforts to obtain the REIT I Stockholder approval.
Access to Information; Confidentiality
The Merger Agreement requires REIT I, on the one hand, and REIT II, on the other, to provide, and to cause each of their respective subsidiaries to provide, with limited exceptions, to the other reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, personnel and records, and a copy of each report, schedule, registration statement and other document filed by it after the date of the Merger Agreement.
Each of REIT I and REIT II will hold, and will cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of their existing confidentiality agreement.
No Solicitation; Change in Recommendation
From the effective date of the Merger Agreement, REIT I shall (i) cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Competing Proposal (defined below), or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, and immediately terminate all physical and electronic data room access granted to any such person or its representatives and (ii) not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage, provide any nonpublic information to, or take any other action for the purpose of facilitating, any inquiry or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal.
If at any time after the date of the Merger Agreement and prior to obtaining the REIT I Stockholder approval, REIT I or any of its subsidiaries receives an unsolicited written Competing Proposal from any person that the REIT I Board determines in good faith, after consultation with REIT I’s outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal (defined below), which Competing Proposal was made in circumstances not otherwise involving a breach of the Merger Agreement, and the REIT I Board has determined in good faith, after consultation with REIT I’s outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with the duties of the directors of REIT I under applicable Maryland Law, REIT I may (i) contact such person to clarify the terms and conditions thereof, (ii) furnish, pursuant to a confidentiality agreement, information with respect to REIT I and its subsidiaries to the person who has made such Competing Proposal and (iii) participate in discussions with the person making such Competing Proposal.
REIT I shall promptly after receipt of any Competing Proposal or request for non-public information in connection therewith, (i) advise REIT II in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the person making such Competing Proposal or request for confidential information and (ii) keep REIT II promptly advised of all material developments or discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal.
Prior to the time of the REIT I Stockholder approval of the Merger and the Charter Amendment is obtained, the REIT I Board may make an Adverse Recommendation Change (defined below) and/or terminate the Merger Agreement to enter into a definitive acquisition agreement that constitutes a Superior Proposal only if (i) a written Competing Proposal that was not solicited in violation of the Merger Agreement is made to REIT I by a third party and such Competing Proposal is not withdrawn and (ii) prior to taking such action, the REIT I Board has determined in good faith (y) after consultation with REIT I’s outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of REIT I under applicable Maryland Law and (z) after consultation with REIT I’s outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) REIT I has given REIT II at least five business days’ prior written notice of its intention to take such action, (2) REIT II and REIT I have negotiated in good faith during such notice period to enable REIT II to propose in writing revisions to the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the REIT I Board shall have considered in good faith any proposed revisions to the Merger Agreement proposed in writing by REIT II and shall have determined that, after consultation with the REIT I’s outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, REIT I shall, in each case, have delivered to REIT II an additional notice and the notice period shall have recommenced.
Outside of the context of a Competing Proposal, the REIT I Board may also make an Adverse Recommendation Change in response to a change in circumstances or development occurring or arising after the date of the Merger Agreement that materially affects the business, assets or operations of REIT I and that was not known to or reasonably foreseeable by the REIT I Board prior to the execution of the Merger Agreement, except for changes that would fall within any of the exceptions to the definition of a “material adverse effect.”
Even if REIT I makes an Adverse Recommendation Change, unless REIT I pays the termination fee described below and terminates the Merger Agreement, REIT I must submit the Merger to its stockholders for approval and REIT I may not propose any Competing Proposal for consideration at the meeting.
For purposes of the Merger Agreement:
“Competing Proposal” generally means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving REIT I or any significant REIT I subsidiary, (2) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of REIT I or any of its subsidiaries representing 20% or more of the consolidated assets of REIT I, (3) issue, sale or other disposition by REIT I or any of its subsidiaries of securities representing 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (4) tender offer or exchange offer in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to REIT I in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of REIT I Common Stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions.
“Adverse Recommendation Change” generally means an action or inaction by the REIT I Board to (i) fail to recommend approval of the Merger and the Charter Amendment to its stockholders, (ii) change, qualify, withhold, withdraw or modify the REIT I Board’s recommendation with respect to the Merger or the Charter Amendment (or publicly propose to do so), (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the REIT I Board or (D) adopt, approve or recommend to the stockholders of REIT I a Competing Proposal (or publicly propose to do so).
“Superior Proposal” means a written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to 20% shall be replaced with 50%) which the REIT I Board (based on the recommendation of the REIT I Special Committee) determines (after consultation with its legal and financial advisors) to be more favorable from a financial point of view to the stockholders of REIT I than the Merger Agreement (as it may be proposed to be amended by REIT II).
Consents and Approvals
Each of REIT I and REIT II has agreed to use its reasonable best efforts to take all actions advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the Merger, including the taking of all actions necessary to satisfy each party’s conditions to closing, obtaining of all necessary consents and approvals from governmental entities or other persons in connection with the consummation of the Merger, defending any lawsuits or other legal proceedings challenging the consummation of the Merger and executing and delivering any additional instruments advisable to consummate the Merger; provided, that neither REIT I nor REIT II will have any obligation to effect the disposition of any assets or otherwise to take any actions that would limit its freedom with respect to its business or assets.

Each of REIT I and REIT II has agreed to give any notices to any person, and each of REIT I and REIT II will use its reasonable best efforts to obtain any consents from any person that are necessary or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement. However, no party shall be obligated to pay any third party whose approval or consent is being solicited any consideration, make any accommodation or commitment or incur any liability or other obligation to such third party other than commercially reasonable processing and consent fees in connection with obtaining the consent or approval of any lender with respect to certain indebtedness specified in the disclosure letters of the respective parties.
Notification of Certain Actions; Litigation
The parties have agreed to give prompt notice to each other:
•
in the event of any notice or other communication received by such party from (i) any governmental authority in connection with the Merger or (ii) any person alleging that the consent of such person may be required in connection with the Merger;

•
if (i) any representation or warranty made by such party in the Merger Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the closing conditions set forth in the Merger Agreement would be incapable of being satisfied by the Outside Date or (ii) such party fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to the Merger Agreement; and

•
of any action commenced, or to the knowledge of such party, threatened against, relating to or involving such party or any of its subsidiaries, which relates to the Merger Agreement, the Merger or the other transactions contemplated thereby.

The parties have each agreed to give the other party the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against such party and/or its directors relating to the Merger Agreement and the transactions contemplated thereby.
Publicity
REIT I and REIT II have agreed, subject to certain exceptions, that they will receive consent (which consent shall not be unreasonably withheld, delayed or conditioned) from the other party before issuing any press release or other public announcement with respect to the Merger or the Merger Agreement.
Directors’ and Officers’ Insurance and Indemnification
To the maximum extent permitted by law and REIT II’s governing documents, REIT II has agreed to indemnify, defend and hold harmless the officers and directors of REIT I with respect to any claims in connection with any legal proceeding arising out of an alleged act or omission as an officer or director of REIT I and to related legal costs and other expenses in advance of final disposition of such proceeding for a period of six (6) years from the effective time of the Merger. During such six-year period REIT II has also agreed to honor all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions by such directors or officers that were provided in REIT I’s governing documents or provided in such officers’ and directors’ indemnification agreements with REIT I. REIT I and REIT II have also agreed to ensure that the current D&O insurance policies shared by REIT I and REIT II will continue in full force through the date of the Merger and to take no action to terminate coverage under the six-year D&O insurance tail policies purchased at the time of the Self-Management Transaction.
REIT II Share Redemption Program
REIT II has agreed to take such steps as is required to cause its share redemption program to treat each share of REIT II Common Stock issued in the Merger as having been outstanding since the issue date of the share of REIT I Common Stock that was converted into the right to receive such share of REIT II Common Stock in the Merger. This obligation is meant to protect the interests of holders of REIT I Common Stock with respect to holding-period requirements or redemption-price determinations under the REIT II share redemption program.

Conditions to Completion of the Merger
Mutual Closing Conditions
The obligation of each of the REIT I Parties and the REIT II Parties to complete the Merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following conditions:
•	approval of the Merger and the Charter Amendment by the REIT I Stockholders, and the Charter Amendment shall have become effective pursuant to the MGCL;
•
the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•
the registration statement on Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the registration statement on Form S-4 shall have been issued, and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Additional Closing Conditions for the Benefit of the REIT I Parties
The obligation of the REIT I Parties to complete the Merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:
•
the accuracy in all material respects as of the date of the Merger Agreement and the effective time of the Merger of certain representations and warranties made in the Merger Agreement by the REIT II Parties regarding (i) the organization and qualification of the REIT II Parties, (ii) authority to enter into and approval of the Merger and the Merger Agreement, (iii) conflicts or consents in connection with the Merger and (iv) certain aspects of REIT II’s capital structure;

•
the accuracy in all but de minimis respects as of the date of the Merger Agreement and the effective time of the Merger of certain representations and warranties made in the Merger Agreement by the REIT II Parties regarding aspects of its capital structure;

•
the accuracy as of the date of the Merger Agreement and the effective time of the Merger of all other representations and warranties of the REIT II Parties contained in the Merger Agreement, except (a) representations and warranties made as of a specific date shall be true and correct only on such date, and (b) where the failure of such representations or warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on REIT II and its subsidiaries taken as a whole;

•
the REIT II Parties must have performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the effective time of the Merger;

•	on the closing date, no circumstance shall exist that constitutes a material adverse effect (as described above) as to the REIT II Parties;
•	Messrs. Ceitlin and Lieber must have been appointed to the board of directors of REIT II;
•
REIT I must have received a certificate, dated the date of the closing of the Merger, signed by the chief executive officer and chief financial officer of REIT II, certifying to the effect that the conditions described in the six preceding bullet points have been satisfied;

•
REIT I must have received the written opinion of DLA Piper dated as of the closing date, regarding REIT II’s qualification and taxation as a REIT under the Code commencing with REIT II’s taxable year that ended on December 31, 2014;

•	REIT I must have received the written opinion of Morris, Manning & Martin to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and
•	REIT II must have received certain third-party consents in form and substance reasonably acceptable to REIT I.

Additional Closing Conditions for the Benefit of the REIT II Parties
The obligation of the REIT II Parties to complete the Merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:
•
the accuracy in all material respects as of the date of the Merger Agreement and the effective time of the Merger of certain representations and warranties made in the Merger Agreement by the REIT I Parties regarding (i) the organization and qualification of the REIT I Parties, (ii) authority to enter into and approval of the Merger and the Merger Agreement, (iii) conflicts or consents in connection with the Merger and (iv) certain aspects of REIT I’s capital structure;

•
the accuracy in all but de minimis respects as of the date of the Merger Agreement and the effective time of the Merger of certain representations and warranties made in the Merger Agreement by the REIT I Parties regarding certain aspects of its capital structure;

•
the accuracy as of the date of the Merger Agreement and the effective time of the Merger of all other representations and warranties of the REIT I Parties contained in the Merger Agreement, except (a) representations and warranties made as of a specific date shall be true and correct only on such date, and (b) where the failure of such representations or warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on REIT I and its subsidiaries taken as a whole;

•
the REIT I Parties must have performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the effective time of the Merger;

•	on the closing date, no circumstance shall exist that constitutes a material adverse effect (as described above) as to the REIT I Parties;
•
the agreements relating to the Self-Management Transaction shall continue to be legal, valid, binding obligations of and enforceable against, the parties thereto, and shall continue to be in full force and effect and shall have not been subsequently rescinded, supplemented, modified or amended or withdrawn in any way; each party thereto shall have performed all obligations required to be performed as of the closing as required thereunder; none of the parties thereto shall be in breach or received notice of default thereunder; no party thereunder shall have received any written notice of the intention of any party to cancel or materially change the scope of rights thereunder; and REIT I must have received all consents, complied with all notice requirements and cured or obtained waivers of defaults from any third party required as a result of the consummation of the Self-Management Transaction;

•
REIT II must have received a certificate, dated the date of the closing of the Merger, signed by the chief executive officer and chief financial officer of REIT I, certifying to the effect that the conditions described in the six preceding bullet points have been satisfied;

•
REIT II must have received the written opinion of Morris, Manning & Martin, dated as of the closing date, regarding REIT I’s qualification and taxation as a REIT under the Code commencing with REIT I’s taxable year that ended on December 31, 2010;

•	REIT II must have received the written opinion of DLA Piper to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and
•	REIT I must have received certain third-party consents in form and substance reasonably acceptable to REIT II.
Termination of the Merger Agreement
Termination by Mutual Agreement
REIT I and REIT II may, by written consent, mutually agree to terminate the Merger Agreement before completing the Merger, even after the approval of REIT I Stockholders.

Termination by Either REIT I or REIT II
The Merger Agreement may also be terminated prior to the effective time of the Merger by either REIT I (with prior approval of the REIT I Special Committee) or REIT II (with prior approval of the REIT II Special Committee) if any of the following occur:
•
The Merger has not occurred on or before 11:59 p.m. New York time on June 8, 2021. However, the right to terminate due to the failure of the Merger to occur on or before such date will not be available to REIT I or REIT II if the failure of REIT I or REIT II to perform or comply in all material respects with any of their respective obligations under the Merger Agreement caused the failure of the Merger to be consummated by such date.

•
There is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement. The right to terminate due to the issuance of such an order will not be available to REIT I or REIT II if the issuance of such final, non-appealable order was primarily due to the failure of REIT I or REIT II to perform or comply in all material respects with any of their respective obligations under the Merger Agreement.

•
The approvals of the REIT I Stockholders of the Merger and REIT I Charter Amendment have not been obtained at the Special Meeting. The right to terminate due to the failure to receive the requisite approvals of the REIT I Stockholders will not be available to REIT I or REIT II if such failure was primarily due to the failure of REIT I or REIT II to perform or comply in all material respects with any of their respective obligations under the Merger Agreement.

Termination by REIT I
The Merger Agreement may also be terminated prior to the effective time of the Merger by REIT I (with the prior approval of the REIT I Special Committee) upon any of the following:
1)
REIT II has breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in a failure of REIT II to satisfy certain closing conditions and (B) cannot be cured or, if curable, is not cured by REIT II by the earlier of June 4, 2021 and 20 days following written notice of such breach or failure; provided, however, that REIT I shall not have the right to terminate the Merger Agreement pursuant to the foregoing if REIT I is then in breach of any of its representations or agreements set forth in the Merger Agreement such that REIT II already had a right to terminate the Merger Agreement as described below;

2)
If REIT I has accepted a Superior Proposal in accordance with the Merger Agreement at any time prior to obtaining the necessary approvals of the REIT I Stockholders so long as the termination fee payment described in “—Termination Fee and Expense Reimbursement” is made in full to REIT II prior to or concurrently with such termination; or

3)
If all of the closing conditions have been satisfied and REIT I has delivered written notice that it is prepared to close the Merger but REIT II fails to close within three business days of delivery of such notice.

Termination by REIT II
The Merger Agreement may also be terminated prior to the effective time of the Merger by REIT II (with the prior approval of the REIT II Special Committee) upon any of the following:
1)
REIT I has breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in a failure of REIT I to satisfy certain closing conditions and (B) cannot be cured or, if curable, is not cured by REIT I by the earlier of June 4, 2021 and 20 days following written notice of such breach or failure; provided, however, that REIT II shall not have the right to terminate the Merger Agreement pursuant to the foregoing if REIT II is then in breach of any of its representations or agreements set forth in the Merger Agreement such that REIT I already had a right to terminate the Merger Agreement as described above;

2)
At any time prior to obtaining the necessary approvals of the REIT I Stockholders, (A) the REIT I Board has made an Adverse Recommendation Change, (B) the REIT I Board or a committee thereof has approved, adopted or publicly endorsed or recommended any Competing Proposal, (C) a tender offer or exchange offer for any shares of REIT I Common Stock that constitutes an Competing Proposal is commenced and the REIT I Board fails to recommend against acceptance of such tender offer or exchange offer by the REIT I Stockholders and to publicly reaffirm the REIT I Board recommendation within ten business days of being requested to do so by REIT II, or (D) REIT I shall have materially violated any of its obligations described above in “—Covenants and Agreements—No Solicitation; Change in Recommendation”; or

3)
All of the closing conditions have been satisfied and REIT II has delivered written notice that it is prepared to close the Merger but REIT I fails to close within three business days of delivery of such notice.

Termination Fee and Expense Reimbursement
REIT I agreed to pay REIT II (i) a termination payment in the amount of $22,989,657 (the “REIT I Termination Payment”) and (ii) up to $2,000,000 as reimbursement for REIT II’s expenses (the “REIT II Expenses Reimbursement”), if the Merger Agreement is terminated by:
1)
REIT II due to REIT I’s failure to perform any obligation set forth in the Merger Agreement and prior to the failure to perform giving rise to such right of termination, a Competing Proposal (with, for all purposes of this provision, all percentages included in the definition of “Competing Proposal” increased to 50%) has been publicly disclosed or otherwise communicated to the REIT I Board and within 12 months after the date of such termination, a Competing Proposal is consummated or REIT I enters into a definitive agreement relating to a Competing Proposal that is later consummated;

2)
REIT I or REIT II because the effective time of the Merger has not occurred by 11:59 p.m. New York time on June 8, 2021 or the REIT I Stockholders do not approve the Merger, and prior to the Special Meeting, a Competing Proposal has been publicly disclosed or otherwise communicated to REIT I’s stockholders (and not withdrawn) or any person has publicly announced an intention (whether or not conditional) to make such a Competing Proposal and within 12 months after the date of such termination, a Competing Proposal is consummated or REIT I enters into a definitive agreement relating to a Competing Proposal that is later consummated;

3)	REIT I in order to accept a Superior Proposal; or
4)	REIT II pursuant to item (2) under “—Termination by REIT II” above.
In addition, REIT I and REIT II each agreed to pay the other an amount up to $2,000,000 as reimbursement for the other’s expenses if the Merger Agreement is terminated because the other party refused to close under the circumstances described in item (3) under “—Termination by REIT I” or “Termination by REIT II” above, respectively.
Miscellaneous Provisions
Payment of Expenses
Except as described above, all expenses incurred in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, provided that REIT I and REIT II will share equally the Form S-4 filing fees as may be required to consummate the transactions contemplated by the Merger Agreement.
Specific Performance
The parties to the Merger Agreement agree that irreparable harm would occur to the non-breaching party if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of a breach. Accordingly, the parties agreed that, at any time prior to the termination of the Merger Agreement, the parties shall be entitled to an injunction or injunctions to prevent one or more breaches of the

Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, and each party waived any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such party is entitled at law or in equity.
Amendment
The parties to the Merger Agreement may amend the Merger Agreement by written agreement executed and delivered by their duly authorized officers, provided that, after approval of the Merger by the REIT I Stockholders, no amendment may be made which changes the form or amount of the consideration to be delivered to the holders of REIT I Common Stock or which by applicable law requires further approval by the REIT I Stockholders, without the approval of such stockholders.
Waiver
Prior to the effective time of the Merger, the parties may extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or the other party’s compliance with any agreement or condition contained in the Merger Agreement to the extent permitted by law.
Governing Law; Waiver of Jury Trial
Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Partnership Merger, the Merger Agreement is governed by and construed in accordance with the laws of the State of Maryland without giving effect to its conflicts of laws principles. Each party to the Merger Agreement agreed to waive, to the fullest extent permitted by applicable law, any right to a trial by jury in respect of any suit, action or other proceeding arising out of the Merger Agreement or the transactions contemplated thereby.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of certain terms of REIT II’s capital stock, the REIT II Charter, REIT II’s bylaws, and certain provisions of the MGCL governing corporations formed under Maryland law. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the REIT II Charter and bylaws and the applicable provisions of the MGCL. The following summary should be read in conjunction with the REIT II Charter and bylaws and the applicable provisions of the MGCL for complete information on REIT II’s capital stock. To obtain copies of the REIT II Charter and bylaws, see “Where You Can Find More Information” on page 186.
When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to REIT II and references to (i) “our common stock” refers to REIT II Common Stock; (ii) “charter” refers to the REIT II Charter; (iii) “board of directors” or “board” refer to the REIT II Board; (iv) “advisory agreement” refers to the REIT II Advisory Agreement; (v) “advisor” refers to REIT II Advisor; and (vi) “our convertible stock” refers to REIT II Convertible Stock.
Under the REIT II Charter, we have authority to issue a total of 1,010,050,000 shares of capital stock. Of the total number of shares of capital stock authorized, 1,000,000,000 shares are classified as common stock with a par value of $0.01 per share, 50,000 shares are classified as convertible stock with a par value of $0.01 per share and 10,000,000 shares are classified as preferred stock with a par value of $0.01 per share. Our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, may amend the REIT II Charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue. As of September 30, 2020, 60,206,977 shares of our common stock were issued and outstanding, 50,000 shares of our convertible stock were issued and outstanding and no shares of preferred stock were issued and outstanding.
Common Stock
All shares of our common stock have equal rights as to earnings, assets, distributions and voting. In connection with the issuance of REIT II Common Stock as merger consideration, we will receive an opinion from DLA Piper that when the shares of our common stock are issued in the manner contemplated, they will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our common stock, if and when authorized by our board of directors and declared by us out of funds legally available therefore, subject to any preferential rights of any preferred stock that we issue in the future. Holders of shares of our common stock do not have preemptive rights, which means holders of our shares will not have an automatic option to purchase any new shares that we issue, nor do holders of our shares have any preference, conversion, exchange, sinking fund, redemption or appraisal rights. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all our known debts and other liabilities and subject to any preferential rights of holders of preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our common stock and except as may be specified otherwise in the terms of any class or series of our common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of our directors. Except as provided with respect to any other class or series of stock, the holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of our outstanding common shares can elect all of our directors and holders of less than a majority of such shares will be unable to elect any director.
Our board of directors has authorized the issuance of shares of our capital stock without certificates. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to stockholders upon request and without charge. These requests should be delivered or mailed to: Resource Real Estate Opportunity REIT II, Inc., c/o Resource Real Estate Opportunity Advisor II, LLC, 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103.
We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

Preferred Stock
Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. A majority of our conflicts committee who do not have an interest in the transaction must approve any issuance of preferred stock. In addition, our charter empowers our conflicts committee to retain its own legal and financial advisors at our expense. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our board of directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval.
Convertible Stock
Our authorized capital stock includes 50,000 shares of convertible stock, par value $0.01 per share, all of which were issued to REIT II Advisor in exchange for 5,000 shares of our common stock. REIT II Advisor previously granted 19,968 shares of its convertible stock to employees of Resource America and its subsidiaries and affiliates. The shares vest ratably over three years; 18,096 of the shares have vested as of December 31, 2019 and 1,872 shares have been forfeited. No additional consideration is due upon the conversion of the convertible stock. There will be no distributions paid on shares of convertible stock. The conversion of the convertible stock into common shares, in satisfaction of our obligation to pay our advisor an incentive fee, will dilute the value of our shares of common stock.
With certain limited exceptions, shares of convertible stock shall not be entitled to vote on any matter, or to receive notice of, or to participate in, any meeting of stockholders of the company at which they are not entitled to vote. However, the affirmative vote of the holders of more than two-thirds of the outstanding shares of convertible stock is required (A) for the adoption of any amendment, alteration or repeal of a provision of the charter or (B) to effect or validate a consolidation with or merger of our company into another entity, that adversely changes the preferences, limitations or relative rights of the shares of convertible stock.
Upon the occurrence of (A) our making total distributions on the then outstanding shares of our common stock equal to the issue price of those shares (that is, the price paid for those shares) plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares; or (B) the listing of the shares of common stock for trading on a national securities exchange, each outstanding share of our convertible stock will convert into the number of shares of our common stock described below. Before we will be able to pay distributions to our stockholders equal to the aggregate issue price of our then outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares, we will need to sell a portion of our assets. Thus, the sale of one or more assets will be a practical prerequisite for conversion under clause (A) above.
Upon the occurrence of either such event, each share of convertible stock shall, unless our advisory agreement with our advisor has been terminated or not renewed on account of a material breach by our advisor, generally be converted into a number of shares of common stock equal to 1/50,000 of the quotient of:
•	(A) 15% of the amount, if any, by which
•
(1) the value of the company as of the date of the event triggering the conversion plus the total distributions paid to our stockholders through such date on the then outstanding shares of our common stock exceeds

•
(2) the sum of the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by

•
(B) the value of the company divided by the number of outstanding shares of common stock, in each case, as of the date of the event triggering the conversion. In the case of conversion upon the listing of our shares, the conversion of the convertible stock will not occur until the 31st trading day after the date of such listing.

However, if our advisory agreement with our advisor expires without renewal or is terminated (other than because of a material breach by our advisor) prior to each such triggering event described in the foregoing paragraph (an “advisory agreement termination”), then upon either such triggering event the holder of the convertible stock will be entitled to a prorated portion of the number of shares of common stock determined by the foregoing calculation, where such proration is based on the percentage of time we were advised by our advisor.
As used above and in our charter, “value of the company” as of a specific date means our actual value as a going concern on the applicable date based on the difference between (A) the actual value of all of our assets as determined in good faith by our board, including a majority of the conflicts committee and (B) all of our liabilities as set forth on our balance sheet for the period ended immediately prior to the determination date, provided that (1) if such value is being determined in connection with a change of control that establishes our net worth, then the value shall be the net worth established thereby and (2) if such value is being determined in connection with the listing of our common stock for trading on a national securities exchange, then the value shall be the number of outstanding shares of common stock multiplied by the closing price of a single share of common stock, averaged over a period of 30 trading days after the date of listing. If the holder of shares of convertible stock disagrees with the value determined by the board, then each of the holder of the convertible stock and us shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser whose determination of the value of the company shall be final and binding on the parties. The cost of such appraisal shall be shared evenly between us and our advisor.
Our charter provides that if we:
•
reclassify or otherwise recapitalize our outstanding common stock (except to change the par value, or to change from no par value to par value, or to subdivide or otherwise split or combine shares); or

•
consolidate or merge with another entity in a transaction in which we are either (1) not the surviving entity or (2) the surviving entity but that results in a reclassification or recapitalization of our common stock (except to change the par value, or to change from no par value to par value, or to subdivide or otherwise split or combine shares), then we or the successor or purchasing business entity must provide that the holder of each share of our convertible stock outstanding at the time one of the above events occurs will continue to have the right to convert the convertible stock upon an event triggering conversion. After one of the above transactions occurs, the convertible stock will be convertible into the kind and amount of stock and other securities and property received by the holders of common stock in the transaction that occurred, such that upon conversion, the holders of convertible stock will realize as nearly as possible the same economic rights and effects as described above in the description of the conversion of our convertible stock. This right will apply to successive reclassifications, recapitalizations, consolidations, and mergers until the convertible stock is converted.
Our board of directors will oversee the conversion of the convertible stock to ensure that any shares of common stock issuable in connection with the conversion is calculated in accordance with the terms of our charter and to evaluate the impact of the conversion on our REIT status. If, in the good faith judgment of our board, full conversion of the convertible stock would jeopardize our status as a REIT, then only such number of shares of convertible stock (or fraction of a share thereof) shall be converted into a number of shares of common stock such that our REIT status would not be jeopardized. The conversion of the remaining shares of convertible stock will be deferred until the earliest date after our board of directors determines that such conversion will not jeopardize our qualification as a REIT. Any such deferral will not otherwise alter the terms of the convertible stock.
Distributions
We elected to be taxed as a REIT and to operate as a REIT beginning with our taxable year ended December 31, 2014. To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our common stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Our board of directors considers many factors before authorizing a cash distribution, including current and projected cash flow from operations, capital expenditure needs, general financial conditions and REIT qualification requirements. To the extent permitted by Maryland law, we may borrow funds, issue new securities or sell assets to make and cover our declared distributions, all or a portion of which could be deemed a return of capital. We may also fund such distributions from advances from our advisor or from our advisor's deferral of its asset management fee, although we have no present intention to do so. Our organizational documents do not limit the amount of distributions we can fund from sources other than from cash flows from operations.
We have funded our cumulative distributions, which includes net cash distributions and distributions reinvested by stockholders, with cash flow from operating activities and proceeds from debt financing. To the extent that we pay distributions from sources other than our cash flow from operating activities or gains from asset sales, we will have fewer funds available for investment in commercial real estate and real estate-related debt and the overall return to our stockholders may be reduced.
We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders. Our Board of Directors intends to evaluate the current distribution rate and may decrease or suspend the amount of ongoing distributions. We will make distributions with respect to our shares of common stock in the sole discretion of our Board of Directors. No distributions will be made with respect to shares of our convertible stock. We announced on March 30, 2020 that we were suspending distributions as of April 1, 2020 in order to preserve cash and offset any impact to our liquidity that may occur as a result of the COVID-19 pandemic on our operations.
Restriction on Ownership of Shares
Ownership Limit
To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure you that this prohibition will be effective.
To help ensure that we meet these tests, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. Our board of directors may waive this ownership limit with respect to a particular person if the board receives evidence that ownership in excess of the limit will not jeopardize our REIT status. For purposes of this provision, we treat corporations, partnerships and other entities as single persons.
This limitation does not apply to the holder(s) of our convertible stock or the common stock issued upon conversion of our convertible stock. However, our board of directors may defer the timing of the conversion of all or a portion of our convertible stock if it determines that full conversion could jeopardize our qualification as a REIT under then applicable federal income tax laws and regulation. Any such deferral will not otherwise alter the terms of the convertible stock, and such stock will convert at the earliest date after our board of directors determines that such conversion will not jeopardize our qualification as a REIT.
Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit or would result in our shares being owned by fewer than 100 persons will be null and void and will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The prohibited transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the share trust.
Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or distributions and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and distributions on the shares held in trust and will hold such dividends or distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust.

Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of (i) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the prohibited transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the prohibited trustee upon demand.
In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee.
Any person who acquires or attempts to acquire shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must give us immediate written notice of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit does not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.
Within 30 days after the end of each taxable year, every owner of 5% or more of our outstanding capital stock will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner shall also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.
These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.
Suitability Standards and Minimum Purchase Requirements
Our charter provides that, until our common stock is listed on a national securities exchange, to purchase our common stock, the purchaser must represent to us:
(i)
that such purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) has a minimum annual gross income of $70,000 and a net worth (excluding home, home furnishings and automobiles) of not less than $70,000; or

(ii)
that such purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) has a net worth (excluding home, home furnishings and automobiles) of not less than $250,000.

Each purchase of shares of common stock shall comply with the requirements regarding minimum initial and subsequent cash investment amounts set forth in our then effective registration statement as such registration statement has been amended or supplemented as of the date of such purchase or any higher or lower applicable state requirements with respect to minimum initial and subsequent cash investment amounts in effect as of the date of the issuance or transfer. Subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards, and unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These suitability and minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares.
Exchange Agent and Registrar
The exchange agent and registrar for our common stock is DST Systems, Inc.
Meetings and Special Voting Requirements
An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer, our president or upon the written request of stockholders holding at least 10% of the shares entitled to be cast on any issue proposed to be considered at the special meeting. Upon receipt of a written request of common stockholders holding at least 10% of the shares entitled to be cast stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 days or more than 60 days after the distribution of the notice of the meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at any stockholder meeting constitutes a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.
Our charter provides that the concurrence of the board is not required in order for the common stockholders to amend the charter, dissolve the corporation or remove directors. However, we have been advised that Section 2-604 and Section 3-403 of the Maryland General Corporation Law do require board approval in order to amend our charter or dissolve, respectively. Without the approval of a majority of the shares of common stock entitled to vote on the matter, the board of directors may not:
•	amend the charter to adversely affect the rights, preferences and privileges of the common stockholders;
•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;
•	cause our liquidation or dissolution after our initial investment in property;
•	sell all or substantially all of our assets other than in the ordinary course of business; or
•	cause our merger or reorganization.
Advance Notice for Stockholder Nominations for Directors and Proposals of New Business
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:
•	pursuant to our notice of the meeting;
•	by the board of directors; or
•
by a stockholder who gives notice of the nomination or proposal not less than 90 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual stockholders’ meeting.

Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business. The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders.
Inspection of Books and Records
As a part of our books and records, we maintain at our principal office an alphabetical list of the names of our common stockholders, along with their addresses and telephone numbers and the number of shares held by each of them. We update this stockholder list at least quarterly. Except as noted below, the list is available for inspection at our principal office by a common stockholder or his or her designated agent upon request of the stockholder and we will mail this list to any common stockholder within 10 days of receipt of his or her request. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. The purposes for which stockholders may request this list include matters relating to their voting rights. Each common stockholder who receives a copy of the stockholder list shall keep such list confidential and share such list only with its employees, representatives or agents who agree in writing to maintain the confidentiality of the stockholder list.
If our advisor or our board of directors neglects or refuses to exhibit, produce or mail a copy of the stockholder list as requested, our advisor or board, as the case may be, shall be liable to the common stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and any actual damages suffered by any common stockholder for the neglect or refusal to produce the list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in our company. The remedies provided by our charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state. As the operations of both RRE Opportunity Holdings II, LLC and our Operating Partnership will be conducted by us, an inspection of the our books and records would include an inspection of the books and records of RRE Opportunity Holdings II, LLC and our Operating Partnership.
Control Share Acquisitions
The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of (except solely by virtue of revocable proxy) would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:
•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, but does not include the acquisition of shares (i) under the laws of descent and distribution, (ii) under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this subtitle, or (iii) under a merger, consolidation, or share exchange effected under the control share acquisition statute if the corporation is a party to the merger, consolidation, or share exchange.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition.
The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of share of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Business Combinations
Under the Maryland General Corporation Law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:
•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or
•
an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation; and
•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of these provisions by resolution of our board of directors. However, our board of directors may, by resolution, opt in to the business combination statute in the future.
Subtitle 8
Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•	a classified board,
•	a two-thirds vote requirement for removing a director,
•	a requirement that the number of directors be fixed only by vote of the directors,
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and
•	a majority requirement for the calling of a special meeting of stockholders.
Although our board has no current intention to opt in to any of the above provisions permitted under Maryland law, our charter does not prohibit our board from doing so. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities. Note that through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directors. Our bylaws may be amended by our stockholders or the board of directors.
Tender Offer by Stockholders
Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.
In order for one of our stockholders to conduct a tender offer to another stockholder, our charter requires that the stockholder comply with Regulation 14D of the Exchange Act, and provide us with notice of such tender offer at least ten business days before initiating the tender offer. Pursuant to our charter, Regulation 14D would require any stockholder initiating a tender offer to provide:
•	specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;
•	the ability to allow stockholders to withdraw tendered shares while the offer remains open;
•	the right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and
•	that all stockholders of the subject class of shares be treated equally.
In addition to the foregoing, there are certain ramifications to stockholders should they attempt to conduct a noncompliant tender offer. If any stockholder initiates a tender offer without complying with the provisions set forth above, in our sole discretion, we shall have the right to redeem such noncompliant stockholder’s shares and any shares acquired in such tender offer. The noncomplying stockholder shall also be responsible for all of our expenses in connection with that stockholder’s noncompliance.
Distribution Reinvestment Plan
We have adopted a distribution reinvestment plan pursuant to which stockholders may elect to have their dividends and other distributions reinvested in additional shares of our common stock. In its sole discretion, our board of directors could choose to terminate the plan or to amend its provisions without stockholder approval.

Share Redemption Program
Our board of directors has adopted a share redemption program that may enable stockholders to sell their shares to us after they have held them for at least one year, subject to the significant conditions and limitations of the program. In its sole discretion, our board of directors could choose to amend, suspend or terminate the program upon 30 days’ notice without stockholder approval. Except for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility, the price at which shares are redeemed under our share redemption program is equal to 95% of the current estimated value per share.
We will not redeem in excess of 5% of the weighted-average number of shares outstanding during the 12-month period immediately prior to the effective date of redemption. Generally, the cash available for redemption will be limited to proceeds from our distribution reinvestment plan plus, if we had positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous fiscal year. These limitations apply to all redemptions, including redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility.
Effective March 20, 2020, the share redemption program was suspended except for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility (collectively, “special redemptions”). On September 8, 2020, in connection with our entry into the Merger Agreement, our board of directors approved the full suspension of the share redemption program until the later of (a) the filing of a Registration Statement on Form S-4 related to the Merger (the “REIT I S-4”) and (b) the filing of a Registration Statement on Form S-4 related to the REIT III Merger (the “REIT III S-4”), or such later time as the board of directors may determine. The suspension was effective immediately. While the SRP is suspended, currently pending and new redemption requests submitted in connection with a special redemption will be retained and considered upon the determination by the board of directors to resume the SRP with respect to special redemptions, all other redemption requests will not be retained, but will be cancelled with the ability to resubmit when the SRP is open to redemptions other than special redemptions. Following the later of the filing of the REIT I S-4 and the REIT III S-4, the Registrant intends to resume processing special redemptions.
Restrictions on Roll-Up Transactions
A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that is created or would survive after the successful completion of a Roll-up Transaction, which we refer to as a Roll-up Entity. This term does not include:
•	a transaction involving our securities that have been for at least 12 months listed on a national securities exchange; or
•
a transaction involving only our conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in the voting rights of our common stockholders, the term of our existence, the compensation to our advisor or our investment objectives.

In connection with any proposed Roll-up Transaction, an appraisal of all our assets will be obtained from a competent independent appraiser. Our assets will be appraised on a consistent basis and the appraisal will be based on an evaluation of all relevant information and will indicate the value of our assets as of a date immediately preceding the announcement of the proposed Roll-up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal will be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to our stockholders in connection with any proposed Roll-up Transaction.
In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:
(1)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2)	one of the following:
(A)	remaining as common stockholders of us and preserving their interests in us on the same terms and conditions as existed previously; or
(B)	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed Roll-up Transaction:
•
that would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws with respect to the election and removal of directors and the other voting rights of our common stockholders, annual and special meetings of common stockholders, the amendment of our charter and our dissolution;

•
that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares of common stock that such investor has held in us;

•	in which investors’ rights of access to the records of the Roll-up Entity would be less than those provided in our charter and described above under “—Inspection of Books and Records”; or
•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction would not be approved by our common stockholders.
Reports to Stockholders
The REIT II Charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:
•	financial statements that are prepared in accordance with GAAP and are audited by our independent registered public accounting firm;
•	the ratio of the costs of raising capital during the year to the capital raised, if applicable;
•
the aggregate amount of investment management fees and the aggregate amount of other fees paid to REIT II Advisor and any affiliate of REIT II Advisor by us or third parties doing business with us during the year;

•	our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;
•	a report from the independent directors that our policies are in the best interests of our stockholders and the basis for such determination; and
•
separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and REIT II Advisor, a director or any affiliate thereof during the year. Our independent directors are specifically charged with a duty to examine and comment in the report on the fairness of any such transactions.

We are also subject to the informational reporting requirements of the Exchange Act, and accordingly, we file annual reports, quarterly reports, proxy statements and other information with the SEC. In addition, we will provide you directly with periodic updates, including annual and quarterly reports.

AMENDED AND RESTATED OPERATING PARTNERSHIP AGREEMENT
In connection with the Partnership Merger, the board of directors of REIT II approved an Amended and Restated Limited Partnership Agreement of REIT II OP (the “REIT II OP Operating Partnership Agreement”), which shall become effective at the effective at the time of the Partnership Merger. The REIT II OP Operating Partnership Agreement amends and supersedes the Limited Partnership Agreement of REIT II OP dated January 16, 2014. Pursuant to the REIT II OP Operating Partnership Agreement, REIT II is the general partner of REIT II OP, RRE Opportunity Holdings II, LLC is the initial limited partner of REIT II OP, and, upon consummation of the Partnership Merger, C-III and the Sponsor will be limited partners of REIT II OP.
Operations
The REIT II OP Operating Partnership Agreement requires that REIT II OP be operated in a manner that will enable it to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that REIT II OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”), which classification could result in REIT II OP being taxed as a corporation, rather than as a partnership.
Capital Contributions and Issuances of Additional Partnership Units
The general partner is authorized to cause REIT II OP to issue such additional units of partnership interest with such designations, preferences and relative participating, optional or other special rights, powers and duties as shall be determined by the general partner in its sole discretion, subject to Delaware law and any consent rights expressly provided to holders of preferred units of limited partnership interest (“REIT II OP Preferred Units”). Each issuance of equity securities by REIT II shall be accompanied by a contribution of the proceeds to REIT II from such issuance of equity securities to REIT II OP in exchange for units of partnership interests having designations, preferences and other rights such that the economic interests are substantially similar to those of the REIT II equity securities. In addition, the general partner is authorized to cause REIT II OP to issue units of partnership interests for less than fair market value if the general partner concludes in good faith that such issuance is in the best interests of REIT II and REIT II OP.
Distributions and Allocations of Profits and Losses
The REIT II OP Operating Partnership Agreement provides that, subject to priority allocations with respect to REIT II OP Preferred Units, REIT II OP generally will distribute cash available for distribution to its partners in accordance with their relative percentage interests on at least a quarterly basis in amounts as the general partner shall determine. The effect of these distributions will be that a holder of one REIT II OP Common Unit will receive the same amount of cash distributions as the amount of cash distributions made to the holder of one share of REIT II common stock.
Similarly, the REIT II OP Operating Partnership Agreement provides that profits and taxable income are allocated to the partners of REIT II OP in accordance with their relative percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations, the effect of these allocations will be that a holder of one operating partnership unit will be allocated, to the extent possible, taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in REIT II OP.
If REIT II OP liquidates, REIT II OP’s debts and other obligations must be satisfied before the partners may receive any distributions. Any distributions to partners then will be made to holders of REIT II OP Preferred Units in order to satisfy any liquidation preference held by them, and then to the holders of REIT II OP Common Units partners in accordance with their respective percentage interests in REIT II OP.
Rights, Obligations and Powers of the General Partner
As REIT II OP’s general partner, REIT II generally has complete and exclusive discretion to manage and control REIT II OP’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:
•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;
•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;
•	borrow or lend money, or guarantee indebtedness;
•	make or revoke any tax election;
•	maintain insurance coverage in amounts and types as the general partner determines is necessary;
•	retain employees or other service providers;
•	form or acquire interests in joint ventures; and
•	merge, consolidate or combine REIT II OP with another entity.
In addition to the administrative and operating costs and expenses incurred by REIT II OP in acquiring and operating real properties, REIT II OP will pay or reimburse REIT II for administrative and operating costs and expenses, and such expenses will be treated as expenses of REIT II OP. Such expenses will include:
•	all expenses relating to the formation and continuity of REIT II OP’s existence;
•	all expenses relating to any offering or repurchase of securities of REIT II;
•	all expenses associated with the preparation and filing of any periodic reports by REIT II under federal, state or local laws or regulations;
•	all expenses associated with compliance by REIT II with applicable laws, rules and regulations;
•	all costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation of the employees of REIT II;
•	all costs and expenses relating to any issuance or redemption of partnership interests; and
•	all of our other operating or administrative costs incurred in the ordinary course of our business on behalf of REIT II OP.
Exchange Rights
The holders of REIT II OP Common Units, including C-III and the Sponsor, will have the right to cause their operating partnership units to be redeemed by REIT II OP or purchased by REIT II for cash. In either event, the cash amount to be paid will be equal to the cash value of the number of REIT II shares that would be issuable if the REIT II OP Common Units were exchanged for shares of REIT II common stock based on the conversion ratio set forth in REIT II OP Operating Partnership Agreement. Alternatively, at REIT II’s sole discretion, REIT II may elect to purchase the Common Units by issuing shares of REIT II common stock for the Common Units exchanged based on the conversion ratio set forth in the REIT II OP Operating Partnership Agreement. The conversion ratio is initially one to one, but may be adjusted based on certain events including: (i) if REIT II declares or pays a distribution on its outstanding shares in shares of REIT II common stock, (ii) if REIT II subdivides its outstanding shares of common stock or (iii) if REIT II combines its outstanding shares of common stock into a smaller number of shares of common stock. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (1) result in any person owning shares of REIT II common stock in excess of REIT II’s aggregate stock ownership limit, (2) result in REIT II’s shares of common stock being owned by fewer than 100 persons, (3) cause REIT II OP to be “closely held” within the meaning of Section 856(h) of the Code, (4) cause REIT II to own, directly or constructively, 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code, (5) cause REIT II to violate the Securities Act, (6) require REIT II to register shares of its common stock pursuant to the Securities Act, (7) cause REIT II to believe that REIT II OP will be treated as a “publicly traded partnership” under Section 7704 of the Code or (8) cause if REIT II to no longer qualify as a REIT.
In general, holders of REIT II OP Common Units may exercise their exchange rights at any time after one year following the date of issuance of their REIT II OP Common Units; however, the Sponsor and C-III may not exercise their exchange rights with respect to the REIT II OP Common Units they hold until such REIT II OP Common Units have been outstanding for at least two years. A holder of REIT II OP Common Units may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 REIT II OP Common Units, unless such limited partner holds less than 1,000 units, in which case, such limited partner must exercise its exchange right for all of its REIT II OP Common Units.

Amendment of the REIT II OP Operating Partnership Agreement
The consent of REIT II, as the general partner of REIT II OP, is required for any amendment to the REIT II OP Operating Partnership Agreement. Subject to any consent rights expressly provided to holders of REIT II OP Preferred Units, REIT II, as the general partner of REIT II OP, without the consent of any limited partner, may amend the REIT II OP Operating Partnership Agreement in any respect or merge or consolidate REIT II OP with or into any other partnership or business entity as set forth in the REIT II OP Operating Partnership Agreement, provided, however, that the following amendments shall require the consent of a majority in interest of the REIT II OP Common Units (a majority of which are owned indirectly by REIT II):
•	any amendment affecting the operation of the exchange right in a manner adverse to the limited partners;
•
any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them pursuant to the REIT II OP Operating Partnership Agreement (other than the issuance of additional limited partnership interests);

•	any amendment that would alter the allocations of profit and loss to the limited partners (other than the issuance of additional limited partnership interests); and
•	any amendment that would impose on the limited partners any obligation to make additional capital contributions to REIT II OP.
Term and Dissolution
REIT II OP will have perpetual duration, unless it is dissolved earlier upon the first to occur of the following:
•	the general partner declares bankruptcy or withdraws from the partnership, provided, however, that the remaining partners may decide to continue the business of REIT II OP;
•	90 days after the sale or other disposition of all or substantially all of the assets of REIT II OP;
•	the exchange of all limited partnership interests (other than such interests held by the general partner or affiliates of the general partner); or
•	the election by the general partner that REIT II OP should be dissolved.
Transferability of Interests
In general, REIT II may not transfer all or any portion of its general partnership interest in REIT II OP (except to a wholly owned subsidiary). In addition REIT II, as general partner of REIT II OP, may not engage in any merger, consolidation or other combination, or sell all or substantially all of its assets unless (i) the holders of a majority of the Common Units approve such transaction, (ii) as a result of the transaction, the limited partners will receive for each Common Unit an amount of cash, securities or other property equal in value to the amount a holder of one share of REIT II common stock paid in the transaction, (iii) REIT II is the surviving entity in the transaction and either the holders of shares of REIT II common stock receive no consideration in the transaction or the limited partners receive for each Common Unit an amount of cash, securities or other property equal in value to the amount a holder of one share of REIT II common stock is paid in the transaction, or (iv) the surviving entity agrees to assume all obligations of the general partner set forth in the REIT II OP Operating Partnership Agreement. Limited partners have no right to remove REIT II as general partner.
Series A Cumulative Participating Redeemable Preferred Units
The REIT II OP Operating Partnership Agreement sets forth the rights, powers, privileges, restrictions, qualifications and limitations of the REIT II OP Series A Preferred Units.
With respect to distribution rights and rights upon liquidation, distribution or winding up of REIT II OP, the REIT II OP Series A Preferred Units rank senior to all classes and series of REIT II OP Common Units and any other class or series of REIT II OP Preferred Units. Each REIT II OP Series A Preferred Unit is entitled to a 7.00% per annum preferred priority return on the stated value of each REIT II OP Series A Preferred Unit commencing on the date of issuance and ending on the fifth anniversary of the date of issuance, and thereafter a

10.00% per annum preferred priority return on the stated value of each REIT II OP Series A Preferred Unit (the “Priority Return”), as well as, with respect to such distribution period, the amount of distributions a holder of such REIT II OP Series A Preferred Unit would be entitled to receive if such REIT II OP Series A Preferred Units were treated as part of a single class of units with the Common Units with the right to participate in distributions pari passu with the Common Units (the “Preferred Return”). In addition, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of REIT II OP, the holders of REIT II OP Series A Preferred Units are entitled to be paid out of the assets of REIT II OP legally available for distribution, after payment or provision for REIT II OP’s debts and other liabilities, a liquidation preference equal to the state value per unit plus any accrued but unpaid Priority Return and any accrued but unpaid Preferred Return. Such liquidation preference shall be paid before REIT II OP may pay any liquidating distributions to any holders of REIT II OP Common Units.
Except as described below, the REIT II OP Series A Preferred Units are not redeemable by REIT II OP prior to the first anniversary of the date of issuance. Following such date, the holders of REIT II OP Series A Preferred Units may elect to have up to 25% of the number of Series A Preferred Units originally issued to such holder redeemed by REIT II OP each year for the following four years. Such redemption right shall be suspended at such time as REIT II applies to list its shares of common stock on a national securities exchange and shall terminate at such time as the national securities exchange approves the REIT II common stock for listing. Upon the occurrence of a listing of the REIT II common stock on a national securities exchange, a change of control of REIT II, or the second anniversary of the date of issuance, REIT II OP may at its option redeem for cash all or a portion of the then-outstanding REIT II OP Series A Preferred Units. The redemption price to be paid in respect of a redemption of one REIT II OP Series A Preferred Unit shall be an amount of cash equal to the stated value of such REIT II OP Series A Preferred Unit, plus the value as of such date of one share of REIT II common stock (as may be adjusted), plus any accrued but unpaid Priority Return and any accrued but unpaid Preferred Return (the “Redemption Price”).
In the event that the redemption right described above is terminated in connection with a listing of the shares of REIT II common stock on a national securities exchange, beginning 180 days after the date of such listing, the holders of REIT II OP Series A Preferred Units shall have the right to require REIT II to purchase the REIT II OP Series A Preferred Units in exchange for a number of listed shares of REIT II common stock determined by dividing (i) the number of REIT II OP Series A Preferred Units multiplied by the Redemption Price as of the date of the exchange by (ii) the volume-weighted average price of such listed shares over the 30-day period prior to the date of the exchange.
The REIT II OP Series A Preferred Units generally will not have any voting rights; however, unless (i) greater than 12.5% of the number of REIT II OP Series A Preferred Units originally issued remain outstanding, (ii) the holders of a majority of the then-outstanding REIT II OP Series A Preferred Units consent, or (iii) an additional class or series of REIT II OP Preferred Units is being issued in connection with the full redemption of the REIT II OP Series A Preferred Units, REIT II OP shall not issue any class or series of REIT II OP Preferred Units with distribution rights and rights upon liquidation, distribution or winding up of REIT II OP senior to the REIT II OP Series A Preferred Units.

COMPARISON OF RIGHTS OF THE REIT I STOCKHOLDERS AND
THE REIT II STOCKHOLDERS
If the Merger is consummated, REIT I Stockholders will become REIT II stockholders. The rights of REIT I Stockholders are currently governed by and subject to the provisions of the MGCL and the charter and bylaws of REIT I. Upon consummation of the Merger, the rights of the former REIT I Stockholders who receive REIT II Common Stock in connection with the Merger will continue to be governed by the MGCL and will be governed by the charter and bylaws of REIT II, rather than the charter and bylaws of REIT I.
The following is a summary of the material differences between the rights of REIT I Stockholders and REIT II stockholders (which will be the rights of stockholders of the Combined Company following the Merger), but does not purport to be a complete description of those differences or a complete description of the terms of REIT II Common Stock subject to issuance in the Merger. The following summary is qualified in its entirety by reference to the relevant provisions of (i) Maryland law; (ii) the REIT II Charter; (iii) the REIT I Charter; (iv) the REIT II bylaws; and (v) the REIT I bylaws. As used herein, the term “Listing” means the listing of the shares of common stock on a national securities exchange.
Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of REIT II and REIT I, copies of which are available, without charge, to any person or entity, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
Authorized Capital Stock
Both REIT II and REIT I are authorized to issue an aggregate of 1,010,050,000 shares of capital stock, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share, 50,000 shares of convertible stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share. As of the Record date, REIT II had 60,206,977 shares of common stock issued and outstanding, 50,000 shares of non-participating, non-voting convertible stock issued and outstanding and no shares of preferred stock issued and outstanding. REIT I had 70,565,408 shares of common stock issued and outstanding (which included 645,526 unvested restricted shares), 49,935 shares of non-participating, non-voting convertible stock issued and outstanding and no shares of preferred stock issued and outstanding. The terms on which the shares of convertible stock of REIT I and REIT II convert into shares of common stock are similar; however, the threshold for conversion and the conversion product at the time of conversion are different. A discussion of the terms on which each outstanding share of REIT II Convertible Stock may become convertible for shares of REIT II Common Stock is set forth under “Description of Capital Stock – Convertible Stock.” Pursuant to the Merger Agreement, at the Effective Time, each share of REIT I Convertible Stock will be converted into the right to receive $0.02 in cash (without interest). If the Merger were to occur as of the Record Date, the Combined Company would have 146,595,266 shares of REIT II Common Stock issued outstanding, 49,935 shares of non-participating, non-voting convertible stock issued and outstanding, and no shares of preferred stock issued and outstanding.
Liquidation or Listing Requirements
REIT II and REIT I have the same requirements in their respective charters with respect to liquidation and listing. For each company, if the board of directors has not begun the process of liquidating or listing the shares within six (6) years from the termination of the respective initial public offering (February 2016 for REIT II and December 2013 for REIT I), and a majority of the board of directors and a majority of the independent directors with respect to each company have not voted to defer the meeting beyond the sixth anniversary of the termination of the initial public offering, upon the request of stockholders holding 10% or more of the outstanding shares of common stock, REIT II and REIT I are required to hold a stockholder meeting to vote on a proposal for an orderly liquidation. Prior to any stockholder meeting, the directors would evaluate whether to recommend the proposal and, if they so determine, would recommend the proposal and their reasons for doing so. The proposal would include information regarding appraisals of the portfolio. If the stockholders did not approve the proposal, the company would obtain new appraisals and resubmit the proposal to its stockholders up to once every two years upon the written request of stockholders owning 10% of the outstanding common stock.

Quorum
REIT II provides that the presence, in person or by proxy, of stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting will constitute a quorum. REIT I provides that the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum.
Subtitle 8
The REIT I Charter prohibits REIT I, until such time that REIT I Common stock are listed on a national securities exchange, from electing to be subject to the provisions under Subtitle 8. Although the REIT II Board has no current intention to opt into any of the provisions of Subtitle 8 permitted under Maryland, the REIT II charter does not prohibit the REIT II Board from doing so.
Through provisions in both the REIT I and REIT II bylaws unrelated to Subtitle 8, REIT I and REIT II already vest in the board of directors the exclusive power to fix the number of directorships. The bylaws may be amended by the stockholders or the board of directors.

LEGAL MATTERS
It is a condition to the Merger that REIT I and REIT II receive (i) opinions from DLA Piper and Morris, Manning & Martin (or such other counsel reasonably satisfactory to REIT I or REIT II, as applicable) concerning the U.S. federal income tax consequences of the Merger and (ii) opinions from Morris, Manning & Martin and DLA Piper (or such counsel reasonably satisfactory to REIT I or REIT II, as applicable) regarding REIT II’s and REIT I’s respective qualification as REITs. The opinions in (i) and (ii) above are issued (A) upon the filing of a Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 (SEC File No. 333-[•]) and (B) upon the closing of the Merger. The validity of the shares of REIT II to be issued in the Merger will be passed upon for REIT II by DLA Piper.

EXPERTS
The audited consolidated financial statements and schedules of Resource Real Estate Opportunity REIT, Inc. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 included in Annex D to this prospectus have been so included in reliance upon the report of Grant Thornton, LLP, independent registered public accountants, upon authority of said firm as experts in accounting and auditing.
The audited consolidated financial statements and schedule of Resource Real Estate Opportunity REIT II, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 included in Annex F to this prospectus have been so included in reliance upon the report of Grant Thornton, LLP, independent registered public accountants, upon authority of said firm as experts in accounting and auditing.
The audited consolidated financial statements and schedule of Resource Apartment REIT III, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 included in Annex H to this prospectus have been so included in reliance upon the report of Grant Thornton, LLP, independent registered public accountants, upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
REIT I and REIT II each file annual, quarterly, and current reports, proxy statements and other information with the SEC. REIT I’s and REIT II’s SEC filings are available at the SEC’s Internet site at http://www.sec.gov. This reference to the SEC’s Internet site is intended to be an inactive textual reference only. Investors may also consult REIT I’s or REIT II’s website for more information about REIT I and REIT II, respectively. REIT I’s and REIT II’s websites are http://www.resourcereit.com and http://www.resourcreit2.com, respectively. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.
REIT II has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers REIT II Common Stock to be issued to the REIT I Stockholders in connection with the Merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about REIT II Common Stock. The rules and regulations of the SEC allow REIT I and REIT II to omit certain information included in the registration statement from this proxy statement/prospectus.
You may request a copy of these filings, at no cost, by contacting Investor Relations, Resource Real Estate Opportunity REIT, Inc., 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103, or by telephone at (866) 469-0129

PRO FORMA FINANCIAL INFORMATION
Background
On September 8, 2020, Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation (“REIT II”), RRE Opportunity OP II, LP, a Delaware limited partnership and the operating partnership of REIT II (“REIT II Operating Partnership”), Revolution I Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of REIT II (“Merger Sub I”), Resource Real Estate Opportunity REIT, Inc., a Maryland corporation (“REIT I”) and Resource Real Estate Opportunity OP, LP, a Delaware limited partnership and the operating partnership of REIT I (“REIT I OP”), entered into an Agreement and Plan of Merger (the “REIT I Merger Agreement”). Pursuant to the REIT I Merger Agreement, REIT I will merge with and into Merger Sub I, with Merger Sub I surviving as a direct wholly owned subsidiary of REIT II (the “REIT I Merger”) and REIT I OP will merge with and into REIT II Operating Partnership, with REIT II Operating Partnership surviving (the “REIT I Partnership Merger”). At the effective time of the REIT I Merger, REIT I’s outstanding shares of common stock, par value $0.01 per share (“REIT I Common Stock”), will be automatically converted into the right to receive 1.224230 shares (the “Exchange Ratio I”) of newly issued REIT II common stock, $0.01 par value per share (“REIT II Common Stock”). Immediately after the REIT I Merger, each common partnership unit of REIT I OP (“REIT I OP Common Units”) issued and outstanding immediately prior to the effective time of the REIT I Partnership Merger will be converted into the right to receive 1.22423 common partnership units of REIT II Operating Partnership and each partnership unit designated as a Series A Cumulative Participating Redeemable Preferred Unit of REIT I OP (“REIT I OP Series A Preferred Units”) issued and outstanding immediately prior to the effective time of the REIT I Partnership Merger will be converted into the right to receive one partnership unit designated as a Series A Cumulative Participating Redeemable Preferred Unit of REIT II Operating Partnership.
Also on September 8, 2020, REIT II, REIT II Operating Partnership, Revolution III Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of REIT II (“Merger Sub III”), Resource Apartment REIT III, Inc., a Maryland corporation (“REIT III”) and Resource Apartment OP III, LP, a Delaware limited partnership and the operating partnership of REIT III (“REIT III Operating Partnership”), entered into an Agreement and Plan of Merger (the “REIT III Merger Agreement”). Pursuant to the REIT III Merger Agreement, REIT III will merge with and into Merger Sub III, with Merger Sub III surviving as a direct wholly owned subsidiary of REIT II (the “REIT III Merger”) and REIT III Operating Partnership will merge with and into REIT II Operating Partnership, with REIT II Operating Partnership surviving (the “REIT III Partnership Merger”). At the effective time of the REIT III Merger, REIT III’s outstanding shares of common stock, par value $0.01 (“REIT III Common Stock”), will be automatically converted into the right to receive 0.925862 shares (the “Exchange Ratio III”) of newly issued REIT II Common Stock. Immediately after the REIT III Merger, each common partnership unit of REIT III Operating Partnership issued and outstanding immediately prior to the effective time of the REIT III Partnership Merger will be retired and cease to exist.
The consummation of the REIT I Merger is not contingent upon the completion of the REIT III Merger, and the consummation of the REIT III Merger is not contingent upon the completion of the REIT I Merger.
On September 8, 2020, REIT I and REIT I OP entered into a series of transactions, agreements, and amendments to REIT I’s existing agreements and arrangements (such agreements and amendments hereinafter collectively referred to as the “Self-Managed Transaction”), with C-III Capital Partners LLC, a Delaware limited liability company (“C-III”), RRE Legacy Co. LLC, f/k/a Resource Real Estate, LLC, a Delaware limited liability company (“RRE”) and Resource America, Inc., a Delaware corporation (“RAI”), pursuant to which the REIT I OP acquired the business of Resource NewCo LLC, a Delaware limited liability company (“Newco”), in exchange for 6,158,759 REIT I OP Common Units, 319,965 REIT I OP Series A Preferred Units, and additional cash consideration. C-III is the parent company of RAI, which in turn is the parent company of RRE. RRE was the parent company of Newco. Newco is the parent company of Resource Real Estate Opportunity Advisor, LLC, which is REIT I’s external advisor, Resource Real Estate Opportunity Advisor II, LLC, which is REIT II’s external advisor, and Resource REIT Advisor, LLC, which is REIT III’s external advisor. Newco is also the parent company of Resource Real Estate Opportunity Manager, LLC, the property manager for REIT I, Resource Real Estate Opportunity Manager II, LLC, the property manager for REIT II, and Resource Apartment Manager III, LLC, the property manager for REIT III. As a result of the Self-Managed Transaction, REIT I is now self-managed and has succeeded to the advisory, asset management and property management arrangements formerly in place for REIT I, REIT II and REIT III. REIT I will be the advisor and property manager for REIT II and REIT III until the REIT I Merger and the REIT III Merger are consummated.
The Self-Managed Transaction will be accounted for as a business combination in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations.
Both the REIT I Merger and the REIT III Merger (collectively the “Mergers”) will be accounted for as asset acquisitions under ASC 805 as substantially all of the fair value of the gross assets acquired are Class B multifamily rental properties. The total purchase price will be allocated to the individual assets acquired and liabilities assumed based upon their relative fair values. Intangible assets will be recognized at their relative fair values in accordance with ASC 350, Intangibles- Goodwill and Other. The allocation of the purchase price reflected in these unaudited pro forma condensed consolidated financial statements has not been finalized and is based upon preliminary estimates of these fair values, which is the best available information at the current time. A final determination of the fair values of the individual assets acquired and liabilities assumed will be based on actual valuations at the time of the respective Mergers. Consequently, amounts preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed could change significantly from those used in the unaudited pro forma condensed consolidated financial statements.
Based on an evaluation of the relevant factors and the guidance in ASC 805, all of which required significant management judgment, the entity in the Mergers considered the acquirer for accounting purposes is not the legal acquirer. In order to make this determination, various factors have been analyzed, including which entity issued its equity interests, relative voting rights, existence of minority interests (if any), control of the board of directors, management composition, relative size, transaction initiation, and other factors such as operational structure, and relative composition of employees, and other factors. The strongest factors identified were the relative size of the companies and management composition. Based on financial measures, REIT I is a larger entity than REIT II and REIT III. REIT I has more common stock outstanding at a higher net asset value than REIT II and REIT III and upon the consummation of the Mergers will be issued more shares of REIT II than are currently held by REIT II stockholders or than will be issued to REIT III stockholders in the REIT III Merger. REIT I also contains the management entity. Based on these factors, REIT I was concluded to be the accounting acquirer.
The assets (including identifiable intangible assets) and liabilities of REIT II and REIT III as of the effective time of the respective Mergers will be recorded at their respective relative fair values and added to those of REIT I. Transaction costs incurred by REIT I in connection with the Mergers will be capitalized in the period in which the costs are incurred and services are received. The total purchase price will be allocated to the individual assets acquired and liabilities assumed based upon their relative fair values. Intangible assets will be recognized at their relative fair values in accordance with ASC 805. The allocation of the purchase price reflected in these unaudited pro forma consolidated financial statements has not been finalized and is based upon preliminary estimates of these fair values, which is the best available information at the current time. A final determination of the fair values of the individual assets acquired and liabilities assumed will be based on actual valuations as of the date the respective Mergers close. Consequently, amounts preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed could change significantly from those used in the unaudited pro forma consolidated financial statements and could result in a material change in depreciation and amortization of tangible and intangible assets and liabilities.
F-2

As of and For the Six Months Ended June 30, 2020 and For the Year Ended December 31, 2019
The following unaudited pro forma condensed balance sheet as of June 30, 2020 and the unaudited pro forma condensed statements of operations for the six months ended June 30, 2020 and year ended December 31, 2019 give effect to the following transactions:
•	the Self-Managed Transaction;
•	the REIT I Merger; and
•	the REIT III Merger.
The pro forma adjustments reflect the application of required accounting for these transactions under U.S. GAAP on REIT I’s financial statements. Transaction accounting adjustments are limited to adjustments to account for the transaction using the measurement date and method prescribed by the applicable accounting standard. The pro forma balance sheet as of June 30, 2020 depicts the accounting for the transaction and the pro forma income statement gives effect to the pro forma balance sheet adjustments, assuming those adjustments were made as of January 1, 2019.
The unaudited pro forma consolidated financial statements are prepared and are based on assumptions and estimates considered appropriate by the management of REIT I. However, they are not necessarily indicative of what the combined company's financial condition or results of operations actually would have been if the Mergers had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. Additionally, the unaudited pro forma consolidated financial statements do not include the impact of any the potential synergies that may be achieved in the Mergers or any strategies that the combined company’s management may adopt in order to continue to efficiently manage the ongoing operations of the combined company.
You are urged to read the following unaudited pro forma financial information in conjunction with the Consolidated Balance Sheets of REIT I, REIT II and REIT III as of June 30, 2020 and December 31, 2019, the related Consolidated Statements of Operations, Comprehensive Income (Loss), Stockholders Equity, and Cash Flows for the three and six months ended June 30, 2020 and the year ended December 31, 2019, and the Notes thereto.
REIT I, REIT II and REIT III are working to complete the Mergers in early 2021. However, it is possible that factors outside the control of both companies could result in the Mergers being completed at a later time, or not at all. REIT I, REIT II and REIT III expect to complete the Mergers as soon as reasonably practicable following the satisfaction of all closing conditions.
F-3

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC
UNAUDITED PRO FORMA BALANCE SHEETS
(Unaudited; in thousands, except share amounts)
As of June 30, 2020
	REIT I Historical	Self-Managed Transaction Adjustments		REIT I Pro Forma Self-Managed	REIT II Historical	REIT II Merger Adjustments		Pro Forma Combined REIT I and II
ASSETS
Investments:
Rental properties, net	$917,668	$—		$917,668	$717,314	$330,080	C,D	$1,965,062
Loans held for investment, net	815	—		815	—	—		815
Identified intangible assets, net	8	—		8	—	22,514	C,D	22,522
Total investments	918,491	—		918,491	717,314	352,594		1,988,399
Cash	51,765	(1,034)	AA	50,731	32,932	(910)	E	82,753
Restricted cash	8,721	—		8,721	6,801	—		15,522
Subtotal - cash and restricted cash	60,486	(1,034)		59,452	39,733	(910)		98,275
Due from related parties	—	1,538	AA	1,538	9	(9)	E	1,538
Tenant receivables, net	670	—		670	345	—		1,015
Deposits	215	—		215	—	(215)	F	—
Prepaid expenses and other assets	5,370	(370)	AA,B	5,000	2,937	(877)	F,G,H	7,060
Goodwill	404	154,541	A	154,945	—	—		154,945
Property and equipment	—	659	A	659	—	—		659
Operating lease right-of-use assets	148	3,239	AA	3,387	—	25	F	3,412
Total assets	$985,784	$158,573		$1,144,357	$760,338	$350,608		$2,255,303
LIABILITIES AND EQUITY
Liabilities:
Mortgage note payable, net	$804,778	$—		$804,778	$544,473	$1,038	I	$1,350,289
Accounts payable	369	—		369	—	(369)	J	—
Accrued expenses and other liabilities	5,750	3,003	AA,B	8,753	10,464	7,663	G,H,J	26,880
Accrued real estate taxes	8,120	—		8,120	—	6,573	J	14,693
Due to related parties	1,215	25,785	A	27,000	919	(919)	E	27,000
Tenant prepayments	1,010	—		1,010	498	—		1,508
Security deposits	2,634	—		2,634	1,578	—		4,212
Operating lease liabilities	148	3,239	AA	3,387	—	25	J	3,412
Total liabilities	824,024	32,027		856,051	557,932	14,011		1,427,994
Equity:
Preferred stock	—	—		—	—	—		—
Common stock	699	—		699	601	159	K	1,459
Convertible stock	1	—		1	1	(2)	L	—
Additional paid-in capital	621,063	—		621,063	529,281	8,963	M	1,159,307
Accumulated other comprehensive loss	(108)	—		(108)	(114)	114	N	(108)
Accumulated deficit	(459,895)	(1,654)	B	(461,549)	(327,363)	327,363	N	(461,549)
Total stockholders' equity	161,760	(1,654)		160,106	202,406	336,597		699,109
Non-controlling interests	—	128,200	A	128,200	—	—		128,200
Total equity	161,760	126,546		288,306	202,406	336,597		827,309
Total liabilities and equity	$985,784	$158,573		$1,144,357	$760,338	$350,608		$2,255,303
F-4

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC
UNAUDITED PRO FORMA BALANCE SHEETS
(Unaudited; in thousands, except share amounts)
As of June 30, 2020
	Pro Forma Combined REIT I and II	REIT III Historical	REIT III Merger Adjustments		Pro Forma Combined REIT I, II and III
ASSETS
Investments:
Rental properties, net	$1,965,062	$191,077	$35,944	O,P	$2,192,083
Loans held for investment, net	815	—	—		815
Identified intangible assets, net	22,522	—	5,774	O,P	28,296
Total investments	1,988,399	191,077	41,718		2,221,194
Cash	82,753	23,845	(466)	Q	106,132
Restricted cash	15,522	1,924	—		17,446
Subtotal - cash and restricted cash	98,275	25,769	(466)		123,578
Due from related parties	1,538	—	(1,538)	Q	—
Tenant receivables, net	1,015	92	—		1,107
Prepaid expenses and other assets	7,060	867	(277)	R,S	7,650
Goodwill	154,945	—	—		154,945
Property and equipment	659	—	—		659
Operating lease right-of-use assets	3,412	—	4	U	3,416
Total assets	$2,255,303	$217,805	$39,441		$2,512,549
LIABILITIES AND EQUITY
Liabilities:
Mortgage note payable, net	$1,350,289	$143,940	$5,868	T	$1,500,097
Accrued expenses and other liabilities	26,880	1,104	3,831	R,U,S	31,815
Accrued real estate taxes	14,693	1,242	—		15,935
Due to related parties	27,000	2,004	(2,004)	Q	27,000
Tenant prepayments	1,508	132	—		1,640
Security deposits	4,212	426	—		4,638
Operating lease liabilities	3,412	—	4	U	3,416
Total liabilities	1,427,994	148,848	7,699		1,584,541
Equity:
Preferred stock	—	—	—		—
Common stock	1,459	—	112	V	1,571
Class A common stock	—	6	(6)	V	—
Class T common stock	—	11	(11)	V	—
Class I common stock	—	104	(104)	V	—
Convertible stock	—	1	(1)	V	—
Additional paid-in capital	1,159,307	104,430	(3,843)	W	1,259,894
Accumulated other comprehensive loss	(108)	(19)	19	X	(108)
Accumulated deficit	(461,549)	(35,576)	35,576	X	(461,549)
Total stockholders' equity	699,109	68,957	31,742		799,808
Non-controlling interests	128,200	—	—		128,200
Total equity	827,309	68,957	31,742		928,008
Total liabilities and equity	$2,255,303	$217,805	$39,441		$2,512,549
F-5

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share amounts)
For the Six Months Ended June 30, 2020
	REIT I Historical	Self-Managed Transaction Adjustments		REIT I Pro Forma Self-Managed	REIT II Historical	REIT II Merger Adjustments		Pro Forma Combined REIT I and II
Revenues:
Rental income	$66,367	$—		$66,367	$42,760	$—		$109,127
Interest and dividend income	99	—		99	—	(99)	d	—
Total revenues	66,466	—		66,466	42,760	(99)		109,127
Expenses:
Rental operating- expenses	12,421	—		12,421	7,629	—		20,050
Rental operating- payroll	5,938	—		5,938	3,546	—		9,484
Rental operating- real estate taxes	8,831	—		8,831	5,851	—		14,682
Subtotal- rental operating expenses	27,190	—		27,190	17,026	—		44,216
Acquisition fees	113	(113)	a	—	—	—		—
Property management fees- third parties	—	3,203	a	3,203	—	—		3,203
Management fees	9,130	(9,130)	a	—	6,369	(6,369)	a	—
General and administrative	5,149	2,103	b	7,252	4,111	—		11,363
Loss on disposal of assets	221	—		221	92	—		313
Depreciation and amortization expense	26,167	54	e	26,221	20,110	(1,066)	e	45,265
Total expenses	67,970	(3,883)		64,087	47,708	(7,435)		104,360
(Loss) income before other income (expense)	(1,504)	3,883		2,379	(4,948)	7,336		4,767
Other income (expense):
Interest income	—	—		—	13	99	d	112
Interest expense	(14,140)	—		(14,140)	(9,854)	303	f	(23,691)
Gain on sale of land easement	290	—		290	—	—		290
Insurance proceeds in excess of cost basis	36	—		36	—	—		36
Property management fee income	—	2,347	c	2,347	—	(1,895)	c	452
Asset management fee income	—	5,595	c	5,595	—	(4,474)	c	1,121
Total other income (expense)	(13,814)	7,942		(5,872)	(9,841)	(5,967)		(21,680)
Net (loss) income	$(15,318)	$11,825		$(3,493)	$(14,789)	$1,369		$(16,913)
Distributions to preferred unit holders		(2,240)	g	(2,240)	—	—		(2,240)
Net (loss) income after preferred unit distributions		$9,585		$(5,733)	$(14,789)	$1,369		$(19,153)
Less: Net loss attributable to non-controlling interests		487	h	487	—	502		989
Net (loss) income attributable to common stockholders	$(15,318)	$10,072		$(5,246)	$(14,789)	$1,871		$(18,164)
Weighted average common shares outstanding, basic and diluted	69,840			69,840	60,263	15,503		145,606
Basic and diluted loss per common share:
Net loss per common share- basic and diluted	$(0.22)			$(0.08)	$(0.25)			$(0.12)
F-6

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share amounts)
For the Six Months Ended June 30, 2020
	Pro Forma Combined REIT I and II	REIT III Historical	REIT III Merger Adjustments		Pro Forma Combined REIT I, II and III
Revenues:
Rental income	$109,127	$10,221	$—		$119,348
Total revenues	109,127	10,221	—		119,348
Expenses:
Rental operating- expenses	20,050	1,918	—		21,968
Rental operating- payroll	9,484	980	—		10,464
Rental operating- real estate taxes	14,682	1,435	—		16,117
Subtotal- rental operating expenses	44,216	4,333	—		48,549
Property management fees- third parties	3,203	—	—		3,203
Management fees	—	1,573	(1,573)	a	—
General and administrative	11,363	771	—		12,134
Loss on disposal of assets	313	202	—		515
Depreciation and amortization expense	45,265	4,595	(666)	e	49,194
Total expenses	104,360	11,474	(2,239)		113,595
Income (loss) before net gain on disposition of property	4,767	(1,253)	2,239		5,753
Net gain on disposition of property	—	530	—		530
Income (loss) income before other income (expense)	4,767	(723)	2,239		6,283
Other income (expense):
Interest income	112	36	—		148
Interest expense	(23,691)	(2,919)	549	f	(26,061)
Gain on sale of land easement	290	—	—		290
Insurance proceeds in excess of cost basis	36	—	—		36
Property management fee income	452	—	(452)	c	—
Asset management fee income	1,121	—	(1,121)	c	—
Total other income (expense)	(21,680)	(2,883)	(1,024)		(25,587)
Net (loss) income	$(16,913)	$(3,606)	$1,215		$(19,304)
Distributions to preferred unit holders	(2,240)	—	—		(2,240)
Net (loss) income after preferred unit distributions	$(19,153)	$(3,606)	$1,215		$(21,544)
Less: Net loss attributable to non-controlling interests	989	—	48	h	1,037
Net (loss) income attributable to common stockholders	$(18,164)	$(3,606)	$1,263		$(20,507)
Weighted average common shares outstanding, basic and diluted	145,606		11,229	i	156,835
Basic and diluted loss per common share:
Net loss per common share- basic and diluted	$(0.12)				$(0.13)
Class A common stock:
Net loss attributable to Class A common stockholders		$(188)
Net loss per Class A share, basic and diluted		$(0.30)
Weighted average Class A common shares outstanding, basic and diluted		627
F-7

	Pro Forma Combined REIT I and II	REIT III Historical	REIT III Merger Adjustments	Pro Forma Combined REIT I, II and III
Class T common stock:
Net loss attributable to Class T common stockholders		$(309)
Net loss per Class T share, basic and diluted		$(0.28)
Weighted average Class T common shares outstanding, basic and diluted		1,120
Class I common stock:
Net loss attributable to Class I common stockholders		$(3,109)
Net loss per Class I share, basic and diluted		$(0.30)
Weighted average Class I common shares outstanding, basic and diluted		10,381
F-8

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share amounts)
For the Year Ended December 31, 2019
	REIT I Historical	Self-Managed Transaction Adjustments		REIT I Pro Forma Self-Managed	REIT II Historical	REIT II Merger Adjustments		Pro Forma Combined REIT I and II
Revenues:
Rental income	$135,171	$—		$135,171	$85,681	$—		$220,852
Interest and dividend income	374	—		374	—	(374)	d	—
Total revenues	135,545	—		135,545	85,681	(374)		220,852
Expenses:
Rental operating- expenses	25,954	—		25,954	13,205	—		39,159
Rental operating- payroll	13,047	—		13,047	7,682	—		20,729
Rental operating- real estate taxes	17,036	—		17,036	11,316	—		28,352
Subtotal- rental operating expenses	56,037	—		56,037	32,203	—		88,240
Property management fees- third parties	—	6,534	a	6,534	—	—		6,534
Management fees	18,534	(18,534)	a	—	13,208	(13,208)	a	—
General and administrative	9,838	5,761	b	15,599	7,586	60	b	23,245
Loss on disposal of assets	541	—		541	219	—		760
Depreciation and amortization expense	53,814	107	e	53,921	39,599	21,003	e	114,523
Total expenses	138,764	(6,132)		132,632	92,815	7,855		233,302
(Loss) income before net gains on disposition of property	(3,219)	6,132		2,913	(7,134)	(8,229)		(12,450)
Net gain on disposition of property	38,810	—		38,810	20,619	—		59,429
Income (loss) before other income (expense)	35,591	6,132		41,723	13,485	(8,229)		46,979
Other income (expense):
Interest income	—	—		—	223	374	d	597
Interest expense	(37,908)	—		(37,908)	(25,877)	1,242	f	(62,543)
Insurance proceeds in excess of cost basis	570	—		570	225	—		795
Property management fee income	—	4,616	c	4,616	—	(3,834)	c	782
Asset management fee income	—	11,356	c	11,356	—	(9,374)	c	1,982
Total other income (expense)	(37,338)	15,972		(21,366)	(25,429)	(11,592)		(58,387)
Net (loss) income	$(1,747)	$22,104		$20,357	$(11,944)	$(19,821)		$(11,408)
Distributions to preferred unit holders		(4,480)	g	(4,480)	—	—		(4,480)
Net income (loss) after preferred unit distributions		$17,624		$15,877	$(11,944)	$(19,821)		$(15,888)
Less: Net (income) loss attributable to non-controlling interests		(1,343)	h	(1,343)	—	2,157	h	814
Net income (loss) attributable to common stockholders		$16,281		$14,534	$(11,944)	$(17,664)		$(15,074)
Weighted average common shares outstanding, basic and diluted	70,134			70,134	60,728	16,038	i	146,900
Basic and diluted (loss) income per common share:
Net (loss) income per common share- basic and diluted	$(0.02)			$0.21	$(0.20)			$(0.10)
F-9

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share amounts)
For the Year Ended December 31, 2019
	Pro Forma Combined REIT I and II	REIT III Historical	REIT III Merger Adjustments		Pro Forma Combined REIT I, II and III
Revenues:
Rental income	$220,852	$17,691	$—		$238,543
Total revenues	220,852	17,691	—		238,543
Expenses:
Rental operating- expenses	39,159	3,562	—		42,721
Rental operating- payroll	20,729	1,768	—		22,497
Rental operating- real estate taxes	28,352	2,390	—		30,742
Subtotal- rental operating expenses	88,240	7,720	—		95,960
Property management fees- third parties	6,534	5	—		6,539
Management fees	—	2,764	(2,764)	a	—
General and administrative	23,245	2,172	—		25,417
Loss on disposal of assets	760	485	—		1,245
Depreciation and amortization expense	114,523	9,618	4,014	e	128,155
Total expenses	233,302	22,764	1,250		257,316
Loss before net gains on disposition of property	(12,450)	(5,073)	(1,250)		(18,773)
Net gain on disposition of property	59,429	—	—		59,429
Income (loss) before other income (expense)	46,979	(5,073)	(1,250)		40,656
Other income (expense):
Interest income	597	253	—		850
Interest expense	(62,543)	(5,887)	1,055	f	(67,375)
Insurance proceeds in excess of cost basis	795	—	—		795
Property management fee income	782	—	(782)	c	—
Asset management fee income	1,982	—	(1,982)	c	—
Total other income (expense)	(58,387)	(5,634)	(1,709)		(65,730)
Net loss	$(11,408)	$(10,707)	$(2,959)		$(25,074)
Distributions to preferred unit holders	(4,480)	—	—		(4,480)
Net loss after preferred unit distributions	$(15,888)	$(10,707)	$(2,959)		$(29,554)
Less: Net loss attributable to non-controlling interests	814	—	604	h	1,418
Net loss attributable to common stockholders	$(15,074)	$(10,707)	$(2,355)		$(28,136)
Weighted average common shares outstanding, basic and diluted	146,900		10,454	i	157,354
Basic and diluted loss per common share:
Net loss per common share- basic and diluted	$(0.10)				$(0.18)
Class A common stock:
Net loss attributable to Class A common stockholders		$(580)
Net loss per Class A share, basic and diluted		$(0.92)
Weighted average Class A common shares outstanding, basic and diluted		631
F-10

	Pro Forma Combined REIT I and II	REIT III Historical	REIT III Merger Adjustments	Pro Forma Combined REIT I, II and III
Class T common stock:
Net loss attributable to Class T common stockholders		$(1,111)
Net loss per Class T share, basic and diluted		$(1.00)
Weighted average Class T common shares outstanding, basic and diluted		1,111
Class R common stock:
Net loss attributable to Class R common stockholders		$(9,274)
Net loss per Class R share, basic and diluted		$(1.12)
Weighted average Class R common shares outstanding, basic and diluted		8,279
Class I common stock:
Net loss attributable to Class I common stockholders		$258
Net loss per Class I share, basic and diluted		$0.20
Weighted average Class I common shares outstanding, basic and diluted		1,271
Adjustments to the Unaudited Pro Forma Consolidated Balance Sheets
The unaudited pro forma consolidated balance sheet as of June 30, 2020 reflects the following adjustments:
Self-Managed Transaction
A.
Effective September 8, 2020, REIT I OP acquired substantially all of Newco’s operating assets, including 100% of the membership interests in Newco in exchange for 6.2 million REIT I Common OP Units and 319,965 REIT I OP Series A Preferred Units and $659,000 of leasehold improvements. Additional consideration includes the following deferred payments in cash: (i) $7.5 million upon the earlier to occur of (A) the consummation of the REIT I Merger and (B) nine months following the effective date of the REIT I Merger Agreement; (ii) six monthly payments of $2.0 million, totaling $12.0 million, for the six months following the closing of the Self-Managed Transaction and (iii) 12 monthly payments of $625,000, totaling $7,500,000, for the 12 months following the closing of the Self-Managed Transaction. Total additional consideration is reflected in related party payables at June 30, 2020.

Dollars in thousands
Initial consideration	$128,200
Subsequent consideration	27,000
Total consideration	$155,200
Leasehold improvements	$(659)
Total goodwill	$154,541

Due to related parties- subsequent consideration	$27,000
Less: Historical REIT I Due to RAI	(1,215)
Pro forma liability adjustment	$25,785
Equity Incentive Plan
As a part of the Self-Managed Transaction, officers and certain employees of Newco were granted awards of restricted stock of REIT I (“REIT I Restricted Stock”) pursuant to the REIT I 2020 Long-Term Incentive Plan (the “Equity Incentive Plan”) in the aggregate amount of 645,526 shares. The purpose of the Equity
F-11

Incentive Plan is to attract and retain the services of experienced and qualified individuals who are acting on REIT I’s behalf, in a way that aligns their interests with those of the REIT I Stockholders. Of the awards granted, 636,402 shares of REIT I Restricted Stock are performance-based awards and will vest 40% and be recorded upon the completion of the REIT I Merger; and 60% will vest upon the completion of an initial public offering or a liquidity event in the future. The remaining 9,124 shares of REIT I Restricted Stock granted are time-based awards and will vest ratably over a three-year period. At the time of the REIT I Merger, REIT I will record compensation expense of $2.8 million. The impact of the awards of REIT I Restricted Stock has not be reflected in the unaudited pro forma statements of operations. Dividends on the performance- based awards of REIT I Restricted Stock will not be paid but will be accrued over the vesting period.
AA.
As part of the Self-Managed Transaction, REIT I paid outstanding obligations due to RAI of approximately $1.0 million, consisting primarily of accrued management fees transferred to REIT I as well as the prepaid rent, software subscriptions, and security deposits. Additionally, REIT I assumed payroll liabilities of $1.2 million and $682,000 due to the third-party property manager. The operating leases for office space in Philadelphia, Pennsylvania and Denver, Colorado were assumed. In accordance with ASC 842, Leases, a right of use asset and liability were calculated and reflected as part of the Self-Managed Transaction.

B.
As part of the Self-Managed Transaction, REIT I recorded approximately $1.7 million of transaction costs (of which $520,000 had been recorded as prepaid in the historical financials) and recorded the related offset to accumulated deficit. Transaction costs have been excluded from the pro forma statements of operation.

REIT I Merger
C.
The REIT I Merger will be effected by each of REIT I’s 69.9 million issued and outstanding shares of common stock being converted into the right to receive 1.22423 shares of REIT II Common Stock, for a total of 85.6 million newly issued shares of REIT II Common Stock. The 60.2 million issued and outstanding shares of REIT II Common Stock currently outstanding will remain outstanding. As the REIT I Merger is considered a reverse acquisition, the total consideration transferred was computed on the basis of an estimated value per share of REIT I Common Stock of $10.96 as of June 30, 2020, divided by the Exchange Ratio I multiplied by the number of shares of REIT II Common Stock outstanding as of June 30, 2020. Additional information regarding the process engaged in by the financial advisors to the transaction is included in the proxy statement/prospectus. Consideration transferred is calculated as such (in thousands except share and per share data):

REIT II common stock outstanding as of June 30, 2020 (A)	60,206,508
REIT I exchange ratio (B)	1.22423
Implied REIT I common stock issued as consideration (A/B)	49,179,082
REIT I estimated value per share as of June 30, 2020	$10.96
Value of implied REIT I common stock issued as consideration	$539,003
The estimated value per share of REIT I Common Stock as of June 30, 2020, represents the value assigned to REIT I as part of the determination of the exchange ratio and evaluation of the fairness of the transaction by the independent third-party financial advisor. The Exchange Ratio I and estimated value per share take into account merger-related costs related to the REIT I Merger that have either been accrued or already paid by REIT I. The estimated allocation of the consideration presented in the unaudited pro forma consolidated balance sheet incorporates reasonable fair value estimates for buildings and improvements, land, intangible lease assets and liabilities, related indebtedness and other assets and liabilities, including cash that are expected to be acquired and assumed in the REIT I Merger.
The allocation of the consideration, and the determination of the fair values of REIT II’s assets and liabilities, will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the REIT I Merger is completed, which is expected to occur in early 2021. The
F-12

final determination of the fair value of real estate and real estate related assets and liabilities will be based on estimates and assumptions made by REIT I’s management, using customary methods, including data from appraisals, comparable sales, discounted cash flows and other methods.
The preliminary allocation of the values of the real estate and other assets and liabilities, inclusive of $4.2 million in estimated capitalized transaction costs of which $3.8 million are reflected as accrued expenses, is as follows (in thousands):
		Pro forma adjustments
	Historical	Fair value adjustments	Capitalized costs	Other adjustments	Total pro forma adjustments	Adjusted
Assets:
Investments:
Rental properties, net	$717,314	$326,010	$4,070	$—	$330,080	$1,047,394
Identified intangible assets, net	—	22,427	87	—	22,514	22,514
Total investments	717,314	348,437	4,157	—	352,594	1,069,908
Cash	32,932	—	—	(910)	(910)	32,022
Restricted cash	6,801	—	—	—	—	6,801
Subtotal - cash and restricted cash	39,733	—	—	(910)	(910)	38,823
Due from related parties	9	—	—	(9)	(9)	—
Tenant receivables, net	345	—	—	—	—	345
Deposits	—	—	—	(215)	(215)	(215)
Prepaid expenses and other assets	2,937	(686)	(381)	190	(877)	2,060
Operating lease right-of-use assets	—	—	—	25	25	25
Total assets	760,338	347,751	3,776	(919)	350,608	1,110,946
Liabilities:
Mortgage notes payable	$544,473	$1,038	$—	$—	$1,038	$545,511
Accounts payable	—	—	—	(369)	(369)	(369)
Accrued expenses and other liabilities	10,464	10,116	3,776	(6,229)	7,663	18,127
Accrued real estate taxes	—	—	—	6,573	6,573	6,573
Due to related parties	919	—	—	(919)	(919)	—
Tenant prepayments	498	—	—	—	—	498
Security deposits	1,578	—	—	—	—	1,578
Operating lease liabilities	—	—	—	25	25	25
Total liabilities	557,932	11,154	3,776	(919)	14,011	571,943
Estimated fair value of net assets acquired	$202,406	$336,597	$—	$—	$336,597	$539,003
The final determination of the consideration transferred, and the allocation thereof, may be significantly different from the preliminary estimates used in the unaudited pro forma consolidated financial statements, because the total consideration is subject to change.
D.
The adjustments reflect an increase/decrease in the carrying amounts of REIT II’s land, buildings and improvements, furniture and fixtures and construction in progress to record them at their estimated fair values. The fair value of in-place leases are capitalized as intangible lease assets. The estimated fair values were determined by considering information from several sources and based on customary methods, primarily real estate market trends, including rental rates and income capitalization rates. The estimated allocation of the acquisition consideration is primarily based upon management's existing methodology and historical experiences in determining and allocating the acquisition price of real estate transactions to the respective real estate and related assets and liabilities.

F-13

E.	Adjustment to cash reflects net payment of amounts due to and from related parties as of June 30, 2020.
F.
Presentation adjustment reflects the reclass of $215,000 of deposits to prepaid expenses and other assets and $25,000 of operating lease assets to a separate line from prepaid expenses and other assets.

G.
$8.9 million of estimated transaction costs for the REIT I Merger are reflected as a $671,000 reduction of prepaid assets and an $8.6 million increase to accrued expenses. $5.8 million of estimated loan assumption costs are also included as an adjustment to accrued expenses. REIT I’s merger costs are capitalized and added to the value of REIT II’s assets on a relative fair value basis.

H.	The adjustment eliminates $396,000 of prepaid assets and $536,000 of deferred revenue that do not meet the definition of an acquired asset or liability in purchase accounting.
I.
Represents the elimination of REIT II’s historical unamortized debt issuance costs and historical fair value adjustments of approximately $3.7 million, offset by a fair value debt adjustment of approximately $2.7 million.

J.
Presentation adjustment reflects the following reclasses: $369,000 from accounts payable to accrued expenses and other liabilities, $6.6 million from accrued expenses and other liabilities to accrued real estate taxes and $25,000 from accrued expenses to operating lease liabilities.

K.
This adjustment eliminates historical common stock and records the additional shares issued for the REIT I purchase as reflected above and reflects the par value of the outstanding stock of REIT II issued to REIT I’s stockholders for the combined company.

L.	Shares of REIT I convertible stock, $0.01 par value per share, were eliminated in the REIT I Merger.
M.
Represents REIT II’s historical equity balances adjusted to reflect the implied consideration. The calculation was based on 60.2 million issued and outstanding shares of REIT II Common Stock, which was divided by the Exchange Ratio I and then multiplied by the estimated value per share of the REIT I Common Stock as of June 30, 2020 of $10.96. Details of the additional paid-in-capital adjustments are as follows (in thousands):

Value of implied REIT I common stock issued as consideration	$539,003
Less: REIT II historical paid in capital	(529,883)
Less: Par value of additional shares issued	(157)
Adjustment	$8,963
N.	The adjustment eliminates REIT II’s accumulated other comprehensive loss and accumulated deficit.
REIT III Merger
O.
Although REIT I is the accounting acquirer, REIT II is the legal acquirer of both REIT III and REIT I. As such, the 12.1 million issued and outstanding shares of REIT III common stock will be converted into the right to receive 0.925862 newly issued shares REIT II Common Stock. Consideration transferred is calculated as such (in thousands except share and per share data):

REIT III common stock outstanding as of June 30, 2020 (A)	12,148,810
REIT III exchange ratio (B)	0.925862
Estimated number of REIT II shares to be issued as consideration (A*B)	11,248,122
REIT I exchange ratio (C )	1.22423
Implied REIT I common stock issued as consideration (A*B/C)	9,187,915
REIT I estimated value per share as of June 30, 2020	$10.96
Value of implied REIT I common stock issued as consideration	$100,699
The estimated value per share of REIT I Common Stock as of June 30, 2020, represents the value assigned to REIT I as part of the determination of the exchange ratio and evaluation of the fairness of the transaction by the independent third-party financial advisor. The Exchange Ratio I and estimated value per share of REIT I Common Stock take into account merger-related costs related to the REIT I
F-14

Merger that have either been accrued or already paid by REIT I. The estimated allocation of the consideration presented in the unaudited pro forma consolidated balance sheet incorporates reasonable fair value estimates for buildings and improvements, land, intangible lease assets and liabilities, related indebtedness and other assets and liabilities, including cash that are expected to be acquired and assumed in the Mergers.
The allocation of the consideration, and the determination of the fair values of REIT III’s assets and liabilities, will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the REIT III Merger is completed, which is expected to occur in early 2021. The final determination of the fair value of real estate and real estate related assets and liabilities will be based on estimates and assumptions made by REIT III’s management, using customary methods, including data from appraisals, comparable sales, discounted cash flows and other methods.
The preliminary allocation of the values of the real estate and other assets and liabilities, inclusive of $777,000 in estimated capitalized transaction costs, is as follows (in thousands):
		Pro forma adjustments
	Historical	Fair value adjustments	Capitalized costs	Other adjustments	Total pro forma adjustments	Adjusted
Assets:
Investments:
Rental properties, net	$191,077	$35,186	$758	$—	$35,944	$227,021
Identified intangible assets, net	—	5,755	19	—	5,774	5,774
Total investments	191,077	40,941	777	—	41,718	232,795
Cash	23,845	—	—	(466)	(466)	23,379
Restricted cash	1,924	—	—	—	—	1,924
Subtotal - cash and restricted cash	25,769	—	—	(466)	(466)	25,303
Due from related parties	—	—	—	(1,538)	(1,538)	(1,538)
Tenant receivables, net	92	—	—	—	—	92
Prepaid expenses and other assets	867	(273)	—	—	(273)	594
Total assets	217,805	40,668	777	(2,004)	39,441	257,246
Liabilities:
Mortgage notes payable	$143,940	$5,868	$—	$—	$5,868	$149,808
Accrued expenses and other liabilities	1,104	3,058	777	(4)	3,831	4,935
Accrued real estate taxes	1,242	—	—	—	—	1,242
Due to related parties	2,004	—	—	(2,004)	(2,004)	—
Tenant prepayments	132	—	—	—	—	132
Security deposits	426	—	—	—	—	426
Operating lease liabilities	—	—	—	4	4	4
Total liabilities	148,848	8,926	777	(2,004)	7,699	156,547
Estimated fair value of net assets acquired	$68,957	$31,742	$—	$—	$31,742	$100,699
F-15

Remaining useful lives for the real estate and related real estate related assets as of June 30, 2020 are as follows:
Buildings	27.5 years
Building improvements	5.0 to 27.5 years
Furniture, fixtures and equipment	3.0 to 5.0 years
Tenant improvements	Shorter of lease term or expected useful life
Lease intangibles	Weighted average remaining term of related leases
The final determination of the consideration transferred, and the allocation thereof, may be significantly different from the preliminary estimates used in the unaudited pro forma consolidated financial statements, because the total consideration is subject to change.
P.
The adjustments reflect an increase/decrease in the carrying amounts of REIT III’s land, buildings and improvements, furniture and fixtures and construction in progress to record them at their estimated fair values. The fair value of in-place leases are capitalized as intangible lease assets. The estimated fair values were determined by considering information from several sources and based on customary methods, primarily real estate market trends, including rental rates and income capitalization rates. The estimated allocation of the acquisition consideration is primarily based upon management's existing methodology and historical experiences in determining and allocating the acquisition price of real estate transactions to the respective real estate and related assets and liabilities.

Q.
Amounts due and from related party are reflected as paid in cash excluding the $1.5 million payable related Organization and Offering costs which REIT I acquired in the Self-Managed Transaction and is being eliminated in the REIT III Merger.

R.
As part of the REIT III Merger, estimated transaction costs of $2.7 million are reflected as a $178,000 reduction in prepaid assets and a $2.6 million increase in accrued expenses. In addition, $1.4 million of estimated loan assumption costs are included in accrued expenses.

S.	The adjustment eliminates $95,000 of prepaid assets and $156,000 of deferred revenue that do not meet the definition of an acquired asset or liability in purchase accounting.
T.
Represents the elimination of historical unamortized debt issuance costs of approximately $1.5 million and recording of a premium of approximately $4.3 million to recognize the assumed REIT III mortgage notes payable at fair value.

U.
Adjustment reflects the following reclass: $4,000 from prepaid assets to operating lease right-of-use-assets and $4,000 from accrued expenses and other liabilities to operating lease liabilities. This adjustment conforms REIT I, II and III’s presentations.

V.
This adjustment eliminates REIT III’s historical common stock amount and reflects the par value of the outstanding stock of REIT II issued to REIT III’s stockholders for the combined company. The calculation is based on 12.1 million shares based on the fixed conversion rate of 0.925862.

W.
Represents REIT III’s historical equity balances adjusted to reflect the implied consideration. The calculation was based on 12.1 million issued and outstanding shares of REIT III Common Stock, which was multiplied by the estimated value per share (including transaction costs) divided by REIT II’s common stock estimated value per share as of June 30, 2020. Details of the additional paid-in-capital adjustments are as follows (in thousands):

Value of implied REIT I common stock issued as consideration	$100,699
Less: REIT III historical additional paid-in-capital	(104,430)
Less: Par value of additional shares issued	(112)
Adjustment	$(3,843)
X.	The adjustment eliminates REIT III’s accumulated other comprehensive loss and accumulated deficit.
F-16

Adjustments to the Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2019 and for the six months ended June 30, 2020
The following are the explanations for the adjustments to operating and property level revenues and certain expenses included in the unaudited pro forma consolidated statements of operations for the year ended December 31, 2019 and for the six months ended June 30, 2020:
a.
The Self-Managed Transaction and the REIT I Merger and the REIT III Merger adjustments reflect the elimination of asset management, property management and acquisition and disposition fees to affiliates, as these costs will be eliminated in the consolidated statements of operations. In addition, fees paid to third-party property managers previously paid by the advisors have been added.

b.
In connection with the Self-Managed Transaction, 45 employees of RAI became direct employees of REIT I. In addition to the executive officers, such employees include professionals in the following key areas: acquisitions, asset management, investor relations, legal, compliance, financial reporting and accounting. The general and administrative expense adjustments include actual base salary and accrued bonuses incurred. In addition, the adjustments include additional overhead expenses of $150,000 that were historically recorded on RAI. REIT I allocated 40% of the additional overhead expenses to REIT II. The transitional services agreement provides shared services to REIT I such as information technology and human resources. Since the 45 employees became direct employees of REIT I, the allocations of corporate operating expenses are eliminated. In addition, REIT I is expected to incur third party property management fees, which were previously paid by RAI. Lastly, REIT I, II and III will continue to incur rent expense for the Philadelphia, Pennsylvania and Denver, Colorado offices, which will be paid to REIT I. The unaudited pro forma consolidated statement of operations for the six months ended June 30, 2020 and year ended December 31, 2019 has been adjusted for these costs.

c.
The adjustment to the unaudited pro forma consolidated statements of operations is to reflect the respective REIT II and REIT III asset and property management fees that would be paid to REIT I as part of the Self-Managed Transaction. The advisory fees are eliminated as part of the merger of the REITs.

d.	Interest income as presented in historical REIT I financials is reclassed to other income to conform presentation with REIT II and REIT III.
e.
Depreciation and amortization expense is calculated, for purposes of the unaudited pro forma consolidated statements of operations, based on an estimated useful life of 27.5 years for building and building improvements, five years for furniture and fixtures for rental properties and eight months for in-place leases. As REIT II and REIT III would have commenced depreciation and amortization on the Pro Forma Effective Date, the depreciation and amortization expense included in the REIT II and REIT III historical financial statements has been reversed so that the unaudited pro forma consolidated statements of operations reflects the depreciation and amortization that REIT I would have recorded. In addition, depreciation has been added for leasehold improvements assumed in the Self-Managed Transaction amortized over the respective lease term.

f.
The adjustment to the unaudited pro forma consolidated statements of operations is to reflect the discount amortization on REIT II’s and REIT III’s fixed and variable rate debt. In accordance with ASC 805-10, Business Combinations, REIT I is required to fair value the debt assumed and amortize any discount/premium as of January 1, 2019. The unaudited pro forma consolidated statement of operations for the six months ended June 30, 2020 and year ended December 31, 2019 has been adjusted for the discount amortization.

g.	The adjustment reflects 7% distributions on preferred operating partnership units issued.
h.	The adjustment reflects the impact of the 6.2 million common and 319,965 preferred operating partnership units issued as non-controlling interests.
F-17

The following table summarizes the weighted average shares and units outstanding at December 31, 2019 and June 30, 2020 and the allocable percentage of non-controlling interest (dollars in thousands):
REIT I Pro Forma after Self-Managed Transaction	Year ended December 31, 2019	Six Months Ended June 30, 2020
REIT I weighted average common shares outstanding- historical basis (A)	70,134	69,840
Operating partnership units issued as part of the Self-Managed Transaction (B)	6,479	6,479
Percentage of operating partnership units (non-controlling interests) to total outstanding shares (B)/(A+B)	8.5%	8.5%
Net income (loss) after preferred unit distributions	$15,877	$(5,733)
Net (income) loss attributable to non-controlling interests based on percentage of operating partnership units outstanding to total outstanding shares	$(1,343)	$487
Pro Forma Combined REIT I and II	Year ended December 31, 2019	Six Months Ended June 30, 2020
REIT II weighted average common shares outstanding- historical basis (A)	60,728	60,263
REIT I subsequent to merger with REIT II (B)	86,172	85,343
Operating partnership units issued as part of the Self-Managed Transaction (C)	7,932	7,932
	154,832	153,538
Percentage of operating partnership units (non-controlling interests) to total outstanding shares (C)/(A+B+C)	5.1%	5.2%
Net loss after preferred unit distributions	$(15,888)	$(19,153)
Net loss attributable to non-controlling interests based on percentage of operating partnership units outstanding to total outstanding shares	$814	$989
Pro Forma Combined REIT I, II and III	Year ended December 31, 2019	Six Months Ended June 30, 2020
Operating partnership units issued as part of the Self-Managed Transaction	7,932	7,932
REIT I subsequent to REIT I Merger	86,172	85,343
REIT II weighted average common shares outstanding- historical basis	60,728	60,263
REIT III subsequent to REIT III Merger	10,454	11,229
	165,286	164,767
Percentage of operating partnership units (non-controlling interests) to total outstanding shares	4.8%	4.8%
Net loss after preferred unit distributions	$(29,554)	$(21,544)
Net loss attributable to non-controlling interests based on percentage of operating partnership units outstanding to total outstanding shares	$1,418	$1,037
i.
Weighted average shares for REIT I and REIT III have been adjusted by the exchange ratios for all periods presented. In addition, approximately 255,000 shares for restricted stock grants that will vest upon the REIT I Merger have been included in the adjustments.

F-18

ANNEX A

EXECUTION COPY
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.,

RRE OPPORTUNITY OP II, LP,

REVOLUTION I MERGER SUB, LLC,

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

AND

RESOURCE REAL ESTATE OPPORTUNITY OP, LP

DATED AS OF SEPTEMBER 8, 2020

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2020 (this “Agreement”), is made and entered into by and among Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation (“REIT II”), RRE Opportunity OP II, LP, a Delaware limited partnership and the operating partnership of REIT II (“REIT II Operating Partnership”), Revolution I Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of REIT II (“Merger Sub”), Resource Real Estate Opportunity REIT, Inc., a Maryland corporation (“REIT I”) and Resource Real Estate Opportunity OP, LP, a Delaware limited partnership and the operating partnership of REIT I (“REIT I Operating Partnership”). Each of REIT II, REIT II Operating Partnership, Merger Sub, REIT I and REIT I Operating Partnership is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article I.
WHEREAS, the Parties wish to effect a business combination in which (i) REIT I will be merged with and into Merger Sub (the “REIT Merger”), with Merger Sub being the surviving company, and each share of REIT I Common Stock (as defined herein) and REIT I Convertible Stock (as defined herein) issued and outstanding immediately prior to the REIT Merger Effective Time (as defined herein) will be converted into the right to receive the REIT Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (“MLLCA”), and (ii) REIT I Operating Partnership will be merged with and into REIT II Operating Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with REIT II Operating Partnership being the surviving entity, and each REIT I OP Unit (as defined herein) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) will be converted into the right to receive the Partnership Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);
WHEREAS, concurrently with the execution and delivery of this Agreement, REIT II, REIT II Operating Partnership and Revolution III Merger Sub, LLC, a Delaware limited liability company, entered into a merger agreement with Resource Apartment REIT III, Inc., a Maryland corporation (“REIT III”), and Resource Apartment REIT III OP, LP, a Delaware limited partnership, pursuant to which REIT III will merge into Revolution III Merger Sub, LLC and Resource Apartment REIT III OP, LP will merge into REIT II Operating Partnership (collectively, the “REIT III Merger”);
WHEREAS, the Mergers are not conditioned on the REIT III Merger or vice versa;
WHEREAS, prior to the execution and delivery of this Agreement, REIT I Operating Partnership entered into and consummated a contribution and exchange agreement (the “Contribution Agreement”) pursuant to which, among other things, REIT I acquired REIT I Advisor, REIT II Advisor (as defined herein) and REIT III Advisor (as defined herein) such that REIT I has become self-managed and REIT II and REIT III have become indirectly managed by REIT I (the “REIT I Internalization Transaction”);
WHEREAS, prior to the REIT I Internalization Transaction, REIT I and Resource Real Estate Opportunity Advisor, LLC, a Delaware limited liability company and external adviser to REIT I (the “REIT I Advisor”), entered into an amendment to the Fourth Amended and Restated Advisory Agreement between REIT I and REIT I Advisor (the “REIT I Advisory Agreement Amendment”) providing for, among other things, the elimination of any limitations on REIT I becoming self-managed;
WHEREAS, concurrently with the execution and delivery of this Agreement, REIT II and Resource Real Estate Opportunity Advisor II, LLC, a Delaware limited liability company and external adviser to REIT II (the “REIT II Advisor”) entered into an amended and restated advisory agreement (the “Amended and Restated REIT II Advisory Agreement”) providing for, among other things, the elimination of any limitations on REIT II becoming self-managed;
WHEREAS, the Parties have conditioned the Merger on approval by the stockholders of REIT I of an amendment of the charter of REIT I, substantially in the form attached hereto as Exhibit A (the “REIT I Charter Amendment”), which provides for the elimination of limitations on “roll-up transactions”;

WHEREAS, the Parties desire an amendment and restatement of the limited partnership agreement of REIT II Operating Partnership, substantially in the form attached hereto as Exhibit B (the “Amended and Restated REIT II OP Agreement”), which shall become effective upon the REIT Merger Effective Time;
WHEREAS, the REIT Merger is conditioned upon the receipt of the REIT I Stockholder Approval (as defined herein), which includes the approval of the holders of two-thirds of the outstanding shares of REIT I Convertible Stock;
WHEREAS, immediately prior to the REIT I Internalization Transaction, Resource Real Estate, LLC, a Delaware limited liability company (“RRE”), acquired all of the REIT I Convertible Stock then held by the REIT I Advisor;
WHEREAS, the shares of REIT I Convertible Stock held by RRE, coupled with the shares held by Mr. Alan Feldman, represent more than two-thirds of the outstanding shares of REIT I Convertible Stock;
WHEREAS, RRE and Mr. Feldman have each agreed to enter into a voting agreement (collectively, the “Voting Agreements”) whereby they will vote their shares of REIT I Convertible Stock in favor of the REIT Merger;
WHEREAS, on the recommendation of the special committee (the “REIT I Special Committee”) of the Board of Directors of REIT I (the “REIT I Board”), the REIT I Board has (a) determined that this Agreement, the Mergers, the Contribution Agreement, the REIT I Advisory Agreement Amendment, the REIT I Charter Amendment and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT I and that this Agreement, the Mergers, the Contribution Agreement and the other transactions contemplated by this Agreement are fair and reasonable to REIT I and are on terms and conditions no less favorable to REIT I than those available from unaffiliated third parties, (b) authorized and approved this Agreement, the Mergers, the Contribution Agreement, the REIT I Advisory Agreement Amendment and the other transactions contemplated by this Agreement, (c) directed that the REIT Merger and the REIT I Charter Amendment be submitted for consideration at the REIT I Stockholders Meeting (as defined herein) and (d) recommended the approval of the REIT Merger and the REIT I Charter Amendment by the REIT I stockholders;
WHEREAS, on the recommendation of the special committee (the “REIT II Special Committee”) of the Board of Directors of REIT II (the “REIT II Board”), the REIT II Board has (a) determined that this Agreement, the Mergers, the Amended and Restated REIT II Advisory Agreement, the Amended and Restated REIT II OP Agreement, the Voting Agreements and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT II and that this Agreement, the Mergers, the Amended and Restated REIT II OP Agreement, the Voting Agreements and the other transactions contemplated by this Agreement are fair and reasonable to REIT II and are on terms and conditions no less favorable to REIT II than those available from unaffiliated third parties and (b) authorized and approved this Agreement, the Mergers, the Amended and Restated REIT II Advisory Agreement, the Amended and Restated REIT II OP Agreement, the Voting Agreements and the other transactions contemplated by this Agreement;
WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the REIT Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the REIT Merger for purposes of Sections 354 and 361 of the Code and (ii) the Partnership Merger shall be treated as a transfer by REIT I Operating Partnership of its assets and liabilities to REIT II Operating Partnership in exchange for REIT II OP Units followed by the distribution of such units to REIT II and REIT I Operating Partnership Minority Owner in a complete liquidation of REIT I Operating Partnership, the exchange and distribution being respectively described in Section 721 of the Code and Section 731 of the Code pursuant to the REIT Merger; and
WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS
Section 1.1 Definitions.
(a) For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to REIT I than those contained in the Confidentiality Agreement.
“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).
“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, (i) the REIT II Parties and their respective subsidiaries shall not be deemed to be Affiliates of the REIT I Parties and (ii) the REIT I Parties and their respective subsidiaries shall not be deemed to be Affiliates of the REIT II Parties.
“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.
“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.
“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Confidentiality Agreement” means the non-disclosure agreement dated as of January 9, 2020 between REIT I and REIT II.
“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.
“Debt Facilities” means, with respect to REIT I, any Contract set forth in Section 4.12(a)(vi) of the REIT I Disclosure Letter and with respect to REIT II, any Contract set forth in Section 5.12(a)(vi) of the REIT II Disclosure Letter.
“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan (as defined in Section 409A of the Code), or employment, severance, change-in-control, bonus, incentive, equity or equity-based compensation, health, welfare, fringe benefit, retirement, and any other compensatory or employee benefit plan, contract or arrangement of any kind (whether or not subject to ERISA, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated).
“Environmental Law” means any Law (including common law) relating to the pollution (or cleanup thereof) or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances.
“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expense Reimbursement Payment” means payment in an amount equal to the documented Expenses of the Party that is entitled to receive such payment pursuant to Section 9.3; provided, that such payment shall not exceed $2,000,000.
“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the REIT I Proxy Statement (with respect to REIT I), the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the REIT I Proxy Statement, the solicitation of stockholder approval, engaging the services of the Transfer Agent, obtaining any third-party consents, making any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.
“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.3(a) (No Conflict; Required Filings and Consents); Section 4.4(a) (Capital Structure); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority; Approval Required); Section 5.3(a) (No Conflict; Required Filings and Consents) and Section 5.4(a) (Capital Structure).
“GAAP” means the United States generally accepted accounting principles.
“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.
“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder, including: the Comprehensive, Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.
“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Information Privacy and Security Laws” means applicable legal requirements concerning the use, ownership, maintenance, storage, collection, transfer, processing, controlling, privacy and/or security of Personal Information.
“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets and (vi) all applications and registrations for the foregoing.
“Intervening Event” means a change in circumstances or development occurring or arising after the date of this Agreement that materially affects the business, assets or operations of REIT I and the REIT I Subsidiaries, taken as a whole, and that was not known to or reasonably foreseeable by the REIT I Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the REIT I Board prior to the REIT Merger Effective Time; provided, however, that in no event shall (i) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event and (ii) any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of a “REIT I Material Adverse Effect” be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IRS” means the United States Internal Revenue Service or any successor agency.
“IT Asset” means any company-owned information, system or hardware that is used in the course of business activities.
“Knowledge” means (i) with respect to any REIT I Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT I Disclosure Letter and (ii) with respect to any REIT II Party, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT II Disclosure Letter.
“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.
“Lien” means any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, excluding any restrictions on transfer of equity securities arising under applicable securities Laws.
“Material Contract” means any REIT II Material Contract or any REIT I Material Contract, as applicable.
“Merger Sub Governing Documents” means the articles of organization and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.
“Order” means a judgment, injunction, order or decree of any Governmental Authority.
“Permitted Encumbrances” means any of the following: (i) Encumbrances for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) mechanics and materialmen’s Encumbrances for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith or such Encumbrances which have been filed of record but which have been bonded over or otherwise insured against; (iii) with respect to any real property, post-closing escrow agreements, leases, license agreements and similar occupancy agreements, contribution and tax protection agreements, bottom dollar guarantees, terms and provisions of any joint venture agreements existing at the date of this Agreement, Encumbrances that are zoning regulations, entitlements (including associated security instruments encumbering any land for which REIT I or

REIT II has an option to purchase) or other land use or environmental regulations by any Governmental Authority; (iv) with respect to REIT II, Encumbrances that are disclosed on Section 1.1(b) of the REIT II Disclosure Letter (together with associated documentation which evidences or secures such Encumbrances, including, without limitation, notes, mortgages, deeds of trust, assignments of leases and rents, guarantees, pledge agreements and similar documentation), and with respect REIT I, Encumbrances that are disclosed on Section 1.1(a) of the REIT I Disclosure Letter (together with associated documentation which evidences or secures such Encumbrances, including, without limitation, notes, mortgages, deeds of trust, assignments of leases and rents, guarantees, pledge agreements and similar documentation); (v) with respect to REIT II, Encumbrances that are disclosed on the most recent consolidated balance sheet of REIT II, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to REIT I, Encumbrances that are disclosed on the most recent consolidated balance sheet of REIT I, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to REIT II or REIT I, Encumbrances arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of REIT II or REIT I, Encumbrances that are disclosed on existing title policies made available to the other Party prior to the date hereof; or (viii) with respect to REIT II or REIT I, Encumbrances that were incurred in the ordinary course of business since December 31, 2019, and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.
“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).
“Personal Information” means data or other information relating, directly or indirectly, to an identified or identifiable natural person.
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“REIT I Benefit Plan” means each Employee Benefit Plan which is sponsored, maintained, contributed to, or required to be contributed to by REIT I or any REIT I Subsidiary, or any of their respective ERISA Affiliates or with respect to which REIT I or any REIT I Subsidiary has or may have any liability or obligation.
“REIT I Bylaws” means the Bylaws of REIT I, as amended and in effect on the date hereof.
“REIT I Charter” means the Articles of Amendment and Restatement of REIT I dated January 20, 2010, as amended or supplemented and in effect on the date hereof.
“REIT I Common Stock” means the common stock, $0.01 par value per share, of REIT I.
“REIT I Common OP Units” means REIT I OP Units that are not REIT I Preferred OP Units.
“REIT I DRP” means the distribution reinvestment plan of REIT I.
“REIT I Governing Documents” means the REIT I Bylaws, the REIT I Charter, the certificate of limited partnership of REIT I Operating Partnership and the REIT I Partnership Agreement.
“REIT I Holdco” means RRE Opportunity Holdings, LLC, a Delaware limited liability company.
“REIT I Long-Term Incentive Plan” means the 2020 Long-Term Incentive Plan of REIT I, as amended.
“REIT I Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT I and the REIT I Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of the REIT I Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “REIT I Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which REIT I or the REIT I Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates, and including (for the avoidance of doubt) any such conditions related to or resulting from any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any governmental or other response or reaction to any of the foregoing, (B) changes in general economic conditions in the industries in which REIT I and the REIT I Subsidiaries operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT II, (G) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof), (I) pandemics, disease outbreak (including the COVID-19 virus) or other natural or manmade disasters or any governmental or other response or reaction to any of the foregoing, or (J) any Action made or initiated by any holder of REIT I Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (A), (B), (C), (D), (G) and (H) do not disproportionately affect REIT I and the REIT I Subsidiaries, taken as a whole, compared to other companies in the industry in which REIT I and the REIT I Subsidiaries operate.
“REIT I Operating Partnership Minority Owner” means, collectively, (i) C-III Capital Partners LLC, a Delaware limited liability company, and (ii) RRE.
“REIT I OP Units” means the units of partnership interests in REIT I Operating Partnership.
“REIT I Parties” means REIT I and REIT I Operating Partnership.
“REIT I Partnership Agreement” means the Limited Partnership Agreement of REIT I Operating Partnership, dated as of September 1, 2009, as amended through the date hereof.
“REIT I Preferred OP Units” means the REIT I OP Units designated as Series A Cumulative Participating Redeemable Preferred Units in the REIT I Partnership Agreement.
“REIT I Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT I or any REIT I Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“REIT I Proxy Statement” means the proxy statement relating to the REIT I Stockholders Meeting, together with any amendments or supplements thereto.
“REIT I Restricted Stock” means any shares of REIT I Common Stock issued and outstanding immediately prior to the REIT Merger Effective Time that are unvested. For purposes of this Agreement, a share of REIT I Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with REIT I.
“REIT I Share Redemption Program” means the Second Amended and Restated Share Redemption Program of REIT I dated March 28, 2018, as amended and in effect as of the date of this Agreement.
“REIT I Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Stock entitled to vote at the REIT I Stockholders Meeting on the REIT Merger and the REIT I Charter Amendment and the affirmative vote of the holders of two-thirds of the outstanding shares of REIT I Convertible Stock entitled to vote at the REIT I Stockholders Meeting on the REIT Merger.
“REIT I Stockholders Meeting” means the meeting of the holders of shares of REIT I Common Stock for the purpose of seeking the REIT I Stockholder Approval, including any postponement or adjournment thereof.
“REIT I Subsidiary” means (a) any corporation of which more than 50% of the outstanding voting securities is, directly or indirectly, owned by REIT I, and (b) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is, directly or indirectly, owned by REIT I or of which REIT I or any REIT I Subsidiary is a general partner, manager, managing member or the equivalent, including the REIT I Operating Partnership.
“REIT II Advisor” means Resource Real Estate Opportunity Advisor II, LLC, a Delaware limited liability company.
“REIT II Bylaws” means the Bylaws of REIT II, as amended and in effect on the date hereof.

“REIT II Charter” means the Articles of Amendment and Restatement of REIT II dated December 17, 2013, as amended or supplemented and in effect on the date hereof.
“REIT II Common Stock” means the common stock, $0.01 par value per share, of REIT II.
“REIT II Common OP Units” means the REIT II OP Units that are not designated as REIT II Preferred OP Units.
“REIT II DRP” means the distribution reinvestment plan of REIT II.
“REIT II Governing Documents” means the REIT II Bylaws, the REIT II Charter, the certificate of limited partnership of REIT II Operating Partnership, and the REIT II Partnership Agreement.
“REIT II Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT II and the REIT II Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of the REIT II Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “REIT II Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which REIT II or the REIT II Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates and including (for the avoidance of doubt) any such conditions related to or resulting from any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any governmental or other response or reaction to any of the foregoing, (B) changes in general economic conditions in the industries in which REIT II and the REIT II Subsidiaries operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT I, (G) the consummation of the REIT III Merger, (H) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof), (I) pandemics, disease outbreak (including the COVID-19 virus) or other natural or manmade disasters or any governmental or other response or reaction to any of the foregoing, or (J) any Action made or initiated by any holder of REIT II Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (A), (B), (C), (D), (H) and (I) do not disproportionately affect REIT II and the REIT II Subsidiaries, taken as a whole, compared to other companies in the industry in which REIT II and the REIT II Subsidiaries operate.
“REIT II OP Units” means the units of partnership interests in REIT II Operating Partnership.
“REIT II Parties” means REIT II, Merger Sub and REIT II Operating Partnership.
“REIT II Partnership Agreement” means the Limited Partnership Agreement of the REIT II Operating Partnership, dated as of January 16, 2014, as amended through the date hereof.
“REIT II Preferred OP Units” means the REIT II OP Units designated as Series A Cumulative Participating Redeemable Preferred Units in the Amended and Restated REIT II OP Agreement.
“REIT II Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT II or any REIT II Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“REIT II Share Redemption Program” means the Fourth Amended and Restated Share Redemption Program of REIT II, as amended and in effect as of the date of this Agreement.

“REIT II Subsidiary” means (a) any corporation of which more than 50% of the outstanding voting securities is, directly or indirectly, owned by REIT II, and (b) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is, directly or indirectly, owned by REIT II or of which REIT II or any REIT II Subsidiary is a general partner, manager, managing member or the equivalent, including REIT II Operating Partnership.
“REIT III Advisor” means Resource Real Estate Opportunity Advisor III, LLC, a Delaware limited liability company and external adviser to REIT III.
“REIT III Merger Agreement” means the Agreement and Plan of Merger dated as of the date hereof among REIT II, the REIT II Operating Partnership, Revolution III Merger Sub, LLC, Resource Apartment REIT III, Inc. and Resource Apartment REIT III OP, LP.
“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.
“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Tax” or “Taxes” means any United States federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.
“Termination Payment” means $22,989,657, plus an amount (capped at $2 million) equal to the Expenses of REIT II.
“Wholly Owned REIT I Subsidiary” means any directly or indirectly wholly owned subsidiary of REIT I.
“Wholly Owned REIT II Subsidiary” means any directly or indirectly wholly owned subsidiary of REIT II.
(b) In addition to the terms defined in Section 1.1(a), the following terms shall have the respective meanings set forth in the sections set forth below opposite such term:
Defined Term	Location of Definition
Acquisition Agreement	Section 7.3(d)
Agreement	Preamble
Amended and Restated REIT II Advisory Agreement	Recitals
Amended and Restated REIT II OP Agreement	Recitals
Articles of Merger	Section 2.3(a)
Charter Restrictions	Section 7.9
Closing	Section 2.2
Closing Date	Section 2.2
Competing Proposal	Section 7.3(h)(i)
Contribution Agreement	Recitals
Contribution Documents	Section 8.3(g)
DE SOS	Section 2.3(b)
DRULPA	Recitals
Encumbrances	Section 4.10(a)
Escrow Agreement	Section 9.3(f)
Exchange Ratio	Section 3.1(a)(i)

Defined Term	Location of Definition
FLSA	Section 4.17(i)
Form S-4	Section 7.1(a)
Indemnified Parties	Section 7.7(a)
Interim Period	Section 6.1(a)
IRCA	Section 4.17(m)
Merger Effective Time	Section 2.3(a)
Merger Sub	Preamble
Mergers	Recitals
MGCL	Recitals
MLLCA	Recitals
Outside Date	Section 9.1(b)(i)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(b)(i)
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Preamble
Qualified REIT Subsidiary	Section 4.1(c)
Registered Securities	Section 7.1(a)
REIT Merger Consideration	Section 3.1(a)(i)
REIT I Adverse Recommendation Change	Section 7.3(d)
REIT I Advisor	Recitals
REIT I Advisory Agreement Amendment	Recitals
REIT I Board	Recitals
REIT I Board Recommendation	Section 4.2(c)
REIT I Charter Amendment	Recitals
REIT I Convertible Stock	Section 4.4(a)
REIT I Designees	Section 7.13
REIT I Disclosure Letter	Article IV
REIT I Insurance Policies	Section 4.16
REIT I Internalization Transaction	Recitals
REIT I Management Agreement Documents	Section 4.12(d)
REIT I Material Contract	Section 4.12(b)
REIT I Operating Partnership	Preamble
REIT I Permits	Section 4.8(a)
REIT I Preferred Stock	Section 4.4(a)
REIT I SEC Documents	Section 4.5(a)
REIT I Special Committee	Recitals
REIT I Subsidiary Partnership	Section 4.13(h)
REIT I Tax Protection Agreements	Section 4.13(h)
REIT I Terminating Breach	Section 9.1(d)(i)
REIT I Voting Debt	Section 4.4(e)
REIT II	Preamble
REIT II Board	Recitals
REIT II Convertible Stock	Section 5.4(a)
REIT II Disclosure Letter	Article V
REIT II Insurance Policies	Section 5.16
REIT II Management Agreement Documents	Section 5.12(d)
REIT II Material Contract	Section 5.12(b)
REIT II Operating Partnership	Preamble
REIT II Permits	Section 5.8(a)

Defined Term	Location of Definition
REIT II Preferred Stock	Section 5.4(a)
REIT II Related Party Agreements	Section 5.18
REIT II SEC Documents	Section 5.5(a)
REIT II Special Committee	Recitals
REIT II Subsidiary Partnership	Section 5.13(h)
REIT II Tax Protection Agreements	Section 5.13(h)
REIT II Terminating Breach	Section 9.1(c)(i)
REIT II Voting Debt	Section 5.4(d)
REIT III	Recitals
REIT III Advisor	Recitals
REIT III Merger	Recitals
REIT Merger	Recitals
REIT Merger Effective Time	Section 2.3(a)
RRE	Recitals
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3(a)
Superior Proposal	Section 7.3(g)(ii)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Takeover Statutes	Section 4.21
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Agent	Section 3.2(a)
Transfer Taxes	Section 7.12(d)
Voting Agreements	Recitals
WARN Act	Section 4.17(l)
Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;
(d) “or” shall be construed in the inclusive sense of “and/or”;
(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
(f) all references herein to “$” or dollars shall refer to United States dollars;
(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;
(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and, as used in Section 6.1 and Section 6.2, similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, whether or not such words actually follow such phrase;
(j) references to a Person are also to its successors and permitted assigns;
(k) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;
(l) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and
(m) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
ARTICLE II

THE MERGERS
Section 2.1 The Mergers.
(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the REIT Merger Effective Time, REIT I shall be merged with and into Merger Sub, whereupon the separate existence of REIT I will cease, with Merger Sub surviving the REIT Merger (Merger Sub, as the surviving entity in the REIT Merger, sometimes being referred to herein as the “Surviving Entity”), such that following and as a result of the REIT Merger, the Surviving Entity will be a wholly owned subsidiary of REIT II. The REIT Merger shall have the effects provided in this Agreement and the Articles of Merger, and as specified in the applicable provisions of the MGCL and MLLCA.
(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DRULPA, at the Partnership Merger Effective Time, REIT I Operating Partnership shall be merged with and into REIT II Operating Partnership, with REIT II Operating Partnership surviving the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.
Section 2.2 Closing. The closing of the Mergers (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time on the third Business Day after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by REIT II and REIT I. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”
Section 2.3 Effective Times.
(a) On the Closing Date, REIT II, REIT I and Merger Sub shall (i) cause articles of merger with respect to the REIT Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (ii) make any other filings, recordings or publications required to be made by REIT I or the Surviving Entity under the MGCL or MLLCA in connection with the REIT Merger. The REIT Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “REIT Merger Effective Time” and together with the Partnership Merger Effective Time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the REIT Merger Effective Time to occur on the Closing Date and before the Partnership Merger Effective Time. The Articles of Merger shall provide that the name of the Surviving Entity shall be “Revolution I Merger Sub, LLC.”

(b) On the Closing Date, REIT II Operating Partnership and REIT I Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the Delaware Secretary of State (the “DE SOS”) in accordance with the DRULPA (the “Partnership Certificate of Merger”) and (ii) make any other filings, recordings or publications required to be made by REIT II Operating Partnership, REIT I Operating Partnership or the Surviving Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Partnership Certificate of Merger (such date and time, the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the REIT Merger Effective Time.
Section 2.4 Organizational Documents of the Surviving Entity and the Surviving Partnership.
(a) From and after the REIT Merger Effective Time, the charter of REIT II shall remain in effect as the charter of REIT II until thereafter amended in accordance with applicable Law and the applicable provisions of the charter of REIT II.
(b) At the REIT Merger Effective Time and by virtue of the REIT Merger, the articles of organization and operating agreement of Merger Sub, as in effect immediately prior to the REIT Merger Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization and operating agreement.
(c) At the Partnership Merger Effective Time, (i) the certificate of limited partnership of REIT II Operating Partnership shall be the certificate of limited partnership of the Surviving Partnership and (ii) the Amended and Restated REIT II OP Agreement will be the limited partnership agreement of the Surviving Partnership, until thereafter amended in accordance with applicable Law and the applicable provisions of such agreement.
Section 2.5 Managers of the Surviving Entity. At the REIT Merger Effective Time, by virtue of the Merger, the member of Merger Sub shall manage the Surviving Entity.
Section 2.6 Tax Treatment of Mergers.
(a) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the REIT Merger described in this Section 2.6(a), and no Party shall take a position inconsistent with such treatment.
(b) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall be treated as a transfer by REIT I Operating Partnership of all of its assets and liabilities to REIT II Operating Partnership in exchange for REIT II OP Units followed by the distribution of such units to REIT II and REIT I Operating Partnership Minority Owner in a complete liquidation of REIT I Operating Partnership, the exchange and distribution being respectively described in Section 721 of the Code and Section 731 of the Code pursuant to the REIT Merger. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 2.6(b), and no Party shall take a position inconsistent with such treatment.
Section 2.7 Subsequent Actions. If at any time after the Partnership Merger Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of REIT I Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out the intent of this Agreement, then the partners and officers of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.
ARTICLE III

EFFECTS OF THE MERGERS
Section 3.1 Effects of the Mergers.
(a) The REIT Merger. At the REIT Merger Effective Time, by virtue of the REIT Merger and without any further action on the part of REIT I or Merger Sub or the holders of any securities of REIT II, REIT I or Merger Sub:
(i) Except as noted below, each share of (A) REIT I Common Stock, or fraction thereof, issued and outstanding as of immediately prior to the REIT Merger Effective Time will be converted into the right to receive, in accordance with the terms of this Agreement 1.22423 shares (the “Exchange Ratio”) (upon the proper surrender of such Book-Entry Share) of validly issued, fully paid and nonassessable shares of REIT II Common Stock and (B) REIT I Convertible Stock, or fraction thereof, issued and outstanding as of immediately prior to the REIT Merger Effective Time will be converted into the right to receive $0.02 in cash (without interest) (upon the proper surrender of such Book-Entry Share) (collectively, the “REIT Merger Consideration”) in accordance with Section 3.2 and subject to Section 3.1(a)(ii), Section 3.1(a)(iii), Section 3.1(c), Section 3.3 and the next sentence of this Section 3.1(a)(i). The REIT Merger Consideration payable to each holder of REIT I Common Stock with respect to their shares of REIT I Common Stock will be aggregated and each such holder shall be entitled to receive such number of shares of REIT II Common Stock, including any fraction thereof (which fraction shall be rounded up to the nearest 1/1,000th of a share), consistent with the Exchange Ratio. From and after the REIT Merger Effective Time, all shares of REIT I Common Stock and REIT I Convertible Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of REIT I Common Stock or REIT I Convertible Stock shall cease to have any rights with respect thereto, except for the right to receive the REIT Merger Consideration therefor in accordance with Section 3.2.
(ii) Each share of REIT I Restricted Stock that is issued and outstanding as of immediately prior to the REIT Merger Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, in accordance with the terms of the Agreement a number of shares of REIT II Common Stock equal to the Exchange Ratio, rounded down to the nearest whole number of shares of REIT II Common Stock (upon the proper surrender of such Book-Entry Share). Except as otherwise set forth in this Agreement, each share of REIT II Common Stock issued pursuant to this Section 3.1(a)(ii) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the REIT I Long-Term Incentive Plan, if applicable, and the restricted stock agreements relating thereto, as in effect immediately prior to the REIT Merger Effective Time.
(iii) Each share of REIT I Common Stock or REIT I Convertible Stock, if any, then held by any REIT I Subsidiary shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger.
(iv) Each share of REIT I Common Stock or REIT I Convertible Stock, if any, then held by REIT II or any Wholly Owned REIT II Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger.
(v) Each membership interest of Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain the only issued and outstanding membership interests of Merger Sub, and REIT II shall remain the sole member of Merger Sub.

(b) The Partnership Merger. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of REIT II Operating Partnership or REIT I Operating Partnership or the holders of any securities of REIT II Operating Partnership or REIT I Operating Partnership:
(i) Each REIT I OP Unit outstanding and held by Merger Sub and REIT I Holdco as of immediately prior to the Partnership Merger Effective Time (which will occur after the REIT Merger Effective Time as specified in Section 2.3) will be converted in the aggregate into the right to receive, in accordance with the terms of the Amended and Restated REIT II OP Agreement (upon the proper surrender of such REIT I OP Unit) the number of validly issued, fully paid and nonassessable REIT II OP Units specified in the Amended and Restated REIT II OP Agreement as being held by Merger Sub and REIT I Holdco as of the Partnership Merger Effective Time.
(ii) Each REIT I Common OP Unit outstanding and held by REIT I Operating Partnership Minority Owner as of immediately prior to the Partnership Merger Effective Time will be converted into the right to receive, in accordance with the terms of this Agreement, the Exchange Ratio (upon the proper surrender of such REIT I Common OP Unit) of validly issued, fully paid and nonassessable REIT II Common OP Units, and each REIT I Preferred OP Unit outstanding and held by REIT I Operating Partnership Minority Owner as of immediately prior to the Partnership Merger Effective Time will be converted into the right to receive, in accordance with the terms of this Agreement (upon the proper surrender of such REIT I Preferred OP Unit), one validly issued, fully paid and nonassessable REIT II Preferred OP Unit (collectively, the “Partnership Merger Consideration”). The REIT II Common OP Units payable to REIT I Operating Partnership Minority Owner will be aggregated and REIT I Operating Partnership Minority Owner shall be entitled to receive such number of REIT II Common OP Units, including any fraction thereof (which fraction shall be rounded up to the nearest 1/1,000th of a unit), consistent with the Exchange Ratio. From and after the Partnership Merger Effective Time, all such REIT I OP Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and REIT I Operating Partnership Minority Owner shall cease to have any rights with respect thereto, except for the right to receive the Partnership Merger Consideration therefor in accordance with Section 3.2; and
(iii) REIT II will be the general partner of the Surviving Partnership.
(c) Adjustment of the REIT Merger Consideration and Partnership Merger Consideration. Between the date of this Agreement and the applicable Merger Effective Time, if any of REIT I, REIT I Operating Partnership, REIT II or REIT II Operating Partnership should split, combine or otherwise reclassify the REIT I Common Stock, the REIT I OP Units, the REIT II Common Stock or the REIT II OP Units, or make a dividend or other distribution in shares of the REIT I Common Stock, the REIT I OP Units, the REIT II Common Stock or the REIT II OP Units (including any dividend or other distribution of securities convertible into REIT I Common Stock, REIT I OP Units, REIT II Common Stock or REIT II OP Units), or engages in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.
(d) Transfer Books. From and after the REIT Merger Effective Time, the share transfer books of REIT I and REIT I Operating Partnership shall be closed, and thereafter there shall be no further registration of transfers of REIT I Common Stock, REIT I Convertible Stock or REIT I OP Units. From and after the Merger Effective Time, Persons who held REIT I Common Stock, REIT I Convertible Stock or REIT I OP Units outstanding immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such shares or units, except as otherwise provided for in this Agreement or by applicable Law.
Section 3.2 Exchange Procedures; Distributions with Respect to Unexchanged Shares.
(a) As soon as practicable following the REIT Merger Effective Time, REIT II shall cause its transfer agent, DST Systems (or any successor transfer agent for REIT II, the “Transfer Agent”) to record the issuance on the stock records of REIT II of the amount of REIT II Common Stock that is issuable to each holder of shares of REIT I Common Stock (including any fractional shares thereof), pursuant to Section 3.1(a)(i). Shares of REIT II Common Stock issuable pursuant to this Section 3.2(a) in exchange for shares of REIT I Common Stock shall be in book-entry form.
(b) As soon as reasonably practicable after the REIT Merger Effective Time, REIT II shall take such action as may be reasonably necessary to provide the former holders of REIT I Convertible Stock with the REIT Merger Consideration therefor, subject to the receipt of such evidence of surrender or transfer as REIT II shall reasonably require.
(c) After the REIT Merger Effective Time, there shall be no further registration of transfers of shares of REIT I Common Stock or REIT I Convertible Stock. If, after the REIT Merger Effective Time, shares are presented to the Surviving Entity or the Transfer Agent, they shall be canceled and exchanged for the REIT Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.
(d) None of REIT II, REIT II Operating Partnership, the Surviving Entity, the Surviving Partnership or the Transfer Agent or any other Person shall be liable to any holder of REIT I Common Stock or REIT I Convertible Stock for any REIT Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law. Any amounts remaining unclaimed by holders of shares of REIT I Common Stock or REIT I Convertible Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of REIT II free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.
(e) As soon as reasonably practicable after the Partnership Merger Effective Time, REIT II and the Surviving Partnership shall take such action as may be reasonably necessary to provide the former holders of REIT I OP Units with the Partnership Merger Consideration therefor, subject to the receipt of customary representations from such holders.
Section 3.3 Withholding Rights. Each and any REIT I Party, REIT II Party, the Surviving Entity, the Surviving Partnership or the Transfer Agent, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration, the Partnership Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of REIT I Common Stock, REIT I Convertible Stock or REIT I OP Units, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.4 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.
Section 3.5 General Effects of the Mergers.
(a) At the REIT Merger Effective Time, the effect of the REIT Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the REIT Merger Effective Time, all of the property, rights, privileges, powers and franchises of REIT I and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of REIT I and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.
(b) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of REIT II Operating Partnership and REIT I Operating Partnership shall vest in the Surviving Partnership, and all debts, liabilities and duties of REIT II Operating Partnership and REIT I Operating Partnership shall become the debts, liabilities and duties of the Surviving Partnership.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE REIT I PARTIES
Except (a) as set forth in the disclosure letter prepared by the REIT I Parties and delivered by the REIT I Parties to the REIT II Parties at or prior to the execution and delivery of this Agreement (the “REIT I Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT I Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be cross-referenced), provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT I Disclosure Letter corresponding to such Fundamental Representation, provided, further, that nothing in the REIT I Disclosure Letter is intended to broaden the scope of any representation or warranty of the REIT I Parties made herein) or (b) as disclosed in the REIT I SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2019 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT I SEC Documents to a matter covered by a representation or warranty set forth in this Article IV is reasonably apparent on its face, provided, that the disclosures in the REIT I SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section of the REIT I Disclosure Letter, and (ii) the representations and warranties made in Section 4.3 (No Conflict; Required Filings and Consents), Section 4.5(a) through (c) (SEC Documents; Financial Statements), Section 4.6 (Absence of Certain Changes or Events), Section 4.7 (No Undisclosed Liabilities), Section 4.19 (Brokers) and Section 4.20 (Opinion of Financial Advisor), the REIT I Parties hereby, jointly and severally, represent and warrant, as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case as of such other date)), to the REIT II Parties that:
Section 4.1 Organization and Qualification; Subsidiaries.
(a) REIT I is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. REIT I is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.
(b) Each REIT I Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each REIT I Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.
(c) Section 4.1(c) of the REIT I Disclosure Letter sets forth a true and complete list of the REIT I Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT I and the REIT I Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT I in each REIT I Subsidiary, including a list of each REIT I Subsidiary that is a “qualified REIT subsidiary” within the meaning of

Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”) and each REIT I Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.
(d) Except as set forth in Section 4.1(d) of the REIT I Disclosure Letter, neither REIT I nor any REIT I Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT I Subsidiaries and investments in short-term investment securities).
(e) REIT I has made available to REIT II complete and correct copies of the REIT I Governing Documents. Each of REIT I and REIT I Operating Partnership is in compliance with the terms of its REIT I Governing Documents in all material respects. True and complete copies of REIT I’s minute book have been made available by REIT I to REIT II.
(f) REIT I has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the REIT I Charter, which exemption or Excepted Holder Limit is currently in effect.
Section 4.2 Authority; Approval Required.
(a) Each of the REIT I Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the REIT I Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the REIT I Parties and the consummation by the REIT I Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the REIT I Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to receipt of the REIT I Stockholder Approval, the filing of Articles of Amendment relating to the REIT I Charter Amendment with, and acceptance for record of such Articles of Amendment, by the SDAT and the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with, and acceptance for record of the Partnership Certificate of Merger by, the DE SOS.
(b) This Agreement has been duly executed and delivered by the REIT I Parties, and assuming due authorization, execution and delivery by the REIT II Parties, constitutes a legally valid and binding obligation of the REIT I Parties enforceable against the REIT I Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c) On the recommendation of the REIT I Special Committee, the REIT I Board (including a majority of directors not otherwise interested in the Mergers) has (i) determined that the terms of this Agreement, the Mergers, the Contribution Agreement, the REIT I Advisory Agreement Amendment, the REIT I Charter Amendment and the other transactions contemplated by this Agreement are advisable and in the best interest of REIT I and that this Agreement, the Mergers, the Contribution Agreement and the other transactions contemplated by this Agreement are fair and reasonable to REIT I and are on terms and conditions no less favorable to REIT I than those available from unaffiliated third parties, (ii) authorized and approved this Agreement, the Contribution Agreement, the REIT I Advisory Agreement Amendment, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the REIT Merger and the REIT I Charter Amendment be submitted to a vote of the holders of REIT I Common Stock and (iv) except as may be permitted pursuant to Section 7.3, resolved to include in the REIT I Proxy Statement the recommendation of the REIT I Board to holders of REIT I Common Stock and REIT I Convertible Stock to vote in favor of approval of the REIT Merger and the recommendation of the REIT I Board to holders of REIT I Common Stock to vote in favor of the REIT I Charter Amendment (such recommendation, the “REIT I Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) The REIT I Stockholder Approval is the only vote of the holders of securities of REIT I or REIT I Operating Partnership required to approve the Mergers.
Section 4.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by each of the REIT I Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the REIT I Stockholder Approval, conflict with or violate any provision of (A) the REIT I Governing Documents or (B) any equivalent organizational or governing documents of any other REIT I Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any REIT I Subsidiary is bound, or (iii) except as set forth in Section 4.3(a)(iii) of the REIT I Disclosure Letter, require any consent or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT I or any REIT I Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT I or any REIT I Subsidiary pursuant to, any Contract or Permit to which REIT I or any REIT I Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.
(b) The execution and delivery of this Agreement by each of the REIT I Parties do not, and the performance of this Agreement by each of the REIT I Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such REIT I Parties, except (i) the filing with the SEC of (A) the REIT I Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the DE SOS pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the REIT I Disclosure Letter, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.
Section 4.4 Capital Structure.
(a) The authorized capital stock of REIT I consists of 1,000,000,000 shares of REIT I Common Stock, 10,000,000 shares of preferred stock, $0.01 par value per share (“REIT I Preferred Stock”), and 50,000 shares of convertible stock, $0.01 par value per share (“REIT I Convertible Stock”). As of the date hereof, (i) 69,919,882 shares of REIT I Common Stock were issued and outstanding, (ii) no shares of REIT I Preferred Stock were issued and outstanding and (iii) 49,935 shares of REIT I Convertible Stock were issued and outstanding. All of the outstanding shares of capital stock of REIT I are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.4, there is no other outstanding capital stock of REIT I.
(b) Section 4.4(b) of the REIT I Disclosure Letter sets forth for all holders of REIT I Restricted Stock, the name of the holder thereof, the date of the issuance thereof and the vesting schedule therefor (including whether the vesting of such REIT I Restricted Stock is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events).

(c) Except as set forth on Section 4.4(c) of the REIT I Disclosure Letter, all the REIT I OP Units are held by REIT I or a Wholly Owned REIT I Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances and free of preemptive rights. All of the REIT I OP Units are duly authorized and validly issued.
(d) All of the outstanding shares of capital stock of each of the REIT I Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT I Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT I Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT I or REIT I Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT I Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, and free of preemptive rights.
(e) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT I or any REIT I Subsidiary (“REIT I Voting Debt”) issued and outstanding. Except as set forth in Section 4.4(a) of the REIT I Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities (other than REIT I OP Units and REIT I Convertible Stock), preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT I or any of the REIT I Subsidiaries is a party or by which any of them is bound obligating REIT I or any of the REIT I Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT I or any REIT I Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) except as provided under the REIT I Share Redemption Program or the Contribution Documents, redeem, repurchase or otherwise acquire any such shares of capital stock, REIT I Voting Debt or other equity interests.
(f) Neither REIT I nor any REIT I Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT I or any of the REIT I Subsidiaries. Except as set forth at Section 4.4(f) of the REIT I Disclosure Letter, neither REIT I nor any REIT I Subsidiary has granted any registration rights on any of its capital stock. No REIT I Common Stock is owned by any REIT I Subsidiary.
(g) REIT I does not have a “poison pill” or similar stockholder rights plan.
(h) All dividends or other distributions on the shares of REIT I Common Stock and any material dividends or other distributions on any securities of any REIT I Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
Section 4.5 SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.
(a) REIT I has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by REIT I under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since December 31, 2016 (the forms, documents, statements and reports filed with the SEC since December 31, 2016 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT I SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT I SEC Documents (i) complied, or with respect to REIT I SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the

Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to REIT I SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the REIT I SEC Documents is, to the Knowledge of REIT I, the subject of ongoing SEC review and REIT I does not have any outstanding and unresolved comments from the SEC with respect to any REIT I SEC Documents. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT I, threatened. None of the REIT I SEC Documents is the subject of any confidential treatment request by REIT I.
(b) REIT I has made available to REIT II complete and correct copies of all written correspondence between the SEC, on one hand, and REIT I, on the other hand, since December 31, 2016. At all applicable times, REIT I has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(c) The consolidated audited and unaudited financial statements of REIT I and the REIT I Subsidiaries included, or incorporated by reference, in the REIT I SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT I SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT I and REIT I Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT I) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT I and the REIT I Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, stockholders’ equity and cash flows of REIT I and the REIT I Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT I, threatened, in each case regarding any accounting practices of REIT I.
(d) Since December 31, 2016, (A) REIT I has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT I in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT I’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of REIT I required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting REIT I’s management to material information required to be included in REIT I’s periodic reports required under the Exchange Act (if REIT I was required to file such reports). REIT I and REIT I Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. REIT I has disclosed to REIT I’s auditors and audit committee (and made summaries of such disclosures available to REIT II) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT I’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of REIT I, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.
(e) REIT I is not and none of the REIT I Subsidiaries are, a party to, and none of REIT I nor any REIT I Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT I and any REIT I Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT I or any REIT I Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT I, any REIT I Subsidiary or REIT I’s or such REIT I Subsidiary’s audited financial statements or other REIT I SEC Documents.
(f) Neither REIT I nor any REIT I Subsidiary is required to be registered as an investment company under the Investment Company Act.
(g) Neither REIT I nor any REIT I Subsidiary nor, to the Knowledge of REIT I, any director, officer or Representative of REIT I or any REIT I Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither REIT I nor any REIT I Subsidiary has received any written communication that alleges that REIT I or any REIT I Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
Section 4.6 Absence of Certain Changes or Events. Except as set forth in Section 4.6 of the REIT I Disclosure Letter, since December 31, 2019 through the date of this Agreement, (a) REIT I and all REIT I Subsidiaries have conducted their respective business in all material respects in the ordinary course of business, (b) neither REIT I nor any REIT I Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of Business by REIT I) if taken from and after the date of this Agreement and (c) there has not been any REIT I Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT I Material Adverse Effect.
Section 4.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT I dated as of June 30, 2020 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since June 30, 2020, neither REIT I nor any REIT I Subsidiary has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT I Material Adverse Effect.
Section 4.8 Permits; Compliance with Law.
(a) REIT I and each REIT I Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “REIT I Permits”), and all such REIT I Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT I Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. No event has occurred with respect to any of the REIT I Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such REIT I Permits. To the Knowledge of

REIT I, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT I or the REIT I Subsidiaries that impairs the validity of any REIT I Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT I Permit, except where the impairment or revocation of any such REIT I Permit, individually, or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.
(b) Neither REIT I nor any REIT I Subsidiary is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any other REIT I Subsidiary is bound, or (ii) any REIT I Permits, except, in each case, for any such conflicts, defaults or violations that have been cured, or that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.
Section 4.9 Litigation. There is no material Action or investigation to which REIT I or any REIT I Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT I, threatened before any Governmental Authority, and, to the Knowledge of REIT I, there is no basis for any such action, suit, proceeding or investigation. None of REIT I and the REIT I Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT I or the REIT I Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT I or any of the REIT I Subsidiaries is or was a party, or, to the Knowledge of REIT I, in any other proceeding, that enjoins or requires REIT I or any of the REIT I Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2019, none of REIT I, any REIT I Subsidiary or any Representative of the foregoing has received or made any settlement offer for any Action to which REIT I or any REIT I Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.
Section 4.10 Properties.
(a) Section 4.10(a) of the REIT I Disclosure Letter lists the REIT I Properties, and sets forth the REIT I Party or applicable REIT I Subsidiary owning such property. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to REIT II: (A) REIT I or a REIT I Subsidiary owns fee simple title to, or a valid leasehold interest in, the REIT I Properties, free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”), except for Permitted Encumbrances; (B) except as has not had and would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received written notice of any violation of any Law affecting any portion of any of the REIT I Properties issued by any Governmental Authority; and (C) except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT I Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT I Properties or by the continued maintenance, operation or use of the parking areas.
(b) REIT I has not received written notice of, nor does REIT I have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT I Properties or the improvements thereon, except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect.
(c) REIT I and the REIT I Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Neither REIT I’s, nor the REIT I Subsidiaries’, ownership of any such personal property is subject to any Encumbrances, other than Permitted Encumbrances.
(d) A policy of title insurance has been issued for each REIT I Property insuring, as of the effective date of such insurance policy, (i) fee simple title interest held by REIT I or the applicable REIT I Subsidiary and (ii) to the Knowledge of REIT I, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date hereof.

Section 4.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect: (i) no notification, demand, directive, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT I, is threatened relating to any of the REIT I Parties, any of the REIT I Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit or Hazardous Substance; (ii) the REIT I Parties, the other REIT I Subsidiaries and their respective properties are and have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the REIT I Parties and each other REIT I Subsidiary is in possession of all Environmental Permits necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; (iv) any and all Hazardous Substances disposed of by REIT I and each REIT I Subsidiary was done so in accordance with all applicable Environmental Laws and Environmental Permits; (v) REIT I Parties, any of the REIT I Subsidiaries and their respective properties are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or Hazardous Substance; and (vi) except as set forth on Section 4.11 of the REIT I Disclosure Letter, there are no liabilities or obligations (and no asserted liability or obligations) of the REIT I Parties or any of the other REIT I Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.
Section 4.12 Material Contracts.
(a) REIT I has made available to REIT II a true, correct and complete copy of each Contract (other than a REIT I Benefit Plan) in effect as of the date hereof to which REIT I or any REIT I Subsidiary is a party or by which any of its properties or assets are bound that:
(i) is required to be filed with the SEC as an exhibit to REIT I’s Annual Report on Form 10-K for the year ending December 31, 2019 or any subsequent current or periodic report;
(ii) is required to be described pursuant to Item 401 of Regulation S-K promulgated under the Securities Act;
(iii) obligates the REIT I Parties or any other REIT I Subsidiary to make non-contingent aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within 90 days without material penalty to the REIT I Parties or any other REIT I Subsidiary;
(iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the REIT I Parties or any other REIT I Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the REIT I Parties or any other REIT I Subsidiary or the geographic area in which the REIT I Parties or any other REIT I Subsidiary may conduct business;
(v) is a Contract that obligates the REIT I Parties or any other REIT I Subsidiary to indemnify any past or present directors, officers, or employees of the REIT I Parties or any other REIT I Subsidiary pursuant to which the REIT I Parties or any other REIT I Subsidiary is the indemnitor;
(vi) constitutes (A) an Indebtedness obligation of the REIT I Parties or any other REIT I Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract under which (1) any Person including REIT I or a REIT I Subsidiary, has directly or indirectly guaranteed

Indebtedness, liabilities or obligations of REIT I or REIT I Subsidiary or (2) REIT I or a REIT I Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT I or another REIT I Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);
(vii) requires the REIT I Parties or any other REIT I Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;
(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;
(ix) constitutes a loan to any Person (other than a Wholly Owned REIT I Subsidiary) by REIT I or any REIT I Subsidiary in an amount in excess of $500,000;
(x) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the REIT I Parties or any other REIT I Subsidiary with a third party;
(xi) prohibits the pledging of the capital stock of REIT I or any REIT I Subsidiary or prohibits the issuance of guarantees by any REIT I Subsidiary;
(xii) contains covenants expressly limiting, in any material respect, the ability of REIT I or any REIT I Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of REIT I or any REIT I Subsidiary;
(xiii) contains restrictions on the ability of REIT I or any REIT I Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of REIT I and REIT I Subsidiaries);
(xiv) is with a Governmental Authority;
(xv) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;
(xvi) is an employment Contract or consulting Contract;
(xvii) is a collective bargaining agreement or other Contract with any labor organization, union or association;
(xviii) is a Contract with any professional employer organization, staffing agency, temporary employee agency, or similar company or service provider;
(xix) provides severance, retention, or transaction bonus payments, change-of-control payments, or similar compensation;
(xx) is a settlement agreement or release of claims with any current employee or with any former employee within the past five years;
(xxi) is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the REIT I Properties or otherwise gives rights with regard to use of the REIT I Properties, other than third-party residential tenant leases or ancillary retail leases; or
(xxii) is both (A) not made in the ordinary course of business and (B) material to REIT I and the REIT I Subsidiaries, taken as a whole.
(b) Each Contract in any of the categories set forth in Section 4.12(a) to which the REIT I Parties or any other REIT I Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “REIT I Material Contract.”
(c) Each REIT I Material Contract is legal, valid, binding and enforceable on the REIT I Parties and each other REIT I Subsidiary that is a party thereto and, to the Knowledge of REIT I, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The REIT I Parties and each other REIT I Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT I Material Contract and, to the Knowledge of REIT I, each other party thereto has performed all obligations required to be performed by it under such REIT I Material Contract prior to the date hereof. None of the REIT I Parties or any other REIT I Subsidiary, nor, to the Knowledge of REIT I, any other party thereto, is in breach or violation of, or default under, any REIT I Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any REIT I Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. None of the REIT I Parties or any other REIT I Subsidiary has received notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any REIT I Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. Since December 31, 2019, neither REIT I nor any REIT I Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT I Material Contract.
(d) Section 4.12(d) of the REIT I Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the REIT I Properties on behalf of REIT I or any REIT I Subsidiary, and describes the property that is subject to such management agreement, REIT I or the applicable REIT I Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on REIT I or the applicable REIT I Subsidiary and relating thereto (collectively, the “REIT I Management Agreement Documents”). The true, correct and complete copies of all REIT I Management Agreement Documents have been made available to REIT II. Each REIT I Management Agreement Document is valid, binding and in full force and effect as against REIT I or the applicable REIT I Subsidiary and, to the Knowledge of REIT I, as against the other party thereto. Neither REIT I nor any REIT I Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator.
Section 4.13 Taxes.
(a) Each REIT I Party and each other REIT I Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each REIT I Party and each other REIT I Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by REIT I and each REIT I Subsidiary with respect to the taxable years ending on or after REIT I’s formation have been made available to REIT II. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT I or any REIT I Subsidiary do not file Tax Returns that REIT I or any REIT I Subsidiary is or may be subject to Tax by such jurisdiction.
(b) Beginning with its initial taxable year ending on December 31, 2010, and through and including the Closing Date (determined as if REIT I’s current taxable year ended immediately prior to Closing), REIT I (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for REIT I is expected to enable REIT I to continue to meet the requirements for qualification as a REIT through and including the Closing Date, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in REIT I’s failure to qualify as a REIT, and no challenge to REIT I’s status as a REIT is pending or threatened in writing. No REIT I Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. REIT I’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT I’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT I’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT I, threatened with regard to any material Taxes or Tax Returns of REIT I or any REIT I Subsidiary; (ii) no material deficiency for Taxes of REIT I or any REIT I Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT I, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; (iii) neither REIT I nor any REIT I Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT I nor any REIT I Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT I nor any REIT I Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Each REIT I Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. At all times since its formation through and including the REIT Merger Effective Time, REIT I Holdco is and will be disregarded as an entity separate from REIT I for federal tax purposes.
(e) Neither REIT I nor any REIT I Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.
(f) Since its inception, REIT I and the REIT I Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) REIT I has not, and none of the REIT I Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT I no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon REIT I or any REIT I Subsidiary.
(g) REIT I and the REIT I Subsidiaries, and to the Knowledge of REIT I, any predecessor employers of the foregoing, have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) Except as set forth in Section 4.13(h) of the REIT I Disclosure Letter, there are no REIT I Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT I threatened to raise, a material claim against REIT I or any REIT I Subsidiary for any breach of any REIT I Tax Protection Agreements. As used herein, “REIT I Tax Protection Agreements” means any written agreement to which REIT I or any REIT I Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT I Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a REIT I Subsidiary Partnership, REIT I or any REIT I Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt,

(B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “REIT I Subsidiary Partnership” means a REIT I Subsidiary that is a partnership for United States federal income tax purposes.
(i) There are no Tax Encumbrances upon any property or assets of REIT I or any REIT I Subsidiary except Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving REIT I or any REIT I Subsidiary, and after the Closing Date neither REIT I nor any other REIT I Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k) Except as set forth in Section 4.13(k) of the REIT I Disclosure Letter, neither REIT I nor any REIT I Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT I nor any REIT I Subsidiary is subject to written ruling of a Governmental Authority.
(l) Neither REIT I nor any REIT I Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any REIT I Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.
(m) Neither REIT I nor any REIT I Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(n) Neither REIT I nor any REIT I Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(o) Except as set forth in Section 4.13(o) of the REIT I Disclosure Letter, no written power of attorney that has been granted by REIT I or any REIT I Subsidiary (other than to REIT I or a REIT I Subsidiary) currently is in force with respect to any matter relating to Taxes.
(p) Neither REIT I nor any REIT I Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT I is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(q) REIT I is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
Section 4.14 Intellectual Property. Except as set forth on Section 4.14 of the REIT I Disclosure Letter, neither REIT I nor any REIT I Subsidiary: (a) owns any registered trademarks, patents or copyrights, or (b) has any pending applications or registrations for any trademarks, patents or copyrights. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, to the Knowledge of REIT I and the REIT I Subsidiaries, (i) no Intellectual Property owned by REIT I or any REIT I Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of REIT I, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT I or any REIT I Subsidiary, and (iii) REIT I and the REIT I Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT I and the REIT I Subsidiaries as it is currently conducted. To the Knowledge of REIT I and the REIT I Subsidiaries, since December 31, 2019, neither REIT I nor any REIT I Subsidiary has received any written or verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.
Section 4.15 Information Privacy & Security. REIT I and any REIT I Subsidiary has adopted written policies and procedures with respect to privacy, data protection, security and the collection and use of Personal

Information gathered or accessed in the course of the operations of REIT I and any REIT I Subsidiary, those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Laws and contracts, and REIT I and any REIT I Subsidiary is in compliance with such policies and procedures. REIT I and any REIT I Subsidiary has disaster recovery plans, procedures and facilities in place that are appropriate to minimize the disruption of its business in the event of any material failure of any of the IT Assets in accordance with applicable legal requirements and customer contracts. REIT I and any REIT I Subsidiary has not experienced any data security breach of any IT Assets, that would constitute a breach for which notification to individuals, third parties and/or any Governmental Authority. REIT I and any REIT I Subsidiary has taken reasonable actions and measures to protect the confidentiality, integrity and security of its Personal Information and all of its IT Assets, against any unauthorized use, access, interruption, modification or corruption.
Section 4.16 Insurance. Section 4.16 of the REIT I Disclosure Letter sets forth a true and complete list of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT I and the REIT I Subsidiaries (the “REIT I Insurance Policies”), which REIT I Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of REIT I and REIT I Subsidiaries and sufficient to allow each to replace any of its assets that might be damaged or destroyed. Each REIT I Insurance Policy is in full force and effect. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, all premiums due and payable under all REIT I Insurance Policies have been paid, and REIT I and the REIT I Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT I Insurance Policies and all claims, events and occurrences that may be covered under any REIT I Insurance Policy have been noticed pursuant to the conditions in such policy. No written notice of cancellation, termination or increase in premium has been received by REIT I or any REIT I Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. REIT I has made available to REIT II true and correct copies of all REIT I Insurance Policies. No REIT I Insurance Policies are written on retrospective, audited or similar premium basis.
Section 4.17 Employee Matters.
(a) Neither REIT I nor any REIT I Subsidiary has ever (i) been a party to any collective bargaining agreement; (ii) had any application or petition for an election, or for certification, of a collective bargaining agent pending; (iii) had pending, existing, or threatened, any strike, slowdown, picketing or work stoppage or employee grievance process involving REIT I or any REIT I Subsidiary; or (iv) been subject to any Action or threatened Action relating to the alleged violation of any Law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board. REIT I, and the REIT I Subsidiaries are, and in the three years preceding the date of this Agreement have been, in compliance with all applicable Laws and Orders regarding the terms and conditions of employment or other labor related matters, and the payment and withholding of Taxes with respect to their employees, and there are no Actions relating to any such violation pending or threatened against REIT I or any REIT I Subsidiary, nor have there been any such actual or threatened Actions in the three years preceding the date of this Agreement.
(b) Section 4.17(b) of the REIT I Disclosure Letter sets forth a list of each REIT I Benefit Plan and its sponsoring entity or entities. Other than the REIT I Benefit Plans listed on Section 4.17(b) of the REIT I Disclosure Letter, REIT I and the REIT I Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to, and do not have any liability (contingent or otherwise) with respect to, any Employee Benefit Plans. Neither REIT I nor any REIT I Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any REIT I Benefit Plan.
(c) None of REIT I, any REIT I Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). No REIT I Benefit Plan promises or provides retiree medical or other retiree welfare benefits to any Person other than pursuant to COBRA (whether company paid or not) or other applicable legal requirements.

(d) Each REIT I Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. With respect to each REIT I Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a), the REIT I Benefit Plan has received and is entitled to rely on a determination from the Internal Revenue Service that such REIT I Benefit Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter; or if it is a volume submitter, it has a favorable advisory letter), and REIT I, the REIT I Subsidiary, or their respective ERISA Affiliate (as applicable) has properly adopted such REIT I Benefit Plan. No event or documentation defect with respect to any REIT I Benefit Plan has occurred which would could cause such REIT I Benefit Plan to become disqualified for purposes of Section 401(a) of the Code or which could cause REIT I or any REIT I Subsidiary to incur any monetary penalty or other liability. No audits, investigations, actions, suits, or claims (other than routine claims for benefits in the ordinary course of business) are pending or threatened with respect to any REIT I Benefit Plan.
(e) The execution, delivery and performance of this Agreement will not constitute a triggering event that will result (either alone or upon the occurrence of any additional or subsequent event) in any payment (whether of severance pay or otherwise) becoming due, any “parachute payment” as defined in Section 280G of the Code, any increase in payment, or accelerate the time of payment or vesting of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons). Neither REIT I nor any REIT I Subsidiary is a party to or has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code. Any REIT I Benefit Plan which is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.
(f) All premiums for, contributions to, and payments from, any REIT I Benefit Plans have been timely made or timely accrued by REIT I and/or the REIT I Subsidiaries in the consolidated audited and unaudited financial statements of REIT I and the REIT I Subsidiaries.
(g) None of REIT I, any REIT I Subsidiary or any of their respective ERISA Affiliates, nor any of their respective directors, officers or employees, nor, to the Knowledge of REIT I, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any REIT I Benefit Plan that could result in the imposition of a penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code.
(h) No event has occurred, and no condition or circumstance exists, that could subject REIT I, any REIT I Subsidiary, or any REIT I Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code.
(i) All current and former employees of REIT I and any REIT I Subsidiary who have been classified as exempt under the Fair Labor Standards Act (the “FLSA”) have been properly classified and treated as such, and all current and former employees of REIT I and any REIT I Subsidiary have been properly compensated for all time worked in accordance with the FLSA. All Persons who have provided services to REIT I and any REIT I Subsidiary as independent contractors or consultants have been properly classified as independent contractors, rather than employees, for purposes of all applicable Laws and REIT I Benefit Plans.
(j) Section 4.17(j) of the REIT I Disclosure Letter contains a true, accurate and complete list of all employees of REIT I and any REIT I Subsidiary, specifying each employee’s name and title. The current year annual base salary or hourly wage of each such employee has been separately provided to REIT II, and shall be deemed to be part of Section 4.17(j) of the REIT I Disclosure Letter.
(k) There are not any oral or informal arrangements, commitments or promises between REIT I, nor any REIT I Subsidiary, and any employees, independent contractors or consultants thereof that have not been documented as part of the formal written agreements between any such Persons and REIT I or any REIT I Subsidiary. There are no agreements or understandings between REIT I or any REIT I Subsidiary and any employee, independent contractor or consultant that the term of their employment or engagement will be for any particular period.

(l) In the three years preceding the date of this Agreement, neither REIT I nor any REIT I Subsidiary has failed to provide advance notice of any plant closing, layoff, termination or reduction in hours as required by, or incurred any liability under, the Worker Adjustment and Retraining Notification Act of 1988, and including any similar foreign, state, or local Law (the “WARN Act”), and as of the date of this Agreement, neither REIT I nor any REIT I Subsidiary has taken any action that would reasonably be expected to cause the REIT II Parties to incur any liability or obligation under WARN following the Closing.
(m) REIT I and any REIT I Subsidiary has complied in all material respects with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (“IRCA”). Neither REIT I, nor any REIT I Subsidiary, has employed individuals not authorized to work in the United States. Neither REIT I, nor any REIT I Subsidiary, has received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.
Section 4.18 Related-Party Transactions. Except as described in REIT I SEC Documents filed with or furnished to the SEC on or after December 31, 2017 and prior to the date hereof (the “REIT I Related-Party Agreements”), no agreements, arrangements or understandings between any of the REIT I Parties or any other REIT I Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT I and REIT I Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 4.19 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.19 of the REIT I Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.19 of the REIT I Disclosure Letter, pursuant to the terms of the engagement letter between REIT I and such Person, true, correct and complete copies of which have been provided to REIT II prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the REIT I Parties or any other REIT I Subsidiary.
Section 4.20 Opinion of Financial Advisor. The REIT I Special Committee has received the oral opinion of Robert A. Stanger & Co., Inc. (which was confirmed in writing, as of the date of this Agreement), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, each of the REIT Merger Consideration to be paid to holders of the REIT I Common Stock and the REIT I Convertible Stock, and the Partnership Merger Consideration to be paid to holders of REIT I OP Units, is fair, from a financial point of view, to the holders of shares of the REIT I Common Stock and the REIT I Convertible Stock and to the holders of REIT I OP Units (other than REIT II and its Affiliates). REIT I will deliver to REIT II a complete and correct copy of such opinion promptly after receipt thereof by the REIT I Special Committee solely for informational purposes. REIT I acknowledges that the opinion of Houlihan Lokey Capital, Inc. contemplated by Section 5.20 is for the benefit of the REIT II Special Committee and that REIT I shall not be entitled to rely on that opinion for any purpose.
Section 4.21 Takeover Statutes. None of REIT I or any REIT I Subsidiary is, nor at any time during the last two years has been, an “interested stockholder” of REIT II as defined in Section 3-601 of the MGCL. The REIT I Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of REIT I Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.
Section 4.22 Information Supplied. None of the information supplied or to be supplied in writing on or behalf of the REIT I Parties or any REIT I Subsidiary for inclusion or incorporation by reference in (a) REIT I Proxy Statement will, at the time it is first mailed to the REIT I stockholders, at the time of the REIT I Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S-4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that REIT I is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to REIT I and the REIT I Subsidiaries (or other information supplied by or on behalf of REIT I or any REIT I Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by or on behalf of the REIT II Parties.
Section 4.23 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, none of the REIT I Parties or any other Person on behalf of a REIT I Party has made any representation or warranty, expressed or implied, with respect to the REIT I Parties or any other REIT I Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the REIT I Parties or any other REIT I Subsidiary. In particular, without limiting the foregoing disclaimer, none of the REIT I Parties or any other Person on behalf of a REIT I Party makes or has made any representation or warranty to any REIT II Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the REIT I Parties in this Article IV or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the REIT II Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the REIT I Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the REIT I Parties acknowledge and agree that none of the REIT II Parties or any other Person on behalf of a REIT II Party has made or is making any representations or warranties relating to the REIT II Parties whatsoever, express or implied, beyond those expressly given by the REIT II Parties in Article V or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any REIT II Party furnished or made available to the REIT I Parties or any of their respective Representatives.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE REIT II PARTIES
Except (a) as set forth in the disclosure letter prepared by the REIT II Parties and delivered by the REIT II Parties to the REIT I Parties at or prior to the execution and delivery of this Agreement (the “REIT II Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT II Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be cross-referenced), provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT II Disclosure Letter corresponding to such Fundamental Representation, provided, further, that nothing in the REIT II Disclosure Letter is intended to broaden the scope of any representation or warranty of the REIT II Parties made herein), (b) as required pursuant to the REIT III Merger Agreement or in connection with the REIT III Merger, or (c) as disclosed in the REIT II SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2019 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT II SEC Documents to a matter covered by a representation or warranty set forth in this Article V is reasonably apparent on its face, provided, that the disclosures in the REIT II SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section of the REIT II Disclosure Letter, and (ii) the representations and warranties made in Section 5.3 (No Conflict; Required Filings and Consents), Section 5.5(a) through (c) (SEC Documents; Financial Statements), Section 5.6 (Absence of Certain Changes or Events), Section 5.7 (No Undisclosed Liabilities), Section 5.19 (Brokers) and Section 5.20 (Opinion of Financial Advisor), the REIT II Parties hereby, jointly and severally, represent and warrant, as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case as of such other date)), to the REIT I Parties that:
Section 5.1 Organization and Qualification; Subsidiaries.
(a) REIT II is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of REIT II and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.
(b) Each REIT II Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each REIT II Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.
(c) Section 5.1(c) of the REIT II Disclosure Letter sets forth a true and complete list of the REIT II Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT II and the REIT II Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT II in each REIT II Subsidiary, including a list of each REIT II Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each REIT II Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.
(d) Neither REIT II nor any REIT II Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT II Subsidiaries and investments in short-term investment securities).
(e) REIT II has made available to REIT I complete and correct copies of the REIT II Governing Documents. Each of REIT II and REIT II Operating Partnership is in compliance with the terms of its REIT II Governing Documents in all material respects. True and complete copies of REIT II’s minute book have been made available by REIT II to REIT I.
(f) REIT II has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the REIT II Charter, which exemption or Excepted Holder Limit is currently in effect.
Section 5.2 Authority; Approval Required.
(a) Each of the REIT II Parties has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the REIT II Parties and the consummation by the REIT II Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of the REIT II Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with, and acceptance for record of the Partnership Certificate of Merger by, the DE SOS.
(b) This Agreement has been duly executed and delivered by the REIT II Parties, and assuming due authorization, execution and delivery by the REIT I Parties, constitutes a legally valid and binding obligation of the REIT II Parties enforceable against the REIT II Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c) On the recommendation of the REIT II Special Committee, the REIT II Board (including a majority of directors not otherwise interested in the Mergers) has (i) determined that the terms of this Agreement, the Mergers, the Amended and Restated REIT II Advisory Agreement, the Amended and Restated REIT II OP Agreement, the Voting Agreements and the other transactions contemplated by this Agreement are advisable and in the best interest of REIT II and that this Agreement, the Mergers, the Amended and Restated REIT II OP Agreement, the Voting Agreements and the other transactions contemplated by this Agreement are fair and reasonable to REIT II and on terms and conditions no less favorable to REIT II than those available from unaffiliated third parties and (ii) authorized and approved this Agreement, the Mergers, the Amended and Restated REIT II Advisory Agreement, the Amended and Restated REIT II OP Agreement, the Voting Agreements and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.
(d) REIT II, as the sole member of Merger Sub, has approved this Agreement and the REIT Merger.
Section 5.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by each of the REIT II Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the REIT II Governing Documents or Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other REIT II Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any REIT II Subsidiary is bound, or (iii) except as set forth in Section 5.3(a)(iii) of the REIT II Disclosure Letter require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT II or any REIT II Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT II or any REIT II Subsidiary pursuant to, any Contract or Permit to which REIT II or any REIT II Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.
(b) The execution and delivery of this Agreement by each of the REIT II Parties do not, and the performance of this Agreement by each of the REIT II Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such REIT II Parties, except (i) the filing with the SEC of (A) the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the

SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the DE SOS pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in Section 8.1(a) of the REIT II Disclosure Letter and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.
Section 5.4 Capital Structure.
(a) The authorized capital stock of REIT II consists of 1,000,000,000 shares of REIT II Common Stock, 10,000,000 shares of preferred stock, $0.01 par value per share (“REIT II Preferred Stock”) and 50,000 shares of convertible stock, $0.01 par value per share (“REIT II Convertible Stock”). As of the date hereof, (i) 60,206,508 shares of REIT II Common Stock were issued and outstanding, (ii) no shares of REIT II Preferred Stock were issued and outstanding and (iii) 50,000 shares of REIT II Convertible Stock were issued and outstanding. All of the outstanding shares of capital stock of REIT II are duly authorized, validly issued, fully paid and nonassessable, and all shares of REIT II Common Stock to be issued in connection with the REIT Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.4(a), there is no other outstanding capital stock of REIT II.
(b) All the REIT II OP Units are held by REIT II or a Wholly Owned REIT II Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances and free of preemptive rights. All of the REIT II OP Units are duly authorized and validly issued.
(c) All of the outstanding shares of capital stock of each of the REIT II Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT II Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT II Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT II or REIT II Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT II Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, and free of preemptive rights.
(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT II or any REIT II Subsidiary (“REIT II Voting Debt”) issued and outstanding. Except as set forth in Section 5.4(d) of the REIT II Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities (other than REIT II OP Units and REIT II Convertible Stock), preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT II or any of the REIT II Subsidiaries is a party or by which any of them is bound obligating REIT II or any of the REIT II Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT II or any REIT II Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) except as provided under the REIT II Share Redemption Program, redeem, repurchase or otherwise acquire any such shares of capital stock, REIT II Voting Debt or other equity interests.
(e) Neither REIT II nor any REIT II Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT II or any of the REIT II Subsidiaries. Except as set forth at Section 4.4(e) of the REIT II Disclosure Letter, neither REIT II nor any REIT II Subsidiary has granted any registration rights on any of its capital stock. No REIT II Common Stock is owned by any REIT II Subsidiary.

(f) REIT II does not have a “poison pill” or similar stockholder rights plan.
(g) All dividends or other distributions on the shares of REIT II Common Stock and any material dividends or other distributions on any securities of any REIT II Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
Section 5.5 SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.
(a) REIT II has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by REIT II under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act since December 31, 2016 (the forms, documents, statements and reports filed with the SEC since December 31, 2016 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT II SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT II SEC Documents (i) complied, or with respect to REIT II SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to REIT II SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the REIT II SEC Documents is, to the Knowledge of REIT II, the subject of ongoing SEC review and REIT II does not have any outstanding and unresolved comments from the SEC with respect to any REIT II SEC Documents. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT II, threatened. None of the REIT II SEC Documents is the subject of any confidential treatment request by REIT II.
(b) REIT II has made available to REIT I complete and correct copies of all written correspondence between the SEC, on one hand, and REIT II, on the other hand, since December 31, 2016. At all applicable times, REIT II has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(c) The consolidated audited and unaudited financial statements of REIT II and the REIT II Subsidiaries included, or incorporated by reference, in the REIT II SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT II SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT II and REIT II Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT II) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT II and the REIT II Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, stockholders’ equity and cash flows of REIT II and the REIT II Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT II, threatened, in each case regarding any accounting practices of REIT II.
(d) Since December 31, 2016, (A) REIT II has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT II in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT II’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of REIT II required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting REIT II’s management to material information required to be included in REIT II’s periodic reports required under the Exchange Act (if REIT II was required to file such reports). REIT II and REIT II Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. REIT II has disclosed to REIT II’s auditors and audit committee (and made summaries of such disclosures available to REIT I) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT II’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of REIT II, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.
(e) REIT II is not and none of the REIT II Subsidiaries are, a party to, and none of REIT II nor any REIT II Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT II and any REIT II Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT II or any REIT II Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT II, any REIT II Subsidiary or REIT II’s or such REIT II Subsidiary’s audited financial statements or other REIT II SEC Documents.
(f) Neither REIT II nor any REIT II Subsidiary is required to be registered as an investment company under the Investment Company Act.
(g) Neither REIT II nor any REIT II Subsidiary nor, to the Knowledge of REIT II, any director, officer or Representative of REIT II or any REIT II Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither REIT II nor any REIT II Subsidiary has received any written communication that alleges that REIT II or any REIT II Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
Section 5.6 Absence of Certain Changes or Events. Except as set forth in Section 5.6 of the REIT II Disclosure Letter, since December 31, 2019 through the date of this Agreement, (a) REIT II and all REIT II Subsidiaries have conducted their respective business in all material respects in the ordinary course of business, (b) neither REIT II nor any REIT II Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct of Business by REIT II) if taken from and after the date of this Agreement and (c) there has not been any REIT II Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT II Material Adverse Effect.

Section 5.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT II dated as of June 30, 2020 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since June 30, 2020, neither REIT II nor any REIT II Subsidiary has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT II Material Adverse Effect.
Section 5.8 Permits; Compliance with Law.
(a) REIT II and each REIT II Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “REIT II Permits”), and all such REIT II Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT II Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. No event has occurred with respect to any of the REIT II Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such REIT II Permits. To the Knowledge of REIT II, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT II or the REIT II Subsidiaries that impairs the validity of any REIT II Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT II Permit, except where the impairment or revocation of any such REIT II Permit, individually, or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.
(b) Neither REIT II nor any REIT II Subsidiary is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any other REIT II Subsidiary is bound, or (ii) any REIT II Permits, except, in each case, for any such conflicts, defaults or violations that have been cured, or that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.
Section 5.9 Litigation. There is no material Action or investigation to which REIT II or any REIT II Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT II, threatened before any Governmental Authority, and, to the Knowledge of REIT II, there is no basis for any such action, suit, proceeding or investigation. None of REIT II and the REIT II Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT II or the REIT II Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT II or any of the REIT II Subsidiaries is or was a party, or, to the Knowledge of REIT II, in any other proceeding, that enjoins or requires REIT II or any of the REIT II Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2019, none of REIT II, any REIT II Subsidiary or any Representative of the foregoing has received or made any settlement offer for any Action to which REIT II or any REIT II Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.
Section 5.10 Properties.
(a) Section 5.10(a) of the REIT II Disclosure Letter lists the REIT II Properties, and sets forth the REIT II Party or applicable REIT II Subsidiary owning such property. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to REIT I: (A) REIT II or a REIT II Subsidiary owns fee simple title to, or a valid leasehold interest in, the REIT II Properties, free and clear of Encumbrances, except for Permitted Encumbrances; (B) except as has not had and would not, individually or in the aggregate, have a REIT II Material Adverse Effect, neither REIT II nor any REIT II Subsidiary has received written notice of any violation of any Law affecting any portion of any of the REIT II Properties issued by any Governmental Authority; and (C) except as would not, individually or in the aggregate, have a REIT II

Material Adverse Effect, neither REIT II nor any REIT II Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT II Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT II Properties or by the continued maintenance, operation or use of the parking areas.
(b) REIT II has not received written notice of, nor does REIT II have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT II Properties or the improvements thereon, except as would not, individually or in the aggregate, have a REIT II Material Adverse Effect.
(c) REIT II and the REIT II Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Neither REIT II’s, nor the REIT II Subsidiaries’, ownership of any such personal property is subject to any Encumbrances, other than Permitted Encumbrances.
(d) A policy of title insurance has been issued for each REIT II Property insuring, as of the effective date of such insurance policy, (i) fee simple title interest held by REIT II or the applicable REIT II Subsidiary and (ii) to the Knowledge of REIT II, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date hereof.
Section 5.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect: (i) no notification, demand, directive, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT II, is threatened relating to any of the REIT II Parties, any of the REIT II Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit or Hazardous Substance; (ii) the REIT II Parties, the other REIT II Subsidiaries and their respective properties are and have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the REIT II Parties and each other REIT II Subsidiary is in possession of all Environmental Permits necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; (iv) any and all Hazardous Substances disposed of by REIT II and each REIT II Subsidiary was done so in accordance with all applicable Environmental Laws and Environmental Permits; (v) REIT II Parties, any of the REIT II Subsidiaries and their respective properties are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or Hazardous Substance; and (vi) except as set forth on Section 5.11 of the REIT I Disclosure Letter, there are no liabilities or obligations (and no asserted liability or obligations) of the REIT II Parties or any of the other REIT II Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.
Section 5.12 Material Contracts.
(a) REIT II has made available to REIT I a true, correct and complete copy of each Contract (other than an Employee Benefit Plan) in effect as of the date hereof to which REIT II or any REIT II Subsidiary is a party or by which any of its properties or assets are bound that:
(i) is required to be filed with the SEC as an exhibit to REIT II’s Annual Report on Form 10-K for the year ending December 31, 2019 or any subsequent current or periodic report;
(ii) is required to be described pursuant to Item 401 of Regulation S-K promulgated under the Securities Act;

(iii) obligates the REIT II Parties or any other REIT II Subsidiary to make non-contingent aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within 90 days without material penalty to the REIT II Parties or any other REIT II Subsidiary;
(iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the REIT II Parties or any other REIT II Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the REIT II Parties or any other REIT II Subsidiary or the geographic area in which the REIT II Parties or any other REIT II Subsidiary may conduct business;
(v) is a Contract that obligates the REIT II Parties or any other REIT II Subsidiary to indemnify any past or present directors, officers, or employees of the REIT II Parties or any other REIT II Subsidiary pursuant to which the REIT II Parties or any other REIT II Subsidiary is the indemnitor;
(vi) constitutes (A) an Indebtedness obligation of the REIT II Parties or any other REIT II Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract under which (1) any Person including REIT II or a REIT II Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT II or REIT II Subsidiary or (2) REIT II or a REIT II Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT II or another REIT II Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);
(vii) requires the REIT II Parties or any other REIT II Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;
(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;
(ix) constitutes a loan to any Person (other than a Wholly Owned REIT II Subsidiary) by REIT II or any REIT II Subsidiary in an amount in excess of $500,000;
(x) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the REIT II Parties or any other REIT II Subsidiary with a third party;
(xi) prohibits the pledging of the capital stock of REIT II or any REIT II Subsidiary or prohibits the issuance of guarantees by any REIT II Subsidiary;
(xii) contains covenants expressly limiting, in any material respect, the ability of REIT II or any REIT II Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of REIT II or any REIT II Subsidiary;
(xiii) contains restrictions on the ability of REIT II or any REIT II Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of REIT II and REIT II Subsidiaries);
(xiv) is with a Governmental Authority;
(xv) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;
(xvi) is an employment Contract or consulting Contract;
(xvii) is a collective bargaining agreement or other Contract with any labor organization, union or association;
(xviii) is a Contract with any professional employer organization, staffing agency, temporary employee agency, or similar company or service provider;
(xix) provides severance, retention, or transaction bonus payments, change-of-control payments, or similar compensation;

(xx) is a settlement agreement or release of claims with any current employee or with any former employee within the past five years;
(xxi) is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the REIT II Properties or otherwise gives rights with regard to use of the REIT II Properties, other than third-party residential tenant leases or ancillary retail leases; or
(xxii) is both (A) not made in the ordinary course of business and (B) material to REIT II and the REIT II Subsidiaries, taken as a whole.
(b) Each Contract in any of the categories set forth in Section 5.12(a) to which the REIT II Parties or any other REIT II Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “REIT II Material Contract.”
(c) Each REIT II Material Contract is legal, valid, binding and enforceable on the REIT II Parties and each other REIT II Subsidiary that is a party thereto and, to the Knowledge of REIT II, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The REIT II Parties and each other REIT II Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT II Material Contract and, to the Knowledge of REIT II, each other party thereto has performed all obligations required to be performed by it under such REIT II Material Contract prior to the date hereof. None of the REIT II Parties or any other REIT II Subsidiary, nor, to the Knowledge of REIT II, any other party thereto, is in breach or violation of, or default under, any REIT II Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any REIT II Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. None of the REIT II Parties or any other REIT II Subsidiary has received notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any REIT II Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. Since December 31, 2019, neither REIT II nor any REIT II Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT II Material Contract.
(d) Section 5.12(d) of the REIT II Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the REIT II Properties on behalf of REIT II or any REIT II Subsidiary, and describes the property that is subject to such management agreement, REIT II or the applicable REIT II Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on REIT II or the applicable REIT II Subsidiary and relating thereto (collectively, the “REIT II Management Agreement Documents”). The true, correct and complete copies of all REIT II Management Agreement Documents have been made available to REIT I. Each REIT II Management Agreement Document is valid, binding and in full force and effect as against REIT II or the applicable REIT II Subsidiary and, to the Knowledge of REIT II, as against the other party thereto. Neither REIT II nor any REIT II Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.
Section 5.13 Taxes.
(a) Each REIT II Party and each other REIT II Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each REIT II Party and each other REIT II Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by REIT II and each REIT II Subsidiary with respect to the taxable years ending on or after REIT II’s formation have been made available to REIT I. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT II or any REIT II Subsidiary do not file Tax Returns that REIT II or any REIT II Subsidiary is or may be subject to Tax by such jurisdiction.
(b) Beginning with its initial taxable year ending on December 31, 2014, and through and including the Closing Date (determined as if REIT II’s current taxable year ended immediately prior to Closing), REIT II (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for REIT II is expected to enable REIT II to continue to meet the requirements for qualification as a REIT through and including the Closing Date, without regard, however, to the distribution requirement described in Section 857(a) of the Code with respect to the taxable year, including the Closing, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in REIT II’s failure to qualify as a REIT, and no challenge to REIT II’s status as a REIT is pending or threatened in writing. No REIT II Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. REIT II’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (other than the taxable year, including the Closing), taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT II’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT II’s net capital gain for such year.
(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT II, threatened with regard to any material Taxes or Tax Returns of REIT II or any REIT II Subsidiary; (ii) no material deficiency for Taxes of REIT II or any REIT II Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT II, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; (iii) neither REIT II nor any REIT II Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT II nor any REIT II Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT II nor any REIT II Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Each REIT II Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.
(e) Neither REIT II nor any REIT II Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.
(f) Since its inception, REIT II and the REIT II Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) REIT II has not, and none of the REIT II Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT II no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon REIT II or any REIT II Subsidiary.

(g) REIT II and the REIT II Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) There are no REIT II Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT II threatened to raise, a material claim against REIT II or any REIT II Subsidiary for any breach of any REIT II Tax Protection Agreements. As used herein, “REIT II Tax Protection Agreements” means any written agreement to which REIT II or any REIT II Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT II Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a REIT II Subsidiary Partnership, REIT II or any REIT II Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “REIT II Subsidiary Partnership” means a REIT II Subsidiary that is a partnership for United States federal income tax purposes.
(i) There are no Tax Encumbrances upon any property or assets of REIT II or any REIT II Subsidiary except Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving REIT II or any REIT II Subsidiary, and after the Closing Date neither REIT II nor any other REIT II Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k) Neither REIT II nor any REIT II Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT II nor any REIT II Subsidiary is subject to written ruling of a Governmental Authority.
(l) Neither REIT II nor any REIT II Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any REIT II Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.
(m) Neither REIT II nor any REIT II Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(n) Neither REIT II nor any REIT II Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(o) No written power of attorney that has been granted by REIT II or any REIT II Subsidiary (other than to REIT II or a REIT II Subsidiary) currently is in force with respect to any matter relating to Taxes.
(p) Neither REIT II nor any REIT II Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT II is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(q) REIT II is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 5.14 Intellectual Property. Except as set forth on Section 5.14 of the REIT II Disclosure Letter, neither REIT II nor any REIT II Subsidiary: (a) owns any registered trademarks, patents or copyrights, or (b) has any pending applications or registrations for any trademarks, patents or copyrights. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, to the Knowledge of REIT II and the REIT II Subsidiaries, (i) no Intellectual Property owned by REIT II or any REIT II Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of REIT II, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT II or any REIT II Subsidiary, and (iii) REIT II and the REIT II Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT II and the REIT II Subsidiaries as it is currently conducted. To the Knowledge of REIT II and the REIT II Subsidiaries, since December 31, 2019, neither REIT II nor any REIT II Subsidiary has received any written or verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.
Section 5.15 Information Privacy & Security. REIT II and any REIT II Subsidiary has adopted written policies and procedures with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of REIT II and any REIT II Subsidiary, those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Laws and contracts, and REIT II and any REIT II Subsidiary is in compliance with such policies and procedures. REIT II and any REIT II Subsidiary has disaster recovery plans, procedures and facilities in place that are appropriate to minimize the disruption of its business in the event of any material failure of any of the IT Assets in accordance with applicable legal requirements and customer contracts. REIT II and any REIT II Subsidiary has not experienced any data security breach of any IT Assets, that would constitute a breach for which notification to individuals, third parties and/or any Governmental Authority. REIT II and any REIT II Subsidiary has taken reasonable actions and measures to protect the confidentiality, integrity and security of its Personal Information and all of its IT Assets, against any unauthorized use, access, interruption, modification or corruption.
Section 5.16 Insurance. Section 5.16 of the REIT II Disclosure Letter sets forth a true and complete list of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT II and the REIT II Subsidiaries (the “REIT II Insurance Policies”), which REIT II Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of REIT II and REIT II Subsidiaries and sufficient to allow each to replace any of its assets that might be damaged or destroyed. Each REIT II Insurance Policy is in full force and effect. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, all premiums due and payable under all REIT II Insurance Policies have been paid, and REIT II and the REIT II Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT II Insurance Policies and all claims, events and occurrences that may be covered under any REIT I Insurance Policy have been noticed pursuant to the conditions in such policy. No written notice of cancellation, termination or increase in premium has been received by REIT II or any REIT II Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. REIT II has made available to REIT I true and correct copies of all REIT II Insurance Policies. No REIT II Insurance Policies are written on retrospective, audited or similar premium basis.
Section 5.17 Benefit Plans. Neither REIT II nor any REIT II Subsidiary has, or has ever had, any employees. None of REIT II, any REIT II Subsidiary, nor any of their respective ERISA Affiliates has, or has ever, sponsored, maintained, contributed to, or been required to contribute to, or has or has ever had any liability or obligation with respect to any Employee Benefit Plans.
Section 5.18 Related-Party Transactions. Except as described in the REIT II SEC Documents filed with or furnished to the SEC on or after December 31, 2017 and prior to the date hereof (the “REIT II Related Party Agreements”), no agreements, arrangements or understandings between any of the REIT II Parties or any other REIT II Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT II and REIT II Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.19 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.19 of the REIT II Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 5.19 of the REIT II Disclosure Letter, pursuant to the terms of the engagement letter between REIT II and such Person, true, correct and complete copies of which have been provided to REIT I prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the REIT II Parties or any other REIT II Subsidiary.
Section 5.20 Opinion of Financial Advisor. The REIT II Special Committee has received the oral opinion of Houlihan Lokey Capital, Inc. prior to execution of this Agreement (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications, conditions and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the REIT Merger, taken together with the Exchange Ratio in the OP Merger, pursuant to this Agreement is fair, from a financial point of view, to REIT II. REIT II will deliver to REIT I a complete and correct copy of such opinion promptly after receipt thereof by the REIT II Special Committee solely for informational purposes. REIT II acknowledges that the opinion of Robert A. Stanger & Co., Inc. contemplated by Section 4.20 is for the benefit of the REIT I Special Committee and that REIT II shall not be entitled to rely on that opinion for any purpose.
Section 5.21 Takeover Statutes. None of REIT II or any REIT II Subsidiary is, nor at any time during the last two years has been, an “interested stockholder” of REIT I as defined in Section 3-601 of the MGCL. The REIT II Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of REIT II Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.
Section 5.22 Ownership of Merger Sub; No Prior Activities.
(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by REIT II.
(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement and the other documents, agreements, certificates and other instruments contemplated hereby, Merger Sub has not, and will not have prior to the REIT Merger Effective Time, incurred, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever.
Section 5.23 Information Supplied. None of the information supplied or to be supplied in writing on or behalf of the REIT II Parties or any REIT II Subsidiary for inclusion or incorporation by reference in (a) the REIT I Proxy Statement will, at the time it is first mailed to the REIT I stockholders, at the time of the REIT I Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S-4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that REIT II is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to REIT II and the REIT II Subsidiaries (or other information supplied by or on behalf of REIT II or any REIT II Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by or on behalf of the REIT I Parties.
Section 5.24 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article V or any document, agreement, certificate or other instrument contemplated hereby, none of the REIT II Parties or any other Person on behalf of a REIT II Party has made any representation or warranty, expressed or implied, with respect to the REIT II Parties or any other REIT II Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the REIT II Parties or any other REIT II Subsidiary. In particular, without limiting the foregoing disclaimer, none of the REIT II Parties or any other Person on behalf of a REIT II Party makes or has made any representation or warranty to any REIT I Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the REIT II Parties in this Article V or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the REIT I Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the REIT II Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the REIT II Parties acknowledge and agree that none of the REIT I Parties or any other Person on behalf of a REIT I Party has made or is making any representations or warranties relating to the REIT I Parties whatsoever, express or implied, beyond those expressly given by the REIT I Parties in Article IV or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any REIT I Party furnished or made available to the REIT II Parties or any of their respective Representatives.
ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS
Section 6.1 Conduct of Business by REIT I.
(a) REIT I covenants and agrees that, between the date of this Agreement and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT II Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(b) of the REIT I Disclosure Letter, each of the REIT I Parties shall, and shall cause each of the other REIT I Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practices, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT I as a REIT.
(b) Without limiting the foregoing, REIT I covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT II Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(b) of the REIT I Disclosure Letter, the REIT I Parties shall not, and shall not cause or permit any other REIT I Subsidiary to, do any of the following:
(i) (A) amend or propose to amend the REIT I Governing Documents, (B) amend or propose to amend such equivalent organizational or governing documents of any REIT I Subsidiary material to REIT I and the REIT I Subsidiaries, (C) amend the REIT I DRP or the REIT I Share Redemption Program in a manner material to REIT I, or (D) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT I Charter) under the REIT I Charter;
(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT I or any REIT I Subsidiary (other than any Wholly Owned REIT I Subsidiary);
(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT I or any REIT I Subsidiary or other equity securities or ownership interests in REIT I or any REIT I Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to REIT I by any Wholly Owned REIT I Subsidiary and (B) distributions by any REIT I Subsidiary that is not wholly owned, directly or indirectly, by REIT I, in accordance with the requirements of the organizational documents of such REIT I Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b), REIT I and any REIT I Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT I to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;
(iv) except as required under the Contribution Documents and Section 8.3(g) hereof, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT I or a REIT I Subsidiary; provided, that, after the filing of the Form S-4, REIT I may effect redemptions upon a stockholder’s death, “qualifying disability” or confinement to a long-term care facility in accordance with the REIT I Share Redemption Program;
(v) except for transactions among REIT I and one or more Wholly Owned REIT I Subsidiaries or among one or more Wholly Owned REIT I Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of REIT I or any of the REIT I Subsidiaries’ capital stock (including the REIT I OP Units) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of REIT I or any of the REIT I Subsidiaries’ capital stock or other equity interests;
(vi) acquire or agree to acquire any material assets, except (A) acquisitions by REIT I or any Wholly Owned REIT I Subsidiary of or from an existing Wholly Owned REIT I Subsidiary, (B) acquisitions described in Section 6.1(b)(vi) of the REIT I Disclosure Letter and (C) other acquisitions of personal property for a purchase price of less than $2,000,000 in the aggregate;
(vii) except as described in Section 6.1(b)(vii) of the REIT I Disclosure Letter or as permitted by clause (viii) below, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which REIT I or any REIT I Subsidiary is a party shall be considered to be done in the ordinary course of business;
(viii) incur, create, assume, guarantee, refinance, replace or prepay any Indebtedness for borrowed money or issue or materially amend the terms of any Indebtedness of REIT I or any of the REIT I Subsidiaries, except (A) Indebtedness incurred under REIT I’s existing Debt Facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $1,000,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT I compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);
(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than by REIT I or a Wholly Owned REIT I Subsidiary to REIT I or a Wholly Owned REIT I Subsidiary;
(x) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT I Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT I Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing REIT I Material Contract that occurs automatically without any action (other than notice of renewal) by REIT I or any REIT I Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;
(xi) make any payment, direct or indirect, of any liability of REIT I or any REIT I Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT I made available to REIT II prior to the date of this Agreement or (y) that do not exceed $100,000 individually or $250,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT I or any REIT I Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT I or any of the REIT I Subsidiaries and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT I Common Stock comply with Section 7.6(c) (excluding in each case any such matter related to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii));
(xiii) (A) hire or, except where due to cause, terminate any officer of REIT I or any REIT I Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits, in each case in any material respect, of any of REIT I’s directors, officers or employees except for increases in annual compensation or wage rate in the ordinary course of business or as set forth in such individual’s Contract or as may be required to comply with applicable Law, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Employee Benefit Plan or other compensation or employee benefits arrangement, except in the ordinary course in conjunction with annual Employee Benefit Plan renewals or as may be required to comply with applicable Law;
(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2019, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;
(xv) enter into any new line of business;
(xvi) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled-investment vehicles;
(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xviii) enter into or modify in a manner adverse to REIT I any REIT I Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund or give or request any waiver of a statute of limitation with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve REIT I’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT I Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT I to fail to qualify as a REIT or any REIT I Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xx) make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts or for emergency repairs;
(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to REIT I or to prevent or impair the ability of the REIT I Parties to consummate the Mergers;
(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 4.19 of the REIT I Disclosure Letter, in a manner adverse to REIT I or engage other financial advisers in connection with the transactions contemplated by this Agreement;
(xxiii) permit any Encumbrances, except Permitted Encumbrances;
(xxiv) materially modify or reduce the amount of any insurance coverage provided by the REIT I Insurance Policies;
(xxv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the REIT I Common Stock with respect to the Merger;
(xxvi) enter into any transaction disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act except in the ordinary course of business or as provided for in this Agreement; or
(xxvii) authorize, or enter into any Contract to do any of the foregoing.
(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT I from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT I Board, upon advice of counsel to REIT I, is reasonably necessary (i) for REIT I to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT I or any REIT I Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT I in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).
Section 6.2 Conduct of Business by REIT II.
(a) REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, (4) as may be required by the REIT III Merger Agreement, or (5) as set forth in Section 6.2(b) of the REIT II Disclosure Letter, each of the REIT II Parties shall, and shall cause each of the other REIT II Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practices, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT II as a REIT.
(b) Without limiting the foregoing, REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or the REIT III Merger Agreement, or (4) as set forth in Section 6.2(b) of the REIT II Disclosure Letter, the REIT II Parties shall not, and shall not cause or permit any other REIT II Subsidiary to, do any of the following:
(i) (A) amend or propose to amend the REIT II Governing Documents, (B) amend or propose to amend such equivalent organizational or governing documents of any REIT II Subsidiary material to REIT II and the REIT II Subsidiaries, (C) amend the REIT II DRP or the REIT II Share Redemption Program in a manner material to REIT II, or (D) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT II Charter) under the REIT II Charter;
(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT II or any REIT II Subsidiary (other than any Wholly Owned REIT II Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT II or any REIT II Subsidiary or other equity securities or ownership interests in REIT II or any REIT II Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to REIT II by any Wholly Owned REIT II Subsidiary, and (B) distributions by any REIT II Subsidiary that is not wholly owned, directly or indirectly, by REIT II, in accordance with the requirements of the organizational documents of such REIT II Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b), REIT II and any REIT II Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT II to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;
(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT II or a REIT II Subsidiary; provided, that, after the filing of the Form S-4, REIT II may effect redemptions upon a stockholder’s death, “qualifying disability” or confinement to a long-term care facility in accordance with the REIT II Share Redemption Program;
(v) except for transactions among REIT II and one or more Wholly Owned REIT II Subsidiaries or among one or more Wholly Owned REIT II Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of REIT II or any of the REIT II Subsidiaries’ capital stock (including the REIT II OP Units) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of REIT II or any of the REIT II Subsidiaries’ capital stock or other equity interests;
(vi) acquire or agree to acquire any material assets, except (A) acquisitions by REIT II or any Wholly Owned REIT II Subsidiary of or from an existing Wholly Owned REIT II Subsidiary, (B) acquisitions described in Section 6.2(b)(vi) of the REIT II Disclosure Letter, and (C) other acquisitions of personal property for a purchase price of less than $2,000,000 in the aggregate;
(vii) except as described in Section 6.2(b)(vii) of the REIT II Disclosure Letter or as permitted by clause (viii) below, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which REIT II or any REIT II Subsidiary is a party shall be considered to be done in the ordinary course of business;
(viii) incur, create, assume, guarantee, refinance, replace or prepay any Indebtedness for borrowed money or issue or materially amend the terms of any Indebtedness of REIT II or any of the REIT II Subsidiaries, except (A) Indebtedness incurred under REIT II’s existing Debt Facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)), (B) funding any transactions permitted by this Section 6.2(b), (C) Indebtedness that does not, in the aggregate, exceed $1,000,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT II compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);
(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than by REIT II or a Wholly Owned REIT II Subsidiary to REIT II or a Wholly Owned REIT II Subsidiary;
(x) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT II Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT II Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing REIT II Material Contract that occurs automatically without any action (other than notice of renewal) by REIT II or any REIT II Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi) make any payment, direct or indirect, of any liability of REIT II or any REIT II Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;
(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT II made available to REIT I prior to the date of this Agreement or (y) that do not exceed $100,000 individually or $250,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT II or any REIT II Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT II or any of the REIT II Subsidiaries and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT II Common Stock, comply with Section 7.6(c) (excluding in each case any such matter related to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xviii));
(xiii) (A) hire or, except where due to cause, terminate any officer of REIT II or any REIT II Subsidiary, (B) materially increase in any manner the compensation or benefits of any of REIT II’s directors or officers, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Employee Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;
(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2019, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;
(xv) enter into any new line of business;
(xvi) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled-investment vehicles;
(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xviii) enter into or modify in a manner adverse to REIT II any REIT II Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund or give or request any waiver of a statute of limitation with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve REIT II’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT II Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT II to fail to qualify as a REIT or any REIT II Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xx) make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts or for emergency repairs;
(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) or Section 6.2(b)(vii) in a manner that would not reasonably be expected to be materially adverse to REIT II or to prevent or impair the ability of the REIT II Parties to consummate the Mergers;
(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 5.19 of the REIT II Disclosure Letter in a manner adverse to REIT II or engage other financial advisers in connection with the transactions contemplated by this Agreement;
(xxiii) permit any Encumbrances, except Permitted Encumbrances;
(xxiv) materially modify or reduce the amount of any insurance coverage provided by the REIT II Insurance Policies
(xxv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the REIT II Common Stock with respect to the Merger;
(xxvi) enter into any transaction disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act except in the ordinary course of business or as provided for in this Agreement; or
(xxvii) authorize, or enter into any Contract to do any of the foregoing.
(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT II from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT II Board, upon advice of counsel to REIT II, is reasonably necessary (i) for REIT II to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT II or any REIT II Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT II in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii).
(d) For the avoidance of doubt, any material amendment of the REIT III Merger Agreement shall require the prior approval of REIT I, which approval shall not be unreasonably withheld, delayed or conditioned. If the REIT III Merger Agreement is not entered into concurrently with the execution and delivery of this Agreement, REIT II shall not, without the prior written approval of REIT I, alter the economic terms of the REIT III Merger Agreement.
Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (a) REIT I, directly or indirectly, the right to control or direct REIT II or any REIT II Subsidiary’s operations prior to the REIT Merger Effective Time, or (b) REIT II, directly or indirectly, the right to control or direct REIT I or any REIT I Subsidiary’s operations prior to the REIT Merger Effective Time. Prior to the REIT Merger Effective Time, (i) REIT II shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT II Subsidiaries’ respective operations and (ii) REIT I shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT I Subsidiaries’ respective operations.
ARTICLE VII

ADDITIONAL COVENANTS
Section 7.1 Preparation of the Form S-4 and the REIT I Proxy Statement; Stockholder Approval.
(a) As promptly as reasonably practicable following the date of this Agreement, (i) REIT I shall prepare and cause to be filed with the SEC the REIT I Proxy Statement in preliminary form with respect to the REIT I Stockholders Meeting, and (ii) REIT II shall prepare (with REIT I’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the REIT I Proxy Statement, to register under the Securities Act the shares of REIT II Common Stock to be issued in the REIT Merger (the “Registered Securities”). Each of REIT II and REIT I shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to permit the REIT II Common Stock to be issued in the REIT Merger, unless this Agreement is terminated pursuant to Article IX. Each of REIT II and REIT I shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to such other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the REIT I Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the REIT I Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of REIT I and REIT II shall promptly notify the other Party upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the REIT I Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the REIT I Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the REIT I Proxy Statement received from the SEC. Each of REIT I and REIT II shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the REIT I Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, each of REIT I and REIT II shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. REIT II shall notify REIT I, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and REIT II and REIT I shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. REIT II shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and REIT I shall furnish all information concerning REIT I and its stockholders as may be reasonably requested in connection with any such actions.
(b) If, at any time prior to the receipt of the REIT I Stockholder Approval, any information relating to REIT I or REIT II, as the case may be, or any of their respective Affiliates, should be discovered by REIT I or REIT II which, in the reasonable judgment of REIT I or REIT II, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the REIT I Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and REIT I and REIT II shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the REIT I Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of REIT I and REIT II. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 5.24, Section 4.23 and this Section 7.1, any information concerning or related to REIT II or its Affiliates will be deemed to have been provided by REIT II, and any information concerning or related to REIT I, its Affiliates or the REIT I Stockholders Meeting will be deemed to have been provided by REIT I.
(c) As promptly as practicable following the date of this Agreement, REIT I shall, in accordance with applicable Law and the REIT I Governing Documents, establish a record date for, duly call, give notice of, convene and hold the REIT I Stockholders Meeting for the purpose of obtaining the REIT I Stockholder Approval (and other matters that shall be submitted to the holders of REIT I Common Stock at such meeting); provided, that such record date shall not be more than 90 days prior to the date of the REIT I Stockholders Meeting. REIT I shall use its reasonable best efforts to cause the definitive REIT I Proxy Statement to be mailed to REIT I’s stockholders entitled to vote at the REIT I Stockholders Meeting and to hold the REIT I Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. REIT I shall, through the REIT I Board, recommend to its stockholders that they give the REIT I Stockholder Approval, include the REIT I Board Recommendation in the REIT I Proxy Statement

and solicit and use its reasonable best efforts to obtain the REIT I Stockholder Approval, except to the extent that the REIT I Board shall have made a REIT I Adverse Recommendation Change as permitted by Section 7.3(d); provided, however, that REIT I’s obligation to duly call, give notice of, convene and hold the REIT I Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any REIT I Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the REIT I Stockholders Meeting is scheduled, REIT I has not received proxies representing a sufficient number of shares of REIT I Common Stock to obtain the REIT I Stockholder Approval, whether or not a quorum is present, REIT I shall have the right to make one or more successive postponements or adjournments of the REIT I Stockholders Meeting (provided, however, that the REIT I Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the REIT I Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the REIT I Stockholders Meeting); provided, further, the REIT I Stockholders Meeting may not be postponed or adjourned on the date the REIT I Stockholders Meeting is scheduled if REIT I shall have received proxies in respect of an aggregate number of shares of REIT I Common Stock, which have not been withdrawn, such that REIT I Stockholder Approval would be obtained at such meeting.
Section 7.2 Access to Information; Confidentiality.
(a) During the period from the date of this Agreement to and including the REIT Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of any REIT I Proxy Statement, prior to the REIT I Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the REIT Merger Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).
(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.
Section 7.3 No Solicitation of Transactions; Change in Recommendation.
(a) Except as expressly permitted by this Section 7.3, during the Interim Period, REIT I shall (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal, or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, and immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives and (ii) not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage, provide any nonpublic information to, or take any other action for the purpose of facilitating, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal.
(b) Notwithstanding anything to the contrary contained in this Section 7.3, (i) if at any time on or after the date of this Agreement and prior to obtaining the REIT I Stockholder Approval, REIT I or any of the REIT I Subsidiaries or their respective Representatives receives an unsolicited written Competing Proposal from any Person or group of Persons that the REIT I Board determines in good faith, after consultation with REIT I’s outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was made in circumstances not otherwise involving a breach of this Agreement, and (ii) the REIT I Board has determined in good faith, after consultation with REIT I’s outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with the duties of the directors of REIT I under applicable Maryland Law, REIT I may or may cause its respective Representatives to, in response to such Competing Proposal, and subject to compliance with this Section 7.3(b), (A) contact such Person or group of Persons to clarify the terms and conditions thereof, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to REIT I and the REIT I Subsidiaries to the Person or group of Persons who has made such Competing Proposal, provided that REIT I shall prior to or concurrently with the time such information is provided to such Person or group of Persons provide to REIT II any non-public information concerning REIT I or any of the REIT I Subsidiaries that is provided to any Person given such access which was not previously provided to REIT II or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal.
(c) REIT I shall promptly, and in any event no later than 24 hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, (i) advise REIT II in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep REIT II promptly advised of all material developments (including all changes to the material terms of any Competing Proposal), discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal. REIT I agrees that it and the REIT I Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a REIT I Subsidiary from providing any information required to be provided to REIT II in accordance with this Section 7.3(c) within the time periods contemplated hereby.

(d) Except as expressly permitted by this Section 7.3(d), the REIT I Board shall not (i)(A) fail to recommend to its stockholders that the REIT I Stockholder Approval be given or fail to include the REIT I Board Recommendation in the REIT I Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the REIT I Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the REIT I Board pursuant to Rule 14d-9(f) of the Exchange Act or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the stockholders of REIT I a Competing Proposal (actions described in this clause (i) being referred to as a “REIT I Adverse Recommendation Change”) or (ii) authorize, cause or permit REIT I or any of the REIT I Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”). Notwithstanding anything to the contrary herein, prior to the time the REIT I Stockholder Approval is obtained, the REIT I Board, may make (but in each case, subject to compliance with this Section 7.3(d) and Sections 7.3(a)-(c)), a REIT I Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(ii) (Superior Proposal) to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal, if and only if, (A) a written Competing Proposal that was not solicited in violation of this Section 7.3 is made to REIT I by a third party and such Competing Proposal is not withdrawn, and (B) prior to taking such action, the REIT I Board has determined in good faith (y) after consultation with REIT I’s outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of REIT I under applicable Maryland Law and (z) after consultation with REIT I’s outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) REIT I has given REIT II at least five Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Superior Proposal that is specified in Section 7.3(c) as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (2) REIT II and REIT I have negotiated, and have caused their respective Representatives to negotiate, in good faith during such notice period to enable REIT II to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the REIT I Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by REIT II and shall have determined that, after consultation with the REIT I’s outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, REIT I shall, in each case, have delivered to REIT II an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced. Unless this Agreement has been terminated in accordance with Section 9.1(c)(ii), the REIT I Board shall submit the REIT Merger to its stockholders even if the REIT I Board shall have effected a REIT I Adverse Recommendation Change, and the REIT I Board may not submit to the vote of their stockholders any Competing Proposal other than the transactions contemplated by this Agreement.
(e) At any time prior to receipt of the REIT I Stockholder Approval and subject to Section 7.1(c), the REIT I Board may, if the REIT I Board determines in good faith, after consultation with REIT I’s outside legal counsel, that the failure to do so would be inconsistent with the duties of the directors of REIT I under applicable Maryland Law, make a REIT I Adverse Recommendation Change in response to an Intervening Event.
(f) Except to the extent expressly provided in this Section 7.3, nothing in this Section 7.3 shall prohibit the REIT I Board from: (i) taking and disclosing to the stockholders of REIT I, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the stockholders of REIT I pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the REIT I Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of REIT I under applicable Maryland Law; provided that any disclosure (other than those made pursuant to clause (ii) of this Section 7.3(f)) permitted under this Section 7.3(f) that is not an express rejection of any applicable

Competing Proposal or an express reaffirmation of the REIT I Board Recommendation shall be deemed a REIT I Adverse Recommendation Change and; provided, further, that the REIT I Board shall not, except as expressly permitted by Section 7.3(d), effect a REIT I Adverse Recommendation Change.
(g) REIT I agrees that in the event any REIT I Subsidiary or any Representative of REIT I or any REIT I Subsidiary takes any action, that if taken by REIT I would constitute a material violation of this Section 7.3, then REIT I shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.
(h) For purposes of this Agreement:
(i) “Competing Proposal” means, any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving REIT I or any REIT I Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) and representing 20% or more of the consolidated assets of REIT I and the REIT I Subsidiaries taken as a whole, (2) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of REIT I or any of the REIT I Subsidiaries representing 20% or more of the consolidated assets of REIT I and the REIT I Subsidiaries, taken as a whole, (3) issue, sale or other disposition by REIT I or any of the REIT I Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (4) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to REIT I in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of REIT I Common Stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Competing Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among REIT I and one or more of the REIT I Subsidiaries or solely among the REIT I Subsidiaries.
(ii) “Superior Proposal” means a written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to 20% shall be replaced with 50%”) which the REIT I Board (based on the recommendation of the REIT I Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (A) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by REIT II) and (B) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of REIT I (in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by REIT II)).
Section 7.4 Public Announcements. Except with respect to any REIT I Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement, and shall make such joint press release no later than one Business Day following the date on which this Agreement is signed.
Section 7.5 Appropriate Action; Consents; Filings.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the REIT I Parties and each of the REIT II Parties shall and shall cause the other REIT I Subsidiaries and the other REIT II Subsidiaries, respectively, and their respective Affiliates to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to the Closing set forth in Article VIII to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of REIT II after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of REIT II after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.
(b) In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.
(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person other than commercially reasonable processing and consent fees in connection with obtaining the consent or approval of any lender with respect to an Indebtedness set forth at Section 4.3(b)(iii) of the REIT I Disclosure Letter and Section 5.3(b)(iii) of the REIT II Disclosure Letter. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.
Section 7.6 Notification of Certain Matters; Transaction Litigation.
(a) The REIT I Parties and their Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to the REIT I Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.
(b) The REIT I Parties and their Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to the REIT I Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the REIT I Parties, the REIT II Parties or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i) (REIT II Terminating Breach), or Section 9.1(d)(i) (REIT I Terminating Breach).
(c) The REIT I Parties and their Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to the REIT I Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any REIT I Subsidiary or REIT II Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The REIT I Parties and their respective Representatives shall give REIT II the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the REIT I Parties or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT II’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The REIT II Parties and their respective Representatives shall give the REIT I Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the REIT II Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT I’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 7.7 Indemnification; Directors’ and Officers’ Insurance.
(a) Without limiting or being limited by the provisions of Section 7.7(b) and to the extent permitted by applicable Law and the REIT II Governing Documents, during the period commencing as of the REIT Merger Effective Time and ending on the sixth anniversary of the REIT Merger Effective Time, REIT II shall (and shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, or trustee of REIT I or any of the REIT I Subsidiaries, including such alleged acts or omissions with respect to this Agreement or any of the transactions contemplated by this Agreement, including the Mergers; and (ii) pay in advance of the final disposition of any such Action the expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to REIT II’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, REIT II or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to REIT II or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.
(b) To the extent permitted by applicable Law, the Surviving Entity shall, and REIT II agrees to cause the Surviving Entity to, during the period commencing as of the REIT Merger Effective Time and ending on the sixth anniversary of the REIT Merger Effective Time, honor all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the REIT Merger Effective Time now existing in favor of the current or former managers, directors, officers, partners, members and trustees of REIT I or any of the REIT I Subsidiaries (the “Indemnified Parties”) as currently provided in (i) the REIT I Governing Documents and (ii) indemnification agreements between REIT I and any Indemnified Party as scheduled on Section 7.7(b) of the REIT I Disclosure Letter. For a period of six years following the REIT Merger Effective Time, the REIT II Governing Documents and the equivalent governing or organizational documents of any applicable REIT II Subsidiary or REIT I Subsidiary shall not be amended, repealed or otherwise modified for a period of six years following the REIT Merger Effective Time in any manner that would adversely modify these rights, unless such modification shall be required by applicable Law and then only to the minimum extent required by Law.
(c) REIT I and REIT II shall (i) ensure that the current D&O insurance policies shared by REIT I and REIT II will continue in full force through the Mergers, including as to alleged acts or omissions occurring after the Closing; and (ii) take no action to cancel or terminate coverage under the six year D&O insurance tail policies purchased at the time of the REIT I Internalization Transaction.
(d) If REIT II or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of REIT II or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.
(e) REIT II shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

(f) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third-party beneficiaries of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of REIT I, REIT II and the Surviving Entity.
Section 7.8 Dividends.
(a) In the event that a distribution with respect to the shares of REIT I Common Stock permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT I Common Stock on the Closing Date immediately prior to the REIT Merger Effective Time. In the event that a distribution with respect to the shares of REIT II Common Stock permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT II Common Stock on the Closing Date immediately prior to the REIT Merger Effective Time. After the signing of this Agreement and before the REIT Merger Effective Time, REIT I shall coordinate with REIT II with respect to the declaration of, and the setting of record dates and payment dates for dividends on REIT I Common Stock so that holders of REIT I Common Stock do not receive both a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Stock and a dividend permitted by the proviso to Section 6.2(b)(iii) on REIT II Common Stock received in the REIT Merger or fail to receive either a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Stock or a dividend permitted by the proviso to Section 6.2(b)(iii) on REIT II Common Stock received in the REIT Merger.
(b) In the event that REIT I shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii), it shall notify REIT II at least 20 days prior to the Closing Date, and REIT II shall be entitled to declare a dividend per share payable to holders of REIT II Common Stock, in an amount per share of REIT II Common Stock equal to the quotient obtained by dividing (x) the dividend declared by REIT I with respect to each share of REIT I Common Stock by (y) the Exchange Ratio. In the event that REIT II shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.2(b)(iii), it shall notify REIT I at least 20 days prior to the Closing Date, and REIT I shall be entitled to declare a dividend per share payable to holders of REIT I Common Stock, in an amount per share of REIT I Common Stock equal to the quotient obtained by multiplying (x) the dividend declared by REIT II with respect to each share of REIT II Common Stock by (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.
Section 7.9 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the REIT I Charter or the REIT II Charter (“Charter Restrictions”) on the Mergers and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or Charter Restrictions that may purport to be applicable to the Mergers or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or Charter Restrictions not to apply to any such Person.
Section 7.10 Obligations of the Parties. REIT I shall take all actions necessary to cause the other REIT I Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement. REIT II shall take all actions necessary to (a) cause the REIT II Parties to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the REIT Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.
Section 7.11 Certain Transactions. Except as set forth in Section 7.11 of the REIT I Disclosure Letter, REIT I shall cause all contracts (including, for the avoidance of doubt, the REIT I Related-Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of REIT I or any REIT I Subsidiary, on the one hand, and REIT I or any REIT I Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of REIT I as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between REIT I and/or any entities that will remain REIT I Subsidiaries after the Closing.
Section 7.12 Tax Matters.
(a) Each of REIT I and REIT II shall use its reasonable best efforts to cause the REIT Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of REIT I, REIT II or any REIT I Subsidiary or REIT II Subsidiary shall take any action, or fail to take any action, that would reasonably be expected to cause the REIT Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b) REIT I shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Morris, Manning & Martin, LLP, and (ii) deliver to Morris, Manning & Martin, LLP tax representation letters, dated as of the Closing Date and signed by an officer of REIT I and REIT I Operating Partnership, containing representations of REIT I and REIT I Operating Partnership reasonably necessary or appropriate to enable Morris, Manning & Martin, LLP to render the tax opinions described in Section 8.2(f) and Section 8.3(e).
(c) REIT II shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of DLA Piper LLP (US), and (ii) deliver to DLA Piper LLP (US) tax representation letters, dated as of the Closing Date and signed by an officer of REIT II and REIT II Operating Partnership, containing representations of REIT II and REIT II Operating Partnership reasonably necessary or appropriate to enable DLA Piper LLP (US) to render the tax opinions described in Section 8.2(e) and Section 8.3(f).
(d) REIT I and REIT II shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.
Section 7.13 REIT II Board. The REIT II Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the REIT Merger Effective Time, to cause the individuals set forth on Section 7.13 of the REIT I Disclosure Letter (the “REIT I Designees”) to be elected to the REIT II Board effective as of the REIT Merger Effective Time. If a REIT I Designee is not able or willing to serve on the REIT II Board, as of the REIT Merger Effective Time, REIT I shall select, within a reasonable period of time prior to the REIT Merger Effective Time, a replacement, and the REIT II Board shall appoint such replacement as a member of the REIT II Board, as of the REIT Merger Effective Time.
Section 7.14 REIT II Share Redemption Program. From and after the REIT Merger Effective Time, REIT II shall take all such steps as may be required to cause the REIT II Share Redemption Program or any similar redemption program then in effect (as each may be amended from time to time) to provide for all purposes thereunder (including, without limitation, any holding period requirement or redemption price determination) that each share of REIT II Common Stock issued to REIT I stockholders in the Merger will be treated as having been outstanding from the date such stockholder acquired the corresponding share of REIT I Common Stock that was exchanged in the Merger.
ARTICLE VIII

CONDITIONS
Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the REIT Merger Effective Time of the following conditions:

(a) Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the REIT II Disclosure Letter and Section 8.1(a) of the REIT I Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.
(b) Stockholder Approval. The REIT I Stockholder Approval shall have been obtained in accordance with applicable Law and the REIT I Charter and REIT I Bylaws. The REIT I Charter Amendment shall have become effective pursuant to the MGCL.
(c) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.
(d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.
Section 8.2 Conditions to Obligations of the REIT I Parties. The obligations of the REIT I Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by REIT I, at or prior to the REIT Merger Effective Time, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of the REIT II Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure), shall be true and correct in all material respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, and (iii) each of the other representations and warranties of the REIT II Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT II Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT II Material Adverse Effect.
(b) Performance of Covenants and Obligations of the REIT II Parties. The REIT II Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the REIT Merger Effective Time.
(c) Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT II Material Adverse Effect.
(d) Delivery of Certificate. REIT II shall have delivered to REIT I a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT II, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(g) have been satisfied.
(e) REIT Opinion. REIT I shall have received a written opinion of DLA Piper LLP (US), or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that, commencing with REIT II’s taxable year that ended on December 31, 2014, REIT II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled

REIT II to meet, through the Closing, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by REIT II and REIT II Operating Partnership.
(f) Section 368 Opinion. REIT I shall have received a written opinion of Morris, Manning & Martin, LLP, or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Morris, Manning & Martin, LLP may rely upon the tax representation letters described in Section 7.12.
(g) Board Designees. The REIT I Designees shall have been elected to the REIT II Board effective as of the REIT Merger Effective Time.
(h) Consents. REIT II shall have received the written Consents identified on Section 8.2(h) of the REIT II Disclosure Letter in form and substance reasonably acceptable to REIT I.
Section 8.3 Conditions to Obligations of the REIT II Parties. The obligations of the REIT II Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by REIT II at or prior to the REIT Merger Effective Time, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of the REIT I Parties set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, and (iii) each of the other representations and warranties of the REIT I Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT I Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT I Material Adverse Effect.
(b) Performance of Covenants and Obligations of the REIT I Parties. The REIT I Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the REIT Merger Effective Time.
(c) Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT I Material Adverse Effect.
(d) Delivery of Certificate. REIT I shall have delivered to REIT II a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT I certifying to the effect that the factual conditions set forth in Section 8.3(a), Section 8.3(b), Section 8.3(c) and Section 8.3(g) have been satisfied.
(e) REIT Opinion. REIT II shall have received a written opinion of Morris, Manning & Martin, LLP, or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, commencing with REIT I’s taxable year that ended on December 31, 2010, REIT I has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled

REIT I to meet, through the Closing, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by REIT I and REIT I Operating Partnership.
(f) Section 368 Opinion. REIT II shall have received a written opinion of DLA Piper LLP (US), or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, DLA Piper LLP (US) may rely upon the tax representation letters described in Section 7.12.
(g) Contribution Agreement. The Contribution Agreement and all ancillary documents or agreements contemplated thereunder (the “Contribution Documents”) shall continue to be legal, valid, binding obligations of and enforceable against, the parties thereto, and shall continue to be in full force and effect and shall have not been subsequently rescinded, supplemented, modified or amended or withdrawn in any way. Each party to the Contribution Documents shall have performed all obligations required to be performed by such party as of the Closing Date under each Contribution Document. None of the parties to the Contribution Documents shall be in breach or violation of, or default under, any Contribution Document, and no event shall have occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Contribution Document. None of the parties to the Contribution Documents shall have received notice of any violation or default under any Contribution Document and no party to the Contribution Documents shall have received any written notice of the intention of any party to cancel, terminate, or materially change the scope of rights under any Contribution Document. REIT I has received all consents, complied with all notice requirements and cured or obtained waivers of defaults with respect to any third Person required as a result of the consummation of the transactions contemplated under the Contribution Agreement.
(h) Consents. REIT I shall have received the written Consents identified on Section 8.3(h) of the REIT I Disclosure Letter in form and substance reasonably acceptable to REIT II.
ARTICLE IX

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER
Section 9.1 Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the REIT Merger Effective Time, notwithstanding receipt of the REIT I Stockholder Approval (except as otherwise specified in this Section 9.1):
(a) by mutual written consent of each of REIT I and REIT II;
(b) by either REIT I (with the prior approval of the REIT I Special Committee) or REIT II (with the prior approval of the REIT II Special Committee):
(i) if the REIT Merger shall not have occurred on or before 11:59 p.m. New York time on June 8, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and (A) in the case of REIT I, including the failure of the other REIT I Parties, and (B) in the case of REIT II, including the failure of the other REIT II Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the REIT Merger to be consummated by the Outside Date;
(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and (A) in the case of REIT I, including the failure of the other REIT I Parties, and (B) in the case of REIT II, including the failure of the other REIT II Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement; or
(iii) if the REIT I Stockholder Approval shall not have been obtained at the REIT I Stockholders Meeting, duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the REIT Merger and REIT I Charter Amendment was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the REIT I Stockholder Approval was primarily due to the failure of a Party to perform in all material respects any of its obligations, covenants or agreements under this Agreement;
(c) by REIT I (with the prior approval of the REIT I Special Committee):
(i) if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the REIT II Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “REIT II Terminating Breach”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from REIT I to REIT II and two Business Days before the Outside Date; provided, that REIT I shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a REIT I Terminating Breach shall have occurred and be continuing at the time REIT I delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);
(ii) if REIT I has accepted a Superior Proposal at any time prior to receipt of the REIT I Stockholder Approval in accordance with the provisions of Section 7.3(d); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to REIT II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or
(iii) if (A) all of the conditions set forth in Section 8.1 and Section 8.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (B) on or after the date the Closing should have occurred, REIT I has delivered written notice to REIT II to the effect that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing) and the REIT I Parties are prepared to consummate the Closing, and (C) the REIT II Parties fail to consummate the Closing within three Business Days after delivery of the notice referenced in the preceding clause (B) (it being understood that during such three Business Day period, REIT II shall not be entitled to terminate this Agreement); or
(d) by REIT II (with the prior approval of the REIT II Special Committee):
(i) if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the REIT I Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 and Section 8.3 not to be satisfied (a “REIT I Terminating Breach”), which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from REIT II to REIT I and two Business Days before the Outside Date; provided, that REIT II shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a REIT II Terminating Breach shall have occurred and be continuing at the time REIT II delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);
(ii) if, at any time prior to receipt of the REIT I Stockholder Approval, (A) the REIT I Board or any committee thereof, for any reason, shall have effected a REIT I Adverse Recommendation Change; (B) the REIT I Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Competing Proposal, (C) a tender offer or exchange offer for any shares of REIT I Common Stock that constitutes an Competing Proposal (other than by REIT II or any of its Affiliates)

is commenced and the REIT I Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of REIT I and to publicly reaffirm the REIT I Board Recommendation within ten Business Days of being requested to do so by REIT II, (D) the REIT I Board or any committee thereof fails to include the REIT I Board Recommendation in the REIT I Proxy Statement, or (E) REIT I shall have materially violated any of its obligations under Section 7.3, or shall be deemed pursuant to Section 7.3(b) to have materially violated any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in a Competing Proposal); or
(iii) if (A) all of the conditions set forth in Section 8.1 and Section 8.3 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (B) on or after the date the Closing should have occurred, REIT II has delivered written notice to REIT I to the effect that all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing) and the REIT II Parties are prepared to consummate the Closing, and (C) the REIT I Parties fail to consummate the Closing within three (3) Business Days after delivery of the notice referenced in the preceding clause (B) (it being understood that during such three Business Day period, REIT I shall not be entitled to terminate this Agreement).
Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the REIT I Parties or the REIT II Parties, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article X (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.
Section 9.3 Fees and Expenses.
(a) Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated; provided that the Parties will share equally the Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement.
(b) In the event that this Agreement is terminated:
(i) (A)(x) by REIT II pursuant to Section 9.1(d)(i) (REIT I Terminating Breach), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Competing Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Competing Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the REIT I Board or any Person shall have publicly announced an intention (whether or not conditional) to make such a Competing Proposal or (y) by REIT II or REIT I pursuant to Section 9.1(b)(i) (Outside Date) (and at the time of such termination REIT I would not have been entitled to terminate this Agreement pursuant to Section 9.1(c)(iii) (REIT II Failure to Close)) or Section 9.1(b)(iii) (Failure to Obtain REIT I Stockholder Approval) and after the date of this Agreement but prior to the REIT I Stockholders Meeting, a Competing Proposal with respect to REIT I has been made to REIT I or publicly announced, disclosed or otherwise communicated to REIT I’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such a Competing Proposal and (B) within 12 months after the date of such termination, a transaction in respect of a Competing Proposal with respect to REIT I is consummated or REIT I enters into a definitive agreement in respect of a Competing Proposal with respect to REIT I that is later consummated, REIT I shall pay to REIT II the Termination Payment;
(ii) (A) by REIT I pursuant to Section 9.1(c)(iii) (Failure to Close), then REIT II shall pay to REIT I an amount equal to the Expense Reimbursement Payment, or (B) by REIT II pursuant to Section 9.1(d)(iii) (Failure to Close), then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement Payment;

(iii) by REIT I pursuant to Section 9.1(c)(ii) (Superior Proposal), then REIT I shall pay to REIT II an amount equal to the Termination Payment; or
(iv) by REIT II pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change/No-Shop Violation), then REIT I shall pay to REIT II an amount equal to the Termination Payment.
(c) REIT II agrees that in no event shall REIT I be required to pay a Termination Payment on more than one occasion. Payment of a Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by REIT II (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Competing Proposal, in the case of a Termination Payment payable pursuant to Section 9.3(b)(i), (ii) concurrently with termination in the case of a Termination Payment payable pursuant to Section 9.3(b)(iii), and (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Termination Payment payable pursuant to Section 9.3(b)(iv).
(d) Notwithstanding anything in this Agreement to the contrary, in the event that a Termination Payment becomes payable, then such payment shall be the REIT II Parties’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against REIT I and its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.
(e) REIT I acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, REIT II would not enter into this Agreement. In the event that REIT I shall fail to pay the Termination Payment when due, REIT I shall reimburse REIT II for all reasonable costs and expenses actually incurred or accrued by REIT II (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if REIT I fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, REIT II commences a suit that results in a judgment against REIT I for the payment set forth in this Section 9.3, REIT I shall pay to REIT II its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.
(f) If REIT I becomes obligated to pay a Termination Payment under this Section 9.3, then REIT I shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent reasonably selected by REIT II, after reasonable consultation with REIT I, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3 and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 9.3(f) shall be made by REIT I promptly after receipt of notice from REIT II that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to REIT II on an annual basis based upon the delivery by REIT II to the escrow agent of any one (or a combination) of the following:
(i) a letter from REIT II’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to REIT II without causing REIT II to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of REIT II determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to REIT II such maximum amount stated in the accountant’s letter;
(ii) a letter from REIT II’s counsel indicating that REIT II received a private letter ruling from the IRS holding that the receipt by REIT II of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to REIT II the remainder of the Termination Payment; or

(iii) a letter from REIT II’s counsel indicating that REIT II has received a tax opinion from REIT II’s outside counsel or accountant, respectively, to the effect that the receipt by REIT II of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to REIT II the remainder of the Termination Payment.
REIT I agrees to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of REIT II in order to (A) maximize the portion of the Termination Payment that may be distributed to REIT II hereunder without causing REIT II to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve REIT II’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist REIT II in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that REIT II shall bear all costs and expenses under the Escrow Agreement and that any portion of the Termination Payment held in escrow for ten years shall be released by the escrow agent to REIT I. REIT I shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on REIT I in connection therewith). REIT II shall fully indemnify REIT I and hold REIT I harmless from and against any such liability, cost or expense.
Section 9.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the REIT I Board and the REIT II Board, respectively, at any time before or after receipt of the REIT I Stockholder Approval and prior to the REIT Merger Effective Time; provided, that after the REIT I Stockholder Approval has been obtained, there shall not be (i) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of REIT I Common Stock, or which by applicable Law requires the further approval of the stockholders of REIT I without such further approval of such stockholders, or (ii) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.
ARTICLE X

GENERAL PROVISIONS
Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the REIT Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the REIT Merger Effective Time.
Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of an attachment in portable document form (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):
(a) if to a REIT II Party to:
The Special Committee of the Board of Directors
Resource Real Estate Opportunity REIT II, Inc.
1845 Walnut Street, 17th Fl, Philadelphia, PA 19103
Attn: Gary Lichtenstein, Chair
email: gslick180@aol.com
with copies (which shall not constitute notice) to:
Morrison and Foerster, LLP
3500 Lenox Road, N.E., Suite 1500
Atlanta, GA 30326
Attn: Heath D. Linsky
email: hlinsky@mofo.com

DLA Piper LLP (US)
4141 Parklake Ave., Suite 300
Raleigh, NC 27612
Attn: Robert H. Bergdolt
Email: rob.bergdolt@dlapiper.com
(b) if to a REIT I Party to:
The Special Committee of the Board of Directors
Resource Real Estate Opportunity REIT, Inc.
1845 Walnut Street, 17th Fl, Philadelphia, PA 19103
Attn: Andrew Ceitlin, Chair
email: aceitlin22@gmail.com
with a copy (which shall not constitute notice) to:
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326
Attention: Lauren Burnham Prevost
email: lprevost@mmmlaw.com
Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, Schedules, the REIT I Disclosure Letter and the REIT II Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article III and Section 7.14 (which, from and after the REIT Merger Effective Time, shall be for the benefit of holders of shares of REIT I Common Stock immediately prior to the Merger Effective Time) and Section 7.7 (which, from and after the REIT Merger Effective Time shall be for the benefit of the Indemnified Parties) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.
Section 10.6 Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section 10.7 Governing Law; Venue.
(a) Except to the extent that the Laws of the State of Delaware are mandatorily applicable to the Partnership Merger, this Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).
(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.
Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.
RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

By:	/s/ Shelle Weisbaum
Shelle Weisbaum
Chief Legal Officer
RESOURCE REAL ESTATE OPPORTUNITY OP, LP

By:	RESOURCE REAL ESTATE OPPORTUNITY REIT, INC., as general partner

	By:	/s/ Shelle Weisbaum
Shelle Weisbaum
Chief Legal Officer
[Signature Page to the REIT I Merger Agreement]

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
RRE OPPORTUNITY OP II, LP

By:	RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC., as general partner

	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
REVOLUTION I MERGER SUB, LLC

By:	RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC., its sole member

	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
[Signature Page to the REIT I Merger Agreement]

ANNEX B
RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
ARTICLES OF AMENDMENT
Resource Real Estate Opportunity REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.
SECOND: The Charter is hereby further amended by deleting the existing Section 9.14 (“Limitations on Roll-Up Transactions”) of the Charter in its entirety and renumbering Section 9.15 (“Limitations on Underwriting”) as Section 9.14.
THIRD: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.
FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
- signature page follows -
B-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its and attested to by it on this   day of     , 2020.
ATTEST:		RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

By:		By:
	Shelle Weisbaum		Alan F. Feldman
	Chief Legal Officer		Chief Executive Officer
[signature page to REIT I Articles of Amendment]
B-2

ANNEX C
Robert A. Stanger & Company, Inc. 1129 Broad Street, Suite 201 Shrewsbury, New Jersey 07702 732-389-3600
The Special Committee of
The Board of Directors of
Resource Real Estate Opportunity REIT, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Gentlemen:
Robert A. Stanger & Co., Inc. (“Stanger”) has been advised that Resource Real Estate Opportunity REIT, Inc. (“R1”), as general partner of Resource Real Estate Opportunity OP, LP (the “R1 OP” and together with R1, the “Company”) is contemplating entering into an Agreement and Plan of Merger (the “Merger Agreement”) by and among R1, R1 OP, Resource Real Estate Opportunity REIT II, Inc. (“R2”), RRE Opportunity OP II, LP (“R2 OP”), and Revolution I Merger Sub, LLC (“Merger Sub”), a wholly owned subsidiary of R2. The Company, R2, R2 OP and Merger Sub are referred to collectively as the “Parties”. Pursuant to the Merger Agreement, R1 will be merged with and into Merger Sub, with Merger Sub being the surviving entity of the merger with R1, and R1 OP will be merged with and into R2 OP with R2 OP being the surviving entity of the merger with R1 OP (collectively, the “Transaction”).
We have been advised that in connection with the Transaction: (i) each outstanding share of common stock, $0.01 par value per share, of R1 (the “R1 Common Shares”) issued and outstanding immediately prior to the Transaction will be converted into the right to receive 1.224230 (the “Exchange Ratio”) common shares of R2, $0.01 par value per share (the “R2 Common Shares”); (ii) each outstanding share of convertible stock, $0.01 par value per share, of R1 (the “R1 Convertible Shares”) will be converted into the right to receive $0.02 per share in cash ( the “R1 Convertible Share Consideration”); (iii) each outstanding common unit of R1 OP (the “R1 OP Units”) will convert into the right to receive common units of R2 OP (the “R2 OP Units”) based on the Exchange Ratio; and (iii) each outstanding preferred unit of R1 OP (the “R1 Preferred OP Units”) will convert into the right to receive 1.0 (the “Preferred Unit Consideration”) preferred unit of R2 OP (the “R2 Preferred OP Units”). The R2 Common Shares and R2 OP Units pursuant to the Exchange Ratio to be conveyed to the stockholders and unitholders of R1 Common Shares and R1 OP Units and the R1 Convertible Share Consideration and Preferred Unit Consideration collectively is the consideration (the “Consideration”) in the Transaction.
Stanger has been further advised that Resource Apartment REIT III, Inc. (“R3”) is contemplating a merger transaction (the “R3 Merger Transaction”) with R2 whereby R3 would be merged into R2. We have been advised that in connection with the R3 Merger Transaction: (i) each outstanding share of R3 will be converted into the right to receive 0.925862 shares of R2 and (ii) each R3 operating partnership unit will be converted into the right to receive 0.925862 operating partnership units of R2.
The special committee (the “Special Committee”) of the board of directors of R1 (the “Board of Directors”) has requested that Stanger provide to the Special Committee its opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Consideration to be received in connection with the Transaction.
Stanger, founded in 1978, has provided information, research, financial advisory and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The financial advisory activities of Stanger include strategic planning, mergers and acquisitions, advisory and fairness opinion services, asset and securities valuations, industry and company analysis, and litigation support and expert witness services in connection with both publicly registered and privately placed securities transactions.

Stanger, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves real estate investment trusts and partnerships, and the securities issued by and the assets owned through such entities including, but not limited to, real properties and property interests.
In the course of our review to render this opinion, we have, among other things:
•	Reviewed a draft copy of the Merger Agreement which R1 has indicated to be in substantially the form intended to be entered into by the Parties;
•	Reviewed the financial statements of R1, R2 and R3 for the years ended December 31, 2017, 2018, and 2019, contained in the Form 10-K filed with the Securities and Exchange Commission (“SEC”);
•	Reviewed the financial statements of R1, R2 and R3 for the quarter ended June 30, 2020 contained in the Form 10-Q filed with the SEC;
•	Reviewed the Charters, Bylaws, Advisory Agreements and their respective amendments for R1, R2 and R3;
•	Reviewed the notes, loan agreements and amortization tables for the mortgage debts payable by R1, R2 and R3;
•	Reviewed the net asset value estimate for each of R1, R2 and R3, as of December 31, 2019 and supporting documentation;
•	Reviewed an appraisal for each property (the “Properties”) in which R1, R2 and R3 has an ownership interest, as of December 31, 2019, as prepared by Duff & Phelps;
•	Reviewed a five year cash flow projection for each of R1, R2 and R3, as prepared by the Advisors to R1, R2 and R3;
•	Discussed with management each of the Properties; and
•	Conducted such other analyses as we deemed appropriate.
In conducting our review and in rendering this fairness opinion, we have assumed with your consent that the Merger Agreement will not, when executed, differ in any material respect from the draft thereof which we have reviewed and that the Transaction will be consummated in accordance with the terms of the Merger Agreement. In rendering this opinion, we have been advised that we may rely upon, and therefore have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information furnished or otherwise communicated to us by the Parties. We have not performed an independent appraisal of the assets and liabilities of the Company, R2 or R3, or engineering, structural or environmental studies of the Properties and we have relied upon the representations of the Company, R2 and R3 and their representatives and advisors regarding the physical condition and capital expenditure requirements of the Properties. We have also relied on the assurance of the Parties that any pro forma financial statements, projections, budgets, tax estimates, value estimates or adjustments, or terms of the Transaction provided or communicated to us were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material change has occurred in the value of the assets and liabilities of the Company, R2 and R3 or the information reviewed between the date such information was provided and the date of this letter; and that the Parties are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

We have not been engaged to, and therefore did not: (i) appraise the assets or liabilities of the Company, R2 or R3; (ii) make any recommendation to the Company with respect to whether or not to adopt the Merger Agreement or the impact, tax or otherwise, of adopting the Merger Agreement; (iii) select the method of determining the type or amount of Consideration to be paid in the Transaction; (iv) express any opinion as to (a) the business decision to pursue the Transaction or alternatives to the Transaction; (b) the amount or allocation of expenses relating to the Transaction; (c) any legal, consent, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals; or (d) any other terms of the Transaction other than the fairness, from a financial point of view, to the Company of the Consideration to be received by the Company pursuant to the Merger Agreement; or (v) opine as to the fairness of the amount or the nature of any compensation or consideration to any officers, directors, or employees of any of the Parties, or any class of such persons, relative to the compensation or consideration to the stockholders of Company common stock in the Transaction other than the Consideration.
Our opinion is based on business, economic, real estate and securities markets, and other conditions as they existed and could be evaluated on the date of this letter and addresses the Consideration to be received by the Company as of the date hereof. Events occurring after that date may materially affect the assumptions used in preparing this opinion.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received by the Company pursuant to the Merger Agreement is fair to the Company, from a financial point of view.
This opinion, the issuance of which has been approved by our Opinion Committee, is for the exclusive use and benefit of the Special Committee, although it may be relied upon by the entire Board of Directors. This opinion is not intended to be and does not constitute a recommendation to the Special Committee or the Board of Directors of the Company to enter into the Merger Agreement.
Stanger has been paid fees in connection with this opinion, none of which are contingent upon our findings with respect to fairness. The Company has also agreed to pay certain expenses and indemnify us against certain liabilities in connection with our engagement and the services rendered with respect to this opinion. During the past two years the Company has not engaged Stanger to provide financial advisory services. In connection with this Transaction we served as financial advisor to the Special Committee. We were and are expected to be paid usual and customary compensation in connection with those services, including compensation that is contingent upon completion of the Transaction.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Special Committee and the Board of Directors of the Company that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion.
Yours truly,

Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
September 8, 2020

ANNEX D
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
(Mark One)
☑
ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2019
 ☐
TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from        to
Commission File Number 000-54369

Resource Real Estate Opportunity REIT, Inc.
(Exact name of registrant as specified in its charter)
Maryland	27-0331816
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
1845 Walnut Street, 18th Floor, Philadelphia, PA 19103
(Address of principal executive offices) (Zip code)
(215) 231-7050
(Registrant's telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Securities registered pursuant to Section 12(g) of the Act:
Common Stock, par value $.01 per share
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes  ☐ No ☑
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(a) of the Act. Yes  ☐ No ☑
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☑ No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐
		Emerging growth company	☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐ No ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
There is no established market for the Registrant's shares of common stock. There were approximately 70,041,219 shares of common stock held by non-affiliates at June 30, 2019, the last business day of the registrant's most recently completed second fiscal quarter, for an aggregate market value of $758,546,402, assuming an estimated value per share of $10.83, which was the Registrant’s estimated value per share as determined by its Board of Directors on March 20, 2019. For a full description of the methodologies used to calculate the Registrant’s estimated value per share as of December 31, 2018, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities – Market Information” in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018.
As of March 13, 2020, there were 69,862,273 outstanding shares of common stock of Resource Real Estate Opportunity REIT, Inc., $.01 per value per share outstanding.
Registrant incorporates by reference portions of the Resource Real Estate Opportunity REIT, Inc. Definitive Proxy Statement for the 2020 Annual Meeting of Stockholders (Items 10, 11, 12, 13, and 14 of Part III).

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
INDEX TO ANNUAL REPORT
ON FORM 10-K

Forward-Looking Statements
Certain statements included in this Annual Report on Form 10-K are forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology. Such statements are subject to the risks and uncertainties more particularly described in Item 1A of this Annual Report on Form 10-K. These risks and uncertainties could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances after the date of this report, except as may be required under applicable law.

PART I
ITEM 1.	BUSINESS
General
Resource Real Estate Opportunity REIT, Inc. is a Maryland corporation that was formed on June 3, 2009. As used herein, the terms “we,” “our” and “us” refer to Resource Real Estate Opportunity REIT, Inc. and as required by context Resource Real Estate Opportunity OP, LP, a Delaware limited partnership, and its subsidiaries. We elected to be taxed as a real estate investment trust, or REIT, and to operate as a REIT beginning with our taxable year ended December 31, 2010. Our objectives are to preserve stockholder capital, realize growth in the value of our investments, increase cash distributions through increased cash flow from operations or asset sales, and enable stockholders to realize a return on their investments.
As of December 31, 2019, we owned 28 multifamily properties, as described further in “Item 2. Properties” below, and one performing loan.
We are externally managed by Resource Real Estate Opportunity Advisor, LLC, which we refer to as our Advisor, an indirect wholly owned subsidiary of Resource America, Inc. (“RAI”). RAI is a wholly-owned subsidiary of C-III Capital Partners LLC (“C-III”), a leading commercial real estate services company engaged in a broad range of activities. C-III controls both our Advisor and Resource Real Estate Opportunity Manager, LLC, our property manager. C-III also controls all of the shares of common stock held by our Advisor. To provide its services, the Advisor draws upon RAI, C-III, their management teams and their collective investment experience.
Our Offerings
On September 15, 2009, we commenced a private placement offering to accredited investors for the sale of up to 5,000,000 shares of common stock at a price of $10 per share, with discounts available to certain categories of purchasers. The offering, which closed on June 9, 2010, resulted in aggregate gross proceeds of $12.8 million, ($11.3 million, net of syndication costs) and resulted in the issuance of 1,283,727 common shares, including 20,000 shares purchased by our Advisor. Also, in conjunction with the private offering, we offered 5,000 shares of convertible stock at a price of $1 per share. Investors acquired 937 shares of the convertible stock; the Advisor purchased the remaining 4,063 shares.
On June 16, 2010, we commenced our initial primary public offering of up to 75,000,000 shares and a public offering of up to an additional 7,500,000 shares pursuant to our distribution reinvestment plan. An affiliate of our Advisor, Resource Securities LLC, or Resource Securities (formerly known as Resource Securities, Inc.), served as the dealer manager. We offered shares of our common stock in our primary offering for $10 per share, with discounts available to certain categories of investors.
We closed the primary portion of our initial public offering on December 13, 2013, having raised aggregate gross proceeds of $633.1 million through the issuance of 63,647,084 shares of our common stock, including 276,056 shares purchased by our Advisor and 1,161,623 shares sold pursuant to our distribution reinvestment plan. On December 26, 2013, the unsold primary offering shares were deregistered and, on December 30, 2013, the registration of the shares issuable pursuant to the distribution reinvestment plan was continued pursuant to a Registration Statement on Form S-3. A new Registration Statement on Form S-3 was filed in May 2016 to continue the distribution reinvestment plan offering. We continue to offer shares pursuant to our distribution reinvestment plan at a purchase price equal to 95% of our current estimated value per share. During the years ended December 31, 2019, 2018, and 2017, we issued, in total, an additional 7.4 million shares through our distribution reinvestment plan for gross proceeds of $77.5 million.
Our Business Strategy
Our business strategy has a focus on multifamily assets. Our targeted portfolio consists of commercial real estate assets, principally (i) multifamily rental properties purchased as non-performing or distressed loans or as real estate owned by financial institutions and (ii) multifamily rental properties to which we have added value with a capital infusion (referred to as “value add properties”). However, we are not limited in the types of real estate and real estate-related assets in which we may invest or whether we may invest in equity or debt secured by real estate and, accordingly, we may invest in other real estate assets or debt secured by real estate assets. We do not expect to make any significant additional real estate investments and we continually monitor the portfolio of optimized, renovated properties seeking sales opportunities that will maximize our return. We generally expect to distribute gains from such sales to our stockholders in the form of distributions.
Our charter requires that, by December 2019, our Board of Directors consider listing our common stock or liquidating. Our Board has begun the process of considering various liquidity options for our stockholders, including, but not limited to, listing our common stock or liquidating. Pursuant to our charter requirement, the Board of Directors, including all of the independent directors, unanimously determined in September 2019 to continue to evaluate various possible alternatives with the objective of making a recommendation by the end of the second quarter of 2020.
Our Operating Policies and Strategies
Our Advisor has the primary responsibility for the selection of investments, the negotiation of the acquisition of these investments, and financing, asset-management and disposition decisions. A majority of our Board of Directors and a majority of the Conflicts Committee, which includes only our three independent directors, approve all proposed real estate property investments and certain significant real estate-related debt investments. Our Board of Directors meets regularly to monitor the execution of our investment strategies and our progress in achieving our investment objectives.
We may use leverage for our acquisitions in the form of both REIT level financing and individual investment financing. Such financing, both at the REIT level and at the individual investment level, may also be obtained from the seller of an investment. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our total liabilities exceed 75% of the aggregate value of our assets unless a majority of our independent directors finds substantial justification for borrowing a greater amount.
Our Advisor and our Property Manager
Our Advisor manages our day-to-day operations and our portfolio of real estate investments, and provides asset management, marketing, investor relations, and other administrative services on our behalf, all subject to the supervision of our Board of Directors. Our Advisor has invested approximately $2.5 million in us and as of December 31, 2019, it owned 276,056 shares of our common stock and 30,274 shares of our convertible stock. Under certain circumstances, the convertible shares may be converted into shares of our common stock. As of December 31, 2019, our Advisor has granted 21,210 shares of its convertible stock to employees of RAI and its subsidiaries and affiliates. Of these shares, 2,421 have been forfeited and returned to the Advisor as of December 31, 2019. The outstanding shares vest ratably over three years, and 18,789 of these shares have vested as of December 31, 2019.
We have a management agreement with Resource Real Estate Opportunity Manager, LLC, an affiliate of our Advisor, or our Manager, to provide property management services, as applicable, for most of the properties or other real estate related assets, in each case where our Advisor is able to control the operational management of such properties. Our Manager may subcontract with an affiliate or third party to provide day-to-day property management, construction management and/or other property specific functions as applicable for the properties it manages. Our Manager also manages our real estate-related debt investments.
Greystar Management Services, L.P., an unrelated third party, is a property management company that our Manager has subcontracted with to manage most of the real estate assets that we own. The staff of Greystar, acting through our Manager, assist in providing property management as well as construction management services to us.
Competition
We believe that the current market for properties that meet our investment objectives is extremely competitive and many of our competitors have greater resources than we do. We believe that our multifamily communities are suitable for their intended purposes and adequately covered by insurance. There are a number of comparable properties located in the same submarkets that might compete with our properties. We compete with numerous other entities engaged in real estate investment activities, including individuals, corporations, banks and insurance company investment accounts, other REITs, real estate limited partnerships, the U.S. government and other entities, to acquire, manage and sell real estate properties and real estate related assets. Many of our expected competitors enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase.
Environmental
As an owner of real estate, we are subject to various environmental laws of federal, state and local governments. Compliance with existing laws has not had a material adverse effect on our financial condition or results of operations, and management does not believe it will have such an impact in the future. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.
Employees and Economic Dependency
We have no paid employees. The employees of our Advisor and its affiliates provide management, acquisition, advisory and certain administrative services for us. We are dependent on our Advisor and its affiliates for certain services that are essential to us, including the identification, evaluation, negotiation, purchase and disposition of properties and other investments; management of the daily operations of our portfolio; and other general and administrative responsibilities. In the event that these affiliated companies are unable to provide the respective services, we will be required to obtain such services from other sources.
Access to Company Information
We electronically file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, proxy statement, Current Reports on Form 8-K and all amendments to those reports with the United States Securities and Exchange Commission (“SEC”). The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically.
We make available free of charge, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, proxy statement, Current Reports on Form 8-K and all amendments to those reports on our website, www.resourcereit.com, or by responding to requests addressed to our investor relations group. These reports are available as soon as reasonably practicable after such material is electronically filed or furnished to the SEC.
ITEM 1A.	RISK FACTORS
Below are some of the risks and uncertainties that could cause our actual results to differ materially from those presented in our forward-looking statements. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects, and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.
Risks Related to an Investment in Us
There is no established public trading market for our shares; therefore, it will be difficult for you to sell your shares.
There is no current established public market for our shares and we currently have no plans to list our shares on a national securities exchange. In addition, although our Board of Directors has begun the process of considering various liquidity options for our stockholders, we are not obligated to enter into any transaction and there is no guarantee that our Board of Directors will determine to pursue any liquidity option in the near term or that any liquidity option pursued will be completed successfully. Our charter limits your ability to transfer or sell your shares unless the prospective stockholder meets the applicable suitability and minimum purchase standards. Our charter also prohibits the ownership of more than 9.8% of our stock, unless exempted by our Board of Directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share redemption program has been suspended except for redemptions sought in connection with a stockholder’s death, qualifying disability, or confinement to a long-term care facility and further includes numerous restrictions that limit your ability to sell your shares to us. In addition, our Board of Directors may amend, suspend or terminate our share redemption program upon 30 days’ notice and without stockholder approval. Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to our estimated value per share. It is also likely that your shares would not be accepted as the primary collateral for a loan. We can provide no assurances as to the timing of a potential liquidity event, and you should expect to hold our shares as a long-term investment because of the illiquid nature of the shares.
Because of the concentration of a significant portion of our assets in three geographic areas, any adverse economic, real estate or business conditions in these areas could affect our operating results and our ability to make distributions to our stockholders.
As of December 31, 2019, our real estate investments in Texas, California and Georgia represented approximately 31%, 17% and 15% of the net book value of our rental properties, respectively. As a result, the geographic concentration of our portfolio makes it particularly susceptible to adverse economic developments in the Texas, California and Georgia real estate markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for multifamily rentals resulting from the local business climate, could adversely affect our operating results and our ability to make distributions to stockholders.
Because we are dependent upon our Advisor and its affiliates to conduct our operations, any adverse changes in the financial health of our Advisor or its affiliates or our relationship with them could hinder our operating performance and the return on our stockholders’ investment.
We are dependent on our Advisor to manage our operations and our portfolio of real estate assets. Our Advisor depends largely upon the fees and other compensation that it receives from us in connection with the purchase, management and sale of assets to conduct its operations. Any adverse changes in the financial condition of our Advisor or our relationship with our Advisor could hinder its ability to successfully manage our operations and our portfolio of investments.
Our ability to achieve our investment objectives and to conduct our operations is dependent upon the performance of our Advisor, which is a subsidiary of our sponsor and its parent company, C-III. Our sponsor’s business is sensitive to trends in the general economy, as well as the commercial real estate and credit markets. To the extent that any decline in our sponsor’s or C-III’s revenues and operating results impacts the performance of our Advisor, our results of operations, and financial condition could also suffer.
The loss of or the inability to hire additional or replacement key real estate and debt finance professionals by our Advisor and its affiliates could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.
We believe that our future success depends, in large part, upon our Advisor's and its affiliates’ ability to retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our Advisor and its affiliates may be unsuccessful in attracting and retaining such skilled individuals. If our Advisor loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered and the value of your investment may decline.
If we make distributions from sources other than our cash flow from operations, your overall return may be reduced.
We declare distributions when our Board of Directors determines we have sufficient cash flow. We generally expect to fund distributions from interest and rental income on investments, the maturity, payoff or settlement of investments and from strategic sales of loans, properties and other assets. However, we may set distribution rates at levels we believe we will be able to cover with anticipated future cash flows from operating activities. In order to make these cash distributions, we may be required to use alternative funding sources.
Our organizational documents permit us to make distributions from any source. If we fund distributions from sources other than cash flow from operations, your overall return may be reduced. Further, to the extent distributions exceed our cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. There is no limit on the amount that we can use to fund distributions from sources other than from cash flows from operations.

During the year ended December 31, 2019, we paid aggregate distributions of $42.0 million including $17.5 million of distributions paid in cash and $24.5 million of distributions reinvested in our shares through our distribution reinvestment plan. Our net loss attributable to common stockholders for the year ended December 31, 2019 was $1.7 million and net cash provided by operating activities was $14.1 million. During 2019, distributions were funded as follows: 39.4% from operating activities, 60.6% from the proceeds of property dispositions and none from debt financing. To the extent that we pay distributions from sources other than our cash flow from operating activities or gains from asset sales, the overall return to our stockholders may be reduced.
Future interest rate increases in response to inflation may inhibit our ability to conduct our business and acquire or dispose of real property or real estate-related debt investments at attractive prices and your overall return may be reduced.
While a significant amount of our leases are short-term multifamily leases that will not be affected by inflation, we will be exposed to inflation risk with respect to income from any long-term leases on real property and from related real estate debt investments as these may constitute a source of our cash flows from operations. Although inflation has been generally low in recent years, high inflation may in the future tighten credit and increase prices. Further, if interest rates rise, such as during an inflationary period, the cost of acquisition capital to purchasers may also rise, which could adversely impact our ability to dispose of our assets at attractive sales prices. Should we be required to acquire, hold or dispose of our assets during a period of inflation, our overall return may be reduced.
Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.
Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that no independent director shall be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless they are grossly negligent or engage in willful misconduct. As a result, you and we may have more limited rights against our independent directors than might otherwise exist under common law, which could reduce our and your recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our independent directors (as well as by our other directors, officers, employees (if we ever have employees) and agents) in some cases, which would decrease the cash otherwise available for distributions to you. The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.
We may change our policies and our operations without stockholder consent.
Our Board of Directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our Board of Directors may amend or revise these and other policies without a vote of the stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our Board of Directors’ broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks you face as a stockholder.
The estimated value per share of our common stock may not reflect the value that stockholders will receive for their investment and does not take into account how developments subsequent to the valuation date related to individual assets, the financial or real estate markets or other events may have increased or decreased the value of our portfolio.
On March 19, 2020, our Board of Directors approved an estimated value per share of our common stock of $11.10 based on the estimated market value of the Company’s portfolio of investments as of December 31, 2019. As of the date of this filing, we are not aware of a material change in the value of our investments that would impact the overall estimated value per share; however, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our investments and our resulting estimated value per share of our common stock.

We provided this estimated value per share to assist broker-dealers that participated in our public offerings in meeting their customer account statement reporting obligations under the Financial Industry Regulatory Authority (“FINRA”) Rule 2231. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly Investment Program Association) (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
With the approval of the conflicts committee, we engaged Duff & Phelps, LLC (“Duff & Phelps”) to provide a calculation of the range in estimated value per share of our common stock as of December 31, 2019. Duff & Phelps held discussions with senior management of our Advisor and conducted appraisals, investigations, research, review and analysis as it deemed necessary. Duff & Phelps based the range in estimated value per share upon its estimates of the “as is” market values of our interests in 28 multifamily properties and one debt investment. Duff & Phelps made adjustments to the aggregate estimated values of our investments to reflect balance sheet assets and liabilities provided by our management, which are disclosed in this Annual Report on Form 10-K before calculating a range of estimated values based on the number of outstanding shares of our common stock as of December 31, 2019.
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. In particular, due in part to (i) the high concentration of our total assets in real estate, and (ii) the number of shares of our common stock outstanding, even modest changes in key assumptions made in appraising our real estate properties could have a very significant impact on the estimated value of our shares. The estimated value per share is not audited and does not represent the fair value of our assets less the fair value of our liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of our assets and liabilities or the amount that our shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of debt. Accordingly, with respect to the estimated value per share, we can give no assurance that:
•	a stockholder would be able to resell his or her shares at the estimated value per share;
•	a stockholder would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of its liabilities or a sale of our company;
•	our shares of common stock would trade at the estimated value per share on a national securities exchange;
•	a third party would offer the estimated value per share in an arm’s-length transaction to purchase all or substantially all of our shares of common stock;
•	another independent third-party appraiser or third-party valuation firm would agree with the our estimated value per share; or
•	the methodology used to calculate our estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of December 31, 2019 is based on the estimated value of our investments as of December 31, 2019. We did not make any adjustments to the valuation for the impact of other transactions occurring subsequent to December 31, 2019, including, but not limited to, (i) the issuance of common stock under the distribution reinvestment plan, (ii) net operating income earned and distributions declared, (iii) the redemption of shares and (iv) the potential conversion of convertible stock into common stock. The value of our shares will fluctuate over time in response to developments related to individual assets in our portfolio and the management of those assets and in response to the real estate and finance markets. In particular, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our operations and investments. For a full description of the methodologies and assumptions used to value our assets and liabilities in connection with the calculation of the estimated value per share, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Market Information.”
We face risks associated with security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology, or IT, networks and related systems.
We will face risks associated with security breaches, whether through cyber-attacks or cyber intrusions over the Internet, malware, computer viruses, attachments to e-mails, persons inside our organization or persons with access to systems inside our organization, and other significant disruptions of our IT networks and related systems or the IT systems of our vendors. The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Our IT networks and related systems are essential to the operation of our business and our ability to perform day-to-day operations (including the IT systems of our vendors, such as Greystar, our third party manager), and, in some cases, may be critical to the operations of certain of our tenants. There can be no assurance that our efforts to maintain the security and integrity of these types of IT networks and related systems will be effective or that attempted security breaches or disruptions would not be successful or damaging. A security breach or other significant disruption involving our, or our vendors’, IT networks and related systems could adversely impact our financial condition, results of operations, cash flows, and our ability to satisfy our debt service obligations and to pay distributions to our stockholders.
The outbreak of widespread contagious disease, such as the novel coronavirus, COVID-19, could adversely impact our operations and the value of our investments.
In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally including in the United States and has resulted in restrictions on travel and quarantines imposed. These restrictions have had a negative impact on the economy and business activity globally and may adversely impact the ability of our tenants, many of whom may be restricted in their ability to work, to pay their rent as and when due. In addition, our property managers may be limited in their ability to properly maintain our properties. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including additional actions taken to contain COVID-19 or treat its impact, among others. Our business and financial results could be materially and adversely impacted.
Risks Related to Conflicts of Interest
Our Advisor and its affiliates, including all of our executive officers, our affiliated directors and other key real estate professionals face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.
All of our executive officers and our affiliated directors are also officers, directors, managers or key professionals of our Advisor, and other affiliated Resource Real Estate and/or C-III entities. Our Advisor and its affiliates receive substantial fees from us. These fees could influence our Advisor’s advice to us as well as the judgment of affiliates of our Advisor. Among other matters, these compensation arrangements could affect their judgment with respect to:
•	the continuation, renewal or enforcement of our agreements with our Advisor and its affiliates, including the advisory agreement and the management agreement;
•
sales of properties and other investments, which may entitle our Advisor to disposition fees and the possible issuance to our Advisor of shares of our common stock through the conversion of our convertible stock;

•
acquisitions of properties and investments in loans, which entitle our Advisor to acquisition and asset management fees, and, in the case of acquisitions or investments from other sponsored programs, might entitle affiliates of our Advisor to disposition fees in connection with its services for the seller;

•	borrowings to acquire properties and other investments, which borrowings will increase the acquisition, debt financing, and asset management fees payable to our Advisor;

•
whether and when we seek to list our common stock on a national securities exchange, which listing could entitle our Advisor to the issuance of shares of our common stock through the conversion of our convertible stock;

•	whether we internalize our management, which may entail significant payments to affiliates of our Advisor; and
•
whether and when we seek to sell the company or its assets, which sale could entitle our Advisor to disposition fees and to the issuance of shares of our common stock through the conversion of our convertible stock.

The fees our Advisor receives in connection with the acquisition and management of assets are based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. This may influence our Advisor to recommend riskier transactions to us.
Our Advisor will face conflicts of interest relating to the disposition of assets and such conflicts may not be resolved in our favor, which could limit our ability to make distributions and reduce your overall investment return.
We rely on our sponsor and other key real estate professionals at our Advisor to sell our assets. The executive officers and several of the other key real estate professionals at our Advisor are also the key real estate professionals at the advisors to other sponsored programs and joint ventures. As such, sponsored programs and joint ventures rely on many of the same real estate professionals as will future programs. These other sponsored programs and joint ventures may possess properties in similar locations and may be attempting to sell these properties at the same time we are attempting to sell some of our properties. If our Advisor directs potential purchasers to properties owned by another sponsored program when it could direct such purchasers to our properties, we may be unable to sell some or all of our properties at the time or at the price we otherwise would, which could limit our ability to pay distributions and reduce the overall investment return of our stockholders.
Our Advisor will face conflicts of interest relating to joint ventures that we may form with affiliates of our Advisor, which conflicts could result in a disproportionate benefit to the other joint venture partners at our expense.
If approved by our conflicts committee, we may enter into joint venture agreements with other sponsored programs or affiliated entities for the acquisition, development or improvement of properties or other investments. Our Advisor and the advisors to the other Resource Real Estate or C-III sponsored programs have the same executive officers and key employees; and these persons will face conflicts of interest in determining which program or investor should enter into any particular joint venture agreement. These persons may also face a conflict in structuring the terms of the relationship between our interests and the interests of the affiliated co-venturer and in managing the joint venture. Any joint venture agreement or transaction between us and an affiliated co-venturer will not have the benefit of arm’s length negotiation of the type normally conducted between unrelated co-venturers. The affiliated co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. These co-venturers may thus benefit to our and your detriment.
Our Advisor, the real estate professionals assembled by our Advisor, their affiliates and our officers face competing demands relating to their time, and this may cause our operations and your investment to suffer.
We rely on our Advisor, the real estate professionals our Advisor has assembled and their affiliates and officers for the day-to-day operation of our business. Our Advisor, its real estate professionals and affiliates, including our officers, have interests in other affiliated programs and engage in other business activities. As a result of their interests in other affiliated programs and the fact that they have engaged in and they will continue to engage in other business activities, they face conflicts of interest in allocating their time among us, our Advisor and other sponsored programs and other business activities in which they are involved. Should our Advisor inappropriately devote insufficient time or resources to our business, the returns on our investments may suffer.

Our executive officers and our affiliated directors face conflicts of interest related to their positions in our Advisor and its affiliates, including our property manager, which could hinder our ability to implement our business strategy and to generate returns to you.
Our executive officers and our affiliated directors are also executive officers, directors, managers and key professionals of our Advisor, our property manager and other affiliated Resource Real Estate and/or C-III entities. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to you and to maintain or increase the value of our assets.
Payment of substantial fees and expenses to our Advisor and its affiliates reduces cash available for investment and distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.
Our Advisor and its affiliates perform services for us in connection with the selection and acquisition of our investments, the management and leasing of our properties and the administration of our other investments. We pay them substantial fees for these services, which result in immediate dilution to the value of your investment and reduce the amount of cash available for investment or distribution to stockholders.
We also pay significant fees to our Advisor and its affiliates during our operational stage. Those fees include property management and debt servicing fees, asset management fees and obligations to reimburse our advisor and its affiliates for expenses they incur in connection with their providing services to us, including certain personnel services.
We may also pay significant fees during our listing/liquidation stage. The subordinated incentive fee that we will pay to our Advisor should our investors receive an agreed upon return on their investment is structured in the form of convertible stock. Our Advisor has exchanged 4,500 shares of our common stock for 45,000 shares of our convertible stock. As of December 31, 2019, our Advisor and affiliated persons owned 49,063 shares of our convertible stock, outside investors owned a total of 872 shares of our convertible stock. A total of 50,000 shares of convertible stock were authorized, and 49,935 shares were outstanding at December 31, 2019.
Under limited circumstances, including the listing of our shares on a national securities exchange, these shares may be converted into shares of our common stock satisfying our obligation to pay our Advisor an incentive fee and diluting our stockholders’ interest in us.
Our Advisor can influence whether our common stock is listed for trading on a national securities exchange. Accordingly, our Advisor can influence the conversion of the convertible stock issued to it and the resulting dilution of other stockholders’ interests.
These fees and other potential payments increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than our estimated net asset value per share. Substantial consideration paid to our Advisor and its affiliates also increases the risk that you will not be able to resell your shares at a profit, even if our shares are listed on a national securities exchange.
Risks Related to Our Corporate Structure
Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.
Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, our charter prohibits a person from directly or constructively owning more than 9.8% of our outstanding shares, unless exempted by our Board of Directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all, or substantially all, of our assets) that might provide a premium price for holders of our common stock.

Our charter permits our Board of Directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.
Our Board of Directors may increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Our Board of Directors could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all, or substantially all, of our assets) that might provide a premium price to holders of our common stock. A majority of our independent directors who do not have an interest in the transaction must approve any issuance of preferred stock.
You may not be able to sell your shares under our share redemption program and, if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in our shares.
Our Board of Directors has suspended the share redemption program, except for redemptions submitted in connection with a stockholder’s death, qualifying disability, or confinement to a long-term care facility and may further amend, suspend or terminate our share redemption program upon 30 days’ notice and without stockholder approval. Our Board of Directors may reject any request for redemption of shares. Further, there are many limitations on your ability to sell your shares pursuant to the share redemption program. Any stockholder requesting repurchase of their shares pursuant to our share redemption program will be required to certify to us that such stockholder acquired the shares by either (1) a purchase directly from us or (2) a transfer from the original investor by way of (i) a bona fide gift not for value to, or for the benefit of, a member of the stockholder’s immediate or extended family, (ii) a transfer to a custodian, trustee or other fiduciary for the account of the stockholder or his or her immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or (iii) operation of law.
In addition, our share redemption program contains other restrictions and limitations. Shares will be redeemed on a quarterly basis, pro rata among all stockholders requesting redemption in such quarter. If the Board of Directors determines to fully resume the share redemption program, priority for redemptions will be given to redemptions upon the death or qualifying disability of a stockholder or redemptions sought upon a stockholder’s confinement to a long-term care facility; next, to stockholders who demonstrate, in the discretion of our Board of Directors, another involuntary, exigent circumstance, such as bankruptcy; next, to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and, finally, to other redemption requests. You must hold your shares for at least one year prior to seeking redemption under the share redemption program, except that our Board of Directors may waive this one-year holding requirement with respect to redemptions sought upon the death or qualifying disability of a stockholder or redemptions sought upon a stockholder’s confinement to a long-term care facility or for other exigent circumstances and that if a stockholder is redeeming all of his or her shares the Board of Directors may waive the one-year holding requirement with respect to shares purchased pursuant to the distribution reinvestment plan. We will not redeem more than 5% of the weighted average number of shares outstanding during the twelve-month period immediately prior to the date of redemption. Our Board of Directors will determine from time to time, and at least quarterly, whether we have sufficient excess cash to repurchase shares. Generally, the cash available for redemption will be limited to proceeds from our distribution reinvestment plan plus 1% of the operating cash flow from the previous fiscal year (to the extent positive).
Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.
Our stockholders do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,010,050,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock, 50,000 shares are designated as convertible stock and 10,000,000 are designated as preferred stock. Our Board of Directors may increase the number of authorized shares of capital stock without stockholder approval. Our Board may also elect to (1) sell additional equity securities in future public or private offerings; (2) issue shares of our common stock upon the exercise of the options we may grant to our independent directors or to our Advisor's or our Manager's employees; (3) issue shares to our Advisor, its successors or assigns, in payment of an outstanding obligation or as consideration in a related-party transaction; (4) issue shares of common stock upon the conversion of our convertible stock; or (5) issue shares of our common stock to sellers of properties we acquire in connection with an exchange of limited partnership interests of our operating partnership. To the extent we issue additional equity interests, your percentage ownership interest in us will be diluted. Further, depending upon the terms of such transactions, most notably the offering price per share, which may be less than the price paid per share in any public offering, and the value of our properties, existing stockholders may also experience a dilution in the book value of their investment in us.
Our Board of Directors could opt into certain provisions of the Maryland General Corporation Law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their stock in connection with a business combination.
Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our Board opt into these provisions of Maryland law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law could provide similar anti-takeover protection.
Because Maryland law permits our Board to adopt certain anti-takeover measures without stockholder approval, investors may be less likely to receive a “control premium” for their shares.
In 1999, the State of Maryland enacted legislation that enhances the power of Maryland corporations to protect themselves from unsolicited takeovers. Among other things, the legislation permits our Board, without stockholder approval, to amend our charter to:
•	stagger our Board of Directors into three classes;
•	require a two-thirds stockholder vote for removal of directors;
•	provide that only the Board can fix the size of the Board;
•	provide that all vacancies on the Board, however created, may be filled only by the affirmative vote of a majority of the remaining directors in office; and
•	require that special stockholder meetings may only be called by holders of a majority of the voting shares entitled to be cast at the meeting.
Under Maryland law, a corporation can opt to be governed by some or all of these provisions if it has a class of equity securities registered under the Exchange Act, and has at least three independent directors. Our charter does not prohibit our Board from opting into any of the above provisions permitted under Maryland law. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities.
If we internalize our management functions, we could incur significant costs associated with being self-managed and may not be able to retain or replace key personnel; and we may have increased exposure to litigation as a result of internalizing our management functions.
We may internalize management functions provided by our Advisor, our Manager and their respective affiliates by acquiring assets and personnel from our advisor, our property manager or their affiliates. In the event we were to acquire our advisor or our property manager, we cannot be sure of the terms relating to any such acquisition.

If we internalize, we would no longer bear the costs of the various fees and expenses we expect to pay to our Advisor and to our Manager under their respective agreements; however, our direct expenses would increase due to the inclusion of general and administrative costs, including legal, accounting, and other expenses related to corporate governance, SEC reporting and compliance. We would also incur the compensation and benefits costs of our officers and other employees and consultants that are now paid by our Advisor, our Manager or their affiliates. We cannot reasonably estimate the amount of fees to our Advisor, Manager and other affiliates we would save, and the costs we would incur, if we acquired these entities. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our Advisor, our Manager and their affiliates, our net income per share and funds from operations per share would be lower than they otherwise would have been had we not acquired these entities, potentially decreasing the amount of funds available for distribution.
Additionally, if we internalize our management functions, we would employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances. Also, there can be no assurances that we will be successful in retaining key personnel at our advisor or property manager in the event of an internalization transaction. In addition, we could have difficulty integrating the functions currently performed by our Advisor, our Manager and their affiliates. Currently, the officers and employees of our Advisor, our Manager, and their affiliates perform asset management, property management, and general and administrative functions, including accounting and financial reporting, for multiple entities. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could result in our incurring additional costs and/or experiencing deficiencies in our disclosures controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs and our management’s attention could be diverted from effectively managing our properties and overseeing other real estate-related assets.
Internalization transactions have been the subject of stockholder litigation in the past. Stockholder litigation can be costly and time-consuming, and there can be no assurance that any litigation expenses we might incur would not be significant or that the outcome of litigation would be favorable to us. Any amounts we are required to expend defending any such litigation will reduce the amount of funds available for investment by us in properties or other investments.
Risks Related to Investments in Real Estate
Economic and regulatory changes that impact the real estate market generally may decrease the value of our investments and weaken our operating results.
The properties we acquire and their performance are subject to the risks typically associated with real estate, including:
•	downturns in national, regional and local economic conditions;
•	competition;
•	adverse local conditions, such as oversupply or reduction in demand and changes in real estate zoning laws that may reduce the desirability of real estate in an area;
•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-let space;
•	changes in the supply of or the demand for similar or competing properties in an area;
•	changes in interest rates and the availability of permanent mortgage financing, which may render the sale of a property or loan difficult or unattractive;
•	changes in governmental regulations, including those involving tax, real estate usage, environmental and zoning laws; and
•	periods of high interest rates and tight money supply.
Any of the above factors, or a combination thereof, could result in a decrease in the value of our investments, which would have an adverse effect on our results of operations, reduce the cash available for distributions and the return on your investment.

Residents of multifamily rental properties that have experienced personal financial problems may delay enforcement of our rights, and we may incur substantial costs attempting to protect our investment.
Residents or tenants who have experienced a downturn in their residential or business leases and residents or tenants that have experienced difficulties with their personal financial situations such as a job loss, bankruptcy or bad credit rating, may result in their failure to make timely rental payments or their default under their leases. In the event of any default by residents or tenants at our properties, we may experience delays in enforcing our rights and may incur substantial costs attempting to protect our investment.
The bankruptcy or insolvency of any resident or tenant also may adversely affect the income produced by our properties. If any resident or tenant becomes a debtor in a case under the U.S. Bankruptcy Code, our actions may be restricted by the bankruptcy court and our financial condition and results of operations could be adversely affected.
The operating costs of our properties will not necessarily decrease if our income decreases.
Certain expenses associated with ownership and operation of a property may be intentionally increased to enhance the short- and long-term success of the property in the form of capital gain and current income, such as:
•	increased staffing levels;
•	enhanced technology applications; and
•	increased marketing efforts.
Certain expenses associated with the ownership and operation of a property are not necessarily reduced by events that adversely affect the income from the property, such as:
•	real estate taxes;
•	insurance costs; and
•	maintenance costs.
For example, if the leased property loses tenants or rents are reduced, then those costs described in the preceding sentence are not necessarily reduced. As a result, our cost of owning and operating leased properties may, in the future, exceed the income the property generates even though the property’s income exceeded its costs at the time it was acquired. This would decrease the amount of cash available to us to distribute to you and could negatively affect your return on investment.
We will compete with third parties in managing and selling properties and other investments, which could reduce our profitability and the return on your investment.
We believe that the current market for properties that meet our investment objectives is extremely competitive and many of our competitors have greater resources than we do. We will compete with numerous other entities engaged in real estate investment activities, including individuals, corporations, banks and insurance company investment accounts, other REITs, real estate limited partnerships, the U.S. government and other entities, to manage and sell real estate and real estate-related assets. Many of our expected competitors enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase.
Competition with these entities may result in the following:
•	decreased availability of financing to us; or
•	reductions in the size or desirability of the potential tenant base for one or more properties that we lease.
If such events occur, you may experience a lower return on your investment.
Properties that have significant vacancies, especially discounted real estate assets, may experience delays in leasing up or could be difficult to sell, which could diminish our return on these properties.
A property may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. Further, our potential investments in value-add multifamily rental properties or other types of discounted properties may have significant vacancies at the time of acquisition. If vacancies continue for a prolonged period of time beyond the expected lease-up stage that we anticipate will follow any redevelopment or repositioning efforts, we may suffer reduced revenues resulting in less cash available for distributions. In addition, the resale value of the property could be diminished because the market value of a particular property depends principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction on the resale value of a property could also reduce your return on investment.
Because we rely on our Manager, its affiliates and third parties to manage the day-to-day affairs of any properties we acquire, should the staff of a particular property perform poorly, our operating results for that property will similarly be hindered and our net income may be reduced.
We depend upon the performance of our property managers to effectively manage our properties and real estate-related assets. Poor performance by those sales, leasing and other management staff members operating a particular property will necessarily translate into poor results of operations for that particular property. Should our Manager, its affiliates or third parties fail to identify problems in the day-to-day management of a particular property or fail to take the appropriate corrective action in a timely manner, our operating results may be hindered and our net income reduced.
If we are unable to obtain funding for future capital needs, cash distributions to our stockholders could be reduced and the value of our investments could decline.
If we need additional capital in the future to improve or maintain our properties or for any other reason, we may have to obtain financing from sources beyond our cash flow from operations, such as borrowings, sales of assets or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to you and could reduce the value of your investment.
If we are unable to sell a property for the price, on the terms or within the time frame we desire, it could limit our ability to pay cash distributions to you.
Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our properties at a profit. Our inability to sell properties at the time and on the terms we want could reduce our cash flow and limit our ability to make distributions to you and could reduce the value of your investment.
Government entities, community associations and contractors may cause unforeseen delays and increase costs to redevelop and reposition value-add properties that we may acquire, which may reduce our net income and cash available for distributions to you.
We may seek to or be required to incur substantial capital obligations to redevelop or reposition existing properties that we acquire at a discount as a result of neglect of the previous owners or tenants of the properties and to sell the properties. Our Advisor and its key real estate professionals will do their best to acquire properties that do not require excessive redevelopment or modifications and that do not contain hidden defects or problems. There could, however, be unknown and excessive costs, expenses and delays associated with a discounted property’s redevelopment, repositioning or value-add upgrades. We will be subject to risks relating to the uncertainties associated with rezoning for redevelopment and other concerns of governmental entities, community associations and our construction manager’s ability to control costs and to build in conformity with plans and the established timeframe. We will pay a construction management fee to a construction manager, which may be our Manager or its affiliates, if new capital improvements are required.
If we are unable to increase rental rates or sell the redeveloped property at a price consistent with our value-add projections due to local market or economic conditions to offset the cost of the redevelopment or repositioning the property, the return on your investment may suffer. To the extent we acquire discounted properties in major metropolitan areas where the local government has imposed rent controls, we may be prohibited from increasing the rental rates to a level sufficient to cover the particular property’s redevelopment costs and expenses.
Costs of responding to both known and previously undetected environmental contamination and hazardous conditions may decrease our cash flows and limit our ability to make distributions.
Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials, and other health and safety-related concerns.
Some of these laws and regulations may impose joint and several liability on the tenants, current or previous owners or operators of real property for the costs to investigate or remediate contaminated properties, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Our tenants’ operations, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.
Environmental laws also may impose liens on a property or restrictions on the manner in which a property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances.
The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.
Properties acquired by us may have toxic mold that could result in substantial liabilities to us.
Litigation and concern about indoor exposure to certain types of toxic molds has been increasing as the public becomes aware that exposure to mold can cause a variety of health effects and symptoms, including allergic reactions. It is impossible to eliminate all mold and mold spores in the indoor environment. Although we will attempt to acquire properties and loans secured by properties that do not contain toxic mold, there can be no assurance that none of the properties acquired by us will contain toxic mold. The difficulty in discovering indoor toxic mold growth could lead to an increased risk of lawsuits by affected persons and the risk that the cost to remediate toxic mold will exceed the value of the property. There is a risk that we may acquire properties that contain toxic mold and such properties may negatively affect our performance and your return on investment.
Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on your investment.
There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions.
Our costs associated with and the risk of failing to comply with the Americans with Disabilities Act, the Fair Housing Act and other tax credit programs may adversely affect cash available for distributions.
Our properties are generally expected to be subject to the Americans with Disabilities Act of 1990, as amended (the “Disabilities Act”). Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or other third party to ensure compliance with such laws. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for compliance with these laws may affect cash available for distributions and the amount of distributions to you.
The multifamily rental properties we acquire must comply with Title III of the Disabilities Act, to the extent that such properties are “public accommodations” or “commercial facilities” as defined by the Disabilities Act. Compliance with the Disabilities Act could require removal of structural barriers to handicapped access in certain public areas of our apartment communities where such removal is readily achievable. The Disabilities Act does not, however, consider residential properties, such as multifamily rental properties, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as the leasing office, are open to the public.
We also must comply with the Fair Housing Amendment Act of 1988 (“FHAA”), which requires that multifamily rental properties first occupied after March 13, 1991 be accessible to handicapped residents and visitors. Compliance with the FHAA could require removal of structural barriers to handicapped access in a community, including the interiors of apartment units covered under the FHAA. Recently there has been heightened scrutiny of multifamily rental properties for compliance with the requirements of the FHAA and the Disabilities Act and an increasing number of substantial enforcement actions and private lawsuits have been brought against multifamily rental properties to ensure compliance with these requirements. Noncompliance with the FHAA and the Disabilities Act could result in the imposition of fines, awards of damages to private litigants, payment of attorneys’ fees and other costs to plaintiffs, substantial litigation costs and substantial costs of remediation.
Certain of our properties may be subject to the low income housing tax credits, historic preservation tax credits or other similar tax credit rules at the federal, state or municipal level. The application of these tax credit rules is extremely complicated and noncompliance with these rules may have adverse consequences for us. Noncompliance with applicable tax regulations may result in the loss of future or other tax credits and the fractional recapture of these tax credits already taken. Accordingly, noncompliance with these tax credit rules and related restrictions may adversely affect our ability to distribute any cash to our investors.
Our properties are dispersed geographically and across various markets and sectors.
We acquire and operate properties in different locations throughout the United States and in different markets and sectors. The success of our properties depends largely on our ability to hire various managers and service providers in each area, market and sector where the properties are located or situated. It may be more challenging to manage a diverse portfolio. Failure to meet such challenges could reduce the value of your investment.

Newly constructed and existing multifamily rental properties or other properties that compete with any properties we may acquire in any particular location could adversely affect the operating results of our properties and our cash available for distribution.
We may acquire properties in locations that experience increases in construction of multifamily rental or other properties that compete with our properties. This increased competition and construction could:
•	make it more difficult for us to find residents to lease units in our apartment communities;
•	force us to lower our rental prices in order to lease units in our apartment communities; or
•	substantially reduce our revenues and cash available for distribution.
Our efforts to upgrade multifamily rental properties to increase occupancy and raise rental rates through redevelopment and repositioning may fail, which may reduce our net income and the cash available for distributions to you.
The success of our ability to upgrade any multifamily rental properties that we acquire and realize capital gains and current income for you on these investments materially depends upon the status of the economy where the multifamily rental property is located. Our revenues will be lower if the rental market cannot bear the higher rental rate that accompanies the upgraded multifamily rental property due to job losses or other economic hardships. Should the local market be unable to substantiate a higher rental rate for a multifamily rental property that we upgraded, we may not realize the premium rental we had assumed by a given upgrade and we may realize reduced rental income or a reduced gain or even loss upon the sale of the property. These events could cause us to reduce the cash available for distributions.
Repositioning risks could affect our profitability.
A component of our strategy is to renovate and reposition multifamily communities in order to effect long-term growth. Our renovation and repositioning activities generally entail certain risks, including the following:
•
funds may be expended and management’s time devoted to projects that may not be completed due to a variety of factors, including without limitation, the inability to obtain necessary governmental approvals;

•
construction costs of a renovation or repositioning project may exceed original estimates, possibly making the project economically unfeasible or the economic return on a repositioned property less than anticipated;

•	increased material and labor costs, problems with subcontractors, or other costs due to errors and omissions which occur in the renovation process;
•	projects may be delayed due to required governmental approvals, adverse weather conditions, labor shortages or other unforeseen complications;
•	occupancy rates and rents at a repositioned property may be less than anticipated; and
•	the operating expenses at a repositioned property may be higher than anticipated.
These risks may reduce the funds available for distribution to our stockholders. Further, the renovation and repositioning of properties is also subject to the general risks associated with real estate investments.
A concentration of our investments in any one property sector may leave our profitability vulnerable to a downturn or slowdown in such sector.
All of our investments are in the multifamily sector. Vacancy rates in multifamily rental properties and other commercial real estate properties may be related to jobless rates. As a result, we are subject to risks inherent in investments in a single type of property. The potential effects on our revenues, and as a result, on cash available for distribution, resulting from increased jobless rates as well as a general downturn or slowdown in multifamily properties could be more pronounced than if we had more fully diversified our investments.

Increased competition and the increased affordability of single-family and multifamily homes and condominiums for sale or rent could limit our ability to retain residents, lease apartment units or increase or maintain rents.
The multifamily rental properties that we own will most likely compete with numerous housing alternatives in attracting residents, including single-family and multifamily homes and condominiums. Due to the current economic conditions, competitive housing in a particular area and the increasing affordability of single-family and multifamily homes and condominiums to buy caused by relatively low mortgage interest rates and generous federal and state government programs to promote home ownership could adversely affect our ability to fully occupy any multifamily rental properties we may acquire. Further, single-family homes and condominiums available for rent could also adversely affect our ability to retain our residents, lease apartment units and increase or maintain rental rates.
Short-term multifamily leases expose us to the effects of declining market rent, which could adversely impact our ability to make cash distributions.
We expect that substantially all of our apartment leases will be for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term or earlier in certain situations, such as when a resident loses his/her job, without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.
Risks Related to Investments in Real Estate-Related Debt Assets
Investments in real estate-related debt investments are subject to the risks typically associated with real estate.
Our investment in our performing loan is secured by a first priority mortgage on a multifamily rental apartment communities. Upon the occurrence of a default on the loan, we could acquire ownership of the property. We will not know whether the value of the property securing our loan will remain at the level existing on the date of origination of the loan. If the value of the underlying property drops, our risk will increase because of the lower value of the security associated with the loan. In this manner, real estate values could impact the values of our loan investment. Therefore, our real estate-related debt investment is subject to the risks typically associated with real estate, which are described above under the heading “-Risks Related to Investments in Real Estate.”
Our loan investment will be subject to interest rate fluctuations that will affect our returns as compared to market interest rates; accordingly, the value of our stockholders’ investment would be subject to fluctuations in interest rates.
Our performing loan is a fixed rate, long term loan and if interest rates rise, the loan could yield a return that is lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that the loan is prepaid because we may not be able to reinvest the proceeds at as high of an interest rate. For this reason, our returns on our performing loan and the value of our stockholders’ investment will be subject to fluctuations in interest rates.
Delays in liquidating defaulted mortgage loans could reduce our investment returns.
If there are defaults under our mortgage loan investment, we may not be able to repossess and sell the underlying properties quickly. The resulting time delay could reduce the value of our investment in the defaulted mortgage loan. An action to foreclose on a property securing a mortgage loan is regulated by state statutes and regulations and is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.
Government action may reduce recoveries on defaulted loans.
Legislative or regulatory initiatives by federal, state or local legislative bodies or administrative agencies, if enacted or adopted, could delay foreclosure, provide new defenses to foreclosure or otherwise impair our ability to foreclose on real estate-related debt investments in default. Bankruptcy courts could, if this legislation is enacted, reduce the amount of the principal balance on a mortgage loan that is secured by a lien on the mortgaged property, reduce the interest rate, extend the term to maturity or otherwise modify the terms of a bankrupt borrower’s mortgage loan.

Property owners filing for bankruptcy may adversely affect us.
The filing of a petition in bankruptcy automatically stops or “stays” any actions to enforce the terms of all debt of the debtor, including a mortgage loan. The length of the stay and the costs associated with it will generally have an adverse impact on our profitability. Further, the bankruptcy court may take other actions that prevent us from foreclosing on the property. Any bankruptcy proceeding will, at a minimum, delay us in achieving our investment objectives and may adversely affect our profitability.
Investments in non-performing real estate assets involve greater risks than investments in stabilized, performing assets and make our future performance more difficult to predict.
Traditional performance metrics of real estate assets are generally not as reliable for non-performing real estate assets as they are for performing real estate assets. Non-performing properties, for example, do not have stabilized occupancy rates. Similarly, non-performing loans do not have a consistent stream of loan servicing or interest payments. In addition, for non-performing loans, often there is greater uncertainty that the face amount of the note will be paid in full.
In addition, we may pursue more than one strategy to create value in a non-performing real estate investment. With respect to a property, these strategies may include development, redevelopment, or lease-up of such property. With respect to a loan, these strategies may include negotiating with the borrower for a reduced payoff, restructuring the terms of the loan or enforcing our rights as lender under the loan and foreclosing on the collateral securing the loan.
The factors described above make it challenging to evaluate non-performing investments.
We depend on debtors for our revenue from real estate-related debt assets, and, accordingly, our revenue and our ability to make distributions to our stockholders will be dependent upon the success and economic viability of such debtors.
The success of our real estate-related debt investment materially depends on the financial stability of the debtor underlying the investment. The inability of the debtor to meet its payment obligations could result in reduced revenue or losses. In the event of a debtor default or bankruptcy, we may experience delays in enforcing our rights as a creditor, and such rights may be subordinated to the rights of other creditors. These events could negatively affect the cash available for distribution to our stockholders and the value of our stockholders’ investment.
Prepayments can adversely affect the yields on our debt investments.
Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we are unable to invest the proceeds of such prepayments received, the yield on our portfolio will decline. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of acquisition of certain investments.
Risks Associated with Debt Financing
We have incurred, and may continue to incur, mortgage indebtedness and other borrowings, which increases our risk of loss due to foreclosure.
We have obtained, and may continue to obtain, lines of credit and long-term financing that may be secured by our properties and other assets. In some instances, we may acquire real properties by financing a portion of the price of the properties and mortgaging or pledging some or all of the properties purchased as security for that debt. We have also incurred, and may continue to incur, mortgage debt on properties that we already own in order to obtain funds to acquire additional properties. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the dividends paid deduction and excluding net capital gain). We, however, can give you no assurance that we will be able to obtain such borrowings on satisfactory terms.
If there is a shortfall between the cash flow from a mortgaged property and the cash flow needed to service mortgage debt on that property, then the amount of cash available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, reducing the value of your investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds. We may give full or partial guaranties to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties.
We may also obtain recourse debt to finance our acquisitions and meet our REIT distribution requirements. If we have insufficient income to service our recourse debt obligations, our lenders could institute proceedings against us to foreclose upon our assets. If a lender successfully forecloses upon any of our assets, our ability to pay cash distributions to our stockholders will be limited and you could lose all or part of your investment.
High mortgage interest rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.
If mortgage debt is unavailable at reasonable interest rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans become due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.
We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.
We may finance our assets over the long term through a variety of means, including credit facilities, issuance of commercial mortgage-backed securities, and other structured financings. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner that are beyond our control, including lack of liquidity and greater credit spreads. We cannot be certain that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders and funds available for operations, as well as for future business opportunities.
We could be negatively impacted by the condition of Fannie Mae or Freddie Mac and by changes in government support for multifamily housing.
Fannie Mae and Freddie Mac are a major source of financing for multifamily real estate in the United States. We have utilized and expect to continue to utilize loan programs sponsored by these entities as a key source of capital to finance our growth and our operations. In September 2008, the U.S. government increased its control of Fannie Mae and Freddie Mac and placed both companies into a government conservatorship under the Federal Housing Finance Agency (the “FHFA”). Since that time, members of Congress have introduced and Congressional committees have considered a substantial number of bills that include comprehensive or incremental approaches to winding down Fannie Mae and Freddie Mac or changing their purposes, businesses or operations. In 2019, the FHFA for the first time released formal objectives calling for the return of Fannie Mae and Freddie Mac to the private sector. It was also announced during the year that Fannie Mae and Freddie Mac will be permitted to retain a combined $45 billion worth of earnings (Fannie Mae will be allowed to retain $25 billion and Freddie Mac $20 billion). This is a modification of the so-called “net worth sweep” provision that has required Fannie Mae and Freddie Mac to deliver nearly all of their profits to the Treasury; the result being that each organization will have the opportunity to build its net worth. A decision by the U.S. government to eliminate or downscale Fannie Mae or Freddie Mac or to reduce government support for multifamily housing more generally may adversely affect interest rates, capital availability, development of multifamily communities and the value of multifamily assets and, as a result, may adversely affect our operations. Any potential reduction in loans, guarantees and credit enhancement arrangements from Fannie Mae and Freddie Mac could jeopardize the effectiveness of the multifamily sector’s derivative securities market, potentially causing breaches in loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of a significant portion of multifamily communities. Specifically, the potential for a decrease in liquidity made available to the multifamily sector by Fannie Mae and Freddie Mac could (i) hinder our ability to refinance our existing loans; (ii) require us to obtain other sources of debt capital with potentially different terms; and (iii) make it more difficult for potential buyers of our properties to obtain financing.
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace our Advisor. These or other limitations may limit our flexibility and our ability to achieve our operating plans.
Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.
As of December 31, 2019, we had total outstanding debt of approximately $804.9 million, including approximately $650.6 million of debt subject to variable interest rates, and we expect that we may incur additional indebtedness in the future. Interest we pay reduces our cash available for distributions. Since we have incurred and may continue to incur variable rate debt, increases in interest rates raise our interest costs, which reduces our cash flows and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to sell one or more of our properties at times which may not permit realization of the maximum return on such investments.
We may be adversely affected by changes to the LIBOR settling process and potential phasing out of LIBOR after 2021.
As of December 31, 2019, we had approximately $650.6 million of debt and 21 interest rate caps with an aggregate notional value of $576.7 million that were indexed to the London Interbank Offered Rate (“LIBOR”). LIBOR and certain other interest “benchmarks” may be subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements and derivatives to perform differently than in the past or cause other unanticipated consequences. The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, has announced that it intends to stop encouraging or requiring banks to submit rates for the calculation of LIBOR rates after 2021, and it is unclear whether new methods of calculating LIBOR will be established, such that LIBOR may continue to exist after 2021. While there is no consensus on what rate or rates may become accepted alternatives to LIBOR, the Alternative Reference Rates Committee, a steering committee comprised of U.S. financial market participants, selected the Secured Overnight Finance Rate (“SOFR”) as an alternative to LIBOR. SOFR is a broad measure of the cost of borrowing cash in the overnight U.S. treasury repo market, and the Federal Reserve Bank of New York started to publish the SOFR in May 2018. At this time, it is impossible to predict whether the SOFR or another reference rate will become an accepted alternative to LIBOR. The discontinuation, reform or replacement of LIBOR or any other benchmark rates may have an unpredictable impact on contractual mechanics in the credit markets or cause disruption to the broader financial markets, and could have an adverse effect on LIBOR-based interest rates on our current or future debt obligations and derivatives.
We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and decrease the value of your investment.
Our charter limits our leverage to 300% of our net assets, and we may exceed this limit with the approval of the conflicts committee of our Board of Directors. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

Federal Income Tax Risks
Our failure to continue to qualify as a REIT would subject us to federal income tax and reduce cash available for distribution to stockholders.
We elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2010. We intend to continue to operate in a manner so as to continue to qualify as a REIT for federal income tax purposes. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial and administrative interpretations exist. Even an inadvertent or technical mistake could jeopardize our REIT status. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to continue to qualify as a REIT. If we fail to continue to qualify as a REIT in any taxable year, we would be subject to federal and applicable state and local income tax on our taxable income at corporate rates, in which case we might be required to borrow or liquidate some investments in order to pay the applicable tax. Losing our REIT status would reduce our net income available for investment or distribution to you because of the additional tax liability. In addition, distributions to you would no longer qualify for the dividends-paid deduction and we would no longer be required to make distributions. Furthermore, if we fail to qualify as a REIT in any taxable year for which we have elected to be taxed as a REIT, we would generally be unable to elect REIT status for the four taxable years following the year in which our REIT status is lost.
Complying with REIT requirements may force us to borrow funds to make distributions to you or otherwise depend on external sources of capital to fund such distributions.
To continue to qualify as a REIT, we are required to distribute annually at least 90% of our taxable income, subject to certain adjustments, to our stockholders. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we may elect to retain and pay income tax on our net long-term capital gain. In that case, if we so elect, a stockholder would be taxed on its proportionate share of our undistributed long-term gain and would receive a credit or refund for its proportionate share of the tax we paid. A stockholder, including a tax-exempt or foreign stockholder, would have to file a federal income tax return to claim that credit or refund. Furthermore, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws.
From time-to-time, we may generate taxable income greater than our net income for GAAP. In addition, our taxable income may be greater than our cash flow available for distribution to you as a result of, among other things, investments in assets that generate taxable income in advance of the corresponding cash flow from the assets (for instance, if a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise).
If we do not have other funds available in the situations described in the preceding paragraphs, we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to distribute enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity.
Because of the distribution requirement, it is unlikely that we will be able to fund all future capital needs, including capital needs in connection with investments, from cash retained from operations. As a result, to fund future capital needs, we likely will have to rely on third-party sources of capital, including both debt and equity financing, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital will depend upon a number of factors, including our current and potential future earnings and cash distributions.

Despite our qualification for taxation as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.
Despite our qualification for taxation as a REIT for federal income tax purposes, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income or property. Any of these taxes would decrease cash available for distribution to you. For instance:
•
In order to continue to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income (which is determined without regard to the dividends paid deduction or net capital gain for this purpose) to you.

•	To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed income.
•
We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

•
If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

•
If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business and do not qualify for a safe harbor in the Internal Revenue Code, our gain would be subject to the 100% “prohibited transaction” tax.

•
Any domestic taxable REIT subsidiary, or TRS, of ours will be subject to federal corporate income tax on its income, and on any non-arm’s-length transactions between us and any TRS, for instance, excessive rents charged to a TRS could be subject to a 100% tax.

•	We may be subject to tax on income from certain activities conducted as a result of taking title to collateral.
•	We may be subject to state or local income, property and transfer taxes, such as mortgage recording taxes.
Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.
To continue to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to stockholders and the ownership of our stock. As discussed above, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Additionally, we may be unable to pursue investments that would be otherwise attractive to us in order to satisfy the requirements for qualifying as a REIT.
We must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than government securities and qualified real estate assets) and no more than 20% of the value of our gross assets (25% for tax years ending before 2018) may be represented by securities of one or more TRSs. Finally, for the taxable years after 2015, no more than 25% of our assets may consist of debt investments that are issued by “publicly offered REITs” and would not otherwise be treated as qualifying real estate assets. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences, unless certain relief provisions apply. As a result, compliance with the REIT requirements may hinder our ability to operate solely on the basis of profit maximization and may require us to liquidate investments from our portfolio, or refrain from making, otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to stockholders.

Complying with REIT requirements may limit our ability to hedge effectively.
The REIT provisions of the Internal Revenue Code may limit our ability to hedge our operations effectively. Our aggregate gross income from non-qualifying hedges, fees and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. Any hedging income earned by a TRS would be subject to federal, state and local income tax at regular corporate rates. This could increase the cost of our hedging activities or expose us to greater risks associated with interest rate or other changes than we would otherwise incur.
Liquidation of assets may jeopardize our REIT qualification.
To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% prohibited transaction tax on any resulting gain if we sell assets that are treated as dealer property or inventory.
The prohibited transactions tax may limit our ability to engage in transactions, including disposition of assets and certain methods of securitizing loans, which would be treated as sales for federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of dealer property, other than foreclosure property, but including loans held primarily for sale to customers in the ordinary course of business. We might be subject to the prohibited transaction tax if we were to dispose of or securitize loans in a manner that is treated as a sale of the loans, for federal income tax purposes. In order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we use for any securitization financing transactions, even though such sales or structures might otherwise be beneficial to us. Additionally, we may be subject to the prohibited transaction tax upon a disposition of real property. Although a safe-harbor exception to prohibited transaction treatment is available, we cannot assure you that we can comply with such safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of our trade or business. Consequently, we may choose not to engage in certain sales of real property or may conduct such sales through a TRS.
It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through a TRS. However, to the extent that we engage in such activities through a TRS, the income associated with such activities will be subject to a corporate income tax. In addition, the IRS may attempt to ignore or otherwise recast such activities in order to impose a prohibited transaction tax on us, and there can be no assurance that such recast will not be successful.
We also may not be able to use secured financing structures that would create taxable mortgage pools, other than in a TRS or through a subsidiary REIT.
We may recognize substantial amounts of REIT taxable income, which we would be required to distribute to you, in a year in which we are not profitable under GAAP principles or other economic measures.
We may recognize substantial amounts of REIT taxable income in years in which we are not profitable under GAAP or other economic measures as a result of the differences between GAAP and tax accounting methods. For instance, certain of our assets will be marked-to-market for GAAP purposes but not for tax purposes, which could result in losses for GAAP purposes that are not recognized in computing our REIT taxable income. Additionally, we may deduct our capital losses only to the extent of our capital gains in computing our REIT taxable income for a given taxable year. Consequently, we could recognize substantial amounts of REIT taxable income and would be required to distribute such income to you, in a year in which we are not profitable under GAAP or other economic measures.
We may distribute our common stock in a taxable distribution, in which case our stockholder may sell shares of our common stock to pay tax on such distributions, and our stockholders may receive less in cash than the amount of the dividend that is taxable.
We may make taxable distributions that are payable in cash and common stock. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as taxable distributions that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to make taxable distributions payable in cash and common stock. If we made a taxable dividend payable in cash and common stock, taxable stockholders receiving such distributions will be required to include the dividend as taxable income to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such distributions in excess of the cash distributions received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount recorded in earnings with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock.
REIT distribution requirements could adversely affect our ability to execute our business plan.
We generally must distribute annually at least 90% of our REIT taxable income (which is determined without regard to the dividends paid deduction or net capital gain for this purpose) in order to continue to qualify as a REIT. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code and to avoid corporate income tax and the 4% excise tax. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
Distributions paid by REITs do not qualify for the reduced tax rates that apply to other corporate distributions.
The maximum tax rate for “qualified dividends” paid by corporations to non-corporate stockholders is currently 20%. Distributions paid by REITs, however, generally are taxed at ordinary income rates (subject to a maximum rate of 37.0% for non-corporate stockholders), provided individuals may be able to deduct 20% of income received as ordinary REIT dividends, thus reducing the maximum effective federal income tax rate on such dividends, rather than the preferential rate applicable to qualified dividends.
Changes recently made to the U.S. tax laws could have a negative impact on our business.
The President signed a tax reform bill into law on December 22, 2017 (the “Tax Cuts and Jobs Act”). Among other things, the Tax Cuts and Jobs Act:
•	reduces the corporate income tax rate from 35% to 21% (including with respect to our taxable REIT subsidiary);
•
reduces the rate of U.S. federal withholding tax on distributions made to non-U.S. stockholders by a REIT that are attributable to gains from the sale or exchange of U.S. real property interests from 35% to 21%;

•	allows an immediate 100% deduction of the cost of certain capital asset investments (generally excluding real estate assets), subject to a phase-down of the deduction percentage over time;
•
changes the recovery periods for certain real property and building improvements (for example, to 15 years for qualified improvement property under the modified accelerated cost recovery system, and to 30 years (previously 40 years) for residential real property and 20 years (previously 40 years) for qualified improvement property under the alternative depreciation system);

•
restricts the deductibility of interest expense by businesses (generally, to 30% of the business’ adjusted taxable income) except, among others, real property businesses electing out of such restriction; we have not yet determined whether we and/or our subsidiaries can and/or will make such an election;

•	requires the use of the less favorable alternative depreciation system to depreciate real property in the event a real property business elects to avoid the interest deduction restriction above;
•	restricts the benefits of like-kind exchanges that defer capital gains for tax purposes to exchanges of real property;

•
permanently repeals the “technical termination” rule for partnerships, meaning sales or exchanges of the interests in a partnership will be less likely to, among other things, terminate the taxable year of, and restart the depreciable lives of assets held by, such partnership for tax purposes;

•
requires accrual method taxpayers to take certain amounts in income no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement prepared under GAAP, which, with respect to certain leases, could accelerate the inclusion of rental income;

•	eliminates the federal corporate alternative minimum tax;
•	reduces the highest marginal income tax rate for individuals to 37% from 39.6% (excluding, in each case, the 3.8% Medicare tax on net investment income);
•
generally allows a deduction for individuals equal to 20% of certain income from pass-through entities, including ordinary dividends distributed by a REIT (excluding capital gain dividends and qualified dividend income), generally resulting in a maximum effective federal income tax rate applicable to such dividends of 29.6% compared to 37% (excluding, in each case, the 3.8% Medicare tax on net investment income); and

•
limits certain deductions for individuals, including deductions for state and local income taxes, and eliminates deductions for miscellaneous itemized deductions (including certain investment expenses).

Many of the provisions in the Tax Cuts and Jobs Act, in particular those affecting individual taxpayers, expire at the end of 2025. As a result of the changes to U.S. federal tax laws implemented by the Tax Cuts and Jobs Act, our taxable income and the amount of distributions to our stockholders required in order to maintain our REIT status, and our relative tax advantage as a REIT, could change. As a REIT, we are required to distribute at least 90% of our taxable income to our stockholders annually.
The Tax Cuts and Jobs Act is a complex revision to the U.S. federal income tax laws with various impacts on different categories of taxpayers and industries, and will require subsequent rulemaking and interpretation in a number of areas. The long-term impact of the Tax Cuts and Jobs Act on the overall economy, government revenues, our tenants, us, and the real estate industry cannot be reliably predicted at this time. Furthermore, the Tax Cuts and Jobs Act may negatively impact certain of our tenants’ operating results, financial condition, and future business plans. The Tax Cuts and Jobs Act may also result in reduced government revenues, and therefore reduced government spending, which may negatively impact some of our tenants that rely on government funding. There can be no assurance that the Tax Cuts and Jobs Act will not negatively impact our operating results, financial condition, and future business operations.
At any time, the federal income tax laws can change. Laws and rules governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or stockholders.
Retirement Plan Risks
If the fiduciary of an employee benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or an owner of a retirement arrangement subject to Section 4975 of the Internal Revenue Code (such as an IRA) fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, the fiduciary could be subject to penalties and other sanctions.
There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares. Fiduciaries and IRA owners investing the assets of such a plan or account in our common stock should satisfy themselves that:
•	the investment is consistent with their fiduciary and other obligations under ERISA and the Internal Revenue Code;
•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;
•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	the investment in our shares, for which no public market currently exists, is consistent with the liquidity needs of the plan or IRA;
•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;
•	our stockholders will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the plan or IRA annually; and
•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to claims for damages or for equitable remedies, including liability for investment losses. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In addition, the investment transaction must be undone. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified as a tax-exempt account and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment in our common stock.
If our assets are deemed to be plan assets, the Advisor and we may be exposed to liabilities under Title I of ERISA and the Internal Revenue Code.
In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets unless an exception applies. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA or Section 4975 of the Internal Revenue Code, may be applicable, and there may be liability under these and other provisions of ERISA and the Internal Revenue Code. We believe that our assets should not be treated as plan assets because the shares should qualify as “publicly-offered securities” that are exempt from the look-through rules under applicable Treasury Regulations. We note, however, that because certain limitations are imposed upon the transferability of shares so that we may qualify as a REIT, and perhaps for other reasons, it is possible that this exemption may not apply. If that is the case, and if the Advisor or we are exposed to liability under ERISA or the Internal Revenue Code, our performance and results of operations could be adversely affected. Prior to making an investment in us, you should consult with your legal and other advisors concerning the impact of ERISA and the Internal Revenue Code on your investment and our performance.
If you hold our shares through an IRA or other retirement plan, you may be limited in your ability to withdraw required minimum distributions.
If you establish an IRA or other retirement plan through which you hold your investment in in our shares, federal law may require you to withdraw required minimum distributions (“RMDs”) from such plan in the future. Our share redemption program limits the amount of redemptions that can be made in a given year. Additionally, you will not be eligible to have your shares redeemed until you have held your shares for at least one year. As a result, you may not be able to have your shares redeemed at a time in which you need liquidity to satisfy the RMD requirements under your IRA or other retirement plan. Even if you are able to have your shares redeemed, such redemption may be at a price less than the price at which the shares were initially purchased, depending on how long you have held your shares. If you fail to withdraw RMDs from your IRA or other retirement plan, you may be subject to certain tax penalties.
ITEM 1B.	UNRESOLVED STAFF COMMENTS
Not applicable.

ITEM 2.	PROPERTIES
Real Estate Investments
As of December 31, 2019, we owned interests in 28 multifamily properties. The following is a summary of our real estate properties:
Multifamily Community Name	City and State	Number of Units	Date of Acquisition(1)	Purchase Price(2)	Year of Construction	Average Unit Size (Sq. Ft.)	Physical Occupancy Rate(3)	Effective Monthly Revenue per Unit(4)
Vista Apartment Homes	Philadelphia, PA	133	6/17/2011	$12,000	1961	876	93.5%	$1,634
Cannery Lofts	Dayton, OH	156	5/13/2011	7,100	1838	1,030	100.0%	1,415
Retreat at Rocky Ridge	Hoover, AL	206	4/18/2013	8,500	1986	869	92.7%	995
Trailpoint at the Woodlands	Houston, TX	271	6/24/2013	27,200	1981	859	91.5%	1,122
The Westside Apartments	Plano, TX	412	7/25/2013	32,200	1984	862	94.9%	1,219
Tech Center Square	Newport News, VA	208	9/9/2013	18,250	1985	803	96.2%	1,038
Verona Apartment Homes	Littleton, CO	276	9/30/2013	30,600	1985	744	92.4%	1,487
Skyview Apartment Homes	Westminster, CO	224	9/30/2013	24,250	1985	748	94.2%	1,390
Maxwell Townhomes	San Antonio, TX	316	12/16/2013	22,500	1982	1,015	91.8%	1,239
Meridian Pointe	Burnsville, MN	339	12/20/2013	33,149	1988	982	91.4%	1,496
Evergreen at Coursey Place	Baton Rouge, LA	352	1/28/2014	15,499	2003	999	93.2%	1,083
Pines of York	Yorktown, VA	248	1/28/2014	8,087	1974	987	97.2%	1,095
The Estates at Johns Creek	Alpharetta, GA	403	3/28/2014	70,500	1999	1,457	92.3%	1,932
Perimeter Circle	Atlanta, GA	194	5/19/2014	29,500	1995	961	93.8%	1,574
Perimeter 5550	Atlanta, GA	165	5/19/2014	22,250	1995	906	91.5%	1,461
Aston at Cinco Ranch	Katy, TX	228	6/26/2014	32,300	2000	1,015	92.1%	1,428
Sunset Ridge	San Antonio, TX	324	9/4/2014	35,000	1949	861	92.3%	1,250
Calloway at Las Colinas	Irving, TX	536	9/29/2014	48,500	1984	850	93.7%	1,248
South Lamar Village	Austin, TX	208	2/26/2015	24,000	1981	729	93.8%	1,509
Heritage Pointe	Gilbert, AZ	458	3/19/2015	36,000	1986	697	92.1%	1,127
The Bryant at Yorba Linda	Yorba Linda, CA	400	6/1/2015	118,000	1986	995	93.0%	2,158
Point Bonita Apartment Homes	Chula Vista, CA	294	6/16/2015	49,050	1979	716	96.6%	1,849
Providence in the Park	Arlington, TX	524	12/22/2016	63,200	1997	893	93.7%	1,328
Green Trails Apartment Homes	Lisle, IL	440	5/31/2017	78,000	1988	828	93.0%	1,523
Terraces at Lake Mary	Lake Mary, FL	284	8/31/2017	44,100	1998	988	91.9%	1,449
Courtney Meadows Apartments	Jacksonville, FL	276	12/20/2017	41,400	2001	1,047	92.4%	1,359
Addison at Sandy Springs	Sandy Springs, GA	236	4/17/2018	34,000	1986	1,030	92.4%	1,250
Bristol Grapevine	Grapevine, TX	376	4/25/2018	44,700	1978	764	92.6%	1,136
		8,487
(1)	The date of acquisition reflects the date we acquired the property, the note or the initial joint venture interest, where applicable.
(2)	Purchase price (in thousands) excludes closing costs and acquisition expenses. For properties acquired through foreclosure, the purchase price reflects the contract purchase price of the note.
(3)	Physical occupancy rate is defined as the units occupied as of December 31, 2019 divided by the total number of residential units.
(4)
Effective monthly rental revenue per unit has been calculated based on the leases in effect as of December 31, 2019, adjusted for any tenant concessions, such as free rent. Effective monthly rental revenue per unit includes base rents for occupied units, including affordable housing payments and subsidies. It also includes other charges for storage, parking, pets, cleaning, clubhouse or other miscellaneous amounts.

(5)	In addition to its apartment units, Vista Apartment Homes contains one commercial space which is occupied, and a number of antennae on the roof of the property that generate additional income.
(6)
Vista Apartment Homes originally served as the collateral for a non-performing promissory note that we purchased on June 17, 2011. The contract purchase price for the note was $12.0 million, excluding closing costs. On August 2, 2011, we were the successful bidder at a sheriff's sale and formally received title to the property.

(7)	In addition to its apartment units, Cannery Lofts contains 12 commercial spaces, all of which are occupied, and one parking garage with parking spaces available to rent.
(8)
Cannery Lofts originally served as the collateral for a non-performing note that we purchased on May 13, 2011. On December 21, 2011, we entered into a settlement agreement with the borrower whereby the borrower agreed to a consensual foreclosure of the Cannery Note. We formally received title to the property on June 6, 2012.

(9)	Joint venture interests in this property were originally purchased as a part of the Paladin acquisition in January 2014. The remaining interests in this joint venture were acquired on March 31, 2014.
(10)
Joint venture interests in this property were originally purchased as a part of the Paladin acquisition in January 2014. The remaining interests in this joint venture were acquired on November 25, 2014.

The following chart shows the geographic breakdown of our multifamily rental properties as of December 31, 2019 (based on net book value):

Net Book Value of Rental Properties by State
Other 5%
Louisiana 3%
Texas 31%
California 17%
Arizona 4%
Illinois 8%
Georgia 15%
Ohio 1%
Florida 8%
Colorado 5%
Virginia 3%

ITEM 3.	LEGAL PROCEEDINGS
From time to time, we are party to legal proceedings, which arise in the ordinary course of our business. We are not currently involved in any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.
ITEM 4.	MINE SAFETY DISCLOSURES
Not applicable.

PART II.
ITEM 5.	MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
Stockholder Information
As of March 13, 2020, we had 69,862,273 shares of common stock outstanding held by a total of 14,132 stockholders.
Market Information
There is no established public trading market for our common stock. Therefore, there is a risk that a stockholder may not be able to sell our stock at a time or price acceptable to the stockholder.
Estimated Value Per Share
On March 19, 2020, our Board of Directors approved an estimated value per share of our common stock of $11.10 based on the estimated market value of our portfolio of investments as of December 31, 2019. As of the date of this filing, we are not aware of a material change in the value of our investments that would impact the overall estimated value per share; however, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our investments and our resulting estimated value per share of our common stock. We are providing this estimated value per share to assist broker-dealers that participated in our public offerings in meeting their customer account statement reporting obligations under the Financial Industry Regulatory Authority (“FINRA”) Rule 2231. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (“IPA”) (formerly the Investment Program Association) in April 2013 (the “IPA Valuation Guidelines”).
Our Conflicts Committee, composed solely of all of our independent directors, is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of the conflicts committee, we engaged Duff & Phelps, LLC (“Duff & Phelps”) to provide a calculation of the range in estimated value per share of our common stock as of December 31, 2019. Duff & Phelps held discussions with senior management of our Advisor and conducted appraisals, investigations, research, review and analysis as it deemed necessary. Duff & Phelps based this range in estimated value per share upon its estimates of the “as is” market values of our interests in 28 multifamily properties and one debt investment. Duff & Phelps made adjustments to the aggregate estimated values of our investments to reflect balance sheet assets and liabilities provided by our management, which are disclosed in this Annual Report on Form 10-K before calculating a range of estimated values based on the number of outstanding shares of our common stock as of December 31, 2019. The valuation report that Duff & Phelps prepared (the “Valuation Report”) summarized the key inputs and assumptions involved in the appraisal of each of our investments. Duff & Phelps’s valuation was designed to follow the prescribed methodologies of the IPA Valuation Guidelines. The methodologies and assumptions used to determine the estimated value of our investments are described further below.
Upon the conflicts committee’s receipt and review of the Valuation Report and in light of other factors considered by our conflicts committee and the conflicts committee’s own extensive knowledge of our assets and liabilities, the conflicts committee concluded that the range in estimated value per share of $10.11 to $12.20, with an approximate midpoint value of $11.10 per share, as indicated in the Valuation Report, was appropriate. Upon recommendation by the Advisor, the Conflicts Committee recommended to our Board of Directors that it adopt $11.10 as the estimated value per share of our common stock, which approximates the midpoint value. Our Board of Directors unanimously agreed to accept the recommendation of the conflicts committee and approved $11.10 as the estimated value per share of our common stock, which determination is ultimately and solely the responsibility of the Board of Directors.

The following table summarizes the material components of the December 31, 2019 net asset value (in thousands, except per share amounts):
	December 31, 2019 Net Asset Value	December 31, 2019 Net Asset Value per Share
Investments	$1,531,493	$22.05
Cash	49,535	0.71
Other Assets	15,282	0.22
Mortgage Notes Payable	(803,556)	(11.57)
Other Liabilities	(21,432)	(0.31)
Net asset value	$771,322	$11.10
The following table sets forth the calculation of our estimated net asset value per share as of December 31, 2019, as well as the calculation of our prior estimated net asset value per share as of December 31, 2018:
	December 31, 2019 Net Asset Value per Share	December 31, 2018 Net Asset Value per Share	Change in Estimated Value per Share
Investments	$22.05	$22.04	$0.00
Cash	0.71	0.91	(0.19)
Other Assets	0.22	0.25	(0.03)
Mortgage Notes Payable	(11.57)	(12.04)	0.48
Other Liabilities	(0.31)	(0.33)	0.02
	$11.10	$10.83	$0.28
(1)
For information relating to the December 31, 2018 net asset value per share and the assumptions and methodologies used by Duff and Phelps and our management, see our Annual Report on Form 10-K filed on March 22, 2019.

As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. In particular, due in part to (i) the high concentration of our total assets in real estate, and (ii) the number of shares of our common stock outstanding, even modest changes in key assumptions made in appraising our real estate properties could have a very significant impact on the estimated value of our shares. The estimated value per share is not audited and does not represent the fair value of our assets less the fair value of our liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of our assets and liabilities or the amount that our shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of debt.
Methodology
Our goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what we deem to be appropriate valuation and appraisal methodologies and assumptions and a process that is in accordance with the IPA Valuation Guidelines. The following is a summary of the valuation and appraisal methodologies used to calculate the estimated value per share:
Real Estate
Independent Valuation Firm
Duff & Phelps was recommended by our Advisor, and approved by the conflicts committee. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with us or the Advisor. Neither we, the Advisor, nor any of its affiliates have engaged Duff & Phelps for any other types of services during the two years prior to the date of this filing. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal and valuation services for us and our affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal reports.
The compensation Duff & Phelps received for its appraisal of our real estate properties was based on the scope of work and was not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of us, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of the appraisal. The appraisal was performed in accordance with the Code of Ethics & Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. The Valuation Report was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the Valuation Report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing the Valuation Report, Duff & Phelps did not, and was not requested to, solicit third party indications of interest for our common stock in connection with possible purchase thereof or the acquisition of all or any part of us.
Duff & Phelps collected all reasonably available material information that it deemed relevant in estimating the market value of our real estate properties and other investments. In conducting its investigations and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by us or the Advisor for reasonableness, each assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. Duff & Phelps relied on our management or the Advisor to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analysis of our real estate properties and other investments, Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and our control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps assumed that we had clear and marketable title to each real estate property appraised, that no title defects existed, that no hazardous materials had been present or were present previously, that no deed restrictions existed, and that the properties were responsibly owned and managed by competent property management. Furthermore, Duff & Phelps’s analysis, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions may affect Duff & Phelps’s analyses and conclusions. The Valuation Report contains other assumptions, qualifications and limitations that qualify the analysis, opinions and conclusions set forth therein. Furthermore, the prices at which our real estate properties may actually be sold could differ from their appraised values. The Valuation Report, including the analyses, opinions and conclusions set forth in such report, is qualified by the assumptions, qualifications and limitations set forth in the Valuation Report.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to the Valuation Report.
Real Estate Valuation
Duff & Phelps estimated the “as is” market value of each of our real estate properties owned as of December 31, 2019, using various methodologies, including the direct capitalization approach, discounted cash flow analyses and sales comparison approach, and relied primarily on the direct capitalization approach for our stabilized properties and discounted cash flow analyses for our unstabilized properties. The sales comparison approach was utilized as a secondary approach to value. The direct capitalization approach applies a current market capitalization rate to the properties’ net operating income. The capitalization rate was based on recent national overall capitalization rates, and the net operating income (NOI) was estimated based on Duff & Phelps’s expertise in appraising commercial real estate. The direct capitalization approach was utilized for eight of our properties that have finished renovations and stabilized their operations. Discounted cash flow analyses focus on the operating cash flows expected from the properties and the anticipated proceeds of hypothetical sales at the end of assumed holding periods, which are then discounted to their present value. Discounted cash flow analyses were utilized for 20 of our properties that were recently acquired and either not yet stabilized or are currently undergoing renovations. One property was valued at its sale price as it was sold shortly after December 31, 2019. Real estate is currently carried in our financial statements at its amortized cost basis. Duff & Phelps performed its appraisals as of December 31, 2019.
The following summarizes the range of overall capitalization rates used to arrive at the estimated market values of our 9 stabilized properties:
	Range in Values	Weighted Average Basis
Overall Capitalization Rate	4.75% to 6.25%	5.41%
The following summarizes the range of terminal capitalization rates and discount rates used to arrive at the estimated market values of 19 unstabilized properties and one stabilized property that are currently undergoing renovations:
	Range in Values	Weighted Average Basis
Terminal Capitalization Rate	4.50% to 5.75%	5.06%
Discount Rate	5.25% to 6.75%	5.84%
While we believe that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of our real estate properties and other assets and, thus, its estimated value per share. As of December 31, 2019, the majority of our real estate assets have non-stabilized occupancies. Appraisals may provide a sense of the value of the investment, but any appraisal of the property will be based on numerous estimates, judgments and assumptions that significantly affect the appraised value of the underlying property. An appraisal of a non-stabilized property, in particular, involves a high degree of subjectivity due to higher vacancy levels and uncertainties with respect to future market rental rates and timing of lease-up and stabilization. Accordingly, different assumptions may materially change the appraised value of the property.
The total appraised value of our real estate properties using the appraisal methodologies described above was $1.53 billion compared to a total of purchase price and capital expenditures, through December 31, 2019, of approximately $938.0 million.
The table below illustrates the impact on the estimated value per share if the overall capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the real estate properties referenced in the table above. Additionally, the table below illustrates the impact on the estimated value per share if the overall capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged. The table is only hypothetical to illustrate possible results if only one change in assumptions was made, with all other factors held constant. Further, each of these assumptions could change by more than 25 basis points or 5%. Since the majority of the valuations employed utilized the discounted cash flow methodology, changes in terminal capitalization rates yielded minimal variances and are therefore excluded from the table below.
	Change in Estimated Value per Share
	Increase of 25 Basis Points	Decrease of 25 Basis Points	Increase of 5%	Decrease of 5%
Overall Capitalization Rate	$10.11	$12.20	$10.88	$11.35
Discount Rate	$11.04	$11.15	$11.04	$11.16
Debt Investments
Duff & Phelps estimated the market value of our debt investment, which totaled approximately $893,432, or less than 1% of our assets, by making mark-to-market adjustments to the outstanding balances owed to us under these investments as of December 31, 2019.

Other Assets and Liabilities
Duff & Phelps made adjustments to the aggregate estimated values of our investments to reflect balance sheet assets and liabilities provided by our management, which are disclosed in this Annual Report on Form 10-K.
Limitations of Estimated Value Per Share
As mentioned above, we are providing this estimated value per share to assist broker dealers that participated in our public offering in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of the IPA Valuation Guidelines. The estimated value per share set forth above will first appear on the March 31, 2020 customer account statements that will be mailed in April 2020. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of our assets or liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, we can give no assurance that:
•	a stockholder would be able to resell his or her shares at the estimated value per share;
•	a stockholder would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of its liabilities or a sale of our company;
•	our shares of common stock would trade at the estimated value per share on a national securities exchange;
•	a third party would offer the estimated value per share in an arm’s-length transaction to purchase all or substantially all of our shares of common stock;
•	another independent third-party appraiser or third-party valuation firm would agree with the our estimated value per share; or
•	the methodology used to calculate our estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of December 31, 2019 is based on the estimated value of our investments as of December 31, 2019. We did not make any adjustments to the valuation for the impact of other transactions occurring subsequent to December 31, 2019, including, but not limited to, (i) the issuance of common stock under the distribution reinvestment plan, (ii) net operating income earned and distributions declared, (iii) the redemption of shares and (iv) the potential conversion of convertible stock into common stock. The value of our shares will fluctuate over time in response to developments related to individual assets in our portfolio and the management of those assets and in response to the real estate and finance markets. In particular, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our operations and investments. Because of, among other factors, our high concentration of total assets in real estate and the number of shares of our common stock outstanding, any change in the value of individual assets in the portfolio, particularly changes affecting our real estate properties, could have a very significant impact on the value of our shares. The estimated value per share does not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of debt.

Historical Estimated Values per Share
The historical reported estimated values per share of our common stock approved by the Board of Directors are set forth below:
Estimated Value per Share	Valuation Date	Filing with the Securities and Exchange Commission
$10.59	March 31, 2015	Current Report on Form 8-K filed June 9, 2015
$10.83	December 31, 2015	Annual Report on Form 10-K filed March 30, 2016
$10.94	December 31, 2016	Annual Report on Form 10-K filed March 31, 2017
$10.80	December 31, 2017	Annual Report on Form 10-K filed March 29, 2018
$10.83	December 31, 2018	Annual Report on Form 10-K filed March 22, 2019
Purchase Price for Distribution Reinvestment Plan
In accordance with our distribution reinvestment plan, participants in the distribution reinvestment plan acquire shares of common stock under the plan at a price equal to 95% of the estimated value per share of our common stock. Commencing on the next distribution reinvestment plan purchase date, which is on April 30, 2020, participants will acquire shares of our common stock under the plan at a price of $10.55 per share.
As provided under the distribution reinvestment plan, for a participant to terminate participation effective for a particular distribution, we must have received notice of termination from the participant at least ten business days prior to the last day of the month to which the distribution relates. Notwithstanding the ten business day termination notice requirement under the distribution reinvestment plan, if a participant wishes to terminate participation in the distribution reinvestment plan for the March 2020 purchase date, participants must notify the Company of such decision and we must receive the notice by the close of business on March 26, 2020, which is four business days following our announcement of an updated estimated value per share in this Annual Report on Form 10-K.
Notice of termination should be sent by facsimile to 877-894-1124 or by mail to c/o Resource Real Estate Opportunity REIT, Inc., P.O. Box 219169, Kansas City, Missouri 64121.
Redemption Price for Share Redemption Program
On February 14, 2020, the Board suspended the share redemption program with exceptions for redemptions sought upon a stockholder’s death, qualifying disability, or confinement to a long-term care facility (collectively, “special redemptions,” and each as described in our share redemption program). Special redemptions will be redeemed at the current estimated net asset value per share. The suspension took effect on March 20, 2020.
The complete share redemption program plan document is filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on March 29, 2018 and is available at the SEC’s website at http://www.sec.gov.
Unregistered Sale of Equity Securities
All securities sold by us during the year ended December 31, 2019 were sold in an offering registered under the Securities Act of 1933.

Repurchases of Securities
Redemption of Securities
Pursuant to our share redemption program, during the quarter ended December 31, 2019, we redeemed shares as follows:
Period	Total Number of Shares Redeemed(1)	Average Price Paid per Share	Year-to- Date Number of Shares Purchased as Part of a Publicly Announced Plan or Program(2)	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
October 2019	—	$—	—	(3)
November 2019	—	$—	—	(3)
December 2019	535,839	$10.33	3,308,903	(3)
	535,839
(1)
Except with respect to the additional repurchases described below, all purchases of our equity securities by us in the three months ended December 31, 2019 were made pursuant to our share redemption program.

(2)	We announced the commencement of the program on June 16, 2010, and it was subsequently amended on September 29, 2011 and March 28, 2018.
(3)	We currently limit the dollar value and number of shares that may yet be redeemed under the program as described below.
There are several limitations on our ability to repurchase shares under the program:
Currently, our share redemption program is only available for redemptions submitted in connection with a stockholder’s death, qualifying disability, or confinement of a stockholder to a long-term care facility. In addition, pursuant to the terms of the share redemption program, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the 12-month period immediately prior to the effective date of redemption. Our Board of Directors will determine at least quarterly whether we have sufficient excess cash to repurchase shares. Generally, the cash available for redemption will be limited to proceeds from our distribution reinvestment plan plus, if we had positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous fiscal year.
Our share redemption program, including redemptions sought upon a stockholder's death or disability or upon confinement of a stockholder to a long-term care facility, will be available only for stockholders who purchase their shares directly from us or the transferees mentioned below, and is not intended to provide liquidity to any stockholder who acquired his or her shares by purchase from another stockholder. In connection with a request for redemption, the stockholder or his or her estate, heir or beneficiary will be required to certify to us that the stockholder acquired the shares to be repurchased either (1) directly from us or (2) from the original investor by way of (i) a bona fide gift not for value to, or for the benefit of, a member of the investor's immediate or extended family (including the investor's spouse, parents, siblings, children or grandchildren and including relatives by marriage), (ii) through a transfer to a custodian, trustee or other fiduciary for the account of the investor or members of the investor's immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or (iii) operation of law.
Our Board of Directors, in its sole discretion, may suspend, terminate or amend our share redemption program without stockholder approval upon 30 days' notice if it determines that such suspension, termination or amendment is in our best interest. Our Board may also reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund our share redemption program are needed for other purposes. These limitations apply to all redemptions, including redemptions sought upon a stockholder's death, qualifying disability or confinement to a long-term care facility.
As of December 31, 2019, the Company had no outstanding and unfulfilled redemption requests.

Additional Repurchases
To address a ministerial error in connection with the issuance of securities pursuant to our distribution reinvestment plan in certain jurisdictions during the period from June 8, 2017 through June 28, 2019 we repurchased 33,415 shares at an average price of $10.83 per share pursuant to a rescission right available to investors in such jurisdictions.
Distribution Information
During the year ended December 31, 2019, we paid aggregate distributions of $42.0 million, including $17.5 million of distributions paid in cash and $24.5 million of distributions reinvested in shares of common stock through our distribution reinvestment plan, as follows (dollars in thousands, except per share data):
Record Date	Per Common Share	Distribution Date	Distributions Reinvested in Shares of Common Stock	Net Cash Distributions	Total Aggregate Distributions
January 30, 2019	$0.05	January 31, 2019	$2,108	$1,414	$3,522
February 27, 2019	0.05	February 28, 2019	2,100	1,431	3,531
March 28, 2019	0.05	March 29, 2019	2,090	1,413	3,503
April 29, 2019	0.05	April 30, 2019	2,082	1,430	3,512
May 30, 2019	0.05	May 31, 2019	2,084	1,439	3,523
June 27, 2019	0.05	June 28, 2019	2,069	1,438	3,507
July 30, 2019	0.05	July 31, 2019	1,740	1,777	3,517
August 29, 2019	0.05	August 30, 2019	2,066	1,459	3,525
September 27, 2019	0.05	September 30, 2019	2,043	1,419	3,462
October 30, 2019	0.05	October 31, 2019	2,042	1,430	3,472
November 26, 2019	0.05	November 27, 2019	2,043	1,439	3,482
December 30, 2019	0.05	December 31, 2019	2,032	1,432	3,464
	$0.60		$24,499	$17,521	$42,020
Distributions paid, distributions declared and sources of distributions paid were as follows for the year ended December 31, 2019 (dollars in thousands, except per share data):
	Distributions Paid				Distributions Declared		Sources of Distributions Paid
2019	Cash	Distributions Reinvested (DRIP)	Total	Cash Provided By (Used In) Operating Activities	Total	Per Share	Operating Activities Amount Paid/Percent of Total	Property Dispositions Amount Paid/Percent of Total (1)
First Quarter	$4,258	$6,298	$10,556	$(3,413)	$10,556	$0.15	$0 / 0%	$10,556 / 100%
Second Quarter	4,307	6,235	10,542	6,060	10,542	$0.15	$6,060 / 57%	$4,482 / 43%
Third Quarter	4,655	5,849	10,504	12,276	10,504	$0.15	$10,504 / 100%	$0 / 0%
Fourth Quarter	4,301	6,117	10,418	(859)	10,418	$0.15	$0 / 0%	$10,418 / 100%
Total	$17,521	$24,499	$42,020	$14,064	$42,020	$0.60
(1)	Cash for distributions paid was funded by cash on hand remaining from prior year property dispositions.
We elected to be taxed as a REIT and to operate as a REIT beginning with our taxable year ended December 31, 2010. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our common stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our Board of Directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our Board of Directors deems relevant.
Our Board of Directors considers many factors before authorizing a cash distribution, including current and projected cash flow from operations, capital expenditure needs, general financial conditions and REIT qualification requirements. To the extent permitted by Maryland law, we may borrow funds, issue new securities or sell assets to make and cover our declared distributions, all or a portion of which could be deemed a return of capital. We may also fund such distributions from advances from our Advisor or sponsor or from our Advisor's deferral of its asset management fee, although we have no present intention to do so. Our organizational documents do not limit the amount of distributions we can fund from sources other than from cash flows from operations.
We have funded our cumulative distributions, which includes net cash distributions and distributions reinvested by stockholders, with cash flow from operating activities, proceeds from disposals of real estate assets and proceeds from debt financing. To the extent that we pay distributions from sources other than our cash flow from operating activities or gains from asset sales, the overall return to our stockholders may be reduced.
We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders. Our Board of Directors intends to evaluate the current distribution rate and may decrease or suspend the amount of ongoing distributions. We will make distributions with respect to our shares of common stock in the sole discretion of our Board of Directors. No distributions will be made with respect to shares of our convertible stock.
Convertible Stock Grants by our Advisor
As of December 31, 2019, our Advisor has granted 21,210 shares of its convertible stock to employees of RAI and its subsidiaries and affiliates. Of these shares, 2,421 have been forfeited and returned to the Advisor as of December 31, 2019. The outstanding shares vested ratably over three years, and 18,789 of these shares have vested as of December 31, 2019.

ITEM 6.	SELECTED FINANCIAL DATA
The following selected financial data has been derived from our audited consolidated statements of operations and should be read together with our “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of this report and our consolidated financial statements, including the notes, found elsewhere herein. The following table sets forth selected operating and balance sheet data (in thousands, except per share data):
	As of and for the years ended December 31,
	2019	2018	2017	2016	2015
Statement of operations data:
Revenues:
Rental income	$125,076	$128,696	$115,230	$109,146	$109,232
Utility income	7,935	8,142	7,122	6,627	6,617
Ancillary tenant fees	2,160	2,238	2,140	1,972	1,838
Interest and dividend income	374	329	239	622	638
Total revenues	135,545	139,405	124,731	118,367	118,325
Total expenses	138,764	149,618	140,622	131,262	149,626
Loss before net gains on dispositions	(3,219)	(10,213)	(15,891)	(12,895)	(31,301)
Net gains on dispositions of properties and joint venture interests	38,810	15,539	22,735	45,057	36,041
Income before other income (expense)	35,591	5,326	6,844	32,162	4,740
Other income (expense):
Interest expense	(37,908)	(36,415)	(28,963)	(22,776)	(22,080)
Insurance proceeds in excess of cost basis	570	515	150	985	407
Total other income (expense)	(37,338)	(35,900)	(28,813)	(21,791)	(21,673)
Net (loss) income	(1,747)	(30,574)	(21,969)	10,371	(16,933)
Net (income) loss attributable to noncontrolling interests	—	—	—	(6,306)	38
Net (loss) income attributable to common stockholders	$(1,747)	$(30,574)	$(21,969)	$4,065	$(16,895)
Basic and diluted (loss) earnings per share attributable to common stockholders:
Net (loss) income	$(0.02)	$(0.43)	$(0.31)	$0.06	$(0.24)
Dividends declared per common share	$0.60	$0.60	$0.60	$0.60	$0.60
Balance sheet data:
Total assets	$1,005,088	$1,101,298	$1,135,792	$1,034,985	$1,084,695
Borrowings	$799,865	$841,345	$794,671	$622,152	$613,439
Total stockholders' equity attributable to common stockholders	$182,815	$236,306	$318,592	$390,593	$425,246
Total equity	$182,815	$236,306	$318,592	$392,019	$433,099

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the financial statements of Resource Real Estate Opportunity REIT, Inc. and notes thereto appearing elsewhere in this report. Statements contained in this “Management's Discussion and Analysis of Financial Condition and Results of Operations” that are not historical facts may be forward-looking statements. See also “Forward-Looking Statements” preceding Part I.
We have omitted discussion of the earliest of the three years covered by our consolidated financial statements presented in this report because that disclosure was previously included in our Annual Report on Form 10-K for fiscal 2018, filed with the SEC on March 22, 2019. You are encouraged to reference Part II, Item 7, within that report, for a discussion of our financial condition and result of operations for fiscal 2017 compared to fiscal 2018.
Overview
We were formed on June 3, 2009. We have acquired a diversified portfolio of U.S. commercial real estate and real estate-related debt. Our portfolio consists of commercial real estate assets, principally (i) multifamily rental properties purchased as non-performing or distressed loans or as real estate owned by financial institutions and (ii) multifamily rental properties to which we have added value with a capital infusion (referred to as “value add properties”). However, we are not limited in the types of real estate and real estate-related assets in which we may invest or whether we may invest in equity or debt secured by real estate and, accordingly, we may invest in other real estate assets or debt secured by real estate assets.
The primary portion of our initial public offering commenced on June 16, 2010 and closed on December 13, 2013. We continue to offer shares to our existing stockholders pursuant to our distribution reinvestment plan. We describe these offerings further in “Liquidity and Capital Resources” below.

Results of Operations
As of December 31, 2019, we owned interests in a total of 28 multifamily properties. We also owned one performing loan. During the year ended December 31, 2019, we disposed of our interests in two multifamily properties. Since our inception, we have acquired interests in 54 multifamily properties. As of December 31, 2019, we had sold our interests in 26 of these properties.
Our management is not aware of any material trends or uncertainties, favorable, or unfavorable, other than national economic conditions affecting our targeted portfolio, the multifamily residential housing industry and real estate generally, which may reasonably be expected to have a material impact on either capital resources or the revenues or incomes to be derived from the operation of such assets or those that we expect to acquire.
The following table sets forth the results of our operations (in thousands):
	For the Years Ended December 31,
	2019	2018	2017
Revenues:
Rental income	$135,171	$139,076	$124,492
Interest and dividend income	374	329	239
Total revenues	135,545	139,405	124,731
Expenses:
Rental operating - expenses	25,954	29,610	26,253
Rental operating - payroll	13,047	13,947	13,652
Rental operating - real estate taxes	17,036	16,594	14,454
Subtotal - Rental operating expenses	56,037	60,151	54,359
Acquisition costs	—	10	4,469
Management fees	18,534	19,135	16,921
General and administrative	9,838	10,794	11,061
Loss on disposal of assets	541	796	1,468
Depreciation and amortization expense	53,814	58,732	52,344
Total expenses	138,764	149,618	140,622
Loss before net gains on dispositions	(3,219)	(10,213)	(15,891)
Net gains on dispositions of properties	38,810	15,539	22,735
Income before other income (expense)	35,591	5,326	6,844
Other income (expense):
Interest expense	(37,908)	(36,415)	(28,963)
Insurance proceeds in excess of cost basis	570	515	150
Total other income (expense)	(37,338)	(35,900)	(28,813)
Net (loss) income attributable to common stockholders	$(1,747)	$(30,574)	$(21,969)

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018
The following table presents the results of operations separated into three categories: the results of operations of the 26 properties and one performing loan that we owned for the entirety of both periods presented, properties purchased or sold during either of the periods presented, and company level activity for the years ended December 31, 2019 and 2018 (in thousands):
	For the year ended December 31, 2019				For the year ended December 31, 2018
	Properties owned both periods	Properties purchased/sold during either period	Company level	Total	Properties owned both periods	Properties purchased/sold during either period	Company level	Total
Revenues:
Rental income	$114,562	$10,513	$—	$125,075	$109,874	$18,822	$—	$128,696
Utility income	7,041	895	—	7,936	6,797	1,345	—	8,142
Ancillary tenant fees	1,907	253	—	2,160	1,761	477	—	2,238
Interest and dividend income	208	5	161	374	189	4	136	329
Total revenues	123,718	11,666	161	135,545	118,621	20,648	136	139,405
Expenses:
Rental operating - expenses	23,331	2,599	24	25,954	23,699	5,899	12	29,610
Rental operating - payroll	11,525	1,522	—	13,047	11,169	2,778	—	13,947
Rental operating - real estate taxes	15,558	1,478	—	17,036	14,547	2,047	—	16,594
Subtotal - Rental operating expenses	50,414	5,599	24	56,037	49,415	10,724	12	60,151
Acquisition costs	—	—	—	—	10	—	—	10
Management fees	5,521	512	12,501	18,534	5,299	930	12,906	19,135
General and administrative	3,337	468	6,033	9,838	3,331	778	6,685	10,794
Loss on disposal of assets	370	171	—	541	523	273	—	796
Depreciation and amortization expense	49,562	4,252	—	53,814	50,542	8,190	—	58,732
Total expenses	109,204	11,002	18,558	138,764	109,120	20,895	19,603	149,618
Income (loss) before net gains on dispositions	14,514	664	(18,397)	(3,219)	9,501	(247)	(19,467)	(10,213)
Net gains on dispositions of properties	—	38,810	—	38,810	—	15,539	—	15,539
Income (loss) before other income (expense)	14,514	39,474	(18,397)	35,591	9,501	15,292	(19,467)	5,326
Other income (expense):
Interest expense	(33,102)	(4,804)	(2)	(37,908)	(31,241)	(5,174)	—	(36,415)
Insurance proceeds in excess of cost basis	532	38	—	570	288	227	—	515
Total other income (expense)	(32,570)	(4,766)	(2)	(37,338)	(30,953)	(4,947)	—	(35,900)
Net (loss) income attributable to common stockholders	$(18,056)	$34,708	$(18,399)	$(1,747)	$(21,452)	$10,345	$(19,467)	$(30,574)

Revenues: The $4.7 million increase in rental income for the 26 properties that we owned during both the year ended December 31, 2019 and December 31, 2018 reflects implementation of our investment strategy to increase monthly rental income after renovating and stabilizing operations and was primarily comprised of:
Multifamily Community	Rental Increase (in thousands)	Change in Occupancy	Change in Effective Monthly Revenue Per Unit (in dollars)
The Bryant at Yorba Linda	$597	0.65%	$121
Heritage Pointe	524	1.18%	91
Village of Bonita Glen	433	0.52%	121
The Estates at Johns Creek	350	1.40%	53
Green Trails Apartments	348	1.40%	49
South Lamar Village	300	3.94%	73
Providence in the Park	278	0.47%	41
Maxwell Townhomes	269	1.77%	56
Courtney Meadows Apartments	232	1.01%	64
The Westside Apartments	211	2.89%	11
All other, net	1,146
	$4,688
Expenses: Our total rental operating expense for the 26 properties owned during both the year ended December 31, 2019 and the year ended December 31, 2018 increased by $1.0 million, largely driven by real estate tax expense which increased for properties owned in both periods by approximately $1.0 million due to higher real property assessments.
Management fees decreased by $600,000 for the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily related to property dispositions, which drove a $405,000 decrease in asset management fees paid to the Advisor and a $418,000 decrease in property management fees.
General and administrative expenses decreased by $1.0 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily due to a decrease in allocated corporate level payroll.
Depreciation and amortization is comprised of the depreciation on our rental properties and amortization of intangible assets related to in-place leases which are amortized over a period of approximately six to eight months after acquisition. The increases (decreases) in the components of depreciation and amortization during the year ended December 31, 2019, as compared to the year ended December 31, 2018, were as follows:
	Properties owned both periods	Properties purchased/sold during either period	Total
Depreciation	$777	$(2,076)	$(1,299)
Amortization of intangibles	(1,757)	(1,862)	(3,619)
	$(980)	$(3,938)	$(4,918)

Net gains on dispositions of properties and joint venture interests increased by $23.3 million due to the sale of two properties during the year ended December 31, 2019 as compared to the sale of two properties during the year ended December 31, 2018, as follows (in thousands):
Multifamily Community	Location	Sale Date	Contract Sales price	Net Gains on Dispositions of Properties and Joint Venture Interests
2019 Dispositions:
Williamsburg	Cincinnati, OH	March 8, 2019	$70,000	$34,575
Pinehurst	Kansas City, MO	December 20, 2019	$12,310	$4,235
			$82,310	$38,810

2018 Dispositions:
Pheasant Run	Lee's Summit, MO	September 14, 2018	$16,400	$6,195
Retreat at Shawnee	Shawnee, KS	October 19, 2018	25,000	9,344
			$41,400	$15,539
Interest expense increased by $1.5 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018, which is largely driven by approximately $1.1 million in loan-related costs triggered by the sale of Williamsburg.
Liquidity and Capital Resources
We have derived the capital required to purchase real estate investments and conduct our operations from the proceeds of our private and public offerings, secured financings from banks or other lenders, proceeds from the sale of assets, and cash flow generated from our operations.
We initially allocated a portion of the funds we raised in our initial public offering to preserve capital for our investors by supporting the maintenance and viability of the properties we have acquired and those properties that we may acquire in the future. If these allocated amounts and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties, debt investments or other assets we may hold. We cannot assure you that we will be able to access additional funds upon acceptable terms when we need them.
Capital Expenditures
We deployed a total of $14.4 million during the year ended December 31, 2019 for capital expenditures. The properties in which we deployed the most capital during the year ended December 31, 2019 are listed separately and the capital expenditures made on all other properties are aggregated in “All other properties” below (in thousands):
Multifamily Community	Capital deployed during the year ended December 31, 2019	Remaining capital budgeted
The Bryant at Yorba Linda	$2,122	$2,696
Bristol Grapevine	1,343	479
Calloway at Las Colinas	1,202	386
Courtney Meadows	1,174	1,999
Heritage Pointe	968	738
Addison at Sandy Springs	966	812
Providence in the Park	749	1,297
Terraces at Lake Mary	749	1,581
Point Bonita	654	385
Trailpoint at The Woodlands	566	142
All other properties	3,930	3,619
	$14,423	$14,134

Initial Public Offering
The primary portion of our initial public offering closed on December 13, 2013. On December 26, 2013, the unsold primary offering shares were deregistered and, on December 30, 2013, the registration of the shares issuable pursuant to the distribution reinvestment plan was continued pursuant to a Registration Statement on Form S-3. A new Registration Statement on Form S-3 was filed in May 2016 to continue the distribution reinvestment plan offering. We continue to offer up to $120.0 million of shares of common stock pursuant to our distribution reinvestment plan under which our stockholders may elect to have distributions reinvested in additional shares at 95% of our current estimated value per share.
Common Stock
As of December 31, 2019, an aggregate of 69.5 million shares of our $0.01 par value common stock have been issued as follows (dollars in thousands):
	Shares	Gross Proceeds
Shares issued through private offering	1,263,727	$12,582
Shares issued through primary public offering(1)	62,485,461	622,077
Shares issued through stock distributions	2,132,266	—
Shares issued through distribution reinvestment plan	16,432,119	168,934
Shares issued in conjunction with the Advisor's initial investment, net of 4,500 share conversion	15,500	155
Total	82,329,073	$803,748
Shares redeemed and retired	(12,861,384)
Total shares issued and outstanding as of December 31, 2019	69,467,689
(1)	Includes 276,056 shares held by the Advisor.
Mortgage Debt
During the year ended December 31, 2019, we borrowed an additional $86.0 million through additional mortgages on our rental properties and paid off $128.6 million on outstanding borrowings.
The following table presents a summary of our mortgage notes payable, net (in thousands):
	December 31, 2019				December 31, 2018
Collateral	Outstanding borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value	Outstanding borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value
Vista Apartment Homes	$14,315	$—	$(68)	$14,247	$14,603	$—	$(104)	$14,499
Cannery Lofts	13,100	—	(108)	12,992	13,100	—	(136)	12,964
Trailpoint at the Woodlands	17,723	—	(121)	17,602	18,046	—	(154)	17,892
Verona Apartment Homes	32,970	—	(362)	32,608	32,970	—	(419)	32,551
Skyview Apartment Homes	28,400	—	(315)	28,085	28,400	—	(364)	28,036
Maxwell Townhomes	12,785	—	(53)	12,732	13,069	—	(81)	12,988
Pinehurst	—	—	—	—	7,220	—	(105)	7,115
Evergreen at Coursey Place	25,627	34	(32)	25,629	26,146	55	(54)	26,147
Pines of York	14,114	(112)	(21)	13,981	14,422	(173)	(33)	14,216
The Estates at Johns Creek	65,000	—	(589)	64,411	47,576	—	(170)	47,406
Perimeter Circle	26,115	—	(304)	25,811	26,115	—	(356)	25,759
Perimeter 5550	20,630	—	(279)	20,351	20,630	—	(327)	20,303
Aston at Cinco Ranch	22,032	—	(96)	21,936	22,497	—	(152)	22,345
Sunset Ridge 1	18,300	54	(43)	18,311	18,788	121	(96)	18,813
Sunset Ridge 2	2,768	7	(6)	2,769	2,831	16	(13)	2,834
Calloway at Las Colinas	32,938	—	(115)	32,823	33,681	—	(177)	33,504
South Lamar Village	21,000	—	(298)	20,702	11,909	—	(29)	11,880
Heritage Pointe	24,808	—	(201)	24,607	25,360	—	(242)	25,118
The Bryant at Yorba Linda	66,238	—	(87)	66,151	67,092	—	(301)	66,791
Point Bonita Apartment Homes	25,696	1,063	(183)	26,576	26,121	1,359	(233)	27,247

	December 31, 2019				December 31, 2018
Collateral	Outstanding borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value	Outstanding borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value
The Westside Apartments	35,838	—	(293)	35,545	36,624	—	(341)	36,283
Tech Center Square	11,730	—	(101)	11,629	11,933	—	(132)	11,801
Williamsburg	—	—	—	—	53,995	—	(582)	53,413
Retreat at Rocky Ridge	11,221	—	(145)	11,076	11,375	—	(183)	11,192
Providence in the Park	46,398	—	(345)	46,053	47,000	—	(434)	46,566
Green Trails Apartment Homes	60,998	—	(451)	60,547	61,500	—	(559)	60,941
Meridian Pointe	39,277	—	(402)	38,875	39,500	—	(495)	39,005
Terraces at Lake Mary	32,110	—	(259)	31,851	32,250	—	(318)	31,932
Courtney Meadows Apartments	27,100	—	(257)	26,843	27,100	—	(311)	26,789
Addison at Sandy Springs	22,750	—	(244)	22,506	22,750	—	(292)	22,458
Bristol at Grapevine	32,922	—	(306)	32,616	32,922	—	(365)	32,557
	$804,903	$1,046	$(6,084)	$799,865	$847,525	$1,378	$(7,558)	$841,345
The following table presents additional information about our mortgage notes payable, net, as of December 31, 2019 (in thousands, except percentages):
Collateral	Maturity Date	Annual Interest Rate	Average Monthly Debt Service	Average Monthly Escrow
Vista Apartment Homes	1/1/2022	4.05%(1)(5)	$80	$32
Cannery Lofts	11/1/2023	4.30%(1)(3)	55	23
Trailpoint at the Woodlands	11/1/2023	4.17%(1)(4)	96	46
Verona Apartment Homes	10/1/2026	4.12%(1)(3)	137	43
Skyview Apartment Homes	10/1/2026	4.12%(1)(3)	118	31
Maxwell Townhomes	1/1/2022	4.32%(2)(5)	71	80
Evergreen at Coursey Place	8/1/2021	5.07%(2)(5)	154	51
Pines of York	12/1/2021	4.46%(2)(5)	80	29
The Estates at Johns Creek	11/25/2026	3.01%(1)(5)(6)	165	—
Perimeter Circle	1/1/2026	3.26%(1)(3)	82	46
Perimeter 5550	1/1/2026	3.26%(1)(3)	65	34
Aston at Cinco Ranch	10/1/2021	4.34%(2)(5)	120	55
Sunset Ridge 1	11/1/2020	4.58%(2)(5)	113	79
Sunset Ridge 2	11/1/2020	4.54%(2)(5)	16	—
Calloway at Las Colinas	12/1/2021	3.87%(2)(5)	171	133
South Lamar Village	7/22/2026	3.06%(1)(3)(6)	61	—
Heritage Pointe	4/1/2025	3.64%(1)(4)	131	56
The Bryant at Yorba Linda	6/1/2020	3.51%(1)(3)	289	—
Point Bonita Apartment Homes	10/1/2023	5.33%(2)(5)	152	68
The Westside Apartments	9/1/2026	3.88%(1)(3)	196	82
Tech Center Square	6/1/2023	4.34%(1)(5)	66	25
Retreat at Rocky Ridge	1/1/2024	4.22%(1)(3)	59	24
Providence in the Park	2/1/2024	4.06%(1)(3)	240	149
Green Trails Apartment Homes	6/1/2024	3.75%(1)(3)	303	81
Meridian Pointe	8/1/2024	3.66%(1)(3)	193	81
Terraces at Lake Mary	9/1/2024	3.67%(1)(3)	158	63
Courtney Meadows Apartments	1/1/2025	3.60%(1)(3)	128	71
Addison at Sandy Springs	5/1/2025	3.52%(1)(3)	96	42
Bristol at Grapevine	5/1/2025	3.47%(1)(3)	110	104
(1)	Variable rate based on one-month LIBOR (1.76250% as of December 31, 2019) plus applicable margin.
(2)	Fixed rate.

(3)	Monthly interest-only payment required.
(4)	Monthly fixed principal plus interest payment required.
(5)	Fixed monthly principal and interest payment required.
(6)	New debt placed during the year ended December 31, 2019.
At December 31, 2019, the weighted average interest rate of all our outstanding indebtedness was 3.84%.
Based on current lending market conditions, we expect that the debt financing we incur, on a total portfolio basis, will not exceed 55% to 65% of the cost of our real estate investments (before deducting depreciation or other non-cash reserves) plus the value of our other assets (64% as of December 31, 2019). We may also increase the amount of debt financing we use with respect to an investment over the amount originally incurred if the value of the investment increases subsequent to our acquisition and if credit market conditions permit us to do so. Our charter limits us from incurring debt such that our total liabilities may not exceed 75% of the cost (before deducting depreciation or other non-cash reserves) of our tangible assets, although we may exceed this limit under certain circumstances. We expect that our primary liquidity source for acquisitions and long-term funding will include proceeds from dispositions and, to the extent we co-invest with other entities, capital from any future joint venture partners. We may also pursue a number of potential other funding sources, including mortgage loans, portfolio level credit lines and government financing.
Central banks and regulators in a number of major jurisdictions (including both the U.S. and the U.K.) have convened working groups to find, and implement the transition to, suitable replacements for Interbank Offered Rates (IBORs), including LIBOR. The Financial Conduct Authority of the U.K., which regulates LIBOR, has announced that it will not compel panel banks to contribute to LIBOR after 2021.
We have exposure to IBORs through floating rate mortgage debt with maturity dates beyond 2021 for which the interest rates are tied to LIBOR. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. Any changes in benchmark interest rates could increase our cost of capital, which could impact our results of operations, cash flows, and the market value of our real estate investments.
Operating Costs
We expect to use our capital resources to make payments to our Advisor. We make payments to our Advisor in connection with the acquisition of real estate investments and for the management of our assets and costs incurred by our Advisor in providing services to us. We describe these payments in more detail in Note 14 of the notes to our consolidated financial statements.
Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the Conflicts Committee of our Board of Directors has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expense reimbursements for the four fiscal quarters ended December 31, 2019 did not exceed the charter imposed limitation.

Distributions
For the year ended December 31, 2019, we paid aggregate distributions of $42.0 million, including $17.5 million of distributions paid in cash and $24.5 million of distributions reinvested in shares of our common stock through our distribution reinvestment plan, as follows (dollars in thousands, except per share data):
Record Date	Per Common Share	Distribution Date	Distributions Reinvested in Shares of Common Stock	Net Cash Distributions	Total Aggregate Distributions
January 30, 2019	$0.05	January 31, 2019	$2,108	$1,414	$3,522
February 27, 2019	0.05	February 28, 2019	2,100	1,431	3,531
March 28, 2019	0.05	March 29, 2019	2,090	1,413	3,503
April 29, 2019	0.05	April 30, 2019	2,082	1,430	3,512
May 30, 2019	0.05	May 31, 2019	2,084	1,439	3,523
June 27, 2019	0.05	June 28, 2019	2,069	1,438	3,507
July 30, 2019	0.05	July 31, 2019	1,740	1,777	3,517
August 29, 2019	0.05	August 30, 2019	2,066	1,459	3,525
September 27, 2019	0.05	September 30, 2019	2,043	1,419	3,462
October 30, 2019	0.05	October 31, 2019	2,042	1,430	3,472
November 26, 2019	0.05	November 27, 2019	2,043	1,439	3,482
December 30, 2019	0.05	December 31, 2019	2,032	1,432	3,464
	$0.60		$24,499	$17,521	$42,020
Distributions paid, distributions declared, and sources of distributions paid were as follows for the year ended December 31, 2019 (dollars in thousands, except per share data):
2019	Distributions Paid			Cash Provided By (Used In) Operating Activities	Distributions Declared		Sources of Distributions Paid
	Cash	Distributions Reinvested (DRIP)	Total		Total	Per Share	Operating Activities Amount Paid/Percent of Total	Property Dispositions Amount Paid/Percent of Total(1)
First Quarter	$4,258	$6,298	$10,556	$(3,413)	$10,556	$0.15	$0 / 0%	$10,556 / 100%
Second Quarter	4,307	6,235	10,542	6,060	10,542	$0.15	$6,060 / 57%	$4,482 / 43%
Third Quarter	4,655	5,849	10,504	12,276	10,504	$0.15	$10,504 / 100%	$0 / 0%
Fourth Quarter	4,301	6,117	10,418	(859)	10,418	$0.15	$0 / 0%	$10,418 / 100%
Total	$17,521	$24,499	$42,020	$14,064	$42,020	$0.60
(1)	Cash for distributions paid was funded by cash on hand remaining from prior year property dispositions.
Cash distributions paid since inception were as follows (in thousands, except per share data):
Fiscal Year Paid	Per Common Share	Distributions Reinvested in Shares of Common Stock	Net Cash Distributions	Total Aggregate Distributions
2012	$0.15	$1,052	$841	$1,893
2013	0.41	9,984	4,757	14,741
2014	0.48	22,898	9,959	32,857
2015	0.60	28,959	13,257	42,216
2016	0.60	28,497	14,508	43,005
2017	0.60	27,114	15,919	43,033
2018	0.60	25,931	16,548	42,479
2019	0.60	24,499	17,521	42,020
	$4.04	$168,934	$93,310	$262,244

Since our formation, we have issued a total of seven quarterly stock distributions of 0.015 shares each, two quarterly stock distributions of 0.0075 shares each, one quarterly stock distribution of 0.00585 shares each, and two quarterly stock distributions of 0.005 shares each of its common stock outstanding. In connection with these stock distributions, we have increased our accumulated deficit by $21.3 million as of December 31, 2019.
Our net loss attributable to common shareholders for the year ended December 31, 2019 was $1.7 million and net cash provided by operating activities was $14.1 million. Our cumulative cash distributions and net loss attributable to common stockholders from inception through December 31, 2019 were $262.2 million and $150.7 million, respectively. We have funded our cumulative distributions, which includes net cash distributions and distributions reinvested by stockholders, with cash flows from operating activities, proceeds from the disposal of real estate and proceeds from debt financing. To the extent that we pay distributions from sources other than our cash flow from operating activities or gains from asset sales, we will have fewer funds available for investment in commercial real estate and real estate-related debt, the overall return to our stockholders may be reduced.
Funds from Operations, Modified Funds from Operations and Adjusted Funds from Operations attributable to common stockholders
Funds from operations attributable to common stockholders, or FFO, is a non-GAAP financial performance measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because it excludes real estate-related depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate and intangibles diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance. Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. In addition, FFO will be affected by the types of investments in our targeted portfolio which will consist of, but are not limited to: i) multifamily rental properties purchased as non-performing or distressed loans or as real estate owned by financial institutions and (ii) multifamily rental properties to which we can add value with a capital infusion (referred to as “value add properties”).
Since FFO was promulgated, GAAP has adopted several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use modified funds from operations attributable to common stockholders, or MFFO, as defined by the Investment Program Association, or IPA. MFFO excludes from FFO the following items:
(1)	acquisition fees and expenses (incurred prior to January 1, 2018, as explained below);
(2)	straight-line rent amounts, both income and expense;
(3)	amortization of above- or below-market intangible lease assets and liabilities;
(4)	amortization of discounts and premiums on debt investments;
(5)	impairment charges;
(6)	gains or losses from the early extinguishment of debt;
(7)
gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

(8)	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;

(9)	gains or losses related to consolidation from, or deconsolidation to, equity accounting;
(10)	gains or losses related to contingent purchase price adjustments; and
(11)	adjustments related to the above items for unconsolidated entities in the application of equity accounting.
We believe that MFFO is helpful in assisting management assess the sustainability of operating performance in future periods.
As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation based on the following economic considerations. Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, we explain below the reasons for each of the adjustments made in arriving at our MFFO definition:
•
Acquisition expenses. In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analysis differentiate costs to acquire the investment from the operations derived from the investment. Under current GAAP, acquisition costs related to business combinations are expensed but are capitalized for asset acquisitions. Prior to January 1, 2018, all of our acquisitions were accounted for as business combinations and their related costs were expensed. On January 1, 2018, we adopted Financial Accounting Standards Board Accounting Standards Update 2017-01; we anticipate that most property acquisitions will be treated as asset acquisitions, therefore, the related costs will be capitalized. Acquisition costs will continue to be funded from both the proceeds of debt financing and the proceeds of property dispositions, not from cash flows from operations. We believe that by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition expenses include those costs paid to our Advisor or third parties.

•
Adjustments for straight-line rents and amortization of discounts and premiums on debt investments. In the proper application of GAAP, rental receipts and discounts and premiums on debt investments are allocated to periods using various systematic methodologies. This application will result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance.

•
Adjustments for amortization of above or below market intangible lease assets. Similar to depreciation and amortization of other real estate related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes predictably over time and that these charges be recognized currently in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

•
Impairment charges, gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting and gains or losses related to contingent purchase price adjustments. Each of these items relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in our core operating fundamentals rather than changes that may reflect anticipated gains or losses. In particular, because GAAP impairment charges are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe MFFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rate, occupancy and other core operating fundamentals.

•	Adjustment for gains or losses related to early extinguishment of hedges, debt, consolidation or deconsolidation and contingent purchase price. Similar to extraordinary items excluded from FFO,

these adjustments are not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.
By providing MFFO, we believe we are presenting useful information that also assists investors and analysts in the assessment of the sustainability of our operating performance after our acquisition stage is completed. We also believe that MFFO is a recognized measure of sustainable operating performance by the real estate industry. MFFO is useful in comparing the sustainability of our operating performance after our acquisition stage is completed with the sustainability of the operating performance of other real estate companies that are not as affected by other MFFO adjustments.
As an opportunity REIT, a core element of our investment strategy and operations is the acquisition of distressed and value-add properties and the rehabilitation and renovation of such properties in an effort to create additional value in such properties. As part of our operations, we intend to realize gains from such value-add efforts through the strategic disposition of such properties after we have added value through the execution of our business plan. As we do not intend to hold any of our properties for a specific amount of time, we intend to take advantage of opportunities to realize gains from our value-add efforts on a regular basis during the course of our operations as such opportunities become available, in all events subject to the rules regarding “prohibited transactions” of real estate investment trusts of the Internal Revenue Code. Therefore, we also use adjusted funds from operations attributable to common stockholders, or AFFO, in addition to FFO and MFFO when evaluating our operations. We calculate AFFO by adding/subtracting gains/losses realized on sales of our properties from MFFO. We believe that AFFO presents useful information that assists investors and analysts in the assessment of our operating performance as it is reflective of the impact that regular, strategic property dispositions have on our continuing operations.
Neither FFO, MFFO nor AFFO should be considered as an alternative to net income (loss) attributable to common stockholders, nor as an indication of our liquidity, nor are any of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. Accordingly, FFO, MFFO and AFFO should be reviewed in connection with other GAAP measurements. Our FFO, MFFO and AFFO as presented may not be comparable to amounts calculated by other REITs.
The following section presents our calculation of FFO, MFFO and AFFO and provides additional information related to our operations (in thousands, except per share amounts). Amounts reported in the tables below include adjustments attributable to noncontrolling interests.
	Years Ended December 31,
	2019	2018	2017
Net income (loss) attributable to common stockholders – GAAP	$(1,747)	$(30,574)	$(21,969)
Net gain on disposition of property	(38,810)	(15,539)	(22,735)
Depreciation expense	53,802	55,100	48,729
FFO attributable to common stockholders	13,245	8,987	4,025
Adjustments for straight-line rents	61	(32)	(144)
Amortization of intangible lease assets	12	3,632	3,615
Realized loss on change in fair value of interest rate cap related to extinguishments	117	—	28
Loss on extinguishment of debt	69	51	—
Debt premium amortization	(333)	(345)	(465)
Acquisition costs	—	10	4,469
MFFO attributable to common stockholders	13,171	12,303	11,528
Net gains on dispositions of property	38,810	15,539	22,735
AFFO attributable to common stockholders	$51,981	$27,842	$34,263

Basic and diluted net (loss) income per common share - GAAP	$(0.02)	$(0.43)	$(0.31)
FFO per share	$0.19	$0.13	$0.06
MFFO per share	$0.19	$0.17	$0.16
AFFO per share	$0.74	$0.39	$0.48
Weighted average shares outstanding(1)	70,134	70,964	71,865
(1)
None of the shares of convertible stock are included in the diluted earnings per share calculations because the necessary conditions for conversion have not been satisfied as of December 31, 2019, 2018, and 2017.

Critical Accounting Policies
We consider these policies critical because they involve significant management judgments and assumptions, they require estimates about matters that are inherently uncertain, and they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of our assets and liabilities and our disclosure of contingent assets and liabilities on the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.
Real Estate Assets
Depreciation
We make subjective assessments as to the useful lives of our depreciable assets. These assessments have a direct impact on our net income, because, if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis throughout the expected useful lives of these investments. We consider the period of future benefit of an asset to determine its appropriate useful life. The estimated useful lives of our assets by class are as follows:
Buildings	27.5 years
Building improvements	5.0 to 27.5 years
Furniture, fixtures, and equipment	3.0 to 5.0 years
Tenant improvements	Shorter of lease term or expected useful life
Lease intangibles	Remaining term of related lease
Improvements and replacements in excess of $1,000 are capitalized when they have a useful life greater than or equal to one year. Construction management fees (further discussed in Note 14) are capitalized along with the related asset. Costs of repairs and maintenance are expensed as incurred.
Real Estate Purchase Price Allocation
On January 1, 2018, we adopted Accounting Standards Update (“ASU”) 2017-01. Acquisitions that do not meet the definition of a business under this guidance are accounted for as asset acquisitions. In most cases, we believe acquisitions of real estate will no longer be considered a business combination, as in most cases substantially all of the fair value is concentrated in a single identifiable asset or group of tangible assets that are physically attached to each other (land and building). However, if we determine that substantially all of the fair value of the gross assets acquired is not concentrated in either a single identifiable asset or in a group of similar identifiable assets, we will then perform an assessment to determine whether the asset is a business by using the framework outlined in the ASU. If we determine that the acquired asset is not a business, we will allocate the cost of the acquisition, including transaction costs, to the assets acquired or liabilities assumed based on their related fair value.
Upon the acquisition of real properties, we allocate the purchase price of properties to acquired tangible assets consisting of land, buildings, fixtures and improvements, identified intangible lease assets, consisting of the value of above-market and below-market leases, as applicable, the value of in-place leases, the value of tenant relationships, and liabilities, based in each case on their fair values.
We record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases.
We measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if it were vacant. Our estimates of value are determined by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered in the analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.
In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. We also estimate costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.
The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the our overall relationship with that respective tenant. Characteristics we consider in allocating these values include the nature and extent of our existing relationships with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.
We amortize the value of in-place leases to expense over the average remaining term of the respective leases. The value of customer relationship intangibles are amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization periods for the intangible assets exceed the remaining depreciable life of the building.
The determination of the fair value of assets and liabilities acquired requires the use of significant assumptions with regard to current market rental rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of our reported net income.
Valuation of Real Estate Assets
We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may not be recoverable, we will assess the recoverability of the assets by estimating whether we will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. If based on this analysis we do not believe that we will be able to recover the carrying value of the asset, we will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the asset.
Projections of future cash flows require us to estimate the expected future operating income and expenses related to an asset as well as market and other trends. The use of inappropriate assumptions in our future cash flows analysis would result in an incorrect assessment of our assets' future cash flows and fair values and could result in the overstatement of the carrying values of our real estate assets and an overstatement of our net income.
For properties held and used, an impairment loss will be recorded to the extent that the carrying value of a property exceeds the estimated fair value of the property. For properties held for sale, the impairment loss would be the adjustment to fair value less the estimated cost to dispose of the asset.
Loans Held for Investment, Net
Real estate loans held for investment are recorded at cost and reviewed for potential impairment at each balance sheet date. A loan held for investment is considered impaired when it becomes probable, based on current information, that we will be unable to collect all amounts due according to the loan's contractual terms. The amount of impairment, if any, is measured by comparing the recorded amount of the loan to the present value of the expected cash flows or the fair value of the collateral. If a loan was deemed to be impaired, we would record a reserve for loan losses through a charge to income for any shortfall. Failure to recognize impairment would result in the overstatement of the carrying values of our real estate loans receivable and an overstatement of our net income.
Goodwill
We record the excess of the cost of an acquired entity over the difference between the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed as goodwill. Goodwill is not amortized but is tested for impairment at a level of reporting referred to as a reporting unit during the fourth quarter of each calendar year, or more frequently if events or changes in circumstances indicate that the asset might be impaired.
Revenue Recognition
We recognize minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease and we will include amounts expected to be received in later years in deferred rents. We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs in the period in which the related expenses are incurred.
We make estimates of the collectability of our tenant receivables in relation to base rents, including straight-line rentals, expense reimbursements and other revenue or income. We specifically analyze accounts receivable and historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we will make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. These estimates have a direct impact on our net income because a higher bad debt reserve results in less net income.
Interest income from performing loans receivable is recognized based on the contractual terms of the loan agreement. Fees related to any buy-down of the interest rate will be deferred as prepaid interest income and amortized over the term of the loan as an adjustment to interest income. Closing costs related to the purchase of a performing loan held for investment will be amortized using effective yield method over the term of the loan and accreted as an adjustment against interest income.
Adoption of New Accounting Standards
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, “Leases” (“ASU No. 2016-02”), which was amended by ASU No. 2018-10 “Codification Improvements to Topics 842, Leases” in July 2018. ASU No. 2016-02, as amended, is intended to improve financial reporting related to leasing transactions and requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842)”, which provides additional implementation guidance on the previously issued ASU No. 2016-02. The Company adopted these standards as of January 1, 2019, and the adoption did not have a material effect on the Company's consolidated financial statements and disclosures. For operating leases where the Company is the lessor, the underlying leased asset is recognized as real estate on the balance sheet. The Company has chosen to apply the practical expedient (discussed in ASU No. 2018-11, “Leases: Targeted Improvements”) to nonlease component revenue streams and account for them as a combined component with leasing revenue. For leases in which the Company is the lessee, primarily consisting of a parking lot lease, laundry equipment lease, and office equipment leases, the Company recognized an initial right-of-use (ROU) asset and a lease liability equal to the present value of the minimum lease payments of approximately $526,000 at January 1, 2019. The Company determines if an arrangement is a lease at inception. The Company elected the package of practical expedients permitted within the new standard, which among other things, allows the Company to carry forward the historical lease classification. Also allowable under the new standard (ASU No. 2018-11) is the option, which the Company has elected, to present the operating lease ROU asset and operating lease liabilities as of January 1, 2019 and not restate prior periods. No cumulative impact adjustment was necessary to opening retained earnings as of January 1, 2019. For certain equipment leases, such as copiers, the Company applied a portfolio approach to effectively account for the operating lease ROU assets and liabilities.
In August 2017, FASB issued ASU No. 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities”, which expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. The Company adopted the standard on January 1, 2019, and the adoption did not have a significant impact on its consolidated financial statements.
In June 2018, FASB issued ASU 2018-07 “Improvements to Nonemployee Share-Based Payment Accounting” to simplify the accounting for share-based payment transactions for acquiring goods and services from nonemployees by including these payments in the scope of the guidance for share-based payments to employees. The Company adopted the standard on January 1, 2019, and the adoption did not have a significant impact on its consolidated financial statements.
In July 2018, FASB issued ASU No. 2018-09, “Codification Improvements”. This standard does not prescribe any new accounting guidance, but instead makes minor improvements and clarifications of several different FASB Accounting Standards Codification areas based on comments and suggestions made by various stakeholders. The Company adopted the standard on January 1, 2019, and the adoption did not have a significant impact on its consolidated financial statements.
In October 2018, FASB issued ASU No. 2018-16, “Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes”. ASU No. 2018-16 permits the use of the Overnight Index Swap (“OIS”) Rate based on the Secured Overnight Financing Rate as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to the interest rates on direct Treasury obligations of the U.S. government, the London Interbank Offered Rate (“LIBOR”) and the OIS Rate based on the Federal Funds Effective Rate. The Company adopted the standard on January 1, 2019, and the adoption did not have a significant impact on its consolidated financial statements.
Accounting Standards Issued But Not Yet Effective
In June 2016, FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses”, which requires measurement and recognition of expected credit losses for financial assets held. ASU No. 2016-03 will be effective for the Company beginning January 1, 2020. Early application is permitted. The Company is continuing to evaluate this guidance; however, the Company does not expect the adoption to have a significant impact on its consolidated financial statements.
In January 2017, FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment”, which alters the current goodwill impairment testing procedures to eliminate Step 2. Step 2 required that, if the carrying amount of a reporting unit exceeded its fair value, the implied fair value of the goodwill must be compared to the carrying amount in order to determine impairment. ASU No. 2017-04 will be effective for the Company beginning January 1, 2020. Early application is permitted. The Company is continuing to evaluate this guidance; however, the Company does not expect the adoption to have a significant impact on its consolidated financial statements.
In August 2018, FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” This update removes, modifies and adds certain disclosure requirements in FASB ASC 820, “Fair Value Measurement” (“ASC 820”). ASU No. 2018-13 will be effective for the Company beginning January 1, 2020 and early adoption is permitted. The Company is continuing to evaluate this guidance; however, the Company does not expect the adoption to have a significant impact on its consolidated financial statements.
In November 2018, FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses.” ASU No. 2018-19 clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842 Leases. ASU No. 2018-19 will be effective for the Company beginning January 1, 2020 and early adoption is permitted. The Company is continuing to evaluate this guidance; however, the Company does not expect the adoption to have a significant impact on its consolidated financial statements.

Contractual Obligations
The following table presents our scheduled contractual obligations required for the next five years and thereafter as of December 31, 2019 (dollars in thousands):
	Payments due by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-Term Debt Obligations	$804,903	$96,459	$137,849	$258,755	$311,840
Interest on Long-Term Debt Obligations	139,710	32,576	53,336	38,945	14,853
Operating Lease Obligations	409	142	210	57	—
	$945,022	$129,177	$191,395	$297,757	$326,693
Off-Balance Sheet Arrangements
As of December 31, 2019 and 2018, we did not have any off-balance sheet arrangements or obligations.
Subsequent Events
On January 21, 2020, our Board of Directors declared a $0.05 per share cash distribution to its common stockholders of record at the close of business on each of the following dates: January 30, 2020, February 27, 2020 and March 30, 2020. Such distributions were or are to be paid on January 31, February 28, and March 31, 2020.
On March 11, 2020, the World Health Organization declared the outbreak of a coronavirus (COVID-19) a pandemic. The resulting restrictions on travel and quarantines imposed have had a negative impact on the U.S. economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our investments and operating results.
We have evaluated subsequent events and determined that no events have occurred, other than those disclosed above, which would require an adjustment to or additional disclosure in the consolidated financial statements.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to market risk from our financial instruments primarily from changes in market interest rates. We do not have exposure to any other significant market risks. We monitor interest rate risk as an integral part of our overall risk management, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect on our results of operations. Our operating results are affected by changes in interest rates, primarily changes in LIBOR, as a result of borrowings under our outstanding mortgage loans.
We enter into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we entered into a total of 21 interest rate caps that were designated as cash flow hedges during the years 2016 through 2019. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.
As of December 31, 2019 and December 31, 2018, we had $650.6 million and $630.5 million, respectively, in variable rate debt outstanding. If interest rates on the variable rate debt had been 100 basis points higher during the years ended December 31, 2019 and 2018, our annual interest expense would have increased by approximately $6.1 million and $5.9 million, respectively.
In addition, changes in interest rates affect the fair value of our fixed rate mortgage notes payable. As of December 31, 2019 and December 31, 2018, we had $154.3 million and $217.0 million, respectively, in fixed rate debt outstanding. As of December 31, 2019 and December 31, 2018, this fixed rate debt had fair values of $154.4 million and $211.9 million, respectively. Fair values are computed using rates available to us for debt with similar terms and remaining maturities. If interest rates had been 100 basis points higher as of December 31, 2019 and December 31, 2018, the fair value of this fixed rate debt would have decreased by $2.9 million and $4.9 million, respectively.
ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
See the Index to Financial Statements at page D-65 of this Annual Report on Form 10-K.
ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
There were no disagreements with our independent registered public accountants during the year ended December 31, 2019.
ITEM 9A.	CONTROLS AND PROCEDURES
Disclosure Controls and Procedures
We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our periodic reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our principal executive officer and our principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.
Under the supervision of our principal executive officer and principal financial officer, we have carried out an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures are effective.
Management's Report on Internal Control over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2019. In making this assessment, management used the criteria set forth in the 2013 version of the Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this assessment, management believes that our internal control over financial reporting is effective as of December 31, 2019.
Changes in Internal Control over Financial Reporting
There has been no change in our internal control over financial reporting that occurred during the quarter ended December 31, 2019 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
ITEM 9B.	OTHER INFORMATION
None.

PART III
ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Code of Conduct and Ethics
We have adopted a Code of Conduct and Ethics that applies to all of our executive officers and directors, including but not limited to, our chief executive officer and chief financial officer. Our Code of Conduct and Ethics may be found at http://www.resourcereit.com, on the Prospectus/SEC Filings page.
The other information required by this Item is incorporated by reference from our 2020 Proxy Statement.
ITEM 11.	EXECUTIVE COMPENSATION
The information required by this Item is incorporated by reference from our 2020 Proxy Statement.
ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The information required by this Item is incorporated by reference from our 2020 Proxy Statement.
ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
The information required by this Item is incorporated by reference from our 2020 Proxy Statement.
ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES
The information required by this Item is incorporated by reference from our 2020 Proxy Statement.

PART IV
ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
The following documents are filed as part of this Annual Report on Form 10-K:
(a) Financial Statements
1. See the Index to Consolidated Financial Statements at page D-65 of this report.
(b) Financial Statement Schedules
i. Our financial statement schedules are included in a separate section of this Annual Report on Form 10-K commencing on page D-96.
(c) Exhibits
Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-160463) filed February 9, 2010)
3.2	Bylaws (incorporated by reference to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-160463) filed February 9, 2010)
4.1	Form of Distribution Reinvestment Plan Enrollment Form (incorporated by reference to the Company’s Registration Statement on Form S-3 (No. 333-211721) filed May 31, 2016)
4.2
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-160463) filed November 12, 2009)

4.3	Third Amended and Restated Distribution Reinvestment Plan dated March 28, 2018 (incorporated by reference to Exhibit 4.4 to the Company's Annual Report on Form 10-K filed March 29, 2018)
4.4	Description of the Company’s Common Stock Registered under Section 12 of the Exchange Act
10.1	Fourth Amended and Restated Advisory Agreement dated September 11, 2019 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 13, 2019)
10.2	Management Agreement (incorporated by reference to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (No. 333-160463) filed September 15, 2009)
21.1	Subsidiaries of the Company
23.1	Consent of Grant Thornton LLP
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer pursuant to Section 1350 18 U.S.C., as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer pursuant to Section 1350 18 U.S.C., as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.1	Second Amended and Restated Share Redemption Program dated March 28, 2018 (incorporated by reference to the Company’s Annual Report on Form 10-K filed March 29, 2018)
99.2	Consent of Duff & Phelps, LLC
101.1	Interactive Data Files
ITEM 16.	FORM 10-K SUMMARY
None.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

March 20, 2020	By:	/s/ Alan F. Feldman
ALAN F. FELDMAN
Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
/s/ Robert C. Lieber	Director	March 20, 2020
ROBERT C. LIEBER

/s/ Andrew Ceitlin	Director	March 20, 2020
ANDREW CEITLIN

/s/ Gary Lichtenstein	Director	March 20, 2020
GARY LICHTENSTEIN

/s/ Lee F. Shlifer	Director	March 20, 2020
LEE F. SHLIFER

/s/ Alan F. Feldman	Chief Executive Officer and Director (Principal Executive Officer)	March 20, 2020
ALAN F. FELDMAN

/s/ Steven R. Saltzman	Chief Financial Officer, Senior Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 20, 2020
STEVEN R. SALTZMAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Resource Real Estate Opportunity REIT, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Resource Real Estate Opportunity REIT, Inc. (a Maryland corporation) and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes and financial statement schedules included under Item 15(b) (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2009.

Philadelphia, Pennsylvania

March 20, 2020

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,
	2019	2018
ASSETS
Investments:
Rental properties, net	$938,144	$1,017,943
Loan held for investment, net	809	793
Identified intangible assets, net	14	26
Total investments	938,967	1,018,762
Cash	49,534	63,763
Restricted cash	12,304	14,858
Subtotal- cash and restricted cash	61,838	78,621
Due from related parties	236	123
Tenant receivables, net	189	192
Deposits	220	229
Prepaid expenses and other assets	2,853	2,894
Goodwill	404	477
Operating lease right-of-use assets	381	—
Total assets	$1,005,088	$1,101,298
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Mortgage notes payable, net	$799,865	$841,345
Accounts payable	235	951
Accrued expenses and other liabilities	8,430	7,776
Accrued real estate taxes	9,086	10,191
Due to related parties	683	919
Tenant prepayments	1,087	1,160
Security deposits	2,506	2,650
Operating lease liabilities	381	—
Total liabilities	$822,273	$864,992
Stockholders' Equity:
Preferred stock (par value $.01; 10,000,000 shares authorized, none issued)	—	—
Common stock (par value $.01; 1,000,000,000 shares authorized; 69,467,689 and 70,427,946 shares issued and outstanding, respectively)	695	704
Convertible stock (“promote shares”; par value $.01; 50,000 shares authorized; 49,935 and 49,989 shares issued and outstanding, respectively)	1	1
Additional paid-in capital	616,465	626,436
Accumulated other comprehensive loss	(218)	(474)
Accumulated deficit	(434,128)	(390,361)
Total stockholders’ equity	182,815	236,306
Total liabilities and stockholders' equity	$1,005,088	$1,101,298
The accompanying notes are an integral part of these consolidated statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)
	For the Years Ended December 31,
	2019	2018	2017
Revenues:
Rental income	$135,171	$139,076	$124,492
Interest and dividend income	374	329	239
Total revenues	135,545	139,405	124,731
Expenses:
Rental operating - expenses	25,954	29,610	26,253
Rental operating - payroll	13,047	13,947	13,652
Rental operating - real estate taxes	17,036	16,594	14,454
Subtotal - Rental operating expenses	56,037	60,151	54,359
Acquisition costs	—	10	4,469
Management fees	18,534	19,135	16,921
General and administrative	9,838	10,794	11,061
Loss on disposal of assets	541	796	1,468
Depreciation and amortization expense	53,814	58,732	52,344
Total expenses	138,764	149,618	140,622
Loss before net gains on dispositions	(3,219)	(10,213)	(15,891)
Net gains on dispositions of properties and joint venture interests	38,810	15,539	22,735
Income before other income (expense)	35,591	5,326	6,844
Other income (expense):
Interest expense	(37,908)	(36,415)	(28,963)
Insurance proceeds in excess of cost basis	570	515	150
Total other income (expense)	(37,338)	(35,900)	(28,813)
Net loss	$(1,747)	$(30,574)	$(21,969)
Other comprehensive income (loss):
Reclassification adjustment for realized loss on designated derivatives	344	203	163
Designated derivatives, fair value adjustments	(88)	(115)	(380)
Total other comprehensive income (loss)	256	88	(217)
Comprehensive loss	$(1,491)	$(30,486)	$(22,186)
Basic and diluted weighted average common shares outstanding	70,134	70,964	71,865
Basic and diluted net loss per common share	$(0.02)	$(0.43)	$(0.31)
The accompanying notes are an integral part of these consolidated statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017
(in thousands)
	Common Stock		Convertible Stock		Additional Paid- in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling interests	Total Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2017	72,007	$720	50	$1	$642,523	$(345)	$(252,306)	$390,593	$1,426	$392,019
Common stock issued through the distribution reinvestment plan	2,482	25	—	—	27,089	—	—	27,114	—	27,114
Distributions declared	—	—	—	—	—	—	(43,033)	(43,033)	—	(43,033)
Common stock redemptions	(3,190)	(32)	—	—	(34,786)	—	—	(34,818)	—	(34,818)
Other comprehensive income	—	—	—	—	—	(217)	—	(217)	—	(217)
Distribution to noncontrolling interests	—	—	—	—	—	—	—	—	(504)	(504)
Deconsolidation of noncontrolling interest	—	—	—	—	922	—	—	922	(922)	—
Net loss	—	—	—	—	—	—	(21,969)	(21,969)	(21,969)
Balance at December 31, 2017	71,299	713	50	1	635,748	(562)	(317,308)	318,592	—	318,592
Common stock issued through the distribution reinvestment plan	2,490	25	—	—	25,906	—	—	25,931	—	25,931
Distributions declared	—	—	—	—	—	—	(42,479)	(42,479)	—	(42,479)
Common stock redemptions	(3,361)	(34)	—	—	(35,218)	—	—	(35,252)	—	(35,252)
Other comprehensive income	—	—	—	—	—	88	—	88	—	88
Net loss	—	—	—	—	—	—	(30,574)	(30,574)	—	(30,574)
Balance at December 31, 2018	70,428	704	50	1	626,436	(474)	(390,361)	236,306	—	236,306
Common stock issued through the distribution reinvestment plan	2,382	24	—	—	24,475	—	—	24,499	—	24,499
Distributions declared	—	—	—	—	—	—	(42,020)	(42,020)	—	(42,020)
Common stock redemptions	(3,309)	(33)	—	—	(34,087)	—	—	(34,120)	—	(34,120)
Rescission redemptions	(33)	—	—	—	(359)	—	—	(359)	—	(359)
Other comprehensive income	—	—	—	—	—	256	—	256	—	256
Net loss	—	—	—	—	—	—	(1,747)	(1,747)	—	(1,747)
Balance at December 31, 2019	69,468	$695	50	$1	$616,465	$(218)	$(434,128)	$182,815	$—	$182,815
The accompanying notes are an integral part of these consolidated statements.

ESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Years Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net loss	$(1,747)	$(30,574)	$(21,969)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on disposal of assets	541	796	1,468
Casualty (gains) losses	(527)	(795)	(103)
Loss on extinguishment of debt	69	51	—
Net gains on disposition of properties and joint venture interests	(38,810)	(15,539)	(22,735)
Depreciation and amortization	53,814	58,732	52,344
Amortization of deferred financing costs	2,320	1,773	2,014
Amortization of debt premium (discount)	(333)	(345)	(465)
Realized loss on interest rate cap	344	203	163
Accretion of discount and direct loan fees and costs	(43)	(33)	(39)
Changes in operating assets and liabilities, net of acquisitions:
Tenant receivables, net	(6)	59	(162)
Deposits	9	(2)	35
Prepaid expenses and other assets	(28)	(1,197)	1,242
Due to/from related parties, net	(349)	448	(332)
Accounts payable and accrued expenses	(1,259)	132	1,506
Tenant prepayments	(51)	(22)	106
Security deposits	120	143	(110)
Net cash provided by operating activities	14,064	13,830	12,963
Cash flows from investing activities:
Proceeds from disposal of properties and joint venture
interests, net of closing costs	17,532	21,510	31,403
Property acquisitions	—	(24,560)	(42,842)
Insurance proceeds received for casualty losses	749	1,859	248
Capital expenditures	(14,423)	(21,499)	(21,592)
Principal payments received on loans held for investment	27	22	26
Net cash provided by (used in) investing activities	3,885	(22,668)	(32,757)
Cash flows from financing activities:
Redemptions of common and convertible stock	(34,120)	(35,252)	(34,818)
Rescissions of common stock	(359)	—	—
Payment of deferred financing costs	(116)	(1,250)	(2,287)
Borrowings on mortgages	26,676	16,998	86,051
Principal repayments on mortgages	(9,230)	(7,456)	(6,600)
Purchase of interest rate caps	(62)	(94)	(187)
Distributions paid on common stock	(17,521)	(16,548)	(15,919)
Distributions to noncontrolling interests	—	—	(504)
Net cash (used in) provided by financing activities	(34,732)	(43,602)	25,736
Net (decrease) increase in cash and restricted cash	(16,783)	(52,440)	5,942
Cash and restricted cash at beginning of year	78,621	131,061	125,119
Cash and restricted cash at end of year	$61,838	$78,621	$131,061
Reconciliation to consolidated balance sheets
Cash	49,534	63,763	117,660
Restricted Cash	12,304	14,858	13,401
Cash and restricted cash at end of year	$61,838	$78,621	$131,061
The accompanying notes are an integral part of these consolidated statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 1 – NATURE OF BUSINESS AND OPERATIONS
Resource Real Estate Opportunity REIT, Inc. (the “Company”) was organized in Maryland on June 3, 2009 for the purpose of owning a diversified portfolio of discounted U.S. commercial real estate and real estate-related assets in order to generate gains to stockholders from the potential appreciation in the value of the assets and to generate current income for stockholders by distributing cash flow from the Company’s investments. Resource Real Estate Opportunity Advisor, LLC (the “Advisor”), an indirect wholly owned subsidiary of Resource America, Inc. (“RAI”) has been engaged to manage the day-to-day operations of the Company.
RAI is a wholly-owned subsidiary of C-III Capital Partners LLC, (“C-III”), a leading commercial real estate investment management and services company engaged in a broad range of activities. C-III controls both our Advisor and Resource Real Estate Opportunity Manager, LLC (the “Manager”), the Company's property manager; C-III also controls all of the shares of common stock held by the Advisor.
Through its private offering and primary public offering, which concluded on December 13, 2013, the Company raised aggregate gross offering proceeds of $645.8 million, which resulted in the issuance of 64.9 million shares of common stock, including approximately 276,000 shares purchased by the Advisor and 1.2 million shares sold in the Company's distribution reinvestment plan. During the years ended December 31, 2019, 2018 and 2017, the Company issued a total of 7.4 million, in aggregate, additional shares for $77.5 million pursuant to its distribution reinvestment plan. The Company's distribution reinvestment plan offering is ongoing.
The Company has acquired real estate and real estate-related debt. The Company has a focus on owning and operating multifamily assets; it has targeted this asset class consistent with its investment objectives. The Company’s portfolio predominantly consists of multifamily rental properties to which the Company has added or will add value with a capital infusion (referred to as “value add properties”). However, the Company is not limited in the types of real estate assets in which it may invest and, accordingly, it may invest in other real estate-related assets either directly or together with a co-investor or joint venture partner.
The Company is organized and conducts its operations in a manner intended to allow it to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The Company also operates its business in a manner intended to maintain its exemption from registration under the Investment Company Act of 1940, as amended.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries as follows:
Subsidiary	Apartment Complex	Number of Units	Property Location
RRE Opportunity Holdings, LLC	N/A	N/A	N/A
Resource Real Estate Opportunity OP, LP	N/A	N/A	N/A
RRE Charlemagne Holdings, LLC	N/A	N/A	N/A
RRE Iroquois, LP (“Vista”)	Vista Apartment Homes	133	Philadelphia, PA
RRE Iroquois Holdings, LLC	N/A	N/A	N/A
RRE Cannery Holdings, LLC (“Cannery”)	Cannery Lofts	156	Dayton, OH
RRE Autumn Wood Holdings, LLC (“Autumn Wood”)	Retreat at Rocky Ridge	206	Hoover, AL
RRE Village Square Holdings, LLC (“Village Square”)	Trailpoint at the Woodlands	271	Houston, TX
RRE Brentdale Holdings, LLC (“Brentdale”)	The Westside Apartments	412	Plano, TX
RRE Jefferson Point Holdings, LLC (“Jefferson Point”)	Tech Center Square	208	Newport News, VA
RRE Centennial Holdings, LLC (“Centennial”)	Verona Apartment Homes	276	Littleton, CO
RRE Pinnacle Holdings, LLC (“Pinnacle”)	Skyview Apartment Homes	224	Westminster, CO
RRE River Oaks Holdings, LLC (“River Oaks”)	Maxwell Townhomes	316	San Antonio, TX
RRE Nicollet Ridge Holdings, LLC (“Nicollet Ridge”)	Meridian Pointe	339	Burnsville, MN
RRE Addison Place, LLC (“Addison Place”)	The Estates at Johns Creek	403	Alpharetta, GA
PRIP Coursey, LLC (“Evergreen at Coursey Place”)	Evergreen at Coursey Place(b)	352	Baton Rouge, LA
PRIP Pines, LLC (“Pines of York”)	Pines of York(b)	248	Yorktown, VA
RRE Berkeley Run Holdings, LLC (“Berkley Run”)	Perimeter Circle	194	Atlanta, GA
RRE Berkeley Trace Holdings LLC (“Berkley Trace”)	Perimeter 5550	165	Atlanta, GA
RRE Merrywood LLC (“Merrywood”)	Aston at Cinco Ranch	228	Katy, TX
RRE Sunset Ridge Holdings, LLC (“Sunset Ridge”)	Sunset Ridge	324	San Antonio, TX
RRE Parkridge Place Holdings, LLC (“Parkridge Place”)	Calloway at Las Colinas	536	Irving, TX
RRE Woodmoor Holdings, LLC (“Woodmoor”)	South Lamar Village	208	Austin, TX
RRE Gilbert Holdings, LLC (“Springs at Gilbert”)	Heritage Pointe	458	Gilbert, AZ
RRE Bonita Glen Holdings, LLC (“Bonita”)	Point Bonita Apartment Homes	294	Chula Vista, CA
RRE Yorba Linda Holdings, LLC (“Yorba Linda”)	The Bryant at Yorba Linda	400	Yorba Linda, CA
RRE Providence Holdings, LLC (“Providence in the Park”)	Providence in the Park	524	Arlington, TX
RRE Green Trails Holdings, LLC (“Green Trails”)	Green Trails Apartment Homes	440	Lisle, IL
RRE Terraces at Lake Mary Holdings, LLC (“Lake Mary”)	Terraces at Lake Mary	284	Lake Mary, FL
RRE Courtney Meadows Holdings, LLC (“Courtney Meadows”)	Courtney Meadows Apartments	276	Jacksonville, FL
RRE Sandy Springs Holdings, LLC (“Sandy Springs”)	Addison at Sandy Springs	236	Sandy Springs, GA
RRE Grapevine Holdings, LLC (“Bristol Grapevine”)	Bristol Grapevine	376	Grapevine, TX
		8,487
Subsidiaries related to disposed investments:
RRE Crestwood Holdings, LLC (“Crestwood”)	(c)(d)	N/A	N/A
PRIP 5060/6310, LLC (“Governor Park”)	(b)(d)	N/A	N/A
RRE Campus Club Holdings, LLC (“Campus Club”)	(c)(d)	N/A	N/A
PRIP 6700, LLC (“Hilltop Village”)	(b)(d)	N/A	N/A
RRE Westhollow Holdings, LLC (“Westhollow”)	(c)(d)	N/A	N/A
RRE Flagstone Holdings, LLC (“Flagstone”)	(c)(d)	N/A	N/A
RRE 107th Avenue Holdings, LLC (“107th Avenue”)	(c)(d)	N/A	N/A
RRE Bristol Holdings, LLC (“Bristol”)	(c)(d)	N/A	N/A
RRE Skyview Holdings, LLC (“Skyview”)	(c)(d)	N/A	N/A
RRE Kenwick Canterbury Holdings, LLC (“Kenwick & Canterbury”)	(d)	N/A	N/A
RRE Foxwood Holdings, LLC (“Foxwood”)	(c)(d)	N/A	N/A

Subsidiary	Apartment Complex	Number of Units	Property Location
PRIP 3383, LLC (“Conifer Place”)	(b)(c)(d)	N/A	N/A
PRIP 3700, LLC (“Champion Farms”)	(b)(c)(d)	N/A	N/A
RRE Armand Place Holdings, LLC (“Armand”)	(c)(d)	N/A	N/A
RRE Spring Hill Holdings, LLC (“Spring Hill”)	(c)(d)	N/A	N/A
RRE Nob Hill Holdings, LLC (“Nob Hill”)	(c)(d)	N/A	N/A
PRIP 10637, LLC (“Fieldstone”)	(b)(c)(d)	N/A	N/A
RRE Jasmine Holdings, LLC (“Jasmine”)	(c)(d)	N/A	N/A
RRE Chisholm Place Holdings LLC (“Chisholm Place”)	(c)(e)	N/A	N/A
RRE Park Forest Holdings, LLC (“Park Forest”)	(c)(e)	N/A	N/A
RRE Deerfield Holdings, LLC (“Deerfield”)	(c)(e)	N/A	N/A
PRIP Stone Ridge, LLC (“Stone Ridge”)	(b)(c)(e)	N/A	N/A
PRIP 1102, LLC (“Pheasant Run”)	(b)(c)(f)	N/A	N/A
PRIP 11128, LLC (“Retreat at Shawnee”)	(b)(c)(f)	N/A	N/A
RRE Williamsburg Holdings, LLC (“Williamsburg”)	(g)	N/A	N/A
WPL Holdings, LLC	(a)(g)	N/A	N/A
PRIP 500, LLC (“Pinehurst”)	(b)(g)	N/A	N/A
N/A - Not Applicable
(a)	Subsidiary transferred its interest in a portion of the Williamsburg parking lot to RRE Williamsburg Holdings, LLC in 2016.
(b)	Wholly-owned subsidiary of RRE Charlemagne Holdings, LLC.
(c)	Subsidiary was dissolved prior to December 31, 2019.
(d)	Underlying investment sold prior to 2017.
(e)	Underlying investment sold in 2017.
(f)	Underlying investment sold in 2018.
(g)	Underlying investment sold in 2019.
All intercompany accounts and transactions have been eliminated in consolidation.
The consolidated financial statements reflect the Company's accounts and the accounts of the Company's majority-owned and/or controlled subsidiaries. All of the Company’s subsidiaries are wholly-owned.
Segment Reporting
The Company does not evaluate performance on a relationship specific or transactional basis and does not distinguish its principal business or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single operating segment for reporting purposes in accordance with GAAP.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.
Assets Held for Sale
The Company presents rental property assets that qualify as held for sale, separately in the consolidated balance sheets. Real estate assets held for sale are measured at the lower of carrying amount or fair value less cost to sell. Subsequent to classification of an asset as held for sale, no further depreciation is recorded. The Company had no rental properties included in assets held for sale as of December 31, 2019 and 2018.
Rental Properties
The Company records acquired rental properties at fair value on the acquisition date. The Company considers the period of future benefit of an asset to determine its appropriate useful life and depreciates the rental properties using the straight line method. The Company anticipates the estimated useful lives of its assets by class as follows:
Buildings	27.5 years
Building improvements	5.0 to 27.5 years
Furniture, fixtures, and equipment	3.0 to 5.0 years
Tenant improvements	Shorter of lease term or expected useful life
Lease intangibles	Remaining term of related lease
Improvements and replacements in excess of $1,000 are capitalized when they have a useful life greater than or equal to one year. Construction management fees (further discussed in Note 14) are capitalized along with the related asset. Costs of repairs and maintenance are expensed as incurred.
As of December 31, 2019, the Company's real estate investments in Texas, California, and Georgia represented approximately 31%, 17%, and 15% of the net book value of its rental property assets, respectively. As a result, the geographic concentration of the Company's portfolio makes it particularly susceptible to adverse economic developments in the Texas, Georgia, and California real estate markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for multifamily rentals resulting from the local business climate, could adversely affect the Company's operating results and its ability to make distributions to stockholders.
Concentration of Credit Risk
Financial instruments, which potentially subject the Company to concentration of credit risk, consist of periodic temporary deposits of cash. At December 31, 2019, the Company had $63.1 million of deposits at various banks, $50.2 million of which were over the insurance limit of the Federal Deposit Insurance Corporation. No losses have been experienced on such deposits.
Contractual Obligations
The Company leases parking space and equipment under leases with varying expiration dates through 2023. As of December 31, 2019, the total payments due under these obligations were approximately $409,000.
The following table presents our scheduled contractual obligations required for the next five years and thereafter as of December 31, 2019:
	Payments due by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating Lease Obligations	409,000	142,000	210,000	57,000	—
Impairment of Long Lived Assets
When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for permanent impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. The review also considers factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors.
An impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss would be the adjustment to fair value less the estimated cost to dispose of the asset. There were no impairment losses recorded on long lived assets during the years ended December 31, 2019, 2018 and 2017.
Loans Held for Investment, Net
The Company records acquired performing loans held for investment at cost and reviews them for potential impairment at each balance sheet date. The Company considers a loan to be impaired if one of two conditions exists. The first condition is if, based on current information and events, management believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The second condition is if the loan is deemed to be a troubled-debt restructuring (“TDR”) where a concession has been given to a borrower in financial difficulty. A TDR may not have an associated specific loan loss allowance if the principal and interest amount is considered recoverable based on current market conditions, expected collateral performance and/or guarantees made by the borrowers.
The amount of impairment, if any, is measured by comparing the recorded amount of the loan to the present value of the expected cash flows or, as a practical expedient, the fair value of the collateral. If a loan is deemed to be impaired, the Company records a reserve for loan losses through a charge to income for any shortfall.
Interest income from performing loans held for investment is recognized based on the contractual terms of the loan agreement. Fees related to any buy down of the interest rate are deferred as prepaid interest income and amortized over the term of the loan as an adjustment to interest income. The initial investment made in a purchased performing loan includes the amount paid to the seller plus fees. The initial investment frequently differs from the related loan’s principal amount at the date of the purchase. The difference is recognized as an adjustment of the yield over the life of the loan. Closing costs related to the purchase of a performing loan held for investment are amortized over the term of the loan and accreted as an adjustment to interest income.
The Company may acquire real estate loans at a discount due to the credit quality of such loans and the respective borrowers under such loans. Revenues from these loans are recorded under the effective interest method. Under this method, an effective interest rate (“EIR”) is applied to the cost basis of the real estate loan held for investment. The EIR that is calculated when the loan held for investment is acquired remains constant and is the basis for subsequent impairment testing and income recognition. However, if the amount and timing of future cash collections are not reasonably estimable, the Company accounts for the real estate receivable on the cost recovery method. Under the cost recovery method of accounting, no income is recognized until the basis of the loan held for investment has been fully recovered.
Allocation of the Purchase Price of Acquired and Foreclosed Assets
On January 1, 2018, the Company adopted ASU 2017-01. Acquisitions that do not meet the definition of a business under this guidance are accounted for as asset acquisitions. In most cases, the Company believes acquisitions of real estate will no longer be considered business combinations, as in most cases substantially all of the fair value is concentrated in a single identifiable asset or group of tangible assets that are physically attached to each other (land and building). However, if the Company determines that substantially all of the fair value of the gross assets acquired is not concentrated in either a single identifiable asset or in a group of similar identifiable assets, the Company will then perform an assessment to determine whether the asset is a business by using the framework outlined in the ASU. If the Company determines that the acquired asset is not a business, the Company will allocate the cost of the acquisition, including transaction costs, to the assets acquired or liabilities assumed based on their related fair value.
Upon the acquisition of real properties, the Company allocates the purchase price of properties to acquired tangible assets consisting of land, buildings, fixtures and improvements, identified intangible lease assets, consisting of the value of above-market and below-market leases, as applicable, the value of in-place leases, the value of tenant relationships, and liabilities, based in each case on their fair values.
The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company amortizes any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases.
The Company measures the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if it were vacant. Management’s estimates of value are determined by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered in the analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.

In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.
The total amount of other intangible assets acquired is further allocated to customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics to be considered by management in allocating these values include the nature and extent of the Company’s existing relationships with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.
The Company amortizes the value of in-place leases to expense over the average remaining term of the underlying leases. The value of customer relationship intangibles are amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization periods for the intangible assets exceed the remaining depreciable life of the building.
The determination of the fair value of assets and liabilities acquired requires the use of significant assumptions with regard to current market rental rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of the Company’s reported net income.
Goodwill
The Company records the excess of the cost of an acquired entity over the difference between the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed as goodwill. Goodwill is not amortized but is tested for impairment at a level of reporting referred to as a reporting unit during the fourth quarter of each calendar year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company tested goodwill as of December 31, 2019 and found no indications of impairment.
Revenue Recognition
The Company recognizes minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease.
The future minimum rental payments to be received from noncancelable operating leases for residential rental properties are $59.1 million and $65,000 for the 12 month periods ending December 31, 2020 and 2021, respectively, and none thereafter. The future minimum rental payments to be received from noncancelable operating leases for commercial rental properties and antenna rentals are $499,000, $463,000, $337,000, $181,000, and $149,000 for the 12 month periods ending December 31, 2020 through 2024, respectively, and $1.5 million thereafter.
Revenue is primarily derived from the rental of residential housing units for which the Company receives minimum rents pursuant to underlying tenant lease agreements. The Company also receives utility reimbursements, other ancillary tenant fees for administration of leases, late payments and amenities, which are charged to residents and recognized monthly as earned. The Company elected the practical expedient to not separate lease and non-lease components and has presented property revenues combined, based upon the lease being determined to be the predominant component. The Company also has revenue sharing arrangements of cable income from contracts with cable providers at the Company’s properties. Included in Accrued expenses and other liabilities on the consolidated balance sheet at December 31, 2019 and 2018 is deferred revenue for contracts with cable providers for approximately $596,000 and $564,000, respectively. The Company recognizes income on a straight line basis over the contract period of 5 years to 12 years. In the year ended December 31, 2019, approximately $77,000 of revenue from the contract liability was recognized as income.
Tenant Receivables
Tenant receivables are stated in the financial statements at amounts due from tenants net of an allowance for uncollectible receivables. Payment terms vary and receivables outstanding longer than the payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time receivables are past due, security deposits held, the Company’s previous loss history, the tenants’ current ability to pay their obligations to the Company, the condition of the general economy and the industry as a whole. The Company writes off receivables when they become uncollectible. At December 31, 2019 and 2018, there were allowances for uncollectible receivables of $49,000 and $19,000, respectively.
Leases
For operating leases where the Company is the lessor, the underlying leased asset is recognized as real estate on the balance sheet. The Company, as a lessor of multifamily apartment units, has nonlease components associated with these leases (i.e. CAM, utilities, etc.). The Company combines nonlease component revenue streams and accounts for them as a combined component with leasing revenue.
For leases in which the Company is the lessee, primarily consisting of a parking space lease, a laundry equipment lease, and office equipment leases, the Company recognizes a right-of-use asset and a lease liability equal to the present value of the minimum lease payments. Operating leases are included in operating lease ROU assets and operating lease liabilities in the Company’s consolidated balance sheets. The Company uses a market rate for equipment leases, when readily determinable, in calculating the present value of lease payments. Otherwise, the incremental borrowing rate is used. The operating lease ROU asset includes any lease payments and excludes lease incentives. Operating lease terms may include options to extend the lease when it is reasonably certain the lease will be extended. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Income Taxes
The Company elected to be taxed as a REIT commencing with its taxable year ended December 31, 2010. To maintain its REIT qualification under the Code, the Company is generally required to distribute at least 90% of its taxable net income (excluding net capital gains) to its stockholders as well as comply with other requirements, including certain asset, income and stock ownership tests. As a REIT, the Company is not subject to federal corporate income tax to the extent that it distributes 100% of its REIT taxable income each year. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, it is subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which it fails its REIT qualification. Accordingly, the Company’s failure to qualify as a REIT could have a material adverse impact on its results of operations and amounts available for distribution to its stockholders.
The dividends-paid deduction of a REIT for qualifying dividends to its stockholders is computed using the Company’s taxable income as opposed to net income reported on the financial statements. Generally, taxable income differs from GAAP net income because the determination of taxable income is based on tax provisions and not financial accounting principles.
The Company may elect to treat any of its subsidiaries as a taxable REIT subsidiary (“TRS”). In general, a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes. While a TRS may generate net income, a TRS can declare dividends to the Company which will be included in the Company's taxable income and necessitate a distribution to its stockholders. Conversely, if the Company retains earnings at a TRS level, no distribution is required and the Company can increase book equity of the consolidated entity. As of December 31, 2019 and 2018, the Company did not treat any of its subsidiaries as a TRS.
The Company evaluates the benefits from tax positions taken or expected to be taken in its tax return. Only the largest amount of benefits from tax positions that will more likely than not be sustainable upon examination are recognized by the Company. The Company does not have any unrecognized tax benefits, nor interest and penalties, recorded in its consolidated financial statements and does not anticipate significant adjustments to the total amount of unrecognized tax benefits within the next 12 months.
The Company is subject to examination by the U.S. Internal Revenue Service and by the taxing authorities in other states in which the Company has significant business operations. The Company is not currently undergoing any examinations by taxing authorities. The Company is not subject to IRS examination for tax return years 2015 and prior.

Earnings Per Share
Basic earnings per share are calculated on the basis of the weighted-average number of common shares outstanding during the year. Basic earnings per share are computed by dividing income available to common stockholders by the weighted-average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted to common stock. None of the shares of convertible stock (discussed in Note 15) are included in the diluted earnings per share calculations because the necessary conditions for conversion have not been satisfied as of December 31, 2019 (were such date to represent the end of the contingency period).
Reclassifications
Certain amounts in the prior years financial statements have been reclassified to conform to the current-year presentation. The impact of the reclassifications made to prior year amounts are not material and did not affect net income (loss).
Adoption of New Accounting Standards
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, “Leases” (“ASU No. 2016-02”), which was amended by ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” in July 2018. ASU No. 2016-02, as amended, is intended to improve financial reporting related to leasing transactions and requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842)”, which provides additional implementation guidance on the previously issued ASU No. 2016-02. The Company adopted these standards as of January 1, 2019, and the adoption did not have a material effect on the Company's consolidated financial statements and disclosures. For operating leases where the Company is the lessor, the underlying leased asset is recognized as real estate on the balance sheet. The Company has chosen to apply the practical expedient (discussed in ASU No. 2018-11, “Leases: Targeted Improvements”) to nonlease component revenue streams and account for them as a combined component with leasing revenue. For leases in which the Company is the lessee, primarily consisting of a parking lot lease, laundry equipment lease, and office equipment leases, the Company recognized an initial right-of-use (ROU) asset and a lease liability equal to the present value of the minimum lease payments of approximately $526,000 at January 1, 2019. The Company determines if an arrangement is a lease at inception. The Company elected the package of practical expedients permitted within the new standard, which among other things, allows the Company to carry forward the historical lease classification. Also allowable under the new standard (ASU No. 2018-11) is the option, which the Company has elected, to present the operating lease ROU asset and operating lease liabilities as of January 1, 2019 and not restate prior periods. No cumulative impact adjustment was necessary to opening retained earnings as of January 1, 2019. For certain equipment leases, such as copiers, the Company applied a portfolio approach to effectively account for the operating lease ROU assets and liabilities.
In August 2017, FASB issued ASU No. 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities”, which expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. The Company adopted the standard on January 1, 2019, and the adoption did not have a significant impact on its consolidated financial statements.
In June 2018, FASB issued ASU 2018-07 “Improvements to Nonemployee Share-Based Payment Accounting” to simplify the accounting for share-based payment transactions for acquiring goods and services from nonemployees by including these payments in the scope of the guidance for share-based payments to employees. The Company adopted the standard on January 1, 2019, and the adoption did not have a significant impact on its consolidated financial statements.

In July 2018, FASB issued ASU No. 2018-09, “Codification Improvements”. This standard does not prescribe any new accounting guidance, but instead makes minor improvements and clarifications of several different FASB Accounting Standards Codification areas based on comments and suggestions made by various stakeholders. The Company adopted the standard on January 1, 2019, and the adoption did not have a significant impact on its consolidated financial statements.
In October 2018, FASB issued ASU No. 2018-16, “Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes”. ASU No. 2018-16 permits the use of the Overnight Index Swap (“OIS”) Rate based on the Secured Overnight Financing Rate as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to the interest rates on direct Treasury obligations of the U.S. government, the London Interbank Offered Rate (“LIBOR”) and the OIS Rate based on the Federal Funds Effective Rate. The Company adopted the standard on January 1, 2019, and the adoption did not have a significant impact on its consolidated financial statements.
Accounting Standards Issued But Not Yet Effective
In June 2016, FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses”, which requires measurement and recognition of expected credit losses for financial assets held. ASU No. 2016-03 will be effective for the Company beginning January 1, 2020. Early application is permitted. The Company is continuing to evaluate this guidance; however, the Company does not expect the adoption to have a significant impact on its consolidated financial statements.
In January 2017, FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment”, which alters the current goodwill impairment testing procedures to eliminate Step 2. Step 2 required that, if the carrying amount of a reporting unit exceeded its fair value, the implied fair value of the goodwill must be compared to the carrying amount in order to determine impairment. ASU No. 2017-04 will be effective for the Company beginning January 1, 2020. Early application is permitted. The Company is continuing to evaluate this guidance; however, the Company does not expect the adoption to have a significant impact on its consolidated financial statements.
In August 2018, FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” This update removes, modifies and adds certain disclosure requirements in FASB ASC 820, “Fair Value Measurement” (“ASC 820”). ASU No. 2018-13 will be effective for the Company beginning January 1, 2020 and early adoption is permitted. The Company is continuing to evaluate this guidance; however, the Company does not expect the adoption to have a significant impact on its consolidated financial statements.
In November 2018, FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses.” ASU No. 2018-19 clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842 Leases. ASU No. 2018-19 will be effective for the Company beginning January 1, 2020 and early adoption is permitted. The Company is continuing to evaluate this guidance; however, the Company does not expect the adoption to have a significant impact on its consolidated financial statements.

NOTE 3 – SUPPLEMENTAL CASH FLOW INFORMATION
The following table presents the Company's supplemental cash flow information (in thousands):
	For the Years Ended December 31,
	2019	2018	2017
Non-cash financing and investing activities:
Stock issued from distribution reinvestment plan	$24,499	$25,931	$27,114
Deferred financing costs, interest, and fees funded directly by mortgage notes	973	218	449
Repayments on borrowings through refinancing	58,350	29,586	—
Accrual for construction in progress	2,470	680	1,346
Lease liabilities arising from obtaining right-of-use assets	526	—	—
Non-cash activity related to sales:
Mortgage notes payable settled directly with proceeds from sale of rental property	61,041	18,713	26,976
Non-cash activity related to acquisitions:
Mortgage notes payable used to acquire real property	—	55,615	120,401
Cash paid during the period for:
Interest	$35,936	$34,262	$26,458
NOTE 4 – RESTRICTED CASH
Restricted cash represents escrow deposits with lenders to be used to pay real estate taxes, insurance, and capital improvements. The following table presents a summary of the components of the Company's restricted cash (in thousands):
	December 31,
	2019	2018
Real estate taxes	$8,824	$10,426
Insurance	1,438	1,669
Capital improvements	2,042	2,763
Total	$12,304	$14,858
In addition, the Company had unrestricted cash designated for capital expenditures of approximately $12.1 million and $22.2 million as of December 31, 2019 and 2018, respectively.
NOTE 5 – RENTAL PROPERTIES, NET
The following table presents the Company’s investments in rental properties (in thousands):
	December 31,
	2019	2018
Land	$196,358	$200,848
Building and improvements	920,781	965,629
Furniture, fixtures and equipment	43,757	44,918
Construction in progress	2,831	1,325
	1,163,727	1,212,720
Less: accumulated depreciation	(225,583)	(194,777)
	$938,144	$1,017,943
Depreciation expense for the years ended December 31, 2019, 2018, and 2017 was $53.8 million, $55.1 million, and $48.7 million, respectively.

NOTE 6 − OTHER INVESTMENTS
Loan held for investment, net:
In 2011, the Company purchased, at a discount, one performing promissory note (the “Trail Ridge Note”), which is secured by a first priority mortgage on a multifamily rental apartment community. The contract purchase price for the Trail Ridge Note was $700,000, excluding closing costs. As of both December 31, 2019 and December 31, 2018, the Trail Ridge Note was both current and performing.
The following table presents details of the balance and terms of the Trail Ridge Note, the Company's remaining loan held for investment at December 31, 2019 and 2018 (in thousands):
	December 31,
	2019	2018
Unpaid principal balance	$885	$912
Unamortized discount and acquisition costs	(76)	(119)
Net book value	$809	$793
Maturity date	10/28/2021
Interest rate	7.5%
Average monthly payment	$8
The Company has evaluated the loan for impairment and determined that, as of December 31, 2019, it was not impaired. There were no allowances for credit losses as of both December 31, 2019 and 2018. There were no charge-offs for the years ended December 31, 2019 and 2018.
NOTE 7 – ACQUISITIONS
Real Estate Investments
As of December 31, 2019, the Company owned 28 properties.
On April 17, 2018, the Company, through its wholly-owned subsidiary, purchased Addison at Sandy Springs Apartments, a 236-unit multifamily apartment complex in Sandy Springs, Georgia, for $34.0 million from an unrelated third party. On April 25, 2018, the Company, through its wholly-owned subsidiary, purchased Bristol at Grapevine, a 376-unit multifamily apartment complex in Grapevine, Texas, for $44.7 million from an unrelated third party.
As discussed in Note 2, on January 1, 2018, the Company adopted ASU 2017-01. Both properties acquired during the twelve months ended December 31, 2018, were accounted for as asset acquisitions. The following table presents the allocated contract purchase price, acquisition fee, and acquisition costs during the twelve months ended December 31, 2018 (in thousands):
Bristol at Grapevine	Contractual Purchase Price(1)	Acquisition Fee	Acquisition Costs	Total Real Estate Cost
Land	$3,279	$70	$15	$3,364
Building and Improvements	39,777	854	187	40,818
Furniture, fixtures and equipment	570	12	3	585
Intangible Assets	1,074	23	5	1,102
	$44,700	$959	$210	$45,869
Addison at Sandy Springs	Contractual Purchase Price(1)	Acquisition Fee	Acquisition Costs	Total Real Estate Cost
Land	$4,595	$100	$24	$4,719
Building and Improvements	28,241	613	145	28,999
Furniture, fixtures and equipment	424	9	2	435
Intangible Assets	740	16	4	760
	$34,000	$738	$175	$34,913
(1)	Contractual purchase price excludes closing costs, acquisition expenses, and other immaterial settlement date adjustments and pro-rations.

Properties acquired prior to January 1, 2018, were accounted for as business combinations. The tables below present the total revenues, net loss, and acquisition costs of the Company's acquisitions during the year ended December 31, 2017 (dollars in thousands):
Multifamily Community	Total Revenues	Net Loss	Acquisition Costs
2017 Acquisitions:
Green Trails Apartment Homes	$4,128	$(1,920)	$(1,774)
Terraces at Lake Mary	1,394	(1,424)	(1,290)
Courtney Meadows Apartments	103	(879)	(1,217)
Various properties	—	—	(188)(1)
	$5,625	$(4,223)	$(4,469)
(1)	Acquisition fees paid related to additional investments in the Company’s properties to fund additional capital reserves.
NOTE 8 – DISPOSITION OF PROPERTIES AND DECONSOLIDATION OF INTERESTS
The following table presents details of our disposition and deconsolidation activity during the years ended December 31, 2019, 2018, and 2017 (in thousands):
Multifamily Community	Location	Sale Date	Contract Sales price	Net Gains on Dispositions of Properties and Joint Venture Interests	Revenues Attributable to Properties Sold	Net Income (loss) Attributable to Properties Sold
2019 Dispositions:
Williamsburg	Cincinnati, OH	March 8, 2019	$70,000	$34,575	$2,151	$(1,431)
Pinehurst	Kansas City, MO	December 20, 2019	$12,310	$4,235	$1,427	$(460)
			$82,310	$38,810	$3,578	$(1,891)
2018 Dispositions:
Pheasant Run	Lee's Summit, MO	September 14, 2018	$16,400	$6,195	$1,167	$7
Retreat at Shawnee	Shawnee, KS	October 19, 2018	25,000	9,344	2,522	(68)
			$41,400	$15,539	$3,689	$(61)
2017 Dispositions:
Chisholm Place	Plano, Texas	May 10, 2017	$21,250	$6,922	$823	$(266)
Mosaic	Oklahoma City, Oklahoma	May 12, 2017	6,100	1,513	473	(72)
Deerfield	Hermantown, Minnesota	August 16, 2017	23,600	11,035	1,653	3
Stone Ridge	Columbia, South Carolina	September 27, 2017	10,534	3,265	1,291	(232)
			$61,484	$22,735	$4,240	$(567)
NOTE 9 – IDENTIFIED INTANGIBLE ASSETS, NET
Identified intangible assets, net, relate to in-place apartment unit rental and antennae leases. The value of the acquired in-place leases totaled $14,000 and $26,000 as of December 31, 2019 and 2018, respectively, net of accumulated amortization of $27.1 million and $29.3 million, respectively. Intangible lease assets were fully amortized as of December 31, 2019 and 2018. Expected amortization for the antennae leases at the Vista Apartment Homes for the years ended December 31, 2020 and 2021 are $9,000 and $5,000, respectively, and none thereafter. Amortization of the apartment unit rental and antennae leases for the years ended December 31, 2019, 2018, and 2017 was $12,500, $3.6 million, and $3.6 million respectively.

The following table presents the Company's expected amortization for the rental and antennae leases for the next five years ending December 31, and thereafter (in thousands):
2020	$9
2021	5
2022	—
2023	—
Thereafter	—
$14
NOTE 10 – GOODWILL
The following table presents a rollforward of the Company's activity in goodwill for the years ended December 31, 2019 and 2018 (in thousands):
Balance, January 1, 2018	$670
Activity - 2018: Sale of Retreat at Shawnee	(117)
Activity - 2018: Sale of Pheasant Run	(76)
Balance, December 31, 2018	$477
Activity - 2019: Sale of Pinehurst	(73)
Balance, December 31, 2019	$404
NOTE 11 – MORTGAGE NOTES PAYABLE, NET
The following table presents a summary of the Company's mortgage notes payable, net (in thousands):
Collateral	December 31, 2019				December 31, 2018
	Outstanding borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value	Outstanding borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value
Vista Apartment Homes	$14,315	$—	$(68)	$14,247	$14,603	$—	$(104)	$14,499
Cannery Lofts	13,100	—	(108)	12,992	13,100	—	(136)	12,964
Trailpoint at the Woodlands	17,723	—	(121)	17,602	18,046	—	(154)	17,892
Verona Apartment Homes	32,970	—	(362)	32,608	32,970	—	(419)	32,551
Skyview Apartment Homes	28,400	—	(315)	28,085	28,400	—	(364)	28,036
Maxwell Townhomes	12,785	—	(53)	12,732	13,069	—	(81)	12,988
Pinehurst	—	—	—	—	7,220	—	(105)	7,115
Evergreen at Coursey Place	25,627	34	(32)	25,629	26,146	55	(54)	26,147
Pines of York	14,114	(112)	(21)	13,981	14,422	(173)	(33)	14,216
The Estates at Johns Creek	65,000	—	(589)	64,411	47,576	—	(170)	47,406
Perimeter Circle	26,115	—	(304)	25,811	26,115	—	(356)	25,759
Perimeter 5550	20,630	—	(279)	20,351	20,630	—	(327)	20,303
Aston at Cinco Ranch	22,032	—	(96)	21,936	22,497	—	(152)	22,345
Sunset Ridge 1	18,300	54	(43)	18,311	18,788	121	(96)	18,813
Sunset Ridge 2	2,768	7	(6)	2,769	2,831	16	(13)	2,834
Calloway at Las Colinas	32,938	—	(115)	32,823	33,681	—	(177)	33,504
South Lamar Village	21,000	—	(298)	20,702	11,909	—	(29)	11,880
Heritage Pointe	24,808	—	(201)	24,607	25,360	—	(242)	25,118
The Bryant at Yorba Linda	66,238	—	(87)	66,151	67,092	—	(301)	66,791
Point Bonita Apartment Homes	25,696	1,063	(183)	26,576	26,121	1,359	(233)	27,247
The Westside Apartments	35,838	—	(293)	35,545	36,624	—	(341)	36,283
Tech Center Square	11,730	—	(101)	11,629	11,933	—	(132)	11,801
Williamsburg	—	—	—	—	53,995	—	(582)	53,413
Retreat at Rocky Ridge	11,221	—	(145)	11,076	11,375	—	(183)	11,192
Providence in the Park	46,398	—	(345)	46,053	47,000	—	(434)	46,566

Collateral	December 31, 2019				December 31, 2018
	Outstanding borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value	Outstanding borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value
Green Trails Apartment Homes	60,998	—	(451)	60,547	61,500	—	(559)	60,941
Meridian Pointe	39,277	—	(402)	38,875	39,500	—	(495)	39,005
Terraces at Lake Mary	32,110	—	(259)	31,851	32,250	—	(318)	31,932
Courtney Meadows Apartments	27,100	—	(257)	26,843	27,100	—	(311)	26,789
Addison at Sandy Springs	22,750	—	(244)	22,506	22,750	—	(292)	22,458
Bristol at Grapevine	32,922	—	(306)	32,616	32,922	—	(365)	32,557
	$804,903	$1,046	$(6,084)	$799,865	$847,525	$1,378	$(7,558)	$841,345
The following table presents additional information about the Company's mortgage notes payable, net, at December 31, 2019 (in thousands, except percentages):
Collateral	Maturity Date	Annual Interest Rate	Average Monthly Debt Service	Average Monthly Escrow
Vista Apartment Homes	1/1/2022	4.05%(1)(5)	$80	$32
Cannery Lofts	11/1/2023	4.30%(1)(3)	55	23
Trailpoint at the Woodlands	11/1/2023	4.17%(1)(4)	96	46
Verona Apartment Homes	10/1/2026	4.12%(1)(3)	137	43
Skyview Apartment Homes	10/1/2026	4.12%(1)(3)	118	31
Maxwell Townhomes	1/1/2022	4.32%(2)(5)	71	80
Evergreen at Coursey Place	8/1/2021	5.07%(2)(5)	154	51
Pines of York	12/1/2021	4.46%(2)(5)	80	29
The Estates at Johns Creek	11/25/2026	3.01%(1)(5)(6)	165	—
Perimeter Circle	1/1/2026	3.26%(1)(3)	82	46
Perimeter 5550	1/1/2026	3.26%(1)(3)	65	34
Aston at Cinco Ranch	10/1/2021	4.34%(2)(5)	120	55
Sunset Ridge 1	11/1/2020	4.58%(2)(5)	113	79
Sunset Ridge 2	11/1/2020	4.54%(2)(5)	16	—
Calloway at Las Colinas	12/1/2021	3.87%(2)(5)	171	133
South Lamar Village	7/22/2026	3.06%(1)(3)(6)	61	—
Heritage Pointe	4/1/2025	3.64%(1)(4)	131	56
The Bryant at Yorba Linda	6/1/2020	3.51%(1)(3)	289	—
Point Bonita Apartment Homes	10/1/2023	5.33%(2)(5)	152	68
The Westside Apartments	9/1/2026	3.88%(1)(3)	196	82
Tech Center Square	6/1/2023	4.34%(1)(5)	66	25
Retreat at Rocky Ridge	1/1/2024	4.22%(1)(3)	59	24
Providence in the Park	2/1/2024	4.06%(1)(3)	240	149
Green Trails Apartment Homes	6/1/2024	3.75%(1)(3)	303	81
Meridian Pointe	8/1/2024	3.66%(1)(3)	193	81
Terraces at Lake Mary	9/1/2024	3.67%(1)(3)	158	63
Courtney Meadows Apartments	1/1/2025	3.60%(1)(3)	128	71
Addison at Sandy Springs	5/1/2025	3.52%(1)(3)	96	42
Bristol at Grapevine	5/1/2025	3.47%(1)(3)	110	104
(1)	Variable rate based on one-month LIBOR of 1.76250% (as of December 31, 2019) plus applicable margin.
(2)	Fixed rate.
(3)	Monthly interest-only payment currently required.
(4)	Monthly fixed principal plus interest payment required.
(5)	Fixed monthly principal and interest payment required.
(6)	New debt placed during the year ended December 31, 2019.

Loans assumed as part of the Point Bonita Apartment Homes, Paladin (Pinehurst, Evergreen at Coursey Place, Pines of York), Sunset Ridge and Maxwell Townhomes acquisitions were recorded at fair value. The premium or discount is amortized over the remaining term of the loans and included in interest expense. For the years ended December 31, 2019, 2018, and 2017, interest expense was reduced by $333,000, $345,000, and $465,000, respectively, for the amortization of the premium or discount.
All mortgage notes are collateralized by a first mortgage lien on the assets of the respective property as named in the table above. The amount outstanding on the mortgages may be prepaid in full during the entire term with a prepayment penalty on the majority of mortgages held.
The following table presents the Company's annual principal payments on outstanding borrowings for each of the next five years ending December 31, and thereafter (in thousands):
2020	$96,459
2021	101,796
2022	36,053
2023	75,451
2024	183,304
Thereafter	311,840
$804,903
The mortgage notes payable are recourse only with respect to the properties that secure the notes, subject to certain limited standard exceptions, as defined in each mortgage note. The Company has guaranteed the mortgage notes by executing a guarantee with respect to the properties. These exceptions are referred to as “carveouts.” In general, carveouts relate to damages suffered by the lender for a borrower’s failure to pay rents, insurance or condemnation proceeds to lender, failure to pay water, sewer and other public assessments or charges, failure to pay environmental compliance costs or to deliver books and records, in each case as required in the loan documents. The exceptions also require the Company to guarantee payment of audit costs, lender’s enforcement of its rights under the loan documents and payment of the loan if the borrower voluntarily files for bankruptcy or seeks reorganization, or if a related party of the borrower does so with respect to the subsidiary.
The Company may borrow an additional $7.5 million on the mortgage secured by The Bryant at Yorba Linda when certain debt service coverage and loan to value criteria are met. The Bryant at Yorba Linda mortgage loan includes net worth, liquidity, and debt service coverage ratio covenants. During the twelve months ended December 31, 2018, the Company paid $50,000 to the lender in connection with an amendment to the loan agreement to modify the debt service coverage ratio covenant. The Company was in compliance with all covenants related to this loan as of December 31, 2019.
The Company refinanced the loans on Perimeter Circle and Perimeter 5550 during the year ended December 31, 2018. As a result, $51,000 of loss on extinguishment of debt was included in interest expense on the consolidated statement of operations for the year ended December 31, 2018.
The Company refinanced the loans on South Lamar and Estates at Johns Creek during the year ended December 31, 2019. As a result, approximately $69,000 of loss on extinguishment of debt was included in interest expense on the consolidated statement of operations for the year ended December 31, 2019. Both refinanced mortgage loans include net worth, liquidity, and debt service coverage ratio covenants; the Company was in compliance with all covenants related to these loans as of December 31, 2019.
Deferred financing costs incurred to obtain financing are amortized over the term of the related debt. During the years ended December 31, 2019, 2018, and 2017, $2.3 million, $1.8 million, and $1.9 million, respectively, of amortization of deferred financing costs were included in interest expense. Accumulated amortization as of December 31, 2019 and 2018 was $5.6 million and $5.2 million, respectively.

The following table presents the Company's estimated amortization of the existing deferred financing costs for the next five years ending December 31, and thereafter (in thousands):
2020	$1,458
2021	1,268
2022	1,072
2023	1,012
2024	682
Thereafter	592
$6,084
NOTE 12 – LEASES
As the lessee, the Company’s operating leases primarily consist of a parking lot lease, a laundry equipment lease, and office equipment leases. These operating leases have remaining terms ranging from less than one year to four years. Some of the leases include options to extend the lease for up to an additional five years. Only those rental periods reasonably certain to be extended beyond the initial term expiration are included within the calculation of the operating lease liability. As of December 31, 2019, the payments due under the contractually-obligated portion of these leases totaled $409,000. The market rate is used for equipment leases, when readily determinable, in calculating the present value of lease payments. Otherwise, the incremental borrowing rate based on the information available at commencement date is used. As of December 31, 2019, the weighted average remaining lease term was 3.2 years and the weighted average discount rate was 4.31% for the Company’s operating leases. As of December 31, 2019, the Company included approximately $381,000 in its consolidated balance sheet for both operating lease right-of-use assets and operating lease liabilities. The Company’s lease expense for the year ended December 31, 2019 was approximately $162,300, which is included in rental operating expenses in the consolidated statements of operations.
The following table presents the Company’s annual payments for the operating lease liabilities (including reasonably assured extension periods) for each of the next five 12–month periods ending December 31, and thereafter (in thousands):
2020	$144
2021	118
2022	92
2023	55
2024	—
Thereafter	—
$409
NOTE 13 - ACCUMULATED OTHER COMPREHENSIVE LOSS
The following table presents the changes in each component of the Company's accumulated other comprehensive loss for the years ended December 31, 2019, 2018, and 2017 (dollars in thousands):
Balance, January 1, 2017	$(345)
Reclassification adjustment for realized loss on designated derivatives	163
Unrealized loss on designated derivatives	(380)
Balance, December 31, 2017	(562)
Reclassification adjustment for realized loss on designated derivatives	203
Unrealized loss on designated derivatives	(115)
Balance, December 31, 2018	(474)
Reclassification adjustment for realized loss on designated derivatives	344
Unrealized loss on designated derivatives	(88)
Balance, December 31, 2019	$(218)

NOTE 14 – CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In the ordinary course of its business operations, the Company has ongoing relationships with several related parties.
Relationship with RAI and C-III
Property loss pool. Until February 28, 2019, the Company's properties participated in a property loss self-insurance pool with other properties directly and indirectly managed by RAI and C-III, which was backed by a catastrophic insurance policy. The pool covered losses up to $2.5 million, after a $25,000 deductible per incident. Claims beyond the insurance pool limits would be covered by the catastrophic insurance policy, which covers claims up to $250.0 million, after either a $25,000 or a $100,000 deductible per incident depending on the location and/or type of loss. Therefore, unforeseen or catastrophic losses in excess of the Company's insured limits could have a material adverse effect on the Company's financial condition and operating results.
Beginning March 1, 2019, the Company now participates (with other properties directly or indirectly managed by RAI and C-III) only in the catastrophic insurance policy, which covers claims up to $250.0 million, after either a $25,000 or a $100,000 deductible per incident, depending on location and/or type of loss. Therefore, unforeseen or catastrophic losses in excess of the Company's insured limited could have a material adverse effect on the Company's financial condition and operating results. Substantially all of the receivables from related parties represent insurance deposits held in escrow by RAI and C-III to the self-insurance pool which, if unused, will be returned to the Company.
General liability loss policy. The Company also participates (with other properties directly or indirectly managed by RAI and C-III) in a general liability policy. The insured limit for the general liability policy is $76 million in total claims, after a $25,000 deductible per incident.
Internal audit. RAI performs internal audit services for the Company.
Directors and officers liability insurance. The Company participates in a liability insurance program for directors and officers coverage with other C-III managed entities and subsidiaries for coverage up to $100.0 million. The Company paid premiums of $269,911 in connection with this insurance program during the year ended December 31, 2019 for an annual policy through September 2020.
Other expenses. The Company utilizes the services of The Planning and Zoning Resource Company, an affiliate of C-III, for zoning reports for acquisitions.
Relationship with the Advisor
In September 2009, the Company entered into an advisory agreement (the “Advisory Agreement”) pursuant to which the Advisor provides the Company with investment management, administrative and related services. The Advisory Agreement was amended in January 2010 and further amended in January 2011, March 2015, and September 2019. The Advisory Agreement has a one-year term and renews for an unlimited number of successive one-year terms upon the approval of the conflicts committee of the Company's Board of Directors. The Company further amended and renewed the Advisory Agreement for another year on September 11, 2019. Under the Advisory Agreement, the Advisor receives fees and is reimbursed for its expenses as set forth below:
Acquisition fees. The Company pays the Advisor an acquisition fee of 2.0% of the cost of investments acquired on behalf of the Company, plus any capital expenditure reserves allocated, or the amount funded by the Company to acquire loans, including acquisition expenses and any debt attributable to such investments.
Asset management fees. The Company pays the Advisor a monthly asset management fee equal to one-twelfth of 1.0% of the higher of the cost or the independently appraised value of each asset, without deduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the costs or value attributable to the Company’s investment in an asset if the Company does not own all or a majority of an asset and does not manage or control the asset.
Disposition fees. The Advisor earns a disposition fee in connection with the sale of a property equal to the lesser of one-half of the aggregate brokerage commission paid, or if none is paid, 2.75% of the contract sales price.
Debt financing fees. The Advisor earns a debt financing fee equal to 0.5% of the amount available under any debt financing obtained for which it provided substantial services.

Expense reimbursements. The Company also pays directly or reimburses the Advisor for all of the expenses paid or incurred by the Advisor or its affiliates on behalf of the Company or in connection with the services provided to the Company in relation to its public offering, including its ongoing distribution reinvestment plan offering.
Reimbursements also include expenses the Advisor incurs in connection with providing services to the Company, including the Company’s allocable share of costs for Advisor personnel and overhead, out of pocket expenses incurred in connection with the selection and acquisition of properties or other real estate related debt investments, whether or not the Company ultimately acquires the investment. However, the Company will not reimburse the Advisor or its affiliates for employee costs in connection with services for which the Advisor earns acquisition or disposition fees.
Relationship with Resource Real Estate Opportunity Manager
The Manager manages the Company's real estate properties and real estate-related debt investments and coordinates the leasing of, and manages construction activities related to, some of the Company’s real estate properties pursuant to the terms of the management agreement with the Manager.
Property management fees. The Manager earns 4.5% of the gross receipts from the Company's properties, provided that for properties that are less than 75% occupied, the manager receives a minimum fee for the first 12 months of ownership, for performing certain property management and leasing activities. The Manager subcontracts certain services to an unaffiliated third-party and pays for those services from its property management fee.
Construction management fees. The Manager earns a construction management fee of 5.0% of actual aggregate costs to construct improvements, or to repair, rehab or reconstruct a property.
Debt servicing fees. The Manager earns a debt servicing fee of 2.75% on payments received from loans held by the Company for investment.
Information technology fees and operating expense reimbursement. During the ordinary course of business, the Manager or other affiliates of RAI may pay certain shared information technology fees and operating expenses on behalf of the Company for which they are reimbursed.
The Company utilizes the services of a printing company, Graphic Images, LLC (“Graphic Images”), whose principal owner is the father of RAI’s Chief Financial Officer.
The following table presents the Company's amounts payable to and amounts receivable from such related parties (in thousands):
	As of December 31,
	2019	2018
Due from related parties:
RAI and affiliates	$236	$123
Due to related parties:
Advisor:
Operating expense reimbursements	35	55
Manager:
Property management fees	521	520
Construction management fees	119	—
Operating expense reimbursements	8	344
	$683	$919

The following table presents the Company's fees earned by and expenses paid to such related parties (in thousands):
	For the Years Ended December 31,
	2019	2018	2017
Fees earned / expenses paid to related parties:
Advisor:
Acquisition fees(1)	$—	$1,697	$3,670
Asset management fees(2)	12,498	12,904	11,352
Disposition fees(3)	453	136	361
Debt financing fees(4)	116	350	1,036
Overhead allocation(5)	3,663	4,467	4,442
Internal audit fees(5)	108	102	69
Manager:
Property management fees(2)	$6,034	$6,229	$5,567
Construction management fees(6)	500	790	764
Construction payroll reimbursements(6)	97	178	191
Acquisition-related reimbursements(1)	—	53	—
Operating expense reimbursements(7)	184	443	1,015
Debt servicing fees(2)	2	2	2
Other:
The Planning & Zoning Resource Company(4)	$2	$2	$4
Graphic Images(5)	—	6	9
(1)
For the year ended December 31, 2017, Acquisition fees are included in Acquisition costs on the consolidated statements of operations and comprehensive income (loss). For the year ended December 31, 2018, Acquisition fees are capitalized and included in Rental Properties, net on the consolidated balance sheet.

(2)	Included in Management fees on the consolidated statements of operations and comprehensive income (loss).
(3)	Included in Net gains on dispositions of properties on the consolidated statements of operations and comprehensive income (loss).
(4)	Included in Mortgage notes payable, net on the consolidated balance sheets.
(5)	Included in General and administrative costs on the consolidated statements of operations and comprehensive income (loss).
(6)	Capitalized and included in Rental Properties, net on the consolidated balance sheets.
(7)	Included in Rental operating expenses on the consolidated statements of operations and comprehensive income (loss).
NOTE 15 – EQUITY
Preferred Stock
The Company’s charter authorizes the Company to issue 10.0 million shares of its $0.01 par value preferred stock. As of December 31, 2019 and 2018, no shares of preferred stock were issued and outstanding.
Common Stock
As of December 31, 2019, the Company had an aggregate of 69,467,689 shares of its $0.01 par value common stock outstanding as follows (dollars in thousands):
	Shares	Gross Proceeds
Shares issued through private offering	1,263,727	$12,582
Shares issued through primary public offering(1)	62,485,461	622,077
Shares issued through stock distributions	2,132,266	—
Shares issued through distribution reinvestment plan	16,432,119	168,934
Shares issued in conjunction with the Advisor's initial investment, net of 4,500 share conversion	15,500	155
Total	82,329,073	$803,748
Shares redeemed and retired	(12,861,384)
Total shares issued and outstanding as of December 31, 2019	69,467,689
(1)	Includes 276,056 shares held by the Advisor.

Convertible Stock
As of December 31, 2019 and 2018, the Company had 49,935 and 49,989 shares of $0.01 par value convertible stock outstanding. The Advisor and affiliated persons owned 49,063 shares and outside investors own 872 shares at December 31, 2019. In 2017, the Company repurchased and retired five shares. The convertible stock will convert into shares of the Company’s common stock upon the occurrence of (a) the Company having paid distributions to common stockholders that in the aggregate equal 100% of the price at which the Company originally sold the shares plus an amount sufficient to produce a 10% cumulative, non-compounded annual return on the shares at that price; or (b) if the Company lists its common stock on a national securities exchange and, on the 31st trading day after listing, the Company’s value based on the average trading price of its common stock since the listing, plus prior distributions, combine to meet the same 10% return threshold.
Each of these two events is a “Triggering Event.” Upon a Triggering Event, the Company's convertible stock will, unless its advisory agreement has been terminated or not renewed on account of a material breach by its Advisor, generally be converted into a number of shares of common stock equal to 1/50,000 of the quotient of:
(A)	the lesser of
(i)	25% of the amount, if any, by which
(1)
the value of the Company as of the date of the event triggering the conversion plus the total distributions paid to its stockholders through such date on the then-outstanding shares of its common stock exceeds

(2)
the sum of the aggregate issue price of those outstanding shares plus a 10% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, or

(ii)	15% of the amount, if any, by which
(1)
the value of the Company as of the date of the event triggering the conversion plus the total distributions paid to its stockholders through such date on the then-outstanding shares of its common stock exceeds

(2)
the sum of the aggregate issue price of those outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by

(B)	the value of the Company divided by the number of outstanding shares of common stock, in each case, as of the date of the event triggering the conversion.
As of December 31, 2019, no Triggering Event has occurred or was probable to occur.

Redemption of Securities
During the year ended December 31, 2019, the Company redeemed shares of its outstanding common stock pursuant to its share redemption program as follows (in thousands, except per share data):
Period	Total Number of Shares Redeemed(1)	Average Price Paid per Share
January 2019	—	—
February 2019	—	—
March 2019	789	$10.29
April 2019	—	—
May 2019	—	—
June 2019	515	$10.35
July 2019	—	—
August 2019	—	—
September 2019	1,469	$10.32
October 2019	—	—
November 2019	—	—
December 2019	536	$10.33
3,309
(1)
With the exception of 4,444 shares redeemed outside of the Company’s share redemption program in September 2019, and shares repurchased pursuant to a rescission right as described below, all purchases of equity securities by the Company during the twelve months ended December 31, 2019 were made pursuant to the Company's share redemption program.

As of December 31, 2019, the Company has no outstanding and unfulfilled redemption requests.
Effective March 20, 2020, the share redemption program is only available for redemptions submitted in connection with a stockholder’s death, qualifying disability, or confinement to a long-term care facility. In addition, pursuant to the terms of the share redemption program, the Company will not redeem in excess of 5% of the weighted-average number of shares outstanding during the 12-month period immediately prior to the effective date of redemption. The Company's Board of Directors will determine at least quarterly whether it has sufficient excess cash to repurchase shares. Generally, the cash available for redemptions will be limited to proceeds from the Company's distribution reinvestment plan plus, if the Company has positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous year.
The Company currently redeems shares submitted in connection with a stockholder’s death, qualifying disability, or confinement to a long-term care facility at a purchase price of $11.10 per share, which is equal to the current net asset value per share redeemed.
The Company's Board of Directors, in its sole discretion, may suspend, terminate or amend the Company's share redemption program without stockholder approval upon 30 days' notice if it determines that such suspension, termination or amendment is in the Company's best interest. The Company's Board may also reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund the Company's share redemption program are needed for other purposes. These limitations apply to all redemptions, including redemptions sought upon a stockholder's death, qualifying disability or confinement to a long-term care facility.
Additional Repurchases of Securities
To address a ministerial error in connection with the issuance of securities pursuant to the Company’s distribution reinvestment plan during the period from June 8, 2017 through June 28, 2019 in certain jurisdictions, the Company repurchased 33,415 shares at an average price of $10.83 per share pursuant to a rescission right available to investors in such jurisdictions.

Distributions
For the year ended December 31, 2019, the Company paid aggregate distributions of $42.0 million, including $17.5 million of distributions paid in cash and $24.5 million of distributions reinvested in shares of common stock through the Company's distribution reinvestment plan, as follows (in thousands, except per share data):
Record Date	Per Common Share	Distribution Date	Distributions Reinvested in Shares of Common Stock	Net Cash Distributions	Total Aggregate Distributions
January 30, 2019	$0.05	January 31, 2019	$2,108	$1,414	$3,522
February 27, 2019	0.05	February 28, 2019	2,100	1,431	3,531
March 28, 2019	0.05	March 29, 2019	2,090	1,413	3,503
April 29, 2019	0.05	April 30, 2019	2,082	1,430	3,512
May 30, 2019	0.05	May 31, 2019	2,084	1,439	3,523
June 27, 2019	0.05	June 28, 2019	2,069	1,438	3,507
July 30, 2019	0.05	July 31, 2019	1,740	1,777	3,517
August 29, 2019	0.05	August 30, 2019	2,066	1,459	3,525
September 27, 2019	0.05	September 30, 2019	2,043	1,419	3,462
October 30, 2019	0.05	October 31, 2019	2,042	1,430	3,472
November 26, 2019	0.05	November 27, 2019	2,043	1,439	3,482
December 30, 2019	0.05	December 31, 2019	2,032	1,432	3,464
	$0.60		$24,499	$17,521	$42,020
Since its formation, the Company has declared a total of seven quarterly stock distributions of 0.015 shares each, two quarterly stock distributions of 0.0075 shares each, one quarterly stock distribution of 0.00585 shares each, and two quarterly stock distributions of 0.005 shares each of its common stock outstanding.
NOTE 16 – FAIR VALUE MEASURES AND DISCLOSURES
In analyzing the fair value of its investments accounted for on a fair value basis, the Company follows the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company determines fair value based on quoted prices when available or, if quoted prices are not available, through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. The fair value of cash, tenant receivables and accounts payable, approximate their carrying value due to their short nature. The hierarchy followed defines three levels of inputs that may be used to measure fair value:
Level 1 - Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.
Level 3 - Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.
The determination of where an asset or liability falls in the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter; depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.

Derivatives (interest rate caps), which are reported at fair value in the consolidated balance sheets, are valued by a third-party pricing agent using an income approach with models that use, as their primary inputs, readily observable market parameters. This valuation process considers factors including interest rate yield curves, time value, credit and volatility factors. (Level 2)
The following table presents information about the Company's assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):
	Level 1	Level 2	Level 3	Total
December 31, 2019
Assets:
Interest rate caps	$—	$20	$—	$20
	$—	$20	$—	$20
December 31, 2018
Assets:
Interest rate caps	$—	$28	$—	$28
	$—	$28	$—	$28
The following table presents the carrying amount and estimated fair value of the Company’s loan held for investment, net, and mortgage notes payable-outstanding borrowings (in thousands):
	December 31, 2019		December 31, 2018
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Loan held for investment, net	$809	$938	$793	$948
Mortgage notes payable- outstanding borrowings	$(804,903)	$(790,413)	$(847,525)	$(840,914)
The fair value of the loan held for investment, net was estimated using rates available to the Company for debt with similar terms and remaining maturities. (Level 3)
The carrying amount of the mortgage notes payable presented is the outstanding borrowings excluding premium or discount and deferred finance costs, net. The fair value of the mortgage notes payable was estimated using rates available to the Company for debt with similar terms and remaining maturities. (Level 3)
NOTE 17 – DERIVATIVES AND HEDGING ACTIVITIES
Risk Management Objective of Using Derivatives
The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.
As a condition to certain of the Company’s financing facilities, from time to time the Company may be required to enter into certain derivative transactions as may be required by the lender. These transactions would generally be in line with the Company’s own risk management objectives and also serve to protect the lender.
Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company entered into a total of 21 interest rate caps that were designated as cash flow hedges. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the years ended December 31, 2019 and 2018, such derivatives were used to hedge the variable cash flows, indexed to USD-LIBOR, associated with existing variable-rate loan agreements. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2019 and December 31, 2018 the Company had a loss of $344,000 and $203,000, respectively, due to amortization of premiums paid for interest rate caps.
Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. At December 31, 2019, the Company estimates that an additional $123,172 will be reclassified as an increase to interest expense over the next 12 months.
The following table presents the Company’s outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk as of December 31, 2019 (dollars in thousands):
Interest Rate Derivative	Number of Instruments	Notional	Maturity Dates
Interest Rate Caps	21	$576,727	January 1, 2020 to April 1, 2023
Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet
The following table presents the fair value of the Company’s derivative financial instruments on the consolidated balance sheets as of December 31, 2019 and 2018 (in thousands):
Asset Derivatives				Liability Derivatives
December 31, 2019		December 31, 2018		December 31, 2019		December 31, 2019
Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value
Prepaid expenses and other assets	$20	Prepaid expenses and other assets	$28	—	$—	—	$—
NOTE 18 – OPERATING EXPENSES
Under its charter, the Company must limit its total operating expenses to the greater of 2% of its average invested assets or 25% of its net income for the four most recently completed fiscal quarters, unless the conflicts committee of the Company’s Board of Directors has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expenses for the four quarters ended December 31, 2019 were in compliance with the charter imposed limitation.
NOTE 19 – INSURANCE PROCEEDS IN EXCESS OF COST BASIS
For the year ended December 31, 2019, there were $570,000 of insurance proceeds in excess of cost basis included on the consolidated statements of operations and comprehensive income (loss). The Company received approximately $611,000 of proceeds from insurers, net of expenses, largely due to incidents that occurred in 2018 at The Westside Apartments and Calloway at Las Colinas.
For the year ended December 31, 2018, there were $515,000 of insurance proceeds in excess of cost basis included on the consolidated statements of operations and comprehensive income (loss). The Company received $466,000 of proceeds from insurers, net of expenses, largely due to incidents that occurred in 2017 at Williamsburg, Meridian Pointe, Evergreen at Coursey, Aston at Cinco Ranch, Providence in the Park, and Terraces at Lake Mary and $49,000 from insurers, net of expenses, related to an April 2018 fire at The Westside Apartments.
For the year ended December 31, 2017, there were $150,000 of insurance proceeds in excess of cost basis included on the consolidated statements of operations and comprehensive income (loss) received in 2017 from casualties that occurred in prior years at Evergreen at Coursey, Verona Apartment Homes, Skyview Apartment Homes, Meridian Pointe, Chisholm Place and Perimeter Circle.

NOTE 20 – QUARTERLY FINANCIAL DATA (UNAUDITED)
The following tables present the Company's operating results by quarter (in thousands, except share data):
Quarterly Results for 2019	March 31	June 30	September 30	December 31
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$34,972	$33,559	$33,540	$33,474
Net income (loss) attributable to common stockholders	23,181	(9,807)	(9,641)	(5,480)
Basic and diluted net income (loss) per common share	$0.33	$(0.14)	$(0.14)	$(0.07)
Quarterly Results for 2018	March 31	June 30	September 30	December 31
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$32,649	$35,127	$36,302	$35,327
Net loss attributable to common stockholders	(10,949)	(12,229)	(5,631)	(1,765)
Basic and diluted net loss per common share	$(0.15)	$(0.17)	$(0.09)	$(0.02)
NOTE 21 – SUBSEQUENT EVENTS
On January 21, 2020, the Company's Board of Directors declared a $0.05 per share cash distribution to its common stockholders of record at the close of business on each of the following dates: January 30, 2020, February 27, 2020 and March 30, 2020. Such distributions were or are to be paid on January 31, February 28, and March 31, 2020.
On March 11, 2020, the World Health Organization declared the outbreak of a coronavirus (COVID-19) a pandemic. The resulting restrictions on travel and quarantines imposed have had a negative impact on the U.S. economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to the Company’s investments and operating results.
The Company has evaluated subsequent events and determined that no events have occurred, other than those disclosed above, which would require an adjustment to or additional disclosure in the consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
SCHEDULE III
Real Estate and Accumulated Depreciation
December 31, 2019
(in thousands)
Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Column I
Description	Encumbrances	Initial cost to Company Buildings and Land Improvements	Cost capitalized subsequent to acquisition Improvements Carrying Costs	Gross Amount at which carried at close of Buildings and Land Improvements Total period	Accumulated Depreciation	Date of Construction	Date Acquired	Life on which depreciation in latest income is computed
Real estate owned:
Residential	$14,315	$11,076	$4,949	$16,025	$(5,897)	1961	6/17/2011	3 - 27.5 years
Philadelphia, PA			—	0
Residential	13,100	8,273	2,174	10,447	(3,601)	1838	5/13/2011	3 - 27.5 years
Dayton, OH			—	—
Residential	11,221	8,064	3,781	11,845	(4,002)	1986	4/18/2013	3 - 27.5 years
Hoover, AL			—	—
Residential	17,723	26,496	4,755	31,251	(9,550)	1981	6/24/2013	3 - 27.5 years
Houston, TX			—	—
Residential	35,838	31,001	6,308	37,309	(10,365)	1984	7/25/2013	3 - 27.5 years
Plano, TX			—	—
Residential	11,730	17,583	2,957	20,540	(6,123)	1985	9/9/2013	3 - 27.5 years
Newport News, VA			—	—
Residential	32,970	23,321	10,175	33,496	(8,643)	1985	9/30/2013	3 - 27.5 years
Littleton, CO			—	—
Residential	28,400	29,509	(1,260)	28,249	(7,858)	1985	9/30/2013	3 - 27.5 years
Westminster, CO			—	—
Residential	12,785	21,831	6,816	28,647	(10,064)	1982	12/16/2013	3 - 27.5 years
San Antonio, TX			—	—
Residential	39,277	32,142	5,667	37,809	(10,426)	1988	12/20/2013	3 - 27.5 years
Burnsville, MN			—	—
Residential	65,000	69,111	10,240	79,351	(20,321)	1999	3/28/2014	3 - 27.5 years
Alpharetta, GA			—	—
Residential	25,627	42,001	1,289	43,290	(10,797)	2003	5/5/2014	3 - 27.5 years
Baton Rouge, LA			—	—
Residential	26,115	28,911	3,635	32,546	(7,779)	1995	5/19/2014	3 - 27.5 years
Atlanta, GA			—	—
Residential	20,630	21,796	3,550	25,346	(6,208)	1995	5/19/2014	3 - 27.5 years
Atlanta, GA			—	—
Residential	22,032	31,385	3,448	34,833	(8,151)	2000	6/26/2014	3 - 27.5 years
Katy, TX			—	—
Residential	21,068	34,554	6,491	41,045	(9,152)	1949	9/4/2014	3 - 27.5 years
San Antonio, TX			—	—
Residential	32,938	47,075	8,892	55,967	(13,260)	1984	9/29/2014	3 - 27.5 years
Irving, TX			—	—
Residential	14,114	21,204	923	22,127	(4,763)	1974	11/25/2014	3 - 27.5 years
Yorktown, VA			—	—
Residential	21,000	23,370	5,535	28,905	(6,522)	1981	2/26/2015	3 - 27.5 years
Austin, TX			—	—
Residential	24,808	35,070	8,053	43,123	(8,945)	1986	3/19/2015	3 - 27.5 years
Gilbert, AZ			—	—
Residential	66,238	116,036	13,815	129,851	(17,684)	1986	6/1/2015	3 - 27.5 years
Orange County, CA			—	—

Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Column I
Description	Encumbrances	Initial cost to Company Buildings and Land Improvements	Cost capitalized subsequent to acquisition Improvements Carrying Costs	Gross Amount at which carried at close of Buildings and Land Improvements Total period	Accumulated Depreciation	Date of Construction	Date Acquired	Life on which depreciation in latest income is computed
Residential	25,696	50,365	6,578	56,943	(7,869)	1988	6/16/2015	3 - 27.5 years
Chula Vista, CA			—	—
Residential	46,397	61,490	3,918	65,408	(8,057)	1997	12/22/2016	3 - 27.5 years
Arlington, TX			—	—
Residential	60,999	77,128	2,102	79,230	(7,100)	1988	5/31/2017	3 - 27.5 years
Lisle, IL			—	—
Residential	32,110	43,132	1,765	44,897	(3,827)	1998	8/31/2017	3 - 27.5 years
Lake Mary, FL			—	—
Residential	27,100	40,508	1,640	42,148	(2,964)	2001	12/20/2017	3 - 27.5 years
Jacksonville, FL			—	—
Residential	22,750	33,260	2,612	35,872	(2,385)	1986	4/17/2018	3 - 27.5 years
Sandy Springs, GA			—	—
Residential	32,922	43,626	3,601	47,227	(3,270)	1978	4/25/2018	3 - 27.5 years
Grapevine, TX			—	—
	$804,903	$1,029,318	$134,409	$1,163,727	$(225,583)
	For the Years Ended December 31,
	2019	2018	2017
Investments in Rental Properties:
Balance, beginning of the period	$1,212,720	$1,146,597	$1,010,264
Acquisitions	—	76,886	160,767
Improvements, etc.	14,423	21,499	21,592
Dispositions during the period	(63,416)	(32,262)	(46,026)
Balance, close of the period	$1,163,727	$1,212,720	$1,146,597
Accumulated depreciation:
Balance, beginning of the period	$(194,777)	$(147,708)	$(107,810)
Sales	22,075	6,972	8,146
Disposals	921	1,059	685
Depreciation	(53,802)	(55,100)	(48,729)
Balance, close of the period	$(225,583)	$(194,777)	$(147,708)

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
SCHEDULE IV
Mortgage Loans on Real Estate
December 31, 2019
(dollars in thousands)
Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H
Description	Interest rate	Final maturity date	Periodic payment term	Prior liens	Face amount of mortgages	Carrying amount of mortgages	Principal amount of loans subject to delinquent principal or interest
Residential Columbia City, IN	Fixed interest rate of 7.5%	10/28/2021	N/A	N/A	$891	$809	$—
					$891	$809	$—
Year Ended December 31, 2019
Balance, beginning of the period	$793
Interest accretion	44
Principal reductions	(28)
Balance, end of the period	$809

ANNEX E
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)
☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2020
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from      to
Commission File Number 000-54369

Resource Real Estate Opportunity REIT, Inc.
(Exact name of registrant as specified in its charter)
Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1845 Walnut Street, 18th Floor, Philadelphia, PA 19103
(Address of principal executive offices) (Zip code)
(215) 231-7050
(Registrant's telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☑ No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company., or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐ No ☑
As of August 3, 2020, there were 69,919,882 shares of common stock of Resource Real Estate Opportunity REIT, Inc., $0.01 par value per share, outstanding.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
INDEX TO QUARTERLY REPORT
ON FORM 10-Q

Forward-Looking Statements
Certain statements included in this Quarterly Report on Form 10-Q are forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company, particularly its ability to collect rent, the personal financial condition of its tenants and their ability to pay rent, and the real estate market and the global economy and financial markets. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, you should interpret many of the risks identified in our Annual Report on Form 10-K for the year ended December 31, 2019 as being heightened as a result of the ongoing and numerous adverse impacts COVID-19. Actual results may differ materially from those contemplated by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances after the date of this report, except as may be required under applicable law.

PART I. FINANCIAL INFORMATION
ITEM I.	FINANCIAL STATEMENTS
RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Investments:
Rental properties, net	$917,668	$938,144
Loan held for investment, net	815	809
Identified intangible assets, net	8	14
Total investments	918,491	938,967
Cash	51,765	49,534
Restricted cash	8,721	12,304
Subtotal- cash and restricted cash	60,486	61,838
Due from related parties	—	236
Tenant receivables, net	670	189
Deposits	215	220
Prepaid expenses and other assets	5,370	2,853
Goodwill	404	404
Operating lease right-of-use assets	148	381
Total assets	$985,784	$1,005,088
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable, net	$804,778	$799,865
Accounts payable	369	235
Accrued expenses and other liabilities	5,750	8,430
Accrued real estate taxes	8,120	9,086
Due to related parties	1,215	683
Tenant prepayments	1,010	1,087
Security deposits	2,634	2,506
Operating lease liabilities	148	381
Total liabilities	$824,024	$822,273
Stockholders’ Equity:
Preferred stock (par value $.01; 10,000,000 shares authorized, none issued)	—	—
Common stock (par value $.01; 1,000,000,000 shares authorized; 69,919,882 and 69,467,689 shares issued and outstanding, respectively)	699	695
Convertible stock (“promote shares”; par value $.01; 50,000 shares authorized; 49,935 shares issued and outstanding)	1	1
Additional paid-in capital	621,063	616,465
Accumulated other comprehensive loss	(108)	(218)
Accumulated deficit	(459,895)	(434,128)
Total stockholders’ equity	161,760	182,815
Total liabilities and stockholders’ equity	$985,784	$1,005,088
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Rental income	$32,991	$33,441	$66,367	$68,319
Interest and dividend income	41	118	99	212
Total revenues	33,032	33,559	66,466	68,531
Expenses:
Rental operating - expenses	6,061	6,230	12,421	12,841
Rental operating - payroll	2,963	3,213	5,938	6,769
Rental operating - real estate taxes	4,443	4,354	8,831	8,738
Subtotal - Rental operating expenses	13,467	13,797	27,190	28,348
Acquisition fees	—	—	113	—
Management fees	4,547	4,542	9,130	9,298
General and administrative	2,463	2,289	5,149	5,061
Loss on disposal of assets	112	114	221	265
Depreciation and amortization expense	13,006	13,474	26,167	27,071
Total expenses	33,595	34,216	67,970	70,043
Loss before net gains on dispositions	(563)	(657)	(1,504)	(1,512)
Net gain on disposition of property	—	—	—	34,575
(Loss) Income before other income (expense)	(563)	(657)	(1,504)	33,063
Other income (expense):
Interest expense	(6,260)	(9,184)	(14,140)	(20,259)
Gain on sale of land easement	290	—	290	—
Insurance proceeds in excess of cost basis	36	34	36	570
Total other (expense) income	(5,934)	(9,150)	(13,814)	(19,689)
Net (loss) income	$(6,497)	$(9,807)	$(15,318)	$13,374
Other comprehensive income (loss):
Reclassification adjustment for realized loss on designated derivatives	36	40	80	212
Designated derivatives, fair value adjustments	(24)	(16)	30	(44)
Total other comprehensive (loss) income	12	24	110	168
Comprehensive (loss) income	$(6,485)	$(9,783)	$(15,208)	$13,542
Weighted average common shares outstanding	70,010	70,387	69,840	70,463
Basic and diluted loss (income) per common share:
Net (loss) income per common share	$(0.09)	$(0.14)	$(0.22)	$0.19
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(in thousands)
(unaudited)
	Common Stock		Convertible Stock		Additional Paid- in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	69,468	$695	50	$1	$616,465	$(218)	$(434,128)	$182,815
Common stock issued through the distribution reinvestment plan	586	6	—	—	6,079	—	—	6,085
Distributions declared	—	—	—	—	—	—	(10,449)	(10,449)
Common stock redemptions	(28)	(1)	—	—	(300)	—	—	(301)
Other comprehensive income	—	—	—	—	—	98	—	98
Net loss	—	—	—	—	—	—	(8,821)	(8,821)
Balance at March 31, 2020	70,026	700	50	1	622,244	(120)	(453,398)	169,427
Common stock issued through the distribution reinvestment plan	—	—	—	—	—	—	—	—
Distributions declared	—	—	—	—	—	—	—	—
Common stock redemptions	(106)	(1)	—	—	(1,181)	—	—	(1,182)
Other comprehensive income	—	—	—	—	—	12	—	12
Net loss	—	—	—	—	—	—	(6,497)	(6,497)
Balance at June 30, 2020	69,920	$699	50	$1	$621,063	$(108)	$(459,895)	$161,760
	Common Stock		Convertible Stock		Additional Paid- in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2019	70,428	$704	50	$1	$626,436	$(474)	$(390,361)	$236,306
Common stock issued through the distribution reinvestment plan	613	6	—	—	6,292	—	—	6,298
Distributions declared	—	—	—	—	—	—	(10,556)	(10,556)
Common stock redemptions	(789)	(8)	—	—	(8,094)	—	—	(8,102)
Other comprehensive income	—	—	—	—	—	144	—	144
Net income	—	—	—	—	—	—	23,181	23,181
Balance at March 31, 2019	70,252	702	50	1	624,634	(330)	(377,736)	247,271
Common stock issued through the distribution reinvestment plan	606	6	—	—	6,229	—	—	6,235
Distributions declared	—	—	—	—	—	—	(10,542)	(10,542)
Common stock redemptions	(515)	(5)	—	—	(5,316)	—	—	(5,321)
Other comprehensive income	—	—	—	—	—	24	—	24
Net loss	—	—	—	—	—	—	(9,807)	(9,807)
Balance at June 30, 2019	70,343	$703	50	$1	$625,547	$(306)	$(398,085)	$227,860
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(15,318)	$13,374
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss on disposal of assets	221	265
Casualty losses (gains)	(310)	(668)
Net gain on disposition of property	—	(34,575)
Net gain on sale of land easement	(290)	—
Depreciation and amortization	26,167	27,071
Amortization of deferred financing costs	754	1,410
Amortization of debt premium (discount)	(164)	(166)
Realized loss on change in fair value of interest rate cap	80	213
Accretion of discount and direct loan fees and costs	(17)	(22)
Changes in operating assets and liabilities, net of acquisitions:
Tenant receivables, net	(481)	(31)
Deposits	5	—
Prepaid expenses and other assets	(2,312)	(613)
Due to/from related parties, net	768	(329)
Accounts payable and accrued expenses	(3,808)	(2,488)
Tenant prepayments	(77)	(881)
Security deposits	128	87
Net cash provided by operating activities	5,346	2,647
Cash flows from investing activities:
Proceeds from disposal of property, net of closing costs	—	12,897
Proceeds from sale of land easement	293	—
Insurance proceeds received for casualty losses	453	668
Capital expenditures	(5,561)	(8,191)
Principal payments received on loans held for investment	11	14
Net cash (used in) provided by investing activities	(4,804)	5,388
Cash flows from financing activities:
Redemptions of common stock	(1,483)	(13,423)
Borrowings on mortgages	9,452	—
Principal repayments on mortgages	(5,324)	(4,210)
Purchase of interest rate caps	(175)	(30)
Distributions paid on common stock	(4,364)	(8,565)
Net cash used in financing activities	(1,894)	(26,228)
Net decrease in cash and restricted cash	(1,352)	(18,193)
Cash and restricted cash at beginning of period	61,838	78,621
Cash and restricted cash at end of period	$60,486	$60,428
Reconciliation of cash and restricted cash
Cash	$51,765	$50,473
Restricted cash	8,721	9,955
Cash and restricted cash at end of period	$60,486	$60,428
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)
NOTE 1 - NATURE OF BUSINESS AND OPERATIONS
Resource Real Estate Opportunity REIT, Inc. (the “Company”) was organized in Maryland on June 3, 2009 for the purpose of owning a diversified portfolio of U.S. commercial real estate and real estate-related assets in order to generate gains to stockholders from the potential appreciation in the value of the assets and to generate current income for stockholders by distributing cash flow from the Company’s investments. Resource Real Estate Opportunity Advisor, LLC (the “Advisor”), an indirect wholly-owned subsidiary of Resource America, Inc. (“RAI”) has been engaged to manage the day-to-day operations of the Company.
RAI is a wholly-owned subsidiary of C-III Capital Partners LLC, (“C-III”), a leading commercial real estate investment management and services company engaged in a broad range of activities. C-III controls both our Advisor and Resource Real Estate Opportunity Manager, LLC (the “Manager”), the Company’s property manager; C-III also controls all of the shares of common stock held by the Advisor.
Through its private offering and primary public offering, which concluded on December 13, 2013, the Company raised aggregate gross offering proceeds of $645.8 million, which resulted in the issuance of 64.9 million shares of common stock, including approximately 276,000 shares purchased by the Advisor and 1.2 million shares sold in the Company’s distribution reinvestment plan. During the years ended December 31, 2019 and 2018, the Company issued approximately 4.9 million additional shares for $50.4 million pursuant to its distribution reinvestment plan. During the six months ended June 30, 2020, the Company issued approximately 586,500 additional shares for $6.1 million pursuant to its distribution reinvestment plan. The Company’s distribution reinvestment plan offering is ongoing.
The Company has acquired real estate and real estate-related debt. The Company has a focus on owning and operating multifamily assets; it has targeted this asset class consistent with its investment objectives. The Company’s portfolio predominantly consists of multifamily rental properties to which the Company has added or will add value with a capital infusion (referred to as “value add properties”). However, the Company is not limited in the types of real estate assets in which it may invest and, accordingly, it may invest in other real estate-related assets either directly or together with a co-investor or joint venture partner.
The Company is organized and conducts its operations in a manner intended to allow it to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The Company also operates its business in a manner intended to maintain its exemption from registration under the Investment Company Act of 1940, as amended.
The consolidated financial statements and the information and tables contained in the notes to the consolidated financial statements are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). However, in the opinion of management, these interim financial statements include all the necessary adjustments to fairly present the results of the interim periods presented. The consolidated balance sheet as of December 31, 2019 was derived from the audited consolidated financial statements as of and for the year ended December 31, 2019. The unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The results of operations for the six months ended June 30, 2020 may not necessarily be indicative of the results of operations for the full year ending December 31, 2020.
COVID-19 Pandemic
One of the most significant risks and uncertainties facing the Company and the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus disease (COVID-19) pandemic. The Company continues to closely monitor the impact of the COVID-19 pandemic on all aspects of its business, including how the pandemic is impacting its tenants. The Company did not incur significant disruptions from the COVID-19 pandemic during the six months ended June 30, 2020; however, a small percentage of its tenants have requested rent deferral as a result of the pandemic. The Company is evaluating each tenant rent relief request on an individual basis, considering a number of factors. Not all tenant requests will ultimately result in modified agreements, nor is the Company forgoing its contractual rights under its lease agreements. Executed short-term rent relief plans that are outstanding at June 30, 2020 are not significant in terms of either number of requests or dollar value.
The extent to which the COVID-19 pandemic impacts the Company’s operations and those of its tenants depends on future developments, which cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures. The Company is unable to predict the impact that the pandemic will have on its financial condition, results of operations and cash flows due to numerous uncertainties.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with GAAP.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries as follows:
Subsidiary	Apartment Complex	Number of Units	Property Location
RRE Opportunity Holdings, LLC	N/A	N/A	N/A
Resource Real Estate Opportunity OP, LP	N/A	N/A	N/A
RRE Charlemagne Holdings, LLC	N/A	N/A	N/A
RRE Iroquois, LP (“Vista”)	Vista Apartment Homes	133	Philadelphia, PA
RRE Iroquois Holdings, LLC	N/A	N/A	N/A
RRE Cannery Holdings, LLC (“Cannery”)	Cannery Lofts	156	Dayton, OH
RRE Autumn Wood Holdings, LLC (“Autumn Wood”)	Retreat at Rocky Ridge	206	Hoover, AL
RRE Village Square Holdings, LLC (“Village Square”)	Trailpoint at the Woodlands	271	Houston, TX
RRE Brentdale Holdings, LLC (“Brentdale”)	The Westside Apartments	412	Plano, TX
RRE Jefferson Point Holdings, LLC (“Jefferson Point”)	Tech Center Square	208	Newport News,VA
RRE Centennial Holdings, LLC (“Centennial”)	Verona Apartment Homes	276	Littleton, CO
RRE Pinnacle Holdings, LLC (“Pinnacle”)	Skyview Apartment Homes	224	Westminster, CO
RRE River Oaks Holdings, LLC (“River Oaks”)	Maxwell Townhomes	316	San Antonio, TX
RRE Nicollet Ridge Holdings, LLC (“Nicollet Ridge”)	Meridian Pointe	339	Burnsville, MN
PRIP Coursey, LLC(a)	N/A	N/A	N/A
Evergreen at Coursey Place, LLC (“Evergreen at Coursey Place”)	Evergreen at Coursey Place	352	Baton Rouge, LA
PRIP Pines, LLC(a)	N/A	N/A	N/A
FP-1, LLC (“Pines of York”)	Pines of York	248	Yorktown, VA
RRE Addison Place Holdings, LLC (“Addison Place”)	The Estates at Johns Creek	403	Alpharetta, GA
RRE Berkeley Run Holdings, LLC (“Berkley Run”)	Perimeter Circle	194	Atlanta, GA
RRE Berkeley Trace Holdings LLC (“Berkley Trace”)	Perimeter 5550	165	Atlanta, GA
RRE Merrywood Holdings, LLC (“Merrywood”)	Aston at Cinco Ranch	228	Katy, TX
RRE Sunset Ridge Holdings, LLC (“Sunset Ridge”)	Sunset Ridge	324	San Antonio, TX
RRE Parkridge Place Holdings, LLC (“Parkridge Place”)	Calloway at Las Colinas	536	Irving, TX
RRE Woodmoor Holdings, LLC (“Woodmoor”)	South Lamar Village	208	Austin, TX
RRE Gilbert Holdings, LLC (“Springs at Gilbert”)	Heritage Pointe	458	Gilbert, AZ
RRE Bonita Glen Holdings, LLC (“Bonita”)	Point Bonita Apartment Homes	294	Chula Vista, CA
RRE Yorba Linda Holdings, LLC (“Yorba Linda”)	The Bryant at Yorba Linda	400	Yorba Linda, CA

Subsidiary	Apartment Complex	Number of Units	Property Location
RRE Providence Holdings, LLC (“Providence in the Park”)	Providence in the Park	524	Arlington, TX
RRE Green Trails Holdings, LLC (“Green Trails”)	Green Trails Apartment Homes	440	Lisle, IL
RRE Terraces at Lake Mary Holdings, LLC (“Lake Mary”)	Terraces at Lake Mary	284	Lake Mary, FL
RRE Courtney Meadows Holdings, LLC (“Courtney Meadows”)	Courtney Meadows Apartments	276	Jacksonville, FL
RRE Sandy Springs Holdings, LLC (“Sandy Springs”)	Addison at Sandy Springs	236	Sandy Springs,GA
RRE Grapevine Holdings, LLC (“Bristol Grapevine”)	Bristol Grapevine	376	Grapevine, TX
		8,487
N/A - Not Applicable
(a)	Wholly-owned subsidiary of RRE Charlemagne Holdings, LLC.
All intercompany accounts and transactions have been eliminated in consolidation.
Segment Reporting
The Company does not evaluate performance on a relationship-specific or transactional basis and does not distinguish its principal business or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single operating segment for reporting purposes in accordance with GAAP.
Concentration of Risk
At June 30, 2020, the Company’s real estate investments in Texas, California, and Georgia represented 31%, 17%, and 15%, respectively, of the net book value of its rental property assets. Any adverse economic or real estate developments in these markets, such as the impact of the COVID-19 pandemic, business layoffs or downsizing, industry slowdowns, relocations of businesses, adverse weather events, changing demographics and other factors, or any decrease in demand for multifamily rentals resulting from the local business climate, could adversely affect the Company’s operating results and its ability to make distributions to stockholders.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.
Adoption of New Accounting Standards
In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, “Financial Instruments - Credit Losses”, which requires measurement and recognition of expected credit losses for financial assets held. The Company adopted the standard on January 1, 2020, and the adoption did not have an impact on its consolidated financial statements.
In January 2017, FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment”, which alters the current goodwill impairment testing procedures to eliminate Step 2. Step 2 required that, if the carrying amount of a reporting unit exceeded its fair value, the implied fair value of the goodwill must be compared to the carrying amount in order to determine impairment. The Company adopted the standard on January 1, 2020, and the adoption did not have a significant impact on its consolidated financial statements.
In August 2018, FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” This update removes, modifies and adds certain disclosure requirements in FASB ASC 820, “Fair Value Measurement” (“ASC 820”). The Company adopted the standard on January 1, 2020, and the adoption did not have a significant impact on its consolidated financial statements.

In November 2018, FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses.” ASU No. 2018-19 clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842 Leases. The Company adopted the standard on January 1, 2020, and the adoption did not have a significant impact on its consolidated financial statements.
In March 2020, FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848).” ASU No. 2020-04 provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The amendments in ASU 2020-04 are effective for all entities as of March 12, 2020 through December 31, 2022. The Company has elected to apply the hedge accounting expedients related to probability and the assessments of effectiveness for future LIBOR-indexed cash flows to assume that the index upon which future hedged transactions will be based matches the index on the corresponding derivatives. Application of these expedients preserves the presentation of derivatives consistent with past presentation. The Company continues to evaluate the impact of the guidance and may apply other elections as applicable as additional changes in the market occur.
On April 10, 2020, the FASB issued a Staff Q&A to respond to some frequently asked questions about accounting for lease concessions related to the effects of the COVID-19 pandemic. Consequently, for concessions related to the effects of the COVID-19 pandemic, an entity will not have to analyze each lease to determine whether enforceable rights and obligations for concessions exist in the lease and can elect to apply or not apply the lease modification guidance to those leases. Entities may make the elections for any lessor-provided concessions related to the effects of the COVID-19 pandemic (e.g., deferrals of lease payments) as long as the concession does not result in a substantial increase in the rights of the lessor or the obligations of the lessee. The Company has not elected to apply the lease modification guidance to our leases. To date, the impact of lease concessions granted has not had a material effect on the financial statements. The Company will continue to evaluate the impact of lease concessions and the appropriate accounting for those concessions.
Assets Held for Sale
The Company presents rental property assets that qualify as held for sale separately in the consolidated balance sheets. Real estate assets held for sale are measured at the lower of carrying amount or fair value less cost to sell. Subsequent to classification of an asset as held for sale, no further depreciation is recorded. As of June 30, 2020 and December 31, 2019, the Company had no rental properties included in assets held for sale.
Rental Properties
The Company records acquired rental properties at fair value on the acquisition date. The Company considers the period of future benefit of an asset to determine its appropriate useful life and depreciates the asset using the straight line method. The Company anticipates the estimated useful lives of its assets by class as follows:
Buildings	27.5 years
Building improvements	5.0 to 27.5 years
Furniture, fixtures, and equipment	3.0 to 5.0 years
Tenant improvements	Shorter of lease term or expected useful life
Lease intangibles	Remaining term of related lease
Improvements and replacements in excess of $1,000 are capitalized when they have a useful life greater than or equal to one year. Construction management fees (further discussed in Note 12) are capitalized along with the related asset. Costs of repairs and maintenance are expensed as incurred.
Impairment of Long Lived Assets
When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for permanent impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. The review also considers factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors.

If an impairment exists, due to the Company’s inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income. As of June 30, 2020, the Company evaluated whether the global economic disruption caused by the COVID-19 pandemic was an impairment indicator. The Company examined a number of factors and concluded that there was no indication that the carrying value of the Company’s investments in real estate might not recoverable as of June 30, 2020. There were no impairment losses recorded on long-lived assets during the three and six months ended June 30, 2020 and 2019.
Loans Held for Investment, Net
The Company records acquired performing loans held for investment at cost and reviews them for potential impairment at each balance sheet date. The Company considers a loan to be impaired if one of two conditions exists. The first condition is if, based on current information and events, management believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The second condition is if the loan is deemed to be a troubled-debt restructuring (“TDR”) where a concession has been given to a borrower in financial difficulty. A TDR may not have an associated specific loan loss allowance if the principal and interest amount is considered recoverable based on current market conditions, expected collateral performance and/or guarantees made by the borrowers.
The amount of impairment, if any, is measured by comparing the recorded amount of the loan to the present value of the expected cash flows or, as a practical expedient, the fair value of the collateral. If a loan is deemed to be impaired, the Company records a reserve for loan losses through a charge to income for any shortfall.
Interest income from performing loans held for investment is recognized based on the contractual terms of the loan agreement. Fees related to any buy down of the interest rate are deferred as prepaid interest income and amortized over the term of the loan as an adjustment to interest income. The initial investment made in a purchased performing loan includes the amount paid to the seller plus fees. The initial investment frequently differs from the related loan’s principal amount at the date of the purchase. The difference is recognized as an adjustment of the yield over the life of the loan. Closing costs related to the purchase of a performing loan held for investment are amortized over the term of the loan and accreted as an adjustment to interest income.
The Company may acquire real estate loans at a discount due to the credit quality of such loans and the respective borrowers under such loans. Revenues from these loans are recorded under the effective interest method. Under this method, an effective interest rate (“EIR”) is applied to the cost basis of the real estate loan held for investment. The EIR that is calculated when the loan held for investment is acquired remains constant and is the basis for subsequent impairment testing and income recognition. However, if the amount and timing of future cash collections are not reasonably estimable, the Company accounts for the real estate receivable on the cost recovery method. Under the cost recovery method of accounting, no income is recognized until the basis of the loan held for investment has been fully recovered.
Allocation of the Purchase Price of Acquired and Foreclosed Assets
Acquisitions that do not meet the definition of a business under FASB Update No. 2017-01 are accounted for as asset acquisitions. In most cases, the Company believes acquisitions of real estate will no longer be considered business combinations, as in most cases substantially all of the fair value is concentrated in a single identifiable asset or group of tangible assets that are physically attached to each other (land and building). However, if the Company determines that substantially all of the fair value of the gross assets acquired is not concentrated in either a single identifiable asset or in a group of similar identifiable assets, the Company will then perform an assessment to determine whether the asset is a business by using the framework outlined in the ASU. If the Company determines that the acquired asset is not a business, the Company will allocate the cost of the acquisition, including transaction costs, to the assets acquired or liabilities assumed based on their related fair value.
Upon the acquisition of real properties, the Company allocates the purchase price of properties to acquired tangible assets consisting of land, buildings, fixtures and improvements, identified intangible lease assets, consisting of the value of above-market and below-market leases, as applicable, the value of in-place leases, the value of tenant relationships, and liabilities, based in each case on their fair values.

The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company amortizes any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases.
The Company measures the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if it were vacant. Management’s estimates of value are determined by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered in the analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.
In estimating the fair value of both the tangible and intangible acquired assets, the Company also considers information obtained about each property as a result of its pre-acquisition due diligence. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.
The total amount of other intangible assets acquired is further allocated to customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics to be considered by management in allocating these values include the nature and extent of the Company’s existing relationships with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.
The Company amortizes the value of in-place leases to expense over the average remaining term of the underlying leases. The value of customer relationship intangibles are amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization periods for the intangible assets exceed the remaining depreciable life of the building.
The determination of the fair value of assets and liabilities acquired requires the use of significant assumptions with regard to current market rental rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of the Company’s reported net income.
Goodwill
The Company records the excess of the cost of an acquired entity over the difference between the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed as goodwill. Goodwill is not amortized but is tested for impairment at a level of reporting referred to as a reporting unit during the fourth quarter of each calendar year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. There have been no such events or changes in circumstances during the three and six months ended June 30, 2020.
Revenue Recognition
The Company recognizes minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease.
The future minimum rental payments to be received from noncancelable operating leases for residential rental properties are $61.3 million and $949,000 for the 12 month periods ending June 30, 2021 and 2022, respectively, and none thereafter. The future minimum rental payments to be received from noncancelable operating leases for commercial rental properties and antenna rentals are $467,900, $448,400, $219,500, $155,000, and $152,000 for the 12 month periods ending June 30, 2021 through June 30, 2025, respectively, and $1.4 million thereafter.

Revenue is primarily derived from the rental of residential housing units for which the Company receives minimum rents and utility reimbursements pursuant to underlying tenant lease agreements. The Company also receives other ancillary fees for administration of leases, late payments and amenities, which are charged to residents and recognized monthly as earned. The Company also has revenue sharing arrangements for cable income from contracts with cable providers at the Company’s properties. Included in Accrued expenses and other liabilities on the consolidated balance sheet at June 30, 2020 and December 31, 2019, is deferred revenue for contracts with cable providers in the amounts of $803,200 and $596,000, respectively. The Company recognizes income on a straight line basis over the contract period of 10 years to 12 years. In the six months ended June 30, 2020, approximately $64,000 of revenue from the contract liability was recognized as income.
Tenant Receivables
The Company evaluates its portfolio of operating leases for collectability at both the onset of the underlying leases and on an ongoing basis. Tenant receivables include amounts for which collectability was assessed as probable in accordance with the guidance in ASC 842-30. For tenant receivables, which include base rents, straight-line rentals, expense reimbursements and other revenue or income, the Company also estimates a general allowance for uncollectible accounts under ASC 450-20. The allowance is based on the Company’s historical collection experience, tenant creditworthiness, and current economic trends. The Company writes off tenant receivables when they are determined uncollectible. As of June 30, 2020 and December 31, 2019, there were allowances for uncollectible receivables of approximately $44,000 and $49,000, respectively.
Leases
For operating leases where the Company is the lessor, the underlying leased asset is recognized as real estate on the balance sheet. The Company, as a lessor of multifamily apartment units, has nonlease components associated with these leases (i.e. CAM, utilities, etc.). The Company combines nonlease component revenue streams and accounts for them as a combined component with leasing revenue.
For leases in which the Company is the lessee, primarily consisting of a parking space lease, a laundry equipment lease, and office equipment leases, the Company recognizes a right-of-use asset and a lease liability equal to the present value of the minimum lease payments. Operating leases are included in operating lease ROU assets and operating lease liabilities in the Company’s consolidated balance sheets. The Company uses a market rate for equipment leases, when readily determinable, in calculating the present value of lease payments. Otherwise, the incremental borrowing rate is used. The operating lease ROU asset includes any lease payments and excludes lease incentives. Operating lease terms may include options to extend the lease when it is reasonably certain the lease will be extended. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Income Taxes
The Company elected to be taxed as a REIT commencing with its taxable year ended December 31, 2010. To maintain its REIT qualification under the Code, the Company is generally required to distribute at least 90% of its taxable net income (excluding net capital gains) to its stockholders as well as comply with other requirements, including certain asset, income and stock ownership tests. As a REIT, the Company is not subject to federal corporate income tax to the extent that it distributes 100% of its REIT taxable income each year. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, it is subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which it fails its REIT qualification. Accordingly, the Company’s failure to qualify as a REIT could have a material adverse impact on its results of operations and amounts available for distribution to its stockholders.
The dividends-paid deduction of a REIT for qualifying dividends to its stockholders is computed using the Company’s taxable income as opposed to net income reported on the financial statements. Generally, taxable income differs from GAAP net income because the determination of taxable income is based on tax provisions and not financial accounting principles.
The Company may elect to treat any of its subsidiaries as a taxable REIT subsidiary (“TRS”). In general, a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes. While a TRS may generate net income, a TRS can declare dividends to the Company which will be included in the Company’s taxable income and necessitate a distribution to its stockholders. Conversely, if the Company retains earnings at a TRS level, no distribution is required and the Company can increase book equity of the consolidated entity. As of June 30, 2020 and December 31, 2019, the Company did not treat any of its subsidiaries as a TRS.
The Company evaluates the benefits from tax positions taken or expected to be taken in its tax return. Only the largest amount of benefits from tax positions that will more likely than not be sustainable upon examination are recognized by the Company. The Company does not have any unrecognized tax benefits, nor interest and penalties, recorded in its consolidated financial statements and does not anticipate significant adjustments to the total amount of unrecognized tax benefits within the next 12 months.
The Company is subject to examination by the U.S. Internal Revenue Service and by the taxing authorities in other states in which the Company has significant business operations. The Company is not currently undergoing any examinations by taxing authorities. The Company is not subject to IRS examination for tax return years 2015 and prior.
Earnings Per Share
Basic earnings per share is calculated on the basis of the weighted-average number of common shares outstanding during the year. Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted to common stock. None of the shares of convertible stock (see Note 13) are included in the diluted earnings per share calculations because the necessary conditions for conversion have not been satisfied as of June 30, 2020 (were such date to represent the end of the contingency period).
NOTE 3 - SUPPLEMENTAL CASH FLOW INFORMATION
The following table presents the Company’s supplemental cash flow information (in thousands):
	Six Months Ended June 30,
	2020	2019
Non-cash financing and investing activities:
Stock issued from the distribution reinvestment plan	$6,085	$12,533
Deferred financing costs funded directly by mortgage notes	607	—
Repayments on borrowings through refinancing	65,941	—
Accruals for construction in progress	491	1,024
Lease liabilities arising from obtaining right-of-use assets	—	526
Non-cash activity related to dispositions:
Mortgage notes payable settled directly with proceeds from sale of rental property	—	53,936
Cash paid during the period for:
Interest	$14,216	$18,939
NOTE 4 - RESTRICTED CASH
Restricted cash represents escrow deposits with lenders to be used to pay real estate taxes, insurance, and capital improvements. The following table presents a summary of the components of the Company’s restricted cash (in thousands):
	June 30, 2020	December 31, 2019
Real estate taxes	$6,289	$8,824
Insurance	535	1,438
Capital improvements	1,897	2,042
Total	$8,721	$12,304

In addition, the Company had unrestricted cash designated for capital expenditures of $17.8 million and $12.1 million as of June 30, 2020 and, December 31, 2019 respectively.
NOTE 5 - RENTAL PROPERTIES, NET
The following table presents the Company’s investments in rental properties (in thousands):
	June 30, 2020	December 31, 2019
Land	$196,355	$196,358
Building and improvements	924,792	920,781
Furniture, fixtures and equipment	45,595	43,757
Construction in progress	2,260	2,831
	1,169,002	1,163,727
Less: accumulated depreciation	(251,334)	(225,583)
	$917,668	$938,144
Depreciation expense for the three and six months ended June 30, 2020 was $13.0 million and $26.2 million, respectively, and for the three and six months ended June 30, 2019 was $13.5 million and $27.1 million, respectively.
NOTE 6 - LOAN HELD FOR INVESTMENT, NET
In 2011, the Company purchased, at a discount, one performing promissory note (the “Trail Ridge Note”), which is secured by a first priority mortgage on a multifamily rental apartment community. The contract purchase price for the Trail Ridge Note was $700,000, excluding closing costs. As of both June 30, 2020 and December 31, 2019, the Trail Ridge Note was both current and performing.
The following table presents details of the balance and terms of the Trail Ridge Note as of June 30, 2020 and December 31, 2019 (in thousands):
	June 30, 2020	December 31, 2019
Unpaid principal balance	$874	$885
Unamortized discount and acquisition costs	(59)	(76)
Net book value	$815	$809
Maturity date	10/28/2021
Interest rate	7.5%
Average monthly payment	$8
The Company has evaluated the loan for impairment and determined that, as of June 30, 2020, it was not impaired. There were no allowances for credit losses as of both June 30, 2020 and December 31, 2019. There were no charge-offs for both the six months ended June 30, 2020 and 2019.
NOTE 7 - DISPOSITION OF PROPERTIES AND DECONSOLIDATION OF INTERESTS
The Company had no property dispositions during the three and six months ended June 30, 2020 and one property disposition during the three and six months ended June 30, 2019. The following table presents details of the Company’s disposition activity during the three and six months ended June 30, 2019 (in thousands):
				Net Gain on Disposition of Property
Multifamily Community	Location	Sale Date	Contract Sales Price	Three Months Ended June 30, 2019
2019 Dispositions:
Williamsburg	Cincinnati, OH	3/8/2019	$70,000	$34,575

The following table presents the Company’s revenues and net income attributable to the property sold, excluding gain on sale, for the three and six months ended June 30, 2019 (in thousands):
	Revenues Attributable to Property Sold		Net Income (Loss) Attributable to Property Sold
Multifamily Community	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
2019 Dispositions:
Williamsburg	$25	$2,151	$28	$(1,427)
NOTE 8 - IDENTIFIED INTANGIBLE ASSETS, NET AND GOODWILL
Identified intangible assets, net, relate to in-place apartment antennae leases. The net carrying value of the acquired in-place leases totaled $8,000 and $14,000 as of June 30, 2020 and December 31, 2019, respectively, net of accumulated amortization of $27.1 million for both periods. Amortization of the antennae leases for the three and six months ended June 30, 2020 was approximately $3,100 and $6,200. Amortization of the antennae leases for the three and six months ended June 30, 2019 was approximately $3,000, and $6,200, respectively.
The following table presents the Company’s expected amortization for the antennae leases for the next two 12-month periods ending June 30, and thereafter (in thousands):
2021	$6
2022	2
Thereafter	—
$8
As of both June 30, 2020 and December 31, 2019, the Company had $404,000 of goodwill included on the consolidated balance sheets.
NOTE 9 - MORTGAGE NOTES PAYABLE, NET
The following table presents a summary of the Company’s mortgage notes payable, net (in thousands):
	June 30, 2020				December 31, 2019
Collateral	Outstanding Borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value	Outstanding Borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value
Vista Apartment Homes	$14,142	$—	$(51)	$14,091	$14,315	$—	$(68)	$14,247
Cannery Lofts	13,100	—	(93)	13,007	13,100	—	(108)	12,992
Trailpoint at the Woodlands	17,562	—	(105)	17,457	17,723	—	(121)	17,602
Verona Apartment Homes	32,970	—	(334)	32,636	32,970	—	(362)	32,608
Skyview Apartment Homes	28,400	—	(290)	28,110	28,400	—	(315)	28,085
Maxwell Townhomes	12,639	—	(40)	12,599	12,785	—	(53)	12,732
Evergreen at Coursey Place	25,359	23	(22)	25,360	25,627	34	(32)	25,629
Pines of York	13,955	(83)	(16)	13,856	14,114	(112)	(21)	13,981
The Estates at Johns Creek	65,000	—	(545)	64,455	65,000	—	(589)	64,411
Perimeter Circle	26,115	—	(278)	25,837	26,115	—	(304)	25,811
Perimeter 5550	20,630	—	(255)	20,375	20,630	—	(279)	20,351
Aston at Cinco Ranch	21,793	—	(68)	21,725	22,032	—	(96)	21,936
Sunset Ridge 1	18,049	21	(17)	18,053	18,300	54	(43)	18,311
Sunset Ridge 2	2,735	3	(2)	2,736	2,768	7	(6)	2,769
Calloway at Las Colinas	32,557	—	(85)	32,472	32,938	—	(115)	32,823
South Lamar Village	21,000	—	(275)	20,725	21,000	—	(298)	20,702
Heritage Pointe	24,533	—	(181)	24,352	24,808	—	(201)	24,607
The Bryant at Yorba Linda	75,916	—	(434)	75,482	66,238	—	(87)	66,151
Point Bonita Apartment Homes	25,476	918	(158)	26,236	25,696	1,063	(183)	26,576
The Westside Apartments	35,445	—	(270)	35,175	35,838	—	(293)	35,545
Tech Center Square	11,606	—	(85)	11,521	11,730	—	(101)	11,629

	June 30, 2020				December 31, 2019
Collateral	Outstanding Borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value	Outstanding Borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value
Retreat at Rocky Ridge	11,117	—	(126)	10,991	11,221	—	(145)	11,076
Providence in the Park	45,958	—	(301)	45,657	46,398	—	(345)	46,053
Green Trails Apartment Homes	60,398	—	(398)	60,000	60,998	—	(451)	60,547
Meridian Pointe	38,888	—	(356)	38,532	39,277	—	(402)	38,875
Terraces at Lake Mary	31,794	—	(231)	31,563	32,110	—	(259)	31,851
Courtney Meadows Apartments	26,873	—	(230)	26,643	27,100	—	(257)	26,843
Addison at Sandy Springs	22,706	—	(220)	22,486	22,750	—	(244)	22,506
Bristol at Grapevine	32,922	—	(276)	32,646	32,922	—	(306)	32,616
	$809,638	$882	$(5,742)	$804,778	$804,903	$1,046	$(6,084)	$799,865
The following table presents additional information about the Company’s mortgage notes payable, net (in thousands, except percentages) as of June 30, 2020:
Collateral	Maturity Date	Annual Interest Rate	Average Monthly Debt Service	Average Monthly Escrow
Vista Apartment Homes	1/1/2022	2.45%(1)(5)	$65	$32
Cannery Lofts	11/1/2023	2.70%(1)(3)	49	23
Trailpoint at the Woodlands	11/1/2023	2.57%(1)(4)	67	46
Verona Apartment Homes	10/1/2026	2.52%(1)(3)	111	43
Skyview Apartment Homes	10/1/2026	2.52%(1)(3)	95	31
Maxwell Townhomes	1/1/2022	4.32%(2)(5)	71	80
Evergreen at Coursey Place	8/1/2021	5.07%(2)(5)	154	51
Pines of York	12/1/2021	4.46%(2)(5)	80	29
The Estates at Johns Creek	11/25/2026	1.41%(1)(5)	78	—
Perimeter Circle	1/1/2026	1.66%(1)(3)	40	46
Perimeter 5550	1/1/2026	1.66%(1)(3)	32	34
Aston at Cinco Ranch	10/1/2021	4.34%(2)(5)	120	55
Sunset Ridge 1	11/1/2020	4.58%(2)(5)	113	79
Sunset Ridge 2	11/1/2020	4.54%(2)(5)	16	—
Calloway at Las Colinas	12/1/2021	3.87%(2)(5)	171	133
South Lamar Village	7/22/2026	1.46%(1)(3)	26	—
Heritage Pointe	4/1/2025	2.04%(1)(4)	91	56
The Bryant at Yorba Linda	4/15/2027	2.41%(1)(4)	275	—
Point Bonita Apartment Homes	10/1/2023	5.33%(2)(5)	152	68
The Westside Apartments	9/1/2026	2.28%(1)(3)	138	82
Tech Center Square	6/1/2023	2.74%(1)(5)	53	25
Retreat at Rocky Ridge	1/1/2024	2.62%(1)(3)	47	24
Providence in the Park	2/1/2024	2.46%(1)(3)	191	149
Green Trails Apartment Homes	6/1/2024	2.15%(1)(3)	240	81
Meridian Pointe	8/1/2024	2.06%(1)(3)	152	81
Terraces at Lake Mary	9/1/2024	2.07%(1)(3)	124	63
Courtney Meadows Apartments	1/1/2025	2.00%(1)(3)	103	71
Addison at Sandy Springs	5/1/2025	1.92%(1)(3)	85	42
Bristol at Grapevine	5/1/2025	1.87%(1)(3)	62	104
(1)	Variable rate based on one-month LIBOR of 0.16225% (as of June 30, 2020) plus a fixed margin.
(2)	Fixed rate.
(3)	Monthly interest-only payment currently required.
(4)	Monthly fixed principal plus interest payment required.
(5)	Fixed monthly principal and interest payment required.

Loans assumed as part of the Point Bonita Apartment Homes, Paladin (Evergreen at Coursey Place and Pines of York), Sunset Ridge and Maxwell Townhomes acquisitions were recorded at their fair values. The premium or discount is amortized over the remaining term of the loans and included in interest expense. For the three months ended June 30, 2020 and 2019, interest expense was reduced by $82,000 and $83,000, respectively, for the amortization of the premium or discount. For the six months ended June 30, 2020 and 2019, interest expense was reduced by $163,700 and $166,000, respectively, for the amortization of the premium or discount.
All mortgage notes are collateralized by a first mortgage lien on the assets of the respective property named in the table above. The amount outstanding on the mortgages may be prepaid in full during the entire term with a prepayment penalty on the majority of mortgages held.
The following table presents the Company’s annual principal payments on outstanding borrowings for each of the next five 12-month periods ending June 30, and thereafter (in thousands):
2021	$33,866
2022	130,020
2023	25,141
2024	172,812
2025	167,448
Thereafter	280,351
$809,638
The mortgage notes payable are recourse only with respect to the properties that secure the notes, subject to certain limited standard exceptions, as defined in each mortgage note. These exceptions are referred to as “carveouts.” The Company has guaranteed the carveouts under mortgage notes by executing a guarantee with respect to the properties. In general, carveouts relate to damages suffered by the lender for a borrower’s failure to pay rents, insurance or condemnation proceeds to lender, failure to pay water, sewer and other public assessments or charges, failure to pay environmental compliance costs or to deliver books and records, in each case as required in the loan documents. The exceptions also require the Company to guarantee payment of audit costs, lender’s enforcement of its rights under the loan documents and payment of the loan if the borrower voluntarily files for bankruptcy or seeks reorganization, or if a related party of the borrower does so with respect to the subsidiary.
On April 15, 2020 the Company refinanced the $66 million mortgage loan secured by The Bryant at Yorba Linda. The new loan for $76 million matures on April 15, 2027. The refinancing was accounted for as a loan modification. As a result, approximately $163,000 of fees paid to third parties in the transaction were expensed and are included in interest expense on the consolidated statement of operations. The mortgage loan includes net worth, liquidity, and debt service coverage ratio covenants. The Company was in compliance with all covenants related to this loan as of June 30, 2020.
The Company refinanced the loans on South Lamar and Estates at Johns Creek during the year ended December 31, 2019. Both refinanced mortgage loans include net worth, liquidity, and debt service coverage ratio covenants; the Company was in compliance with all covenants related to these loans as of June 30, 2020.
Deferred financing costs incurred to obtain financing are amortized over the term of the related debt. During the three months ended June 30, 2020 and June 30, 2019, $358,000 and $415,000, respectively, of amortization of deferred financing costs was included in interest expense. During the six months ended June 30, 2020 and June 30, 2019, $754,300 and $1.4 million, respectively, of amortization of deferred financing costs was included in interest expense. Accumulated amortization as of June 30, 2020 and December 31, 2019 was $6.4 million and $5.6 million, respectively.
The following table presents the Company’s estimated amortization of the existing deferred financing costs for the next five 12-month periods ending June 30, and thereafter (in thousands):
2021	$1,394
2022	1,223
2023	1,123
2024	945
2025	573
Thereafter	484
$5,742

NOTE 10 - LEASES
As the lessee, the Company’s operating leases primarily consist of a parking lot lease and office equipment leases. These operating leases have remaining terms ranging from less than one year to three years. Some of the leases include options to extend the lease for up to an additional five years. Only those rental periods reasonably certain to be extended beyond the initial term expiration are included within the calculation of the operating lease liability. As of June 30, 2020, the payments due under the contractually-obligated portion of these leases totaled $154,000. The market rate is used for equipment leases, when readily determinable, in calculating the present value of lease payments. Otherwise, the incremental borrowing rate based on the information available at commencement date is used. As of June 30, 2020, the weighted average remaining lease term was 2.22 years and the weighted average discount rate was 4.26% for the Company’s operating leases.
As of June 30, 2020, the Company included approximately $148,000 in its consolidated balance sheet for both operating lease right-of-use assets and operating lease liabilities. The Company’s lease expense for the three and six months ended June 30, 2020 was approximately $22,500 and $58,700 respectively, which is included in rental operating expenses in the consolidated statements of operations. The Company’s lease expense for the three and six months ended June 30, 2019 was approximately $41,000 and $82,000, respectively, which is included in rental operating expenses in the consolidated statements of operations.
The following table presents the Company’s annual payments for the operating lease liabilities (including reasonably assured extension periods) for each of the next five 12–month periods ending June 30, and thereafter (in thousands):
2021	$84
2022	40
2023	30
2024	—
2025	—
Thereafter	—
$154
NOTE 11 - ACCUMULATED OTHER COMPREHENSIVE LOSS
The following table presents the changes in each component of the Company’s accumulated other comprehensive loss for the six months ended June 30, 2020 and 2019 (in thousands):
Balance, January 1, 2020	$(218)
Reclassification adjustment for realized loss on designated derivatives	80
Designated derivatives, fair value adjustments	30
Balance, June 30, 2020	$(108)
Balance, January 1, 2019	$(474)
Reclassification adjustment for realized loss on designated derivatives	212
Designated derivatives, fair value adjustments	(44)
Balance, June 30, 2019	$(306)
NOTE 12 - CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In the ordinary course of its business operations, the Company has ongoing relationships with several related parties.
Relationship with RAI and C-III
Property loss pool. Until February 28, 2019, the Company’s properties participated in a property loss self-insurance pool with other properties directly and indirectly managed by RAI and C-III, which was backed by a catastrophic insurance policy. The pool covered losses up to $2.5 million, in aggregate, after a $25,000 deductible per incident. Claims beyond the insurance pool limits were covered by the catastrophic insurance policy, which covered claims up to $250 million, after either a $25,000 or a $100,000 deductible per incident, depending on the location and/or type of loss. Therefore, unforeseen or catastrophic losses in excess of the Company’s insured limits could have a material adverse effect on the Company’s financial condition and operating results.
Beginning March 1, 2019, the Company now participates (with other properties directly or indirectly managed by RAI and C-III) only in the catastrophic insurance policy, which covers claims up to $250.0 million, after either a $25,000 or a $100,000 deductible per incident, depending on location and/or type of loss. Therefore, unforeseen or catastrophic losses in excess of the Company’s insured limited could have a material adverse effect on the Company’s financial condition and operating results.
General liability loss policy. The Company (with other properties directly managed by RAI) has an insured and dedicated limit for the general liability of $1,000,000 per occurrence. Total claims are limited to $2.0 million per premium year. In excess of these limits, the Company participates (with other properties directly or indirectly managed by RAI and C-III) in a $50.0 million per occurrence excess liability program. Therefore, the total insured limit per occurrence is $51.0 million for the general and excess liability program, after a $25,000 deductible per incident.
Internal audit. RAI performs internal audit services for the Company.
Directors and officers liability insurance. The Company participates in a liability insurance program for directors and officers coverage with other C-III managed entities and subsidiaries for coverage up to $100.0 million. The Company paid premiums of $269,911 during the year ended December 31, 2019 in connection with this insurance program for an annual policy through September 2020.
Other expenses. The Company utilizes the services of The Planning and Zoning Resource Company, an affiliate of C-III, for zoning reports for acquisitions.
Relationship with the Advisor
In September 2009, the Company entered into an advisory agreement (the “Advisory Agreement”) pursuant to which the Advisor provides the Company with investment management, administrative and related services. The Advisory Agreement was amended in January 2010 and further amended in January 2011, March 2015, and September 2019. The Advisory Agreement has a one year term and renews for an unlimited number of successive one year terms upon the approval of the conflicts committee of the Company’s Board of Directors. The Company amended and renewed the Advisory Agreement for another year on September 11, 2019. Under the Advisory Agreement, the Advisor receives fees and is reimbursed for its expenses as set forth below:
Acquisition fees. The Company pays the Advisor an acquisition fee of 2.0% of the cost of investments acquired on behalf of the Company, plus any capital expenditure reserves allocated, or the amount funded by the Company to acquire loans, including acquisition expenses and any debt attributable to such investments.
Asset management fees. The Company pays the Advisor a monthly asset management fee equal to one-twelfth of 1.0% of the higher of the cost or the independently appraised value of each asset, without deduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the costs or value attributable to the Company’s investment in an asset if the Company does not own all or a majority of an asset and does not manage or control the asset.
Disposition fees. The Advisor earns a disposition fee in connection with the sale of a property equal to the lesser of one-half of the aggregate brokerage commission paid, or if none is paid, 2.75% of the contract sales price.
Debt financing fees. The Advisor earns a debt financing fee equal to 0.5% of the amount available under any debt financing obtained for which it provided substantial services.
Expense reimbursements. The Company also pays directly or reimburses the Advisor for all of the expenses paid or incurred by the Advisor or its affiliates on behalf of the Company or in connection with the services provided to the Company in relation to its public offering, including its ongoing distribution reinvestment plan offering.

Reimbursements also include expenses the Advisor incurs in connection with providing services to the Company, including the Company’s allocable share of costs for Advisor personnel and overhead, out of pocket expenses incurred in connection with the selection and acquisition of properties or other real estate related debt investments, whether or not the Company ultimately acquires the investment. However, the Company will not reimburse the Advisor or its affiliates for employee costs in connection with services for which the Advisor earns acquisition or disposition fees.
Relationship with Resource Real Estate Opportunity Manager
The Manager manages the Company’s real estate properties and real estate-related debt investments and coordinates the leasing of, and manages construction activities related to, some of the Company’s real estate properties pursuant to the terms of the management agreement with the Manager.
Property management fees. The Manager earns 4.5% of the gross receipts from the Company’s properties, provided that for properties that are less than 75% occupied, the manager receives a minimum fee for the first 12 months of ownership for performing certain property management and leasing activities. The Manager subcontracts certain services to an unaffiliated third-party and pays for those services from its property management fee.
Construction management fees. The Manager earns a construction management fee of 5.0% of actual aggregate costs to construct improvements to, or to repair, rehab or reconstruct a property.
Debt servicing fees. The Manager earns a debt servicing fee of 2.75% on payments received from loans held by the Company for investment.
Information technology fees and operating expense reimbursement. During the ordinary course of business, the Manager or other affiliates of RAI may pay certain shared information technology fees and operating expenses on behalf of the Company for which they are reimbursed.
The following table presents the Company’s amounts payable to, and amounts receivable from, such related parties (in thousands):
	June 30, 2020	December 31, 2019
Due from related parties:
RAI and affiliates	$—	$236
Due to related parties:
Advisor:
Operating expense reimbursements	681	35
Manager:
Property management fees	495	521
Construction management fees	20	119
Other operating expense reimbursements	19	8
	$1,215	$683
The following table presents the Company’s fees earned by, and expenses paid to, such related parties (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Fees earned / expenses paid to related parties:
Advisor:
Acquisition fees(1)	$—	$—	$113	$—
Asset management fees(2)	3,091	3,101	6,182	6,299
Disposition fees(3)	—	—	—	330
Debt financing fees(4)	43	—	43	—
Overhead allocation(5)	1,096	951	2,268	2,001
Internal audit(5)	28	27	56	54

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Manager:
Property management fees(2)	$1,456	$1,440	$2,947	$2,998
Construction management fees(6)	20	173	146	278
Construction payroll reimbursements(6)	—	53	—	89
Operating expense reimbursements(7)	—	67	—	184
Debt servicing fees(2)	—	1	1	1
(1)
Included in Acquisition Fees on the consolidated statements of operations and comprehensive income (loss). This amount represents the net acquisition fee paid to the Advisor during the six months ended June 30, 2020 for additional capital funding contributed to the properties.

(2)	Included in Management fees on the consolidated statements of operations and comprehensive income (loss).
(3)	Included in Net gains on dispositions of properties on the consolidated statements of operations and comprehensive (loss) income.
(4)	Included in Interest Expense on the consolidated statements of operations and comprehensive income (loss).
(5)	Included in General and administrative on the consolidated statements of operations and comprehensive income (loss).
(6)	Capitalized and included in Rental Properties, net on the consolidated balance sheets.
(7)	Included in Rental operating expenses on the consolidated statements of operations and comprehensive income (loss).
NOTE 13 - EQUITY
Preferred Stock
The Company’s charter authorizes the Company to issue 10.0 million shares of its $0.01 par value preferred stock. As of June 30, 2020 and December 31, 2019, no shares of preferred stock were issued and outstanding.
Common Stock
As of June 30, 2020, the Company had an aggregate of 69,919,882 shares of its $0.01 par value common stock outstanding as follows (dollars in thousands):
	Shares Issued	Gross Proceeds
Shares issued through private offering	1,263,727	$12,582
Shares issued through primary public offering (1)	62,485,461	622,077
Shares issued through stock distributions	2,132,266	—
Shares issued through distribution reinvestment plan	17,018,612	175,018
Shares issued in conjunction with the Advisor’s initial investment, net of 4,500 share conversion	15,500	155
Total	82,915,566	$809,832
Shares redeemed and retired	(12,995,684)
Total shares issued and outstanding as of June 30, 2020	69,919,882
(1)	Includes 276,056 shares issued to the Advisor.
Convertible Stock
As of both June 30, 2020 and December 31, 2019, the Company had 49,935 shares of $0.01 par value convertible stock outstanding. As of June 30, 2020, the Advisor and affiliated persons owned 49,063 shares and outside investors owned 872 shares. The convertible stock will convert into shares of the Company’s common stock upon the occurrence of (a) the Company having paid distributions to common stockholders that in the aggregate equal 100% of the price at which the Company originally sold the shares plus an amount sufficient to produce a 10% cumulative, non-compounded annual return on the shares at that price; or (b) if the Company lists its common stock on a national securities exchange and, on the 31st trading day after listing, the Company’s value based on the average trading price of its common stock since the listing, plus prior distributions, combine to meet the same 10% return threshold.

Each of these two events is a “Triggering Event.” Upon a Triggering Event, the Company’s convertible stock will, unless its advisory agreement has been terminated or not renewed on account of a material breach by its Advisor, generally be converted into a number of shares of common stock equal to 1 / 50,000 of the quotient of:
(A) the lesser of
(i)	25% of the amount, if any, by which
(1)
the value of the Company as of the date of the event triggering the conversion plus the total distributions paid to its stockholders through such date on the then-outstanding shares of its common stock exceeds

(2)
the sum of the aggregate issue price of those outstanding shares plus a 10% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, or

(ii)	15% of the amount, if any, by which
(1)
the value of the Company as of the date of the event triggering the conversion plus the total distributions paid to its stockholders through such date on the then-outstanding shares of its common stock exceeds

(2)
the sum of the aggregate issue price of those outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by

(B) the value of the Company divided by the number of outstanding shares of common stock, in each case, as of the date of the event triggering the conversion.
As of June 30, 2020, no Triggering Event has occurred or was probable to occur.
Redemption of Securities
During the six months ended June 30, 2020, the Company redeemed shares of its outstanding common stock as follows:
Period	Total Number of Shares Redeemed (1)	Average Price Paid per Share
January 2020	—	$—
February 2020	—	$—
March 2020	27,769	$10.83
April 2020	—	$—
May 2020	—	$—
June 2020	106,531	$11.10
134,300
(1)	All redemptions of equity securities by the Company during the six months ended June 30, 2020 were made pursuant to the Company’s share redemption program.
Effective March 20, 2020, the share redemption program is only available for redemptions submitted in connection with a stockholder’s death, qualifying disability, or confinement to a long-term care facility. In addition, pursuant to the terms of the share redemption program, the Company will not redeem in excess of 5% of the weighted-average number of shares outstanding during the 12-month period immediately prior to the effective date of redemption. The Company’s Board of Directors will determine at least quarterly whether it has sufficient excess cash to repurchase shares. Generally, the cash available for redemptions will be limited to proceeds from the Company’s distribution reinvestment plan plus, if the Company has positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous year.

The Company currently redeems shares submitted in connection with a stockholder’s death, qualifying disability, or confinement to a long-term care facility at a purchase price of $11.10 per share, which is equal to the current net asset value per share redeemed.
The Company’s Board of Directors, in its sole discretion, may suspend, terminate or amend the Company’s share redemption program without stockholder approval upon 30 days’ notice if it determines that such suspension, termination or amendment is in the Company’s best interest. The Company’s board may also reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund the Company’s share redemption program are needed for other purposes. These limitations apply to all redemptions, including redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility.
Distributions
For the six months ended June 30, 2020, the Company paid aggregate distributions of $10.4 million, including $4.4 million of distributions paid in cash and $6.1 million of distributions reinvested in shares of common stock through the Company’s distribution reinvestment plan, as follows (in thousands, except per share data):
Record Date	Per Common Share	Distribution Date	Distributions reinvested in Shares of Common Stock	Net Cash Distribution	Total Aggregate Distribution
January 30, 2020	$0.05	January 31, 2020	$2,033	$1,440	$3,473
February 27, 2020	0.05	February 28, 2020	2,027	1,456	3,483
March 30, 2020	0.05	March 31, 2020	2,025	1,468	3,493
	$0.15		$6,085	$4,364	$10,449
The Company announced on March 30, 2020 that it was suspending distributions as of April 1, 2020 in order to preserve cash and offset any impact to the Company’s liquidity that may occur as a result of the COVID-19 pandemic on its operations.
NOTE 14 - FAIR VALUE MEASURES AND DISCLOSURES
In analyzing the fair value of its investments accounted for on a fair value basis, the Company follows the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company determines fair value based on quoted prices when available or, if quoted prices are not available, through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. The fair value of cash, restricted cash, tenant receivables and accounts payable, approximate their carrying value due to their short nature. The hierarchy followed defines three levels of inputs that may be used to measure fair value:
Level 1 - Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.
Level 3 - Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.
The determination of where an asset or liability falls in the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter; depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.
Derivatives (interest rate caps), which are reported at fair value in the consolidated balance sheets, are valued by a third-party pricing agent using an income approach with models that use, as their primary inputs, readily observable market parameters. This valuation process considers factors including interest rate yield curves, time value, credit and volatility factors. (Level 2)
The following table presents information about the Company’s assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):
	Level 1	Level 2	Level 3	Total
June 30, 2020
Assets:
Interest rate caps	$—	$225	$—	$225
	$—	$225	$—	$225
December 31, 2019
Assets:
Interest rate caps	$—	$20	$—	$20
	$—	$20	$—	$20
The following table presents the carrying amount and estimated fair value of the Company’s loan held for investment, net, and mortgage notes payable-outstanding borrowings (in thousands):
	June 30, 2020		December 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Loan held for investment, net	$815	$927	$809	$938
Mortgage notes payable- outstanding borrowings	$(809,638)	$(752,605)	$(804,903)	$(790,413)
The fair value of the loan held for investment, net was estimated using rates available to the Company for debt with similar terms and remaining maturities. (Level 3)
The carrying amount of the mortgage notes payable presented is the outstanding borrowings excluding premium or discount and deferred finance costs, net. The fair value of the mortgage notes payable was estimated using rates available to the Company for debt with similar terms and remaining maturities. (Level 3)
NOTE 15 - DERIVATIVES AND HEDGING ACTIVITIES
Risk Management Objective of Using Derivatives
The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.
As a condition to certain of the Company’s financing facilities, from time to time the Company may be required to enter into certain derivative transactions as may be required by the lender. These transactions would generally be in line with the Company’s own risk management objectives and also serve to protect the lender.
Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company entered into a total of 20 interest rate caps that were designated as cash flow hedges. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the three and six months ended June 30, 2020, such derivatives were used to hedge the variable cash flows, indexed to USD-LIBOR, associated with existing variable-rate loan agreements. During the three and six months ended June 30, 2020, the Company recorded expenses of $36,000 and $80,000 respectively, due to amortization of premiums paid for interest rate caps. During the three and six months ended June 30, 2019, the Company recorded expenses of $41,000 and $213,000 respectively, due to amortization of premiums paid for interest rate caps.
Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next 12 months, the Company estimates that an additional $82,192 will be reclassified as an increase to interest expense.
The following table presents the Company’s outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk as of June 30, 2020 and December 31, 2019 (dollars in thousands):
	Interest Rate Derivative	Number of Instruments	Notional Amount	Maturity Dates
June 30, 2020	Interest Rate Caps	20	$649,996	August 1, 2020 to June 1, 2024
December 31, 2019	Interest Rate Caps	21	$576,727	January 1, 2020 to April 1, 2023
Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet
The following table presents the fair value of the Company’s derivative financial instruments on the consolidated balance sheets as of June 30, 2020 and December 31, 2019 (in thousands):
Asset Derivatives				Liability Derivatives
June 30, 2020		December 31, 2019		June 30, 2020		December 31, 2019
Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value
Prepaid expenses and other assets	$225	Prepaid expenses and other assets	$20	—	$—	—	$—
NOTE 16 - OPERATING EXPENSE LIMITATION
Under its charter, the Company must limit its total operating expenses to the greater of 2% of its average invested assets or 25% of its net income for the four most recently completed fiscal quarters, unless the conflicts committee of the Company’s Board of Directors has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expenses for the four quarters ended June 30, 2020 were in compliance with the charter-imposed limitation.
NOTE 17 - SUBSEQUENT EVENTS
The Company has evaluated subsequent events and determined that no events have occurred, other than as disclosed above or elsewhere in the financial statements, which would require an adjustment to or additional disclosure in the consolidated financial statements.

ITEM 2.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the accompanying financial statements of Resource Real Estate Opportunity REIT, Inc. and the notes thereto. See also “Cautionary Note Regarding Forward-Looking Statements” preceding Part I, as well as the notes to our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations provided in our Annual Report on Form 10-K for the year ended December 31, 2019. As used herein, the terms “we,” “our” and “us” refer to Resource Real Estate Opportunity REIT, Inc., a Maryland corporation, and, as required by context, Resource Real Estate Opportunity OP, LP, a Delaware limited partnership, and to their subsidiaries.
Overview
We were formed on June 3, 2009. Resource Real Estate Opportunity Advisor, LLC (the “Advisor”), an indirect wholly-owned subsidiary of Resource America, Inc. (“RAI”) has been engaged to manage our day-to-day operations.
RAI is a wholly-owned subsidiary of C-III Capital Partners LLC ("C-III"), a leading commercial real estate investment management and services company engaged in a broad range of activities. C-III controls our Advisor and Resource Real Estate Opportunity Manager, LLC (the "Manager"), our property manager. C-III also controls all of the shares of common stock held by the Advisor.
We have acquired a diversified portfolio of U.S. commercial real estate and real estate-related debt. Our portfolio consists of commercial real estate assets, principally (i) multifamily rental properties purchased as non-performing or distressed loans or as real estate owned by financial institutions and (ii) multifamily rental properties to which we have added value with a capital infusion (referred to as “value add properties”). However, we are not limited in the types of real estate and real estate-related assets in which we may invest or whether we may invest in equity or debt secured by real estate and, accordingly, we may invest in other real estate assets or debt secured by real estate assets.
The primary portion of our initial public offering commenced on June 16, 2010 and closed on December 13, 2013. Our offering pursuant to our distribution reinvestment plan remains open; however, our Board of Directors has suspended distributions as of April 1, 2020, and we will not make any sales under the offering until distributions resume. We describe these offerings further in “Liquidity and Capital Resources” below.
Our charter requires that, by December 2019, our board consider listing our common stock or liquidating. Our board has begun the process of considering various liquidity options, including, but not limited to, listing our common stock or liquidating. Pursuant to our charter requirement, the board, including all of the independent directors, unanimously determined in September 2019 to continue to evaluate various possible alternatives. Due to economic uncertainties triggered by the COVID-19 pandemic, our Board has not yet completed its assessment. However, the Board continues to evaluate alternatives and is working to finalize its recommendation by the end of the third quarter of 2020.
COVID-19 Pandemic and Portfolio Outlook
Since initially being reported in December 2019, COVID-19 has spread around the world, including to every state in the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The COVID-19 pandemic has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the pandemic continues to evolve and many countries, including the United States, have reacted with various containment and mitigation efforts including quarantines, mandated business and school closures and travel restrictions. As a result, the COVID-19 pandemic is negatively impacting almost every industry, including the real estate industry, directly or indirectly. The fluidity of the COVID-19 pandemic continues to preclude any prediction as to the ultimate adverse impact the pandemic may have on our business, financial condition, results of operations and cash flows.
Many of our tenants have suffered difficulties with their personal financial situations as a result of job loss or reduced income and, depending upon the duration of the measures put in place to mitigate or contain the spread of the virus and the corresponding economic slowdown, some of our tenants have or will seek rent deferrals or become unable to pay their rent. During the three months ended June 30, 2020, we had received

April, May and June rent payments equal to approximately 97.5%, 97.2%, and 96.8%, respectively, of the collectable rental income for the period as compared to March collections of 97.2%. As of July 31, 2020, our July collections are approximately 97.0% of the billed rental income for the period. In addition, we have approved short-term rent relief requests, most often in the form of rent deferral requests, or requests for further discussion. Executed short-term rent relief plans that are outstanding at June 30, 2020 are not significant in terms of either number of requests or dollar value. Not all tenant requests will ultimately result in modified agreements, nor are we forgoing our contractual rights under our lease agreements. Collections and rent relief requests to-date may not be indicative of collections or requests in any future period. During the three months ended June 30, 2020, tenant receivables have increased by approximately $458,000 from March 31, 2020. In particular, many of our tenants may be the recipients of unemployment benefits or other economic stimulus under the CARES Act which will have aided in the payment of rent due. The extent to which these benefits will be available going forward is uncertain. To the extent our tenants do not have access to additional federal or state relief to mitigate the impact of the COVID-19 pandemic on their personal finances our ability to collect rent and our operations would be adversely affected. The impact of the COVID-19 pandemic on our rental revenue for the remainder of 2020 and thereafter cannot, however, be determined at present. In addition, we expect the economic disruptions caused by the COVID-19 pandemic will cause elevated credit losses and impede our ability to increase rental rates. If required by applicable law, we may continue to waive late fees, halt evictions, and offer a payment deferral plan to residents who have been adversely financially impacted by COVID-19. To help mitigate the impact on our operating results of the COVID-19 pandemic, we initiated various operational cost saving initiatives across our portfolio. In addition, we have taken measures to preserve cash, which will help to offset any impact to our liquidity that may occur as a result of the COVID-19 pandemic. These measures included the suspension of distributions as of April 1, 2020 as well as the partial suspension of our share redemption program effective March 20, 2020. Additionally, most of our value-add rehabilitation projects are being deferred temporarily.
The COVID-19 pandemic or a future pandemic, epidemic or outbreak of infectious disease affecting states or regions in which we operate and our multifamily tenants reside and work could have material and adverse effects on our business, financial condition, results of operations and cash flows due to, among other factors: reduced economic activity, general economic decline or recession, which may result in job loss or bankruptcy for residents at our properties and may cause our residents to be unable to make rent payments to us timely, or at all, or to otherwise seek modifications of lease obligations; health or other government authorities requiring the closure of offices or other businesses or instituting quarantines of personnel as the result of, or in order to avoid, exposure to a contagious disease; disruption in supply and delivery chains; a general decline in business activity and demand for real estate; difficulty accessing debt and equity capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions, which may affect our access to capital necessary to fund business operations or address maturing liabilities on a timely basis; and the potential negative impact on the health of personnel of our advisor, particularly if a significant number of our advisor’s employees are impacted, which would result in a deterioration in our ability to ensure business continuity and maintain our properties during a disruption.
The extent to which the COVID-19 pandemic or any other pandemic, epidemic or disease impacts our operations and those of our tenants remain uncertain and cannot be predicted with confidence and will depend on the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. However, notwithstanding the challenging economic circumstances created by the COVID-19 pandemic, we believe our focus on multifamily assets makes us better positioned relative to other classes of real estate to withstand many of the adverse impacts of the COVID-19 pandemic as housing is a basic need, rather than a discretionary expense. In addition, we have taken several steps to offset any disruptions in rent that may occur as a result of the COVID-19 pandemic. Further, we have no debt maturing until November 2020 and are conservatively leveraged with an aggregate portfolio leverage of 64%. Nevertheless, the COVID-19 pandemic (or a future pandemic, epidemic or disease) presents material uncertainty and risk with respect to our business, financial condition, results of operations and cash flows.
Results of Operations
As of June 30, 2020, we owned interests in a total of 28 multifamily properties. We also owned one performing loan. Since our inception, we have acquired interests in 54 multifamily properties. As of June 30, 2020, we had sold our interests in 26 of these properties.

Through June 30, 2020, the COVID-19 pandemic has not significantly impacted our operating results; however, we have experienced some reductions in revenue during the quarter as a result of waiving late fees and the suspension of evictions at our properties. We expect that as the impact of COVID-19 continues to be felt, the COVID-19 outbreak will adversely affect our business, financial condition, results of operations and cash flows going forward, including but not limited to, rental revenues and leasing activity, in ways that may vary widely depending on the duration and magnitude of the COVID-19 pandemic and ensuing economic turmoil, as well as numerous factors, many of which are outside of our control, as discussed above.
Three Months Ended June 30, 2020 Compared to the Three Months Ended June 30, 2019:
The following table sets forth the results of our operations (in thousands):
	Three Months Ended June 30,
	2020	2019
Revenues:
Rental income	$32,991	$33,441
Interest and dividend income	41	118
Total revenues	33,032	33,559
Expenses:
Rental operating - expenses	6,061	6,230
Rental operating - payroll	2,963	3,213
Rental operating - real estate taxes	4,443	4,354
Subtotal - Rental operating expenses	13,467	13,797
Management fees	4,547	4,542
General and administrative	2,463	2,289
Loss on disposal of assets	112	114
Depreciation and amortization expense	13,006	13,474
Total expenses	33,595	34,216
Income (loss) before other income (expense)	(563)	(657)
Other income (expense):
Interest expense	(6,260)	(9,184)
Gain on sale of land easement	290	—
Insurance proceeds in excess of cost basis	36	34
Total other income (expense)	(5,934)	(9,150)
Net (loss) attributable to common stockholders	$(6,497)	$(9,807)

The following table presents the results of operations separated into three categories: the results of operations of the 28 properties and one performing loan that we owned for the entirety of both periods presented, properties purchased or sold during either of the periods presented, and company level revenues and expenses for the three months ended June 30, 2020 and 2019 (in thousands):
	For the Three Months Ended June 30, 2020				For the Three Months Ended June 30, 2019
	Properties owned both periods	Properties purchased/sold during either period	Company level	Total	Properties owned both periods	Properties purchased/sold during either period	Company level	Total
Revenues:
Minimum rents	$30,792	$13	$—	$30,805	$30,691	$351	$—	$31,042
Utility income	1,901	—	—	1,901	1,857	32	—	1,889
Other ancillary fees	285	—	—	285	500	10	—	510
Rental income	32,978	13	—	32,991	33,048	393	—	33,441
Interest and dividend income	34	—	7	41	52	—	66	118
Total revenues	33,012	13	7	33,032	33,100	393	66	33,559
Expenses:
Rental operating - expenses	6,178	(123)	6	6,061	6,150	75	5	6,230
Rental operating - payroll	2,963	—	—	2,963	3,146	67	—	3,213
Rental operating- real estate taxes	4,443	—	—	4,443	4,324	30	—	4,354
Subtotal - Rental operating expenses	13,584	(123)	6	13,467	13,620	172	5	13,797
Management fees	1,455	1	3,091	4,547	1,423	18	3,101	4,542
General and administrative(1)	930	1	1,532	2,463	791	24	1,474	2,289
Loss on disposal of assets	112	—	—	112	113	1	—	114
Depreciation and amortization expense	13,006	—	—	13,006	13,341	133	—	13,474
Total expenses	29,087	(121)	4,629	33,595	29,288	348	4,580	34,216
Income (loss) before other (expense) income	3,925	134	(4,622)	(563)	3,812	45	(4,514)	(657)
Other (expense) income:
Interest expense	(6,260)	—	—	(6,260)	(9,087)	(97)	—	(9,184)
Gain on sale of land easement	290	—	—	290	—	—	—	—
Insurance proceeds in excess of cost basis	36	—	—	36	9	25	—	34
Total other (expense) income	(5,934)	—	—	(5,934)	(9,078)	(72)	—	(9,150)
Net (loss) income attributable to common stockholders	$(2,009)	$134	$(4,622)	$(6,497)	$(5,266)	$(27)	$(4,514)	$(9,807)
(1)	Includes approximately $89,000 in COVID-19 related expenses for the three months ended June 30, 2020.

Revenues: The $101,000 increase in rental income for the 28 properties we owned during both the three months ended June 30, 2020 and June 30, 2019 reflects the implementation of our investment strategy to increase monthly rental income after renovating and stabilizing operations and was primarily comprised of:
Multifamily Community	Rental Increase / (decrease) (in thousands)	Change in Occupancy	Change in Effective Monthly Revenue Per Unit (in dollars)
Heritage Pointe	$133	(2.63)%	$132
Pointe Bonita Apartment Homes	77	(0.60)%	104
Aston at Cinco Ranch	44	0.95%	56
Meridian Pointe	41	(0.59)%	51
Trailpoint at The Woodlands	38	1.63%	32
Pines of York	37	0.42%	47
Evergreen at Coursey Place	36	4.63%	(14)
Retreat at Rocky Ridge	24	0.53%	37
South Lamar Village	24	(4.04)%	103
Providence in the Park	21	(1.99)%	41
All other, net	(374)	(3.65)%	29
	$101
The increases were offset by a net decrease in rental income across all other properties, largely driven by decreases in occupancy related to factors affected by COVID-19.
Expenses: Our total rental operating expenses for the 28 properties we owned during both three month periods presented decreased by approximately $36,000 during the three months ended June 30, 2020, as compared to the three months ended June 30, 2019, primarily driven by a $119,000 increase in real estate taxes, offset by a $183,000 decrease in payroll expense.
Total depreciation and amortization expense is comprised of the depreciation on our rental properties and amortization of intangible assets related to in-place antennae leases. There was no change in the amortization of in-place leases during the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The decrease in depreciation during the three months ended June 30, 2020, as compared to the three months ended June 30, 2019, was comprised as follows (in thousands):
	Properties owned both periods	Properties purchased/sold during either period	Total
Depreciation	$(335)	$(133)	$(468)
The decrease in depreciation was driven by the age of the properties, and to a lesser extent, the sales of Williamsburg in March 2019 and Pinehurst in December 2019.
Interest expense decreased by $2.9 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The overall decrease is primarily due to lower interest rates on variable rate debt. Approximately $96,000 of the decrease is attributable to the decrease in outstanding borrowings due to the sale of Pinehurst in December 2019.

Six Months Ended June 30, 2020 Compared to the Six Months Ended June 30, 2019:
The following table sets forth the results of our operations (in thousands):
	Six Months Ended
	June 30,
	2020	2019
Revenues:
Rental income	$66,367	$68,319
Interest and dividend income	99	212
Total revenues	66,466	68,531
Expenses:
Rental operating - expenses	12,421	12,841
Rental operating - payroll	5,938	6,769
Rental operating - real estate taxes	8,831	8,738
Subtotal - Rental operating expenses	27,190	28,348
Acquisition fees	113	—
Management fees	9,130	9,298
General and administrative	5,149	5,061
Loss on disposal of assets	221	265
Depreciation and amortization expense	26,167	27,071
Total expenses	67,970	70,043
Loss before net gains on dispositions	(1,504)	(1,512)
Net gain on disposition of property	—	34,575
Income (loss) before other income (expense)	(1,504)	33,063
Other income (expense):
Interest expense	(14,140)	(20,259)
Gain on sale of land easement	290	—
Insurance proceeds in excess of cost basis	36	570
Total other income (expense)	(13,814)	(19,689)
Net (loss) income attributable to common stockholders	$(15,318)	$13,374

The following table presents the results of operations separated into two categories: the results of operations of the 28 properties and one performing loan that we owned for the entirety of both periods presented, properties purchased or sold during either of the periods presented, and company level revenues and expenses for the six months ended June 30, 2020 and 2019 (in thousands):
	For the Six Months Ended June 30, 2020				For the Six Months Ended June 30, 2019
	Properties owned both periods	Properties purchased/sold during either period	Company level	Total	Properties owned both periods	Properties purchased/sold during either period	Company level	Total
Revenues:
Minimum rents	$61,796	$20	$—	$61,816	$60,684	$2,353	$—	$63,037
Utility income	3,799	—	—	3,799	3,734	453	—	4,187
Other ancillary fees	752	—	—	752	1,020	75	—	1,095
Rental income	66,347	20	—	66,367	65,438	2,881	—	68,319
Interest and dividend income	77	—	22	99	108	1	103	212
Total revenues	66,424	20	22	66,466	65,546	2,882	103	68,531
Expenses:
Rental operating - expenses	12,539	(124)	6	12,421	11,885	951	5	12,841
Rental operating - payroll	5,936	2	—	5,938	6,300	469	—	6,769
Rental operating- real estate taxes	8,831	—	—	8,831	8,527	211	—	8,738
Subtotal - Rental operating expenses	27,306	(122)	6	27,190	26,712	1,631	5	28,348
Acquisition fees	112	1	—	113	—	—	—	—
Management fees	2,946	—	6,184	9,130	2,883	115	6,300	9,298
General and administrative(1)	1,817	1	3,331	5,149	1,662	148	3,251	5,061
Loss on disposal of assets	221	—	—	221	256	9	—	265
Depreciation and amortization expense	26,167	—	—	26,167	26,598	473	—	27,071
Total expenses	58,569	(120)	9,521	67,970	58,111	2,376	9,556	70,043
Loss before net gains on dispositions	7,855	140	(9,499)	(1,504)	7,435	506	(9,453)	(1,512)
Net gain on disposition of property	—	—	—	—	—	34,575	—	34,575
Income (loss) before other (expense) income	7,855	140	(9,499)	(1,504)	7,435	35,081	(9,453)	33,063
Other (expense) income:
Interest expense	(14,140)	—	—	(14,140)	(18,159)	(2,100)	—	(20,259)
Gain on sale of land easement	290	—	—	290	—	—	—	—
Insurance proceeds in excess of cost basis	36	—	—	36	532	38	—	570
Total other (expense) income	(13,814)	—	—	(13,814)	(17,627)	(2,062)	—	(19,689)
Net (loss) income attributable to common stockholders	$(5,959)	$140	$(9,499)	$(15,318)	$(10,192)	$33,019	$(9,453)	$13,374
(1)	Includes approximately $91,000 in COVID-19 related expenses for the six months ended June 30, 2020.

Revenues: The $1.1 million increase in rental income for the 28 properties we owned during both the six months ended June 30, 2020 and 2019 reflects the implementation of our investment strategy to increase monthly rental income and occupancy rates after renovating and stabilizing operations and was primarily comprised of:
Multifamily Community	Rental Increase (in thousands)	Change in Occupancy	Increase in Effective Monthly Revenue Per Unit (in dollars)
Heritage Pointe	$282	(1.56)%	$127
Village of Bonita Glen	129	(1.90)%	112
Terraces at Lake Mary	98	0.19%	60
The Bryant at Yorba Linda	86	(1.28)%	67
Courtney Meadows Apartments	80	(0.43)%	59
Aston at Cinco Ranch	80	1.80%	37
Meridian Pointe	66	(0.69)%	45
Trailpoint at The Woodlands	66	1.59%	25
Pines of York	56	0.02%	38
Bristol at Grapevine	55	(3.28)%	64
All other, net	114	(2.10)%	37
	$1,112
Expenses: Our total rental operating expenses for the 28 properties we owned during both six month periods presented increased by approximately $594,000 during the six months ended June 30, 2020, as compared to the six months ended June 30, 2019, primarily due to an increase of $352,000 in insurance expense and a $260,000 increase in repair costs. Additionally, there was a $304,000 increase in real estate taxes and a $364,000 decrease in payroll expense.
Total depreciation and amortization expense is comprised of the depreciation on our rental properties and amortization of intangible assets related to in-place antennae leases. There was no change in the amortization of in-place leases during the six months ended June 30, 2020, as compared to the six months ended June 30, 2019. The (decreases) in depreciation during the six months ended June 30, 2020, as compared to the six months ended June 30, 2019, are as follows (in thousands):
	Properties owned both periods	Properties purchased/sold during either period	Total
Depreciation	$(431)	$(473)	$(904)
The decrease in depreciation was driven by the age of the properties, as well as the sales of Williamsburg in March 2019 and Pinehurst in December 2019.
Net gains on dispositions of properties included in income (loss) before other (expense) income decreased by $34.5 million for the six months ended June 30, 2020, during which period there were no dispositions, as compared to the six months ended June 30, 2019, which had one disposition, as detailed below (in thousands):
Multifamily Community	Location	Sale Date	Contract Sales Price	Net Gains on Dispositions of Properties and Joint Venture Interests
2019 Dispositions:
Williamsburg	Cincinnati, OH	March 8, 2019	$70,000	$34,575
Interest expense decreased by $4.0 million for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019. Approximately $1.1 million of this decrease is driven by loan-related costs related to the sale of Williamsburg during the quarter ended March 31, 2019. An additional $1.0 million of the decrease is due to the decrease in outstanding borrowings resulting from the sales of Williamsburg and Pinehurst in 2019. The remaining decrease is largely driven by lower interest rates on variable rate debt.

Liquidity and Capital Resources
We have derived the capital required to purchase real estate investments and conduct our operations from the proceeds of our private and public offerings, secured financings from banks or other lenders, proceeds from the sale of real estate, and cash flows generated from our operations.
We initially allocated a portion of the funds we raised in our initial public offering to preserve capital for our investors by supporting the maintenance and viability of the properties we have acquired and those properties that we may acquire in the future. If these allocated amounts and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties, debt investments or other assets we may hold. We cannot assure you that we will be able to access additional funds upon acceptable terms when we need them.
Capital Expenditures
We deployed a total of $5.6 million during the six months ended June 30, 2020 for capital expenditures. We expect capital expenditures to be reduced in future periods as we have temporarily suspended certain capital improvement projects at our properties in order to both preserve cash and offset any impact to our liquidity that may occur as a result of the COVID-19 pandemic. The properties in which we deployed the most capital during the six months ended June 30, 2020 are listed separately and the capital expenditures made on all other properties are aggregated in "All other properties" below (in thousands):
Multifamily Community	Capital deployed during the six months ended June 30, 2020	Remaining capital budgeted
Vista Apartment Homes	$925	$781
The Westside Apartments	593	419
Heritage Pointe	394	664
The Bryant at Yorba Linda	375	2,650
Addison at Sandy Springs	357	887
Terraces at Lake Mary	348	1,349
Providence in the Park	328	1,322
Verona Apartment Homes	305	403
Point Bonita Apartment Homes	300	1,067
Courtney Meadows Apartments	300	1,802
All other properties	1,336	8,353
	$5,561	$19,697
Initial Public Offering
The primary portion of our initial public offering closed on December 13, 2013. On December 26, 2013, the unsold primary offering shares were deregistered and, on December 30, 2013, the registration of the shares issuable pursuant to the distribution reinvestment plan was continued pursuant to a Registration Statement on Form S-3. A new Registration Statement on Form S-3 was filed in May 2016 to continue the distribution reinvestment plan offering. Our distribution reinvestment plan offering of up to $120.0 million of shares of common stock pursuant to which our stockholders may elect to have distributions reinvested in additional shares at 95% of our current estimated value per share remains open; however, our Board of Directors has suspended distributions as of April 1, 2020, and we will not make any sales under the offering until distributions resume.

Gross Offering Proceeds
As of June 30, 2020, shares of our $0.01 par value common stock have been issued as follows (dollars in thousands):
	Shares Issued	Gross Proceeds
Shares issued through private offering	1,263,727	$12,582
Shares issued through primary public offering(1)	62,485,461	622,077
Shares issued through stock distributions	2,132,266	—
Shares issued through distribution reinvestment plan	17,018,612	175,018
Shares issued in conjunction with the Advisor's initial investment, net of 4,500 share conversion	15,500	155
Total	82,915,566	$809,832
Shares redeemed and retired	(12,995,684)
Total shares issued and outstanding as of June 30, 2020	69,919,882
(1)	Includes 276,056 shares issued to the Advisor.
Mortgage Debt
The following table presents a summary of our mortgage notes payable, net (in thousands):
	June 30, 2020				December 31, 2019
Collateral	Outstanding Borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value	Outstanding Borrowings	Premium (Discount)	Deferred finance costs, net	Carrying Value
Vista Apartment Homes	$14,142	$—	$(51)	$14,091	$14,315	$—	$(68)	$14,247
Cannery Lofts	13,100	—	(93)	13,007	13,100	—	(108)	12,992
Trailpoint at the Woodlands	17,562	—	(105)	17,457	17,723	—	(121)	17,602
Verona Apartment Homes	32,970	—	(334)	32,636	32,970	—	(362)	32,608
Skyview Apartment Homes	28,400	—	(290)	28,110	28,400	—	(315)	28,085
Maxwell Townhomes	12,639	—	(40)	12,599	12,785	—	(53)	12,732
Evergreen at Coursey Place	25,359	23	(22)	25,360	25,627	34	(32)	25,629
Pines of York	13,955	(83)	(16)	13,856	14,114	(112)	(21)	13,981
The Estates at Johns Creek	65,000	—	(545)	64,455	65,000	—	(589)	64,411
Perimeter Circle	26,115	—	(278)	25,837	26,115	—	(304)	25,811
Perimeter 5550	20,630	—	(255)	20,375	20,630	—	(279)	20,351
Aston at Cinco Ranch	21,793	—	(68)	21,725	22,032	—	(96)	21,936
Sunset Ridge 1	18,049	21	(17)	18,053	18,300	54	(43)	18,311
Sunset Ridge 2	2,735	3	(2)	2,736	2,768	7	(6)	2,769
Calloway at Las Colinas	32,557	—	(85)	32,472	32,938	—	(115)	32,823
South Lamar Village	21,000	—	(275)	20,725	21,000	—	(298)	20,702
Heritage Pointe	24,533	—	(181)	24,352	24,808	—	(201)	24,607
The Bryant at Yorba Linda	75,916	—	(434)	75,482	66,238	—	(87)	66,151
Point Bonita Apartment Homes	25,476	918	(158)	26,236	25,696	1,063	(183)	26,576
The Westside Apartments	35,445	—	(270)	35,175	35,838	—	(293)	35,545
Tech Center Square	11,606	—	(85)	11,521	11,730	—	(101)	11,629
Retreat at Rocky Ridge	11,117	—	(126)	10,991	11,221	—	(145)	11,076
Providence in the Park	45,958	—	(301)	45,657	46,398	—	(345)	46,053
Green Trails Apartment Homes	60,398	—	(398)	60,000	60,998	—	(451)	60,547
Meridian Pointe	38,888	—	(356)	38,532	39,277	—	(402)	38,875
Terraces at Lake Mary	31,794	—	(231)	31,563	32,110	—	(259)	31,851
Courtney Meadows Apartments	26,873	—	(230)	26,643	27,100	—	(257)	26,843
Addison at Sandy Springs	22,706	—	(220)	22,486	22,750	—	(244)	22,506
Bristol at Grapevine	32,922	—	(276)	32,646	32,922	—	(306)	32,616
	$809,638	$882	$(5,742)	$804,778	$804,903	$1,046	$(6,084)	$799,865

For maturity dates, related interest rates, monthly debt service, and monthly escrow payments, see Note 9 of the notes to our consolidated financial statements.
As of June 30, 2020, the weighted average interest rate of all our outstanding indebtedness was 2.58%.
Based on current lending market conditions, we expect that the debt financing we incur, on a total portfolio basis, will not exceed 55% to 65% of the cost of our real estate investments (before deducting depreciation or other non-cash reserves) plus the value of our other assets (64% as of June 30, 2020). We may also increase the amount of debt financing we use with respect to an investment over the amount originally incurred if the value of the investment increases subsequent to our acquisition and if credit market conditions permit us to do so. Our charter limits us from incurring debt such that our total liabilities may not exceed 75% of the cost (before deducting depreciation or other non-cash reserves) of our tangible assets, although we may exceed this limit under certain circumstances. We expect that our primary liquidity source for acquisitions and long-term funding will include proceeds from dispositions and, to the extent we co-invest with other entities, capital from any future joint venture partners. We may also pursue a number of potential other funding sources, including mortgage loans, portfolio level credit lines and government financing.
Central banks and regulators in a number of major jurisdictions (including both the U.S. and the U.K.) have convened working groups to find, and implement the transition to, suitable replacements for Interbank Offered Rates (IBORs), including LIBOR. The Financial Conduct Authority of the U.K., which regulates LIBOR, has announced that it will not compel panel banks to contribute to LIBOR after 2021.
We have exposure to IBORs through floating rate mortgage debt with maturity dates beyond 2021 for which the interest rates are tied to LIBOR. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. Any changes in benchmark interest rates could increase our cost of capital, which could impact our results of operations, cash flows, and the market value of our real estate investments.
Operating Costs
We expect to use our capital resources to make payments to our Advisor. We make payments to our Advisor in connection with the acquisition of real estate investments and for the management of our assets and costs incurred by our Advisor in providing services to us. We describe these payments in more detail in Note 12 of the notes to our consolidated financial statements.
Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee of our Board of Directors has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expense reimbursements for the four fiscal quarters ended June 30, 2020 did not exceed the charter-imposed limitation.
Distributions
For the six months ended June 30, 2020, we paid aggregate distributions of $10.4 million, including $4.4 million of distributions paid in cash and $6.1 million of distributions reinvested in shares of common stock through our distribution reinvestment plan, as follows (in thousands, except per share data):
Record Date	Per Common Share	Distribution Date	Distributions reinvested in Shares of Common Stock	Net Cash Distribution	Total Aggregate Distribution
January 30, 2020	$0.05	January 31, 2020	$2,033	$1,440	$3,473
February 27, 2020	0.05	February 28, 2020	2,027	1,456	3,483
March 30, 2020	0.05	March 31, 2020	2,025	1,468	3,493
	$0.15		$6,085	$4,364	$10,449
We announced on March 30, 2020 that we were suspending distributions as of April 1, 2020 in order to preserve cash and offset any impact to our liquidity that may occur as a result of the COVID-19 pandemic on our operations.

Distributions paid, distributions declared and sources of distributions paid were as follows for the six months ended June 30, 2020 (dollars in thousands):
	Distributions Paid				Distributions Declared		Sources of Distributions Paid
2020	Cash	Distributions Reinvested (DRIP)	Total	Cash Provided By (Used In) Operating Activities	Total	Per Share	Operating Activities Amount Paid/Percent of Total	Debt Financing Amount Paid/Percent of Total	Property Dispositions Amount Paid/Percent of Total
First Quarter	$4,364	$6,085	$10,449	$(2,182)	$10,449	$0.15	$0 / 0%	$0 / 0%	$10,449 / 100%
Second Quarter	—	—	—	7,529	—	—	$0 / 0%	$0 / 0%	$0 / 0%
	$4,364	$6,085	$10,449	$5,347	$10,449
(1)	Cash for distributions paid was funded by cash on hand remaining from prior year dispositions
Cash distributions paid since inception were as follows (in thousands, except per share data):
Fiscal Year Paid	Per Common Share	Distribution reinvested in shares of Common Stock	Net Cash Distribution	Total Aggregate Distribution
2012	$0.15	$1,052	$841	$1,893
2013	0.41	9,984	4,757	14,741
2014	0.48	22,898	9,959	32,857
2015	0.60	28,959	13,257	42,216
2016	0.60	28,497	14,508	43,005
2017	0.60	27,114	15,919	43,033
2018	0.60	25,931	16,548	42,479
2019	0.60	24,499	17,521	42,020
2020	0.15	6,085	4,364	10,449
	$4.19	$175,019	$97,674	$272,693
Our net loss attributable to common stockholders' for the six months ended June 30, 2020 was $15.3 million and net cash provided by operating activities was $5.3 million. Our cumulative cash distributions and net loss attributable to common shareholders from inception through June 30, 2020 were $272.7 million and $166.1 million, respectively. We have funded our cumulative distributions, which includes net cash distributions and distributions reinvested by stockholders, with cash flows from operating activities, proceeds from dispositions of real estate and proceeds from debt financing. To the extent that we pay distributions from sources other than our cash flow from operating activities or gains from asset sales, we will have fewer funds available for investment in commercial real estate and real estate-related debt and the overall return to our stockholders may be reduced.
Funds from Operations, Modified Funds from Operations and Adjusted Funds from Operations
Funds from operations attributable to common stockholders, or FFO, is a non-GAAP financial performance measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because it excludes real estate-related depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate and intangibles diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance. Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. In addition, FFO will be affected by the types of investments in our targeted portfolio which will consist of, but are not limited to: i) multifamily rental properties purchased as non-performing or distressed loans or as real estate owned by financial institutions and (ii) multifamily rental properties to which we can add value with a capital infusion (referred to as “value add properties”).
Since FFO was promulgated, GAAP has adopted several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use modified funds from operations attributable to common stockholders, or MFFO, as defined by the Investment Program Association, or IPA. MFFO excludes from FFO the following items:
(1)	acquisition fees and expenses (incurred prior to January 1, 2018, as explained below);
(2)	straight-line rent amounts, both income and expense;
(3)	amortization of above- or below-market intangible lease assets and liabilities;
(4)	amortization of discounts and premiums on debt investments;
(5)	impairment charges;
(6)	gains or losses from the early extinguishment of debt;
(7)
gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

(8)	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;
(9)	gains or losses related to consolidation from, or deconsolidation to, equity accounting;
(10)	gains or losses related to contingent purchase price adjustments; and
(11)	adjustments related to the above items for unconsolidated entities in the application of equity accounting.
We believe that MFFO is helpful in assisting management assess the sustainability of operating performance in future periods.
As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation based on the following economic considerations. Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, we explain below the reasons for each of the adjustments made in arriving at our MFFO definition:
•
Acquisition expenses. In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analysis differentiate costs to acquire the investment from the operations derived from the investment. Under current GAAP, acquisition costs related to business combinations are expensed but are capitalized for asset acquisitions. Prior to January 1, 2018, all of our acquisitions were accounted for as business combinations and their related costs were expensed. On January 1, 2018, we adopted Financial Accounting Standards Board Accounting Standards Update 2017-01; we anticipate that most property acquisitions will be treated as asset acquisitions, therefore, the related costs will be capitalized. Acquisition costs will continue to be funded from both the proceeds of debt financing and the proceeds of property dispositions, not from cash flows from operations. We believe that by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition expenses include those costs paid to our Advisor or third parties.
•
Adjustments for straight-line rents and amortization of discounts and premiums on debt investments. In the proper application of GAAP, rental receipts and discounts and premiums on debt investments are allocated to periods using various systematic methodologies. This application will result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance.

•
Adjustments for amortization of above or below market intangible lease assets. Similar to depreciation and amortization of other real estate related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes predictably over time and that these charges be recognized currently in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

•
Impairment charges, gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting and gains or losses related to contingent purchase price adjustments. Each of these items relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in our core operating fundamentals rather than changes that may reflect anticipated gains or losses. In particular, because GAAP impairment charges are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe MFFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rate, occupancy and other core operating fundamentals.

•
Adjustment for gains or losses related to early extinguishment of hedges, debt, consolidation or deconsolidation and contingent purchase price. Similar to extraordinary items excluded from FFO, these adjustments are not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

By providing MFFO, we believe we are presenting useful information that also assists investors and analysts in the assessment of the sustainability of our operating performance. We also believe that MFFO is a recognized measure of sustainable operating performance by the real estate industry. MFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies that are not as affected by other MFFO adjustments.
As an opportunity REIT, a core element of our investment strategy and operations is the acquisition of distressed and value-add properties and the rehabilitation and renovation of such properties in an effort to create additional value in such properties. As part of our operations, we intend to realize gains from such value-add efforts through the strategic disposition of such properties after we have added value through the execution of our business plan. As we do not intend to hold any of our properties for a specific amount of time, we intend to take advantage of opportunities to realize gains from our value-add efforts on a regular basis during the course of our operations as such opportunities become available, in all events subject to the rules regarding "prohibited transactions" of real estate investment trusts of the Internal Revenue Code. Therefore, we also use adjusted funds from operations attributable to common stockholders, or AFFO, in addition to FFO and MFFO when evaluating our operations. We calculate AFFO by adding/subtracting gains/losses realized on sales of our real properties from MFFO. We believe that AFFO presents useful information that assists investors and analysts in the assessment of our operating performance as it is reflective of the impact that regular, strategic property dispositions have on our continuing operations.

Neither FFO, MFFO nor AFFO should be considered as an alternative to net income (loss) attributable to common stockholders, nor as an indication of our liquidity, nor are any of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. Accordingly, FFO, MFFO and AFFO should be reviewed in connection with other GAAP measurements. Our FFO, MFFO and AFFO as presented may not be comparable to amounts calculated by other REITs. Further, during the current period of uncertainty and business disruptions as a result of the outbreak of COVID-19, FFO, MFFO and AFFO are much more limited measures of assessing our operating performance. See “—Management’s Discussion and Analysis of Financial Condition and Results of Operations -- COVID-19 Pandemic and Portfolio Outlook” for a discussion of the impact of the outbreak of COVID-19 on our business.
The following section presents our calculation of FFO, MFFO and AFFO and provides additional information related to our operations (in thousands, except per share amounts).
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income attributable to common stockholders – GAAP	$(6,497)	$(9,807)	$(15,318)	$13,374
Net gain on disposition of property	—	—	—	(34,575)
Depreciation expense	13,003	13,471	26,161	27,065
FFO attributable to common stockholders	6,506	3,664	10,843	5,864
Adjustments for straight-line rents	(124)	78	(107)	128
Amortization of intangible lease assets	3	3	6	6
Realized loss on change in fair value of interest rate cap related to extinguishments	—	—	—	109
Debt premium amortization	(82)	(83)	(164)	(166)
Acquisition fees	—	—	113	—
MFFO attributable to common stockholders	6,303	3,662	10,691	5,941
Net gain on disposition of property	—	—	—	34,575
AFFO attributable to common stockholders	$6,303	$3,662	$10,691	$40,516

Basic and diluted net (loss) income per common share - GAAP	$(0.09)	$(0.14)	$(0.22)	$0.19
FFO per share	$0.09	$0.05	$0.16	$0.08
MFFO per share	$0.09	$0.05	$0.15	$0.08
AFFO per share	$0.09	$0.05	$0.15	$0.57
Weighted average shares outstanding(1)	70,010	70,387	69,840	70,463
(1)
None of the shares of convertible stock are included in the diluted earnings per share calculations because the necessary conditions for conversion have not been satisfied as of either June 30, 2020 or June 30, 2019.

Critical Accounting Policies
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and cost and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to certain accrued liabilities. We base our estimates on historical experience and on various other assumptions that we believe reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
For a discussion of our critical accounting policies and estimates, see the discussion in our Annual Report on Form 10-K for the year ended December 31, 2019 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies.”

Off-Balance Sheet Arrangements
As of June 30, 2020 and December 31, 2019, we did not have any off-balance sheet arrangements or obligations.
Subsequent Events
We have evaluated subsequent events and determined that no events have occurred, other than as disclosed above, which would require an adjustment to or additional disclosure in the consolidated financial statements.
ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to market risk from our financial instruments primarily from changes in market interest rates. We do not have exposure to any other significant market risks. We monitor interest rate risk as an integral part of our overall risk management, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect on our results of operations. Our operating results are affected by changes in interest rates, primarily changes in LIBOR as a result of borrowings under our outstanding mortgage loans.
We enter into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we entered into a total of 20 interest rate caps that were designated as cash flow hedges during the years 2016 through 2024. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.
As of June 30, 2020 and December 31, 2019, we had $657.1 million and $650.6 million, respectively, in variable rate outstanding borrowings. If interest rates on the variable rate outstanding borrowings had been 100 basis points higher during the six months ended June 30, 2020 and the year ended December 31, 2019, our interest expense would have increased by approximately $3.3 million and $6.1 million, respectively.
In addition, changes in interest rates affect the fair value of our fixed rate outstanding borrowings. As of June 30, 2020 and December 31, 2019, we had $152.6 million and $154.3 million, respectively, in fixed rate outstanding borrowings. As of June 30, 2020 and December 31, 2019, our fixed rate outstanding borrowings had an estimated aggregate fair value of $155.9 million and $154.4 million, respectively. Fair value is computed using rates available to us for debt with similar terms and remaining maturities. If interest rates had been 100 basis points higher as of June 30, 2020 and December 31, 2019, the fair value of these fixed rate outstanding borrowings would have decreased by $2.3 million and $2.9 million, respectively.
ITEM 4.	CONTROLS AND PROCEDURES
Disclosure Controls and Procedures
We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our periodic reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our principal executive officer and our principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.
Under the supervision of our principal executive officer and principal financial officer, we have carried out an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures are effective as of June 30, 2020.
Changes in Internal Control over Financial Reporting
There has been no change in our internal control over financial reporting that occurred during the quarter ended June 30, 2020 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II.
ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
Unregistered Sale of Equity Securities
All securities sold by us during the three months ended June 30, 2020 were sold in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).
Redemption of Securities
During the three months ended June 30, 2020, we redeemed shares of our common stock as follows:
Period	Total Number of Shares Redeemed(1)	Average Price Paid per Share	Year-to-Date Number of Shares Purchased as Part of a Publicly Announced Plan or Program(2)	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
April 2020	—	$—	—	(3)
May 2020	—	$—	—	(3)
June 2020	106,531	$11.10	134,300	(3)
	106,531
(1)
All redemptions of equity securities in the three months ended June 30, 2020 were made pursuant to our share redemption program. For the three months ended June 30, 2020 we redeemed all redemption requests received in good order and eligible for redemption through the June redemption date, and as of June 30, 2020, we have no outstanding and unfulfilled redemption requests.

(2)	The share redemption program commenced on June 16, 2010 and was subsequently amended on September 29, 2011 and March 28, 2018.
(3)	We currently limit the dollar value and number of shares that may yet be redeemed under our program as described below.
Effective March 20, 2020, our share redemption program is only available for redemptions submitted in connection with a stockholder’s death, qualifying disability, or confinement of a stockholder to a long-term care facility. While the partial suspension of the share redemption program is in effect, we will only accept requests for redemption in connection with a stockholder’s death or qualifying disability and all other pending or new requests will not be honored or retained, but will be cancelled with the ability to resubmit when, if ever, the share redemption program is fully resumed. Pursuant to the terms of the share redemption program, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the 12-month period immediately prior to the effective date of redemption. Our Board of Directors will determine at least quarterly whether we have sufficient excess cash to repurchase shares. Generally, the cash available for redemption will be limited to proceeds from our distribution reinvestment plan plus, if we had positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous fiscal year.
Our share redemption program, including redemptions sought upon a stockholder's death or disability or upon confinement of a stockholder to a long-term care facility, will be available only for stockholders who purchase their shares directly from us or the transferees mentioned below, and is not intended to provide liquidity to any stockholder who acquired his or her shares by purchase from another stockholder. In connection with a request for redemption, the stockholder or his or her estate, heir or beneficiary will be required to certify to us that the stockholder acquired the shares to be repurchased either (1) directly from us or (2) from the original investor by way of (i) a bona fide gift not for value to, or for the benefit of, a member of the investor's immediate or extended family (including the investor's spouse, parents, siblings, children or grandchildren and including relatives by marriage), (ii) through a transfer to a custodian, trustee or other fiduciary for the account of the investor or members of the investor's immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or (iii) operation of law.
Our Board of Directors, in its sole discretion, may suspend, terminate or amend our share redemption program without stockholder approval upon 30 days' notice if it determines that such suspension, termination or amendment is in our best interest. Our Board may also reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund our share redemption program are needed for other purposes. These limitations apply to all redemptions, including redemptions sought upon a stockholder's death, qualifying disability or confinement to a long-term care facility.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES
(a)	There have been no defaults with respect to any of our indebtedness.
(b)	Not applicable.
ITEM 6.	EXHIBITS
Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-160463) filed February 9, 2010)
3.2	Bylaws (incorporated by reference to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-160463) filed February 9, 2010)
4.1	Form of Distribution Reinvestment Plan Enrollment Form (incorporated by reference to the Company’s Registration Statement on Form S-3 (No. 333-211721) filed May 31, 2016)
4.2
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-160463) filed November 12, 2009)

4.3	Third Amended and Restated Distribution Reinvestment Plan dated March 28, 2018 (incorporated by reference to Exhibit 4.4 to the Company's Annual Report on Form 10-K filed March 29, 2018)
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer pursuant to Section 1350 18 U.S.C., as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer pursuant to Section 1350 18 U.S.C., as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.1	Second Amended and Restated Share Redemption Program dated March 28, 2018 (incorporated by reference to Exhibit 99.2 to the Company's Annual Report on Form 10-K filed March 29, 2018)
101.1	Interactive Data Files

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

August 7, 2020	By:	/s/ Alan F. Feldman
ALAN F. FELDMAN
Chief Executive Officer
(Principal Executive Officer)

August 7, 2020	By:	/s/ Steven R. Saltzman
STEVEN R. SALTZMAN
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

ANNEX F
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2019
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from        to
Commission file number 000-55430

Resource Real Estate Opportunity REIT II, Inc.
(Exact name of registrant as specified in its charter)
Maryland	80-0854717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1845 Walnut Street, 18th Floor, Philadelphia, PA 19103
(Address of principal executive offices) (Zip code)
(215) 231-7050
(Registrant's telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of exchange on which registered
None	None	None
Securities registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.01 per share
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes  ☐ No ☑
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(a) of the Act. Yes  ☐ No ☑
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☑ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company”in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐ No ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☑
There is no established market for the registrant’s shares of common stock. On March 19, 2020, the board of directors of the Registrant approved an estimated value per share of the Registrant’s common stock of $9.08. For a full description of the methodologies used to calculate the Registrant’s estimated value per share as of December 31, 2019, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Market Information.” There were 59,856,493 shares of common stock held by non-affiliates as of June 30, 2019, the last business day of the registrant's most recently completed second fiscal quarter, for an aggregate market value of $524,941,444, assuming an estimated value per share of $8.77, which was the Registrant’s estimated value per share as determined by its board of directors on March 22, 2019. For a full description of the methodologies used to calculate the Registrant’s estimated value per share as of December 31, 2018, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities – Market Information” in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018.
As of March 18, 2020, there were 60,339,875 outstanding shares of common stock of Resource Real Estate Opportunity REIT II, Inc.
Registrant incorporates by reference portions of the Resource Real Estate Opportunity REIT II, Inc. Definitive Proxy Statement for the 2020 Annual Meeting of Stockholders (Items 10, 11, 12, 13, and 14 of Part III).

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
INDEX TO ANNUAL REPORT
ON FORM 10-K

Forward-Looking Statements
Certain statements included in this Annual Report on Form 10-K are forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology. Such statements are subject to the risks and uncertainties more particularly described in Item 1A of this Annual Report on Form 10-K. These risks and uncertainties could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances after the date of this report, except as may be required under applicable law.

PART I
ITEM 1.	BUSINESS
General
Resource Real Estate Opportunity REIT II, Inc. is a Maryland corporation that was formed on September 28, 2012. As used herein, the terms “we,” “our” and “us” refer to Resource Real Estate Opportunity REIT II, Inc. and, as required by context RRE Opportunity OP II, LP, a Delaware limited partnership, and to its subsidiaries. We focus primarily on acquiring underperforming or distressed real estate and real estate loans. We elected to be taxed as a real estate investment trust, or REIT, and to operate as a REIT beginning with our taxable year ended December 31, 2014. Our objective is to invest in multifamily assets across the entire spectrum of investments in order to provide stockholders with growing cash flow and increasing asset values.
As of December 31, 2019, we owned 17 multifamily properties, as described further in “Item 2. Properties”. In the future we may reinvest proceeds from property sales or refinancings to purchase underperforming commercial real estate and real estate-related debt, including properties that, when acquired, may benefit from renovations that may increase their long-term values.
We are externally managed by Resource Real Estate Opportunity Advisor II, LLC, which we refer to as our Advisor, an indirect wholly owned subsidiary of Resource America, Inc., or RAI. RAI is a wholly-owned subsidiary of C-III Capital Partners, LLC (“C-III”), a leading commercial real estate services company engaged in a broad range of activities. C-III controls both our Advisor and Resource Real Estate Opportunity Manager II, LLC, our property manager (our “Manager”). C-III also controls all of the shares of common stock held by RAI and our Advisor. To provide its services, the Advisor draws upon RAI, C-III, their management teams and their collective investment experience.
Our Offerings
On February 6, 2014, our Registration Statement on Form S-11 (File No. 333-184476), covering a public offering of up to 100,000,000 shares of common stock in our primary offering and 10,000,000 shares of common stock under our distribution reinvestment plan (“DRIP”), was declared effective under the Securities Act of 1933, as amended (the “Securities Act”). We retained Resource Securities, LLC, an affiliate of our Advisor, as the dealer manager for our offering. We offered up to 100,000,000 shares of common stock in our primary offering at an aggregate offering price of up to $1.0 billion, or $10 per share with discounts available to certain categories of purchasers. We also offered up to 10,000,000 shares pursuant to DRIP at an initial purchase price of $9.50 per share. Following an announcement of an estimated net asset value per share on March 30, 2016, we are offering shares pursuant to the DRIP at a purchase price equal to 95% of the estimated net asset value per share. We terminated the primary portion of our initial public offering on February 6, 2016 and continued to offer shares pursuant to our DRIP on a Registration Statement in Form S-3 filed February 16, 2016. A new Registration Statement on Form S-3 (File No. 33-236040) to register 1,500,000 shares of common stock to be sold pursuant to our DRIP was filed in January 2020. We continue to offer shares to our existing stockholders pursuant our DRIP.
Our Business Strategy
Our business strategy has a particular focus on multifamily assets, although we may also purchase interests in other types of commercial property assets consistent with our investment objectives. We have acquired and may continue to acquire (i) underperforming multifamily rental properties which we will renovate and stabilize in order to increase rents and (ii) distressed real estate owned by financial institutions, usually as a result of foreclosure, and non-performing or distressed loans, including first- and second-priority mortgage loans and other loans which we will resolve. We may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition.
Our Operating Policies and Strategies
Our Advisor has the primary responsibility for the selection of investments, the negotiation of the acquisition of these investments, and financing, asset-management and disposition decisions. A majority of our

Board of Directors and a majority of the Conflicts Committee, which includes only our three independent directors, approve certain significant proposed real estate property investments and real estate-related debt investments. Our Board of Directors meets regularly to monitor the execution of our investment strategies and our progress in achieving our investment objectives.
We may use leverage for our acquisitions in the form of both REIT level financing and individual investment financing. Such financing, both at the REIT level and at the individual investment level, may also be obtained from the seller of an investment. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our total liabilities exceed 75% of the aggregate cost of our assets unless a majority of our Conflicts Committee finds substantial justification for borrowing a greater amount.
Our Advisor and our Property Manager
Our Advisor manages our day-to-day operations and our portfolio of real estate investments, and provides asset management, marketing, investor relations, and other administrative services on our behalf, all subject to the supervision of our Board of Directors. Our Advisor has invested approximately $1.2 million in us and as of December 31, 2019 it owned 137,432 shares of our common stock and 50,000 shares of our convertible stock. Under certain circumstances, the convertible shares may be converted into shares of our common stock. As of December 31, 2019 our Advisor had granted 19,968 shares of its convertible stock to employees of RAI and its subsidiaries and affiliates. The shares granted vest ratably over three years; 18,096 of the shares have vested as of December 31, 2019 and 1,872 shares have been forfeited.
We have a management agreement with Resource Real Estate Opportunity Manager II, LLC, or our Manager, an affiliate of our Advisor, to provide property management services, as applicable, for most, if not all, of the properties or other real estate related assets we acquire, provided our Advisor is able to control the operational management of such acquisitions. Our Manager may subcontract with an affiliate or third party to provide day-to-day property management, construction management and/or other property specific functions as applicable for the properties it manages.
Greystar, a third-party, is a property management company that our Manager has subcontracted with to manage most of the real estate assets that we own. The employees of Greystar, acting through our Manager, assist in providing property management as well as construction management services to us.
Competition
We believe that the current market for properties that meet our investment objectives is extremely competitive and many of our competitors have greater resources than we do. We believe that our multifamily communities are suitable for their intended purposes and adequately covered by insurance. There are a number of comparable properties located in the same submarkets that may compete with them. We compete with numerous other entities engaged in real estate investment activities, including individuals, corporations, banks and insurance company investment accounts, other REITs, real estate limited partnerships, the U.S. Government and other entities, to acquire, manage and sell real estate properties and real estate related assets. Many of our competitors enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase.
Environmental
As an owner of real estate, we are subject to various environmental laws of federal, state and local governments. Compliance with existing laws has not had a material adverse effect on our financial condition or results of operations, and management does not believe it will have such an impact in the future. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.
Employees and Economic Dependency
We have no paid employees. The employees of our Advisor and its affiliates provide management, acquisition, advisory and certain administrative services for us. We are dependent on our Advisor and its affiliates for certain services that are essential to us, including the identification, evaluation, negotiation, purchase and disposition of properties and other investments; management of the daily operations of our portfolio; and other general and administrative responsibilities. In the event that these affiliated companies are unable to provide the respective services, we will be required to obtain such services from other sources.
Access to Company Information
We electronically file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports with the United States Securities and Exchange Commission (“SEC”). The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically.
We make available free of charge, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports on our website, www.resourcereit2.com, or by responding to requests addressed to our investor relations group. These reports are available as soon as reasonably practicable after such material is electronically filed or furnished to the SEC.

ITEM 1A.	RISK FACTORS
Below are some of the risks and uncertainties that could cause our actual results to differ materially from those presented in our forward-looking statements. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects, and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.
Risks Related to an Investment in Us
There is no public trading market for your shares; therefore, it will be difficult for you to sell your shares.
There is no current established public market for our shares and our charter does not require our directors to seek stockholder approval to liquidate our assets by a specified date nor list our shares on an exchange by a specified date. Our charter limits your ability to transfer or sell your shares unless the prospective stockholder meets the applicable suitability and minimum purchase standards. Our charter also prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share redemption program has been suspended except for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility and further includes numerous restrictions that limit your ability to sell your shares to us, and our board of directors may amend, suspend or terminate our share redemption program upon 30 days’ notice without stockholder approval. Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares would not be accepted as the primary collateral for a loan.
Because we are dependent upon our Advisor and its affiliates to conduct our operations, any adverse changes in the financial health of our Advisor or its affiliates or our relationship with them could hinder our operating performance and the return on our stockholders’ investment.
We are dependent on our Advisor to manage our operations and our portfolio of real estate assets. Our Advisor depends largely upon the fees and other compensation that it receives from us in connection with the purchase, management and sale of assets to conduct its operations. Any adverse changes in the financial condition of our Advisor or our relationship with our Advisor could hinder its ability to successfully manage our operations and our portfolio of investments.
Our ability to achieve our investment objectives and to conduct our operations is dependent upon the performance of our Advisor, which is a subsidiary of our sponsor and its parent company, C-III. Our sponsor’s business is sensitive to trends in the general economy, as well as the commercial real estate and credit markets. To the extent that any decline in our sponsor’s or C-III’s revenues and operating results impacts the performance of our Advisor, our results of operations, and financial condition could also suffer.
The loss of or the inability to hire additional or replacement key real estate and debt finance professionals by our Advisor and its affiliates could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.
We believe that our future success depends, in large part, upon our Advisor, and its affiliates’ ability to retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our Advisor and its affiliates may be unsuccessful in attracting and retaining such skilled individuals. If our Advisor loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered and the value of your investment may decline.
If we make distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, your overall return may be reduced and the value of a share of our common stock may be diluted.
For the year ended December 31, 2018 we paid distributions of $36.9 million. We funded these distributions with a combination of cash flows from operations and proceeds from debt financing. For the year ended December 31, 2019, we paid distributions of $27.2 million. We funded these distributions from a combination of cash flows from operations and proceeds from debt financing. We will declare distributions when our board of directors determines we have sufficient cash flow. Our board of directors considers many factors before authorizing a cash distribution, including current and projected cash flow from operations, capital expenditure needs, general financial conditions and REIT qualification requirements. We expect to have little, if any, cash flow from operations available for cash distributions until we have executed our value-add strategy for a substantial portion of our investments. We expect that during our operational stage, our board will declare cash distributions that will be paid in advance of our receipt of cash flow that we expect to receive during a later period. In these instances, where we do not have sufficient cash flow to cover our distributions, we expect to use the proceeds from borrowings or asset sales to pay distributions. We may borrow funds or sell assets to make and cover our declared distributions, all or a portion of which could be deemed a return of capital. We may also fund such distributions from third-party borrowings or from advances from our Advisor or sponsor or from our Advisor’s deferral of its asset management fee. If we fund cash distributions from borrowings, sales of assets or the net proceeds from securities issuances, we will have less funds available for the acquisition of real estate and real estate-related assets and your overall return may be reduced. Further, to the extent cash distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. Our organizational documents do not limit the amount of distributions we can fund from sources other than from cash flows from operations.
Future interest rate increases in response to inflation may inhibit our ability to conduct our business and acquire or dispose of real property or real estate-related debt investments at attractive prices and your overall return may be reduced.
While we expect a significant amount of our leases to be short term multi-family leases that are not impacted by inflation, we will be exposed to inflation risk with respect to income from any long-term leases on real property and from related real estate debt investments as these may constitute a source of our cash flows from operations. High inflation may in the future tighten credit and increase prices. Further, if interest rates rise, such as during an inflationary period, the cost of acquisition capital to purchasers may also rise, which could adversely impact our ability to dispose of our assets at attractive sales prices. Should we be required to acquire, hold or dispose of our assets during a period of inflation, our overall return may be reduced.
Our rights and the rights of our stockholders to recover claims against our directors and officers are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.
Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that our directors and officers will not be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless our directors are negligent or engage in misconduct or our independent directors are grossly negligent or engage in willful misconduct. As a result, you and we may have more limited rights against our directors and officers than might otherwise exist under common law, which could reduce our and your recovery from these persons if they act in a negligent manner. Our charter also requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employment benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.
We may change our policies and our operations without stockholder consent.
Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks you face as a stockholder.

Because the offering price in our distribution reinvestment plan offering exceeds our net tangible book value per share, investors in the offering will experience immediate dilution in the net tangible book value of their shares.
We are currently offering shares pursuant to our distribution reinvestment plan at $8.63 per share. Our current offering price exceeds our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets (exclusive of certain intangible items, including deferred financing costs) minus total liabilities, divided by the total number of shares of common stock outstanding. It assumes that the value of real estate assets diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) fees paid in connection with our initial public offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker dealers, and (iii) stock distributions we have made. As of December 31, 2019, our net tangible book value per share was $3.53.
The estimated value per share of our common stock may not reflect the value that stockholders will receive for their investment and does not take into account how developments subsequent to the valuation date related to individual assets, the financial or real estate markets or other events may have increased or decreased the value of our portfolio.
On March 19, 2020, our board of directors approved an estimated value per share of our common stock of $9.08 based on the estimated market value of our portfolio of investments as of December 31, 2019. As of the date of this filing, we are not aware of a material change in the value of our investment that would impact the overall estimated value per share; however, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our investments and our resulting estimated value per share of our common stock.
We provided this estimated value per share to assist broker-dealers that participated in our public offerings in meeting their customer account statement reporting obligations under Financial Industry Regulatory Authority (“FINRA”) Rule 2231. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations for Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly Investment Program Association) (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
With the approval of the conflicts committee, we engaged Duff & Phelps, LLC (“Duff & Phelps”) to provide a calculation of the range in estimated value per share of our common stock as of December 31, 2019. Duff & Phelps held discussions with senior management of our Advisor and conducted appraisals, investigations, research, review and analysis as it deemed necessary. Duff & Phelps based this range in estimated value per share upon its estimates of the “as is” market values of our interests in 17 multifamily properties. Duff & Phelps made adjustments to the aggregate estimated values of our investments to reflect balance sheet assets and liabilities provided by our management before calculating a range of estimated values based on the number of outstanding shares of our common stock as of December 31, 2019.
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. In particular, due in part to (i) the high concentration of our total assets in real estate, and (ii) the number of shares of our common stock outstanding, even modest changes in key assumptions made in appraising our real estate properties could have a very significant impact on the estimated value of our shares. The estimated value per share is not audited and does not represent the fair value of our assets less the fair value of our liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of our assets and liabilities or the amount that our shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of debt. Accordingly, with respect to the estimated value per share, we can give no assurance that:
•	a stockholder would be able to resell his or her shares at the estimated value per share;
•	a stockholder would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of its liabilities or a sale of our company;
•	our shares of common stock would trade at the estimated value per share on a national securities exchange;
•	a third party would offer the estimated value per share in an arm’s-length transaction to purchase all or substantially all of our shares of common stock;
•	another independent third-party appraiser or third-party valuation firm would agree with the our estimated value per share; or
•	the methodology used to calculate our estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of December 31, 2019 is based on the estimated value of our investments as of December 31, 2019. We did not make any adjustments to the valuation for the impact of other transactions occurring subsequent to December 31, 2019, including, but not limited to, (i) the issuance of common stock under the distribution reinvestment plan, (ii) net operating income earned and distributions declared, (iii) the redemption of shares and (iv) the potential conversion of convertible stock into common stock. The value of our shares will fluctuate over time in response to developments related to individual assets in our portfolio and the management of those assets and in response to the real estate and finance markets. In particular, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our operations and investments. For a full description of the methodologies and assumptions used to value our assets and liabilities in connection with the calculation of the estimated value per share, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Market Information.”
The actual value of shares that we repurchase under our share redemption program may be substantially less than what we pay.
Under our share redemption program, the current maximum price that may be paid under the program is $9.08 per share, which is 100% of the current estimated value per share for special redemptions. Although this is based upon our current estimated value per share, this reported value is likely to differ from the price at which a stockholder could resell his or her shares for the reasons discussed in the risk factor above. Thus, when we repurchase shares of our common stock at $9.08 per share, the actual value of the shares that we repurchase is likely to be less, and the repurchase is likely to be dilutive to our remaining stockholders. Even at lower repurchase prices, the actual value of the shares may be substantially less than what we pay and the repurchase may be dilutive to our remaining stockholders.
We face risks associated with security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology, or IT, networks and related systems.
We will face risks associated with security breaches, whether through cyber-attacks or cyber intrusions over the Internet, malware, computer viruses, attachments to e-mails, persons inside our organization or persons with access to systems inside our organization, and other significant disruptions of our IT networks and related systems or the IT systems of our vendors. The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Our IT networks and related systems (including the IT systems of our vendors, such as Greystar, our third-party property manager) are essential to the operation of our business and our ability to perform day-today operations, and, in some cases, may be critical to the operations of certain of our tenants. There can be no assurance that our efforts to maintain the security and integrity of these types of IT networks and related systems will be effective or that attempted security breaches or disruptions would not be successful or damaging. A security breach or other significant disruption involving our, or our vendors, IT networks and related systems could adversely impact our financial condition, results of operations, cash flows, and our ability to satisfy our debt service obligations and to pay distributions to our stockholders.
The outbreak of widespread contagious disease, such as the novel coronavirus, COVID-19, could adversely impact our operations and the value of our investments.
In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally including in the United States and has resulted in restrictions on travel and quarantines imposed. These restrictions have had a negative impact on the economy and business activity globally and may adversely impact the ability of our tenants, many of whom may be restricted in their ability to work, to pay their rent as and when due. In addition, our property managers may be limited in their ability to properly maintain our properties. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including additional actions taken to contain COVID-19 or treat its impact, among others. Our business and financial results could be materially and adversely impacted.
Risks Related to Conflicts of Interest
Because we rely on affiliates of Resource Real Estate for the provision of advisory and property management, if Resource Real Estate is unable to meet its obligations we may be required to find alternative providers of these services, which could result in a significant and costly disruption of our business.
Resource Real Estate, through one or more of its subsidiaries, owns and controls our Advisor and our Manager. The operations of our Advisor and our Manager rely substantially on Resource Real Estate and its affiliates. In the event that Resource Real Estate becomes unable to meet its obligations as they become due, we might be required to find alternative service providers, which could result in a significant disruption of our business and would likely adversely affect the value of your investment in us. Further, given the non-solicitation agreement we have with our advisor, it would be difficult for us to utilize any current employees that provide services to us.
Our Advisor and its affiliates, including all of our executive officers, our affiliated directors and other key real estate professionals face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.
All of our executive officers and our affiliated directors are also officers, directors, managers or key professionals of our Advisor and other affiliated Resource Real Estate and/or C-III entities. Our Advisor and its affiliates receive substantial fees from us. These fees could influence our advisor’s advice to us as well as the judgment of affiliates of our advisor. Among other matters, these compensation arrangements could affect their judgment with respect to:
•	the continuation, renewal or enforcement of our agreements with our Advisor and its affiliates, including the advisory agreement and the management agreement;
•
sales of properties and other investments, which may entitle our Advisor to disposition fees and the possible issuance to our Advisor of shares of our common stock through the conversion of our convertible stock;

•
acquisitions of properties and investments in loans, which entitle our Advisor to acquisition and asset management fees, and, in the case of acquisitions or investments from other Resource Real Estate-sponsored programs, might entitle affiliates of our Advisor to disposition fees in connection with its services for the seller;

•	borrowings to acquire properties and other investments, which borrowings will increase the acquisition and asset management fees payable to our Advisor;
•
whether and when we seek to list our common stock on a national securities exchange, which listing could entitle our Advisor to the issuance of shares of our common stock through the conversion of our convertible stock; and

•
whether and when we seek to sell the company or its assets, which sale could entitle our Advisor to disposition fees and to the issuance of shares of our common stock through the conversion of our convertible stock and terminate the asset management fee.

The fees our Advisor receives in connection with the acquisition and management of assets are based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. This may influence our Advisor to recommend riskier transactions to us.
Our Advisor will face conflicts of interest relating to the disposition of assets and such conflicts may not be resolved in our favor, which could limit our ability to make distributions and reduce your overall investment return.
We rely on our sponsor and other key real estate professionals at our Advisor to sell our assets. The executive officers and several of the other key real estate professionals at our Advisor are also the key real estate professionals at the advisors to other sponsored programs and joint ventures. As such, sponsored programs and joint ventures rely on many of the same real estate professionals as will future programs. These other sponsored programs and joint ventures may possess properties in similar locations and may be attempting to sell these properties at the same time we are attempting to sell some of our properties. If our Advisor directs potential purchasers to properties owned by another sponsored program when it could direct such purchasers to our properties, we may be unable to sell some or all of our properties at the time or at the price we otherwise would, which could limit our ability to pay distributions and reduce the overall investment return of our stockholders.
Our Advisor faces conflicts of interest relating to joint ventures that we may form with affiliates of our Advisor, which conflicts could result in a disproportionate benefit to the other venture partners at our expense.
If approved by our conflicts committee, we may enter into joint venture agreements with other sponsored programs or affiliated entities for the acquisition, development or improvement of properties or other investments. Our Advisor and the advisors to the other Resource Real Estate or C-III-sponsored programs have the same executive officers and key employees; and these persons will face conflicts of interest in determining which program or investor should enter into any particular joint venture agreement. These persons may also face a conflict in structuring the terms of the relationship between our interests and the interests of the affiliated co-venturer and in managing the joint venture. Any joint venture agreement or transaction between us and an affiliated co-venturer will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. The affiliated co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. These co-venturers may thus be either to our and your benefit or detriment.
Our Advisor, the real estate professionals assembled by our Advisor, their affiliates and our officers face competing demands relating to their time, and this may cause our operations and your investment to suffer.
We rely on our Advisor, the real estate professionals our Advisor has assembled and their affiliates and officers for the day-to-day operation of our business. Our Advisor, its real estate professionals and affiliates, including our officers and employees, have interests in other affiliated programs and engage in other business activities. As a result of their interests in other affiliated programs and the fact that they have engaged in and they will continue to engage in other business activities, they face conflicts of interest in allocating their time among us, our Advisor and other affiliate-sponsored programs and other business activities in which they are involved. Should our Advisor inappropriately devote insufficient time or resources to our business, the returns on our investments may suffer.
Our executive officers and our affiliated directors face conflicts of interest related to their positions in our Advisor and its affiliates which could hinder our ability to implement our business strategy and to generate returns to you.
Our executive officers and our affiliated directors are also executive officers, directors, managers and key professionals of our Advisor and other affiliated Resource Real Estate and/or C-III entities. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to you and to maintain or increase the value of our assets.
Payment of substantial fees and expenses to our Advisor and its affiliates reduces cash available for investment and distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.
Our Advisor and its affiliates perform services for us in connection with the selection and acquisition of our investments, the management and leasing of our properties and the administration of our other investments. We pay them substantial fees for these services, which result in immediate dilution to the value of your investment and reduce the amount of cash available for investment or distribution to stockholders.
We also pay significant fees to our Advisor and its affiliates during our operational stage. Those fees include property management and debt servicing fees, asset management fees and obligations to reimburse our advisor and its affiliates for expenses they incur in connection with their providing services to us, including certain personnel services.
We may also pay significant fees during our listing/liquidation stage. The subordinated incentive fee that we will pay to our Advisor should our investors receive an agreed upon return on their investment is structured in the form of convertible stock. Our Advisor has exchanged 5,000 shares of our common stock for 50,000 shares of our convertible stock. Under limited circumstances, these shares may be converted into shares of our common stock satisfying our obligation to pay our advisor an incentive fee and diluting our stockholders’ interest in us. Our convertible stock will convert into shares of common stock on one of two events. First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 7% cumulative, non-compounded, annual return at that price. Alternatively, the convertible stock will convert if we list our shares of common stock on a national securities exchange and, on the 31st trading day after listing, the value of our company based on the average trading price of our shares of common stock since the listing, plus prior distributions, combine to meet the same 7% return threshold for our common stockholders. Each of these two events is a “Triggering Event.”
Upon a Triggering Event, our convertible stock will, unless our advisory agreement with our advisor has been terminated or not renewed on account of a material breach by our Advisor, generally be converted into a number of shares of common stock equal to 1/50,000 of the quotient of:
(A)	15% of the amount, if any, by which
•
(1) the value of the company as of the date of the event triggering the conversion plus the total distributions paid to our stockholders through such date on the then outstanding shares of our common stock exceeds

•
(2) the sum of the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by

(B)	the value of the company divided by the number of outstanding shares of common stock, in each case, as of the date of the event triggering the conversion.
However, if our advisory agreement with our Advisor expires without renewal or is terminated (other than because of a material breach by our advisor) prior to a Triggering Event, then upon a Triggering Event the holder of the convertible stock will be entitled to a prorated portion of the number of shares of common stock determined by the foregoing calculation, where such proration is based on the percentage of time we were advised by our advisor. As a result, following conversion, the holder of the convertible stock will be entitled to a portion of amounts distributable to our stockholders, which such amounts distributable to the holder could be significant.
Our Advisor can influence whether our common stock is listed for trading on a national securities exchange. Accordingly, our advisor can influence the conversion of the convertible stock issued to it and the resulting dilution of other stockholders’ interests.
These fees and other potential payments increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than the purchase price of the shares in this offering. Substantial consideration paid to our Advisor and its affiliates also increases the risk that you will not be able to resell your shares at a profit, even if our shares are listed on a national securities exchange.

Risks Related to Our Corporate Structure
Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.
Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, our charter prohibits a person from directly or constructively owning more than 9.8% of our outstanding shares, unless exempted by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all, or substantially all, of our assets) that might provide a premium price for holders of our common stock.
Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.
Our board of directors may increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all, or substantially all, of our assets) that might provide a premium price to holders of our common stock. A majority of our conflicts committee must approve any issuance of preferred stock.
Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the definition of an investment company under the Investment Company Act.
If the market value or income potential of our qualifying real estate assets changes as compared to the market value or income potential of our non-qualifying assets, or if the market value or income potential of our assets that are considered “real estate-related assets” under the Investment Company Act or REIT qualification tests changes as compared to the market value or income potential of our assets that are not considered “real estate-related assets” under the Investment Company Act or REIT qualification tests, whether as a result of increased interest rates, prepayment rates or other factors, we may need to modify our investment portfolio in order to maintain our REIT qualification or exception from the definition of an investment company. If the decline in asset values or income occurs quickly, this may be especially difficult, if not impossible, to accomplish. This difficulty may be exacerbated by the illiquid nature of many of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.
You may not be able to sell your shares under our share redemption program and, if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in our shares.
Our Board of Directors suspended the share redemption program, except for redemptions submitted in connection with a stockholder’s death, qualifying disability or confinement to a long-term care facility and may further amend, suspend or terminate our share redemption program upon 30 days’ notice without stockholder approval. Our board of directors may reject any request for redemption of shares. Further, there are many limitations on your ability to sell your shares pursuant to the share redemption program. Any stockholder requesting repurchase of their shares pursuant to our share redemption program will be required to certify to us that such stockholder acquired the shares by either (1) a purchase directly from us or (2) a transfer from the original investor by way of (i) a bona fide gift not for value to, or for the benefit of, a member of the stockholder’s immediate or extended family, (ii) a transfer to a custodian, trustee or other fiduciary for the account of the stockholder or his or her immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or (iii) operation of law.
In addition, our share redemption program contains other restrictions and limitations. We expect to redeem shares on a quarterly basis. If the Board of Directors determines to fully resume the share redemption program, shares will be redeemed pro rata among all stockholders requesting redemption in such quarter, with a priority given to redemptions upon the death, qualifying disability, or confinement to a long-term care facility of a stockholder; next, to stockholders who demonstrate, in the discretion of our board of directors, another involuntary, exigent circumstance, such as bankruptcy; next, to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and, finally, to other redemption requests.
We will not redeem more than 5% of the weighted average number of shares outstanding during the twelve-month period immediately prior to the date of redemption. Our board of directors will determine from time to time, and at least quarterly, whether we have sufficient excess cash to repurchase shares. Generally, the cash available for redemption will be limited to proceeds from our distribution reinvestment plan plus 1% of the operating cash flow from the previous fiscal year (to the extent positive).
Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.
Our stockholders do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,010,050,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock, 50,000 shares are designated as convertible stock and 10,000,000 are designated as preferred stock. Our board of directors may increase the number of authorized shares of capital stock without stockholder approval. Our board may elect to (1) sell additional equity securities in future public or private offerings; (2) issue shares of our common stock upon the exercise of the options we may grant to our independent directors or to employees of our advisor or property manager; (3) issue shares to our Advisor, its successors or assigns, in payment of an outstanding obligation or as consideration in a related-party transaction; (4) issue shares of common stock upon the conversion of our convertible stock; or (5) issue shares of our common stock to sellers of properties we acquire in connection with an exchange of limited partnership interests of our operating partnership. To the extent we issue additional equity interests, your percentage ownership interest in us will be diluted. Further, depending upon the terms of such transactions, most notably the offering price per share, which may be less than the price paid per share in any public offering and the value of our properties, existing stockholders may also experience a dilution in the book value of their investment in us.
Our board of directors could opt into certain provisions of the Maryland General Corporation Law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their stock in connection with a business combination.
Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our board opt into these provisions of Maryland law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Because Maryland law permits our board to adopt certain anti-takeover measures without stockholder approval, investors may be less likely to receive a “control premium” for their shares.
In 1999, the State of Maryland enacted legislation that enhances the power of Maryland corporations to protect themselves from unsolicited takeovers. Among other things, the legislation permits our board, without stockholder approval, to amend our charter to:
•	stagger our board of directors into three classes;
•	require a two-thirds stockholder vote for removal of directors;
•	provide that only the board can fix the size of the board;

•	provide that all vacancies on the board, however created, may be filled only by the affirmative vote of a majority of the remaining directors in office; and
•	require that special stockholder meetings may only be called by holders of a majority of the voting shares entitled to be cast at the meeting.
Under Maryland law, a corporation can opt to be governed by some or all of these provisions if it has a class of equity securities registered under the Exchange Act, and has at least three independent directors. Our charter does not prohibit our board from opting into any of the above provisions permitted under Maryland law. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities.
If we internalize our management functions, we could incur significant costs associated with being self-managed and may not be able to retain or replace key personnel; and we may have increased exposure to litigation as a result of internalizing our management functions.
We may internalize management functions provided by our Advisor, our Manager and their respective affiliates by acquiring assets and personnel from our advisor, our property manager or their affiliates. In the event we were to acquire our advisor or our property manager, we cannot be sure of the terms relating to any such acquisition.
If we internalize, we would no longer bear the costs of the various fees and expenses we expect to pay to our Advisor and to our Manager under their respective agreements; however, our direct expenses would increase due to the inclusion of general and administrative costs, including legal, accounting, and other expenses related to corporate governance, SEC reporting and compliance. We would also incur the compensation and benefits costs of our officers and other employees and consultants that are now paid by our advisor, our property manager or their affiliates. We cannot reasonably estimate the amount of fees to our advisor, property manager and other affiliates we would save, and the costs we would incur, if we acquired these entities. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, our property manager and their affiliates, our net income per share and funds from operations per share would be lower than they otherwise would have been had we not acquired these entities, potentially decreasing the amount of funds available for distribution.
Additionally, if we internalize our management functions, we would employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances. Also, there can be no assurances that we will be successful in retaining key personnel at our advisor or property manager in the event of an internalization transaction. In addition, we could have difficulty integrating the functions currently performed by our advisor, our property manager and their affiliates. Currently, the officers and employees of our Advisor, our Manager, and their affiliates perform asset management, property management, and general and administrative functions, including accounting and financial reporting, for multiple entities. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could result in our incurring additional costs and/or experiencing deficiencies in our disclosures controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs and our management’s attention could be diverted from effectively managing our properties and overseeing other real estate-related assets.
In addition, internalization transactions have been the subject of stockholder litigation. Stockholder litigation can be costly and time-consuming, and there can be no assurance that any litigation expenses we might incur would not be significant or that the outcome of litigation would be favorable to us. Any amounts we are required to expend defending any such litigation will reduce the amount of funds available for investment by us in properties or other investments.

Risks Related to Investments in Real Estate
Economic and regulatory changes that impact the real estate market generally may decrease the value of our investments and weaken our operating results.
The properties we acquire and their performance are subject to the risks typically associated with real estate, including:
•	downturns in national, regional and local economic conditions;
•	competition;
•	adverse local conditions, such as oversupply or reduction in demand and changes in real estate zoning laws that may reduce the desirability of real estate in an area;
•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-let space;
•	changes in the supply of or the demand for similar or competing properties in an area;
•	changes in interest rates and the availability of permanent mortgage financing, which may render the sale of a property or loan difficult or unattractive;
•	changes in governmental regulations, including those involving tax, real estate usage, environmental and zoning laws; and
•	periods of high interest rates and tight money supply.
Any of the above factors, or a combination thereof, could result in a decrease in the value of our investments, which would have an adverse effect on our results of operations, reduce the cash available for distributions and the return on your investment.
Residents of multifamily rental properties who have experienced personal financial problems or a downturn in their business may delay enforcement of our rights, and we may incur substantial costs attempting to protect our investment.
Residents or tenants who have experienced a downturn in their residential or business leases and residents or tenants who have experienced difficulties with their personal financial situations such as a job loss, bankruptcy or bad credit rating, may result in their failure to make timely rental payments or their default under their leases. In the event of any default by residents or tenants at our properties, we may experience delays in enforcing our rights and may incur substantial costs attempting to protect our investment.
The bankruptcy or insolvency of any resident or tenant also may adversely affect the income produced by our properties. If any resident or tenant becomes a debtor in a case under the U.S. Bankruptcy Code, our actions may be restricted by the bankruptcy court and our financial condition and results of operations could be adversely affected.
The operating costs of our properties will not necessarily decrease if our income decreases.
Certain expenses associated with ownership and operation of a property may be intentionally increased to enhance the short- and long-term success of the property in the form of capital gain and current income, such as:
•	increased staffing levels;
•	enhanced technology applications; and
•	increased marketing efforts.
Certain expenses associated with the ownership and operation of a property are not necessarily reduced by events that adversely affect the income from the property, such as:
•	real estate taxes;
•	insurance costs; and
•	maintenance costs.
For example, if the leased property loses tenants or rents are reduced, then those costs described in the preceding sentence are not necessarily reduced. As a result, our cost of owning and operating leased properties may, in the future, exceed the income the property generates even though the property’s income exceeded its costs at the time it was acquired. This would decrease the amount of cash available to us to distribute to you and could negatively affect your return on investment.
We compete with third parties in acquiring, managing and selling properties and other investments, which could reduce our profitability and the return on your investment.
We believe that the current market for properties that meet our investment objectives is extremely competitive and many of our competitors have greater resources than we do. We compete with numerous other entities engaged in real estate investment activities, including individuals, corporations, banks and insurance company investment accounts, other REITs, real estate limited partnerships, the U.S. Government and other entities, to acquire, manage and sell real estate and real estate-related assets. Many of our expected competitors enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase.
Competition with these entities may result in the following:
•	greater demand for the acquisition of real estate and real estate-related assets, which results in increased prices we must pay for our real estate and real estate-related assets;
•	delayed investment of our capital;
•	decreased availability of financing to us; or
•	reductions in the size or desirability of the potential tenant base for one or more properties that we lease.
If such events occur, you may experience a lower return on your investment.
Our joint venture partners could take actions that decrease the value of an investment to us and lower our stockholders’ overall return.
We may enter into joint ventures to acquire properties and other assets. We may also purchase and renovate properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:
•	that our co-venturer, co-tenant or partner in an investment could become insolvent or bankrupt;
•	that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;
•	that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or
•
that such co-venturer, co-tenant or partner may grant us a right of first refusal or buy/sell right to buy out such co-venturer or partner, and that we may be unable to finance such a buy-out if it becomes exercisable or we are required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a co-venturer subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and therefore your return on investment.
Properties that have significant vacancies may experience delays in leasing up or could be difficult to sell, which could diminish our return on these properties.
A property may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. Further, our potential investments in underperforming multifamily rental properties may have significant vacancies at the time of acquisition. If vacancies continue for a prolonged period of time beyond the expected lease-up stage that we anticipate will follow any redevelopment or repositioning efforts, we may suffer reduced revenues resulting in less cash available for distributions. In addition, the resale value of the property could be diminished because the market value of a particular property depends principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction on the resale value of a property could also reduce your return on investment.
Because we rely on our Manager, its affiliates and third parties to manage the day-to-day affairs of any properties we acquire, should the staff of a particular property perform poorly, our operating results for that property will similarly be hindered and our net income may be reduced.
We depend upon the performance of our property managers to effectively manage our properties and real estate-related assets. Poor performance by those sales, leasing and other management staff members operating a particular property will necessarily translate into poor results of operations for that particular property. Should our Manager, its affiliates or third parties fail to identify problems in the day-to-day management of a particular property or fail to take the appropriate corrective action in a timely manner, our operating results may be hindered and our net income reduced.
If we are unable to obtain funding for future capital needs, cash distributions to our stockholders could be reduced and the value of our investments could decline.
If we need additional capital in the future to improve or maintain our properties or for any other reason, we may have to obtain financing from sources beyond our cash flow from operations, such as borrowings, sales of assets or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to you and could reduce the value of your investment.
If we are unable to sell a property for the price, on the terms, or within the time frame we desire, it could limit our ability to pay cash distributions to you.
Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties for the price, on the terms, or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our properties at a profit. Our inability to sell properties at the time and on the terms we want could reduce our cash flow and limit our ability to make distributions to you and could reduce the value of your investment.
Government entities, community associations and contractors may cause unforeseen delays and increase costs to redevelop and reposition underperforming properties that we may acquire, which may reduce our net income and cash available for distributions to you.
We may seek to or be required to incur substantial capital obligations to redevelop or reposition existing properties that we acquire at a discount as a result of neglect of the previous owners or tenants of the properties and to sell the properties. Our advisor and its key real estate professionals will do their best to acquire properties that do not require excessive redevelopment or modifications and that do not contain hidden defects or problems. There could, however, be unknown and excessive costs, expenses and delays associated with a discounted property’s redevelopment, repositioning or interior and exterior upgrades. We will be subject to risks relating to the uncertainties associated with rezoning for redevelopment and other concerns of governmental entities, community associations and our construction manager’s ability to control costs and to build in conformity with plans and the established timeframe. We will pay a construction management fee to a construction manager, which may be our Manager or its affiliates, if new capital improvements are required.
If we are unable to increase rental rates or sell the redeveloped property at a price consistent with our underwritten projections due to local market or economic conditions to offset the cost of the redevelopment or repositioning the property, the return on your investment may suffer. To the extent we acquire discounted properties in major metropolitan areas where the local government has imposed rent controls, we may be prohibited from increasing the rental rates to a level sufficient to cover the particular property’s redevelopment costs and expenses.
Costs of responding to both known and previously undetected environmental contamination and hazardous conditions may decrease our cash flows and limit our ability to make distributions.
Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials, and other health and safety-related concerns.
Some of these laws and regulations may impose joint and several liability on the tenants, current or previous owners or operators of real property for the costs to investigate or remediate contaminated properties, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Our tenants’ operations, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.
Environmental laws also may impose liens on a property or restrictions on the manner in which a property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances.
The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.
Properties acquired by us may have toxic mold that could result in substantial liabilities to us.
Litigation and concern about indoor exposure to certain types of toxic molds has been increasing as the public becomes aware that exposure to mold can cause a variety of health effects and symptoms, including allergic reactions. It is impossible to eliminate all mold and mold spores in the indoor environment. There can be no assurance that the properties acquired by us will not contain toxic mold. The difficulty in discovering indoor toxic mold growth could lead to an increased risk of lawsuits by affected persons and the risk that the cost to remediate toxic mold will exceed the value of the property. There is a risk that we may acquire properties that contain toxic mold and such properties may negatively affect our performance and your return on investment.
Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on your investment.
There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions.
Our costs associated with and the risk of failing to comply with the Americans with Disabilities Act, the Fair Housing Act and other tax credit programs may adversely affect cash available for distributions.
Our properties are generally expected to be subject to the Americans with Disabilities Act of 1990, as amended. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We cannot assure you that we will be able to acquire properties that comply with the Disabilities Act or place the burden on the seller or other third party to ensure compliance with such laws. If we cannot, our funds used for compliance with these laws may affect cash available for distributions and the amount of distributions to you.
The multifamily rental properties we acquire must comply with Title III of the Disabilities Act, to the extent that such properties are “public accommodations” or “commercial facilities” as defined by the Disabilities Act. Compliance with the Disabilities Act could require removal of structural barriers to handicapped access in certain public areas of our apartment communities where such removal is readily achievable. The Disabilities Act does not, however, consider residential properties, such as multifamily rental properties, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as the leasing office, are open to the public.
We also must comply with the Fair Housing Amendment Act of 1988 (“FHAA”), which requires that multifamily rental properties first occupied after March 13, 1991 be accessible to handicapped residents and visitors. Compliance with the FHAA could require removal of structural barriers to handicapped access in a community, including the interiors of apartment units covered under the FHAA. Recently there has been heightened scrutiny of multifamily rental properties for compliance with the requirements of the FHAA and the Disabilities Act and an increasing number of substantial enforcement actions and private lawsuits have been brought against multifamily rental properties to ensure compliance with these requirements. Noncompliance with the FHAA and the Disabilities Act could result in the imposition of fines, awards of damages to private litigants, payment of attorneys’ fees and other costs to plaintiffs, substantial litigation costs and substantial costs of remediation.
Certain of our properties may be subject to the low income housing tax credits, historic preservation tax credits or other similar tax credit rules at the federal, state or municipal level. The application of these tax credit rules is extremely complicated and noncompliance with these rules may have adverse consequences for us. Noncompliance with applicable tax regulations may result in the loss of future or other tax credits and the fractional recapture of these tax credits already taken. Accordingly, noncompliance with these tax credit rules and related restrictions may adversely affect our ability to distribute any cash to our investors.
Our properties may be dispersed geographically and across various markets and sectors.
We may acquire and operate properties in different locations throughout the United States and in different markets and sectors. The success of our properties will depend largely on our ability to hire various managers and service providers in each area, market and sector where the properties are located or situated. It may be more challenging to manage a diverse portfolio. Failure to meet such challenges could reduce the value of your investment.

Because of the concentration of a significant portion of our assets in certain geographic markets, any adverse economic, real estate or business conditions in these markets could affect our operating results and our ability to make distributions to our stockholders
As of December 31, 2019, our real estate investments located in Texas, Illinois, Colorado, Oregon, and Georgia, represented approximately 19.6%, 18.9% 15.6%, 14.1% and 9.1% of the portfolio. As a result, the geographic concentration of our portfolio makes it particularly susceptible to adverse economic developments in these real estate markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for multifamily rentals resulting from the local business climate, could adversely affect our operating results and our ability to make distributions to stockholders.
Newly constructed and existing multifamily rental properties or other properties that compete with any properties we may acquire in any particular location could adversely affect the operating results of our properties and our cash available for distribution.
We may acquire properties in locations that experience increases in construction of multifamily rental or other properties that compete with our properties. This increased competition and construction could:
•	make it more difficult for us to find residents to lease units in our apartment communities;
•	force us to lower our rental prices in order to lease units in our apartment communities; or
•	substantially reduce our revenues and cash available for distribution.
Our efforts to upgrade multifamily rental properties to increase occupancy and raise rental rates through redevelopment and repositioning may fail, which may reduce our net income and the cash available for distributions to you.
The success of our ability to upgrade any multifamily rental properties that we may acquire and realize capital gains and current income for you on these investments materially depends upon the status of the economy where the multifamily rental property is located. Our revenues will be lower if the rental market cannot bear the higher rental rate that accompanies the upgraded multifamily rental property due to job losses or other economic hardships. Should the local market be unable to support a higher rental rate for a multifamily rental property that we upgraded, we may not realize the premium rental we had assumed by a given upgrade and we may realize reduced rental income or a reduced gain or even loss upon the sale of the property. These events could cause us to reduce the cash available for distributions.
Repositioning risks could affect our profitability.
A component of our strategy is to renovate and reposition multifamily communities in order to effect long-term growth. Our renovation and repositioning activities generally entail certain risks, including the following:
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funds may be expended and management’s time devoted to projects that may not be completed due to a variety of factors, including without limitation, the inability to obtain necessary governmental approvals;

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construction costs of a renovation or repositioning project may exceed original estimates, possibly making the project economically unfeasible or the economic return on a repositioned property less than anticipated;

•	increased material and labor costs, problems with subcontractors, or other costs due to errors and omissions which occur in the renovation process;
•	projects may be delayed due to required governmental approvals, adverse weather conditions, labor shortages or other unforeseen complications;
•	occupancy rates and rents at a repositioned property may be less than anticipated; and
•	the operating expenses at a repositioned property may be higher than anticipated.
These risks may reduce the funds available for distribution to our stockholders. Further, the renovation and repositioning of properties is also subject to the general risks associated with real estate investments.

A concentration of our investments in any one property sector may leave our profitability vulnerable to a downturn or slowdown in such sector.
All of our investments are in the multifamily sector. Vacancy rates in multifamily rental properties and other commercial real estate properties may be related to jobless rates. As a result, we are subject to risks inherent in investments in a single type of property. The potential effects on our revenues, and as a result, on cash available for distribution, resulting from increased jobless rates as well as a general downturn or slowdown in multifamily properties could be more pronounced than if we had more fully diversified our investments.
Increased competition and the increased affordability of single-family and multifamily homes and condominiums for sale or rent could limit our ability to retain residents, lease apartment units or increase or maintain rents.
Any multifamily rental property that we may acquire and own will most likely compete with numerous housing alternatives in attracting residents, including single-family and multifamily homes and condominiums. Due to the current economic conditions, competitive housing in a particular area and the increasing affordability of single-family and multifamily homes and condominiums to buy caused by relatively low mortgage interest rates and generous federal and state government programs to promote home ownership could adversely affect our ability to fully occupy any multifamily rental properties we may acquire. Further, single-family homes and condominiums available for rent could also adversely affect our ability to retain our residents, lease apartment units and increase or maintain rental rates.
Short-term multifamily leases expose us to the effects of declining market rent, which could adversely impact our ability to make cash distributions.
We expect that substantially all of our apartment leases will be for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term or earlier in certain situations, such as when a resident loses his/her job, without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.
If we acquire student housing properties, these properties would be subject to an annual leasing cycle, short lease-up period, seasonal cash flows, changing university admission and housing policies and other risks inherent in the student housing industry.
Similar to multifamily rental properties, if we acquire student housing, we expect to generally lease such properties under short-term, 12-month leases, and in certain cases, under nine-month or shorter-term semester leases. As a result, we may experience significantly reduced cash flows during the summer months at properties leased under leases having terms shorter than 12 months. Student housing properties are also typically leased during a limited leasing season that usually begins in January and ends in August of each year. We are therefore highly dependent on the effectiveness of our marketing and leasing efforts and personnel during this season.
Changes in university admission policies or overall student enrollment levels could also adversely affect the investment return on student housing properties. For example, if a university reduces the number of student admissions or requires that a certain class of students, such as freshman, live in a university-owned facility, the demand for beds at our properties may be reduced and our occupancy rates may decline. We will also be required to form relationships directly or through third parties with colleges and universities for referrals of prospective student-residents or for mailing lists of prospective student-residents and their parents. Any failure to maintain good relationships with these colleges and universities could therefore have a material adverse effect on us. Federal and state laws require colleges to publish and distribute reports of on-campus crime statistics, which may result in negative publicity and media coverage associated with crimes occurring on or in the vicinity of our on-campus properties.
If we acquire student housing properties, we may face significant competition from university-owned on-campus student housing, from other off-campus student housing properties and from traditional multifamily housing located within close proximity to universities.
On-campus student housing has certain inherent advantages over off-campus student housing in terms of physical proximity to the university campus and integration of on-campus facilities into the academic community. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than us and other private sector operators. Competition from university-owned on-campus housing could adversely affect the performance of any student housing properties we may acquire.

If we invest in senior residential properties, we may incur liability for failing to comply with the FHAA and the Housing for Older Persons Act or certain state regulations.
Any senior residential properties we acquire will be required to qualify as housing for older persons and will be required to comply with the appropriate federal and state laws governing age and owner occupancy. Noncompliance with the FHAA and the Housing for Older Persons Act and certain state registration requirements could result in fines, awards of damages to private litigants, payment of attorneys’ fees and other substantial costs of remediation.
The condominium industry is subject to extensive regulation and other unique risks.
We may invest in condominium properties to convert the condominiums into multifamily rental units or market and sell the condominium units at discounted prices. These activities are subject to extensive laws and regulations of local, state and federal governments. These laws and regulations vary by municipality and state and their requirements can be burdensome and costly.
Further, condominium associations often serve as mini-governments in the form and manner by which they govern the activities and services impacting the residents of the condominium building. Our lack of control over any condominium association, where we own the building, could raise additional risks of undue delay or unexpected costs to sell the discounted condominium units or convert them into multifamily rental units. In addition, condominium buildings and their associations may also be subject to litigation from contractors, other condominium owners or other third parties and may be subject to other unknown liabilities not readily discoverable upon initial due diligence.
Changing market conditions, especially in the greater metropolitan areas may adversely impact our ability to sell condominium units at expected prices, or at all, which could hinder our results of operations and reduce our net income.
If we acquire a condominium building for conversion or to sell units at a discount, there could be a significant amount of time before we can redevelop or reposition the condominium units available for conversion or sale. The market value of a condominium unit being redeveloped or repositioned can vary significantly during this time due to changing market conditions. If we acquire condominiums or attempt to convert multifamily or hotel properties into condominiums, lower prices of condominium units and sales activities in major metropolitan markets or other markets where these properties may be located could adversely affect our results of operations and net income. Although demand in major metropolitan geographic areas historically has been strong, increased purchase price appreciation may reduce the likelihood of consumers seeking to purchase new residences, which would likely harm our ability to sell units in residential condominium buildings. If the prices of condominium units or sales activity decline in the key markets in which we may operate, our costs may not decline at all or at the same rate and, as a result, our business, results of operations and financial condition would be adversely affected.
Condominium purchasers may be unwilling or unable to purchase condominium units at times when mortgage-financing costs are high or as credit quality declines.
The majority of our potential purchasers for discounted condominium units will finance their purchases through third-party lenders. In general, housing demand is adversely affected by increases in interest rates, demand for increased down payments and by decreases in the availability of mortgage financing as a result of declining customer credit quality or other issues. Further, there are additional constraints on certain government-sponsored entities, such as Fannie Mae and Freddie Mac, for potential condominium purchasers in projects where a substantial number of units remain unsold in a particular condominium project. Even though we closely monitor the mortgage market for prospective buyers for condominium units, if mortgage interest rates increase or the average down payment requirement increases, the ability or willingness of prospective buyers to finance condominium unit purchases may be adversely affected.
If we acquire condominium properties or mixed-use properties that combine hotel, multifamily or condominiums, a fire or other accident could occur in a single unit that causes the entire building to be uninhabitable.
We may experience greater risks in the condominium and mixed-use property investments because there could be a higher likelihood of an accident occurring in a building containing numerous individuals where we do not have the same ability to monitor or review the building as other property classes. A fire or other accident in a single unit could in turn cause the entire building to be uninhabitable. Even if there is insurance on the building, it may not be enough to cover all of the losses as a result of a fire or other accident.
Risks Related to Investments in Real Estate-Related Debt Assets
Our investments in real estate-related debt investments are subject to the risks typically associated with real estate.
Our investments in mortgage, mezzanine or other real estate loans will generally be directly or indirectly secured by a lien on real property (or the equity interests in an entity that owns real property) that, upon the occurrence of a default on the loan, could result in our acquiring ownership of the property. We will not know whether the values of the properties ultimately securing our loans will remain at the levels existing on the dates of origination of those loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Our investments in other real estate-related debt investments may be similarly affected by real estate property values. Therefore, our real estate-related debt investments will be subject to the risks typically associated with real estate, which are described above under the heading “-Risks Related to Investments in Real Estate.”
If we make or invest in mortgage, mezzanine, bridge or other real estate loans, our loans will be subject to interest rate fluctuations that will affect our returns as compared to market interest rates; accordingly, the value of our stockholders’ investment would be subject to fluctuations in interest rates.
If we make or invest in fixed rate, long-term loans and interest rates rise, the loans could yield a return that is lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that loans are prepaid because we may not be able to reinvest the proceeds at as high of an interest rate. If we invest in variable-rate loans and interest rates decrease, our revenues will also decrease. For these reasons, if we invest in mortgage, mezzanine, bridge or other real estate loans, our returns on those loans and the value of our stockholders’ investment will be subject to fluctuations in interest rates.
Delays in liquidating defaulted mortgage loans could reduce our investment returns.
If we make or invest in mortgage loans and there are defaults under those mortgage loans, we may not be able to repossess and sell the underlying properties quickly. The resulting time delay could reduce the value of our investment in the defaulted mortgage loans. An action to foreclose on a property securing a mortgage loan is regulated by state statutes and regulations and is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.
Government action may reduce recoveries on defaulted loans.
Legislative or regulatory initiatives by federal, state or local legislative bodies or administrative agencies, if enacted or adopted, could delay foreclosure, provide new defenses to foreclosure or otherwise impair our ability to foreclose on real estate-related debt investments in default. Bankruptcy courts could, if this legislation is enacted, reduce the amount of the principal balance on a mortgage loan that is secured by a lien on the mortgaged property, reduce the interest rate, extend the term to maturity or otherwise modify the terms of a bankrupt borrower’s mortgage loan.
Property owners filing for bankruptcy may adversely affect us.
The filing of a petition in bankruptcy automatically stops or “stays” any actions to enforce the terms of all debt of the debtor, including a mortgage loan. The length of the stay and the costs associated with it will generally have an adverse impact on our profitability. Further, the bankruptcy court may take other actions that prevent us from foreclosing on the property. Any bankruptcy proceeding will, at a minimum, delay us in achieving our investment objectives and may adversely affect our profitability.
Investment in non-conforming and non-investment-grade loans may involve increased risk of loss.
Loans we may acquire may not conform to conventional loan criteria applied by traditional lenders and may not be rated or may be rated as non-investment grade. Non-investment-grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, loans we acquire may have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to stockholders and adversely affect the value of our common stock.
Investments in subordinated loans may be subject to losses.
We may acquire subordinated loans. In the event a borrower defaults on a subordinated loan and lacks sufficient capacity to cure the default, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.
To the extent that we make investments in real estate-related securities, a portion of those investments may be illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.
Certain of the real estate-related securities that we may purchase in connection with privately negotiated transactions will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine and certain of the other loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default.
Investments in non-performing real estate assets involve greater risks than investments in stabilized, performing assets and make our future performance more difficult to predict.
Traditional performance metrics of real estate assets are generally not as reliable for non-performing real estate assets as they are for performing real estate assets. Non-performing properties, for example, do not have stabilized occupancy rates. Similarly, non-performing loans do not have a consistent stream of loan servicing or interest payments. In addition, for non-performing loans, often there is greater uncertainty that the face amount of the note will be paid in full.
In addition, we may pursue more than one strategy to create value in a non-performing real estate investment. With respect to a property, these strategies may include development, redevelopment, or lease-up of such property. With respect to a loan, these strategies may include negotiating with the borrower for a reduced payoff, restructuring the terms of the loan or enforcing our rights as lender under the loan and foreclosing on the collateral securing the loan.
The factors described above make it challenging to evaluate non-performing investments.
Delays in restructuring or liquidating non-performing real estate securities could reduce the return on our stockholders’ investment.
Real estate securities may become non-performing after acquisition for a wide variety of reasons. Such non-performing real estate investments may require a substantial amount of workout negotiations or restructuring, which may entail, among other things, a substantial reduction in the interest rate and a substantial write-down of such loan or asset. However, even if a restructuring is successfully accomplished, upon maturity of such real estate security, replacement “takeout” financing may not be available. We may find it necessary or desirable to foreclose on some of the collateral securing one or more of our investments. Intercreditor provisions may substantially interfere with our ability to do so. Even if foreclosure is an option, the foreclosure process can be lengthy and expensive. Borrowers often resist foreclosure actions by asserting numerous claims, counterclaims and defenses, including, without limitation, lender liability claims and defenses, in an effort to prolong the foreclosure action. In some states, foreclosure actions can take up to several years or more to litigate. At any time during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure action and further delaying the foreclosure process. Foreclosure litigation tends to create a negative public image of the collateral property and may result in disrupting ongoing leasing and management of the property. Foreclosure actions by senior lenders may substantially affect the amount that we may earn or recover from an investment.
We will depend on debtors for our revenue, and, accordingly, our revenue and our ability to make distributions to our stockholders will be dependent upon the success and economic viability of such debtors.
The success of our real estate-related debt investments such as loans and debt and derivative securities will materially depend on the financial stability of the debtors underlying such investments. The inability of a single major debtor or a number of smaller debtors to meet their payment obligations could result in reduced revenue or losses. In the event of a debtor default or bankruptcy, we may experience delays in enforcing our rights as a creditor, and such rights may be subordinated to the rights of other creditors. These events could negatively affect the cash available for distribution to our stockholders and the value of our stockholders’ investment.
Prepayments can adversely affect the yields on our investments.
Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we are unable to invest the proceeds of such prepayments received, the yield on our portfolio will decline. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of acquisition of certain investments.
Risks Associated with Debt Financing
We have incurred, and may continue to incur, mortgage indebtedness and other borrowings, which increases our risk of loss due to foreclosure.
We have incurred mortgage indebtedness and we may obtain additional lines of credit and long-term financing that may be secured by our properties and other assets. In some instances, we may acquire real properties by financing a portion of the price of the properties and mortgaging or pledging some or all of the properties purchased as security for that debt. We may also incur mortgage debt on properties that we already own in order to obtain funds to acquire additional properties. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the dividends paid deduction and excluding net capital gain). We, however, can give you no assurance that we will be able to obtain such borrowings on satisfactory terms.
If we do mortgage a property and there is a shortfall between the cash flow from that property and the cash flow needed to service mortgage debt on that property, then the amount of cash available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, reducing the value of your investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds. We may give full or partial guaranties to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties.
We may also obtain recourse debt to finance our acquisitions and meet our REIT distribution requirements. If we have insufficient income to service our recourse debt obligations, our lenders could institute proceedings against us to foreclose upon our assets. If a lender successfully forecloses upon any of our assets, our ability to pay cash distributions to our stockholders will be limited and you could lose all or part of your investment.

High mortgage interest rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.
If mortgage debt is unavailable at reasonable interest rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans become due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.
We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.
We may finance our assets over the long term through a variety of means, including credit facilities, issuance of commercial mortgage-backed securities, and other structured financings. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner that are beyond our control, including lack of liquidity and greater credit spreads. We cannot be certain that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders and funds available for operations, as well as for future business opportunities.
We could be negatively impacted by the condition of Fannie Mae or Freddie Mac and by changes in government support for multifamily housing.
Fannie Mae and Freddie Mac are a major source of financing for multifamily real estate in the United States. We have utilized and expect to continue to utilize loan programs sponsored by these entities as a key source of capital to finance our growth and our operations. In September 2008, the U.S. government increased its control of Fannie Mae and Freddie Mac and placed both companies into a government conservatorship under the Federal Housing Finance Agency (the “FHFA”). Since that time, members of Congress have introduced and Congressional committees have considered a substantial number of bills that include comprehensive or incremental approaches to winding down Fannie Mae and Freddie Mac or changing their purposes, businesses or operations. In 2019, the FHFA for the first time released formal objectives calling for the return of Fannie Mae and Freddie Mac to the private sector. It was also announced during the year that Fannie Mae and Freddie Mac will be permitted to retain a combined $45 billion worth of earnings (Fannie Mae will be allowed to retain $25 billion and Freddie Mac $20 billion). This is a modification of the so-called “net worth sweep” provision that has required Fannie Mae and Freddie Mac to deliver nearly all of their profits to the Treasury; the result being that each organization will have the opportunity to build its net worth. A decision by the U.S. government to eliminate or downscale Fannie Mae or Freddie Mac or to reduce government support for multifamily housing more generally may adversely affect interest rates, capital availability, development of multifamily communities and the value of multifamily assets and, as a result, may adversely affect our operations. Any potential reduction in loans, guarantees and credit enhancement arrangements from Fannie Mae and Freddie Mac could jeopardize the effectiveness of the multifamily sector’s derivative securities market, potentially causing breaches in loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of a significant portion of multifamily communities. Specifically, the potential for a decrease in liquidity made available to the multifamily sector by Fannie Mae and Freddie Mac could (i) hinder our ability to refinance our existing loans; (ii) require us to obtain other sources of debt capital with potentially different terms; and (iii) make it more difficult for potential buyers of our properties to obtain financing.
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace Resource Real Estate Opportunity Advisor II as our advisor. These or other limitations may limit our flexibility and our ability to achieve our operating plans.

Increases in interest rates and changes to the LIBOR settling process could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.
As of December 31, 2019, we had total outstanding debt of approximately $552.1 million, including approximately $405.8 million of debt subject to variable interest rates (excluding amounts that were hedged to fix rates), and may incur additional indebtedness in the future. Interest we pay reduces our cash available for distributions. Since we have incurred and may continue to incur variable rate debt, increases in interest rates raise our interest costs, which reduces our cash flows and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to sell one or more of our properties at times which may not permit realization of the maximum return on such investments.
We may be adversely affected by changes to the LIBOR settling process and potential phasing out of LIBOR after 2021
As of December 31, 2019, we had approximately $405.8 million of debt and 12 interest rate caps with an aggregate notional value of $408.6 million that were indexed to the London Interbank Offered Rate (“LIBOR”). LIBOR and certain other interest “benchmarks” may be subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements and derivatives to perform differently than in the past or cause other unanticipated consequences. The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, has announced that it intends to stop encouraging or requiring banks to submit rates for the calculation of LIBOR rates after 2021, and it is unclear whether new methods of calculating LIBOR will be established, such that LIBOR may continue to exist after 2021. While there is no consensus on what rate or rates may become accepted alternatives to LIBOR, the Alternative Reference Rates Committee, a steering committee comprised of U.S. financial market participants, selected the Secured Overnight Finance Rate (“SOFR”) as an alternative to LIBOR. SOFR is a broad measure of the cost of borrowing cash in the overnight U.S. treasury repo market, and the Federal Reserve Bank of New York started to publish the SOFR in May 2018. At this time, it is impossible to predict whether the SOFR or another reference rate will become an accepted alternative to LIBOR. The discontinuation, reform or replacement of LIBOR or any other benchmark rates may have an unpredictable impact on contractual mechanics in the credit markets or cause disruption to the broader financial markets, and could have an adverse effect on LIBOR-based interest rates on our current or future debt obligations and derivatives.
We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and decrease the value of your investment.
Our charter limits our leverage to 300% of our net assets; we may exceed this limit with the approval of the Conflicts Committee of our Board of Directors. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.
Federal Income Tax Risks
Our failure to continue to qualify as a REIT would subject us to federal income tax and reduce cash available for distribution to stockholders.
We elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2014. We intend to continue to operate in a manner so as to continue to qualify as a REIT for federal income tax purposes. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial and administrative interpretations exist. Even an inadvertent or technical mistake could jeopardize our REIT status. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to continue to qualify as a REIT. If we fail to continue to qualify as a REIT in any taxable year, we would be subject to federal and applicable state and local income tax on our taxable income at corporate rates, in which case we might be required to borrow or liquidate some investments in order to pay the applicable tax. Losing our REIT status would reduce our net income available for investment or distribution to you because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends-paid deduction and we would no longer be required to make distributions. Furthermore, if we fail to qualify as a REIT in any taxable year for which we have elected to be taxed as a REIT, we would generally be unable to elect REIT status for the four taxable years following the year in which our REIT status is lost.
Complying with REIT requirements may force us to borrow funds to make distributions to you or otherwise depend on external sources of capital to fund such distributions.
To continue to qualify as a REIT, we are required to distribute annually at least 90% of our taxable income, subject to certain adjustments, to our stockholders. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we may elect to retain and pay income tax on our net long-term capital gain. In that case, if we so elect, a stockholder would be taxed on its proportionate share of our undistributed long-term gain and would receive a credit or refund for its proportionate share of the tax we paid. A stockholder, including a tax-exempt or foreign stockholder, would have to file a federal income tax return to claim that credit or refund. Furthermore, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws.
From time-to-time, we may generate taxable income greater than our net income for GAAP. In addition, our taxable income may be greater than our cash flow available for distribution to you as a result of, among other things, investments in assets that generate taxable income in advance of the corresponding cash flow from the assets (for instance, if a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise).
If we do not have other funds available in the situations described in the preceding paragraphs, we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to distribute enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity.
Because of the distribution requirement, it is unlikely that we will be able to fund all future capital needs, including capital needs in connection with investments, from cash retained from operations. As a result, to fund future capital needs, we likely will have to rely on third-party sources of capital, including both debt and equity financing, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital will depend upon a number of factors, including our current and potential future earnings and cash distributions.
Despite our qualification for taxation as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.
Despite our qualification for taxation as a REIT for federal income tax purposes, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income or property. Any of these taxes would decrease cash available for distribution to you. For instance:
•
In order to continue to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income (which is determined without regard to the dividends paid deduction or net capital gain for this purpose) to you.

•	To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed income.
•
We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

•
If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

•
If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business and do not qualify for a safe harbor in the Internal Revenue Code, our gain would be subject to the 100% “prohibited transaction” tax.

•
Any domestic taxable REIT subsidiary, or TRS, of ours will be subject to federal corporate income tax on its income, and on any non-arm’s-length transactions between us and any TRS, for instance, excessive rents charged to a TRS could be subject to a 100% tax.

•	We may be subject to tax on income from certain activities conducted as a result of taking title to collateral.
•	We may be subject to state or local income, property and transfer taxes, such as mortgage recording taxes.
Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.
To continue to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to stockholders and the ownership of our stock. As discussed above, we may be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Additionally, we may be unable to pursue investments that would be otherwise attractive to us in order to satisfy the requirements for qualifying as a REIT.
We must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than government securities and qualified real estate assets) and no more than 20% of the value of our gross assets (25% for tax years ending before 2018) may be represented by securities of one or more TRSs. Finally, for the taxable years after 2015, no more than 25% of our assets may consist of debt investments that are issued by “publicly offered REITs” and would not otherwise be treated as qualifying real estate assets. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences, unless certain relief provisions apply. As a result, compliance with the REIT requirements may hinder our ability to operate solely on the basis of profit maximization and may require us to liquidate investments from our portfolio, or refrain from making, otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to stockholders.
Complying with REIT requirements may limit our ability to hedge effectively.
The REIT provisions of the Internal Revenue Code may limit our ability to hedge our operations effectively. Our aggregate gross income from non-qualifying hedges, fees and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. Any hedging income earned by a TRS would be subject to federal, state and local income tax at regular corporate rates. This could increase the cost of our hedging activities or expose us to greater risks associated with interest rate or other changes than we would otherwise incur.
Liquidation of assets may jeopardize our REIT qualification.
To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% prohibited transaction tax on any resulting gain if we sell assets that are treated as dealer property or inventory.
The prohibited transactions tax may limit our ability to engage in transactions, including disposition of assets and certain methods of securitizing loans, which would be treated as sales for federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of dealer property, other than foreclosure property, but including loans held primarily for sale to customers in the ordinary course of business. We might be subject to the prohibited transaction tax if we were to dispose of or securitize loans in a manner that is treated as a sale of the loans, for federal income tax purposes. In order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we use for any securitization financing transactions, even though such sales or structures might otherwise be beneficial to us. Additionally, we may be subject to the prohibited transaction tax upon a disposition of real property. Although a safe-harbor exception to prohibited transaction treatment is available, we cannot assure you that we can comply with such safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of our trade or business. Consequently, we may choose not to engage in certain sales of real property or may conduct such sales through a TRS.
It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through a TRS. However, to the extent that we engage in such activities through a TRS, the income associated with such activities will be subject to a corporate income tax. In addition, the IRS may attempt to ignore or otherwise recast such activities in order to impose a prohibited transaction tax on us, and there can be no assurance that such recast will not be successful.
We also may not be able to use secured financing structures that would create taxable mortgage pools, other than in a TRS or through a subsidiary REIT.
We may recognize substantial amounts of REIT taxable income, which we would be required to distribute to you, in a year in which we are not profitable under GAAP principles or other economic measures.
We may recognize substantial amounts of REIT taxable income in years in which we are not profitable under GAAP or other economic measures as a result of the differences between GAAP and tax accounting methods. For instance, certain of our assets will be marked-to-market for GAAP purposes but not for tax purposes, which could result in losses for GAAP purposes that are not recognized in computing our REIT taxable income. Additionally, we may deduct our capital losses only to the extent of our capital gains in computing our REIT taxable income for a given taxable year. Consequently, we could recognize substantial amounts of REIT taxable income and would be required to distribute such income to you, in a year in which we are not profitable under GAAP or other economic measures.
We may distribute our common stock in a taxable distribution, in which case our stockholders may sell shares of our common stock to pay tax on such distributions, and our stockholders may receive less in cash than the amount of the dividend that is taxable.
We may make taxable distributions that are payable in cash and common stock. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as taxable distributions that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to make taxable distributions payable in cash and common stock. If we made a taxable dividend payable in cash and common stock, taxable stockholders receiving such distributions will be required to include the dividend as taxable income to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. As a result, our stockholders may be required to pay income tax with respect to such distributions in excess of the cash distributions received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount recorded in earnings with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock.
REIT distribution requirements could adversely affect our ability to execute our business plan.
We generally must distribute annually at least 90% of our REIT taxable income (which is determined without regard to the dividends paid deduction or net capital gain for this purpose) in order to continue to qualify as a REIT. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code and to avoid corporate income tax and the 4% excise tax. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Distributions paid by REITs do not qualify for the reduced tax rates that apply to other corporate distributions.
The maximum tax rate for “qualified dividends” paid by corporations to non-corporate stockholders is currently 20%. Distributions paid by REITs, however, generally are taxed at ordinary income rates (subject to a maximum rate of 37.0% for non-corporate stockholders, provided individuals may be able to deduct 20% of income received as ordinary REIT dividends, thus reducing the maximum effective federal income tax rate on such dividends), rather than the preferential rate applicable to qualified dividends.
Legislative or regulatory tax changes could adversely affect us or stockholders.
Changes recently made to the U.S. tax laws could have a negative impact on our business.
The President signed a tax reform bill into law on December 22, 2017 (the “Tax Cuts and Jobs Act”). Among other things, the Tax Cuts and Jobs Act:
•	Reduces the corporate income tax rate from 35% to 21% (including with respect to our taxable REIT subsidiary);
•
Reduces the rate of U.S. federal withholding tax on distributions made to non-U.S. stockholders by a REIT that are attributable to gains from the sale or exchange of U.S. real property interests from 35% to 21%;

•	Allows an immediate 100% deduction of the cost of certain capital asset investments (generally excluding real estate assets), subject to a phase-down of the deduction percentage over time;
•
Changes the recovery periods for certain real property and building improvements (for example, to 15 years for qualified improvement property under the modified accelerated cost recovery system, and to 30 years (previously 40 years) for residential real property and 20 years (previously 40 years) for qualified improvement property under the alternative depreciation system);

•
Restricts the deductibility of interest expense by businesses (generally, to 30% of the business’ adjusted taxable income) except, among others, real property businesses electing out of such restriction; we have not yet determined whether we and/or our subsidiaries can and/or will make such an election;

•	Requires the use of the less favorable alternative depreciation system to depreciate real property in the event a real property business elects to avoid the interest deduction restriction above;
•	Restricts the benefits of like-kind exchanges that defer capital gains for tax purposes to exchanges of real property;
•
Permanently repeals the “technical termination” rule for partnerships, meaning sales or exchanges of the interests in a partnership will be less likely to, among other things, terminate the taxable year of, and restart the depreciable lives of assets held by, such partnership for tax purposes;

•
Requires accrual method taxpayers to take certain amounts in income no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement prepared under GAAP, which, with respect to certain leases, could accelerate the inclusion of rental income;

•	Eliminates the federal corporate alternative minimum tax;
•	Reduces the highest marginal income tax rate for individuals to 37% from 39.6% (excluding, in each case, the 3.8% Medicare tax on net investment income);
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Generally allows a deduction for individuals equal to 20% of certain income from pass-through entities, including ordinary dividends distributed by a REIT (excluding capital gain dividends and qualified dividend income), generally resulting in a maximum effective federal income tax rate applicable to such dividends of 29.6% compared to 37% (excluding, in each case, the 3.8% Medicare tax on net investment income); and

•
Limits certain deductions for individuals, including deductions for state and local income taxes, and eliminates deductions for miscellaneous itemized deductions (including certain investment expenses).

Many of the provisions in the Tax Cuts and Jobs Act, in particular those affecting individual taxpayers, expire at the end of 2025. As a result of the changes to U.S. federal tax laws implemented by the Tax Cuts and

Jobs Act, our taxable income and the amount of distributions to our stockholders required in order to maintain our REIT status, and our relative tax advantage as a REIT, could change. As a REIT, we are required to distribute at least 90% of our taxable income to our stockholders annually.
The Tax Cuts and Jobs Act is a complex revision to the U.S. federal income tax laws with various impacts on different categories of taxpayers and industries, and will require subsequent rulemaking and interpretation in a number of areas. The long-term impact of the Tax Cuts and Jobs Act on the overall economy, government revenues, our tenants, us, and the real estate industry cannot be reliably predicted at this time. Furthermore, the Tax Cuts and Jobs Act may negatively impact certain of our tenants’ operating results, financial condition, and future business plans. The Tax Cuts and Jobs Act may also result in reduced government revenues, and therefore reduced government spending, which may negatively impact some of our tenants that rely on government funding. There can be no assurance that the Tax Cuts and Jobs Act will not negatively impact our operating results, financial condition, and future business operations.
Retirement Plan Risks Retirement Plan Risks
If the fiduciary of an employee benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or an owner of a retirement arrangement subject to Section 4975 of the Internal Revenue Code (such as an IRA) fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, the fiduciary could be subject to penalties and other sanctions.
There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares. Fiduciaries and IRA owners investing the assets of such a plan or account in our common stock should satisfy themselves that:
•	the investment is consistent with their fiduciary and other obligations under ERISA and the Internal Revenue Code;
•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;
•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;
•	the investment in our shares, for which no public market currently exists, is consistent with the liquidity needs of the plan or IRA;
•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;
•	our stockholders will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the plan or IRA annually; and
•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
With respect to the annual valuation requirements described above, we will provide an estimated value for our shares annually. We can make no claim whether such estimated value will or will not satisfy the applicable annual valuation requirements under ERISA and the Internal Revenue Code. The Department of Labor or the Internal Revenue Service may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common stock. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions. See Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities - Market Information” of this Annual Report on Form 10-K.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to claims for damages or for equitable remedies, including liability for investment losses. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In addition, the investment transaction must be undone. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified as a tax-exempt account and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment in our common stock.
If our assets are deemed to be plan assets, the Advisor and we may be exposed to liabilities under Title I of ERISA and the Internal Revenue Code.
In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets unless an exception applies. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA or Section 4975 of the Internal Revenue Code, may be applicable, and there may be liability under these and other provisions of ERISA and the Internal Revenue Code. We believe that our assets should not be treated as plan assets because the shares should qualify as “publicly-offered securities” that are exempt from the look-through rules under applicable Treasury Regulations. We note, however, that because certain limitations are imposed upon the transferability of shares so that we may qualify as a REIT, and perhaps for other reasons, it is possible that this exemption may not apply. If that is the case, and if the Advisor or we are exposed to liability under ERISA or the Internal Revenue Code, our performance and results of operations could be adversely affected. Prior to making an investment in us, you should consult with your legal and other advisors concerning the impact of ERISA and the Internal Revenue Code on your investment and our performance.
If you invest in our shares through an IRA or other retirement plan, you may be limited in your ability to withdraw required minimum distributions.
If you establish an IRA or other retirement plan through which you invest in our shares, federal law may require you to withdraw required minimum distributions (“RMDs”) from such plan in the future. Our share redemption program limits the amount of redemptions that can be made in a given year. As a result, you may not be able to have your shares redeemed at a time in which you need liquidity to satisfy the RMD requirements under your IRA or other retirement plan. Even if you are able to have your shares redeemed, such redemption may be at a price less than the price at which the shares were initially purchased. If you fail to withdraw RMDs from your IRA or other retirement plan, you may be subject to certain tax penalties.

ITEM 1B.	UNRESOLVED STAFF COMMENTS
Not applicable.
ITEM 2.	PROPERTIES
As of December 31, 2019, we owned 17 multifamily properties encompassing approximately 4.9 million rentable square feet and 5,159 units. We acquired these properties from third parties unaffiliated with us or our Advisor. The following is a summary of our real estate properties as of December 31, 2019:
Multifamily Community Name	City and State	Number of Units	Date of Acquisition	Purchase Price(1) (in thousands)	Year of Construction	Average Unit Size (Sq. Ft.)	Physical Occupancy Rate(2)	Effective Monthly Revenue per Unit(3)	Mortgage Debt Secured by Property (in thousands)
Adair off Addison	Dallas, TX	152	6/4/2014	$9,500	1980	856	93.7%	$1,117	$9,963
Uptown Buckhead	Atlanta, GA	216	3/30/2015	$32,500	1989	739	95.5%	$1,274	$19,264
Crosstown at Chapel Hill	Chapel Hill, NC	411	5/19/2015	$46,750	1990/1996	1,005	95.3%	$1,132	$42,650
The Brookwood	Homewood, AL	274	8/21/2015	$30,050	1968/1972	1,051	93.6%	$1,067	$19,629
Adair off Addison Apartment Homes	Dallas, TX	200	8/27/2015	$21,250	1979	1,098	93.6%	$1,245	$23,247
1000 Spalding Crossing	Atlanta, GA	252	9/24/2015	$41,000	1995	989	93.6%	$1,423	$23,737
Montclair Terrace	Portland, OR	188	10/29/2015	$32,750	1968	918	89.9%	$1,520	$19,958
Grand Reserve	Naperville, IL	319	12/18/2015	$66,700	1997	1,025	91.4%	$1,780	$47,845
Verdant Apartment Homes	Boulder, CO	216	12/18/2015	$65,200	1991	850	89.7%	$2,062	$36,913
Arcadia Apartment Homes	Centennial, CO	300	1/22/2016	$60,250	1984	977	88.5%	$1,642	$39,782
Ravina Apartment Homes	Austin, TX	498	3/23/2016	$57,000	2001	993	95.7%	$1,174	$26,241
81 Fifty at West Hills Apartment Homes	Portland, OR	357	5/17/2016	$81,500	1985	763	90.6%	$1,452	$51,833
The Palmer at Las Colinas	Irving, TX	476	6/28/2016	$70,000	1991	966	94.0%	$1,405	$45,700
Windbrooke	Buffalo Grove, IL	236	12/22/2016	$48,250	1986	903	94.3%	$1,670	$37,222
The Woods of Burnsville	Burnsville, MN	400	12/23/2016	$51,000	1984	953	96.0%	$1,234	$37,744
Indigo Creek	Glendale, AZ	408	4/4/2017	$55,200	1998	983	90.4%	$1,129	$40,402
Martin's Point	Lombard, IL	256	10/31/2017	$38,250	1989	789	92.8%	$1,513	$29,944
(1)	Purchase price excludes closing costs and acquisition expenses.
(2)	Physical occupancy rate is defined as the units occupied as of December 31, 2019 divided by the total number of residential units
(3)
Effective monthly rental revenue per unit has been calculated based on the leases in effect as of December 31, 2019, adjusted for any tenant concessions, such as free rent. Effective monthly rental revenue per unit only includes base rents for occupied units, including affordable housing payments and subsidies. It does not include other charges for storage, parking, pets, cleaning, clubhouse or other miscellaneous amounts.

ITEM 3.	LEGAL PROCEEDINGS
From time to time, we are party to legal proceedings, which arise in the ordinary course of our business. We are not currently involved in any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.
ITEM 4.	MINE SAFETY DISCLOSURES
Not applicable.

PART II
ITEM 5.	MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
Stockholder Information
As of March 18, 2020, we had 60,339,863 shares of common stock outstanding held by a total of 12,056 stockholders.
Estimated Value Per Share
On March 19, 2020, our board of directors approved an estimated value per share of our common stock of $9.08 based on the estimated market value of our portfolio of investments as of December 31, 2019. As of the date of this filing, we are not aware of a material change in the value of our investments that would impact the overall estimated value per share; however, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our investments and our resulting estimated value per share of our common stock. We are providing this estimated value per share to assist broker-dealers that participated in our public offerings in meeting their customer account statement reporting obligations under Financial Industry Regulatory Authority (“FINRA”) Rule 2231. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (“IPA”) (formerly the Investment Program Association) in April 2013 (the “IPA Valuation Guidelines”).
Our Conflicts Committee, composed solely of all of our independent directors, is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of the conflicts committee, we engaged Duff & Phelps, LLC (“Duff & Phelps”) to provide a calculation of the range in estimated value per share of our common stock as of December 31, 2019. Duff & Phelps held discussions with senior management of our Advisor, and conducted appraisals, investigations, research, review and analysis as it deemed necessary. Duff & Phelps based this range in estimated value per share upon its estimates of the “as is” market values of our interests in 17 multifamily properties. Duff & Phelps made adjustments to the aggregate estimated values of our investments to reflect balance sheet assets and liabilities provided by the our management, before calculating a range of estimated values based on the number of outstanding shares of the our common stock as of December 31, 2019. The valuation report Duff & Phelps prepared (the “Valuation Report”) summarized the key inputs and assumptions involved in the appraisal of each of our investments. Duff & Phelps’s valuation was designed to follow the prescribed methodologies of the IPA Valuation Guidelines. The methodologies and assumptions used to determine the estimated value of our investments are described further below.
Upon the conflicts committee’s receipt and review of the Valuation Report and in light of other factors considered by our conflicts committee and the conflicts committee’s own extensive knowledge of our assets and liabilities, the conflicts committee concluded that the range in estimated value per share of $8.26 to $9.98, with an approximate midpoint value of $9.08 per share, as indicated in the Valuation Report, was appropriate. Upon recommendation by the Advisor, the Conflicts Committee recommended to our board of directors that it adopt $9.08 as the estimated value per share of our common stock, which approximates the midpoint value. Our board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $9.08 as the estimated value per share of our common stock, which determination is ultimately and solely the responsibility of the board of directors.

The following table summarizes the material components of the December 31, 2019 net asset value (in thousands, except per share amounts):
	Net Asset Value as of December 31, 2019	Net Asset Value as of December 31, 2019 (per share)
Investments	$1,061,600,000	$17.67
Cash	46,180,830	$0.77
Other Assets	2,113,036	$0.03
Mortgage Notes Payable and Credit Facilities	(550,858,283)	$(9.17)
Other Liabilities	(13,509,533)	$(0.22)
Net asset value	$545,526,050	$9.08
The table below sets forth the calculation of our estimated net asset value per share as of December 31, 2019, as well as the calculation of our prior estimated net asset value per share as of December 31, 2018:
	December 31, 2019 Net Asset Value per Share	December 31, 2018 Net Asset Value per Share(1)	Change in Estimated Value per Share
Investments	$17.67	$17.62	$0.05
Cash	0.77	0.78	(0.01)
Other Assets	0.03	0.03	0.00
Mortgage Notes Payable and Credit Facilities	(9.17)	(9.43)	0.26
Other Liabilities	(0.22)	(0.23)	0.01
	$9.08	$8.77	$0.31
(1)
For information relating to the December 31, 2018 net asset value per share and the assumptions and methodologies used by Duff & Phelps and our management, see our Annual Report on Form 10-K filed on March 22, 2019.

As with any valuation, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. In particular, due in part to (i) the high concentration of our total assets in real estate, and (ii) the number of shares of our common stock outstanding, even modest changes in key assumptions made in appraising our real estate properties could have a very significant impact on the estimated value of our shares. The estimated value per share is not audited and does not represent the fair value of our assets less the fair value of our liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the our assets and liabilities or the amount our shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of debt.

Methodology
Our goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what deems to be appropriate valuation and appraisal methodologies and assumptions and a process that is in accordance with the IPA Valuation Guidelines. The following is a summary of the valuation and appraisal methodologies used to calculate the estimated value per share:
Real Estate
Independent Valuation Firm
Duff & Phelps was recommended by our Advisor, and approved by the conflicts committee. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal and valuation services for us and our affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal reports.
The compensation Duff & Phelps received for its appraisal of our real estate properties was based on the scope of work and was not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of us, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of the appraisal. The appraisal was performed in accordance with the Code of Ethics & Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. The Valuation Report was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the Valuation Report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing the Valuation Report, Duff & Phelps did not, and was not requested to, solicit third party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of us.
Duff & Phelps collected all reasonably available material information that it deemed relevant in estimating the market value of our real estate properties and other investments. In conducting its investigations and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by us or the Advisor for reasonableness, each assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. Duff & Phelps relied on management or the Advisor to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analysis of our real estate properties and other investments, Duff & Phelps made numerous other assumptions as of various points in time. The Valuation Report, including the analyses, opinions and conclusions set forth in such report, are qualified by the assumptions, qualifications and limitations set forth in the Valuation Report.
Real Estate Valuation
Duff & Phelps estimated the “as is” market value of each of our real estate properties owned as of December 31, 2019, using various methodologies, including the direct capitalization approach, discounted cash flow analyses and sales comparison approach, and relied primarily on the discounted cash flow analyses for our properties. The sales comparison approach was utilized as a secondary approach to value. The direct capitalization approach applies a current market capitalization rate to the properties’ net operating income. The capitalization rate was based on recent national overall capitalization rates, and the net operating income (NOI) was estimated based on Duff & Phelps’s expertise in appraising commercial real estate. The direct capitalization approach was utilized for one of our properties that finished renovations and stabilized its operations. The discounted cash flow analyses focus on the operating cash flows expected from the properties and the anticipated proceeds of hypothetical sales at the end of assumed holding periods, which are then discounted to their present value. Discounted cash flow analyses were utilized for 16 of our properties as they were either recently acquired and either not yet stabilized or are currently undergoing renovations. Real estate is currently carried in our financial statements at its amortized cost basis. Duff & Phelps performed its appraisals as of December 31, 2019.
The following summarizes the range of terminal capitalization rates and discount rates used to arrive at the estimated market values of our 17 properties:
	Range in Values	Weighted Average Basis
Terminal Capitalization Rate	4.50% to 5.50%	5.01%
Discount Rate	5.25% to 7.25%	6.25%
While we believe that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of our real estate properties and other assets and, thus, its estimated value per share. Appraisals may provide a sense of the value of the investment, but any appraisal of the property will be based on numerous estimates, judgments and assumptions that significantly affect the appraised value of the underlying property. An appraisal of a non-stabilized property, in particular, involves a high degree of subjectivity due to higher vacancy levels and uncertainties with respect to future market rental rates and timing of lease-up and stabilization. Accordingly, different assumptions may materially change the appraised value of the property.
The total appraised value of our real estate properties using the appraisal methodologies described above was $545.5 million, compared to an aggregate purchase price, adjusted for related capital expenditures through December 31, 2019 of $216.3 million.
The table below illustrates the impact on the estimated value per share if the overall capitalization rates, terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the real estate properties referenced in the table above. Additionally, the table below illustrates the impact on the estimated value per share if the overall capitalization rates, terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged. The table is only hypothetical to illustrate possible results if only one change in assumptions was made, with all other factors held constant. Further, each of these assumptions could change by more than 25 basis points or 5%.
	Change in Estimated Value per Share
	Increase of 25 Basis Points	Decrease of 25 Basis Points	Increase of 5%	Decrease of 5%
Terminal Capitalization Rate	$8.26	$9.98	$8.27	$9.96
Discount Rate	$7.43	$7.52	$7.87	$7.97
Other Assets and Liabilities
Duff & Phelps made adjustments to the aggregate estimated values of our investments to reflect balance sheet assets and liabilities provided by our management.
Limitations of Estimated Value Per Share
As mentioned above, we are providing this estimated value per share to assist broker dealers that participated in our public offering in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of the IPA Valuation Guidelines. The estimated value per share set forth above will first appear on the March 31, 2020 customer account statements that will be mailed in April 2020. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of our assets or liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, we can give no assurance that:
•	a stockholder would be able to resell his or her shares at the estimated value per share;
•	a stockholder would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of its liabilities or a sale of the Company;

•	our shares of common stock would trade at the estimated value per share on a national securities exchange;
•	a third party would offer the estimated value per share in an arm’s-length transaction to purchase all or substantially all of our shares of common stock;
•	another independent third-party appraiser or third-party valuation firm would agree with the our estimated value per share; or
•	the methodology used to calculate our estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of December 31, 2019 is based on the estimated value of our investments as of December 31, 2019. We did not make any adjustments to the valuation for the impact of other transactions occurring subsequent to December 31, 2019, including, but not limited to, (i) the issuance of common stock under the distribution reinvestment plan, (ii) net operating income earned and distributions declared, (iii) the redemption of shares and (iv) the potential conversion of convertible stock into common stock. The value of our shares will fluctuate over time in response to developments related to individual assets in our portfolio and the management of those assets and in response to the real estate and finance markets. In particular, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our operations and investments. Because of, among other factors, our high concentration of total assets in real estate and the number of shares of our common stock outstanding, any change in the value of individual assets in the portfolio, particularly changes affecting our real estate properties, could have a very significant impact on the value of our shares. The estimated value per share does not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of debt.
Historical Estimated Values per Share
The historical reported estimated values per share of our common stock approved by the board of directors are set forth below:
Estimated Value per Share	Valuation Date	Filing with the Securities and Exchange Commission
$9.01	December 31, 2015	Annual Report on Form 10-K filed March 30, 2016
$9.10	December 31, 2016	Annual Report on Form 10-K filed March 31, 2017
$9.08	December 31, 2017	Annual Report on Form 10-K filed March 29, 2018
$8.77	December 31, 2018	Annual Report on Form 10-K filed March 22, 2019
Purchase Price for Distribution Reinvestment Plan
In accordance with our distribution reinvestment plan (“DRIP”), participants in the DRIP acquire shares of common stock under the plan at a price equal to 95% of the current estimated value per share of our common stock. Commencing on the next DRIP purchase date, which is on March 31, 2020, participants will acquire shares of our common stock under the plan at a price equal to $8.63 per share.
As provided under the DRIP, for a participant to terminate participation effective for a particular distribution, we must have received notice of termination from the participant at least ten business days prior to the last day of the month to which the distribution relates. Notwithstanding the ten business day termination notice requirement under the DRIP, if a participant wishes to terminate participation in the DRIP plan for the March 2020 purchase date, participants must notify us of such decision and we must receive the notice by the close of business on March 26, 2020, which is four business days following our announcement of an updated estimated value per share in this Annual Report on Form 10-K.
Notice of termination should be sent by facsimile to 877-894-1124 or by mail to c/o Resource Real Estate Opportunity REIT II, Inc., P.O. Box 219169, Kansas City, Missouri 64121.

Redemption Price for Share Redemption Program
Effective March 20, 2020, the share redemption program is suspended except for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility. Such redemptions are made at a purchase price equal to our estimated share value, or $9.08, as of March 20, 2020.
The complete share redemption program plan document, as amended is filed as Exhibit 99.2 to this Annual Report on Form 10-K and is available at the SEC’s website at http://www.sec.gov.
Unregistered Sale of Equity Securities
All securities sold by us during the year ended December 31, 2019 were sold in an offering registered under the Securities Act of 1933.
Redemption of Securities
Our Board of Directors has adopted a share redemption program that may enable stockholders to sell their shares to us, subject to the significant conditions and limitations of the program. In its sole discretion, our Board of Directors can amend, suspend or terminate the program upon 30 days’ notice without stockholder approval. In addition, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the 12 month period immediately prior to the effective date of redemption. Currently, our share redemption program is suspended except for redemptions submitted in connection with a stockholder death, qualifying disability or confinement to a long-term care facility. Generally, the cash available for redemption will be limited to proceeds from our DRIP plus, if we had positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous fiscal year. These limitations apply to all redemptions, including redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility.
Pursuant to our share redemption program, during the quarter ended December 31, 2019, we redeemed shares as follows (in thousands, except per share data):
Period	Total Number of Shares Redeemed(1)	Average Price Paid per Share	Year to Date Number of Shares Purchased as Part of a Publicly Announced Plan or Program(2)	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
October 2019	—	$—	—	(2)
November 2019	—	$—	—	(2)
December 2019	236	$8.33	3,038	(2)
(1)	All purchases of equity securities by the Company in the three months ended December 31, 2019 were made pursuant to our share redemption program.
(2)	We currently limit the dollar value and number of shares that may be repurchased under the program, as discussed above.
During the three months ended December 31, 2019, not all redemption requests were honored. As a result of the 5% limitation on shares that may be repurchased under the program, during the three months ended December 31, 2019, 14.84% of all redemption requests were honored. As a result, we had $11.1 million of outstanding and unfilled redemption requests, representing 1,337,293 shares, as of December 31, 2019. While the share redemption program is partially suspended, pending and new redemption requests for redemptions submitted other than in connection with a stockholder’s death, qualifying disability or confinement to a long-term care facility will not be honored or retained, but will be cancelled with the ability to resubmit when, if ever, the share redemption program is fully resumed.

Distribution Information
For the year ended December 31, 2019, we paid aggregate distributions of $27.2 million, including $12.5 million of distributions paid in cash and $14.7 million of distributions reinvested in shares of common stock through our DRIP. Distributions declared, distributions paid and cash flows provided by (used in) operating activities were as follows for the year ended December 31, 2019 (in thousands):
	Distributions Paid			Cash Provided By (Used In) Operating Activities	Distributions Declared		Sources of Distributions Paid
2019	Cash	Distributions Reinvested (DRIP)	Total		Total	Per Share per Day	Operating Activities Amount Paid/Percent of Total	Debt Financing Amount Paid/ Percent of Total	Property Dispositions Amount Paid/Percent of Total
First Quarter	$4,035	$4,864	$8,899	$1,694	$6,132	$0.00164384	$1,694/19%	$—/—%	$7,204/91%
Second Quarter	2,799	3,307	6,106	1,230	6,045	$0.00109589	$1,230/20%	$—/—%	$4,877/80%
Third Quarter	2,786	3,268	6,054	4,511	6,179	$0.00109589	$4,511/75%	$—/—%	$1,544/25%
Fourth Quarter	2,899	3,285	6,184	1,587	6,002	$0.00109589	$1,587/26%	$—/—%	$4,595/74%
Total	$12,519	$14,724	$27,243	$9,022	$24,358
We elected to be taxed as a REIT and to operate as a REIT beginning with our taxable year ended December 31, 2014. To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our common stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our Board of Directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our Board of Directors deems relevant.
Our Board of Directors considers many factors before authorizing a cash distribution, including current and projected cash flow from operations, capital expenditure needs, general financial conditions and REIT qualification requirements. To the extent permitted by Maryland law, we may borrow funds, issue new securities or sell assets to make and cover our declared distributions, all or a portion of which could be deemed a return of capital. We may also fund such distributions from advances from our Advisor or sponsor or from our Advisor's deferral of its asset management fee, although we have no present intention to do so. Our organizational documents do not limit the amount of distributions we can fund from sources other than from cash flows from operations.
Our net loss for the year ended December 31, 2019 was $11.9 million and net cash provided by operating activities was $9.0 million. We have funded our cumulative distributions, which includes net cash distributions and distributions reinvested by stockholders, with cash flow from operating activities and proceeds from debt financing. To the extent that we pay distributions from sources other than our cash flow from operating activities or gains from asset sales, we will have fewer funds available for investment in commercial real estate and real estate-related debt and the overall return to our stockholders may be reduced.
We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders. Our Board of Directors intends to evaluate the current distribution rate and may decrease or suspend the amount of ongoing distributions. We will make distributions with respect to our shares of common stock in the sole discretion of our Board of Directors. No distributions will be made with respect to shares of our convertible stock.
ITEM 6.	SELECTED FINANCIAL DATA
Selected financial data has been omitted as permitted under rules applicable to smaller reporting companies.

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (unaudited)
The following discussion and analysis should be read in conjunction with the accompanying financial statements of Resource Real Estate Opportunity REIT II, Inc. and the notes thereto appearing elsewhere in this report. Statements contained in this “Management's Discussion and Analysis of Financial Condition and Results of Operations” that are not historical facts may be forward-looking statements. See also “Forward-Looking Statements” preceding Part I.
Overview
We are a Maryland corporation that invests in multifamily assets across the entire spectrum of investments in order to provide investors with growing cash flow and increasing asset values. We were formed on September 28, 2012. We commenced active real estate operations on June 4, 2014 with the acquisition of our first multi-family property. We have acquired and may continue to acquire (i) underperforming multifamily rental properties which we will renovate and stabilize in order to increase rents, (ii) distressed real estate owned by financial institutions, usually as a result of foreclosure, and non-performing or distressed loans, including first- and second-priority mortgage loans and other loans which we will resolve, and (iii) performing loans, including first- and second-priority mortgage loans and other loans we originate or purchase either directly or with a co-investor or joint venture partner. We may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition.
We commenced the public offering of our common stock in February 2014 and terminated the primary portion of the offering in February 2016. We describe this offering in “Liquidity and Capital Resources,” below.
Results of Operations
As of December 31, 2019, we owned 17 multifamily properties. Since our inception we have acquired 18 multifamily properties. Through December 31, 2019, we had sold one multifamily property.
Our management is not aware of any material trends or uncertainties, favorable, or unfavorable, other than national economic conditions affecting our targeted portfolio, the multifamily residential housing industry and real estate generally, which may reasonably be expected to have a material impact on either capital resources or the revenues or incomes to be derived from the operation of such assets or those that we expect to acquire.

Year ended December 31, 2019 Compared to the Year ended December 31, 2018
The following table sets forth the results of our operations (in thousands):
	Years Ended December 31,
	2019	2018
Revenues:
Rental income	$85,681	$87,256

Expenses:
Rental operating - expenses	13,205	14,411
Rental operating - payroll	7,682	7,943
Rental operating - real estate taxes	11,316	11,992
Subtotal - Rental operating expenses	32,203	34,346
Acquisition costs	—	30
Management fees	13,208	13,728
General and administrative	7,586	8,155
Loss on disposal of assets	219	522
Depreciation and amortization expense	39,599	41,424
Total expenses	92,815	98,205
Loss before net gain on disposition	(7,134)	(10,949)
Net gain on disposition of property	20,619	—
Income (loss) before other income (expense)	13,485	(10,949)
Other income (expense):
Interest income	223	157
Insurance proceeds in excess of cost basis	225	115
Interest expense	(25,877)	(24,764)
Net loss	(11,944)	(35,441)

The following table presents the results of operations separated into three categories: the results of operations of the 17 properties we owned for the entirety of both periods presented, properties purchased or sold during either of the periods presented and company level activity for the years ended December 31, 2019 and 2018 (in thousands):
	For the year ended December 31, 2019				For the year ended December 31, 2018
	Properties owned both periods	Properties purchased or sold since prior period	Company level	Total	Properties owned both periods	Properties purchased or sold since prior period	Company level	Total
Revenues:
Rental income	$79,173	$955	$—	$80,128	$75,659	$6,031	$—	$81,690
Utility income	4,405	173	6	4,584	4,237	314	—	4,551
Ancillary tenant fees	954	15	—	969	967	48	—	1,015
Total revenues	84,532	1,143	6	85,681	80,863	6,393	—	87,256
Expenses:
Rental operating - expenses	13,238	130	(163)	13,205	13,414	1,156	(159)	14,411
Rental operating - payroll	7,517	154	11	7,682	7,499	530	(86)	7,943
Rental operating - real estate taxes	11,035	244	37	11,316	10,398	1,631	(37)	11,992
Subtotal - Rental operating expenses	31,790	528	(115)	32,203	31,311	3,317	(282)	34,346
Acquisition costs	—	—	—	—	30	—	—	30
Management fees	3,788	46	9,374	13,208	3,604	284	9,840	13,728
General and administrative	1,873	40	5,673	7,586	2,191	187	5,777	8,155
Loss on disposal of assets	219	—	—	219	507	15	—	522
Depreciation and amortization expense	39,599	—	—	39,599	38,602	2,822	—	41,424
Total expenses	77,269	614	14,932	92,815	76,245	6,625	15,335	98,205
Income (loss) before net gain on disposition	7,263	529	(14,926)	(7,134)	4,618	(232)	(15,335)	(10,949)
Net gain on disposition of property	—	20,619	—	20,619	—	—	—	—
Income (loss) before other income (expense)	7,263	21,148	(14,926)	13,485	4,618	(232)	(15,335)	(10,949)
Other income (expense):
Interest income	219	—	4	223	151	3	3	157
Insurance proceeds in excess of cost basis	225	—	—	225	115	—	—	115
Interest expense	(25,099)	(778)	—	(25,877)	(23,531)	(1,233)	—	(24,764)
Net loss	$(17,392)	$20,370	$(14,922)	$(11,944)	$(18,647)	$(1,462)	$(15,332)	$(35,441)

Revenues: Rental income on the 17 properties we owned both periods increased by $3.5 million during the year ended December 31, 2019 as compared to the year ended December 31, 2018. The increase is primarily due to the implementation of our investment strategy to increase monthly rental income and occupancy rates after renovating and stabilizing operations, and was primarily comprised of:
Multifamily Community	Rental Change (in thousands)	Change in Occupancy %	Change in Effective Monthly Revenue per Unit (in dollars)
Adair off Addison	$72	-0.4%	$47
Uptown Buckhead	87	-0.3%	39
Crosstown at Chapel Hill	283	1.7%	41
The Brookwood	149	0.9%	39
Adair off Addison Apartment Homes	122	1.1%	40
1000 Spalding Crossing	129	-1.2%	64
Montclair	294	-6.4%	237
Grand Reserve	178	-3.0%	105
Verdant Apartment Homes	328	-5.7%	256
Arcadia Apartment Homes	88	-4.8%	111
Ravina Apartment Homes	232	4.8%	(19)
81 Fifty at West Hills Apartment Homes	374	0.9%	82
The Palmer at Las Colinas	611	1.6%	92
Windbrooke Crossing	(46)	-1.5%	9
Woods of Burnsville	307	0.2%	64
Indigo Creek	241	-2.5%	84
Martin's Point	64	0.5%	31
	$3,513
Expenses: Our operating expenses on the 17 properties we owned during both periods increased by $479,000 during the year ended December 31, 2019 as compared to the year ended December 31, 2018, primarily as a result of an increase in real estate tax assessments as well as the continued implementation of our investment strategy.
Management fees decreased during the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily as a result of the sale of Overton Trails in February 2019. The monthly asset management fee is equal to one-twelfth of 1.0% of the cost of each asset, without deduction for deprecation, bad debts or other non-cash reserves.
General and administrative expenses decreased during the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily as a result of the sale of Overton Trails in February 2019.
Loss on disposal of assets is related to the replacement of appliances at our rental properties in conjunction with unit upgrades.
Depreciation and amortization is comprised of the depreciation on our rental properties and amortization of intangible assets related to in-place leases which are amortized over a period of approximately six to nine months after acquisition. The increases (decreases) in the components of depreciation and amortization during the year ended December 31, 2019, as compared to the year ended December 31, 2018, were as follows (in thousands):
	Properties owned during both periods	All other properties	Total
Depreciation	$1,810	$(2,822)	$(1,012)
Amortization of intangibles	(813)	—	(813)
	$997	$(2,822)	$(1,825)

The overall decrease in depreciation expense for all properties was due to the sale of Overton Trails in February 2019. The decrease in amortization expense was due to amortization no longer being taken on properties that have been owned for a period of six to nine months. As of December 31, 2019, there are no properties with a remaining unamortized intangible balance. There were no acquisitions during the year ended December 31, 2019.
Interest expense increased by $1.1 million during the year ended December 31, 2019 as compared to the year ended December 31, 2018 due to incremental borrowings from refinancings subsequent to December 31, 2018.
Liquidity and Capital Resources
From February 2014 to February 2016, we offered in our primary public offering up to $1.0 billion in shares of common stock, $0.01 par value per share, at $10 per share. At the termination of the primary offering, we had raised $556.2 million in gross proceeds. We also continue to offer shares of our common stock pursuant to our DRIP under which our stockholders may elect to have distributions reinvested in additional shares of our common stock at a purchase price equal to 95 % of the estimated net asset value per share. In connection with our initial primary public offering, we registered $95 million in shares of our common stock to be issued pursuant to the DRIP. On January 23, 2020, we filed a Form S-3 with the SEC to register an additional 1.5 million shares under the DRIP.
We derive the capital required to purchase real estate investments and conduct our operations from the proceeds from our public offerings, secured or unsecured financings from banks or other lenders, from proceeds from the sale of assets and cash flow generated by our operations.
We allocate funds as necessary to a reserve to support the maintenance and viability of properties we acquire in the future in order to preserve value for our investors. If such allocations and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties, debt investments or other assets we may hold. We cannot assure you that we will be able to access additional funds when we need them or upon acceptable terms.
We may seek to obtain REIT-level financing through a line of credit from third-party financial institutions or other commercial lenders. Our assets will serve as collateral for this type of debt incurred to acquire real estate investments. In addition to debt financing at the REIT-level, we have financed, and may continue to finance, the acquisition costs of individual real estate investments, as well as the acquisition costs of all or a group of real estate investments acquired by us, by causing our subsidiaries to borrow directly from third-party financial institutions or other commercial lenders. Under these circumstances, our Advisor anticipates that certain properties will serve as collateral for the debt we incur to acquire those particular properties and that we will seek to obtain nonrecourse financing for the acquisition of the properties. However, there is no guarantee that our Advisor will be successful in obtaining financing arrangements on a property-by-property basis and that the loans would be nonrecourse to us. Finally, we may also obtain seller financing with respect to specific assets that we acquire.

Capital Expenditures
We deployed a total of $8.2 million during the year ended December 31, 2019 for capital expenditures. The properties in which we deployed the most capital during the year ended December 31, 2019 are listed separately and the capital expenditures made on all other properties are aggregated in “All other properties” below (in thousands):
	Capital deployed during the year ended December 31, 2019	Remaining capital budgeted
Crosstown at Chapel Hill	$902	$889
The Brookwood	599	2,827
1000 Spalding Crossing	615	220
Montclair	438	2,248
Grand Reserve	433	244
Arcadia Apartment Homes	465	222
Ravina Apartment Homes	518	4,094
81 Fifty at West Hills Apartment Homes	991	2,037
The Palmer at Las Colinas	1,232	3,800
The Woods at Burnsville	358	450
All other properties	1,605	4,675
	$8,156	$21,706
Common Stock
As of December 31, 2019, we had an aggregate of 60.1 million shares of $0.01 par value common stock outstanding, as follows (dollars in thousands):
	Shares	Gross Proceeds
Shares issued through initial public offering	55,791,297	$556,197
Shares issued through stock distributions	246,365	—
Shares issued through distribution reinvestment plan	9,826,431	85,348
Advisor's initial investment, net of 5,000 share conversion	15,000	150
Total	65,879,093	$641,695
Shares redeemed and retired	(5,784,470)
Total shares outstanding	60,094,623

Debt
The following table presents a summary of our mortgage notes payable, net (in thousands):
	December 31, 2019				December 31, 2018
Collateral	Outstanding borrowings	Premium, net	Deferred Financing Costs, net	Carrying Value	Outstanding borrowings	Premium, net	Deferred Financing Costs, net	Carrying Value
Overton Trails Apartment Homes	$—	$—	$—	$—	$29,841	$—	$(246)	$29,595
Uptown Buckhead	19,264	—	(178)	19,086	19,651	—	(213)	19,438
Crosstown at Chapel Hill	42,650	—	(325)	42,325	42,650	—	(386)	42,264
The Brookwood - Key Bank	17,063	186	(88)	17,161	17,477	291	(137)	17,631
The Brookwood - Capital One	2,566	14	(15)	2,565	2,613	22	(24)	2,611
Adair off Addison and Adair off Addison Apartment Homes	33,210	—	(380)	32,830	24,629	—	(233)	24,396
1000 Spalding Crossing	23,737	—	(113)	23,624	24,195	—	(171)	24,024
Montclair Terrace	19,958	—	(182)	19,776	20,312	—	(234)	20,078
Grand Reserve	47,845	—	(539)	47,306	47,845	—	(606)	47,239
Verdant Apartment Homes	36,913	—	(178)	36,735	37,300	—	(233)	37,067
Arcadia Apartment Homes	39,782	—	(195)	39,587	40,200	—	(256)	39,944
Ravina Apartment Homes	26,241	—	(165)	26,076	26,951	—	(239)	26,712
81 Fifty at West Hills Apartment Homes	51,833	—	(368)	51,465	52,645	—	(477)	52,168
The Palmer at Las Colinas	45,700	—	(437)	45,263	45,700	—	(506)	45,194
Windbrooke Crossing	37,222	—	(272)	36,950	37,788	—	(343)	37,445
Woods of Burnsville	37,744	—	(355)	37,389	38,250	—	(445)	37,805
Indigo Creek	40,402	—	(320)	40,082	40,789	—	(397)	40,392
Martin's Point	29,944	—	(289)	29,655	29,990	—	(351)	29,639
	$552,074	$200	$(4,399)	$547,875	$578,826	$313	$(5,497)	$573,642

The following table presents additional information about our mortgage notes payable, net, as of December 31, 2019 (in thousands, except percentages):
	Maturity Date	Margin over LIBOR	Annual Interest Rate	Average Monthly Debt Service	Average Monthly Escrow
Overton Trails Apartment Homes	—	—	—	$—	$—(8)
Uptown Buckhead	7/1/2025	2.22%	3.98%	$104	$63(1) (3) (5)
Crosstown at Chapel Hill	7/1/2025	1.77%	3.53%	$142	$279(1) (3) (4) (7)
The Brookwood - Key Bank	11/1/2021	—	4.73%	$104	$54(2) (6)
The Brookwood - Capital One	11/1/2021	—	5.40%	$16	$—(2) (6)
Adair off Addison and Adair off Addison Apartment Homes	5/1/2026	1.64%	3.40%	$107	$81(1) (3) (9)
1000 Spalding Crossing	1/1/2022	—	3.88%	$116	$51(2) (4)
Montclair Terrace	6/1/2023	2.45%	4.21%	$107	$102(1) (3) (6)
Grand Reserve	5/1/2028	1.72%	3.48%	$157	$90(1) (3) (4) (7)
Verdant Apartment Homes	5/1/2023	—	3.89%	$176	$37(2) (4)
Arcadia Apartment Homes	5/1/2023	—	3.89%	$189	$35(2) (4)
Ravina Apartment Homes	5/1/2022	—	3.76%	$144	$144(2) (6)
81 Fifty at West Hills Apartment Homes	7/1/2023	2.36%	4.12%	$269	$58(1) (3) (4)
The Palmer at Las Colinas	9/1/2026	2.11%	3.87%	$166	$159(1) (3) (4)
Windbrooke Crossing	1/1/2024	2.69%	4.45%	$201	$65(1) (3) (4)
Woods of Burnsville	2/1/2024	2.13%	3.89%	$190	$84(1) (3) (4)
Indigo Creek	5/1/2024	1.93%	3.69%	$199	$52(1) (3) (4)
Martin's Point	11/1/2024	1.86%	3.62%	$149	$76(1) (3) (4)
(1)	Variable rate based on one-month LIBOR of 1.76250% (as of December 31, 2019) plus a fixed margin
(2)	Fixed rate
(3)	Variable rate hedged with interest rate cap cash flow hedge
(4)	Monthly interest-only payment currently required
(5)	Monthly fixed principal plus interest payment required
(6)	Fixed monthly payment of principal and interest payment required
(7)	Refinanced during the year ended December 31, 2018
(8)	Mortgage note payable related to asset sold on February 28, 2019
(9)	Originated during the year ended December 31, 2019 through refinancing
On August 21, 2015, we recorded a fair value adjustment, which represented the fair value of the debt assumed over its principal amount in connection with The Brookwood Apartment Home acquisition. The fair value will be amortized to interest expense over the term of the related mortgages loans using the effective interest method. As of December 31, 2019, the net unamortized mortgage premium was approximately $200,000 and was included as a component of mortgage loans payable in the accompanying consolidated balance sheets.
At December 31, 2019, the weighted average interest rate of all our outstanding indebtedness was 3.87%.
Central banks and regulators in a number of major jurisdictions (including both the U.S. and the U.K.) have convened working groups to find, and implement the transition to, suitable replacements for Interbank Offered Rates (IBORs), including LIBOR. The Financial Conduct Authority of the U.K., which regulates LIBOR, has announced that it will not compel panel banks to contribute to LIBOR after 2021.
We have exposure to IBORs through floating rate mortgage debt with maturity dates beyond 2021 for which the interest rates are tied to LIBOR. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. Any changes in benchmark interest rates could increase our cost of capital, which could impact our results of operations, cash flows, and the market value of our real estate investments.

Operating Properties
As of December 31, 2019, our wholly-owned interests in multifamily properties were as follows:
Subsidiary	Apartment Complex	Number of Units	Property Location
RRE Bear Creek Holdings, LLC, or Bear Creek	Adair off Addison	152	Dallas, TX
RRE Buckhead Holdings, LLC, or Buckhead	Uptown Buckhead	216	Atlanta, GA
RRE Farrington Holdings, LLC, or Farrington	Crosstown at Chapel Hill	411	Chapel Hill, NC
RRE Mayfair Chateau Holdings, LLC, or Mayfair Chateau	The Brookwood	274	Homewood, AL
RRE Fairways of Bent Tree Holdings, LLC, or Fairways of Bent Tree	Adair off Addison Apartment Homes	200	Dallas, TX
RRE Spalding Crossing Holdings, LLC, or Spalding Crossing	1000 Spalding Crossing	252	Atlanta, GA
RRE Montclair Terrace Holdings, LLC, or Montclair Holdings	Montclair	188	Portland, OR
RRE Canterwood Holdings, LLC, or Canterwood	Verdant Apartment Homes	216	Boulder, CO
RRE Grand Reserve Holdings, LLC, or Grand Reserve	Grand Reserve	319	Naperville, IL
RRE Fox Ridge Holdings, LLC, or Fox Ridge	Arcadia Apartment Homes	300	Centennial, CO
RRE Riverlodge Holdings, LLC, or Riverlodge	Ravina Apartment Homes	498	Austin, TX
RRE Breckenridge Holdings, LLC, or Breckenridge	81 Fifty at West Hills Apartment Homes	357	Portland, OR
RRE Santa Rosa Holdings, LLC, or Santa Rosa	The Palmer at Las Colinas	476	Irving, TX
RRE Windbrooke Holdings, LLC, or Windbrooke Crossing	Windbrooke Crossing	236	Buffalo Grove, IL
RRE Woods Holdings, LLC, or The Woods of Burnsville	The Woods of Burnsville	400	Burnsville, MN
RRE Indigo Creek Holdings, LLC, or Indigo Creek	Indigo Creek	408	Glendale, AZ
RRE Martin's Point Holdings, LLC, or Martin's Point	Martin's Point	256	Lombard, IL
		5,159
As four of our multifamily properties are located in the Dallas-Fort Worth area, three properties are located in the Chicago area, two properties are located in Portland, Oregon, two properties are located in the Atlanta area and two properties are located in the Denver area, our portfolio is currently particularly susceptible to adverse economic developments in these real estate markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for multifamily rentals resulting from the local business climate, could negatively affect our liquidity and adversely affect our ability to fund our ongoing operations.
Acquisition and Asset Management Costs
In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make payments to our Advisor. During our acquisition stage, we made payments to our Advisor in connection with the acquisition of real estate investments. In addition, we expect to continue to make payments to our Advisor for the management of our assets and costs incurred by our Advisor in providing services to us. We describe these payments in more detail in Note 10 of the notes to our consolidated financial statements.

Operating Expenses
Under our charter, our Advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the Conflicts Committee of the Board of Directors has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under Generally Accepted Accounting Principles (“GAAP”), that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b)  interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain in the sale of our assets; and (f) acquisition fees, acquisition expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
Operating expenses for the four quarters ended December 31, 2019 did not exceed the charter imposed limitation.

Distributions
For the year ended December 31, 2019, the Company paid aggregate distributions of $27.2 million, including $12.5 million of distributions paid in cash and $14.7 million of distributions reinvested in shares of common stock through the our distribution reinvestment plan, as follows (dollars in thousands, except per share data):
Authorization Date	Per Common Share	Record Dates	Distribution Date	Distributions reinvested in shares of Common Stock	Net Cash Distributions	Total Aggregate Distributions
December 14, 2018	$0.00164384	December 29, 2018 through January 30, 2019	January 31, 2019	$1,717	$1,412	$3,129
December 14, 2018	0.00164384	January 31, 2019 through February 27, 2019	February 28, 2019	1,553	1,281	2,834
December 14, 2018	0.00164384	February 28, 2019 through March 28, 2019	March 29, 2019	1,594	1,342	2,936
March 20, 2019	0.00109589	March 29, 2019 through April 29, 2019	April 30, 2019	1,164	985	2,149
March 20, 2019	0.00109589	April 30, 2019 through May 30, 2019	May 31, 2019	1,131	956	2,087
March 20, 2019	0.00109589	May 31, 2019 through June 27, 2019	June 28, 2019	1,012	858	1,870
June 11, 2019	0.00109589	June 28, 2019 through July 30, 2019	July 31, 2019	1,174	996	2,170
June 11, 2019	0.00109589	July 31 2019 through August 29, 2019	August 30, 2019	1,068	909	1,977
June 11, 2019	0.00109589	August 30, 2019 through September 27, 2019	September 30, 2019	1,026	881	1,907
September 10, 2019	0.00109589	September 28, 2019 through October 30, 2019	October 31, 2019	1,159	1,008	2,167
September 10, 2019	0.00109589	October 31, 2019 through November 26, 2019	November 27, 2019	944	834	1,778
September 10, 2019	0.00109589	November 27, 2019 through December 30, 2019	December 31, 2019	1,182	1,057	2,239
				$14,724	$12,519	$27,243

On December 11, 2019, the Company's Board of Directors approved distributions in an amount of $0.001095890 per share of common stock for stockholders of record each day in the period from December 31, 2019 through and including March 30, 2020, payable on January 31, 2020, February 28, 2020 and March 31, 2020.
The following is a reconciliation of total aggregate distributions to total distributions declared for the year ended December 31, 2019 (in thousands):
Total aggregate distributions paid	$27,243
Less: distribution payable at December 31, 2018	(8,878)
Add: distribution payable at December 31, 2019	5,993
Total distributions declared	$24,358
Cash distributions paid since inception were as follows (in thousands, except per share data):
Fiscal Year paid	Per Common Share per Day	Distribution invested in shares of Common Stock	Net Cash Distribution	Total Aggregate Distribution
2014	$0.00071223	$215	$114	$329
2015	0.00164384	8,424	5,654	14,078
2016	0.00164384	20,608	14,025	34,633
2017	0.00163438	20,685	15,095	35,780
2018	0.00163438	20,693	16,175	36,868
2019	0.00123288	14,724	12,519	27,243
		$85,349	$63,582	$148,931
Funds from Operations and Modified Funds from Operations
Funds from operations, or FFO, is a non-GAAP financial performance measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because it excludes real estate-related depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate and intangibles diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance. Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. In addition, FFO will be affected by the types of investments in our targeted portfolio which will consist of, but are not limited to, commercial real estate assets, principally (i) underperforming multifamily rental properties which we will renovate and stabilize in order to increase rents, (ii) distressed real estate owned by financial institutions, usually as a result of foreclosure, and non-performing or distressed loans, including first- and second-priority mortgage loans and other loans which we will resolve, and (iii) performing loans, including first- and second-priority mortgage loans and other loans we originate or purchase either directly or with a co-investor or joint venture partner.

Since FFO was promulgated, GAAP has adopted several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use modified funds from operations, or MFFO, as defined by the IPA. MFFO excludes from FFO the following items:
(1)	acquisition fees and expenses;
(2)	straight-line rent amounts, both income and expense;
(3)	amortization of above- or below-market intangible lease assets and liabilities;
(4)	amortization of discounts and premiums on debt investments;
(5)	impairment charges;
(6)	gains or losses from the early extinguishment of debt;
(7)
gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

(8)	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;
(9)	gains or losses related to consolidation from, or deconsolidation to, equity accounting;
(10)	gains or losses related to contingent purchase price adjustments; and
(11)	adjustments related to the above items for unconsolidated entities in the application of equity accounting.
We believe that MFFO is helpful in assisting management assess the sustainability of operating performance in future periods.
As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation based on the following economic considerations. Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, we explain below the reasons for each of the adjustments made in arriving at our MFFO definition:
•
Acquisition expenses. In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analysis differentiate costs to acquire the investment from the operations derived from the investment. Under GAAP, acquisition costs related to business combinations are expenses and are capitalized for asset acquisitions. Prior to January 1, 2018, all of our acquisitions were accounted for as business combinations and their related costs were expensed. On January 1, 2018, we adopted Financial Accounting Standards Board Accounting Standards Update 2017-01, and we anticipate that most property acquisitions will be treated as asset acquisitions and the related costs will be capitalized. Acquisition costs will continue to be funded from both the proceeds of debt financing and the proceeds of property dispositions, not from cash flows from operations. We believe that by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition expenses include those paid to our Advisor or third parties.

•
Adjustments for straight-line rents and amortization of discounts and premiums on debt investments. In the proper application of GAAP, rental receipts and discounts and premiums on debt investments are allocated to periods using various systematic methodologies. This application will result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance.

•
Adjustments for amortization of above or below market intangible lease assets. Similar to depreciation and amortization of other real estate related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes predictably over time and that these charges be recognized currently in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.
•
Impairment charges, gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting and gains or losses related to contingent purchase price adjustments. Each of these items relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in our core operating fundamentals rather than changes that may reflect anticipated gains or losses. In particular, because GAAP impairment charges are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe MFFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rate, occupancy and other core operating fundamentals.

•
Adjustment for gains or losses related to early extinguishment of hedges, debt, consolidation or deconsolidation and contingent purchase price. Similar to extraordinary items excluded from FFO, these adjustments are not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

By providing MFFO, we believe we are presenting useful information that also assists investors and analysts in the assessment of the sustainability of our operating performance after our acquisition stage is completed. We also believe that MFFO is a recognized measure of sustainable operating performance by the real estate industry. MFFO is useful in comparing the sustainability of our operating performance after our acquisition stage is completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities or as affected by other MFFO adjustments.
As an opportunity REIT, a core element of our investment strategy and operations is the acquisition of distressed and value-add properties and the rehabilitation and renovation of such properties in an effort to create additional value in such properties. As part of our operations, we intend to realize gains from such value-add efforts through the strategic disposition of such properties after we have added value through the execution of our business plan. As we do not intend to hold any of our properties for a specific amount of time, we intend to take advantage of opportunities to realize gains from our value-add efforts on a regular basis during the course of our operations as such opportunities become available, in all events subject to the rules regarding “prohibited transactions” of real estate investment trusts of the Internal Revenue Code. Therefore, we also use adjusted funds from operations attributable to common stockholders, or AFFO, in addition to FFO and MFFO when evaluating our operations. We calculate AFFO by adding/subtracting gains/losses realized on sales of our properties from MFFO. We believe that AFFO presents useful information that assists investors and analysts in the assessment of our operating performance as it is reflective of the impact that regular, strategic property dispositions have on our continuing operations.
Neither FFO, MFFO nor AFFO should be considered as an alternative to net income (loss), nor as an indication of our liquidity, nor are any of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. Accordingly, FFO, MFFO and AFFO should be reviewed in connection with other GAAP measurements. Our FFO, MFFO and AFFO as presented may not be comparable to amounts calculated by other REITs.

The following section presents our calculation of FFO, MFFO and AFFO and provides additional information related to our operations. As a result of the timing of the commencement of our initial public offering and our active real estate operations and the general and administrative expenses incurred in connection with these events, FFO, MFFO and AFFO are not relevant to a discussion comparing operations for the two periods presented. We expect revenues and expenses to increase in future periods as we acquire additional investments.
	Years Ended December 31,
	2019	2018
	(in thousands)
Net loss – GAAP	$(11,944)	$(35,441)
Net gain on disposition of property	(20,619)	—
Depreciation expense	39,599	40,611
FFO attributable to common stockholders	7,036	5,170
Adjustments for straight-line rents	266	291
Fair value adjustment for cancelable swap	—	(287)
Amortization of intangible lease assets	—	813
Debt premium amortization	(113)	(116)
Acquisition costs	—	30
MFFO attributable to common stockholders	7,189	5,901
Net gains on disposition of property	20,619	—
AFFO attributable to common stockholders	$27,808	$5,901
Basic and diluted loss per common share - GAAP	$(0.20)	$(0.58)
FFO per share	$0.12	$0.08
MFFO per share	$0.12	$0.10
AFFO per share	$0.46	$0.10
Weighted average shares outstanding	60,728	61,110
Critical Accounting Policies
We consider these policies critical because they involve significant management judgments and assumptions, they require estimates about matters that are inherently uncertain, and they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of our assets and liabilities and our disclosure of contingent assets and liabilities on the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.
Real Estate Assets
Depreciation
We make subjective assessments as to the useful lives of our depreciable assets. These assessments have a direct impact on our net income, because, if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis throughout the expected useful lives of these investments. We consider the period of future benefit of an asset to determine its appropriate useful life. The estimated useful lives of our assets by class are as follows:
Buildings	27.5 years
Building improvements	5.0 to 27.5 years
Furniture and fixtures	3.0 to 5.0 years
Tenant improvements	Shorter of lease term or expected useful life
Lease intangibles	Remaining term of related lease
Improvements and replacements in excess of $1,000 are capitalized when they have a useful life greater than or equal to one year. The Manager, an affiliate of the Advisor, earns a construction management fee of 5.0% of actual aggregate costs to construct improvements, or to repair, rehab or reconstruct a property. These costs are capitalized along with the related asset. Costs of repairs and maintenance are expensed as incurred.

Real Estate Purchase Price Allocation
On January 1, 2018, we adopted Accounting Standards Update (“ASU”) 2017-01. Acquisitions that do not meet the definition of a business under this guidance are accounted for as asset acquisitions. In most cases, we believe acquisitions of real estate will no longer be considered a business combination, as in most cases substantially all of the fair value is concentrated in a single identifiable asset or group of tangible assets that are physically attached to each other (land and building). However, if we determine that substantially all of the fair value of the gross assets acquired is not concentrated in either a single identifiable asset or in a group of similar identifiable assets, we will then perform an assessment to determine whether the asset is a business by using the framework outlined in the ASU. If we determine that the acquired asset is not a business, we will allocate the cost of the acquisition, including transaction costs, to the assets acquired or liabilities assumed based on their related fair value.
Upon the acquisition of real properties, we allocate the purchase price of properties to acquired tangible assets consisting of land, buildings, fixtures and improvements, identified intangible lease assets, consisting of the value of above-market and below-market leases, as applicable, the value of in-place leases, the value of tenant relationships, and liabilities, based in each case on their fair values.
We record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases.
We measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management's estimates of value are expected to be made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.
In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. We also estimate costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.
The total amount of other intangible assets acquired will be further allocated to customer relationship intangible values based on management's evaluation of the specific characteristics of each tenant's lease and our overall relationship with that respective tenant. Characteristics to be considered by management in allocating these values include the nature and extent of our existing business relationships with a tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.
We amortize the value of in-place leases to expense over the initial term of the respective leases. The value of customer relationship intangibles will be amortized to expense over the initial term but in no event will the amortization periods for the intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense in that period.
The determination of the fair value of assets and liabilities acquired requires the use of significant assumptions with regard to current market rental rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of our reported net income.
Valuation of Real Estate Assets
We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may not be recoverable, we will assess the recoverability of the assets by estimating whether we will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. If based on this analysis we do not believe that we will be able to recover the carrying value of the asset, we will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the asset.
Projections of future cash flows require us to estimate the expected future operating income and expenses related to an asset as well as market and other trends. The use of inappropriate assumptions in our future cash flows analysis would result in an incorrect assessment of our assets' future cash flows and fair values and could result in the overstatement of the carrying values of our real estate assets and an overstatement of our net income.
Revenue Recognition
We recognize minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease and we will include amounts expected to be received in later years in deferred rents.
We make estimates of the collectability of our tenant receivables in relation to base rents, including straight-line rentals, expense reimbursements and other revenue or income. We specifically analyze accounts receivable and historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we will make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. These estimates have a direct impact on our net income because a higher bad debt reserve results in less net income.
The specific timing of a sale will be measured against various criteria related to the terms of the transaction and any continuing involvement associated with the property. If the criteria for profit recognition under the full-accrual method are not met, we will defer gain recognition and account for the continued operations of the property by applying the percentage-of-completion, reduced profit, deposit, installment or cost recovery methods, as appropriate, until the appropriate criteria are met.
Interest income from performing loans receivable are recognized based on the contractual terms of the loan agreement. Fees related to any buy-down of the interest rate will be deferred as prepaid interest income and amortized over the term of the loan as an adjustment to interest income. Closing costs related to the purchase of a performing loan held for investment will be amortized using effective yield method over the term of the loan and accreted as an adjustment against interest income.
Adoption of New Accounting Standards
In February 2016, the Financial Accounting Standards board (“FASB”) issued ASU No. 2016-02, “Leases” (“ASU No. 2016-02”), as amended by ASU 2018-10, is intended to improve financial reporting about leasing transactions and requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. In September 2017, FASB issued ASU 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842)”, which provides additional implementation guidance on the previously issued ASU No. 2016-02 Leases (Topic 842). We adopted these standards as of January 1, 2019, and the adoption did not have a material effect on our consolidated financial statements and disclosures. For operating leases where we are the lessor, the underlying leased asset recognized as real estate on the balance sheet. We have chosen to apply the practical expedient (discussed in ASU No. 2018-11, “Leases: Targeted Improvements”) to nonlease component revenue streams and account for them as a combined component with leasing revenue. We determine if an arrangement is a lease at inception. We elected the package of practical expedients permitted within the new standard, which among other things, allows us to carry forward the historical lease classification. Also allowable under the new standard (ASU No. 2018-11) is the option, which we have elected, to present the operating lease ROU asset and operating lease liabilities as of January 1, 2019 and not restate prior periods. No cumulative impact adjustment was necessary to opening retained earnings as of January 1, 2019. For certain equipment leases, such as copiers, we applied a portfolio approach to effectively account for the operating lease ROU assets and liabilities.
In August 2017, FASB issued ASU No. 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities”, which expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. We adopted the standard on January 1, 2019, and the adoption did not have a significant impact on our consolidated financial statements.
In June 2018, FASB issued ASU 2018-07 “Improvements to Nonemployee Share-Based Payment Accounting” to simplify the accounting for share-based payment transactions for acquiring goods and services from nonemployees by including these payments in the scope of the guidance for share-based payments to employees. We adopted the standard on January 1, 2019, and the adoption did not have a significant impact on our consolidated financial statements.
In July 2018, FASB issued ASU 2018-09, “Codification Improvements.” This standard does not prescribe any new accounting guidance, but instead makes minor improvements and clarifications of several different FASB Accounting Standards Codification areas based on comments and suggestions made by various stakeholders. We adopted the standard on January 1, 2019, and the adoption did not have a significant impact on our consolidated financial statements.
In October 2018, FASB issued ASU No. 2018-16, “Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes”. ASU No. 2018-16 permits the use of the Overnight Index Swap (“OIS”) Rate based on the Secured Overnight Financing Rate as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to the interest rates on direct Treasury obligations of the U.S. government, the London Interbank Offered Rate (“LIBOR”) and the OIS Rate based on the Federal Funds Effective Rate. For entities that have not already adopted ASU No. 2017-12, the amendments in ASU No. 2018-16 are required to be adopted concurrently with the amendments in ASU No. 2017-12. . We adopted the standard on January 1, 2019, and the adoption did not have a significant impact on our consolidated financial statements.
Accounting Standards Issued But Not Yet Effective
In June 2016, FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses”, which requires measurement and recognition of expected credit losses for financial assets held. ASU No. 2016-13 will be effective for us beginning January 1, 2020. We are continuing to evaluate this guidance; however, we do not expect the adoption of ASU No. 2016-13 to have a significant impact on our consolidated financial statements and disclosures due to the fact that we did not have instruments subject to this guidance at December 31, 2019.
In January 2017, FASB issued ASU No. 2017-04, “Intangibles- Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment”, which alters the current goodwill impairment testing procedures. ASU No. 2017-04 will be effective for us beginning January 1, 2020. Early application is permitted. We are evaluating this guidance and assessing the impact of this guidance on our consolidated financial statements. Since we have no recorded goodwill, there is no expected impact upon adoption.
In August 2018, FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” This update removes, modifies and adds certain disclosure requirements in FASB ASC 820, “Fair Value Measurement” (“ASC 820”). ASU No. 2018-13 will be effective for us beginning January 1, 2020 and early adoption is permitted. We are continuing to evaluate this guidance; however, we do not expect the adoption of ASU No. 2018-13 to have a significant impact on our consolidated financial statements.
In November 2018, FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses.” ASU 2018-19 clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842, Leases. ASU 2018-19 is effective on January 1, 2020, with early adoption permitted. We are evaluating this guidance; however, we do not expect that adoption of ASU 2018-19 will have a significant impact on our consolidated financial statements. Information regarding the adoption of ASC 842 is described above.
Off-Balance Sheet Arrangements
As of December 31, 2019 and 2018, we did not have any off-balance sheet arrangements or obligations.
Subsequent Events
On January 23, 2020, we filed a Form S-3 with the SEC to register an additional 1.5 million shares under the DRIP.

On February 14, 2020, the Board of Directors suspended the share redemption program with exceptions for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility. The suspension took effect on March 20, 2020.
On March 11, 2020, the World Health Organization declared the outbreak of a coronavirus (COVID-19) a pandemic. The resulting restrictions on travel and quarantines imposed have had a negative impact on the U.S. economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to the Company’s investments and operating results
ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Omitted as permitted under rules applicable to smaller reporting companies.
ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
See the Index to Financial Statements at page F-67 of this Annual Report on Form 10-K.
ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
There were no disagreements with our independent registered public accountants during the year ended December 31, 2019.
ITEM 9A.	CONTROLS AND PROCEDURES
Disclosure Controls and Procedures
We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our periodic reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our principal executive officer and our principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.
Under the supervision of our principal executive officer and principal financial officer, we have carried out an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures are effective.
Management's Report on Internal Control over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2019. In making this assessment, management used the criteria set forth in the 2013 version of the Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this assessment, management believes that our internal control over financial reporting is effective as of December 31, 2019.
Changes in Internal Control over Financial Reporting
There has been no change in our internal control over financial reporting that occurred in the quarter ended December 31, 2019 that has materially affected, or is reasonable likely to materially affect, our internal control over financial reporting.

PART III
ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Code of Conduct and Ethics
We have adopted a Code of Conduct and Ethics that applies to all of our executive officers and directors, including but not limited to, our chief executive officer and chief financial officer. Our Code of Conduct and Ethics may be found at http://www.resourcereit2.com, on the Prospectus/SEC Filings page.
The other information required by this Item is incorporated by reference from our 2020 Proxy Statement.
ITEM 11.	EXECUTIVE COMPENSATION
The information required by this Item is incorporated by reference from our 2020 Proxy Statement.
ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The information required by this Item is incorporated by reference from our 2020 Proxy Statement.
ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
The information required by this Item is incorporated by reference from our 2020 Proxy Statement.
ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES
The information required by this Item is incorporated by reference from our 2020 Proxy Statement.

PART IV
ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
The following documents are filed as part of this Annual Report on Form 10-K:
(a)	Financial Statements
1.	See the Index to Consolidated Financial Statements at page F-67 of this report.
(b)	Financial Statement Schedules
i.	Our financial statement schedules are included in a separate section of this Annual Report on Form 10-K commencing on page F-94.

(c)	Exhibits
Exhibit No.	Description
3.1
Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 (No. 333-184476) filed December 20, 2013)

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-184476) filed October 17, 2012)
4.1
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to the Company’s Registration Statement on Form S-11 (No. 333-184476) filed October 17, 2012)

4.2
Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Appendix A to the prospectus included in the Company’s Post-Effective Amendment no. 9 to the Registration Statement on Form S-11 on Form S-3 (No. 333-184476) filed February 16, 2016)

4.3	Description of the Company’s Common Stock Registered Pursuant to Section 12 of the Exchange Act of 1934
10.1	Amended and Restated Advisory Agreement
10.2	First Amendment to Amended and Restated Advisory Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report of Form 10-Q filed November 14, 2014)
10.3
Dealer Manager Agreement, including Form of Selected Dealer Agreement and Form of Placement Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Post-Effective Amendment no. 2 to the Registration Statement on Form S-11 (No. 333-184476) filed October 28, 2014)

10.4
Management Agreement by and among Resource Real Estate Opportunity REIT II, Inc., RRE Opportunity OP II, LP and Resource Real Estate Opportunity Manager II, LLC, dated December 20, 2013 (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K filed March 30, 2015).

10.5
Second Amendment to Amended and Restated Advisory Agreement between Resource Real Estate Opportunity REIT II, Inc. and Resource Real Estate Opportunity Advisor II, LLC, dated March 24, 2015 (incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K filed March 30, 2015).

10.6	Renewal Agreement by and between Resource Real Estate Opportunity REIT II, Inc. and Resource Real Estate Opportunity Advisor II, LLC, dated December 20, 2019
21.1	Subsidiaries of the Company
23.1	Consent of Grant Thornton
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer pursuant to Section 1350 18 U.S.C., as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer pursuant to Section 1350 18 U.S.C., as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.1	Consent of Duff & Phelps
99.2	Fourth Amended and Restated Share Redemption Program (incorporated by reference to Exhibit 99.2 to the Company’s Annual Report on Form 10-K filed March 22, 2019)
101.1
The following information from the Company's Quarterly Report on Form 10-K for the year ended December 31, 2019, formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheets; (ii) Consolidated Statements of Operations and Comprehensive (Loss) Income; (iii) Consolidated Statements of Changes in Stockholders' Equity; and (iv) Consolidated Statements of Cash Flows

ITEM 16.	FORM 10-K SUMMARY
None

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

March 20, 2020	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
/s/ George Carleton	Director	March 20, 2020
GEORGE CARLETON

/s/ Gary Lichtenstein	Director	March 20, 2020
GARY LICHTENSTEIN

/s/ Thomas J. Ikeler	Director	March 20, 2020
THOMAS J. IKELER

/s/ David Spoont	Director	March 20, 2020
DAVID SPOONT

/s/ Alan F. Feldman	Chief Executive Officer and Director	March 20, 2020
ALAN F. FELDMAN	(Principal Executive Officer)

/s/ Steven R. Saltzman	Chief Financial Officer, Senior Vice President and Treasurer	March 20, 2020
STEVEN R. SALTZMAN	(Principal Financial Officer and Principal Accounting Officer)

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
(A Maryland Corporation in the Developmental Stage)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Resource Real Estate Opportunity REIT II, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Resource Real Estate Opportunity REIT II, Inc. (a Maryland corporation) and subsidiaries (the “Company”) December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes and schedule included under Item 15(b) (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company's auditor since 2012.
Philadelphia, Pennsylvania
March 20, 2020

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	December 31,
	2019	2018
ASSETS
Investments:
Rental properties, net	$735,530	$767,738
Identified intangible assets, net	—	—
Assets held for sale - rental properties	—	42,863
Total investments	735,530	810,601
Cash	39,647	40,175
Restricted cash	6,534	7,813
Subtotal - cash and restricted cash	46,181	47,988
Tenant receivables	107	73
Due from related parties	297	57
Prepaid expenses and other assets	2,147	2,009
Total assets	$784,262	$860,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable, net	$547,875	$573,642
Accounts payable and accrued expenses	11,502	12,046
Due to related parties	432	584
Tenant prepayments	634	642
Security deposits	1,513	1,470
Distribution payable	5,993	8,878
Total liabilities	567,949	597,262
Stockholders’ equity:
Preferred stock (par value $.01, 10,000,000 shares authorized, none issued and outstanding)	—	—
Convertible stock (par value $.01; 50,000 shares authorized, 50,000 issued and outstanding)	1	1
Common stock (par value $.01; 1,000,000,000 shares authorized, 60,094,623 and 61,378,367 issued and outstanding, respectively)	600	612
Additional paid-in capital	528,464	539,493
Accumulated other comprehensive loss	(189)	(379)
Accumulated deficit	(312,563)	(276,261)
Total stockholders’ equity	216,313	263,466
Total liabilities and stockholders’ equity	$784,262	$860,728
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)
	Years Ended December 31,
	2019	2018
Revenues:
Rental income	$85,681	$87,256
Expenses:
Rental operating - expenses	13,205	14,411
Rental operating - payroll	7,682	7,943
Rental operating - real estate taxes	11,316	11,992
Subtotal - Rental operating expenses	32,203	34,346
Acquisition costs	—	30
Management fees	13,208	13,728
General and administrative	7,586	8,155
Loss on disposal of assets	219	522
Depreciation and amortization expense	39,599	41,424
Total expenses	92,815	98,205
Loss before net gain on disposition	(7,134)	(10,949)
Net gain on disposition of property	20,619	—
Income (loss) before other income (expense)	13,485	(10,949)
Other income (expense):
Interest income	223	157
Insurance proceeds in excess of cost basis	225	115
Interest expense	(25,877)	(24,764)
Net loss	(11,944)	(35,441)
Other comprehensive income (loss):
Designated derivatives, fair value adjustment	190	65
Comprehensive loss	$(11,754)	$(35,376)
Weighted average common shares outstanding, basic and diluted	60,728	61,110
Basic and diluted net loss per common share	$(0.20)	$(0.58)
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
(in thousands)
	Common Stock		Convertible Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, at January 1, 2018	60,782	$606	50	$1	$534,683	$(444)	$(204,186)	$330,660
Common stock issued through distribution reinvestment plan	2,397	24	—	—	20,669	—	—	20,693
Distributions declared	—	—	—	—	—	(36,634)	(36,634)
Common stock redemptions	(1,800)	(18)	—	—	(15,859)	—	—	(15,877)
Designated derivatives, fair value adjustment	—	—	—	—	—	65	—	65
Net loss	—	—	—	—	—		(35,441)	(35,441)
Balance, at December 31, 2018	61,379	$612	50	$1	$539,493	$(379)	$(276,261)	$263,466
Common stock issued through distribution reinvestment plan	1,754	18	—	—	14,706	—	—	14,724
Distributions declared	—	—	—	—	—	(24,358)	(24,358)
Common stock redemptions	(3,038)	(30)	—	—	(25,735)	—	—	(25,765)
Designated derivatives, fair value adjustment	—	—	—	—	—	190	—	190
Net loss	—	—	—	—	—	—	(11,944)	(11,944)
Balance, at December 31, 2019	60,095	$600	50	$1	$528,464	$(189)	$(312,563)	$216,313
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(11,944)	$(35,441)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Loss on disposal of assets	219	522
Net gain on disposition of property	(20,619)	—
Casualty (gain) loss	552	—
Depreciation and amortization	39,599	41,424
Amortization of deferred financing costs	1,104	1,318
Amortization of mortgage premiums	(113)	(116)
Change in fair value of interest rate caps	—	55
Changes in operating assets and liabilities:
Tenant receivables	(33)	14
Due from related parties	(240)	—
Prepaid expenses and other assets	(1)	(2)
Due to related parties	(151)	46
Accounts payable and accrued expenses	535	(2,013)
Tenant prepayments	16	67
Security deposits	98	158
Net cash provided by operating activities	9,022	6,032

Cash flows from investing activities
Proceeds from disposal of property, net of closing costs	32,882	—
Capital expenditures	(8,156)	(15,097)
Net cash provided by (used in) investing activities	24,726	(15,097)

Cash flows from financing activities:
Redemptions of common stock	(25,765)	(15,877)
Payment of deferred financing costs	(445)	(503)
Increase in borrowings	8,946	17,439
Repayments on borrowings	(5,760)	(4,660)
Purchase of interest rate caps	(11)	(66)
Distributions paid on common stock	(12,520)	(16,175)
Net cash used in financing activities	(35,555)	(19,842)

Net decrease in cash and restricted cash	(1,807)	(28,907)
Cash and restricted cash at beginning of year	47,988	76,895
Cash and restricted cash at end of year	$46,181	$47,988
The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets that sums to the total of such amounts shown on the consolidated statements of cash flows:
	December 31,
	2019	2018
Cash	$39,647	$40,175
Restricted cash	6,534	7,813
Total cash and restricted cash shown in the consolidated balance sheets	$46,181	$47,988
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 1 - NATURE OF BUSINESS AND OPERATIONS
Resource Real Estate Opportunity REIT II, Inc. (the “Company”) was organized in Maryland on September 28, 2012. During the primary portion of its initial public offering, the Company offered up to 100,000,000 shares of common stock for $10 per share, with volume discounts available to certain categories of investors. The primary portion of the offering closed on February 6, 2016. The Company is currently offering up to 10,000,000 shares pursuant to the Company’s distribution reinvestment plan at a purchase price equal to 95% of the estimated net asset value per share. On January 23, 2020, the Company filed a Registration Statement to offer an additional 1,500,000 shares pursuant to the Company’s distribution reinvestment plan. The Company has adopted a fiscal year ending December 31.
Resource Real Estate Opportunity Advisor II, LLC (the “Advisor”) is a wholly owned subsidiary of Resource Real Estate, LLC (the “Sponsor”) and an indirect wholly owned subsidiary of Resource America, Inc. (“RAI”). The Advisor acts as the Company's external advisor and manages the Company's day-to-day operations and its portfolio of real estate investments and provides asset-management, marketing, investor relations and other administrative services on the Company's behalf, all subject to the supervision of the Company's Board of Directors.
RAI is a wholly owned subsidiary of C-III Capital Partners, LLC (“C-III”), a leading commercial real estate investment management and services company engaged in a broad range of activities. C-III controls our Advisor and Resource Real Estate Opportunity Manager II, LLC, the Company's property manager (the “Manager”). C-III also controls all of the shares of the Company's common stock held by the Advisor.
As of December 31, 2019, a total of 60,094,623 shares, including shares purchased by the Advisor and shares issued through the distribution reinvestment plan, remain outstanding. As of December 31, 2019, the Company had issued 9,826,431 shares valued at $85.3 million pursuant to its distribution reinvestment plan.
The Company’s objective is to take advantage of the Sponsor's dedicated multifamily investing and lending platforms to invest in multifamily assets across the entire spectrum of investments in order to provide stockholders with growing cash flow and increasing asset values. The Company has acquired commercial real estate assets, principally underperforming multifamily rental properties which the Company will renovate and stabilize in order to increase rents, and may acquire, to a lessor extent, real estate related debt.
The Company is organized and conducts its operations in a manner intended to allow it to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under Subchapter M of the Internal Revenue Code of 1986, as amended. The Company also operates its business in a manner intended to maintain its exemption from registration under the Investment Company Act of 1940, as amended.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“GAAP”).

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries as follows:
Subsidiary	Apartment Complex	Number of Units	Property Location
RRE Opportunity Holdings II, LLC	N/A	N/A	N/A
RRE Opportunity OP II, LP	N/A	N/A	N/A
RRE Oak Hill Holdings, LLC, or Oak Hill	N/A(1)	N/A	N/A
RRE Bear Creek Holdings, LLC, or Bear Creek	Adair off Addison	152	Dallas, TX
RRE Buckhead Holdings, LLC, or Buckhead	Uptown Buckhead	216	Atlanta, GA
RRE Farrington Holdings, LLC, or Farrington	Crosstown at Chapel Hill	411	Chapel Hill, NC
RRE Mayfair Chateau Holdings, LLC, or Mayfair Chateau	The Brookwood	274	Homewood, AL
RRE Fairways of Bent Tree Holdings, LLC, or Fairways of Bent Tree	Adair off Addison Apartment Homes	200	Dallas, TX
RRE Montclair Terrace Holdings, LLC, or Montclair Holdings	Montclair	188	Portland, OR
RRE Spalding Crossing Holdings, LLC, or Spalding Crossing	1000 Spalding Crossing	252	Atlanta, GA
RRE Grand Reserve Holdings, LLC, or Grand Reserve	Grand Reserve	319	Naperville, IL
RRE Canterwood Holdings, LLC, or Canterwood	Verdant Apartment Homes	216	Boulder, CO
RRE Fox Ridge Holdings, LLC, or Fox Ridge	Arcadia Apartment Homes	300	Centennial, CO
RRE Riverlodge Holdings, LLC, or Riverlodge	Ravina Apartment Homes	498	Austin, TX
RRE Breckenridge Holdings, LLC, or Breckenridge	81 Fifty at West Hills Apartment Homes	357	Portland, OR
RRE Santa Rosa Holdings, LLC, or Santa Rosa	The Palmer at Las Colinas	476	Irving, TX
RRE Windbrooke Holdings, LLC, or Windbrooke Crossing	Windbrooke Crossing	236	Buffalo Grove, IL
RRE Woods Holdings, LLC, or The Woods of Burnsville	The Woods of Burnsville	400	Burnsville, MN
RRE Indigo Creek Holdings, LLC, or Indigo Creek	Indigo Creek	408	Glendale, AZ
RRE Martin's Point Holdings, LLC, or Martin's Point	Martin's Point	256	Lombard, IL
N/A - Not Applicable
(1)	Property was sold on February 28, 2019
All intercompany accounts and transactions have been eliminated in consolidation.
Segment Reporting
The Company does not evaluate performance on a relationship specific or transactional basis and does not distinguish its principal business or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single operating segment for reporting purposes in accordance with GAAP.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments, which potentially subject the Company to concentration of credit risk, consist of periodic temporary deposits of cash. At December 31, 2019, the Company had $46.1 million of deposits at various banks, $38.7 million of which were over the insurance limit of the Federal Deposit Insurance Corporation. No losses have been experienced on such deposits.
Rental Properties
The Company records acquired real estate at fair value on their acquisition date. The Company considers the period of future benefit of an asset to determine its appropriate useful life, and depreciates the asset using the straight line method. The Company's estimated useful lives of its assets by class are as follows:
Buildings	27.5 years
Building improvements	5.0 to 27.5 years
Furniture and fixtures	3.0 to 5.0 years
Tenant improvements	Shorter of lease term or expected useful life
Lease intangibles	Remaining term of related lease
Improvements and replacements in excess of $1,000 are capitalized when they have a useful life greater than or equal to one year. The Manager earns a construction management fee of 5.0% of actual aggregate costs to construct improvements, or to repair, rehab or reconstruct a property. These costs are capitalized along with the related asset. Costs of repairs and maintenance are expensed as incurred.
As of December 31, 2019, the Company's real estate investments located in Texas, Illinois, Colorado, Oregon and Georgia represent approximately 19.6%, 18.9%, 15.6%, 14.1% and 9.1% of the portfolio. This makes it particularly susceptible to adverse economic developments in these real estate markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for multifamily rentals resulting from the local business climate, could negatively affect the Company's liquidity and adversely affect its ability to fund its ongoing operations.
Impairment of Long Lived Assets
When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors.
If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income. The Company did not recognize any impairment charges during the years ended December 31, 2019 and 2018.
Allocation of Purchase Price of Acquired Assets
On January 1, 2018, the Company adopted ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). Acquisitions that do not meet the definition of a business under this guidance are accounted for as asset acquisitions. In most cases, the Company believes that acquisitions of

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
real estate will no longer be considered a business combination as in most cases substantially all of the fair value is concentrated in a single identifiable asset or group of tangible assets that are physically attached to each other (land and building). However, if the Company determines that substantially all of the fair value of the gross assets acquired is not concentrated in either a single identifiable asset or in a group of similar identifiable assets, the screen is not met, and the Company will then perform an assessment to determine whether the set is a business by using the framework outlined in the ASU. If the Company determines that the acquired asset is not a business, the Company will allocate the cost of the acquisition including transaction costs to the assets acquired or liabilities assumed based on their related fair value.
Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings, fixtures and improvements, identified intangible lease assets, consisting of the value of above-market and below-market leases, as applicable, the value of in-place leases, the value of tenant relationships, and liabilities, based in each case on their fair values.
The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company amortizes any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases.
The Company measures the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are determined by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered in the analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.
In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.
The total amount of other intangible assets acquired is further allocated to customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.
The Company amortizes the value of in-place leases to expense over the remaining term of the underlying leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does amortization periods for the intangible assets exceed the remaining depreciable life of the building.
The determination of the fair value of the assets and liabilities acquired requires the use of significant assumptions with regard to current market rental rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the fair value of these assets and liabilities, which could impact the Company's reported net income (loss).
Revenue Recognition
The Company recognizes minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
The future minimum rental payments to be received from noncancelable operating leases are approximately $41.4 million and $586,000 for the years ending December 31, 2020 and 2021, and none thereafter.
Revenue is primarily derived from the rental of residential housing units for which the Company receives minimum rents and utility reimbursements pursuant to underlying tenant lease agreements. The Company also receives other ancillary fees for administration of leases, late payments and amenities, which are charged to residents and recognized monthly as earned. The Company elected the practical expedient to not separate lease and non-lease components and has presented property revenues combined based upon the lease being determined the predominant component. The Company also has revenue sharing arrangements of cable income from contracts with cable providers at the Company's properties. Included in accrued expenses and other liabilities on the consolidated balance sheets at December 31, 2019 and 2018 is a $573,000 and $666,000 contract liability related to deferred revenue from contracts with cable providers. The Company recognizes income from these contracts on a straight line basis over the contract period of 10 years to 12 years. During the years ended December 31, 2019 and 2018, approximately $138,000 and $71,100, respectively of revenue from the contract liability was recognized as income.
Tenant Receivables
The Company makes estimates of the collectability of its tenant receivables related to base rents, including straight-line rentals, expense reimbursements and other revenue or income. The Company specifically analyzes accounts receivable and historical bad debts, tenant creditworthiness, current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, the Company makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. At December 31, 2019 and 2018, there were allowances for uncollectible receivables of $44,186 and $13,901, respectively.
Income Taxes
The Company elected to be taxed as a REIT, commencing with its taxable year ended December 31, 2014. To maintain its REIT qualification for U.S. federal income tax purposes, the Company is generally required to distribute at least 90% of its taxable net income (excluding net capital gains) to its stockholders as well as comply with other requirements, including certain asset, income and stock ownership tests. As a REIT, the Company is not subject to federal corporate income tax to the extent that it distributes 100% of its REIT taxable income each year. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, it is subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which it fails its REIT qualification. Accordingly, the Company’s failure to qualify as a REIT could have a material adverse impact on its results of operations and amounts available for distribution to its stockholders.
The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using the Company’s taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.
The Company may elect to treat certain of its subsidiaries as taxable REIT subsidiaries (“TRS”). In general a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes. While a TRS may generate net income, a TRS can declare dividends to the Company which will be included in the Company’s taxable income and necessitate a distribution to its stockholders. Conversely, if the Company retains earnings at a TRS level, no distribution is required and the Company can increase book equity of the consolidated entity. As of December 31, 2019 and 2018, the Company did not treat any of its subsidiaries as a TRS.
The Company evaluates the benefits from tax positions taken or expected to be taken in its tax return. Only the largest amount of benefits from tax positions that will more likely than not be sustainable upon examination

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
are recognized by the Company. The Company does not have any unrecognized tax benefits, nor interest and penalties, recorded in its consolidated financial statements and does not anticipate significant adjustments to the total amount of unrecognized tax benefits within the next 12 months.
The Company is subject to examination by the U.S. Internal Revenue Service and by the taxing authorities in other states in which the Company has significant business operations. The Company is not currently undergoing any examinations by taxing authorities. The Company is not subject to IRS examination for the tax return years 2015 and prior.
Earnings Per Share
Basic earnings (loss) per share is calculated on the basis of weighted-average common shares outstanding during the year. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted to common stock. None of the 50,000 convertible shares (see Note 11) are included in the diluted earnings per share calculations because the necessary conditions for conversion have not been satisfied as of December 31, 2019 (were such date to represent the end of the contingency period). For the year ended December 31, 2019 and 2018, common shares potentially issuable to settle distributions payable are excluded from the calculation of diluted earnings per share calculations, as their inclusion would be anti-dilutive.
Adoption of New Accounting Standards
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, “Leases” (“ASU No. 2016-02”), which was amended by ASU No. 2018-09 “Codification Improvements” in July 2018. ASU No. 2016-02, as amended, is intended to improve financial reporting related to leasing transactions and requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842)”, which provides additional implementation guidance on the previously issued ASU No. 2016-02. The Company adopted these standards as of January 1, 2019, and the adoption did not have a material effect on the Company's consolidated financial statements and disclosures. For operating leases where the Company is the lessor, the underlying leased asset is recognized as real estate on the balance sheet. The Company has chosen to apply the practical expedient (discussed in ASU No. 2018-11, “Leases: Targeted Improvements”) to nonlease component revenue streams and account for them as a combined component with leasing revenue. The Company elected the package of practical expedients permitted within the new standard, which among other things, allows the Company to carry forward the historical lease classification. Also allowable under the new standard (ASU No. 2018-11) is the option, which the Company has elected, to present the operating lease ROU asset and operating lease liabilities as of January 1, 2019 and not restate prior periods. No cumulative impact adjustment was necessary to opening retained earnings as of January 1, 2019. For certain equipment leases, such as copiers, the Company applied a portfolio approach to effectively account for the operating lease ROU assets and liabilities.
In August 2017, FASB issued ASU No. 2017-12, “Derivatives and Hedging (Topic 815): targeted Improvements to Accounting for Hedging Activities”, which expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. The Company adopted the standard on January 1, 2019, and the adoption did not have a significant impact on its consolidated financial statements.
In June 2018, FASB issued ASU 2018-07 “Improvements to Nonemployee Share-Based Payment Accounting” to simplify the accounting for share-based payment transactions for acquiring goods and services from nonemployees by including these payments in the scope of the guidance for share-based payments to employees. The Company adopted the standard on January 1, 2019, and the adoption did not have a significant impact on its consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
In July 2018, FASB issued ASU 2018-09, “Codification Improvements.” This standard does not prescribe any new accounting guidance, but instead makes minor improvements and clarifications of several different FASB Accounting Standards Codification areas based on comments and suggestions made by various stakeholders. The Company adopted the standard on January 1, 2019, and the adoption did not have a significant impact on its consolidated financial statements.
In October 2018, FASB issued ASU No. 2018-16, “Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes”. ASU No. 2018-16 permits the use of the Overnight Index Swap (“OIS”) Rate based on the Secured Overnight Financing Rate as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to the interest rates on direct Treasury obligations of the U.S. government, the London Interbank Offered Rate (“LIBOR”) and the OIS Rate based on the Federal Funds Effective Rate. For entities that have not already adopted ASU No. 2017-12, the amendments in ASU No. 2018-16 are required to be adopted concurrently with the amendments in ASU No. 2017-12. . The Company adopted the standard on January 1, 2019, and the adoption did not have a significant impact on its consolidated financial statements.
Accounting Standards Issued But Not Yet Effective
In June 2016, FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses”, which requires measurement and recognition of expected credit losses for financial assets held. ASU No. 2016-13 which will be effective for the Company beginning January 1, 2020. The Company is continuing to evaluate this guidance; however, it does not expect the adoption of ASU No. 2016-13 to have a significant impact on its consolidated financial statements and disclosures due to the fact that the Company did not have instruments subject to this guidance at December 31, 2019.
In January 2017, FASB issued ASU No. 2017-04, “Intangibles- Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment”, which alters the current goodwill impairment testing procedures. ASU No. 2017-04 will be effective for the Company beginning January 1, 2020. Early application is permitted. The Company is evaluating this guidance and assessing the impact of this guidance on its consolidated financial statements. Since the Company has no recorded goodwill, there is no expected impact upon adoption.
In August 2018, FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” This update removes, modifies and adds certain disclosure requirements in FASB ASC 820, “Fair Value Measurement” (“ASC 820”). ASU No. 2018-13 will be effective for the Company beginning January 1, 2020 and early adoption is permitted. The Company is continuing to evaluate this guidance; however, the Company does not expect the adoption of ASU No. 2018-13 to have a significant impact on its consolidated financial statements.
In November 2018, FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses.” ASU 2018-19 clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842, Leases. ASU 2018-19 is effective on January 1, 2020, with early adoption permitted. The Company is evaluating this guidance; however, it does not expect that adoption of ASU 2018-19 will have a significant impact on its consolidated financial statements. Information regarding the adoption of ASC 842 is described above.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
NOTE 3 - SUPPLEMENTAL CASH FLOW INFORMATION
The following table presents supplemental cash flow information (in thousands):
	Years Ended December 31,
	2019	2018
Non-cash financing and investing activities:
Distributions on common stock declared but not yet paid	$5,993	$8,878
Stock issued pursuant to distribution reinvestment plan	14,724	20,693
Accruals for construction in process	1,955	424
Repayments on borrowings through refinancing	24,469	72,845
Escrow deposits funded through refinancing	580	—

Non-cash activity related to sales:
Mortgage notes payable settled directly with proceeds from sale of rental property	29,497	—

Cash paid during the period for:
Interest	$24,930	$25,508
NOTE 4 - RESTRICTED CASH
Restricted cash represents escrow deposits with lenders to be used to pay real estate taxes, insurance, and capital improvements. A summary of the components of restricted cash follows (in thousands):
	December 31, 2019	December 31, 2018
Real estate taxes	$3,956	$5,107
Insurance	877	779
Capital improvements	1,380	1,358
Other	321	569
Total	$6,534	$7,813
Unrestricted cash designated for capital expenditures	$21,706	$28,021
NOTE 5 - RENTAL PROPERTIES, NET
The Company’s investments in rental properties consisted of the following (in thousands):
	December 31, 2019	December 31, 2018
Land	$119,028	$119,028
Building and improvements	720,420	716,839
Furniture, fixtures and equipment	25,906	23,903
Construction in progress	1,955	490
	867,309	860,260
Less: accumulated depreciation	(131,779)	(92,522)
	$735,530	$767,738
Assets held for sale - rental properties	—	42,863
	$735,530	$810,601
Depreciation expense for the years ended December 31, 2019 and 2018 was $39.6 million and $40.6 million, respectively.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
NOTE 6 – DISPOSITION OF PROPERTY
The following table presents details of the Company’s disposition activity during the year ended December 31, 2019 (in thousands):
Multifamily Community	Location	Sale Date	Contract Sales Price	Net Gain on Disposition	Revenue Attributable to Property Sold	Net Loss to Property Sold(1)
Overton Trails	Fort Worth, Texas	February 28, 2019	$64,000	$20,619	$1,143	$(249)
(1)	Excludes net gain on disposition
NOTE 7 - IDENTIFIED INTANGIBLE ASSETS, NET
Identified intangible assets, net, consist of in-place rental leases. The gross value of acquired in-place leases totaled $17.3 million and $18.5 million as of December 31, 2019 and 2018, respectively, which were reported net of accumulated amortization of $17.3 million and $18.5 million , respectively. For the years ended December 31, 2019 and 2018, amortization expense was $0 and $813,000, respectively. Intangible assets were fully amortized as of December 31, 2018.
NOTE 8 - MORTGAGE NOTES PAYABLE, NET
The following table presents a summary of the Company's mortgage notes payable, net (in thousands):
	December 31, 2019				December 31, 2018
Collateral	Outstanding borrowings	Premium, net	Deferred Financing Costs, net	Carrying Value	Outstanding borrowings	Premium, net	Deferred Financing Costs, net	Carrying Value
Overton Trails Apartment Homes	$—	$—	$—	$—	$29,841	$—	$(246)	$29,595
Uptown Buckhead	19,264	—	(178)	19,086	19,651	—	(213)	19,438
Crosstown at Chapel Hill	42,650	—	(325)	42,325	42,650	—	(386)	42,264
The Brookwood - Key Bank	17,063	186	(88)	17,161	17,477	291	(137)	17,631
The Brookwood - Capital One	2,566	14	(15)	2,565	2,613	22	(24)	2,611
Adair off Addison and Adair off Addison Apartment Homes	33,210	—	(380)	32,830	24,629	—	(233)	24,396
1000 Spalding Crossing	23,737	—	(113)	23,624	24,195	—	(171)	24,024
Montclair Terrace	19,958	—	(182)	19,776	20,312	—	(234)	20,078
Grand Reserve	47,845	—	(539)	47,306	47,845	—	(606)	47,239
Verdant Apartment Homes	36,913	—	(178)	36,735	37,300	—	(233)	37,067
Arcadia Apartment Homes	39,782	—	(195)	39,587	40,200	—	(256)	39,944
Ravina Apartment Homes	26,241	—	(165)	26,076	26,951	—	(239)	26,712
81 Fifty at West Hills Apartment Homes	51,833	—	(368)	51,465	52,645	—	(477)	52,168
The Palmer at Las Colinas	45,700	—	(437)	45,263	45,700	—	(506)	45,194
Windbrooke Crossing	37,222	—	(272)	36,950	37,788	—	(343)	37,445
Woods of Burnsville	37,744	—	(355)	37,389	38,250	—	(445)	37,805
Indigo Creek	40,402	—	(320)	40,082	40,789	—	(397)	40,392
Martin's Point	29,944	—	(289)	29,655	29,990	—	(351)	29,639
	$552,074	$200	$(4,399)	$547,875	$578,826	$313	$(5,497)	$573,642

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
The following table presents additional information about the Company's mortgage notes payable, net (in thousands, except percentages):
	Maturity Date	Margin over LIBOR	Annual Interest Rate	Average Monthly Debt Service	Average Monthly Escrow
Overton Trails Apartment Homes	—	—	—	$—	$—(8)
Uptown Buckhead	7/1/2025	2.22%	3.98%	$104	$63(1) (3) (5)
Crosstown at Chapel Hill	7/1/2025	1.77%	3.53%	$142	$279(1) (3) (4) (7)
The Brookwood - Key Bank	11/1/2021	—	4.73%	$104	$54(2) (6)
The Brookwood - Capital One	11/1/2021	—	5.40%	$16	$—(2) (6)
Adair off Addison and Adair off Addison Apartment Homes	5/1/2026	1.64%	3.40%	$107	$81(1) (3) (9)
1000 Spalding Crossing	1/1/2022	—	3.88%	$116	$51(2) (4)
Montclair Terrace	6/1/2023	2.45%	4.21%	$107	$102(1) (3) (6)
Grand Reserve	5/1/2028	1.72%	3.48%	$157	$90(1) (3) (4) (7)
Verdant Apartment Homes	5/1/2023	—	3.89%	$176	$37(2) (4)
Arcadia Apartment Homes	5/1/2023	—	3.89%	$189	$35(2) (4)
Ravina Apartment Homes	5/1/2022	—	3.76%	$144	$144(2) (6)
81 Fifty at West Hills Apartment Homes	7/1/2023	2.36%	4.12%	$269	$58(1) (3) (4)
The Palmer at Las Colinas	9/1/2026	2.11%	3.87%	$166	$159(1) (3) (4)
Windbrooke Crossing	1/1/2024	2.69%	4.45%	$201	$65(1) (3) (4)
Woods of Burnsville	2/1/2024	2.13%	3.89%	$190	$84(1) (3) (4)
Indigo Creek	5/1/2024	1.93%	3.69%	$199	$52(1) (3) (4)
Martin's Point	11/1/2024	1.86%	3.62%	$149	$76(1) (3) (4)
(1)	Variable rate based on one-month LIBOR of 1.76250% (as of December 31, 2019) plus a fixed margin
(2)	Fixed rate
(3)	Variable rate hedged with interest rate cap cash flow hedge
(4)	Monthly interest-only payment currently required
(5)	Monthly fixed principal plus interest payment required
(6)	Fixed monthly payment of principal and interest payment required
(7)	Originated during the year ended December 31, 2018 through refinancing
(8)	Mortgage note payable related to asset sold on February 28, 2019
(9)	Originated during the year ended December 31, 2019 through refinancing
On August 21, 2015, the Company recorded a fair value adjustment, which represented the fair value of the debt assumed over its principal amount in connection with The Brookwood Apartment Home acquisition. The fair value adjustment (premium) is amortized to interest expense over the term of the related mortgages loans using the effective interest method. As of December 31, 2019, the net unamortized mortgage premium of approximately $200,000 was included as a component of mortgage loans payable in the accompanying consolidated balance sheets.
At December 31, 2019, the weighted average interest rate of all the Company’s outstanding indebtedness was 3.87%
Mortgage notes are collateralized by liens on the assets of the respective properties as named in the table above. The amount outstanding on the mortgages may be prepaid in full during the entire term with a prepayment penalty on the majority of mortgages held.
As of December 31, 2019 and 2018, the Company had $6.5 million and $7.8 million of restricted cash related to escrow deposits held by mortgage lenders for real estate taxes, insurance and capital reserves (see Note 4).

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
Annual principal payments on the mortgage notes payable for each of the next five years ending December 31, and thereafter, is as follows (in thousands):
2020	$7,052
2021	26,891
2022	55,615
2023	146,304
2024	138,676
Thereafter	177,536
$552,074
The mortgage notes payable are recourse only with respect to the properties that secure the notes, subject to certain limited standard exceptions, as defined in each mortgage note. The Company has guaranteed the mortgage notes by executing a guarantee with respect to the properties. These exceptions are referred to as “carveouts.” In general, carveouts relate to damages suffered by the lender for a borrower’s failure to pay rents, insurance or condemnation proceeds to lender, failure to pay water, sewer and other public assessments or charges, failure to pay environmental compliance costs or to deliver books and records, in each case as required in the loan documents. The exceptions also require the Company to guarantee payment of audit costs, lender’s enforcement of its rights under the loan documents and payment of the loan if the borrower voluntarily files for bankruptcy or seeks reorganization, or if a related party of the borrower does so with respect to the subsidiary. For the Crosstown at Chapel Hill Mortgage Loan, beginning with the calendar quarter ended December 31, 2017, the property must maintain a certain level of debt service coverage. The Company was in compliance with all covenants related to this loan as of December 31, 2019.
Deferred financing costs incurred to obtain financing are amortized over the term of the related debt. As of December 31, 2019 and December 31, 2018, accumulated amortization of deferred financing costs was $3.4 million and $2.9 million respectively. Amortization of deferred financing costs for the next five years ending December 31, and thereafter, are as follows (in thousands):
2020	$1,052
2021	1,025
2022	862
2023	671
2024	355
Thereafter	434
$4,399
NOTE 9 – ACCUMULATED OTHER COMPREHENSIVE LOSS
The following table presents the changes in accumulated other comprehensive loss for the year ended December 31, 2019 (in thousands):
Net unrealized (loss) gain on derivatives
Balance, January 1, 2018	$(444)
Reclassification adjustment for realized loss on designated derivatives	130
Unrealized loss on designated derivatives	(65)
Balance, December 31, 2018	(379)
Reclassification adjustment for realized loss on designated derivatives	268
Unrealized loss on designated derivatives	(78)
Balance, December 31, 2019	$(189)

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
NOTE 10 – RELATED PARTY TRANSACTIONS
In the ordinary course of its business operations, the Company has ongoing relationships with several related parties.
Relationship with the Advisor
Pursuant to the terms of the Advisory Agreement, the Advisor provides the Company with the services of its management team, including its officers, along with appropriate support personnel. The Advisor will be reimbursed for the Company’s allocable share of costs for Advisor personnel, including allocable personnel salaries and benefits. Each of the Company’s officers is an employee of the Sponsor or one of its affiliates. The Company does not have any employees. The Advisor is not obligated to dedicate any specific portion of its time or the time of its personnel to the Company’s business. The Advisor is at all times subject to the supervision and oversight of the Company’s Board of Directors and has only such functions and authority as the Company delegates to it.
The Advisory Agreement has a one-year term and renews for an unlimited number of successive one-year terms upon the approval of the Conflicts Committee of the Company's Board of Directors. Under the Advisory Agreement, the Advisor receives fees and is reimbursed for its expenses as set forth below:
Acquisition fees. The Advisor earns an acquisition fee of 2.0% of the cost of investments acquired on behalf of the Company, plus any capital expenditure reserves allocated, or the amount funded by the Company to acquire loans, including acquisition expenses and any debt attributable to such investments.
Asset management fees. The Advisor earns a monthly asset management fee equal to one-twelfth of 1.0% of the cost of each asset, without deduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the costs or value attributable to the Company’s investment in an asset if the Company does not own all or a majority of an asset and does not manage or control the asset.
Disposition fees. The Advisor earns a disposition fee in connection with of the sale of a property equal to the lesser of (i) one-half of the aggregate brokerage commission paid, or if none is paid, the amount that customarily would be paid at a market rate or (ii) 2.0% of the contract sales price.
Debt financing fees. The Advisor earns a debt financing fee equal to 0.5% of the amount available under any debt financing obtained.
Expense reimbursements. The Company also pays directly or reimburses the Advisor for all of the expenses paid or incurred by the Advisor or its affiliates on behalf of the Company or in connection with providing services to the Company, including the Company’s allocable share of costs for Advisor personnel and overhead, out-of-pocket expenses incurred in connection with the selection and acquisition of properties or other real estate related debt investments, whether or not the Company ultimately acquires the investment. However, the Company will not reimburse the Advisor or its affiliates for employee costs in connection with services for which the Advisor earns acquisition or disposition fees.
Relationship with RAI and C-III
Property loss pool: Until February 28, 2019, the Company's properties participated in a property loss self-insurance pool with other properties directly and indirectly managed by RAI and C-III, which was backed by a catastrophic insurance policy. Substantially all of the receivables from related parties represented insurance deposits held in escrow by RAI and C-III related to the self-insurance pool, which were returned to the Company. The pool covered losses up to $2.5 million, in aggregate, after a $25,000 deductible per incident. Claims beyond the insurance pool limits were covered by the catastrophic insurance policy, which covered claims up to $250 million, after either a $25,000 or $100,000 deductible per incident, depending on location and/or type of loss.
Beginning March 1, 2019, the Company now participates (with other properties directly or indirectly managed by RAI and C-III) only in the catastrophic insurance policy, which covers claims up to $250.0 million,

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
after either a $25,000 or a $100,000 deductible per incident, depending on the location and/or type of loss. Therefore, unforeseen or catastrophic losses in excess of the Company's insured limits could have a material adverse effect on the Company's financial condition and operating results. Substantially all of the receivables from related parties represent insurance deposits held in escrow by RAI and C-III to the self-insurance pool which, if unused, will be returned to the Company.
General liability coverage: The Company participates (with other properties directly or indirectly managed by RAI and C-III) in a general liability policy. The insured limit for the general liability policy is $76 million in total claims, after a $25,000 deductible per incident.
Directors and officers insurance: The Company participates in a liability insurance program for directors and officers coverage with other C-III managed entities and subsidiaries for coverage up to $100.0 million.
Internal audit fees. RAI performs internal audit services for the Company.
Other expenses. The Company utilizes the services of The Planning and Zoning Resource Company, a subsidiary of C-III, for zoning reports and acquisitions.
Relationship with the Manager
The Manager manages real estate properties and real estate-related debt investments and coordinates the leasing of, and manages construction activities related to the Company’s real estate property pursuant to the terms of the management agreement with the Manager.
Property management fees. The Manager earns a property management fee equal to 4.5% of actual gross cash receipts from the operations of real property investments.
Construction management fees. The Manager earns a construction management fee of 5.0% of actual aggregate costs to construct improvements, or to repair, rehab or reconstruct a property.
Debt servicing fees. The Manager earns a debt servicing fee of 2.75% on payments received from loans held by the Company for investment. No debt servicing fees were earned during the years ended December 31, 2019 and 2018.
Expense reimbursement. During the ordinary course of business, the Manager or other affiliates of RAI may pay certain shared operating expenses on behalf of the Company for which they are reimbursed by the Company.
The fees earned/expenses incurred and the amounts payable to such related parties are summarized in the following tables (in thousands):
	December 31, 2019	December 31, 2018
Due from related parties:
RAI - self-insurance funds held	33	57
Operating expense reimbursements	264	—
	$297	$57

Due to related parties:
Advisor
Operating expense reimbursements	6	133
Manager
Property management fees	328	329
Operating expense reimbursements	96	97

RAI
Internal audit fees	—	25

Properties
Meridian	2	—
	$432	$584

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
	Years Ended December 31,
	2019	2018
Fees earned / expenses incurred:
Advisor
Asset management fees(1)	$9,374	$9,840
Debt financing fees(2)	$39	$78
Operating expense reimbursements(3)	$3,462	$3,708

Manager
Property management fees(1)	$3,834	$3,888
Construction management fees(4)	$255	$859
Construction payroll reimbursements(4)	$63	$121
Operating expense reimbursements(3)	$70	$201
(1)	Included in Management fees on the consolidated statements of operations and comprehensive loss.
(2)	Included in Mortgage notes payable, net on the consolidated balance sheets.
(3)	Included in General and administrative on the consolidated statements of operations and comprehensive loss.
(4)	Capitalized and included in Rental properties, net on the consolidated balance sheets.
NOTE 11 – EQUITY
Preferred Stock
The Company’s charter authorizes the Company to issue 10,000,000 shares of its $0.01 par value preferred stock. As of both December 31, 2019 and 2018, no shares of preferred stock were issued or outstanding.
Convertible Stock
As of December 31, 2019, the Company had 50,000 shares of $0.01 par value convertible stock outstanding, which are owned by the Advisor. The convertible stock will convert into shares of the Company’s common stock upon the occurrence of (a) the Company having paid distributions to common stockholders that in the aggregate equal 100% of the price at which the Company originally sold the shares plus an amount sufficient to produce a 7% cumulative, non-compounded annual return on the shares at that price; or (b) if the Company lists its common stock on a national securities exchange and, on or after the 31st trading day following the listing, the Company’s value based on the average trading price of its common stock since the listing, plus prior distributions, combine to meet the same 7% return threshold.
Each of these two events is a “Triggering Event.” Upon a Triggering Event, the Company's convertible stock will, unless its advisory agreement has been terminated or not renewed on account of a material breach by its Advisor, generally be converted into a number of shares of common stock equal to 1/50,000 of the quotient of:
(A)	the lesser of
(i)	15% of the amount, if any, by which
(1)
the value of the Company as of the date of the event triggering the conversion plus the total distributions paid to its stockholders through such date on the then-outstanding shares of its common stock exceeds

(2)
the sum of the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by

(B)	the value of the Company divided by the number of outstanding shares of common stock, in each case, as of the date of the event triggering the conversion.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
As of December 31, 2019, no Triggering Events had occurred or were probable to occur.
Common Stock
As of December 31, 2019, the Company had an aggregate of 60,094,623 shares of $0.01 par value common stock outstanding, including the Advisor's additional purchase of 117,778 shares of common stock for $1.1 million, as follows (dollars in thousands):
	Shares	Gross Proceeds
Shares issued through initial public offering	55,791,297	$556,197
Shares issued through stock distributions	246,365	—
Shares issued through distribution reinvestment plan	9,826,431	85,348
Advisor's initial investment, net of 5,000 share conversion	15,000	150
Total	65,879,093	$641,695
Shares redeemed and retired	(5,784,470)
Total shares outstanding	60,094,623
Redemptions
During the year ended December 31, 2019, the Company redeemed shares of common stock as follows (in thousands, except per share data):
Period	Total Number of Shares Redeemed(1)	Average Price Paid per Share	Cumulative Number of Shares Purchased as Part of a Publicly Announced Plan or Program(2)	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
January 2019	—	$—	—	(2)
February 2019	—	$—	—	(2)
March 2019	664	$8.97	664	(2)
April 2019	—	$—	—	(2)
May 2019	—	$—	—	(2)
June 2019	1,671	$8.34	2,335	(2)
July 2019	—	$—	—	(2)
August 2019	—	$—	—	(2)
September 2019	467	$8.36	2,802	(2)
October 2019	—	$—	—	(2)
November 2019	—	$—	—	(2)
December 2019	236	$8.33	3,038	(2)
(1)	All purchases of equity securities by the Company in the year ended December 31, 2019 were made pursuant to the Company's share redemption program.
(2)	The Company currently limits the dollar value and number of shares that may be repurchased under the program, as discussed below.
The Company will not redeem in excess of 5% of the weighted-average number of shares outstanding during the 12 month period immediately prior to the effective date of redemption. Generally, the cash available for redemption will be limited to proceeds from the distribution reinvestment plan plus, if the Company had positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous fiscal year. These limitations apply to all redemptions, including redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
During the year ended December 31, 2019, not all redemption requests were honored. As a result of the 5% limit of shares that may be repurchased under the program, during the year ended December 31, 2019, 48.1% of redemption requests were honored. As a result, the Company had $27.3 million of outstanding and unfilled redemption requests, representing 3,276,329 shares.
The Company's board of directors, in its sole discretion, may suspend, terminate or amend the Company's share redemption program without stockholder approval upon 30 days' notice if it determines that such suspension, termination or amendment is in the Company's best interest. The Company's board may also reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund the Company's share redemption program are needed for other purposes. These limitations apply to all redemptions, including redemptions sought upon a stockholder's death, qualifying disability or confinement to a long-term care facility.
On February 14, 2020, the Company’s board of directors suspended the share redemption program, with exceptions for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility. The suspension took effect on March 20, 2020. While the share redemption program is partially suspended, pending and new redemption requests for redemptions submitted other than in connection with a stockholder’s death or qualifying disability will not be honored or retained, but will be cancelled with the ability to resubmit when, if ever, the share redemption program is fully resumed.
Distributions
For the year ended December 31, 2019, the Company paid aggregate distributions of $27.2 million including $12.5 million of distributions paid in cash and $14.7 million of distributions reinvested in shares of common stock through the Company's distribution reinvestment plan, as follows (in thousands):
Authorization Date	Per Common Share	Record Dates	Distribution Date	Distributions reinvested in shares of Common Stock	Net Cash Distributions	Total Aggregate Distributions
December 14, 2018	$0.00164384	December 29, 2018 through January 30, 2019	January 31, 2019	$1,717	$1,412	$3,129
December 14, 2018	0.00164384	January 31, 2019 through February 27, 2019	February 28, 2019	1,553	1,281	2,834
December 14, 2018	0.00164384	February 28, 2019 through March 28, 2019	March 29, 2019	1,594	1,342	2,936
March 20, 2019	0.00109589	March 29, 2019 through April 29, 2019	April 30, 2019	1,164	985	2,149
March 20, 2019	0.00109589	April 30, 2019 through May 30, 2019	May 31, 2019	1,131	956	2,087
March 20, 2019	0.00109589	May 31, 2019 through June 27, 2019	June 28, 2019	1,012	858	1,870
June 11, 2019	0.00109589	June 28, 2019 through July 30, 2019	July 31, 2019	1,174	996	2,170
June 11, 2019	0.00109589	July 31 2019 through August 29, 2019	August 30, 2019	1,068	909	1,977

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
Authorization Date	Per Common Share	Record Dates	Distribution Date	Distributions reinvested in shares of Common Stock	Net Cash Distributions	Total Aggregate Distributions
June 11, 2019	0.00109589	August 30, 2019 through September 27, 2019	September 30, 2019	1,026	881	1,907
September 10, 2019	0.00109589	September 28, 2019 through October 30, 2019	October 31, 2019	1,159	1,008	2,167
September 10, 2019	0.00109589	October 31, 2019 through November 26, 2019	November 27, 2019	944	834	1,778
September 10, 2019	0.00109589	November 27, 2019 through December 30, 2019	December 31, 2019	1,182	1,057	2,239
				$14,724	$12,519	$27,243
On December 11, 2019, the Company's Board of Directors approved distributions in an amount of $0.001095890 per share of common stock for stockholders of record each day in the period from December 31, 2019 through and including March 30, 2020, payable on January 31, 2020, February 28, 2020 and March 31, 2020.
The following is a reconciliation of total aggregate distributions paid to total distributions declared for the year ended December 31, 2019 (in thousands):
Total aggregate distributions paid	$27,243
Less: distribution payable at December 31, 2018	(8,878)
Add: distribution payable at December 31, 2019	5,993
Total distributions declared	$24,358
Distributions are payable in cash or reinvested in shares of common stock at the discretion of the shareholder.
NOTE 12 - FAIR VALUE MEASURES AND DISCLOSURES
In analyzing the fair value of its investments accounted for on a fair value basis, the Company follows the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company determines fair value based on quoted prices when available or, if quoted prices are not available, through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. The fair values of cash, tenant receivables and accounts payable, approximate their carrying values due to their short nature. The hierarchy followed defines three levels of inputs that may be used to measure fair value:
Level 1 -	Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 -
Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
Level 3 -
Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter; depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.
Derivatives (interest rate caps and swap) which are reported at fair value in the consolidated balance sheets are valued by a third party pricing agent using an income approach with models that use, as their primary inputs, readily observable market parameters. This valuation process considers factors including interest rate yield curves, time value, credit and volatility factors. (Level 2)
The following table presents information about the Company's assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value as follows (in thousands):
	Level 1	Level 2	Level 3	Total
December 31, 2019
Assets:
Interest rate caps	$—	$9	$—	$9
Cancelable swap	—	—	—	—
	$—	$9	$—	$9

December 31, 2018
Assets:
Interest rate caps	$—	$27	$—	$27
Cancelable swap	—	—	—	—
	$—	$27	$—	$27
Interest rate caps and the cancelable swap are included in Prepaid expenses and other assets on the consolidated balance sheets.
The outstanding balance and estimated fair value of the Company’s mortgage notes payable are as follows (in thousands):
	December 31, 2019		December 31, 2018
	Outstanding Balance	Estimated Fair Value	Outstanding Balance	Estimated Fair Value
Mortgage notes payable	$552,074	$545,249	$578,826	$580,925
The carrying amount of the mortgage notes payable presented is the outstanding borrowings excluding premium and deferred finance costs, net. The fair value of the mortgage notes payable was estimated using rates available to the Company for debt with similar terms and remaining maturities (Level 3).
NOTE 13 - DERIVATIVES AND HEDGING ACTIVITIES
Risk Management Objective of Using Derivatives
The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.
As a condition of the Company’s mortgage loans, from time to time the Company may be required to enter into certain derivative transactions as may be required by the lender. These transactions would generally be in line with the Company’s own risk management objectives and also serve to protect the lender.
Interest Rate Caps
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company entered into interest rate caps that were designated as cash flow hedges. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the year ended December 31, 2019, such derivatives were used to hedge the variable cash flows, indexed to USD-London InterBank Offered Rate (“LIBOR”), associated with an existing variable-rate loan agreement.
Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next 12 months, the Company estimates that an additional $95,018 will be reclassified as an increase to interest expense.
Cancelable swaps
To manage its exposure to interest rate movements, the Company has also entered into a cancelable interest rate swap that was not designated as a hedging instrument. Interest rate swaps involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements but do not meet the strict hedge accounting requirements.
As of December 31, 2019, the Company had the following outstanding interest rate derivatives (dollars in thousands):
Interest Rate Derivative	Number of Instruments	Notional Amount	Maturity Dates
Derivatives designated as hedging instruments:
Interest rate caps	12	$408,632	January 1, 2020 through July 1, 2023

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
Tabular Disclosure of Fair Value of Derivative Instrument on the Balance Sheet
The table below presents the fair value of the Company’s derivative financial instruments on the consolidated balance sheets as of December 31, 2019 and 2018 (in thousands):
Asset Derivatives				Liabilities Derivatives
December 31, 2019		December 31, 2018		December 31, 2019		December 31, 2018
Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value
Derivatives designated as hedging instruments:
Interest rate caps	$9	Interest rate caps	$27	NA	$—	NA	$—
Derivatives not designated as hedging instruments:
Cancelable swap	NA	NA	NA	NA	NA	NA	$—
Interest rate caps and the cancelable swap are included in Prepaid expenses and other assets on the consolidated balance sheets.
The table below presents the effect of the Company's derivative financial instruments on the consolidated statements of operations and comprehensive loss for the years ended December 31, 2019 and 2018 (in thousands):
		Amount of Gain (Loss) Recognized in Income for the Years Ended
Derivatives Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income	December 31, 2019	December 31, 2018
Interest rate caps	Interest expense	$(285)	$(108)
		Amount of Gain (Loss) Recognized in Income for the Years Ended
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income	December 31, 2019	December 31, 2018
Cancelable swap	Interest expense	$—	$287
	Amount of Gain (Loss) Recognized in OCI on Derivative for the Years Ended		Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income for the Years Ended
Derivatives in Cash Flow Hedging Relationships	December 31, 2019	December 31, 2018		December 31, 2019	December 31, 2018
Interest rate products	$(95)	$(43)	Interest expense	$(285)	$(108)
Credit-risk-related Contingent Features
The Company has agreements with each of its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the company could also be declared in default on its derivative obligations. As of December 31, 2019, the Company has not posted any collateral related to these agreements.
NOTE 14 - OPERATING EXPENSES
As required under the Company's charter, the Advisor must reimburse the Company the amount by which the aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of the average invested assets or 25% of net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of assets invested, directly or indirectly, in equity interests in and loans secured by real estate during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
DECEMBER 31, 2019
operating expenses” means all expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to operations, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain in the sale of assets; and (f) acquisition fees, acquisition expenses (including expenses relating to potential investments that do not close), disposition fees on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
Operating expenses for the four quarters ended December 31, 2019 did not exceed the charter imposed limitation.
NOTE 15 – SUBSEQUENT EVENTS
On January 23, 2020, the Company filed a Form S-3 with the SEC to register an additional 1.5 million shares under the DRIP.
On February 14, 2020, the Board of Directors suspended the share redemption program with exceptions for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility. The suspension took effect on March 20, 2020.
On March 11, 2020, the World Health Organization declared the outbreak of a coronavirus (COVID-19) a pandemic. The resulting restrictions on travel and quarantines imposed have had a negative impact on the U.S. economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to the Company’s investments and operating results.
The Company has evaluated subsequent events and determined that no events have occurred, other than those disclosed above, which would require an adjustment to or disclosure in the consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, Inc.
SCHEDULE III
Real Estate and Accumulated Depreciation
December 31, 2019
(in thousands)
Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H
Description	Encumbrances	Initial cost to Company	Cost capitalized subsequent to acquisition	Gross Amount at which carried at close of period	Accumulated Depreciation	Date of Construction	Date Acquired
Real estate owned:
Residential Dallas, Texas	$—	$9,149	$3,425	$12,574	$(3,967)	1980	6/4/2014
Residential Atlanta, Georgia	19,264	31,856	5,058	36,914	(7,276)	1989	3/30/2015
Residential Chapel Hill, North Carolina	42,650	45,653	7,384	53,037	(10,819)	1990	5/19/2015
Residential Homewood, Alabama	19,629	30,003	7,106	37,109	(7,271)	1968	8/21/2015
Residential Dallas, Texas	33,210	20,667	3,291	23,958	(4,821)	1979	8/27/2015
Residential Atlanta Georgia	23,737	40,194	5,218	45,412	(8,132)	1995	9/24/2015
Residential Portland, Oregon	19,958	32,130	3,441	35,571	(5,830)	2004	10/29/2015
Residential Naperville, Illinois	47,845	66,213	5,967	72,180	(11,432)	1991	12/18/2015
Residential Boulder, Colorado	36,913	64,181	4,330	68,511	(8,629)	1997	12/18/2015
Residential Centennial, Colorado	39,782	59,059	6,036	65,095	(9,959)	1984	1/22/2016
Residential Austin, Texas	26,241	55,466	6,776	62,242	(10,478)	2001	3/23/2016
Residential Portland, Oregon	51,833	80,155	5,741	85,896	(11,711)	1985	5/17/2016
Residential Irving, Texas	45,700	68,454	7,796	76,250	(11,192)	1991	6/28/2016
Residential Buffalo Grove, Illinois	37,222	47,817	575	48,392	(5,474)	1986	12/22/2016
Residential	37,744	49,775	1,459	51,234	(6,298)	1984	12/23/2016
Burnsville, Minnesota
Residential Glendale, Arizona	40,402	54,057	1,012	55,069	(5,634)	1998	4/4/2017
Residential Lombard, Illinois	29,944	37,205	660	37,865	(2,856)	1989	10/31/2017
'	$552,074	$792,034	$75,275	$867,309	$(131,779)

RESOURCE REAL ESTATE OPPORTUNITY REIT II, Inc.
SCHEDULE III
Real Estate and Accumulated Depreciation
December 31, 2019
(in thousands)
	Years Ended December 31,
	2019	2018
	(in thousands)
Investments in real estate:
Balance at beginning of the year	$912,534	$898,729
Additions during the year:	—	—
Acquisitions	—	—
Improvements, etc.	8,156	15,486
Dispositions during the year:	(53,381)	(1,681)
Balance at end of year	$867,309	$912,534

Accumulated Depreciation:
Balance at beginning of year	$(101,933)	$(61,758)
Depreciation	(39,599)	(40,611)
Disposals	9,753	436
Balance at the end of year	$(131,779)	$(101,933)

ANNEX G
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)
☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2020
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from      to
Commission file number 000-55430

Resource Real Estate Opportunity REIT II, Inc.
(Exact name of registrant as specified in its charter)
Maryland	80-0854717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1845 Walnut Street, 18th Floor, Philadelphia, PA, 19103
(Address of principal executive offices) (Zip code)
(215) 231-7050
(Registrant's telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act: None
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☑ No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐ No ☑
As of August 4, 2020, there were 60,206,977 outstanding shares of common stock of Resource Real Estate Opportunity REIT II, Inc.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
INDEX TO QUARTERLY REPORT
ON FORM 10-Q

Forward-Looking Statements
Certain statements included in this Quarterly Report on Form 10-Q are forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company, particularly its ability to collect rent, the personal financial condition of its tenants and their ability to pay rent, and the real estate market and the global economy and financial markets. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, you should interpret many of the risks identified in our Annual Report on Form 10-K for the year ended December 31, 2019 as being heightened as a result of the ongoing and numerous adverse impacts COVID-19. Actual results may differ materially from those contemplated by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances after the date of this report, except as may be required under applicable law.

PART I. FINANCIAL INFORMATION
ITEM I.	FINANCIAL STATEMENTS
RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Investments:
Rental properties, net	$717,314	$735,530

Cash	32,932	39,647
Restricted cash	6,801	6,534
Subtotal - cash and restricted cash	39,733	46,181
Tenant receivables, net	345	107
Due from related parties	9	297
Prepaid expenses and other assets	2,937	2,147
Total assets	$760,338	$784,262

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable, net	$544,473	$547,875
Accounts payable and accrued expenses	10,464	11,502
Due to related parties	919	432
Tenant prepayments	498	634
Security deposits	1,578	1,513
Distributions payable	—	5,993
Total liabilities	557,932	567,949

Stockholders’ equity:
Preferred stock (par value $.01, 10,000,000 shares authorized, none issued and outstanding)	—	—
Convertible stock (par value $.01; 50,000 shares authorized, 50,000 issued and outstanding)	1	1
Common stock (par value $.01; 1,000,000,000 shares authorized; and 60,206,508 and 60,094,623 shares outstanding, respectively)	601	600
Additional paid-in capital	529,281	528,464
Accumulated other comprehensive loss	(114)	(189)
Accumulated deficit	(327,363)	(312,563)
Total stockholders’ equity	202,406	216,313
Total liabilities and stockholders’ equity	$760,338	$784,262
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Rental income	$21,353	$21,222	$42,760	$43,079

Expenses:
Rental operating - expenses	3,782	3,238	7,629	6,369
Rental operating - payroll	1,810	1,907	3,546	3,916
Rental operating - real estate taxes	2,949	2,717	5,851	5,879
Subtotal - Rental operating expenses	8,541	7,862	17,026	16,164
Management fees	3,242	3,245	6,369	6,640
General and administrative	2,023	1,675	4,111	3,862
Loss on disposal of assets	28	75	92	119
Depreciation and amortization expense	10,056	9,867	20,110	19,668
Total expenses	23,890	22,724	47,708	46,453
Loss before net gain on disposition	(2,537)	(1,502)	(4,948)	(3,374)
Net gain on disposition of property	—	—		20,619
Income (loss) before other income (expense)	(2,537)	(1,502)	(4,948)	17,245
Other income (expense):
Interest income	2	64	13	128
Interest expense	(4,328)	(6,671)	(9,854)	(13,785)
Net income (loss)	(6,863)	(8,109)	(14,789)	3,588
Other comprehensive income (loss):
Designated derivatives, fair value adjustment	2	50	75	82
Comprehensive income (loss)	$(6,861)	$(8,059)	$(14,714)	$3,670
Weighted average common shares outstanding	60,310	61,467	60,263	61,491
Basic and diluted net income (loss) per common share	$(0.11)	$(0.13)	$(0.25)	$0.06
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(in thousands)
(unaudited)
	Common Stock		Convertible Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, at January 1, 2020	60,095	$600	50	$1	$528,464	$(189)	$(312,563)	$216,313
Common stock issued through distribution reinvestment plan	371	4	—	—	3,127	—	—	3,131
True-up of prior year cash distributions declared	(11)	(11)
Common stock redemptions	(140)	(2)	—	—	(1,223)	—	—	(1,225)
Designated derivatives, fair value adjustment	—	—	—	—	—	73	—	73
Net loss	—	—	—	—	—	—	(7,926)	(7,926)
Balance, at March 31, 2020	60,326	$602	50	$1	$530,368	$(116)	$(320,500)	$210,355
Common stock redemptions	(120)	(1)	—	—	(1,087)	—	—	(1,088)
Designated derivatives, fair value adjustment	—	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	—	(6,863)	(6,863)
Balance, at June 30, 2020	60,206	$601	50	$1	$529,281	$(114)	$(327,363)	$202,406
	Common Stock		Convertible Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, at January 1, 2019	61,379	$612	50	$1	$539,493	$(379)	$(276,261)	$263,466
Common stock issued through distribution reinvestment plan	570	6	—	—	4,858	—	—	4,864
Distributions declared	—	—	—	—	—	—	(6,132)	(6,132)
Common stock redemptions	(664)	(7)	—	—	(5,946)	—	—	(5,953)
Designated derivatives, fair value adjustment	—	—	—	—	—	32	—	32
Net income	—	—	—	—	—	—	11,697	11,697
Balance, at March 31, 2019	61,285	$611	50	$1	$538,405	$(347)	$(270,696)	$267,974
Common stock issued through distribution reinvestment plan	397	4	—	—	3,304	—	—	3,308
Distributions declared	—	—	—	—	—	—	(6,045)	(6,045)
Common stock redemptions	(1,671)	(16)	—	—	(13,930)	—	—	(13,946)
Designated derivatives, fair value adjustment	—	—	—	—	—	50	—	50
Net loss	—	—	—	—	—	—	(8,109)	(8,109)
Balance, at June 30, 2019	60,011	$599	50	$1	$527,779	$(297)	$(284,850)	$243,232
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(14,789)	$3,588
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of assets	92	119
Net gain on disposition of property	—	(20,619)
Depreciation and amortization	20,110	19,668
Amortization of deferred financing costs	526	555
Amortization of mortgage premiums	(56)	(56)
Realized loss on ineffectiveness of interest rate caps	(34)	—
Changes in operating assets and liabilities:
Tenant receivables, net	(238)	(42)
Due from related parties	289	51
Prepaid expenses and other assets	(660)	84
Due to related parties	487	(348)
Accounts payable and accrued expenses	(1,039)	303
Tenant prepayments	(136)	(464)
Security deposits	65	85
Net cash provided by operating activities	4,617	2,924

Cash flows from investing activities
Proceeds from disposal of property, net of closing costs	—	32,882
Capital expenditures	(1,990)	(3,781)
Net cash provided by (used in) investing activities	(1,990)	29,101

Cash flows from financing activities:
Redemptions of common stock	(2,313)	(19,899)
Payment of deferred financing costs	—	(445)
Proceeds from borrowings on mortgage notes payable	—	8,946
Repayments on mortgage notes payable	(3,873)	(2,468)
Purchase of interest rate caps	(16)	(11)
Distributions paid on common stock	(2,873)	(6,833)
Net cash used in financing activities	(9,075)	(20,710)
Net increase (decrease) in cash and restricted cash	(6,448)	11,315
Cash and restricted cash at beginning of period	46,181	47,988
Cash and restricted cash at end of period	$39,733	$59,303
The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets that sums to the total of such amounts:
	June 30,
	2020	2019
Cash	$32,932	$52,219
Restricted cash	6,801	7,084
Total cash and restricted cash shown in the consolidated balance sheets	$39,733	$59,303
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)
NOTE 1 - NATURE OF BUSINESS AND OPERATIONS (LOSS)
Resource Real Estate Opportunity REIT II, Inc. (the “Company”) was organized in Maryland on September 28, 2012. The Company offered up to 100,000,000 shares of common stock in its primary initial public offering for $10 per share, with discounts available to certain categories of investors. The primary portion of the offering closed on February 6, 2016. The Company continued to offer up to 10,000,000 shares pursuant to the Company’s distribution reinvestment plan at a purchase price equal to 95% of the estimated net asset value per share. On January 23, 2020, the Company filed a Registration Statement to offer an additional 1,500,000 shares pursuant to the Company’s distribution reinvestment plan. The Company has adopted a fiscal year ending December 31.
Resource Real Estate Opportunity Advisor II, LLC (the “Advisor”) is a wholly owned subsidiary of Resource Real Estate, LLC (the “Sponsor”) and an indirect wholly owned subsidiary of Resource America, Inc. (“RAI”). The Advisor acts as the Company’s external advisor and manages the Company’s day-to-day operations and its portfolio of real estate investments and provides asset-management, marketing, investor relations and other administrative services on the Company’s behalf, all subject to the supervision of the Company’s Board of Directors.
RAI is a wholly owned subsidiary of C-III Capital Partners, LLC (“C-III”), a leading commercial real estate investment management and services company engaged in a broad range of activities. C-III controls the Advisor and Resource Real Estate Opportunity Manager II, LLC, the Company’s property manager (the “Manager”). C-III also controls all of the shares of common stock held by the Advisor.
As of June 30, 2020, a total of 60,206,508 shares, including the additional shares purchased by the Advisor and shares issued through the distribution reinvestment plan, have been issued resulting in gross offering proceeds of $644.8 million. As of June 30, 2020, the Company had issued 10,197,719 shares for $88.5 million pursuant to its distribution reinvestment plan.
The Company’s objective is to take advantage of the Sponsor’s dedicated multifamily investing and lending platforms to invest in multifamily assets across the entire spectrum of investments in order to provide stockholders with growing cash flow and increasing asset values. The Company has acquired and may continue to acquire commercial real estate assets, principally underperforming multifamily rental properties which the Company will renovate and stabilize in order to increase rents, and may acquire, to a lesser extent, real estate related debt.
The Company is organized and conducts its operations in a manner intended to allow it to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The Company also operates its business in a manner intended to maintain its exemption from registration under the Investment Company Act of 1940, as amended.
The consolidated financial statements and the information and tables contained in the notes thereto, as of June 30, 2020, are unaudited and prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). However, in the opinion of management, these interim financial statements include all of the necessary adjustments to fairly present the results of the interim periods presented. The unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The results of operations for the six months ended June 30, 2020 may not necessarily be indicative of the results of operations for the full year ending December 31, 2020.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
COVID-19 Pandemic
One of the most significant risks and uncertainties facing the Company and the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus disease (COVID-19) pandemic. The Company continues to closely monitor the impact of the COVID-19 pandemic on all aspects of its business, including how the pandemic is impacting its tenants. The Company did not incur significant disruptions from the COVID-19 pandemic during the six months ended June 30, 2020; however, a small percentage of its tenants have requested rent deferral as a result of the pandemic. The Company is evaluating each tenant rent relief request on an individual basis, considering a number of factors. Not all tenant requests will ultimately result in modified agreements, nor is the Company forgoing its contractual rights under its lease agreements. Executed short-term rent relief plans that are outstanding at June 30, 2020 are not significant in terms of either number of requests or dollar value.
The extent to which the COVID-19 pandemic impacts the Company’s operations and those of its tenants depends on future developments, which cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures. The Company is unable to predict the impact that the pandemic will have on its financial condition, results of operations and cash flows due to numerous uncertainties.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:
Basis of Presentation
The consolidated financial statements have been prepared in conformity with GAAP.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries as follows:
Subsidiary	Apartment Complex	Number of Units	Property Location
RRE Opportunity Holdings II, LLC	N/A	N/A	N/A
RRE Opportunity OP II, LP	N/A	N/A	N/A
RRE Bear Creek Holdings, LLC, or Bear Creek	Adair off Addison	152	Dallas, TX
RRE Buckhead Holdings, LLC, or Buckhead	Uptown Buckhead	216	Atlanta, GA
RRE Farrington Holdings, LLC, or Farrington	Crosstown at Chapel Hill	411	Chapel Hill, NC
RRE Mayfair Chateau Holdings, LLC, or Mayfair Chateau	The Brookwood	274	Homewood, AL
RRE Fairways of Bent Tree Holdings, LLC, or Fairways of Bent Tree	Adair off Addison Apartment Homes	200	Dallas, TX
RRE Montclair Terrace Holdings, LLC, or Montclair Holdings	Montclair Terrace	188	Portland, OR
RRE Grand Reserve Holdings, LLC, or Grand Reserve	Grand Reserve	319	Naperville, IL
RRE Canterwood Holdings, LLC, or Canterwood	Verdant Apartment Homes	216	Boulder, CO

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
Subsidiary	Apartment Complex	Number of Units	Property Location
RRE Spalding Crossing Holdings, LLC, or Spalding Crossing	1000 Spalding Apartment Homes	252	Atlanta, GA
RRE Fox Ridge Holdings, LLC, or Fox Ridge	Arcadia Apartment Homes	300	Centennial, CO
RRE Riverlodge Holdings, LLC, or Riverlodge	Ravina Apartment Homes	498	Austin, TX
RRE Breckenridge Holdings, LLC, or Breckenridge	81 Fifty at West Hills Apartment Homes	357	Portland, OR
RRE Santa Rosa Holdings, LLC, or Santa Rosa	The Palmer at Las Colinas	476	Irving, TX
RRE Windbrooke Holdings, LLC, or Windbrooke Crossing	Windbrooke Crossing	236	Buffalo Grove, IL
RRE Woods Holdings, LLC, or The Woods of Burnsville	The Woods of Burnsville	400	Burnsville, MN
RRE Indigo Creek Holdings, LLC	Indigo Creek	408	Glendale, AZ
RRE Martin’s Point Holdings, LLC	Martin’s Point	256	Lombard, IL
N/A - Not Applicable
All intercompany accounts and transactions have been eliminated in consolidation.
Segment Reporting
The Company does not evaluate performance on a relationship-specific or transactional basis and does not distinguish its principal business or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single operating segment for reporting purposes in accordance with GAAP.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Assets Held for Sale
The Company presents rental property assets that qualify as held for sale separately in the consolidated balance sheets. Real estate assets held for sale are measured at the lower of carrying amount or fair value less cost to sell. Subsequent to classification of an asset as held for sale, no further depreciation is recorded. As of June 30, 2020 and December 31, 2019, the Company had no rental properties included in assets held for sale.
Rental Properties
The Company records acquired rental properties at fair value on their acquisition date. The Company considers the period of future benefit of an asset to determine its appropriate useful life, and depreciates the asset using the straight line method. The Company’s estimated useful lives of its assets by class are as follows:
Buildings	27.5 years
Building improvements	5.0 to 27.5 years
Furniture, fixtures and equipment	3.0 to 5.0 years
Tenant improvements	Shorter of lease term or expected useful life
Lease intangibles	Remaining term of related lease

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
Improvements and replacements in excess of $1,000 are capitalized when they have a useful life greater than or equal to one year. Construction management fees are capitalized along with the related asset. Costs of repairs and maintenance are expensed as incurred.
Concentration of Risk
As of June 30, 2020, the Company’s real estate investments located in Texas, Illinois, Colorado, Oregon and Georgia represented approximately 19.6%, 18.9%, 15.6%, 14.1% and 9.1% of the net book value of its rental property assets, respectively. Any adverse economic or real estate developments in these markets, such as the impact of the COVID-19 pandemic, business layoffs or downsizing, industry slowdowns, relocations of businesses, adverse weather events, changing demographics and other factors, or any decrease in demand for multifamily rentals resulting from the local business climate, could adversely affect the Company’s operating results and its ability to make distributions to stockholders.
Impairment of Long Lived Assets
When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors.
If an impairment exists, due to the Company’s inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income. As of June 30, 2020, the Company evaluated whether the global economic disruption caused by the COVID-19 pandemic was an impairment indicator. The Company examined a number of factors and concluded that there was no indication that the carrying value of the Company’s investments in real estate might not be recoverable as of June 30, 2020. The Company did not recognize any impairment charges during the six months ended June 30, 2020 and 2019.
Allocation of Purchase Price of Acquired Assets
On January 1, 2018, the Company adopted ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). Acquisitions that do not meet the definition of a business under this guidance are accounted for as asset acquisitions. In most cases, the Company believes that acquisitions of real estate will no longer be considered a business combination as in most cases substantially all of the fair value is concentrated in a single identifiable asset or group of tangible assets that are physically attached to each other (land and building). However, if the Company determines that substantially all of the fair value of the gross assets acquired is not concentrated in either a single identifiable asset or in a group of similar identifiable assets, the screen is not met, and the Company will then perform an assessment to determine whether the set is a business by using the framework outlined in the ASU. If the Company determines that the acquired asset is not a business, the Company will allocate the cost of the acquisition including transaction costs to the assets acquired or liabilities assumed based on their relative fair value.
Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings, fixtures and improvements, identified intangible lease assets, consisting of the value of above-market and below-market leases, as applicable, the value of in-place leases, the value of tenant relationships, and liabilities, based in each case on their fair values.
The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancellable term of the lease. The Company amortizes any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining non-cancellable terms of the respective leases.
The Company measures the aggregate value of in-place leases acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are determined by independent appraisers. Factors to be considered in the analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.
In estimating the fair value of both the tangible and intangible acquired assets, the Company also considers information obtained about each property as a result of its pre-acquisition due diligence. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.
The total amount of other intangible assets acquired is further allocated to customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.
The Company amortizes the value of in-place leases to expense over the average remaining term of the underlying leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does amortization periods for the intangible assets exceed the remaining depreciable life of the building.
The determination of the fair value of the assets and liabilities acquired requires the use of significant assumptions with regard to current market rental rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the fair value of these assets and liabilities, which could impact the Company’s reported net income (loss).
Revenue Recognition
The Company recognizes minimum rent, including rental abatements and contractual fixed increases attributable to operating leases where collection is considered probable, on a straight-line basis over the term of the related lease.
The future minimum rental payments to be received from noncancelable operating leases are $45.1 million and $1.3 million for the 12-month periods ending June 30, 2021 and 2022, respectively, and none thereafter.
Revenue is primarily derived from the rental of residential housing units for which the Company receives minimum rents pursuant to underlying tenant lease agreements. The Company also receives utility reimbursements, other ancillary tenant fees for administration of leases, late payments and amenities, which are charged to residents and recognized monthly as earned. The Company elected the practical expedient to not separate lease and non-lease components and has presented property revenues combined based upon the lease being determined the predominant component. The Company also has revenues sharing arrangements of cable income from contracts with cable providers at the Company’s properties. Included in accrued expenses and other liabilities on the consolidated balance sheet at June 30, 2020 and December 31, 2019 is a $536,000 and $573,000 contract liability related to deferred revenue from contracts with cable providers. The Company recognizes income from these contracts on a straight line basis over the contract periods of 10 years to 12 years. In the three

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
and six months ended June 30, 2020, approximately $18,000 and $36,000 respectively, of revenue from the contract liability was recognized as income. In the three and six months ended June 30, 2019, approximately $16,000 and $92,000 respectively, of revenue from the contract liability was recognized as income.
Tenant Receivables
Tenant receivables are stated in the consolidated financial statements as amounts due from tenants net of an allowance for uncollectible receivables. Payment terms vary and receivables outstanding longer than the payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time receivables are past due, security deposits held, the Company’s previous loss history, the tenants’ current ability to pay their obligations to the Company, and the condition of the general economy and the industry as a whole. The Company writes off receivables when they become uncollectible. At June 30, 2020, the allowance for uncollectible accounts was $15,000. At December 31, 2019, the allowance for uncollectible accounts was $44,000.
Income Taxes
The Company elected to be taxed as a REIT, commencing with its taxable year ended December 31, 2014. To maintain its REIT qualification under the Code, the Company is generally required to distribute at least 90% of its taxable net income (excluding net capital gains) to its stockholders as well as comply with other requirements, including certain asset, income and stock ownership tests. As a REIT, the Company is not subject to federal corporate income tax to the extent that it distributes 100% of its REIT taxable income each year. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, it is subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which it fails its REIT qualification. Accordingly, the Company’s failure to qualify as a REIT could have a material adverse impact on its results of operations and amounts available for distribution to its stockholders.
The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using the Company’s taxable income as opposed to net income reported on the financial statements. Taxable income, generally, differs from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.
The Company may elect to treat any of its subsidiaries as a taxable REIT subsidiary (“TRS”). In general, a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes. While a TRS may generate net income, a TRS can declare dividends to the Company which will be included in the Company’s taxable income and necessitate a distribution to its stockholders. Conversely, if the Company retains earnings at a TRS level, no distribution is required and the Company can increase book equity of the consolidated entity. As of June 30, 2020 and December 31, 2019 the Company did not treat any of its subsidiaries as a TRS.
The Company evaluates the benefits from tax positions taken or expected to be taken in its tax return. Only the largest amount of benefits from tax positions that will more likely than not be sustainable upon examination are recognized by the Company. The Company does not have any unrecognized tax benefits, nor interest and penalties, recorded in its consolidated financial statements and does not anticipate significant adjustments to the total amount of unrecognized tax benefits within the next 12 months.
The Company is subject to examination by the U.S. Internal Revenue Service and by the taxing authorities in other states in which the Company has significant business operations. The Company is not currently undergoing any examinations by taxing authorities. The Company is not subject to IRS examination for the tax return years 2015 and prior.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
Earnings Per Share
Basic earnings (loss) per share is calculated on the basis of the weighted-average number of common shares outstanding during the year. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted to common stock. None of the 50,000 shares of convertible stock (see Note 11) are included in the diluted earnings per share calculations because the necessary conditions for conversion have not been satisfied as of June 30, 2020 (were such date to represent the end of the contingency period). For the three and six months ended June 30, 2019 common shares potentially issuable to settle distributions payable were included in the calculation of basic and diluted earnings per share.
Adoption of New Accounting Standards
In June 2016, FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses”, which requires measurement and recognition of expected credit losses for financial assets held. The Company adopted the standard on January 1, 2020, and the adoption did not have an impact on its consolidated financial statements.
In August 2018, FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” This update removes, modifies and adds certain disclosure requirements in FASB ASC 820, “Fair Value Measurement” (“ASC 820”). The Company adopted the standard on January 1, 2020, and the adoption did not have a significant impact on its consolidated financial statements.
In November 2018, FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses.” ASU 2018-19 clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842, Leases. The Company early adopted the standard on January 1, 2020, and the adoption did not have a significant impact on its consolidated financial statements.
In March 2020, FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848).” ASU 2020-04 provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The amendments in ASU 2020-04 are effective for all entities as of March 12, 2020 through December 31, 2022. During the three months ended March 31, 2020, the Company has elected to apply the hedge accounting expedients related to probability and the assessments of effectiveness for future LIBOR-indexed cash flows to assume that the index upon which future hedged transactions will be based matches the index on the corresponding derivatives. Application of these expedients preserves the presentation of derivatives consistent with past presentation. The Company continues to evaluate the impact of the guidance and may apply other elections as applicable as additional changes in the market occur.
On April 10, 2020, the FASB issued a Staff Q&A to respond to some frequently asked questions about accounting for lease concessions related to the effects of the COVID-19 pandemic. Consequently, for concessions related to the effects of the COVID-19 pandemic, an entity will not have to analyze each lease to determine whether enforceable rights and obligations for concessions exist in the lease and can elect to apply or not apply the lease modification guidance to those leases. Entities may make the elections for any lessor-provided concessions related to the effects of the COVID-19 pandemic (e.g., deferrals of lease payments) as long as the concession does not result in a substantial increase in the rights of the lessor or the obligations of the lessee. The Company has not elected to apply the lease modification guidance to our leases. To date, the impact of lease concessions granted has not had a material effect on the financial statements. The Company will continue to evaluate the impact of lease concessions and the appropriate accounting for those concessions.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
NOTE 3 - SUPPLEMENTAL CASH FLOW INFORMATION
The following table presents supplemental cash flow information (in thousands):
	Six Months Ended June 30,
	2020	2019
Non-cash financing and investing activities:
Distributions on common stock declared but not yet paid	$—	$6,050
Stock issued pursuant to distribution reinvestment plan	3,131	8,172
Accruals for construction in process	140	536
Repayments on borrowings through refinancing	—	24,469
Escrow deposits funded through refinancing	—	580
Non-cash activity related to sales:
Mortgage notes payable settled directly with proceeds from sale of rental property	—	29,947
Cash paid during the period for:
Interest	$9,893	$14,454
NOTE 4 - RESTRICTED CASH
Restricted cash represents escrow deposits with lenders to be used to pay real estate taxes, insurance, and capital improvements. A summary of the components of restricted cash follows (in thousands):
	June 30, 2020	December 31, 2019
Real estate taxes	$4,972	$3,956
Insurance	311	877
Capital improvements	1,170	1,380
Other	348	321
	$6,801	$6,534
Unrestricted cash designated for capital expenditures	$14,645	$21,706
NOTE 5 - RENTAL PROPERTIES, NET
The Company’s investments in rental properties consisted of the following (in thousands):
	June 30, 2020	December 31, 2019
Land	$119,028	$119,028
Building and improvements	722,891	720,420
Furniture, fixtures and equipment	26,961	25,906
Construction in progress	163	1,955
	869,043	867,309
Less: accumulated depreciation	(151,729)	(131,779)
	$717,314	$735,530
Depreciation expense for the three months ended June 30, 2020 and 2019 was $10.1 million and $9.9 million, respectively. Depreciation expense for the six months ended June 30, 2020 and 2019 was $20.1 million and $19.7 million, respectively.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
NOTE 6 – DISPOSITION OF PROPERTY
The following table presents details of the Company’s disposition activity during the six months ended June 30, 2019. There were no dispositions during the six months ended June 30, 2020 (in thousands):
Multifamily Community	Location	Sale Date	Contract Sales Price	Net Gain on Disposition	Revenue Attributable to Property Sold	Net Loss Attributable to Property Sold(1)
Overton Trails	Fort Worth, Texas	February 28, 2019	$64,000	$20,619	$1,145	$(249)
(1)	Excludes net gain on disposition
NOTE 7 - IDENTIFIED INTANGIBLE ASSETS, NET
Identified intangible assets, net, consist of in-place rental leases. The gross value of acquired in-place leases totaled $17.3 million as of June 30, 2020 and December 31, 2019; the intangible assets are reported net of accumulated amortization of $17.3 million. Amortization for the three and six months ended June 30, 2020 and 2019 was $0. Intangible assets have been fully amortized as of both June 30, 2020 and December 31, 2019 and, therefore, there are no intangible assets reported on the balance sheets as of those dates.
NOTE 8 - MORTGAGE NOTES PAYABLE, NET
The following is a summary of the Company’s mortgage notes payable, net (in thousands):
	Outstanding borrowings	Premium, net	Deferred Finance Costs, net	Carrying Value	Outstanding borrowings	Premium, net	Deferred Finance Costs, net	Carrying Value
Collateral	June 30, 2020				December 31, 2019
Uptown Buckhead	$19,070	$—	$(161)	$18,909	$19,264	$—	$(178)	$19,086
Crosstown at Chapel Hill	42,650	—	(295)	42,355	42,650	—	(325)	42,325
The Brookwood - Key Bank	16,850	135	(63)	16,922	17,063	186	(88)	17,161
The Brookwood - Capital One	2,542	10	(11)	2,541	2,566	14	(15)	2,565
Adair off Addison and Adair off Addison Apartment Homes	33,210	—	(349)	32,861	33,210	—	(380)	32,830
1000 Spalding Crossing	23,501	—	(84)	23,417	23,737	—	(113)	23,624
Montclair Terrace	19,742	—	(155)	19,587	19,958	—	(182)	19,776
Grand Reserve	47,845	—	(506)	47,339	47,845	—	(539)	47,306
Verdant Apartment Homes	36,574	—	(150)	36,424	36,913	—	(178)	36,735
Arcadia Apartment Homes	39,417	—	(165)	39,252	39,782	—	(195)	39,587
Ravina Apartment Homes	25,877	—	(129)	25,748	26,241	—	(165)	26,076
81 Fifty at West Hills Apartment Homes	51,330	—	(314)	51,016	51,833	—	(368)	51,465
The Palmer at Las Colinas	45,700	—	(404)	45,296	45,700	—	(437)	45,263

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
	Outstanding borrowings	Premium, net	Deferred Finance Costs, net	Carrying Value	Outstanding borrowings	Premium, net	Deferred Finance Costs, net	Carrying Value
Collateral	June 30, 2020				December 31, 2019
Windbrooke Crossing	36,871	—	(237)	36,634	37,222	—	(272)	36,950
Woods of Burnsville	37,374	—	(310)	37,064	37,744	—	(355)	37,389
Indigo Creek	39,998	—	(281)	39,717	40,402	—	(320)	40,082
Martin’s Point	29,649	—	(258)	29,391	29,944	—	(289)	29,655
	$548,200	$145	$(3,872)	$544,473	$552,074	$200	$(4,399)	$547,875
The following table presents additional information about the Company’s mortgage notes payable, net at June 30, 2020 (in thousands, except percentages):
	Maturity Date	Margin over LIBOR	Annual Interest Rate	Average Monthly Debt Service	Average Monthly Escrow
Uptown Buckhead	7/1/2025	2.22%	2.38%	$71	$52	(1)(3)(5)
Crosstown at Chapel Hill	7/1/2025	1.77%	1.93%	69	74	(1)(3)(4)
The Brookwood - Key Bank	11/1/2021	—	4.73%	104	80	(2)(6)
The Brookwood - Capital One	11/1/2021	—	5.40%	16	—	(2)(6)
Adair off Addison and Adair off Addison Apartment Homes	5/1/2026	1.64%	1.80%	56	74	(1)(3)(4)
1000 Spalding Crossing	1/1/2022	—	3.88%	116	51	(2)(6)
Montclair Terrace	6/1/2023	2.45%	2.61%	80	27	(1)(3)(6)
Grand Reserve	5/1/2028	1.72%	1.88%	76	90	(1)(3)(4)
Verdant Apartment Homes	5/1/2023	—	3.89%	176	37	(2)(6)
Arcadia Apartment Homes	5/1/2023	—	3.89%	189	35	(2)(6)
Ravina Apartment Homes	5/1/2022	—	3.76%	144	151	(2)(6)
81 Fifty at West Hills Apartment Homes	7/1/2023	2.36%	2.52%	205	58	(1)(3)(6)
The Palmer at Las Colinas	9/1/2026	2.11%	2.27%	85	156	(1)(3)(4)
Windbrooke Crossing	1/1/2024	2.69%	2.85%	154	65	1)(3)(6)
Woods of Burnsville	2/1/2024	2.13%	2.29%	145	121	(1)(3)(6)
Indigo Creek	5/1/2024	1.93%	2.09%	127	52	(1)(3)(6)
Martin’s Point	11/1/2024	1.86%	2.02%	111	76	(1)(3)(6)
(1)	Variable rate based on one-month LIBOR of 0.1623% (as of June 30, 2020) plus a fixed margin
(2)	Fixed rate
(3)	Variable rate hedged with interest rate cap cash flow hedge
(4)	Monthly interest-only payment currently required
(5)	Monthly fixed principal plus interest payment required
(6)	Fixed monthly payment of principal and interest payment required
On August 21, 2015, the Company recorded a premium, which represented the fair value of the debt assumed over its principal amount in connection with The Brookwood Apartment Homes acquisition. The premium is being amortized to interest expense over the term of the related mortgage loans using the effective interest method. As of June 30, 2020, the net unamortized premium of $144,332 was included as a component of mortgage loans payable in the accompanying consolidated balance sheets.
At June 30, 2020, the weighted average interest rate of all the Company’s outstanding indebtedness was 2.69%.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
All mortgage notes are collateralized by first mortgage liens on the assets of the respective property as named in the table above. The amount outstanding on the mortgages may be prepaid in full during the entire term with a prepayment penalty on the majority of the mortgages held.
Annual principal payments on the mortgage notes payable, excluding amortization of the mortgage premium and deferred financing costs, for each of the next five 12-month periods ending June 30, and thereafter, are as follows (in thousands):
2021	$8,271
2022	76,177
2023	99,598
2024	159,733
2025	30,794
Thereafter	173,627
Total principal payments	$548,200
The mortgage notes payable are recourse only with respect to the properties that secure the notes, subject to certain limited standard exceptions, as defined in each mortgage note. These exceptions are referred to as “carveouts.” The Company has guaranteed the mortgage notes by executing a guarantee with respect to the properties. In general, carveouts relate to damages suffered by the lender for a borrower’s failure to pay rents, insurance or condemnation proceeds to lender, failure to pay water, sewer and other public assessments or charges, failure to pay environmental compliance costs or to deliver books and records, in each case as required in the loan documents. The exceptions also require the Company to guarantee payment of audit costs, lender’s enforcement of its rights under the loan documents and payment of the loan if the borrower voluntarily files for bankruptcy or seeks reorganization, or if a related party of the borrower does so with respect to the subsidiary.
Deferred financing costs incurred to obtain financing are amortized over the term of the related debt. As of June 30, 2020 and December 31, 2019, accumulated amortization of deferred financing costs was $3.9 million and $3.4 million, respectively. Amortization of deferred financing costs for the next five 12-month periods ending June 30, and thereafter, is as follows (in thousands):
2021	$1,047
2022	952
2023	808
2024	478
2025	291
Thereafter	296
$3,872
NOTE 9 - ACCUMULATED OTHER COMPREHENSIVE LOSS
The following table presents the changes in accumulated other comprehensive loss (in thousands):
Net unrealized loss on derivatives
Balance, January 1, 2019	$(379)
Designated derivatives, fair value adjustment	268
Unrealized loss on designated derivatives	(78)
Balance, December 31, 2019	(189)
Designated derivatives, fair value adjustment	60
Unrealized gain on designated derivatives	15
Balance, June 30, 2020	$(114)

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
NOTE 10 - RELATED PARTY TRANSACTIONS
Relationship with the Advisor
Pursuant to the terms of the Advisory Agreement, the Advisor provides the Company with the services of its management team, including its officers, along with appropriate support personnel. The Advisor is reimbursed for the Company’s allocable share of costs for Advisor personnel, including allocable personnel salaries and benefits. Each of the Company’s officers is an employee of the Sponsor or one of its affiliates. The Company does not have any employees. The Advisor is not obligated to dedicate any specific portion of its time or the time of its personnel to the Company’s business. The Advisor is at all times subject to the supervision and oversight of the Company’s Board of Directors and has only such functions and authority as the Company delegates to it.
The Advisory Agreement has a one -year term and renews for an unlimited number of successive one -year terms upon the approval of the Conflicts Committee of the Company’s Board of Directors. Under the Advisory Agreement, the Advisor receives fees and is reimbursed for its expenses as set forth below:
Acquisition fees. The Advisor earns an acquisition fee of 2.0% of the cost of investments acquired on behalf of the Company, plus any capital expenditure reserves allocated, or the amount funded by the Company to acquire loans, including acquisition expenses and any debt attributable to such investments.
Asset management fees. The Advisor earns a monthly asset management fee equal to one-twelfth of 1.0% of the cost of each asset, without deduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the costs or value attributable to the Company’s investment in an asset if the Company does not own all of an asset and does not manage or control the asset.
Disposition fees. The Advisor earns a disposition fee in connection with the sale of a property equal to the lesser of (i) one-half of the aggregate brokerage commission paid, or if none is paid, the amount that customarily would be paid at a market rate or (ii) 2.0% of the contract sales price.
Debt financing fees. The Advisor earns a debt financing fee equal to 0.5% of the amount available under any debt financing obtained for which it provided substantial services.
Expense reimbursements. The Company also pays directly or reimburses the Advisor for all of the expenses paid or incurred by the Advisor or its affiliates on behalf of the Company or in connection with providing services to the Company, including the Company’s allocable share of costs for Advisor personnel and overhead, out-of-pocket expenses incurred in connection with the selection and acquisition of properties or other real estate related debt investments, whether or not the Company ultimately acquires the investment. However, the Company will not reimburse the Advisor or its affiliates for employee costs in connection with services for which the Advisor earns acquisition or disposition fees.
Relationship with RAI and C-III
Property loss pool: Until February 28, 2019, the Company’s properties participated in a property loss self-insurance pool with other properties directly and indirectly managed by RAI and C-III, which was backed by a catastrophic insurance policy. The pool covered losses up to $2.5 million, in aggregate, after a $25,000 deductible per incident. Claims beyond the insurance pool limits were covered by the catastrophic insurance policy, which covered claims up to $250 million, after either a $25,000 or $100,000 deductible per incident, depending on location and/or type of loss. Therefore, unforeseen or catastrophic losses in excess of the Company’s insured limits could have a material adverse effect on the Company’s financial condition and operating results.
Beginning March 1, 2019, the Company now participates (with other properties directly or indirectly managed by RAI and C-III) only in the catastrophic insurance policy, which covers claims up to $250.0 million, after either a $25,000 or a $100,000 deductible per incident, depending on location and/or type of loss.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
Therefore, unforeseen or catastrophic losses in excess of the Company’s insured limits could have a material adverse effect on the Company’s financial condition and operating results. Substantially all of the receivables from related parties represent insurance deposits held in escrow by RAI and C-III related to the self-insurance pool which, if unused, will be returned to the Company.
General liability loss policy: The Company participates (with other properties directly or indirectly managed by RAI and C-III) in a general liability policy of $1.0 million per occurrence. Total claims are limited to $2.0 million per premium year. In excess of these limits, the Company participates (with other properties directly or indirectly managed by RAI and C-III) in a $50.0 million per occurrence excess liability program. Therefore, the total insured limit per occurrence is $51.0 million for the general and excess liability program, after a $25,000 deductible per incident.
Directors and officers insurance: The Company participates in a liability insurance program for directors and officers coverage with other C-III managed entities and subsidiaries for coverage up to $100 million.
Internal audit fees. RAI performs internal audit services for the Company.
Other expenses. The Company utilizes the services of The Planning and Zoning Resource Company, an affiliate of C-III, for zoning reports for acquisitions.
Relationship with the Manager
The Manager manages real estate properties and real estate-related debt investments and coordinates the leasing of, and manages construction activities related to the Company’s real estate properties pursuant to the terms of the management agreement with the Manager.
Property management fees. The Manager earns a property management fee equal to 4.5% of actual gross cash receipts from the operations of real property investments. The Manager subcontracts certain services to an unaffiliated third-party and pays for those services from its property management fee.
Construction management fees. The Manager earns a construction management fee of 5.0% of actual aggregate costs to construct improvements, or to repair, rehab or reconstruct a property.
Debt servicing fees. The Manager earns a debt servicing fee of 2.75% on payments received from loans held by the Company for investment. No debt servicing fees were earned during the three months ended June 30, 2020 and 2019.
Expense reimbursement. During the ordinary course of business, the Manager or other affiliates of RAI may pay certain shared operating expenses on behalf of the Company for which they are reimbursed by the Company.
The fees earned/expenses incurred and the amounts payable to such related parties are summarized in the following tables (in thousands):
	June 30, 2020	December 31, 2019
Due from related parties:
RAI - self insurance funds held	$—	$33
Operating expense reimbursements	—	264
Properties
Green Trails	2	—
Sandy Springs	7	—
	$9	297

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
	June 30, 2020	December 31, 2019
Due to related parties:
Advisor
Operating expense reimbursements	$597	$6
Manager
Property management fees	318	328
Operating expense reimbursements	4	96
Properties
Meridian	—	2
	$919	$432
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Fees earned / expenses incurred:
Advisor
Asset management fees(1)(5)	$2,303	$2,320	$4,474	$4,733
Debt financing fees(2)	$—	$39	$—	$39
Disposition fees(4)	$—	$—	$—	$274
Operating expense reimbursements(2)	$994	$845	$2,074	$1,848
Manager
Property management fees(1)	$939	$925	$1,895	$1,907
Construction management fees(3)	$—	$52	$103	$113
Construction payroll reimbursements(3)	$—	$32	$—	$53
Operating expense reimbursements(2)	$—	$25	$—	$70
(1)	Included in Management fees on the consolidated statements of operations and comprehensive income (loss).
(2)	Included in General and administrative on the consolidated statements of operations and comprehensive income (loss).
(3)	Capitalized and included in Rental properties, net on the consolidated balance sheets.
(4)	Included in Net gain on disposition of property on the consolidated statements of operations and comprehensive income (loss).
(5)	Net with acquisition fees returned as a result of capital expense reallocation.
NOTE 11 - EQUITY
Preferred Stock
The Company’s charter authorizes the Company to issue 10,000,000 shares of its $0.01 par value preferred stock. As of June 30, 2020, no shares of preferred stock were issued or outstanding.
Convertible Stock
As of June 30, 2020, the Company had 50,000 shares of $0.01 par value convertible stock outstanding, which are owned by the Advisor and affiliated persons. The convertible stock will convert into shares of the Company’s common stock upon the occurrence of (a) the Company having paid distributions to common stockholders that in the aggregate equal 100% of the price at which the Company originally sold the shares plus an amount sufficient to produce a 7% cumulative, non-compounded annual return on the shares at that price; or (b) if the Company lists its common stock on a national securities exchange and, on or after the 31st trading day following the listing, the Company’s value based on the average trading price of its common stock since the listing, plus prior distributions, combine to meet the same 7% return threshold.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
Each of these two events is a “Triggering Event.” Upon a Triggering Event, the Company’s convertible stock will, unless its advisory agreement has been terminated or not renewed on account of a material breach by its Advisor, generally be converted into a number of shares of common stock equal to 1/50,000 of the quotient of:
(A)	the lesser of
(i)	15% of the amount, if any, by which
(1)
the value of the Company as of the date of the event triggering the conversion plus the total distributions paid to its stockholders through such date on the then-outstanding shares of its common stock exceeds

(2)
the sum of the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by

(B)	the value of the Company divided by the number of outstanding shares of common stock, in each case, as of the date of the event triggering the conversion.
No Triggering Events have occurred as of June 30, 2020 or were probable to occur.
Common Stock
As of June 30, 2020, the Company had an aggregate of 60,206,508 shares of $0.01 par value common stock outstanding (dollars in thousands):
	Shares Issued	Gross Proceeds
Shares issued through initial public offering	55,791,297	$556,197
Shares issued through stock distributions	246,365	—
Shares issued through distribution reinvestment plan	10,197,719	88,479
Advisor’s initial investment, net of 5,000 share conversion	15,000	150
Total	66,250,381	$644,826
Shares redeemed and retired	(6,043,873)
Total shares outstanding	60,206,508
Redemptions
During the six months ended June 30, 2020, the Company redeemed shares as follows (in thousands, except per share data):
Month	Total Number of Shares Redeemed	Average Price Paid per Share	Cumulative Number of Shares Purchased as Part of a Publicly Announced Plan or Program(1)
January 2020	—	$—	—
February 2020	—	$—	—
March 2020	140	$8.77	140
April 2020	—	$—	—
May 2020	—	$—	—
June 2020	120	$9.08	260
(1)	All purchases of equity securities by the Company in the three months ended June 30, 2020 were made pursuant to the Company’s share redemption program.
The Company will not redeem in excess of 5% of the weighted-average number of shares outstanding during the 12 -month period immediately prior to the effective date of redemption. Generally, the cash available

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
for redemption will be limited to proceeds from the distribution reinvestment plan plus, if the Company had positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous fiscal year. These limitations apply to all redemptions, including redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility.
Effective March 20, 2020, the share redemption program was suspended for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility. While the partial suspension of the share redemption program is in effect, the Company will only accept requests for redemption in connection with a stockholder’s death or qualifying disability and all other pending or new requests will not be honored or retained, but will be cancelled with the ability to resubmit when, if ever, the share redemption program is fully resumed.
The Company’s board of directors, in its sole discretion, may suspend, terminate or amend the Company’s share redemption program without stockholder approval upon 30 days’ notice if it determines that such suspension, termination or amendment is in the Company’s best interest. The Company’s board may also reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund the Company’s share redemption program are needed for other purposes. These limitations apply to all redemptions, including redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility.
Distributions
For the six months ended June 30, 2020, the Company paid aggregate distributions of $6.0 million, including $2.9 million of distributions paid in cash and $3.1 million of distributions reinvested in shares of common stock through the Company’s distribution reinvestment plan, as follows (in thousands):
Authorization Date	Per Common Share Per Day	Record Dates	Distribution Date	Distributions Reinvested in Shares of Common Stock	Net Cash Distributions	Total Aggregate Distributions
December 11, 2019	$0.001095890	December 31, 2019 through January 30, 2020	January 31, 2020	$1,074	$968	$2,042
December 11, 2019	$0.001095890	January 31, 2020 through February 27, 2020	February 28, 2020	$965	$883	$1,848
December 11, 2019	$0.001095890	February 28, 2020 through March 30, 2020	March 31, 2020	$1,092	$1,022	$2,114
				$3,131	$2,873	$6,004
The Company announced on March 30, 2020 that it was suspending distributions as of April 1, 2020 in order to preserve cash and offset any impact to the Company’s liquidity that may occur as a result of the impact of the COVID-19 pandemic on its operations.
The following is a reconciliation of total aggregate distributions paid to total distributions declared for the six months ended June 30, 2020 (in thousands):
Total aggregate distributions paid	$6,004
Less: distributions payable at December 31, 2019	(5,993)
Add: distributions payable at June 30, 2020	—
True-up of prior year cash distributions declared	$11
Distributions are payable in cash or reinvested in shares of common stock at the discretion of the shareholder.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
NOTE 12 - FAIR VALUE MEASURES AND DISCLOSURES
In analyzing the fair value of its investments accounted for on a fair value basis, the Company follows the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company determines fair value based on quoted prices when available or, if quoted prices are not available, through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. The fair value of cash, restricted cash, tenant receivables and accounts payable, approximate their carrying value due to their short nature. The hierarchy followed defines three levels of inputs that may be used to measure fair value:
Level 1 - Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.
Level 3 - Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.
The determination of where an asset or liability falls in the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter; depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.
The fair value of rental properties is usually estimated based on information obtained from a number of sources, including information obtained about each property as a result of pre-acquisition due diligence, marketing and leasing activities. The Company allocates the purchase price of properties to acquired tangible assets, consisting of land, buildings, fixtures and improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, the value of in-place leases and the value of tenant relationships, based in each case on their fair values.
Derivatives (interest rate caps) which are reported at fair value in the consolidated balance sheets are valued by a third party pricing agent using an income approach with models that use, as their primary inputs, readily observable market parameters. This valuation process considers factors including interest rate yield curves, time value, credit and volatility factors (Level 2).
The following table presents information about the Company’s assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value as follows (in thousands):
	Level 1	Level 2	Level 3	Total
June 30, 2020
Assets:
Interest rate caps	$—	$112	$—	$112
	$—	$112	$—	$112
	Level 1	Level 2	Level 3	Total
December 31, 2019
Assets:
Interest rate caps	$—	$9	$—	$9
	$—	$9	$—	$9

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
Interest rate caps are included in Prepaid expenses and other assets on the consolidated balance sheets.
The carrying amount and estimated fair value of the Company’s mortgage notes payable are as follows (in thousands):
	June 30, 2020		December 31, 2019
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Mortgage notes payable	$548,200	$529,275	$552,074	$545,249
The carrying amount of the mortgage notes payable presented is the outstanding borrowings excluding premium and deferred finance costs, net. The fair value of the mortgage notes payable was estimated using rates available to the Company for debt with similar terms and remaining maturities (Level 3).
NOTE 13 - DERIVATIVES AND HEDGING ACTIVITIES
Risk Management Objective of Using Derivatives
The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.
As a condition of the Company’s mortgage loans, from time to time the Company may be required to enter into certain derivative transactions as may be required by the lender. These transactions would generally be in line with the Company’s own risk management objectives and also serve to protect the lender.
Interest Rate Caps
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company entered into interest rate caps that were designated as cash flow hedges. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the six months ended June 30, 2020, such derivatives were used to hedge the variable cash flows, indexed to London InterBank Offered Rate (“LIBOR”), associated with existing variable-rate loan agreements.
Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next 12 months, the Company estimates that an additional $36,981 will be reclassified as an increase to interest expense.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
As of June 30, 2020, the Company had the following outstanding interest rate derivatives (dollars in thousands):
Interest Rate Derivatives	Number of Instruments	Notional Amount	Maturity Dates
Derivatives designated as hedging instruments:
Interest rate caps	11	$405,909	September 1, 2020 through May 1, 2024
Tabular Disclosure of Fair Value of Derivative Instrument on the Balance Sheet
The table below presents the fair value of the Company’s derivative financial instruments on the consolidated balance sheets as of June 30, 2020 and December 31, 2019 (in thousands):
Asset Derivatives				Liabilities Derivatives
June 30, 2020		December 31, 2019		June 30, 2020		December 31, 2019
Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value
Derivatives designated as hedging instruments:
Interest rate caps	$112	Interest rate caps	$9	NA	$—	NA	$—
Interest rate caps are included in Prepaid expenses and other assets on the consolidated balance sheets.
The table below presents the effect of the Company’s derivative financial instruments on the consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2020 and 2019 (in thousands):
Derivatives Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income for the Three Months Ended		Amount of Gain (Loss) Recognized in Income for the Six Months Ended
		June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest rate caps	Interest expense	$(26)	$(71)	$(60)	$(141)
Derivatives in Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion) for the Three Months Ended		Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion) for the Three Months Ended
	June 30, 2020	June 30, 2019		June 30, 2020	June 30, 2019
Interest rate products	$24	$(35)	Interest expense	$(26)	$(71)
Derivatives in Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion) for the Six Months Ended		Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion) for the Six Months Ended
	June 30, 2020	June 30, 2019		June 30, 2020	June 30, 2019
Interest rate products	$(15)	$(59)	Interest expense	$(60)	$(141)
Credit-risk-related Contingent Features
The Company has agreements with its derivative counterparties that contain provisions where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations. As of June 30, 2020, the Company has not posted any collateral related to these agreements.

NOTE 14 - OPERATING EXPENSE LIMITATION
Under its Charter, the Company must limit its total operating expenses to the greater of 2% of the average invested assets or 25% of its net income for the four most recently completed fiscal quarters, unless the conflicts committee of the Company’s board of directors has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expenses for the four quarters ended June 30, 2020 were in compliance with the charter-imposed limitation.
NOTE 15 - SUBSEQUENT EVENTS
The Company has evaluated subsequent events and determined that no additional events have occurred which would require an adjustment to or additional disclosure in the consolidated financial statements.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (unaudited)
The following discussion and analysis should be read in conjunction with the accompanying financial statements of Resource Real Estate Opportunity REIT II, Inc. and the notes thereto. See also “Cautionary Note Regarding Forward-Looking Statements” preceding Part I, as well as the notes to our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations provided in our Annual Report on Form 10-K for the year ended December 31, 2019. As used herein, the terms “we,” “our” and “us” refer to Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation, and, as required by context, RRE Opportunity OP II, LP, a Delaware limited partnership, and to their subsidiaries.
Overview
We are a Maryland corporation that invests in multifamily assets across the entire spectrum of investments in order to provide investors with growing cash flow and increasing asset values. Our targeted portfolio consists of commercial real estate assets, principally underperforming multifamily rental properties which we will renovate and stabilize in order to increase rents, and to a lesser extent, real estate related debt. We may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition. Thus, to the extent that Resource Real Estate Opportunity Advisor II, LLC, our external advisor, or the Advisor, presents us with investment opportunities that allow us to meet the requirements to be treated as a real estate investment trust, or REIT, under the Internal Revenue Code, and to maintain our exclusion from regulation as an investment company under the Investment Company Act of 1940, our portfolio composition may vary from what we initially expect.
We commenced the public offering of our common stock in February 2014 and terminated the primary portion of the offering in February 2016. We continue to offer shares pursuant to our distribution reinvestment plan. We describe this offering in “Liquidity and Capital Resources,” below.
COVID-19 Pandemic and Portfolio Outlook
Since initially being reported in December 2019, COVID-19 has spread around the world, including to every state in the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The COVID-19 pandemic has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the pandemic continues to evolve and many countries, including the United States, have reacted with various containment and mitigation efforts including quarantines, mandated business and school closures and travel restrictions. As a result, the COVID-19 pandemic is negatively impacting almost every industry, including the real estate industry, directly or indirectly. The fluidity of the COVID-19 pandemic continues to preclude any prediction as to the ultimate adverse impact the pandemic may have on our business, financial condition, results of operations and cash flows. Many of our tenants have suffered difficulties with their personal financial situations as a result of job loss or reduced income and, depending upon the duration of the measures put in place to mitigate or contain the spread of the virus and the corresponding economic slowdown, some of our tenants have or will seek rent deferrals or become unable to pay their rent. During the three months ended June 30, 2020, we had received April, May and June rent payments equal to approximately 97.8%, 97.4%, and 97.1%, respectively, of the billed rental income for the period as compared to March collections of 98.8%. As of July 31, 2020, our July collections were approximately 96.8% of the billed rental income for the period. In addition, we have approved short-term rent relief requests, most often in the form of rent deferral requests, or requests for further discussion. Executed short-term rent relief plans that are outstanding at June 30, 2020 are not significant in terms of either number of requests or dollar value. Not all tenant requests will ultimately result in modified agreements, nor are we forgoing our contractual rights under our lease agreements. Collections and rent relief requests to-date may not be indicative of collections or requests in any future period. During the three months ended June 30, 2020, tenant receivables have increased by $233,793 from March 31, 2020. In particular, many of our tenants may be the recipients of unemployment benefits or other economic stimulus under the CARES Act which will have aided in the payment of rent due. The extent to which these benefits will be available going forward is uncertain. To the extent our tenants do not have access to additional federal or state relief to mitigate the impact of the COVID-19 pandemic on their personal finances our ability to collect rent and our operations would be adversely affected. The impact of the

COVID-19 pandemic on our rental revenue for the remainder of 2020 and thereafter cannot, however, be determined at present. In addition, we expect the economic disruptions caused by the COVID-19 pandemic will cause elevated credit losses and impede our ability to increase rental rates. We continue to waive late fees, halt evictions, and offer a payment deferral plan to residents who have been adversely financially impacted by the COVID-19 pandemic. To help mitigate the impact on our operating results of the COVID-19 pandemic, we initiated various operational cost saving initiatives across our portfolio. In addition, we have taken measures to preserve cash, which will help to offset any impact to our liquidity that may occur as a result of the COVID-19 pandemic. These measures included the suspension of distributions as of April 1, 2020 as well as the partial suspension of our share redemption program effective March 20, 2020. Additionally, most of our value-add rehabilitation projects are being deferred temporarily.
The COVID-19 pandemic or a future pandemic, epidemic or outbreak of infectious disease affecting states or regions in which we operate and our multifamily tenants reside and work could have material and adverse effects on our business, financial condition, results of operations and cash flows due to, among other factors: reduced economic activity, general economic decline or recession, which may result in job loss or bankruptcy for residents at our properties and may cause our residents to be unable to make rent payments to us timely, or at all, or to otherwise seek modifications of lease obligations; health or other government authorities requiring the closure of offices or other businesses or instituting quarantines of personnel as the result of, or in order to avoid, exposure to a contagious disease; disruption in supply and delivery chains; a general decline in business activity and demand for real estate; difficulty accessing debt and equity capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions, which may affect our access to capital necessary to fund business operations or address maturing liabilities on a timely basis; and the potential negative impact on the health of personnel of our advisor, particularly if a significant number of our advisor’s employees are impacted, which would result in a deterioration in our ability to ensure business continuity and maintain our properties during a disruption.
The extent to which the COVID-19 pandemic or any other pandemic, epidemic or disease impacts our operations and those of our tenants remain uncertain and cannot be predicted with confidence and will depend on the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. However, notwithstanding the challenging economic circumstances created by the COVID-19 pandemic, we believe our focus on multifamily assets makes us better positioned relative to other classes of real estate to withstand many of the adverse impacts of the COVID-19 pandemic as housing is a basic need, rather than a discretionary expense. In addition, we have taken several steps to offset any disruptions in rent that may occur as a result of the COVID-19 pandemic. Further, we have no debt maturing until November 2021 and are conservatively leveraged with an aggregate portfolio leverage of 71% Nevertheless, the COVID-19 pandemic (or a future pandemic, epidemic or disease) presents material uncertainty and risk with respect to our business, financial condition, results of operations and cash flows.
Results of Operations
As of June 30, 2020, we owned 17 multifamily properties. As of June 30, 2020, we had sold one multifamily property.
Through June 30, 2020 COVID-19 pandemic has not significantly impacted our operating results; however, we have experienced some reductions in revenue during the quarter as a result of waiving late fees and the suspension of evictions at our properties. We expect, however, that as the impact of COVID-19 continues to be felt, the COVID-19 outbreak will adversely affect our business, financial condition, results of operations and cash flows going forward, including but not limited to, rental revenues and leasing activity, in ways that may vary widely depending on the duration and magnitude of the COVID-19 pandemic and ensuing economic turmoil, as well as numerous factors, many of which are outside of our control, as discussed above.

Three months ended June 30, 2020 Compared to the Three months ended June 30, 2019
The following table sets forth the results of our operations (in thousands):
	Three Months Ended June 30,
	2020	2019
Revenues:
Rental income	$21,353	$21,222

Expenses:
Rental operating - expenses	3,782	3,238
Rental operating - payroll	1,810	1,907
Rental operating - real estate taxes	2,949	2,717
Subtotal - Rental operating expenses	8,541	7,862
Management fees	3,242	3,245
General and administrative	2,023	1,675
Loss on disposal of assets	28	75
Depreciation and amortization expense	10,056	9,867
Total expenses	23,890	22,724
Loss before net gain on disposition	(2,537)	(1,502)
Net gain on disposition of property	—	—
Income (loss) before other income (expense)	(2,537)	(1,502)
Other income (expense):
Interest income	2	64
Interest expense	(4,328)	(6,671)
Net income (loss)	$(6,863)	$(8,109)

The following table presents the results of operations separated into three categories: the results of operations of the 17 properties we owned for the entirety of both periods presented, properties purchased or sold between either of the periods presented and Company level expenses for the three months ended June 30, 2020 and 2019 (in thousands):
	For the Three Months Ended June 30, 2020				For the Three Months Ended June 30, 2019
	Properties Owned both Periods	Properties Purchased or Sold Since Prior Period	Company Level	Total	Properties Owned Both Periods	Properties Purchased or Sold Since Prior Period	Company Level	Total
Revenues:
Minimum rents	$20,125	$—	$—	$20,125	$19,876	$—	$—	$19,876
Utility income	1,102	—	—	1,102	1,112	—	3	1,115
Ancillary tenant fees	126	—	—	126	231	—	—	231
Rental income	21,353	—	—	21,353	21,219	—	3	21,222

Expenses:
Rental operating - expenses	3,699	—	83	3,782	3,343	7	(112)	3,238
Rental operating - payroll	1,810	—	—	1,810	1,907	—	—	1,907
Rental operating - real estatetaxes	2,949	—	—	2,949	2,717	—	—	2,717
Subtotal - Rental operating expenses	8,458	—	83	8,541	7,967	7	(112)	7,862
Management fees	939	—	2,303	3,242	926	—	2,319	3,245
General and administrative (1)	592	—	1,431	2,023	400	—	1,275	1,675
Loss on disposal of assets	28	—	—	28	75	—	—	75
Depreciation and amortization expense	10,056	—	—	10,056	9,867	—	—	9,867
Total expenses	20,073	—	3,817	23,890	19,235	7	3,482	22,724
Income (loss) before other income (expense)	1,280	—	(3,817)	(2,537)	1,984	(7)	(3,479)	(1,502)

Other income (expense):
Interest income	2	—	—	2	63	—	1	64
Interest expense	(4,328)	—	—	(4,328)	(6,654)	(14)	(3)	(6,671)
Net income (loss)	$(3,046)	$—	$—	$(6,863)	$(4,607)	$(21)	$(3,481)	$(8,109)
(1)	Includes approximately $49,100 in COVID-19 related expenses for the three months ended June 30, 2020

Revenues. Rental income on the 17 properties we owned both periods increased by $249,000 during the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The increase is primarily due to the implementation of our investment strategy to increase monthly rental income after renovating and stabilizing operations and was comprised of:
Multifamily Community	Rental Change (in thousands)	Change in Occupancy %	Change in Effective Monthly Revenue Per Unit (in dollars)
Adair off Addison	$4	-5.3%	75
Uptown Buckhead	10	-0.3%	13
Crosstown at Chapel Hill	76	-2.9%	103
The Brookwood	63	-0.8%	96
Adair off Addison Apartment Homes	8	-4.1%	69
1000 Spalding Crossing	(47)	-4.5%	1
Montclair	(7)	-7.5%	100
Grand Reserve	(20)	-5.5%	79
Verdant Apartment Homes	(68)	-3.9%	(29)
Arcadia Apartment Homes	59	1.4%	46
Ravina Apartment Homes	111	-0.1%	79
81 Fifty at West Hills Apartment Homes	17	-3.2%	66
The Palmer at Las Colinas	43	-5.0%	111
Windbrooke Crossing	(65)	-1.6%	(70)
Woods of Burnsville	46	-1.8%	64
Indigo Creek	47	-0.2%	44
Martin’s Point	(28)	-5.2%	(706)
	$249
The decreases in rental income were largely driven by decrease in occupancy related to factors affected by COVID-19.
Expenses. Our operating expenses on the 17 properties we owned during both periods increased by $492,000 during the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, primarily as a result of an increase in real estate taxes of $232,000 related to updated assessments as well as the continued implementation of our investment strategy.
Management fees remained relatively flat for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The monthly asset management fee is equal to one-twelfth of 1.0% of the cost of each asset, without deduction for depreciation, bad debts or other non-cash reserves.
General and administrative expenses increased by $348,000during the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The increases were primarily the result of legal fees associated with tenant settlements, an increase in allocated expense as well as COVID related expenses.
Loss on disposal of assets is related to the replacement of appliances at our rental properties in conjunction with unit upgrades.
Depreciation and amortization is comprised of the depreciation on our rental properties and amortization of intangible assets related to in-place leases, which are amortized over a period of approximately six to nine months after acquisition. The increases (decreases) in the components of depreciation and amortization during the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, as follows (in thousands):
	Properties Owned During Both Periods	All Other	Total
Depreciation	$189	$—	$189

The overall increase in depreciation expense for all properties was due to continued capital improvements across the portfolio of properties in support of the implementation of our investment strategy. As of June 30, 2020, there are no properties with a remaining unamortized intangible balance. There were no acquisitions during the three months ended June 30, 2020.
Interest expense decreased by $2.3 million during the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. The overall decrease is primarily due to lower interest rate on variable debt.
Six months ended June 30, 2020 Compared to the Six months ended June 30, 2019
The following table sets forth the results of our operations (in thousands):
	Six Months Ended June 30,
	2020	2019
Revenues:
Rental income	$42,760	$43,079

Expenses:
Rental operating - expenses	7,629	6,369
Rental operating - payroll	3,546	3,916
Rental operating - real estate taxes	5,851	5,879
Subtotal - Rental operating expenses	17,026	16,164
Management fees	6,369	6,640
General and administrative	4,111	3,862
Loss on disposal of assets	92	119
Depreciation and amortization expense	20,110	19,668
Total expenses	47,708	46,453
Loss before net gain on disposition	(4,948)	(1,502)
Net gain on disposition of property	—	20,619
Income (loss) before other income (expense)	(4,948)	(1,502)
Other income (expense):
Interest income	13	128
Interest expense	(9,854)	(13,785)
Net income (loss)	$(14,789)	$3,588

The following table presents the results of operations separated into three categories: the results of operations of the 17 properties we owned for the entirety of both periods presented, properties purchased or sold between either of the periods presented and Company level expenses for the six months ended June 30, 2020 and 2019 (in thousands):
	For the Six Months Ended June 30, 2020				For the Six Months Ended June 30, 2019
	Properties Owned Both Periods	Properties Purchased or Sold Since Prior Period	Company Level	Total	Properties Owned Both Periods	Properties Purchased or Sold Since Prior Period	Company Level	Total
Revenues:
Minimum rents	$40,251	$—	$—	$40,251	$39,240	$955	$—	$40,195
Utility income	2,199	—	—	2,199	2,207	173	3	2,383
Ancillary tenant fees	310	—	—	310	486	15	—	501
Rental income	42,760	—	—	42,760	41,933	1,143	3	43,079

Expenses:
Rental operating - expenses	7,503	—	126	7,629	6,400	130	(161)	6,369
Rental operating - payroll	3,542	—	4	3,546	3,751	154	11	3,916
Rental operating - real estate taxes	5,851	—	—	5,851	5,598	244	37	5,879
Subtotal - Rental operating expenses	16,896	—	130	17,026	15,749	528	(113)	16,164
Management fees	1,895	—	4,474	6,369	1,860	46	4,734	6,640
General and administrative (1)	1,120	—	2,991	4,111	814	40	3,008	3,862
Loss on disposal of assets	92	—	—	92	119	—	—	119
Depreciation and amortization expense	20,110	—	—	20,110	19,668	—	—	19,668
Total expenses	40,113	—	7,595	47,708	38,210	614	7,629	46,453
Gain (loss) before net gain on disposition	2,647	—	(7,595)	(4,948)	3,723	529	(7,626)	(3,374)
Net gain on disposition of property	—	—	—	—	—	20,619	—	20,619
Income (loss) before other income (expense)	2,647	—	(7,595)	(4,948)	3,723	21,148	(7,626)	17,245

Other income (expense):
Interest income	12	—	1	13	126	—	2	128
Insurance proceeds in excess of cost basis	—	—	—	—	—	—	—	—
Interest expense	(9,854)	—	—	(9,854)	(13,004)	(778)	(3)	(13,785)
Net income (loss)	$(7,195)	$—	$(7,594)	$(14,789)	$(9,155)	$20,370	$(7,627)	$3,588
(1)	Includes approximately $50,706 in COVID-19 related expenses for the six months ended June 30, 2020

Revenues. Rental income on the 17 properties we owned both periods increased by $1.0 million during the six months ended June 30, 2020 as compared to the six months ended June 30, 2019. The increase is primarily due to the implementation of our investment strategy to increase monthly rental income after renovating and stabilizing operations and was comprised of:
Multifamily Community	Rental Change (in thousands)	Change in Occupancy %	Change in Effective Monthly Revenue Per Unit (in dollars)
Adair off Addison	$14	-5.3%	82
Uptown Buckhead	16	-0.3%	9
Crosstown at Chapel Hill	149	-2.9%	101
The Brookwood	135	-0.8%	101
Adair off Addison Apartment Homes	44	-4.1%	94
1000 Spalding Crossing	(55)	-4.5%	28
Montclair	4	-7.5%	117
Grand Reserve	28	-5.5%	115
Verdant Apartment Homes	(93)	-3.9%	9
Arcadia Apartment Homes	39	1.4%	—
Ravina Apartment Homes	269	-0.1%	95
81 Fifty at West Hills Apartment Homes	101	-3.2%	98
The Palmer at Las Colinas	245	-5.0%	171
Windbrooke Crossing	(105)	-1.6%	(50)
Woods of Burnsville	134	-1.8%	82
Indigo Creek	100	-0.2%	47
Martin's Point	(14)	-5.2%	77
	$1,011
The decreases in rental income were largely driven by decrease in occupancy related to factors affected by COVID-19.
Expenses. Our operating expenses on the 17 properties we owned during both periods increased by $1.1 million during the six months ended June 30, 2020 as compared to the six months ended June 30, 2019, primarily as a result of an increase in real estate taxes of $253,000 related to update assessments as well as continued implementation of our investment strategy.
Management fees decreased during the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 primarily as a result of the sale of Overton Trails in February 2019. The monthly asset management fee is equal to one-twelfth of 1.0% of the cost of each asset, without deduction for depreciation, bad debts or other non-cash reserves.
General and administrative expenses increased during the six months ended June 30, 2020 as compared to the six months ended June 30, 2019. The increases were primarily the result of legal fees associated with tenant settlements, an increase in allocated expense as well as COVID related expenses.
Loss on disposal of assets is related to the replacement of appliances at our rental properties in conjunction with unit upgrades.
Depreciation and amortization is comprised of the depreciation on our rental properties and amortization of intangible assets related to in-place leases, which are amortized over a period of approximately six to nine months after acquisition. The increases (decreases) in the components of depreciation and amortization during the six months ended June 30, 2020 as compared to the six months ended June 30, 2019, as follows (in thousands):
	Properties Owned During Both Periods	All other	Total
Depreciation	$442	$—	$442

The overall increase in depreciation expense for all properties was due to continued capital improvements across the portfolio of properties in support of the implementation of our investment strategy. As of June 30, 2020, there are no properties with a remaining unamortized intangible balance. There were no acquisitions during the six months ended June 30, 2020.
Interest expense decreased by $2.3 million during the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 primarily as a result of the sale of Overton Trails in February 2019. The overall decrease is also attributed to lower interest rates on variable debt.
Liquidity and Capital Resources
From February 2014 to February 2016, we offered in our public offering up to $1.0 billion in shares of common stock, $0.01 par value per share, at $10.00 per share. At the termination of the primary offering, we had raised $556.2 million in gross proceeds. We also continue to offer shares of our common stock pursuant to our distribution reinvestment plan (“DRIP”) under which our stockholders may elect to have distributions reinvested in additional shares at 95% of the estimated net asset value per share. In connection with our initial primary public offering, we registered $95 million in shares of our common stock to be issued pursuant to the DRIP. On January 20, 2020, we filed a Form S-3 with the SEC to register an additional 1.5 million shares under the DRIP.
We derive the capital required to purchase real estate investments and conduct our operations from secured or unsecured financings from banks or other lenders, from proceeds from the sale of assets and from any undistributed funds from our operations.
Our ability to derive the capital needed to conduct our operations may be adversely affected by the impact of the COVID-19 pandemic as discussed above. Our Board of Directors determined to suspend distributions as of April 1, 2020 in order to preserve cash at the properties in order to offset any disruptions in rents that may occur as a result of the impact of COVID-19 on our operations.
We allocate funds as necessary to a reserve to support the maintenance and viability of properties we acquire in the future in order to preserve value for our investors. If such allocations and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties, debt investments or other assets we may hold. We cannot assure you that we will be able to access additional funds when we need them or upon acceptable terms.
We may seek to obtain REIT-level financing through a line of credit from third-party financial institutions or other commercial lenders. Our assets will serve as collateral for this type of debt incurred to acquire real estate investments. In addition to debt financing at the REIT-level, we have financed, and may continue to finance, the acquisition costs of individual real estate investments, as well as the acquisition costs of all or a group of real estate investments acquired by us, by causing our subsidiaries to borrow directly from third-party financial institutions or other commercial lenders. Under these circumstances, our Advisor anticipates that certain properties will serve as collateral for the debt we incur to acquire those particular properties and that we will seek to obtain nonrecourse financing for the acquisition of the properties. However, there is no guarantee that our Advisor will be successful in obtaining financing arrangements on a property-by-property basis and that the loans would be nonrecourse to us. Finally, we may also obtain seller financing with respect to specific assets that we acquire.

Capital Expenditures
We deployed a total of $2.0 million during the six months ended June 30, 2020 for capital expenditures. We expect capital expenditures to be reduced in future periods as we have temporarily suspended certain capital improvement projects at our properties in order to both preserve cash and offset any impact to our liquidity that may occur as a result of the COVID-19 pandemic on our operations. The properties in which we deployed the most capital during the six months ended June 30, 2020 are listed separately and the capital expenditures made on all other properties are aggregated in "All other properties" below (in thousands):
	Capital Deployed During the Six Months Ended June 30, 2020	Remaining Capital Budgeted
Crosstown at Chapel Hill	$259	$747
The Brookwood	292	1,919
Montclair Terrace	223	1,551
Ravina Apartment Homes	560	2,789
The Palmer at Las Colinas	186	2,379
The Woods at Burnsville	208	327
All other properties	262	4,933
	$1,990	$14,645
Common Stock
As of June 30, 2020, we had an aggregate of 60,206,508 shares of $0.01 par value common stock outstanding, including the Advisor's additional purchase of 117,778 shares of common stock for $1.1 million, as follows (dollars in thousands):
	Shares Issued	Gross Proceeds
Shares issued through initial public offering	55,791,297	$556,197
Shares issued through stock distributions	246,365	—
Shares issued through distribution reinvestment plan	10,197,719	88,479
Advisor's initial investment, net of 5,000 share conversion	15,000	150
Total	66,250,381	$644,826
Shares redeemed and retired	(6,043,873)
Total shares outstanding	60,206,508

Mortgage Debt
The following is a summary of our mortgage notes payable, net (in thousands):
	Outstanding Borrowings	Premium, Net	Deferred Finance Costs, Net	Carrying Value	Outstanding Borrowings	Premium, Net	Deferred Finance Costs, Net	Carrying Value
Collateral	June 30, 2020				December 31, 2019
Uptown Buckhead	$19,070	$—	$(161)	$18,909	$19,264	$—	$(178)	$19,086
Crosstown at Chapel Hill	42,650	—	(295)	42,355	42,650	—	(325)	42,325
The Brookwood - Key Bank	16,850	135	(63)	16,922	17,063	186	(88)	17,161
The Brookwood - Capital One	2,542	10	(11)	2,541	2,566	14	(15)	2,565
Adair off Addison and Adair off Addison Apartment Homes	33,210	—	(349)	32,861	33,210	—	(380)	32,830
1000 Spalding Crossing	23,501	—	(84)	23,417	23,737	—	(113)	23,624
Montclair Terrace	19,742	—	(155)	19,587	19,958	—	(182)	19,776
Grand Reserve	47,845	—	(506)	47,339	47,845	—	(539)	47,306
Verdant Apartment Homes	36,574	—	(150)	36,424	36,913	—	(178)	36,735
Arcadia Apartment Homes	39,417	—	(165)	39,252	39,782	—	(195)	39,587
Ravina Apartment Homes	25,877	—	(129)	25,748	26,241	—	(165)	26,076
81 Fifty at West Hills Apartment Homes	51,330	—	(314)	51,016	51,833	—	(368)	51,465
The Palmer at Las Colinas	45,700	—	(404)	45,296	45,700	—	(437)	45,263
Windbrooke Crossing	36,871	—	(237)	36,634	37,222	—	(272)	36,950
Woods of Burnsville	37,374	—	(310)	37,064	37,744	—	(355)	37,389
Indigo Creek	39,998	—	(281)	39,717	40,402	—	(320)	40,082
Martin's Point	29,649	—	(258)	29,391	29,944	—	(289)	29,655
	$548,200	$145	$(3,872)	$544,473	$552,074	$200	$(4,399)	$547,875
For maturity dates, related interest rates, monthly debt service, and monthly escrow payments, see Note 8 of the notes to our consolidated financial statements.
On August 21, 2015, we recorded a fair value adjustment, which represented the fair value of the debt assumed over its principal amount in connection with The Brookwood Apartment Homes acquisition. The fair value is being amortized to interest expense over the term of the related mortgage loans using the effective interest method. As of June 30, 2020, the net unamortized fair value of debt was $144,332 and was included as a component of mortgage loans payable in the accompanying consolidated balance sheets.
At June 30, 2020, the weighted average interest rate of all our outstanding indebtedness was 2.69%
Central banks and regulators in a number of major jurisdictions (including both the U.S. and the U.K.) have convened working groups to find, and implement the transition to, suitable replacements for Interbank Offered Rates (IBORs), including LIBOR. The Financial Conduct Authority of the U.K., which regulates LIBOR, has announced that it will not compel panel banks to contribute to LIBOR after 2021.
We have exposure to IBORs through floating rate mortgage debt with maturity dates beyond 2021 for which the interest rates are tied to LIBOR. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. Any changes in benchmark interest rates could increase our cost of capital, which could impact our results of operations, cash flows, and the market value of our real estate investments.

Operating Properties
As of June 30, 2020, our wholly-owned interests in multifamily properties were as follows:
Subsidiary	Apartment Complex	Number of Units	Property Location
RRE Bear Creek Holdings, LLC, or Bear Creek	Adair off Addison	152	Dallas, TX
RRE Buckhead Holdings, LLC, or Buckhead	Uptown Buckhead	216	Atlanta, GA
RRE Farrington Holdings, LLC, or Farrington	Crosstown at Chapel Hill	411	Chapel Hill, NC
RRE Mayfair Chateau Holdings, LLC, or Mayfair Chateau	The Brookwood	274	Homewood, AL
RRE Fairways of Bent Tree Holdings, LLC, or Fairways of Bent Tree Homes	Adair off Addison Apartment	200	Dallas, TX
RRE Spalding Crossing Holdings, LLC, or Spalding Crossing	1000 Spalding Apartment Homes	252	Atlanta, GA
RRE Montclair Terrace Holdings, LLC, or Montclair Holdings	Montclair Terrace	188	Portland, OR
RRE Grand Reserve Holdings, LLC, or Grand Reserve	Grand Reserve	319	Naperville, IL
RRE Canterwood Holdings, LLC, or Canterwood	Verdant Apartment Homes	216	Boulder, CO
RRE Fox Ridge Holdings, LLC, or Fox Ridge	Arcadia Apartment Homes	300	Centennial, CO
RRE Riverlodge Holdings, LLC, or Riverlodge	Ravina Apartment Homes	498	Austin, TX
RRE Breckenridge Holdings, LLC, or Breckenridge Homes	81 Fifty at West Hills Apartment	357	Portland, OR
RRE Santa Rosa Holdings, LLC, or Santa Rosa	The Palmer at Las Colinas	476	Irving, TX
RRE Windbrooke Holdings, LLC, or Windbrooke Crossing	Windbrooke Crossing	236	Buffalo Grove, IL
RRE Woods Holdings, LLC, or The Woods of Burnsville	The Woods of Burnsville	400	Burnsville, MN
RRE Indigo Creek Holdings, LLC	Indigo Creek	408	Glendale, AZ
RRE Martin's Point Holdings, LLC	Martin's Point	256	Lombard, IL
		5,159
As three of our multifamily properties are located in the Dallas-Fort Worth area, three of our properties are located in the Chicago area, two of our properties are located in Portland, Oregon, two of our properties are located in the Atlanta area, and two of our properties are located in the Denver area, our portfolio is currently particularly susceptible to adverse economic developments in these real estate markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, adverse weather events, pandemics, changing demographics and other factors, or any decrease in demand for multifamily rentals resulting from the local business climate, could negatively affect our liquidity and adversely affect our ability to fund our ongoing operations.
Acquisition and Asset Management Costs
In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make payments to our Advisor and its affiliates. During our acquisition stage, we made payments to our Advisor and its affiliates in connection with the acquisition of real estate investments. In addition, we continue to make payments to our Advisor and its affiliates for the management of our assets and costs incurred by our Advisor and its affiliates in providing services to us. We describe these payments in more detail in Note 10 of the notes to our consolidated financial statements.
Operating Costs
Under our charter, our Advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expenses for the four quarters ended June 30, 2020 did not exceed the charter imposed limitation.

Distributions
For the three months ended June 30, 2020, we paid aggregate distributions of $6.0 million, including $2.9 million of distributions paid in cash and $3.1 million of distributions reinvested in shares of common stock through our distribution reinvestment plan. Distributions declared, distributions paid and cash flows provided by (used in) operating activities were as follows for the three months ended June 30, 2020 (in thousands, except per share data):
	Distributions Paid				Distributions Declared		Sources of Distributions Paid
2020	Cash	Distributions Reinvested (DRIP)	Total	Cash Provided By Operating Activities - Quarter to Date	Total	Per Share	Amount Paid from Operating Activities/Percent of Total Distributions Paid	Amount Paid from Debt Financing/Percent of Total Distributions Paid
First Quarter	$3,131	$2,873	$6,004	$2,278	$11	$0.00109589	$2,278/38%	$3,726/62%
Second Quarter	—	—	—	2,339	—	—	—	—
	$3,131	$2,873	$6,004	$4,617
Cash distributions paid since inception were as follows (in thousands, except per share data):fpara}
Fiscal Year	Per Common Share Per Day	Distributions Reinvested in Shares of Common Stock	Net Cash Distribution	Total Aggregate Distribution
2014	$0.00071223	$215	$114	$329
2015	0.00164384	8,424	5,654	14,078
2016	0.00164384	20,608	14,025	34,633
2017	0.00164384	20,685	15,095	35,780
2018	0.00164384	20,693	16,175	36,868
2019	0.00127854	14,724	12,519	27,243
2020	0.00109589	2,873	3,131	6,004
		$88,222	$66,713	$154,935
Our net loss for the six months ended June 30, 2020 was $14.8 million and net cash provided by operating activities was $4.7 million. We have funded our cumulative distributions, which includes net cash distributions and distributions reinvested by stockholders, with cash flows from operating activities and proceeds from debt financing. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have fewer funds available for investment and the overall return to our stockholders may be reduced.
We announced on March 30, 2020 that we were suspending distributions as of April 1, 2020 in order to preserve cash and offset any impact to our liquidity that may occur as a result of the COVID-19 pandemic on our operations.
Funds from Operations, Modified Funds from Operations and Adjusted Funds from Operations
Funds from operations, or FFO, is a non-GAAP financial performance measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because it excludes real estate-related depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate and intangibles diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance. Factors that impact FFO include start-up costs, fixed costs, delays in buying assets, lower yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. In addition, FFO will be affected by the types of investments in our targeted portfolio which will consist of, but are not limited to, commercial real estate assets, principally (i) underperforming multifamily rental properties which we will renovate and stabilize in order to increase rents, (ii) distressed real estate owned by financial institutions, usually as a result of foreclosure, and non-performing or distressed loans, including first- and second-priority mortgage loans and other loans which we will resolve, and (iii) performing loans, including first- and second-priority mortgage loans and other loans we originate or purchase either directly or with a co-investor or joint venture partner.
Since FFO was promulgated, GAAP has adopted several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use modified funds from operations, or MFFO, as defined by the Investment Program Association, or IPA. MFFO excludes from FFO the following items:
(1)	acquisition fees and expenses;
(2)	straight-line rent amounts, both income and expense;
(3)	amortization of above- or below-market intangible lease assets and liabilities;
(4)	amortization of discounts and premiums on debt investments;
(5)	impairment charges;
(6)	gains or losses from the early extinguishment of debt;
(7)
gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

(8)	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;
(9)	gains or losses related to consolidation from, or deconsolidation to, equity accounting;
(10)	gains or losses related to contingent purchase price adjustments; and
(11)	adjustments related to the above items for unconsolidated entities in the application of equity accounting.
We believe that MFFO is helpful in assisting management assess the sustainability of operating performance in future periods.
As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation based on the following economic considerations. Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, we explain below the reasons for each of the adjustments made in arriving at our MFFO definition:
•
Acquisition expenses. In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analysis differentiate costs to acquire the investment from the operations derived from the investment. Under current GAAP, acquisition costs related to business combinations are expensed and are capitalized for asset acquisitions. Prior to January 1, 2018, all of our acquisitions were accounted for as business combinations and their related costs were expensed. On January 1, 2018, we adopted Financial Accounting Standards Board Accounting Standards Update 2017-01, and we anticipate that most property acquisitions will be treated as asset acquisitions and the related costs will be capitalized. We believe that by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition expenses include those costs paid to our Advisor or third parties.

•
Adjustments for straight-line rents and amortization of discounts and premiums on debt investments. In the proper application of GAAP, rental receipts and discounts and premiums on debt investments are allocated to periods using various systematic methodologies. This application will result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance.

•
Adjustments for amortization of above or below market intangible lease assets. Similar to depreciation and amortization of other real estate related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes predictably over time and that these charges be recognized currently in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

•
Impairment charges, gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting and gains or losses related to contingent purchase price adjustments. Each of these items relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in our core operating fundamentals rather than changes that may reflect anticipated gains or losses. In particular, because GAAP impairment charges are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe MFFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rate, occupancy and other core operating fundamentals.

•
Adjustment for gains or losses related to early extinguishment of hedges, debt, consolidation or deconsolidation and contingent purchase price. Similar to extraordinary items excluded from FFO, these adjustments are not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

By providing MFFO, we believe we are presenting useful information that also assists investors and analysts in the assessment of the sustainability of our operating performance. We also believe that MFFO is a recognized measure of sustainable operating performance by the real estate industry. MFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies that are affected by other MFFO adjustments.
As an opportunity REIT, a core element of our investment strategy and operations is the acquisition of distressed and value-add properties and the rehabilitation and renovation of such properties in an effort to create additional value in such properties. As part of our operations, we intend to realize gains from such value-add efforts through the strategic disposition of such properties after we have added value through the execution of our business plan. As we do not intend to hold any of our properties for a specific amount of time, we intend to take advantage of opportunities to realize gains from our value-add efforts on a regular basis during the course of our operations as such opportunities become available, in all events subject to the rules regarding "prohibited transactions" of real estate investment trusts of the Internal Revenue Code. Therefore, we also use adjusted funds from operations attributable to common stockholders, or AFFO, in addition to FFO and MFFO when evaluating our operations. We calculate AFFO by adding/subtracting gains/losses realized on sales of our real properties from MFFO. We believe that AFFO presents useful information that assists investors and analysts in the assessment of our operating performance as it is reflective of the impact that regular, strategic property dispositions have on our continuing operations.
Neither FFO, MFFO nor AFFO should be considered as an alternative to net income (loss) attributable to common stockholders, nor as an indication of our liquidity, nor are any of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. Accordingly, FFO, MFFO and AFFO should be reviewed in connection with other GAAP measurements. Our FFO, MFFO and AFFO as presented may not be comparable to amounts calculated by other REITs. Further, during the current period of uncertainty and business disruptions as a result of the outbreak of COVID-19, FFO, MFFO and AFFO are much more limited measures of assessing our operating performance. See “—Management’s Discussion and Analysis of Financial Condition and Results of Operations — COVID-19 Pandemic and Portfolio Outlook” for a discussion of the impact of the outbreak of COVID-19 on our business.
The following section presents our calculation of FFO, MFFO and AFFO and provides additional information related to our operations (in thousands, except per share amounts). As a result of the timing of our active real estate operations and the general and administrative expenses incurred in connection with these events, FFO, MFFO and AFFO are not relevant to a discussion comparing operations for the two periods presented.
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) – GAAP	$(6,863)	$(8,109)	$(14,789)	$3,588
Net gain in disposition of property	—	—	—	(20,619)
Depreciation expense	10,056	9,867	20,110	19,668
FFO	3,193	1,758	5,321	2,637
Adjustments for straight-line rents	8	98	37	233
Fair value adjustment for cancelable swap	—	—	—	—
Debt premium amortization	(28)	—	(56)	—
Acquisition costs	—	—	—	—
MFFO	3,173	1,856	5,302	2,870
Net gain on disposition of property	—	—	—	20,619
AFFO	$3,173	$1,856	$5,302	$23,489
Basic and diluted net income (loss) per common share - GAAP	$(0.11)	$(0.13)	$(0.25)	$0.06
FFO per share	$0.05	$0.03	$0.09	$0.04
MFFO per share	$0.05	$0.03	$0.09	$0.05
AFFO per share	$0.05	$0.03	$0.09	$0.38
Weighted average shares outstanding	60,310	61,467	60,263	61,491
Critical Accounting Policies
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and cost and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to certain accrued liabilities. We base our estimates on historical experience and on various other assumptions that we believe reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
For a discussion of our critical accounting policies and estimates, see the discussion in our Annual Report on Form 10-K for the year ended December 31, 2019 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies.”
Off-Balance Sheet Arrangements
As of June 30, 2020 and December 31, 2019, we did not have any off-balance sheet arrangements or obligations.
Subsequent Events
We have evaluated subsequent events and determined that no events have occurred, other than as disclosed above, which would require an adjustment to or additional disclosure in the consolidated financial statements.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Omitted as permitted under rules applicable to smaller reporting companies.
ITEM 4.	CONTROLS AND PROCEDURES
Disclosure Controls and Procedures
We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our periodic reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our principal executive officer and our principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.
Under the supervision of our principal executive officer and principal financial officer, we have carried out an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures are effective as of June 30, 2020.
Changes in Internal Control over Financial Reporting
There has been no change in our internal control over financial reporting that occurred in the quarter ended June 30, 2020 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II.
ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
Unregistered Sales of Equity Securities
All securities sold by us during the three months ended June 30, 2020 were sold in an offering registered under the Securities Act of 1933, as amended (the "Securities Act").
Redemption of Securities
Our board of directors has adopted a share redemption program that may enable stockholders to sell their shares to us after they have held them for at least one year, subject to the significant conditions and limitations of the program. In its sole discretion, our board of directors could choose to amend, suspend or terminate the program upon 30 days’ notice without stockholder approval. Except for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility, the price at which shares are redeemed under our share redemption program is equal to 95% of the current estimated value per share.
We will not redeem in excess of 5% of the weighted-average number of shares outstanding during the 12-month period immediately prior to the effective date of redemption. Generally, the cash available for redemption will be limited to proceeds from our distribution reinvestment plan plus, if we had positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous fiscal year. These limitations apply to all redemptions, including redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility.
Effective March 20, 2020, the share redemption program was suspended except for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility. While the partial suspension of the share redemption program is in effect, we will only accept requests for redemption in connection with a stockholder’s death or qualifying disability and all other pending or new requests will not be honored or retained, but will be cancelled with the ability to resubmit when, if ever, the share redemption program is fully resumed.
During the six months ended June 30, 2020, we redeemed shares as follows (in thousands, except per share data):
Month	Total Number of Shares Redeemed	Average Price Paid Per Share	Cumulative Number of Shares Purchased as Part of a Publicly Announced Plan or Program(1)	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
January 2020	—	$—	—	(2)
February 2020	—	$—	—	(2)
March 2020	140	$8.77	140	(2)
April 2020	—	$—	—	(2)
May 2020	—	$—	—	(2)
June 2020	120	$9.08	260	(2)
(1)	All purchases of equity securities by us in the three months ended June 30, 2020 were made pursuant to our share redemption program.
(2)
We currently limit the dollar value and number of shares that may be repurchased under the program, as discussed above. For three months ended June 30, 2020 we redeemed all redemption requests received in good order and eligible for redemption through the June redemption date.

ITEM 6.	EXHIBITS
Exhibit No.	Description

3.1
Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 (No. 333-184476) filed December 20, 2013)

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-184476) filed October 17, 2012)
4.1
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to the Company’s Registration Statement on Form S-11 (No. 333-184476) filed October 17, 2012)

4.2
Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Appendix A to the prospectus included in the Company’s Post-Effective Amendment no. 9 to the Registration Statement on Form S-11 on Form S-3 (No. 333-184476) filed February 16, 2016)

10.1
Form of Indemnification Agreement between the Company and each independent director of the Company (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed March 16, 2020)

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer pursuant to Section 1350 18 U.S.C., as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer pursuant to Section 1350 18 U.S.C., as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.1	Fourth Amended and Restated Share Redemption Program (incorporated by reference to Exhibit 99.2 to the Company’s Annual Report on Form 10-K filed March 22, 2019)
101.1
The following information from the Company's Quarterly Report on Form 10-Q for the quarter June 30, 2020, formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheets; (ii) Consolidated Statements of Operations and Comprehensive (Loss) Income; (iii) Consolidated Statement of Changes in Stockholders' Equity; and (iv) Consolidated Statements of Cash Flows

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

August 7, 2020	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)

August 7, 2020	By:	/s/ Steven R. Saltzman
Steven R. Saltzman
Chief Financial Officer
(Principal Financial and Accounting Officer)

ANNEX H
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2019
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from       to
Commission file number 000-55923

RESOURCE APARTMENT REIT III, Inc.
(Exact name of registrant as specified in its charter)
Maryland	47-4608249
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1845 Walnut Street, 18th Floor, Philadelphia, PA, 19103
(Address of principal executive offices) (Zip code)
(215) 231-7050
(Registrant's telephone number, including area code) Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbols	Name of each exchange on which registered
None	None	None
Securities registered pursuant to Section 12(g) of the Act:
Class A Common Stock, $0.01 par value per share
Class T Common Stock, $0.01 par value per share
Class I Common Stock, $0.01 par value per share
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes  ☐ No ☑
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes  ☐ No ☑
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No  ☐
Indicate by check mark whether the registrant has submitted electronically, every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit). Yes ☑ No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐ No ☑
There is no established market for the registrant's shares of common stock. There were 11,381,727 shares of common stock held by non-affiliates at June 30, 2019, the last business day of the registrant's most recently completed second fiscal quarter, for an aggregate market value of $103.8 million, assuming an estimated value per share of $9.12, which amount was the Registrant’s estimated value per share as determined by its board of directors on March 21, 2019. For a full description of the methodologies used to calculate the Registrant’s estimated value per share as of December 31, 2018, see the Registrant’s Annual Report on Form 10-K filed with the SEC on March 22, 2019. As of March 16, 2020, there were 630,456 outstanding shares of Class A common stock, 1,121,755 outstanding shares of Class T common stock, and 10,380,159 outstanding shares of Class I common stock of Resource Apartment REIT III, Inc.
Registrant incorporates by reference portions of the Resource Apartment REIT III, Inc. Definitive Proxy Statement for the 2020 Annual Meeting of Stockholders (Items 10, 11, 12, 13, and 14 of Part III).

RESOURCE APARTMENT REIT III, INC.
INDEX TO ANNUAL REPORT
ON FORM 10-K

Forward-Looking Statements
Certain statements included in this Annual Report on Form 10-K are forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology. Such statements are subject to the risks and uncertainties more particularly described in Item 1A of this Annual Report on Form 10-K. These risks and uncertainties could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances after the date of this report, except as may be required under applicable law.

PART I
ITEM 1.	BUSINESS
General
Resource Apartment REIT III, Inc. is a Maryland corporation that was formed on July 15, 2015, that intends to take advantage of its sponsor's multifamily investing and lending platforms to invest in and manage apartment communities in order to provide stockholders with growing cash flow and increasing asset values. As used herein, the terms “we,” “our” and “us” refer to Resource Apartment REIT III, Inc. and, as required by context, Resource Apartment OP III, LP, which we refer to as our “Operating Partnership” and to their subsidiaries.
At December 31, 2019, we owned seven multifamily properties, as described further in “Item 2. Properties”. We intend to continue to manage a diversified portfolio of U.S. commercial real estate, including properties that may benefit from renovations that may increase their long-term values.
We are externally managed by Resource REIT Advisor, LLC, which we refer to as our Advisor. Our Advisor manages our day-to-day operations and our portfolio of real estate assets, including making certain decisions with respect to the acquisition or disposition of investments, subject to the limitations in our charter and the direction and oversight of our board of directors (our “Board”). Our Advisor also provides asset-management, marketing, investor-relations and other administrative services on our behalf.
We elected to be taxed as a real estate investment trust (“REIT”) commencing with our taxable year that ended December 31, 2017. If we continue to qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we will continue to operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes so as to retain our REIT qualification.
Our Advisor is an indirect wholly owned subsidiary of Resource America, Inc. (“RAI”). RAI is a wholly-owned subsidiary of C-III Capital Partners, LLC (“C-III”), a leading commercial real estate investment management and services company engaged in a broad range of activities. C-III controls our Advisor, our Dealer Manager and Resource Apartment Manager III, LLC (our “Manager”). C-III also controls all of the shares of our common stock held by RAI and our Advisor. To provide its services, the Advisor draws upon RAI, C-III, their management teams and their collective investment experience.
We intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, as amended.
Our Offerings
On April 28, 2016, our Registration Statement on Form S-11 (File No. 333-207740), covering a public offering of up to $1.1 billion of shares of our common stock, consisting of up to $1.0 billion of shares in our primary offering and up to $100.0 million of shares pursuant to our distribution reinvestment plan (“DRIP”) was declared effective under the Securities Act of 1933, as amended (the “Securities Act”).
Through July 2, 2017, we offered shares of Class A and Class T common stock. As of July 3, 2017, we ceased offering shares of Class A and Class T common stock in our primary offering and commenced offering shares of Class R and Class I common stock. The primary portion of our initial public offering closed on October 31, 2019, having raised aggregate primary offering proceeds of $111.4 million from the sale of 601,207 Class A shares, 1,049,996 Class T shares, 9,356,067 Class R shares and 624,325 Class I shares of common stock. We continue to offer shares of our Class A, Class T, and Class I shares pursuant to our DRIP.
On June 27, 2018 and March 21, 2019, our board of directors determined a net asset value (“NAV”) per share of our common stock of $9.05 and $9.12, respectively, based on the estimated market value of our portfolio of investments as of March 31, 2018 and December 31, 2018, respectively. Based on this estimated NAV per share, our board of directors established updated offering prices for shares of Class R and Class I common stock to be sold in the primary portion of our initial public offering by adding certain offering costs to the estimated NAV per share. Pursuant to the terms of the DRIP, following the establishment of an estimated NAV per share, shares of common stock are sold at the most recent NAV per share.
On March 19, 2020, our board of directors determined a NAV per share of $9.01, based on the estimated market value of our portfolio of investments as of December 31, 2019. As a result, shares are currently being sold pursuant to our DRIP at a purchase price equal to $9.01 per share.
The prices per share for each class of shares of our common stock through December 31, 2019 were as follows:
	Class A	Class T	Class R	Class I
Primary Offering Price
Inception through July 2, 2017	$10.00	$9.47	n/a	n/a
July 3, 2017 through July 1, 2018	n/a	n/a	$9.52	$9.13
July 2, 2018 through March 24, 2019	n/a	n/a	$9.68	$9.28
March 25, 2019 through October 31, 2019	n/a	n/a	$9.75	$9.35

Offering Price under the DRIP
Inception through July 2, 2017	$9.60	$9.09	n/a	n/a
July 3, 2017 through July 1, 2018	$9.60	$9.09	$9.14	$8.90
July 2, 2018 through March 24, 2019(1)	$9.05	$9.05	$9.05	$9.05
March 25, 2019 through December 31, 2019(1)	$9.12	$9.12	$9.12	$9.12
(1)	Shares of common stock pursuant to our DRIP are sold at our most estimated NAV per share.
On August 10, 2015, our Advisor contributed $200,000 to us in exchange for 20,000 shares of common stock. On June 29, 2016, RAI purchased 222,222 shares of Class A common stock for $2.0 million in our offering. On August 5, 2016, our Advisor exchanged 5,000 shares of common stock for 50,000 shares of our convertible stock. Under limited circumstances, these shares may be converted into shares of our Class A common stock satisfying our obligation to pay the Advisor an incentive fee and diluting the stockholders’ interest in us.
Our Business Strategy
Our business strategy has a focus on multifamily assets, although we could also purchase interests in other types of commercial property assets consistent with our investment objectives. We have acquired underperforming multifamily rental properties which we will renovate and stabilize in order to increase rents. We believe multiple opportunities exist within the multifamily industry today and will continue to present themselves over the next few years to real estate investors who possess the following characteristics: (i) extensive experience in multifamily investing, (ii) strong management platforms specializing in operational and financial performance optimization, (iii) financial sophistication allowing them to benefit from complex opportunities and (iv) the overall scale and breadth of a national real estate platform in both the equity and debt markets. We seek to utilize our sponsor's dedicated multifamily investing and lending relationships to take advantage of the full range of opportunities across the entire multifamily spectrum of investments.
Competition
We believe that the current market for properties that meet our investment objectives is extremely competitive and many of our competitors have greater resources than we do. We compete with numerous other entities engaged in real estate investment activities, including individuals, corporations, banks and insurance company investment accounts, other REITs, real estate limited partnerships, the U.S. government and other entities, to manage and sell real estate properties and real estate related assets. Many of our expected competitors enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase.
Environmental
As an owner of real estate, we are subject to various environmental laws of federal, state and local governments. Our management does not expect compliance with existing or future laws to have a material adverse effect on our financial condition or results of operations. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which we may hold an interest, or on properties that we may acquire directly or indirectly in the future.
Employees and Economic Dependency
We have no paid employees. The employees of our Advisor and its affiliates provide management, acquisition, advisory and certain administrative services for us. We are dependent on our Advisor and its affiliates for certain services that are essential to us, including the disposition of properties and other investments; management of the daily operations of our portfolio; and other general and administrative responsibilities. In the event that these affiliated companies are unable to provide the respective services, we will be required to obtain such services from other sources.
Access to Our Information
We electronically file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports with the United States Securities and Exchange Commission (“SEC”). The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically.
We make available free of charge, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports on our website, www.resourcereit3.com, or by responding to requests addressed to our investor relations group.
ITEM 1A.	RISK FACTORS
Below are some of the risks and uncertainties that could cause our actual results to differ materially from those presented in our forward-looking statements. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects, and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.
Risks Related to an Investment in Us
There is no public trading market for your shares; therefore, it will be difficult for you to sell your shares.
There is no current public market for our shares and our charter does not require our directors to seek stockholder approval to liquidate our assets by a specified date nor list our shares on an exchange by a specified date. Our charter limits your ability to transfer or sell your shares unless the prospective stockholder meets the applicable suitability and minimum purchase standards. Our charter also prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share redemption program includes numerous restrictions that limit your ability to sell your shares to us, and our board of directors may amend, suspend or terminate our share redemption program upon 30 days’ notice without stockholder approval. Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to the estimated NAV per share. It is also likely that your shares would not be accepted as the primary collateral for a loan.
Disruptions in the financial markets or sluggish economic conditions nationally and globally could adversely impact our ability to implement our business strategy and generate returns to you.
Our business and operations are dependent on the commercial real estate finance industry generally, which in turn is dependent upon broad economic conditions in the United States and abroad. Economic weakness in the U.S. economy or in Europe and Asia may eventually hinder future growth in the U.S. economy. Further, continued political instability in the European Union, as well as open hostilities in certain Middle Eastern countries could negatively impact the U.S. economy should those conflicts deepen.
We have acquired a portfolio of real estate. Worsening economic conditions could greatly increase the risks of these investments. For instance, the sluggish employment market could contribute to increased rent delinquencies at our rental properties.

A protracted economic downturn could have a negative impact on our portfolio. Borrowers often use increases in the value of their existing properties to support the purchase of or investment in additional properties. Although our value-add investment strategies do not rely on precisely the same concepts, if real property values continue to decline after we acquire them, we may have a difficult time generating returns on your investment.
All of the factors described above could adversely impact our ability to implement our business strategy and make distributions to our investors and could decrease the value of an investment in us.
We raised substantially less than the maximum offering amount in our primary public offering. As a result, we are not be able to invest in as diverse a portfolio of assets as we otherwise would, which will cause the value of our stockholders’ investment to vary more widely with the performance of specific assets, and cause our general and administrative expenses to constitute a greater percentage of our revenue.
The proceeds we raised in our primary public offering were lower than our sponsor and dealer manager originally expected. As a result, we have made fewer investments than originally intended, resulting in less diversification in terms of the number of investments owned and the geographic regions in which our investments are located. Adverse developments with respect to a single asset or a geographic region will have a greater adverse impact on our operations than they otherwise would. In addition, our inability to raise substantial funds has increased our fixed operating expenses as a percentage of our revenue, which may limit our ability to pay distributions to our stockholders.
Because we are dependent upon our advisor and its affiliates to conduct our operations, any adverse changes in the financial health of our advisor or its affiliates or our relationship with them could hinder our operating performance and the return on our stockholders’ investment.
We are dependent on our advisor to manage our operations and our portfolio of real estate assets. Our advisor has a limited operating history and it will depend largely upon the fees and other compensation that it will receive from us in connection with the purchase, management and sale of assets to conduct its operations. Any adverse changes in the financial condition of our advisor or our relationship with our advisor could hinder its ability to successfully manage our operations and our portfolio of investments.
Our ability to achieve our investment objectives and to conduct our operations is dependent upon the performance of our advisor, which is a subsidiary of our sponsor and its parent company, C-III. Our sponsor’s business is sensitive to trends in the general economy, as well as the commercial real estate and credit markets. To the extent that any decline in our sponsor’s or C-III’s revenues and operating results impacts the performance of our advisor, our results of operations, and financial condition could also suffer.
The loss of or the inability to hire additional or replacement key real estate and debt finance professionals by our Advisor or its affiliates could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.
Our success depends to a significant degree upon the contributions of Messrs. Feldman and Carleton, each of whom would be difficult to replace. Neither we nor our advisor have employment agreements with these individuals. Messrs. Feldman and Carleton may not remain associated with Resource Real Estate, C-III or their affiliates. If either of these persons were to cease their association with us, our operating results could suffer. We do not intend to maintain key person life insurance on any person.
We believe that our future success depends, in large part, upon Resource Real Estate, C-III and their affiliates’ ability to retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and Resource Real Estate, C-III and their affiliates may be unsuccessful in attracting and retaining such skilled individuals. If Resource Real Estate loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered and the value of your investment may decline.
We have paid distributions in part with proceeds from our offering and expect that in the future we may not pay distributions solely from our cash flow from operating activities. To the extent we pay distributions from sources other than our cash flow from operations, your overall return may be reduced and the value of a share of our common stock will be diluted.
Our organizational documents permit us to make distributions from any source. If our cash flow from operations is insufficient to cover our distributions, we have in the past and expect to continue to use the proceeds from our offering, the proceeds from the issuance of securities in the future or proceeds from borrowings to pay distributions. If we fund distributions from borrowings, sales of properties or offering proceeds, your overall return may be reduced. In addition the value of your investment in shares of our common stock may be diluted because funds that would otherwise be available to improve our portfolio would be diverted to fund distributions. Further, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. There is no limit on the amount of distributions we can fund from sources other than from cash flows from operations. Our cumulative cash distributions and net loss attributable to common stockholders from inception through December 31, 2019 are $8.6 million and $21.5 million, respectively. We have funded our cumulative distributions, which include net cash distributions and distributions reinvested by stockholders, with cash flows from operating activities, proceeds from our public offering and proceeds from debt financing.
Future interest rate increases in response to inflation may inhibit our ability to conduct our business and dispose of real property at attractive prices and your overall return may be reduced.
While we expect a significant amount of our leases to be short term multi-family leases that are not impacted by inflation, we will be exposed to inflation risk with respect to income from any long-term leases on real property as these will constitute a source of our cash flows from operations. High inflation may in the future tighten credit and increase prices. Further, if interest rates rise, such as during an inflationary period, the cost of acquisition capital to purchasers may also rise, which could adversely impact our ability to dispose of our assets at attractive sales prices. Should we be required to hold or dispose of our assets during a period of inflation, our overall return may be reduced.
Our rights and the rights of our stockholders to recover claims against our directors and officers are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.
Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that our directors and officers will not be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless our directors are negligent or engage in misconduct or our independent directors are grossly negligent or engage in willful misconduct. As a result, you and we may have more limited rights against our directors and officers than might otherwise exist under common law, which could reduce our and your recovery from these persons if they act in a negligent manner. Our charter also requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employment benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
We may change our policies and our operations without stockholder consent.
Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification, NAV methodologies and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks you face as a stockholder.
We face risks associated with security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology, or IT, networks and related systems.
We will face risks associated with security breaches, whether through cyber-attacks or cyber intrusions over the Internet, malware, computer viruses, attachments to e-mails, persons inside our organization or persons with access to systems inside our organization, and other significant disruptions of our IT networks and related systems or the IT systems of our vendors. The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Our IT networks and related systems (including the IT systems of our vendors, such as Greystar, our third party property manager) are essential to the operation of our business and our ability to perform day-today operations, and, in some cases, may be critical to the operations of certain of our tenants. There can be no assurance that our efforts to maintain the security and integrity of these types of IT networks and related systems will be effective or that attempted security breaches or disruptions would not be successful or damaging. A security breach or other significant disruption involving our, or our vendors’ IT networks and related systems could adversely impact our financial condition, results of operations, cash flows, and our ability to satisfy our debt service obligations and to pay distributions to our stockholders.
The outbreak of widespread contagious disease, such as the novel coronavirus, COVID-19, could adversely impact our operations and the value of our investments.
In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally including in the United States and has resulted in restrictions on travel and quarantines imposed. These restrictions have had a negative impact on the economy and business activity globally and may adversely impact the ability of our tenants, many of whom may be restricted in their ability to work, to pay their rent as and when due. In addition, our property managers may be limited in their ability to properly maintain our properties. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including additional actions taken to contain COVID-19 or treat its impact, among others. Our business and financial results could be materially and adversely impacted.
Risks Related to Conflicts of Interest
Because we rely on affiliates of Resource Real Estate for the provision of advisory, property management, if Resource Real Estate and its affiliates are unable to meet their obligations we may be required to find alternative providers of these services, which could result in a significant and costly disruption of our business.
Resource Real Estate, through one or more of its subsidiaries or affiliates, owns and controls our advisor and our property manager. The operations of our advisor and our property manager rely substantially on Resource Real Estate and its affiliates. In the event that Resource Real Estate and/or its affiliates become unable to meet their obligations as they become due, we might be required to find alternative service providers, which could result in a significant disruption of our business and would likely adversely affect the value of your investment in us. Further, given the non-solicitation agreement we have with our advisor, it would be difficult for us to utilize any current employees that provide services to us.
Resource REIT Advisor and its affiliates, including all of our executive officers, some of our directors and other key real estate professionals will face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.
All of our executive officers and some of our directors are also officers, directors, managers or key professionals of our advisor and other affiliated Resource Real Estate or C-III entities. Our advisor and its affiliates receive substantial fees from us. These fees could influence our advisor’s advice to us as well as the judgment of affiliates of our advisor. Among other matters, these compensation arrangements could affect their judgment with respect to:
•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement and the management agreement;
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sales of properties and other investments, which may entitle our Advisor to disposition fees and the possible issuance to our Advisor of shares of our common stock through conversion of our convertible stock;

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acquisitions of properties and investments in loans, which entitle our advisor to acquisition and asset management fees and, in the case of acquisitions or investments from other Resource Real Estate- or C-III-sponsored programs, might entitle affiliates of our advisor to disposition fees in connection with its services for the seller;

•	borrowings to acquire properties and other investments, which borrowings will increase the acquisition and asset management fees payable to our advisor;
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whether and when we seek to list our common stock on a national securities exchange, which listing could entitle our advisor to the issuance of shares of our Class A common stock through the conversion of our convertible stock; and

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whether and when we seek to sell the company or its assets, which sale could entitle our advisor to disposition fees and to the issuance of shares of our Class A common stock through the conversion of our convertible stock and terminate the asset management fee.

The fees our advisor receives in connection with the acquisition and management of assets are initially based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. Additionally, the cost of assets on which the asset management fee is initially based is inclusive of acquisition fees and expenses paid in connection with the acquisition of assets. This may influence our advisor to recommend riskier transactions to us and to recommend acquisitions at greater purchase prices.
Our Advisor will face conflicts of interest relating to the disposition of assets and such conflicts may not be resolved in our favor, which could limit our ability to make distributions and reduce your overall investment return.
We rely on our sponsor and other key real estate professionals at our Advisor to sell our assets. The executive officers and several of the other key real estate professionals at our Advisor are also the key real estate professionals at the advisors to other sponsored programs and joint ventures. As such, sponsored programs and joint ventures rely on many of the same real estate professionals as will future programs. These other sponsored programs and joint ventures may possess properties in similar locations and may be attempting to sell these properties at the same time we are attempting to sell some of our properties. If our Advisor directs potential purchasers to properties owned by another sponsored program when it could direct such purchasers to our properties, we may be unable to sell some or all of our properties at the time or at the price we otherwise would, which could limit our ability to pay distributions and reduce the overall investment return of our stockholders. Resource REIT Advisor will face conflicts of interest relating to joint ventures that we may form with affiliates of Resource REIT Advisor or C-III, which conflicts could result in a disproportionate benefit to the other venture partners at our expense.
Resource REIT Advisor, the real estate professionals assembled by our advisor, their affiliates and our officers will face competing demands relating to their time, and this may cause our operations and your investment to suffer.
We rely on Resource REIT Advisor, the real estate professionals our advisor has assembled and their affiliates and officers for the day-to-day operation of our business. Resource REIT Advisor, its real estate professionals and affiliates, including our officers and employees, have interests in other programs (“Affiliated Programs”) and engage in other business activities. As a result of their interests in other Affiliated Programs and the fact that they have engaged in and they will continue to engage in other business activities, they will face conflicts of interest in allocating their time among us, Resource REIT Advisor and other Affiliated Programs and other business activities in which they are involved. Should our advisor breach its fiduciary duty to us by inappropriately devoting insufficient time or resources to our business, the returns on our investments may suffer.
Our executive officers and some of our directors face conflicts of interest related to their positions in Resource REIT Advisor and its affiliates, which could hinder our ability to implement our business strategy and to generate returns to you.
Our executive officers and some of our directors are also executive officers, directors, managers and key professionals of our advisor and other affiliated Resource Real Estate entities. Their loyalties to these other entities could result in actions or inactions that may conflict with their fiduciary duties to us and are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to you and to maintain or increase the value of our assets.

Resource REIT Advisor may assign its obligations under the advisory agreement to its affiliates, who may not have the same expertise or provide the same level of service as our advisor.
Under the advisory agreement, our advisor may assign its responsibilities under the agreement to any of its affiliates with the approval of the conflicts committee. If there is such an assignment or transfer, the assignee may not have comparable operational expertise, have sufficient personnel, or manage our company as well as our advisor.
Risks Related to Our Corporate Structure
Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.
Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, our charter prohibits a person from directly or constructively owning more than 9.8% of our outstanding shares, unless exempted by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all, or substantially all, of our assets) that might provide a premium price for holders of our common stock.
Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.
Our board of directors may increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all, or substantially all, of our assets) that might provide a premium price to holders of our common stock.
Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we or our subsidiaries become an unregistered investment company, we could not continue our business.
Neither we nor any of our subsidiaries intend to register as investment companies under the Investment Company Act. If we or our subsidiaries were obligated to register as investment companies, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:
•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.
Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
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pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•	pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).
We believe that we and our Operating Partnership will not be required to register as an investment company under either of the tests above. With respect to the 40% test, most of the entities through which we and our Operating Partnership will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).
With respect to the primarily engaged test, we and our Operating Partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of our Operating Partnership fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Otherwise, they should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the subsidiaries of our Operating Partnership relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C) we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio. In this regard, we note that in 2011 the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage-related instruments. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business.
Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the definition of an investment company under the Investment Company Act.
If the market value or income potential of our qualifying real estate assets changes as compared to the market value or income potential of our non-qualifying assets, or if the market value or income potential of our assets that are considered “real estate-related assets” under the Investment Company Act or REIT qualification tests changes as compared to the market value or income potential of our assets that are not considered “real estate-related assets” under the Investment Company Act or REIT qualification tests, whether as a result of increased interest rates, prepayment rates or other factors, we may need to modify our investment portfolio in order to maintain our REIT qualification or exception from the definition of an investment company. If the decline in asset values or income occurs quickly, this may be especially difficult, if not impossible, to accomplish. This difficulty may be exacerbated by the illiquid nature of many of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.
You may not be able to sell your shares under our share redemption program and, if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in our shares.
Our board of directors has approved a share redemption program, but may amend, suspend or terminate our share redemption program upon 30 days’ notice without stockholder approval. Our board of directors may reject any request for redemption of shares. Further, there are many limitations on your ability to sell your shares pursuant to the share redemption program. Any stockholder requesting repurchase of their shares pursuant to our share redemption program will be required to certify to us that such stockholder acquired the shares by either (1) a purchase directly from us or (2) a transfer from the original investor by way of (i) a bona fide gift not for value to, or for the benefit of, a member of the stockholder’s immediate or extended family, (ii) a transfer to a custodian, trustee or other fiduciary for the account of the stockholder or his or her immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or (iii) operation of law.
In addition, our share redemption program contains other restrictions and limitations. We expect to redeem shares on a quarterly basis. Shares will be redeemed pro rata among all stockholders requesting redemption in such quarter, with a priority given to redemptions upon the death, qualifying disability, or confinement to a long-term care facility of a stockholder; next, to stockholders who demonstrate, in the discretion of our board of directors, another involuntary, exigent circumstance, such as bankruptcy; next, to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and, finally, to other redemption requests. We will generally redeem shares on a “first in, first out” basis, subject to the following exceptions. For stockholders that own more than one class of shares and/or that own Class T shares purchased in both the primary offering and pursuant to the distribution reinvestment plan, we will redeem their shares in the following order: all Class A, Class T and Class I shares purchased pursuant to the distribution reinvestment plan, Class A and Class I shares purchased in the primary offering and Class T shares purchased in the primary offering. In the event that only a portion of your shares are redeemed, we will redeem the portion of your shares received as stock dividends that are attributable to the portion of your shares acquired through the primary offering or the distribution reinvestment plan that are redeemed at a given time.
You must hold your shares for at least one year prior to seeking redemption under the share redemption program, except that our board of directors may waive this one-year holding requirement with respect to redemptions sought upon the death, qualifying disability, or confinement to a long-term care facility of a stockholder or for other exigent circumstances, and that if a stockholder is redeeming all of his or her shares the board of directors may waive the one-year holding requirement with respect to shares purchased pursuant to the distribution reinvestment plan. We will not redeem more than 5% of the weighted average number of shares outstanding during the 12-month period immediately prior to the date of redemption. Our board of directors will determine from time to time, and at least quarterly, whether we have sufficient excess cash to repurchase shares. Generally, the cash available for redemption will be limited to proceeds from our distribution reinvestment plan plus 1% of the operating cash flow from the previous fiscal year (to the extent positive).
Other than redemptions following the death, qualifying disability or confinement to a long-term care facility of a stockholder, the purchase price for such shares we repurchase under our redemption program will be as follows:
•	For those shares held by the redeeming stockholder for at least one year, 92.5% of our most recent applicable NAV per share as of the applicable redemption date;
•	For those shares held by the redeeming stockholder for at least two years, 95.0% of our most recent applicable NAV per share as of the applicable redemption date;
•	For those shares held by the redeeming stockholder for at least three years, 97.5% of our most recent applicable NAV per share as of the applicable redemption date; and
•	For those shares held by the redeeming stockholder for at least four years, 100% of our most recent applicable NAV per share as of the applicable redemption date.

Accordingly, you may receive less by selling your shares back to us than you would receive if our investments were sold for their estimated values and such proceeds were distributed in our liquidation.
Therefore, in making a decision to purchase shares of our common stock, you should not assume that you will be able to sell any of your shares back to us pursuant to our share redemption program.
The actual value of shares that we repurchase under our share redemption program may be substantially less than what we pay.
Under our share redemption program, shares may be repurchased at varying prices depending on (a) the number of years the shares have been held, and (b) whether the redemptions are sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility. The maximum price that may be paid under the program is our current estimated NAV per share. Although this purchase price represents our current estimated NAV per share, this value may differ from the price at which a stockholder could resell his or her shares for the reasons discussed in the risk factor below. Thus, when we repurchase shares of our common stock at $9.01 per share, which is our current estimated NAV per share, the actual value of the shares that we repurchase may be less, and the repurchase may be dilutive to our remaining stockholders.
The estimated NAV per share of our common stock may not reflect the value that stockholders will receive for their investment and does not take into account how developments subsequent to the valuation date related to individual assets, the financial or real estate markets or other events may have increased or decreased the value of our portfolio.
On March 19, 2020, our board of directors approved an estimated value per share of our common stock of $9.01 based on the estimated market value of our portfolio of investments as of December 31, 2019. As of the date of this filing, we are not aware of a material change in the value of our investments that would impact the overall estimated value per share; however, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our investments and our resulting estimated value per share of our common stock.
We provided this estimated value per share to assist broker-dealers that participate in this offering in meeting their customer account statement reporting obligations under Financial Industry Regulatory Authority (“FINRA”) Rule 2231. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations for Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (“IPA”) in April 2013 (the “IPA Valuation Guidelines”)
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated NAV per share, and this difference could be significant. The estimated NAV per share is not audited and does not represent the fair value of our assets or liabilities according to GAAP.
Accordingly, with respect to the estimated NAV per share, we can give no assurance that:
•	a stockholder would be able to resell his or her shares at the estimated NAV per share;
•	a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon liquidation of our assets and settlement of its liabilities or a sale of us;
•	the shares of common stock would trade at the estimated NAV per share on a national securities exchange;
•	a third party would offer the estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of the shares of common stock;
•	another independent third-party appraiser or third-party valuation firm would agree with the estimated NAV per share; or
•	the methodology used to calculate the estimated NAV per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated NAV per share as of December 31, 2019 is based on the estimated value of our investments as of December 31, 2019. We did not make any adjustments to the valuation for the impact of other transactions occurring subsequent to December 31, 2019 including, but not limited to, (i) the issuance of common stock under the distribution reinvestment plan, (ii) net operating income earned and distributions declared, (iii) the redemption of shares and (iv) the potential conversion of convertible stock into common stock. The value of our shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets. In particular, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our operations and investments. Because of, among other factors, our high concentration of total assets in real estate and the number of shares of common stock outstanding, any change in the value of individual assets in the portfolio, particularly changes affecting our real estate properties, could have a very significant impact on the value of the shares.
For a full description of the methodologies and assumptions used to value our assets and liabilities in connection with the calculation of the estimated NAV per share, see “Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.”
Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.
Investors do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,010,050,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock, 50,000 shares are designated as convertible stock and 10,000,000 are designated as preferred stock. Our board of directors may increase the number of authorized shares of capital stock without stockholder approval. Our board may elect to (1) sell additional equity securities in future public or private offerings; (2) issue shares of our common stock upon the exercise of the options we may grant to our independent directors or to employees of our advisor or property manager; (3) issue shares to our advisor, its successors or assigns, in payment of an outstanding obligation or as consideration in a related-party transaction; (4) issue shares of common stock upon the conversion of our convertible stock; or (5) issue shares of our common stock to sellers of properties we acquire in connection with an exchange of limited partnership interests of our Operating Partnership. To the extent we issue additional equity interests after you purchase shares in this offering, your percentage ownership interest in us will be diluted. Further, depending upon the terms of such transactions, most notably the offering price per share, which may be less than the price paid per share in any public offering, and the value of our properties, existing stockholders may also experience a dilution in the book value of their investment in us.
Payment of substantial fees and expenses to Resource REIT Advisor and its affiliates reduce cash available for investment and distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.
Resource REIT Advisor and its affiliates performs services for us in connection with the offer and sale of our shares, the selection and acquisition of our investments, the management and leasing of our properties and the administration of our other investments. We pay them substantial fees for these services, which results in immediate dilution to the value of your investment and reduces the amount of cash available for investment or distribution to stockholders. These fees include property management and debt servicing fees, asset management fees and obligations to reimburse our advisor and its affiliates for expenses they incur in connection with their providing services to us, including certain personnel services.
We may also pay significant fees during our listing/liquidation stage. The subordinated incentive fee that we will pay to our advisor upon our investors receiving an agreed upon return on their investment is structured in the form of convertible stock. On August 5, 2016, our advisor exchanged 5,000 shares of common stock for 50,000 shares of our convertible stock. Under limited circumstances, these shares may be converted into shares of our Class A common stock satisfying our obligation to pay our advisor an incentive fee and diluting our stockholders’ interest in us. Our convertible stock will convert into shares of Class A common stock on one of two events. First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 6% cumulative, non-compounded, annual return at that price. We expect that we will need to sell a portion of our assets in order to be able to pay distributions to our stockholders equal to the aggregate issue price of our then-outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of these outstanding shares. Alternatively, the convertible stock will convert if we list our shares of common stock on a national securities exchange and, on the 31st trading day after listing, the value of our company based on the average trading price of our shares of common stock since the listing, plus prior distributions, combine to meet the same 6% return threshold for our common stockholders. Each of these two events is a “Triggering Event.”
Upon a Triggering Event, our convertible stock will, unless our advisory agreement with our advisor has been terminated or not renewed on account of a material breach by our advisor, generally be converted into a number of shares of Class A common stock equal to 1/50,000 of the quotient of:
(A)	15% of the amount, if any, by which
(1)
the value of the company as of the date of the event triggering the conversion plus the total distributions paid to our stockholders through such date on the then outstanding shares of our common stock exceeds

(2)
the sum of the aggregate issue price of those outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by

(B)	the value of the company divided by the number of outstanding shares of common stock, in each case, as of the date of the event triggering the conversion.
However, if our advisory agreement with our advisor expires without renewal or is terminated (other than because of a material breach by our advisor) prior to a Triggering Event, then upon a Triggering Event the holder of the convertible stock will be entitled to a prorated portion of the number of Class A shares of common stock determined by the foregoing calculation, where such proration is based on the percentage of time we were advised by our advisor. As a result, following conversion, the holder of the convertible stock will be entitled to a portion of amounts distributable to our stockholders, which such amounts distributable to the holder could be significant.
Our advisor can influence whether our common stock is listed for trading on a national securities exchange. Accordingly, our advisor can influence the conversion of the convertible stock issued to it and the resulting dilution of other stockholders’ interests.
These fees and other potential payments increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than the purchase price of the shares in this offering. Substantial consideration paid to our advisor and its affiliates also increases the risk that you will not be able to resell your shares at a profit, even if our shares are listed on a national securities exchange.
If we are unable to obtain funding for future capital needs, cash distributions to our stockholders could be reduced and the value of our investments could decline.
If we need additional capital in the future to improve or maintain our properties or for any other reason, we may have to obtain financing from sources beyond our cash flow from operations, such as borrowings, sales of assets or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to you and could reduce the value of your investment.
Our board of directors could opt into certain provisions of the Maryland General Corporation Law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their stock in connection with a business combination.
Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our board opt into these provisions of Maryland law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Because Maryland law permits our board to adopt certain anti-takeover measures without stockholder approval, investors may be less likely to receive a “control premium” for their shares.
In 1999, the State of Maryland enacted legislation that enhances the power of Maryland corporations to protect themselves from unsolicited takeovers. Among other things, the legislation permits our board, without stockholder approval, to amend our charter to:
•	stagger our board of directors into three classes;
•	require a two-thirds stockholder vote for removal of directors;
•	provide that only the board can fix the size of the board;
•	provide that all vacancies on the board, however created, may be filled only by the affirmative vote of a majority of the remaining directors in office; and
•	require that special stockholder meetings may only be called by holders of a majority of the voting shares entitled to be cast at the meeting.
Under Maryland law, a corporation can opt to be governed by some or all of these provisions if it has a class of equity securities registered under the Exchange Act, and has at least three independent directors. Our charter does not prohibit our board from opting into any of the above provisions permitted under Maryland law. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities.
If we internalize our management functions, we could incur significant costs associated with being self-managed and may not be able to retain or replace key personnel; and we may have increased exposure to litigation as a result of internalizing our management functions.
We may internalize management functions provided by our advisor, our property manager and their respective affiliates by acquiring assets and personnel from our advisor, our property manager or their affiliates. In the event we were to acquire our advisor or our property manager, we cannot be sure of the terms relating to any such acquisition.
If we internalize, we would no longer bear the costs of the various fees and expenses we expect to pay to our advisor and to our property manager under their respective agreements; however, our direct expenses would increase due to the inclusion of general and administrative costs, including legal, accounting, and other expenses related to corporate governance, SEC reporting and compliance. We would also incur the compensation and benefits costs of our officers and other employees and consultants that are now paid by our advisor, our property manager or their affiliates. We cannot reasonably estimate the amount of fees to our advisor, property manager and other affiliates we would save, and the costs we would incur, if we acquired these entities. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, our property manager and their affiliates, our net income per share and funds from operations per share would be lower than they otherwise would have been had we not acquired these entities, potentially decreasing the amount of funds available for distribution.
Additionally, if we internalize our management functions, we would employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances. Also, there can be no assurances that we will be successful in retaining key personnel at our advisor or property manager in the event of an internalization transaction. In addition, we could have difficulty integrating the functions currently performed by our advisor, our property manager and their affiliates. Currently, the officers and employees of our advisor, our property manager, and their affiliates perform asset management, property management, and general and administrative functions, including accounting and financial reporting, for multiple entities. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could result in our incurring additional costs and/or experiencing deficiencies in our disclosures controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs and our management’s attention could be diverted from effectively managing our properties and overseeing other real estate-related assets.
In addition, in recent years, internalization transactions have been the subject of stockholder litigation. Stockholder litigation can be costly and time-consuming, and there can be no assurance that any litigation expenses we might incur would not be significant or that the outcome of litigation would be favorable to us. Any amounts we are required to expend defending any such litigation will reduce the amount of funds available for investment by us in properties or other investments.
Our charter designates the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland shall be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders with respect to our company, our directors, our officers or our employees (we note we currently have no employees). This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or employees, which may discourage meritorious claims from being asserted against us and our directors, officers and employees. Alternatively, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. We adopted this provision because we believe it makes it less likely that we will be forced to incur the expense of defending duplicative actions in multiple forums and less likely that plaintiffs’ attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements, and we believe the risk of a court declining to enforce this provision is remote, as the General Assembly of Maryland has specifically amended the Maryland General Corporation Law to authorize the adoption of such provisions. The exclusive forum provision of our charter does not establish exclusive jurisdiction in the Circuit Court for Baltimore City, Maryland for claims that arise under the Securities Act, the Exchange Act or other federal securities laws if there is exclusive or concurrent jurisdiction in the federal courts.
Risks Related to Investments in Real Estate
Economic and regulatory changes that impact the real estate market generally may decrease the value of our investments and weaken our operating results.
The properties we have acquired and their performance are subject to the risks typically associated with real estate, including:
•	downturns in national, regional and local economic conditions;
•	competition;
•	adverse local conditions, such as oversupply or reduction in demand and changes in real estate zoning laws that may reduce the desirability of real estate in an area;
•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-let space;
•	changes in the supply of or the demand for similar or competing properties in an area;
•	changes in interest rates and the availability of permanent mortgage financing, which may render the sale of a property or loan difficult or unattractive;
•	changes in governmental regulations, including those involving tax, real estate usage, environmental and zoning laws; and
•	periods of high interest rates and tight money supply.
Any of the above factors, or a combination thereof, could result in a decrease in the value of our investments, which would have an adverse effect on our results of operations, reduce the cash available for distributions and the return on your investment.

Residents of apartment properties who have experienced personal financial problems or a downturn in their business may delay enforcement of our rights, and we may incur substantial costs attempting to protect our investment.
Residents or tenants who have experienced a downturn in their residential or business leases and residents or tenants who have experienced difficulties with their personal financial situations such as a job loss, bankruptcy or bad credit rating, may result in their failure to make timely rental payments or their default under their leases. In the event of any default by residents or tenants at our properties, we may experience delays in enforcing our rights and may incur substantial costs attempting to protect our investment.
The bankruptcy or insolvency of any resident or tenant also may adversely affect the income produced by our properties. If any resident or tenant becomes a debtor in a case under the U.S. Bankruptcy Code, our actions may be restricted by the bankruptcy court and our financial condition and results of operations could be adversely affected.
The operating costs of our properties will not necessarily decrease if our income decreases.
Certain expenses associated with ownership and operation of a property may be intentionally increased to enhance the short- and long-term success of the property in the form of capital gain and current income, such as:
•	increased staffing levels;
•	enhanced technology applications; and
•	increased marketing efforts.
Certain expenses associated with the ownership and operation of a property are not necessarily reduced by events that adversely affect the income from the property, such as:
•	real estate taxes;
•	insurance costs; and
•	maintenance costs.
For example, if the leased property loses tenants or rents are reduced, then those costs described in the preceding sentence are not necessarily reduced. As a result, our cost of owning and operating leased properties may, in the future, exceed the income the property generates even though the property’s income exceeded its costs at the time it was acquired. This would decrease the amount of cash available to us to distribute to you and could negatively affect your return on investment.
We will compete with third parties in managing and selling properties and other investments, which could reduce our profitability and the return on your investment.
We believe that the current market for properties that meet our investment objectives is extremely competitive and many of our competitors have greater resources than we do. We will compete with numerous other entities engaged in real estate investment activities, including individuals, corporations, banks and insurance company investment accounts, other REITs, real estate limited partnerships, the U.S. Government and other entities, to manage and sell real estate and real estate-related assets. Many of our expected competitors enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase.
Competition with these entities may result in the following:
•	decreased availability of financing to us; or
•	reductions in the size or desirability of the potential tenant base for one or more properties that we lease.
If such events occur, you may experience a lower return on your investment.

Properties that have significant vacancies may experience delays in leasing up or could be difficult to sell, which could diminish our return on these properties.
A property may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. Further, our investments in underperforming apartment properties may have significant vacancies at the time of acquisition. If vacancies continue for a prolonged period of time beyond the expected lease-up stage that we anticipate will follow any redevelopment or repositioning efforts, we may suffer reduced revenues resulting in less cash available for distributions. In addition, the resale value of the property could be diminished because the market value of a particular property depends principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction on the resale value of a property could also reduce your return on investment.
Because we rely on Resource Apartment Manager III, its affiliates and third parties to manage the day-to-day affairs of our properties, should the staff of a particular property perform poorly, our operating results for that property will similarly be hindered and our net income may be reduced.
We depend upon the performance of our property managers to effectively manage our properties and real estate-related assets. Rising vacancies across real estate properties have resulted in increased pressure on real estate investors and their property managers to maintain adequate occupancy levels. In order to do so, we may have to offer inducements, such as free rent and resident amenities, to compete for residents. Poor performance by those sales, leasing and other management staff members operating a particular property will necessarily translate into poor results of operations for that particular property. Should Resource Apartment Manager III, its affiliates or third parties fail to identify problems in the day-to-day management of a particular property or fail to take the appropriate corrective action in a timely manner, our operating results may be hindered and our net income reduced.
If we are unable to sell a property for the price, on the terms, or within the time frame we desire, it could limit our ability to pay cash distributions to you.
Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties for the price, on the terms, or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our properties at a profit. Our inability to sell properties at the time and on the terms we want could reduce our cash flow and limit our ability to make distributions to you and could reduce the value of your investment.
Government entities, community associations and contractors may cause unforeseen delays and increase costs to redevelop and reposition underperforming properties that we have acquired, which may reduce our net income and cash available for distributions to you.
We may seek to or be required to incur substantial capital obligations to redevelop or reposition existing properties that we acquired at a discount as a result of neglect of the previous owners or tenants of the properties and to sell the properties. Our advisor and its key real estate professionals have done their best to acquire properties that do not require excessive redevelopment or modifications and that do not contain hidden defects or problems. There could, however, be unknown and excessive costs, expenses and delays associated with a property’s redevelopment, repositioning or interior and exterior upgrades. We will be subject to risks relating to the uncertainties associated with rezoning for redevelopment and other concerns of governmental entities, community associations and our construction manager’s ability to control costs and to build in conformity with plans and the established timeframe. We will pay a construction management fee to a construction manager, which may be Resource Apartment Manager III or its affiliates, if new capital improvements are required.
If we are unable to increase rental rates or sell the redeveloped property at a price consistent with our underwritten projections due to local market or economic conditions to offset the cost of the redevelopment or repositioning the property, the return on your investment may suffer. To the extent we have acquired properties in major metropolitan areas where the local government has imposed rent controls, we may be prohibited from increasing the rental rates to a level sufficient to cover the particular property’s redevelopment costs and expenses.
Costs of responding to both known and previously undetected environmental contamination and hazardous conditions may decrease our cash flows and limit our ability to make distributions.
Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials, and other health and safety-related concerns.
Some of these laws and regulations may impose joint and several liability on the tenants, current or previous owners or operators of real property for the costs to investigate or remediate contaminated properties, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Our tenants’ operations, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.
Environmental laws also may impose liens on a property or restrictions on the manner in which a property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances.
The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.
Properties acquired by us may have toxic mold that could result in substantial liabilities to us.
Litigation and concern about indoor exposure to certain types of toxic molds has been increasing as the public becomes aware that exposure to mold can cause a variety of health effects and symptoms, including allergic reactions. It is impossible to eliminate all mold and mold spores in the indoor environment. There can be no assurance that the properties acquired by us will not contain toxic mold. The difficulty in discovering indoor toxic mold growth could lead to an increased risk of lawsuits by affected persons and the risk that the cost to remediate toxic mold will exceed the value of the property. There is a risk that we may acquire properties that contain toxic mold and such properties may negatively affect our performance and your return on investment.
Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on your investment.
There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, wildfires, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions.
Our costs associated with and the risk of failing to comply with the Americans with Disabilities Act, the Fair Housing Act and other tax credit programs may adversely affect cash available for distributions.
Our properties are generally expected to be subject to the Americans with Disabilities Act of 1990, as amended. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We cannot assure you that we have acquired properties that comply with the Disabilities Act or place the burden on the seller or other third party to ensure compliance with such laws. If we cannot, our funds used for compliance with these laws may affect cash available for distributions and the amount of distributions to you.
The multifamily rental properties we have acquired must comply with Title III of the Disabilities Act, to the extent that such properties are “public accommodations” or “commercial facilities” as defined by the Disabilities Act. Compliance with the Disabilities Act could require removal of structural barriers to handicapped access in certain public areas of our apartment communities where such removal is readily achievable. The Disabilities Act does not, however, consider residential properties, such as multifamily rental properties, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as the leasing office, are open to the public.
We also must comply with the Fair Housing Amendment Act of 1988 (“FHAA”), which requires that multifamily rental properties first occupied after March 13, 1991 be accessible to handicapped residents and visitors. Compliance with the FHAA could require removal of structural barriers to handicapped access in a community, including the interiors of apartment units covered under the FHAA. Recently there has been heightened scrutiny of multifamily rental properties for compliance with the requirements of the FHAA and the Disabilities Act and an increasing number of substantial enforcement actions and private lawsuits have been brought against multifamily rental properties to ensure compliance with these requirements. Noncompliance with the FHAA and the Disabilities Act could result in the imposition of fines, awards of damages to private litigants, payment of attorneys’ fees and other costs to plaintiffs, substantial litigation costs and substantial costs of remediation.
Certain of our properties may be subject to the low income housing tax credits, historic preservation tax credits or other similar tax credit rules at the federal, state or municipal level. The application of these tax credit rules is extremely complicated and noncompliance with these rules may have adverse consequences for us. Noncompliance with applicable tax regulations may result in the loss of future or other tax credits and the fractional recapture of these tax credits already taken. Accordingly, noncompliance with these tax credit rules and related restrictions may adversely affect our ability to distribute any cash to our investors.
Our properties may be dispersed geographically and across various markets and sectors.
We operate properties in different locations throughout the United States and in different markets and sectors. The success of our properties will depend largely on our ability to hire various managers and service providers in each area, market and sector where the properties are located or situated. It may be more challenging to manage a diverse portfolio. Failure to meet such challenges could reduce the value of your investment.
A high concentration of our properties in a particular geographic area would magnify the effects of downturns in that geographic area.
As of December 31, 2019, our real estate investments in Florida, Georgia, and Virginia, represented 28%, 22%, and 20%, respectively, of the carrying value of its rental property assets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, adverse weather events, changing demographics and other factors, or any decrease in demand for multifamily rentals resulting from the local business climate, could adversely affect our operating results and its ability to make distributions to stockholders.
Newly constructed and existing multifamily rental properties or other properties that compete with any properties we own in any particular location could adversely affect the operating results of our properties and our cash available for distribution.
We own properties in locations that could experience increases in construction of multifamily rental or other properties that compete with our properties. This increased competition and construction could:
•	make it more difficult for us to find residents to lease units in our apartment communities;
•	force us to lower our rental prices in order to lease units in our apartment communities; or
•	substantially reduce our revenues and cash available for distribution.
Our efforts to upgrade multifamily rental properties to increase occupancy and raise rental rates through redevelopment and repositioning may fail, which may reduce our net income and the cash available for distributions to you.
The success of our ability to upgrade any multifamily rental properties that we have acquired and realize capital gains and current income for you on these investments materially depends upon the status of the economy where the multifamily rental property is located. Our revenues will be lower if the rental market cannot bear the higher rental rate that accompanies the upgraded multifamily rental property due to job losses or other economic hardships. Should the local market be unable to support a higher rental rate for a multifamily rental property that we upgraded, we may not realize the premium rental we had assumed by a given upgrade and we may realize reduced rental income or a reduced gain or even loss upon the sale of the property. These events could cause us to reduce the cash available for distributions.
Renovation risks could affect our profitability.
A component of our strategy is to renovate multifamily communities in order to effect long-term growth. Our renovation activities generally entail certain risks, including the following:
•
funds may be expended and management’s time devoted to projects that may not be completed due to a variety of factors, including without limitation, the inability to obtain necessary governmental approvals;

•	construction costs of a renovation project may exceed original estimates, possibly making the project economically unfeasible or the economic return on a renovated property less than anticipated;
•	increased material and labor costs, problems with subcontractors, or other costs due to errors and omissions which occur in the renovation process;
•	projects may be delayed due to required governmental approvals, adverse weather conditions, labor shortages or other unforeseen complications;
•	occupancy rates and rents at a renovated property may be less than anticipated; and
•	the operating expenses at a renovated property may be higher than anticipated.
These risks may reduce the funds available for distribution to our stockholders. Further, the renovation of properties is also subject to the general risks associated with real estate investments.
A concentration of our investments in any one property sector may leave our profitability vulnerable to a downturn or slowdown in such sector.
A majority of our investments are in the multifamily sector. Vacancy rates in multifamily rental properties and other commercial real estate properties may be related to jobless rates. As a result, we will be subject to risks inherent in investments in a single type of property. If our investments are substantially in any one property sector, then the potential effects on our revenues, and as a result, on cash available for distribution, resulting from increased jobless rates as well as a general downturn or slowdown in such property sector could be more pronounced than if we had more fully diversified our investments.
Increased competition and the increased affordability of single-family and multifamily homes and condominiums for sale or rent could limit our ability to retain residents, lease apartment units or increase or maintain rents.
Any multifamily rental property that we have acquired will most likely compete with numerous housing alternatives in attracting residents, including single-family and multifamily homes and condominiums. Due to the current economic conditions, competitive housing in a particular area and the increasing affordability of single-family and multifamily homes and condominiums to buy caused by relatively low mortgage interest rates and generous federal and state government programs to promote home ownership could adversely affect our ability to fully occupy any multifamily rental properties we may acquire. Further, single-family homes and condominiums available for rent could also adversely affect our ability to retain our residents, lease apartment units and increase or maintain rental rates.
Short-term multifamily leases expose us to the effects of declining market rent, which could adversely impact our ability to make cash distributions.
We expect that substantially all of our apartment leases will be for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term or earlier in certain situations, such as when a resident loses his/her job, without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.
Risks Associated with Debt Financing
We have incurred mortgage indebtedness and may incur additional borrowings in the future, which increases our risk of loss due to foreclosure.
We have obtained long-term financing that is secured by our properties. We may also incur mortgage debt on properties that we already own in order to obtain funds to acquire additional properties. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the dividends paid deduction and excluding net capital gain). We, however, can give you no assurance that we will be able to obtain such borrowings on satisfactory terms.
If there is a shortfall between the cash flow from a mortgaged property and the cash flow needed to service the mortgage debt on that property, then the amount of cash available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, reducing the value of your investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds. We may give full or partial guaranties to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties.
We may also obtain recourse debt to finance our acquisitions and meet our REIT distribution requirements. If we have insufficient income to service our recourse debt obligations, our lenders could institute proceedings against us to foreclose upon our assets. If a lender successfully forecloses upon any of our assets, our ability to pay cash distributions to our stockholders will be limited and you could lose all or part of your investment.
High mortgage interest rates may make it difficult for us to refinance properties, which could reduce our net income and the amount of cash distributions we can make.
If mortgage debt is unavailable at reasonable interest rates, we run the risk of being unable to refinance mortgage debt on the properties when the loans become due, or of being unable to refinance on favorable terms.

If interest rates are higher when we refinance the properties, our income could be reduced. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.
We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.
We may finance our assets over the long term through a variety of means, including credit facilities, issuance of commercial mortgage-backed securities, and other structured financings. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner that are beyond our control, including lack of liquidity and greater credit spreads. We cannot be certain that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders and funds available for operations, as well as for future business opportunities.
We could be negatively impacted by the condition of Fannie Mae or Freddie Mac and by changes in government support for multifamily housing.
Fannie Mae and Freddie Mac are a major source of financing for multifamily real estate in the United States. We have utilized and expect to continue to utilize loan programs sponsored by these entities as a key source of capital to finance our growth and our operations. In September 2008, the U.S. government increased its control of Fannie Mae and Freddie Mac and placed both companies into a government conservatorship under the Federal Housing Finance Agency (the “FHFA”). Since that time, members of Congress have introduced and Congressional committees have considered a substantial number of bills that include comprehensive or incremental approaches to winding down Fannie Mae and Freddie Mac or changing their purposes, businesses or operations. In 2019, the FHFA for the first time released formal objectives calling for the return of Fannie Mae and Freddie Mac to the private sector. It was also announced during the year that Fannie Mae and Freddie Mac will be permitted to retain a combined $45 billion worth of earnings (Fannie Mae will be allowed to retain $25 billion and Freddie Mac $20 billion). This is a modification of the so-called “net worth sweep” provision that has required Fannie Mae and Freddie Mac to deliver nearly all of their profits to the Treasury; the result being that each organization will have the opportunity to build its net worth. A decision by the U.S. government to eliminate or downscale Fannie Mae or Freddie Mac or to reduce government support for multifamily housing more generally may adversely affect interest rates, capital availability, development of multifamily communities and the value of multifamily assets and, as a result, may adversely affect our operations. Any potential reduction in loans, guarantees and credit enhancement arrangements from Fannie Mae and Freddie Mac could jeopardize the effectiveness of the multifamily sector’s derivative securities market, potentially causing breaches in loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of a significant portion of multifamily communities. Specifically, the potential for a decrease in liquidity made available to the multifamily sector by Fannie Mae and Freddie Mac could (i) hinder our ability to refinance our existing loans; (ii) require us to obtain other sources of debt capital with potentially different terms; and (iii) make it more difficult for potential buyers of our properties to obtain financing.
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace Resource REIT Advisor as our advisor. These or other limitations may limit our flexibility and our ability to achieve our operating plans.
Increases in interest rates and changes to the London Interbank Offered Rate (“LIBOR”) settling process and potential phasing out of LIBOR after 2021 could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.
As of December 31, 2019, we had total outstanding debt of approximately $147.1 million, including approximately $54.0 million of debt subject to variable interest rates, and may incur additional indebtedness in the future. Interest we pay reduces our cash available for distributions. Since we have incurred and may continue to incur variable rate debt, increases in interest rates raise our interest costs, which reduces our cash flows and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to sell one or more of our properties at times which may not permit realization of the maximum return on such investments.
We may be adversely affected by changes in LIBOR reporting practices or the method by which LIBOR is determined.
As of December 31, 2019, we have approximately $54.0 million of debt and two interest rate caps with an aggregate notional value of $54.1 million that were indexed to LIBOR. LIBOR and certain other interest “benchmarks” may be subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements to perform differently than in the past or cause other unanticipated consequences. The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, has announced that it intends to stop encouraging or requiring banks to submit rates for the calculation of LIBOR rates after 2021, and it is unclear whether new methods of calculating LIBOR will be established, such that LIBOR may continue to exist after 2021. While there is no consensus on what rate or rates may become accepted alternatives to LIBOR, the Alternative Reference Rates Committee, a steering committee comprised of U.S. financial market participants, selected the Secured Overnight Finance Rate (“SOFR”) as an alternative to LIBOR. SOFR is a broad measure of the cost of borrowing cash in the overnight U.S. treasury repo market, and the Federal Reserve Bank of New York started to publish the SOFR in May 2018. At this time, it is impossible to predict whether the SOFR or another reference rate will become an accepted alternative to LIBOR. The discontinuation, reform or replacement of LIBOR or any other benchmark rates may have an unpredictable impact on contractual mechanics in the credit markets or cause disruption to the broader financial markets, and could have an adverse effect on LIBOR-based interest rates on our current or future debt obligations.
We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and decrease the value of your investment.
Our charter limits our leverage to 300% of our net assets, and we may exceed this limit with the approval of the conflicts committee of our board of directors. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.
Federal Income Tax Risks
Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.
Our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code. If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.
You may have current tax liability on distributions you elect to reinvest in our common stock.
If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of common stock received.
Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to you.
We have operated and expect to continue to operate in a manner such that will allow us to continue to qualify as a REIT for federal income tax purposes. We have elected to be taxed as a REIT effective with our taxable year ended December 31, 2017. The federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to you. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.
Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.
Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:
•
In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders (which is determined without regard to the dividends-paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will generally be subject to federal corporate income tax on the undistributed income.

•
We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

•
If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

•
If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries or the sale met certain “safe harbor” requirements under the Internal Revenue Code.

Our investments in debt instruments may cause us to recognize taxable income for which cash has not been received.
We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for federal income tax purposes. In general, we will be required to accrue original issue discount on a debt instrument as taxable income in accordance with applicable federal income tax rules even though no cash payments may be received on such debt instrument.
In the event a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of when their corresponding cash payments are received.
As a result of these factors, there is a risk that we may recognize taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this taxable income for which cash has not been received is recognized.

REIT distribution requirements could adversely affect our ability to execute our business plan.
We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.
From time to time, we may generate taxable income greater than our net income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders (for example, where a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which may delay or hinder our ability to meet our investment objectives and reduce your overall return.
To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of your investment.
The “taxable mortgage pool” rules may increase the taxes that we or our stockholders incur and may limit the manner in which we conduct securitizations.
We may be deemed to be, or we may make investments in entities that own or are themselves deemed to be, taxable mortgage pools. Similarly, certain of our securitizations or other borrowings could be considered to result in the creation of a taxable mortgage pool for federal income tax purposes. As a REIT, provided that we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. However, certain categories of stockholders such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities that are not subject to tax on unrelated business income, we will incur a corporate-level tax on a portion of our income from the taxable mortgage pool. In that case, we are authorized to reduce and intend to reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax by the amount of such tax paid by us that is attributable to such stockholder’s ownership. Moreover, we would generally be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for federal income tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions or other financing arrangements.
Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.
If (1) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (2) we are a “pension-held REIT,” (3) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (4) the residual interests in any real estate mortgage investment conduits (“REMICs”), we acquire (if any) generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in clause (3), gains realized on the sale of common stock by such tax-exempt stockholder may be subject to federal income tax as unrelated business taxable income under the Internal Revenue Code.

Classification of a securitization or financing arrangement we enter into as a taxable mortgage pool could subject us or certain of you to increased taxation.
We intend to structure our securitization and financing arrangements as to not create a taxable mortgage pool. However, if we have borrowings with two or more maturities and (1) those borrowings are secured by mortgages or mortgage-backed securities and (2) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgages or mortgage-backed securities to which such borrowings relate may be classified as a taxable mortgage pool under the Internal Revenue Code. If any part of our investments were to be treated as a taxable mortgage pool, then our REIT status would not be impaired, provided we own 100% of such entity, but a portion of the taxable income we recognize may, under regulations to be issued by the Treasury Department, be characterized as “excess inclusion” income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:
•	not be allowed to be offset by a stockholder’s net operating losses;
•	be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;
•
be subject to the application of federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

•
be taxable (at the highest corporate tax rate) to us, rather than to you, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations).

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans that would be treated as sales for federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of assets, other than foreclosure property, deemed held primarily for sale to customers in the ordinary course of business where such sales do not qualify for a safe harbor under the Internal Revenue Code. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.
It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through taxable REIT subsidiaries. However, to the extent that we engage in such activities through taxable REIT subsidiaries, the income associated with such activities may be subject to full corporate income tax.
Complying with REIT requirements may force us to liquidate otherwise attractive investments.
To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% (25% for taxable years before 2018) of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.
Liquidation of assets may jeopardize our REIT qualification.
To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.
Characterization of any repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.
We may enter into repurchase agreements with a variety of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that for federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT if tax ownership of these assets was necessary for us to meet the income or asset tests discussed in “Federal Income Tax Considerations—Taxation of Resource Apartment REIT III, Inc.”
Complying with REIT requirements may limit our ability to hedge effectively.
The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks, including gain from disposition of certain hedging transactions, will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry real estate, (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, or (iii) risks associated with the extinguishment of certain indebtedness or the disposition of certain property related to prior hedging transactions described in (i) or (ii) above and each such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.
Ownership limitations may restrict change of control or business combination opportunities in which you might receive a premium for your shares.
In order for us to qualify as a REIT for each taxable year after 2017, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, and certain other entities including private foundations. To preserve our REIT qualification, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.
Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.
A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% (25% for taxable years before 2018) of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We cannot assure you that we will be able to comply with the 20% (or 25%, as applicable) value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.
The IRS may challenge our characterization of certain income from offshore taxable REIT subsidiaries.
We may form offshore corporate entities treated as taxable REIT subsidiaries. If we form such subsidiaries, we may receive certain “income inclusions” with respect to our equity investments in these entities. We intend to treat such income inclusions, to the extent matched by repatriations of cash in the same taxable year, as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income inclusions for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. If such income does not qualify for the 95% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT, in both events only if such inclusions (along with certain other non-qualifying income) exceed 5% of our gross income.
Legislative or regulatory tax changes could adversely affect us or stockholders.
At any time, the federal income tax laws can change. Laws and rules governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or stockholders.
Prospective stockholders are urged to consult with their tax advisors with respect to any regulatory or administrative developments and proposals and their potential effect on investment in our common stock.
Distributions paid by REITs do not qualify for the reduced tax rates that apply to other corporate distributions.
The maximum tax rate for “qualified dividends” paid by corporations to non-corporate stockholders is currently 20%. Distributions paid by REITs, however, generally are taxed at ordinary income rates (currently subject to a maximum rate of 37% for non-corporate stockholders), rather than the preferential rate applicable to qualified dividends.
Retirement Plan Risks
If you fail to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.
There are special considerations that apply to employee benefit plans subject to ERISA (such as profit-sharing, section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares. If you are investing the assets of such a plan or account in our common stock, you should satisfy yourself that:
•	your investment is consistent with your fiduciary and other obligations under ERISA and the Internal Revenue Code;
•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s or account’s investment policy;
•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;
•	your investment in our shares, for which no trading market may exist, is consistent with the liquidity needs of the plan or IRA;
•	your investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

•	you will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the plan or IRA annually; and
•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
With respect to the annual valuation requirements described above, we will provide an estimated value for our stock annually. We can make no claim whether such estimated value will satisfy the applicable annual valuation requirements under ERISA and the Internal Revenue Code. The Department of Labor or the IRS may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common stock. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties, and can subject the fiduciary to claims for damages or for equitable remedies, including liability for investment losses. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. Additionally, the investment transaction may be undone. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified as a tax-exempt account and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment in our common shares.
ITEM 1B.	UNRESOLVED STAFF COMMENTS
Not applicable.
ITEM 2.	PROPERTIES
At December 31, 2019, we owned seven multifamily properties. We acquired these properties from third parties unaffiliated with us or our Advisor. The following is a summary of our real estate properties:
Multifamily Community Name	City and State	Date of Acquisition	Contractual Purchase Price(1) (in thousands)	Year of Construction	Number of Units	Average Unit Size (Sq. Ft.)	Physical Occupancy Rate(2)	Effective Monthly Revenue per Unit(3)	Mortgage Debt Secured by Property (in thousands)
Payne Place	Alexandria, VA	8/19/2016	$2,500	1950	11	605	81.8%	$2,035	$1,625
Bay Club	Jacksonville, FL	7/31/2017	28,300	1990	220	1,016	95.0%	1,185	21,520
Tramore Village	Austell, GA	3/22/2018	44,350	1999	324	1,077	92.3%	1,117	32,625
Matthews Reserve	Matthews, NC	8/29/2018	33,800	1998	212	942	89.6%	1,177	23,850
The Park at Kensington	Riverview, FL	9/14/2018	28,700	1990	204	1,007	93.1%	1,116	21,760
Wimbledon Oaks	Arlington, TX	2/12/2019	25,850	1986	248	766	89.9%	1,051	18,410
Summit	Alexandria, VA	6/24/2019	36,375	1976	141	1,164	91.5%	2,053	27,580
					1,360
(1)	Contractual purchase price excludes closing costs, acquisition expenses, and other immaterial settlement date adjustments and pro-rations.
(2)	Physical occupancy rate is defined as the units occupied at December 31, 2019 divided by the total number of residential units.
(3)
Effective monthly rental revenue per unit has been calculated based on the leases in effect at December 31, 2019, adjusted for any tenant concessions, such as free rent. Effective monthly rental revenue per unit only includes base rents for occupied units, including affordable housing payments and subsidies. It does not include other charges for storage, parking, pets, cleaning, clubhouse or other miscellaneous amounts.

ITEM 3.	LEGAL PROCEEDINGS
From time to time, we may become party to legal proceedings, which arise in the ordinary course of our business. We are not currently involved in any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.
ITEM 4.	MINE SAFETY DISCLOSURES
Not applicable.

PART II
ITEM 5.	MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
Stockholder Information
At March 16, 2020, 12,132,370 shares of our common stock were outstanding, of which 15,378 were held by the Advisor and 227,822 were held by RAI. At March 16, 2020, there were 103 holders of Class A shares, 291 holders of Class T shares, and 2,487 holders of Class I shares.
Market Information
There is no established public trading market for our common stock. Therefore, there is a risk that a stockholder may not be able to sell our stock at a time or price acceptable to the stockholder. Unless and until our shares are listed on a national securities exchange, it is not expected that a public market for our shares will develop.
Estimated Value Per Share
On March 19, 2020, our board of directors approved an estimated value per share of our common stock of $9.01 based on the estimated market value of our portfolio of investments as of December 31, 2019. As of the date of this filing, we are not aware of a material change in the value of our investments that would impact the overall estimated value per share; however, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our investments and our resulting estimated value per share of our common stock. We are providing this estimated value per share to assist broker-dealers that participate in this offering in meeting their customer account statement reporting obligations under Financial Industry Regulatory Authority (“FINRA”) Rule 2231. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
The conflicts committee of our board of directors, composed solely of all of our independent directors, is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of the conflicts committee, we engaged Duff & Phelps, LLC (“Duff & Phelps”) to provide a calculation of the range in estimated value per share of our common stock as of December 31, 2019. Duff & Phelps held discussions with senior management of the advisor and conducted appraisals, investigations, research, review and analysis as it deemed necessary. Duff & Phelps based this range in estimated value per share upon its estimates of the “as is” market values of our interests in seven multifamily properties. Duff & Phelps made adjustments to the aggregate estimated values of our investments to reflect balance sheet assets and liabilities provided by our management, which are disclosed in this Annual Report on Form 10-K, before calculating a range of estimated values based on the number of outstanding shares of our common stock as of December 31, 2019. The Duff & Phelps valuation report (“Valuation Report”) summarized the key inputs and assumptions involved in the appraisal of each of our investments. Duff & Phelps’s valuation was designed to follow the prescribed methodologies of the IPA Valuation Guidelines. The methodologies and assumptions used to determine the estimated value of our investments are described further below.
Upon the conflicts committee’s receipt and review of the Valuation Report and in light of other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of our assets and liabilities, the conflicts committee concluded that the range in estimated value per share of $8.18 to $9.93, with an approximate midpoint value of $9.01 per share, as indicated in the Valuation Report, was appropriate. Upon recommendation by the advisor, the conflicts committee recommended to our board of directors that it adopt $9.01 as the estimated value per share of common stock, which approximates the midpoint value. Our board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $9.01 as the estimated value per share of our common stock, which determination is ultimately and solely the responsibility of our board of directors.

The following table summarizes the material components of the December 31, 2019 net asset value (in thousands, except per share amounts):
	December 31, 2019 Net Asset Value	December 31, 2019 Net Asset Value per Share
Investments	$229,700	$19.03
Cash	28,430	2.36
Other Assets	2,449	0.20
Mortgage Notes Payable	(147,540)	(12.22)
Other Liabilities	(4,299)	(0.36)
Net asset value	$108,740	$9.01
The following table sets forth the calculation of our estimated net asset value per share as of December 31, 2019, as well as the calculation of our prior estimated net asset value per share as of December 31, 2018:
	December 31, 2019 Net Asset Value per Share	December 31, 2018 Net Asset Value per Share(1)	Change in Estimated Value per Share
Investments	$19.03	$16.32	$2.71
Cash	2.36	3.55	(1.19)
Other Assets	0.20	0.37	(0.17)
Mortgage Notes Payable	(12.22)	(10.89)	(1.33)
Other Liabilities	(0.36)	(0.23)	(0.13)
	$9.01	$9.12	$(0.11)
(1)
For information relating to the December 31, 2018 net asset value per share and the assumptions and methodologies used by Duff and Phelps and our management, see our Annual Report on Form 10-K filed on March 22, 2019.

As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. In particular, due in part to (i) the high concentration of our total assets in real estate, and (ii) the number of shares of common stock outstanding, even modest changes in key assumptions made in appraising the real estate properties could have a very significant impact on the estimated value of our shares. The estimated value per share is not audited and does not represent the fair value of our assets less the fair value of its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of our assets and liabilities or the amount that the shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of debt.
Methodology
Our goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what we deem to be appropriate valuation and appraisal methodologies and assumptions and a process that is in accordance with the IPA Valuation Guidelines. The following is a summary of the valuation and appraisal methodologies used to calculate the estimated value per share:
Real Estate
Independent Valuation Firm
Duff & Phelps was recommended by our Advisor, and approved by our conflicts committee. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with us or our Advisor. Neither us, our Advisor nor any of our affiliates have engaged Duff & Phelps for any other types of services during the two years prior to the date of this filing. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal and valuation services for us and our affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of Duff & Phelps as certified in the applicable appraisal reports.
The compensation Duff & Phelps received for its appraisal of our real estate properties was based on the scope of work and was not contingent upon the development or reporting of a predetermined value or direction in value that favors our cause, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of the appraisal. The appraisal was performed in accordance with the Code of Ethics & Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. The Valuation Report was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the Valuation Report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing the Valuation Report, Duff & Phelps did not, and was not requested to, solicit third party indications of interest for our common stock in connection with possible purchase thereof or the acquisition of all or any part of us.
Duff & Phelps collected all reasonably available material information that it deemed relevant in estimating the market value of our real estate properties and other investments. In conducting its investigations and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by us or our advisor for reasonableness, each assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. Duff & Phelps relied on our management or our advisor to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analysis of our real estate properties and other investments, Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and our control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps assumed that we had clear and marketable title to each real estate property appraised, that no title defects existed, that no hazardous materials had been present or were present previously, that no deed restrictions existed, and that the properties were responsibly owned and managed by competent property management. Furthermore, Duff & Phelps’s analysis, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions may affect Duff & Phelps’s analyses and conclusions. The Valuation Report contains other assumptions, qualifications and limitations that qualify the analysis, opinions and conclusions set forth therein. Furthermore, the prices at which our real estate properties may actually be sold could differ from their appraised values. The Valuation Report, including the analyses, opinions and conclusions set forth in such report, is qualified by the assumptions, qualifications and limitations set forth in the Valuation Report.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to the Valuation Report.
Real Estate Valuation
Duff & Phelps estimated the “as is” market value of each of our real estate properties owned as of December 31, 2019, using various methodologies, including the direct capitalization approach, discounted cash flow analyses and sales comparison approach, and relied primarily on the direct capitalization approach for our stabilized properties and discounted cash flow analyses for our unstabilized properties. The sales comparison approach was utilized as a secondary approach to value. The direct capitalization approach applies a current market capitalization rate to the properties’ net operating income. The capitalization rate was based on recent national overall capitalization rates, and the net operating income (“NOI”) was estimated based on Duff & Phelps’s expertise in appraising commercial real estate. The direct capitalization approach was utilized for one of our properties that has finished renovations and stabilized their operations. Discounted cash flow analyses focus on the operating cash flows expected from the properties and the anticipated proceeds of hypothetical sales at the end of assumed holding periods, which are then discounted to their present value. Discounted cash flow analyses were utilized for six of our properties that were recently acquired and either not yet stabilized or are currently undergoing renovations. Real estate is currently carried in our financial statements at its amortized cost basis. Duff & Phelps performed its appraisals as of December 31, 2019.
The following summarizes the range of overall capitalization rates used to arrive at the estimated market value of our one stabilized property:
	Value	Weighted Average Basis
Overall Capitalization Rate	4.75%	4.75%
The following summarizes the range of terminal capitalization rates and discount rates used to arrive at the estimated market values of our six unstabilized properties that are currently undergoing renovations:
	Range in Values	Weighted Average Basis
Terminal Capitalization Rate	5.00% to 5.50%	5.18%
Discount Rate	6.00% to 7.50%	6.51%
While we believe that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of our real estate properties and other assets and, thus, our estimated value per share. As of December 31, 2019, the majority of our real estate assets have non-stabilized occupancies. Appraisals may provide a sense of the value of the investment, but any appraisal of the property will be based on numerous estimates, judgments and assumptions that significantly affect the appraised value of the underlying property. An appraisal of a non-stabilized property, in particular, involves a high degree of subjectivity due to higher vacancy levels and uncertainties with respect to future market rental rates and timing of lease-up and stabilization. Accordingly, different assumptions may materially change the appraised value of the property.
The total appraised value of our real estate properties using the appraisal methodologies described above was $229.7 million compared to a total of purchase price and capital expenditures, through December 31, 2019, of $207.7 million.
The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the real estate properties referenced in the table above. Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged. The table is only hypothetical to illustrate possible results if only one change in assumptions was made, with all other factors held constant. Further, each of these assumptions could change by more than 25 basis points or 5%. Since the majority of the valuations employed utilized the discounted cash flow methodology, changes in overall capitalization rates yielded minimal variances and are therefore excluded from the table below:
	Change in Estimated Value per Share
	Increase of 25 Basis Points	Decrease of 25 Basis Points	Increase of 5%	Decrease of 5%
Terminal Capitalization Rate	$8.18	$9.93	$8.15	$9.95
Discount Rate	$8.93	$9.08	$8.90	$9.12
Other Assets and Liabilities
Duff & Phelps made adjustments to the aggregate estimated values of our investments to reflect balance sheet assets and liabilities provided by us, which are disclosed in this Annual Report on Form 10-K.
Limitations of Estimated Value Per Share
As mentioned above, we are providing this estimated value per share to assist broker dealers that participate in our initial public offering in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of the IPA Valuation Guidelines. The estimated value per share set forth above will first appear on the March 31, 2020 customer account statements that will be mailed in April 2020. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of our assets or liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, we can give no assurance that:
•	a stockholder would be able to resell his or her shares at the estimated value per share;
•	a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of our assets and settlement of its liabilities or a sale of us;
•	the shares of common stock would trade at the estimated value per share on a national securities exchange;
•	a third party would offer the estimated value per share in an arm’s-length transaction to purchase all or substantially all of the shares of common stock;
•	another independent third-party appraiser or third-party valuation firm would agree with the estimated value per share; or
•	the methodology used to calculate the estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of December 31, 2019 is based on the estimated value of our investments as of December 31, 2019. We did not make any adjustments to the valuation for the impact of other transactions occurring subsequent to December 31, 2019 including, but not limited to, (i) the issuance of common stock under the distribution reinvestment plan, (ii) net operating income earned and distributions declared, (iii) the redemption of shares and (iv) the potential conversion of convertible stock into common stock. The value of our shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets. In particular, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, have had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our operations and investments. Because of, among other factors, our high concentration of total assets in real estate and the number of shares of common stock outstanding, any change in the value of individual assets in the portfolio, particularly changes affecting our real estate properties, could have a very significant impact on the value of the shares. The estimated value per share does not reflect a discount for the fact that we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of debt.
Historical Estimated Values per Share
The historical reported estimated values per share of our common stock approved by the board of directors are set forth below:
Estimated Value per Share	Valuation Date	Filing with the Securities and Exchange Commission
$9.05	March 31, 2018	Form 8-K filed June 27, 2018
$9.12	December 31, 2018	Form 10-K filed March 22, 2019
Purchase Price for Distribution Reinvestment Plan
In accordance with our distribution reinvestment plan, participants in the distribution reinvestment plan acquire shares of common stock under the plan at a price equal to the estimated value per share of our common stock. Commencing on the next distribution reinvestment plan purchase date, which is on March 31, 2020, participants will acquire shares of our common stock under the plan at a price equal to $9.01 per share.
As provided under the distribution reinvestment plan, for a participant to terminate participation effective for a particular distribution, we must receive notice of termination from the participant at least ten business days prior to the last day of the month to which the distribution relates. Notwithstanding the ten business day termination notice requirement under the distribution reinvestment plan, if a participant wishes to terminate participation in the distribution reinvestment plan for the March 2020 purchase date, participants must notify the Company of such decision and we must receive the notice by the close of business on March 26, 2020, which is four business days following our announcement of an updated estimated value per share in this Annual Report on Form 10-K.
Notice of termination should be sent by facsimile to 877-894-1124 or by mail to c/o Resource Apartment REIT III, Inc., P.O. Box 219169, Kansas City, Missouri 64121.
Redemption Price for Share Repurchase Program
Unless the shares of our common stock are repurchased in connection with a stockholder’s death or qualifying disability, the purchase price for shares repurchased under our share repurchase program will now be as follows:
Share Purchase Anniversary	Redemption Price
Less than 1 year	No repurchase allowed
1 year	$8.33
2 years	$8.56
3 years	$8.78
4 years	$9.01
For a stockholder’s shares to be eligible for redemption in June 2020 or to withdraw a redemption request, we must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by us by May 31, 2020.
The complete share redemption program plan document is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on July 24, 2018 and is available at the SEC’s website at http://www.sec.gov.
Unregistered Sales of Equity Securities
All securities sold by us during the year ended December 31, 2019 were sold in an offering registered under the Securities Act of 1933.
Use of Proceeds
On April 28, 2016, our Registration Statement on Form S-11 (File No. 333-207740), covering our initial public offering of up to $1.1 billion in shares of common stock, consisting of up to $1.0 billion of shares in our primary offering and up to $100.0 million of shares pursuant to our DRIP, was declared effective under the Securities Act of 1933. We retained our Dealer Manager as the dealer manager for our offering.
Through July 2, 2017, we offered shares of Class A and Class T common stock. As of July 3, 2017, we ceased offering shares of Class A and Class T common stock in our primary offering and commenced offering shares of Class R and Class I common stock. The primary portion of our initial public offering closed on October 31, 2019, having raised aggregate primary offering proceeds of $111.4 million from the sale of 601,207 Class A shares, 1,049,996 Class T shares, 9,356,067 Class R shares and 624,325 Class I shares of common stock. We continue to offer shares of our Class A, Class T and Class I shares pursuant to our DRIP.
On June 27, 2018 and March 21, 2019, our board of directors determined a net asset value (“NAV”) per share of our common stock of $9.05 and $9.12, respectively, based on the estimated market value of our portfolio of investments as of March 31, 2018 and December 31, 2018, respectively. Based on this estimated NAV per share, our board of directors established updated offering prices for shares of Class R and Class I common stock to be sold in the primary portion of our initial public offering by adding certain offering costs to the estimated NAV per share. Pursuant to the terms of the DRIP, following the establishment of an estimated NAV per share, shares of common stock are sold at the most recent NAV per share.
On March 19, 2020, our board of directors determined a NAV per share of $9.01, based on the estimated market value of our portfolio of investments as of December 31, 2019. As a result, we are continuing to offer shares pursuant to our distribution reinvestment plan at a purchase price equal to $9.01 per share.

The prices per share for each class of shares of our common stock through December 31, 2019 were as follows:
	Class A	Class T	Class R	Class I
Primary Offering Price
Inception through July 2, 2017	$10.00	$9.47	n/a	n/a
July 3, 2017 through July 1, 2018	n/a	n/a	$9.52	$9.13
July 2, 2018 through March 24, 2019	n/a	n/a	$9.68	$9.28
March 25, 2019 through October 31, 2019	n/a	n/a	$9.75	$9.35

Offering Price under the DRIP
Inception through July 2, 2017	$9.60	$9.09	n/a	n/a
July 3, 2017 through July 1, 2018	$9.60	$9.09	$9.14	$8.90
July 2, 2018 through March 24, 2019(1)	$9.05	$9.05	$9.05	$9.05
March 25, 2019 through December 31, 2019(1)	$9.12	$9.12	$9.12	$9.12
(1)	Shares of common stock pursuant to our DRIP are sold at our most estimated NAV per share.
From the commencement of our initial public offering through December 31, 2019, we incurred selling commissions, dealer manager fees, other underwriting compensation and other organization and offering costs in the amounts set forth below. We generally paid selling commissions and dealer manager fees to our Dealer Manager for the sale of shares in our primary offering and our Dealer Manager reallowed all selling commissions and a portion of the dealer manager fees to participating broker-dealers. In addition, we reimbursed our Advisor and Dealer Manager for certain organizational and offering costs.
Type of Expense	Amount
Selling commissions	$2,559,941
Dealer manager fees	3,268,993
Distribution and shareholder service fee(1)	1,343,740
Other organization and offering costs	4,456,847
Total expenses	$11,629,521
(1)
Outstanding Class T and R shares issued in our primary offering were generally subject to a 1% annual distribution and shareholder servicing fee from the date on which each share is issued. Such fees were not paid from offering proceeds and did not reduce the amount of net offering proceeds to us. Our Dealer Manager generally reallowed all distribution and shareholder servicing fees to participating broker-dealers. Effective November 1, 2019, upon termination of our primary initial public offering, payment of the distribution and shareholder servicing fee ceased as we had reached certain underwriting compensation limits.

From the commencement of our initial public offering through December 31, 2019, the net offering proceeds to us, after deducting the total expenses incurred as described above, excluding the distribution and shareholder servicing fee as they do not reduce the net offering proceeds to us, were $101.1 million. At December 31, 2019, we have used the net proceeds from our initial public offering and debt financing to acquire $199.9 million in real estate investments. Of the amount used for the purchase of these investments, $4.4 million was paid to our Advisor as acquisition fees and $239,000 was paid to other affiliates for acquisition expense reimbursements.
Share Repurchase Program
Our common stock is currently not listed on a national securities exchange and we will not seek to list our common stock unless and until such time as our Board determines that the listing of our common stock would be in the best interests of our stockholders. In order to provide stockholders with the benefit of some interim liquidity, our Board has adopted a share repurchase program that enables our stockholders to sell their shares back to us after they have held them for at least one year, subject to significant conditions and limitations. The terms of our share repurchase program are more flexible in cases involving the death or disability of a stockholder.

We may reject any request for repurchase of shares. Repurchases of shares of our common stock, when requested, generally will be made quarterly. We will limit the number of shares repurchased during any calendar year to 5.0% of the weighted-average number of shares of common stock outstanding during the 12-month period immediately prior to the effective date of redemption. In addition, we are only authorized to repurchase shares using proceeds from our DRIP plus 1.0% of the operating cash flow from the previous fiscal year (to the extent positive). Due to these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests.
A stockholder must have beneficially held the shares for at least one year prior to offering them for sale to us through our share repurchase program, unless the shares are being repurchased in connection with a stockholder’s death, qualifying disability, or certain other involuntary exigent circumstances, in which our Board reserves the right, in its sole discretion, at any time and from time to time, to waive the one-year holding period requirement.
Shares repurchased in connection with a stockholder’s death or qualifying disability are repurchased at a price per share equal to 100% of the current NAV.
Shares repurchased in connection with a stockholder’s other involuntary exigent circumstances, such as bankruptcy or a mandatory distribution requirement under a stockholder’s IRA, within one year from the purchase date, will be repurchased at a price per share equal to the price per share we would pay had the stockholder held the shares for one year from the purchase date, and at all other times in accordance with the terms described below.
Shares received as a stock dividend are redeemed at the redemption price applicable to that stockholder’s initial share purchase anniversary.
Unless the shares of our common stock were repurchased in connection with a stockholder’s death or qualifying disability, the purchase price for shares repurchased under our share repurchase program were as set forth below as of June 29, 2018 and were effective through March 21, 2019:
Share Purchase Anniversary	Redemption Price
Less than 1 year	No repurchase allowed
1 year	$8.37
2 years	$8.60
3 years	$8.82
4 years	$9.05
Unless the shares of our common stock were repurchased in connection with a stockholder’s death or qualifying disability, the purchase price for shares repurchased under our share repurchase program were as set forth below as of March 21, 2019 and were effective through December 31, 2019:
Share Purchase Anniversary	Redemption Price
Less than 1 year	No repurchase allowed
1 year	$8.44
2 years	$8.66
3 years	$8.89
4 years	$9.12

During the three months ended December 31, 2019, we redeemed shares of our Class I common stock as follows:
Period	Total Number of Shares Redeemed(1)	Average Price Paid per Share	Year-to-Date Number of Shares Purchased as Part of a Publicly Announced Plan or Program(2)	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
October 2019	—	—	—	(3)
November 2019	—	—	—	(3)
December 2019	10,999	$8.85	10,999	(3)
	10,999
(1)
All redemptions of equity securities in the three months ended December 31, 2019 were made pursuant to our share redemption program. All redemption requests tendered were honored during the three months ended December 31, 2019

(2)	The share redemption program commenced on November 2, 2015 and was subsequently amended on July 5, 2017 and July 24, 2018.
(3)	We currently limit the dollar value and number of shares that may be redeemed under the program as described above.
All redemption requests tendered were honored for the year ended December 31, 2019.
Distribution Information
During the year ended December 31, 2019, we declared and paid aggregate distributions, which were paid from operating activities and offering proceeds, as follows (in thousands):
	Class A	Class T	Class R	Class I	Total
Distributions declared	$340	$510	$2,809	$2,114	$5,773
Distributions reinvested in shares of common stock paid	$101	$305	$2,060	$300	$2,766
Cash distributions paid	236	200	1,541	480	2,457
Total distributions paid	$337	$505	$3,601	$780	$5,223
During the year ended December 31, 2018, we declared and paid aggregate distributions, which were paid from operating activities and offering proceeds, as follows (in thousands):
	Class A	Class T	Class R	Class I	Total
Distributions declared	$334	$477	$2,458	$120	$3,389
Distributions reinvested in shares of common stock paid	$119	$297	$1,108	$4	$1,528
Cash distributions paid	214	179	810	74	1,277
Total distributions paid	$333	$476	$1,918	$78	$2,805
On December 11, 2019, our Board declared cash distributions on the outstanding shares of all classes of our common stock based on daily record dates for the periods from December 31, 2019 through March 30, 2020, which distributions were paid or will be paid on January 31, 2020, February 28, 2020 and March 31, 2020, respectively. Distributions for these periods were or will be calculated based on stockholders of record each day during these periods at a rate of $0.001469178 per share per day.

Distributions declared, distributions paid and cash flows provided by/used in operating activities were as follows for the year ended December 31, 2019 (in thousands):
	Distributions Paid			Cash Provided by/ (Used in) Operating Activities	Distributions Declared		Sources of Distributions Paid
2019	Cash	Distributions Reinvested (DRIP)	Total		Total	Per Share(1)	Operating Activities Amount Paid / Percent of Total	Offering Proceeds Amount Paid / Percent of Total
First quarter	$493	$577	$1,070	$(255)	$1,257	$0.134	— / —	$1,070 / 100%
Second quarter	596	666	1,262	(165)	1,353	$0.135	— / —	$1,262 / 100%
Third quarter	633	697	1,330	1,105	1,377	$0.135	$1,105 / 83%	$225 / 17%
Fourth quarter	735	826	1,561	(2,019)	1,786	$0.134	— / —	$1,561 / 100%
Total	$2,457	$2,766	$5,223	$(1,334)	$5,773
(1)	Distributions for Class T and Class R shareholders were reduced for the distribution and shareholder servicing fee through October 31, 2019.
Cash distributions paid since inception were as follows (in thousands):
Fiscal Period Paid	Per Share(1)	Distributions Reinvested in Shares of Common Stock	Net Cash Distributions	Total Aggregate Distributions
12 months ended December 31, 2016	$0.000547945 per day	$4	$11	$15
Seven months ended July 31, 2017	$0.000547945 per day	41	48	89
Five months ended December 31, 2017	$0.001434521 per day	248	228	476
Six months ended June 30, 2018	$0.001434521 per day	606	496	1,102
Six months ended December 31, 2018	$0.001458630 per day	923	781	1,704
Three months ended March 31, 2019	$0.001458630 per day	577	493	1,070
Nine months ended December 31, 2019	$0.001469178 per day	2,189	1,964	4,153
		$4,588	$4,021	$8,609
(1)	Distributions for Class T and Class R shareholders were reduced for the distribution and shareholder servicing fee through October 31, 2019.
We elected to be taxed as a REIT and to operate as a REIT beginning with our taxable year ended December 31, 2017. To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our common stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our Board may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our Board deems relevant.
Our Board considers many factors before authorizing a cash distribution, including current and projected cash flow from operations, capital expenditure needs, general financial conditions and REIT qualification requirements. To the extent permitted by Maryland law, we may borrow funds, issue new securities or sell assets to make and cover our declared distributions, all or a portion of which could be deemed a return of capital. We may also fund such distributions from advances from our Advisor or sponsor or from our Advisor's deferral of its asset management fee, although we have no present intention to do so. Our organizational documents do not limit the amount of distributions we can fund from sources other than from cash flows from operations.
Our net loss attributable to common stockholders for the year ended December 31, 2019 was $10.7 million and net cash used in operating activities was $1.3 million. We have funded our cumulative distributions, which includes net cash distributions and distributions reinvested by stockholders, with proceeds from operating activities and proceeds from our public offering. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have fewer funds available for investment in commercial real estate and real estate-related debt, the overall return to our stockholders may be reduced and subsequent investors may experience dilution.
We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders. Our Board of Directors intends to evaluate the current distribution rate and may decrease or suspend the amount of ongoing distributions. We will make distributions with respect to our shares of common stock in the sole discretion of our Board of Directors. No distributions will be made with respect to shares of our convertible stock.
ITEM 6.	SELECTED FINANCIAL DATA
Selected financial data has been omitted as permitted under rules applicable to smaller reporting companies.

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the accompanying financial statements of Resource Apartment REIT III, Inc. and the notes thereto appearing elsewhere in this report. Statements contained in this “Management's Discussion and Analysis of Financial Condition and Results of Operations” that are not historical facts may be forward-looking statements. See also “Forward-Looking Statements” preceding Part I.
Overview
We were formed on July 15, 2015. We commenced active real estate operations on August 19, 2016 with the acquisition of our first multifamily property. At December 31, 2019, we owned seven multifamily properties. As such, we had limited operating results during the years ended December 31, 2019 and 2018.
Results of Operations
Our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted portfolio or the U.S. apartment community industry, which may reasonably be expected to have a material impact on either capital resources or the revenues or incomes to be derived from the operation of such assets.
Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018
The following table sets forth the results of our operations (in thousands):
	Years Ended December 31,
	2019	2018
Revenues:
Rental income	$17,691	$8,176
Total revenues	17,691	8,176

Expenses:
Rental operating - expenses	3,562	1,668
Rental operating - payroll	1,768	853
Rental operating - real estate taxes	2,390	1,012
Subtotal - rental operating	7,720	3,533
Property management fees	5	9
Management fees - related parties	2,764	1,290
General and administrative	2,172	2,322
Loss on disposal of assets	485	109
Depreciation and amortization expense	9,618	5,240
Total expenses	22,764	12,503
Loss before other income (expense)	(5,073)	(4,327)

Other income (expense):
Interest income	253	159
Interest expense	(5,887)	(2,684)
Net loss	$(10,707)	$(6,852)

The following table presents the results of operations separated into two categories: property activity and company level activity for the years ended December 31, 2019 and 2018 (in thousands):
	Year Ended December 31, 2019			Year Ended December 31, 2018
	Property activity	Company level activity	Total	Property activity	Company level activity	Total
Revenues:
Rental income	$17,691	$—	$17,691	$8,176	$—	$8,176
Total revenues	17,691	—	17,691	8,176	—	8,176

Expenses:
Rental operating - expenses	3,562	—	3,562	1,668	—	1,668
Rental operating - payroll	1,768	—	1,768	847	6	853
Rental operating - real estate taxes	2,390	—	2,390	1,012	—	1,012
Subtotal- rental operating	7,720	—	7,720	3,527	6	3,533
Property management fees	5	—	5	9	—	9
Management fees - related parties	782	1,982	2,764	355	935	1,290
General and administrative	491	1,681	2,172	337	1,985	2,322
Loss on disposal of assets	485	—	485	109	—	109
Depreciation and amortization expense	9,618	—	9,618	5,240	—	5,240
Total expenses	19,101	3,663	22,764	9,577	2,926	12,503
Loss before other income (expense)	(1,410)	(3,663)	(5,073)	(1,401)	(2,926)	(4,327)

Other income (expense):
Interest income	19	234	253	—	159	159
Interest expense	(5,887)	—	(5,887)	(2,684)	—	(2,684)
Net loss	$(7,278)	$(3,429)	$(10,707)	$(4,085)	$(2,767)	$(6,852)
Total revenues
Total revenues for the year ended December 31, 2019 increased by $9.5 million as compared to the year ended December 31, 2018 due to five of the seven properties owned at December 31, 2019 being owned for the entire period as compared to only two of the five properties owned at December 31, 2018 being owned for the entire period.
Rental operating - expenses, payroll, and real estate taxes
Rental operating - expenses, payroll, and real estate taxes expense for the year ended December 31, 2019 increased by $4.2 million as compared to the year ended December 31, 2018 due to five of the seven properties owned at December 31, 2019 being owned for the entire period as compared to only two of the five properties owned at December 31, 2018 being owned for the entire period.
Management fees - related parties
Management fees - related parties expense for the year ended December 31, 2019 increased by $1.5 million as compared to the year ended December 31, 2018 due to five of the seven properties owned at December 31, 2019 being owned for the entire period as compared to only two of the five properties owned at December 31, 2018 being owned for the entire period.
General and administrative
Property level general and administrative expense for the year ended December 31, 2019 increased by approximately $154,000 as compared to the year ended December 31, 2018 due to five of the seven properties owned at December 31, 2019 being owned for the entire period as compared to two of the five properties owned at December 31, 2018 being owned for the entire period. Company level general and administrative expense for the year ended December 31, 2019 decreased by approximately $304,000 as compared to the year ended December 31, 2018 due to a decrease in allocated expenses effective July 1, 2019.
Loss on disposal of assets
Loss on disposal of assets for the year ended December 31, 2019 increased by approximately $375,000 as compared to the year ended December 31, 2018 due to the timing of the replacement of appliances at our rental properties in conjunction with unit upgrades.
Depreciation and amortization
Depreciation and amortization expense for the year ended December 31, 2019 increased by $4.4 million as compared to the year ended December 31, 2018 due to five of the seven properties owned at December 31, 2019 being owned for the entire period as compared to only two of the five properties owned at December 31, 2018 being owned for the entire period.
Interest expense
Interest expense for the year ended December 31, 2019 increased by $3.2 million as compared to the year ended December 31, 2018 due to five of the seven properties owned at December 31, 2019 being owned for the entire period, as compared to only two of the five properties owned at December 31, 2018 being owned for the entire period.
Liquidity and Capital Resources
On April 28, 2016, our Registration Statement on Form S-11 (File No. 333-207740), covering a public offering of up to $1.1 billion of shares of our common stock, consisting of up to $1.0 billion of shares in our primary offering and up to $100.0 million of shares pursuant to our distribution reinvestment plan (“DRIP”) was declared effective under the Securities Act of 1933, as amended (the “Securities Act”).
Through July 2, 2017, we offered shares of Class A and Class T common stock. As of July 3, 2017, we ceased offering shares of Class A and Class T common stock in our primary offering and commenced offering shares of Class R and Class I common stock.
The primary portion of our initial public offering closed on October 31, 2019, having raised aggregate primary offering proceeds of $111.4 million from the sale of 601,207 Class A shares, 1,049,996 Class T shares, 9,356,067 Class R shares and 624,325 Class I shares of common stock. We are continuing to offer Class A, Class T, and Class I shares pursuant to the DRIP.
We anticipate deriving the capital required to conduct our operations from the proceeds of our DRIP offering, from secured or unsecured financings from banks or other lenders and from proceeds from the sale of assets. In addition, our Advisor has advanced funds to us for certain organization and offering costs. At December 31, 2019, we have purchased seven properties using both offering proceeds and debt financing.
Our primary public offering stage terminated as of October 31, 2019 having raised substantially less than the maximum offering amount. Therefore, we have made fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we have acquired. Further, we will have certain fixed operating expenses, including certain expenses as a publicly registered REIT. Our fixed operating expenses as a percentage of gross income will, reduce our net income and could limit our ability to make distributions.
We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties, debt investments or other assets we may hold. We cannot assure you that we will be able to access additional funds when we need them or upon acceptable terms.

Capital Expenditures
We deployed a total of $4.9 million during the year ended December 31, 2019 for capital expenditures as follows (in thousands):
Multifamily Community	Capital Deployed during the year ended December 31, 2019	Remaining capital budgeted
Payne Place	$—	$31
Bay Club	504	449
Tramore Village	1,339	1,263
Matthews Reserve	1,204	1,533
The Park at Kensington	811	1,359
Wimbledon Oaks	970	847
Summit	62	2,665
	$4,890
Gross Offering Proceeds
At December 31, 2019, shares of our $0.01 par value Class A, Class T, Class R, and Class I common stock have been issued as follows (dollars in thousands):
	Class A		Class T		Class R		Class I
	Shares	Gross Proceeds	Shares	Gross Proceeds	Shares	Gross Proceeds	Shares	Gross Proceeds
Shared issued through primary offering(1)	586,207	$5,601	1,049,996	$9,943	9,356,068	$89,917	624,325	$5,760
Shares issued through stock dividends	12,860	—	15,495	—	—	—	—	—
Shares issued through distribution reinvestment plan	31,538	294	81,995	745	356,453	3,244	33,566	306
Shares issued in conjunction with the Advisor's initial investment, net of 5,000 share conversion	15,000	200	—	—	—	—	—	—
Total	645,605	6,095	1,147,486	10,688	9,712,521	93,161	657,891	6,066
Shares redeemed and retired	(16,914)		(32,028)		(32,122)		(10,999)
Class R share conversion(2)	—		—		(9,680,399)		9,680,399
Total shares issued and outstanding at December 31, 2019	628,691		1,115,458		—		10,327,291
(1)	Includes 222,222 of Class A shares issued to RAI.
(2)	On November 1, 2019, all outstanding Class R shares converted to Class I shares.

Debt
The following table presents a summary of our mortgage notes payable, net (in thousands):
	December 31, 2019			December 31, 2018
Collateral	Outstanding Borrowings	Deferred Financing Costs, net	Carrying Value	Outstanding borrowings	Deferred Financing Costs, net	Carrying Value
Payne Place	$1,525	$(28)	$1,497	$1,560	$(30)	$1,530
Bay Club	21,398	(208)	21,190	21,520	(256)	21,264
Tramore Village	32,625	(304)	32,321	32,625	(364)	32,261
Matthews Reserve	23,850	(267)	23,583	23,850	(315)	23,535
The Park at Kensington	21,760	(260)	21,500	21,760	(305)	21,455
Wimbledon Oaks	18,410	(235)	18,175	—	—	—
Summit	27,580	(343)	27,237	—	—	—
Total	$147,148	$(1,645)	$145,503	$101,315	$(1,270)	$100,045
The following table presents additional information about our mortgage notes payable, net, as of December 31, 2019 (in thousands, except percentages):
Collateral	Maturity Date	Annual Interest Rate	Average Monthly Debt Service	Average Monthly Escrow
Payne Place	1/1/2047	3.11%(1)(5)	7	2
Bay Club	8/1/2024	3.63%(2)(7)	98	47
Tramore Village	4/1/2025	3.56%(3)(6)	98	56
Matthews Reserve	9/1/2025	4.47%(4)(6)	90	20
The Park at Kensington	10/1/2025	4.36%(4)(6)	80	37
Wimbledon Oaks	3/1/2026	4.33%(4)(6)	68	64
Summit	7/1/2026	3.84%(4)(6)	90	43
(1)	Fixed rate until January 1, 2020, when the fixed rate of the note changes to variable rate based on six-month LIBOR plus 2.25%, with an all-in interest rate floor of 2.50% and ceiling of 9.50%.
(2)	Variable rate based on one-month LIBOR of 1.76% (at December 31, 2019) plus 1.87%, with a maximum interest rate of 5.75%.
(3)	Variable rate based on one-month LIBOR of 1.76% (at December 31, 2019) plus 1.80%, with a maximum interest rate of 6.25%.
(4)	Fixed rate.
(5)	Through December 18, 2018, RAI co-guaranteed this loan with the Company. See Note 9 for more details.
(6)	Monthly interest-only payment currently required.
(7)	Effective September 1, 2019, monthly payment of principal and interest required.
On December 15, 2016, we, through a wholly owned subsidiary, entered into a 30-year secured mortgage loan with JPMorgan Chase Bank, N.A., an unaffiliated lender, for borrowings of $1.6 million secured by Payne Place (the “Payne Place Mortgage Loan”). The Payne Place Mortgage Loan matures on January 1, 2047. The Payne Place Mortgage Loan bears interest at an initial fixed rate of 3.11% until January 1, 2020. Beginning January 1, 2020, the loan will bear interest at a rate of LIBOR plus 2.25%. Monthly payments include repayments of principal and interest. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. We may prepay the Payne Place Mortgage Loan in full at any time or in part from time to time: (1) during the first year of the loan upon payment of a prepayment premium equal to 3% of the amount prepaid; (2) during the second year of the loan upon payment of a prepayment premium equal to 2% of the amount prepaid; (3) during the third year of the loan upon payment of a prepayment premium equal to 1% of the amount prepaid; and (3) after the third year of the loan with no prepayment premium. The Payne Place Mortgage Loan is guaranteed by us.
On July 31, 2017, we, through a wholly owned subsidiary, entered into a seven year, $21.5 million secured mortgage loan with CBRE Capital Markets, Inc., an unaffiliated lender, secured by Bay Club (the “Bay Club Mortgage Loan”). The Bay Club Mortgage Loan matures on August 1, 2024. The Bay Club Mortgage Loan bears interest at a rate of LIBOR plus 1.87%, with a maximum interest rate of 5.75%. Monthly payments are interest only for the first 24 months. Beginning August 1, 2019, we pay both principal and interest based on 30 year amortization. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. We may prepay the Bay Club Mortgage Loan in full at any time: (1) after July 31, 2019 and until April 30, 2024 upon payment of a prepayment premium equal to 1% of the principal amount prepaid; and (2) after April 30, 2024 with no prepayment premium. The non-recourse carveouts under the loan documents for the Bay Club Mortgage Loan are guaranteed by us.
On March 22, 2018, we through a wholly owned subsidiary, entered into a seven-year, $32.6 million secured mortgage loan with Berkadia Commercial Mortgage LLC, an unaffiliated lender, secured by Tramore Village (the “Tramore Mortgage Loan”). The Tramore Mortgage Loan matures on April 1, 2025. The Tramore Mortgage Loan bears interest at a rate of LIBOR plus 1.80%, with a maximum interest rate of 6.25%. Monthly payments are interest only for the first 36 months. Beginning on May 1, 2021, we will pay both principal and interest based on a 30 year amortization period. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. We may prepay the Tramore Mortgage Loan in full at any time (1) after April 1, 2019 and until December 31, 2024 upon payment of a prepayment premium equal to 1% of the principal amount prepaid; and (2) after December 31, 2024 with no prepayment premium. The nonrecourse carveouts under the loan documents for the Tramore Mortgage Loan are guaranteed by us.
On August 29, 2018, we, through a wholly owned subsidiary, entered into a seven-year secured mortgage loan with CBRE Capital Markets, Inc., an unaffiliated lender, for borrowings of $23.9 million secured by Matthews Reserve (the “Matthews Mortgage Loan”). The Matthews Mortgage Loan matures on September 1, 2025. The Matthews Mortgage Loan bears interest at a fixed rate of 4.47%. Monthly payments are interest only for the first 36 months. Beginning on October 1, 2021, we will pay both principal and interest based on 30-year amortization. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. After any lockout period (if any), prepayment in full is permitted on any scheduled payment date, provided a prepayment premium is paid. The prepayment premium will be based on the yield maintenance prepayment formula for any prepayment made prior to September 1, 2023. The prepayment premium will be 1% of the amount of principal being repaid for any prepayment made from (and including) September 1, 2023 through May 31, 2025. No prepayment premium is required after June 1, 2025. The non-recourse carveouts under the loan documents for the Matthews Mortgage Loan are guaranteed by us.
On September 14, 2018, we, through a wholly owned subsidiary, entered into a seven-year secured mortgage loan with CBRE Capital Markets, Inc., an unaffiliated lender, for borrowings of $21.8 million secured by The Park at Kensington (the “Kensington Mortgage Loan”). The Kensington Mortgage Loan matures on October 1, 2025. The Kensington Mortgage Loan bears interest at a rate of 4.36%. Monthly payments are interest only for the first 36 months. Beginning on November 1, 2021, we will pay both principal and interest based on 30-year amortization. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. After any lockout period (if any), prepayment in full is permitted on any scheduled payment date, provided a prepayment premium is paid. The prepayment premium will be based on the greater of (i) the yield maintenance prepayment formula and (ii) 1% of the amount of the principal being repaid, for any prepayment made prior to October 1, 2023. The prepayment premium will be 1% of the amount of principal being repaid for any prepayment made from (and including) October 1, 2023 through June 30, 2025. No prepayment premium is required after July 1, 2025. The non-recourse carveouts under the loan documents for the Kensington Mortgage Loan are guaranteed by us.
On February 12, 2019, we, through a wholly owned subsidiary, entered into a seven-year secured mortgage loan with M&T Realty Capital Corporation, an unaffiliated lender, for borrowings of $18.4 million secured by Wimbledon Oaks (the “Wimbledon Oaks Mortgage Loan”). The Wimbledon Oaks Mortgage Loan matures on March 1, 2026 and bears interest at a fixed rate of 4.33%. Monthly payments are interest only for the first 36 months. Beginning on April 1, 2022, we will pay both principal and interest on the Wimbledon Oaks Mortgage Loan based on 30 year amortization. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. Prepayment in full is permitted on any scheduled payment date, provided a prepayment premium is paid. The prepayment premium will be based on the greater of (i) the yield maintenance prepayment formula and (ii) 1% of the amount of the principal being repaid, for any prepayment made prior to March 1, 2024. The prepayment premium will be 1% of the amount of principal being repaid for any prepayment made from (and including) March 1, 2024 through October 31, 2025. No prepayment premium is required after November 1, 2025. The non-recourse carveouts under the loan documents for the Wimbledon Oaks Mortgage Loan are guaranteed by us.
On June 24, 2019, we, through a wholly owned subsidiary, entered into a seven-year secured mortgage loan with CBRE Capital Markets, Inc., an unaffiliated lender, for borrowings of $27.6 million secured by Summit (the “Summit Mortgage Loan”). The Summit Mortgage Loan matures on July 1, 2026 and bears interest at a fixed rate of 3.84%. Monthly payments are interest only for the first 36 months. Beginning on August 1, 2022, we will pay both principal and interest on the Summit Mortgage Loan based on 30 year amortization. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. Prepayment is permitted, provided a prepayment premium is paid. The prepayment premium is based on the greater of (i) 1% of the principal being repaid and (ii) the amount of principal being prepaid or accelerated, multiplied by the excess (if any) of the monthly note rate over the assumed reinvestment rate, multiplied by the present value factor. If the loan is securitized, the loan is locked to prepayment and defeasance for 24 months. After such 24-month lockout period, the loan can be defeased using treasury notes or other acceptable securities (including Freddie Mac referenced notes), provided that prepayment will be open at 1% during the last two years. If the loan is not securitized prior to the 12th installment due date or is never securitized, the prepayment premium will be yield maintenance through the end of the yield maintenance period (two years prior to maturity) followed by a 1% prepayment penalty during the immediate three months following the end of the yield maintenance period. No prepayment premium is required after April 1, 2026. The non-recourse carveouts under the loan documents for the Summit Mortgage Loan are guaranteed by us.
Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our borrowings are in excess of 300% of our net assets unless a majority of our independent directors find substantial justification for borrowing a greater amount. Examples of such a substantial justification include, without limitation, obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. On a total portfolio basis, however, based on current lending market conditions, we expect to leverage our assets in an amount equal to 55% to 60% of the cost of our assets.
We have financed the acquisition costs of real estate investments by causing our subsidiaries to borrow directly from third-party financial institutions or other commercial lenders. The properties acquired serve as collateral for the debt we incurred and are nonrecourse to us. Additionally, we may obtain corporate-level financing through a line of credit from third-party financial institutions or other commercial lenders. Our assets serve as collateral for this type of debt incurred to acquire real estate investments.
Organization and Offering Costs
We incurred organization and offering costs in pursuit of our capital raise. Our organization and offering costs (other than selling commissions, dealer manager fees, and distribution and shareholder servicing fees) were initially paid by the Advisor on our behalf. Organization costs included all expenses that we incurred in connection with our formation, including but not limited to legal fees and other costs to incorporate.
Pursuant to the Advisory Agreement, we were obligated to reimburse the Advisor for organization and offering costs paid by the Advisor on our behalf, up to an amount equal to 4% of gross offering proceeds as of the termination of this offering as we raised less than $500.0 million in the primary offering. These organization and offering expenses included all actual expenses (other than selling commissions, the dealer manager fee and the distribution and shareholder servicing fee), including reimbursements to our advisor for the portion of named executive officer salaries allocable to activities related to this offering, to be incurred on our behalf and paid by us in connection with the offering.
Our advisory agreement provides that we were not responsible for the repayment of any unreimbursed organization and offering expenses or operational expenses incurred by our Advisor on our behalf through March 31, 2018 until after the termination of the primary portion of our ongoing initial public offering. Additionally, the advisory agreement provides that such unreimbursed organization and offering expenses or operational expenses incurred or paid by our Advisor on our behalf through March 31, 2018 would be reimbursed ratably starting after the termination of the primary portion of our ongoing initial public offering through April 30, 2021 for organization and offering expenses and through April 30, 2020 for operating expenses. These payments began on November 1, 2019.
As of December 31, 2019, we have incurred approximately $9.2 million for public offering costs consisting of accounting, advertising, allocated payroll, due diligence, marketing, legal and similar costs. Initially, we had paid approximately $249,000 of these costs directly and our Advisor advanced $9.0 million on our behalf.
Of this total, we have charged approximately $4.4 million to equity, which represents the portion of deferred offering costs allocated to each share of common stock sold in the public offering and is the maximum liability for organization and offering costs, based on the 4.0% limit described above. Due to the maximum liability of $4.4 million, we are responsible for the $249,000 initially paid by us and $4.2 million of the advance from our Advisor. An adjustment was made during the year ended December 31, 2019, to relieve us from the remaining $4.8 million liability due to our Advisor. As of December 31, 2019, we have reimbursed approximately $1.1 million to our Advisor.
Organization costs, which include all expenses incurred by us in connection with our formation, including but not limited to legal fees and other costs to incorporate, were expensed as incurred.
Outstanding Class T shares issued in our primary offering were subject to an annual distribution and shareholder servicing fee in the amount of 1% of the estimated NAV of the share (1% of purchase price prior to June 29, 2018) for up to five years from the date on which such share is issued. Effective November 1, 2019, in connection with the termination of our initial public primary offering, we ceased accruing the distribution and shareholder servicing fee on each Class T share in accordance with the terms of the Class T share.
Outstanding Class R shares issued in our primary offering were also subject to an annual distribution and shareholder servicing fee in the amount of 1% of the estimated NAV of the share (1% of purchase price prior to June 29, 2018). Effective November 1, 2019, following the termination of our initial public primary offering, each of our Class R shares of common stock automatically converted into a Class I share of common stock pursuant to the terms of the Articles Supplementary for the Class R shares and we ceased accruing the distribution and shareholder servicing fee with respect to Class R shares as we no longer had any Class R shares outstanding.
We recorded the distribution and shareholder servicing fees as a reduction to additional paid-in capital and the related liability in an amount equal to the maximum fees payable in relation to the Class T and Class R shares on the date the shares were issued. The liability was relieved over time, as the fees were paid to the Dealer Manager, or as the fees were adjusted (if the fees were no longer payable as described above).
Asset Management Costs
We expect to use our capital resources to make payments to our Advisor for the management of our assets and costs incurred by our Advisor in providing services to us.
Operating Expenses
At the end of each fiscal quarter, our Advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the Conflicts Committee of our Board has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expenses for the four quarters ended December 31, 2019 were in compliance with the charter-imposed limitation.
“Average invested assets” means the average monthly book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under accounting principles generally accepted in the United States (“GAAP”), that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) incentive fees paid in accordance with the NASAA Statement of Policy Regarding Real Estate Investment Trusts (the “NASAA REIT Guidelines”); (vi) acquisition fees and expenses (including expenses relating to potential investments that we do not close); (vii) real estate commissions on the sale of property; and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, loans or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
Funds from Operations and Modified Funds from Operations
Funds from operations, or FFO, is a non-GAAP financial performance measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because it excludes real estate-related depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate and intangibles diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance. Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses.
Since FFO was promulgated, GAAP has adopted several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use modified funds from operations, or MFFO, as defined by the Investment Program Association, or IPA. MFFO excludes from FFO the following items:
(1)	acquisition fees and expenses (incurred prior to January 1, 2018, as explained below);
(2)	straight-line rent amounts, both income and expense;
(3)	amortization of above- or below-market intangible lease assets and liabilities;
(4)	amortization of discounts and premiums on debt investments;
(5)	impairment charges;
(6)	gains or losses from the early extinguishment of debt;
(7)
gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

(8)	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;
(9)	gains or losses related to consolidation from, or deconsolidation to, equity accounting;
(10)	gains or losses related to contingent purchase price adjustments; and
(11)	adjustments related to the above items for unconsolidated entities in the application of equity accounting.

As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation based on the following economic considerations. Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, we explain below the reasons for each of the adjustments made in arriving at our MFFO definition:
•
Adjustments for straight-line rents and amortization of discounts and premiums on debt investments. In the proper application of GAAP, rental receipts and discounts and premiums on debt investments are allocated to periods using various systematic methodologies. This application will result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance.

•
Adjustments for amortization of above or below market intangible lease assets. Similar to depreciation and amortization of other real estate related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes predictably over time and that these charges be recognized currently in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

•
Impairment charges, gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting and gains or losses related to contingent purchase price adjustments. Each of these items relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in our core operating fundamentals rather than changes that may reflect anticipated gains or losses. In particular, because GAAP impairment charges are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe MFFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rate, occupancy and other core operating fundamentals.

•
Adjustment for gains or losses related to early extinguishment of hedges, debt, consolidation or deconsolidation and contingent purchase price. Similar to extraordinary items excluded from FFO, these adjustments are not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

By providing MFFO, we believe we are presenting useful information that also assists investors and analysts in the assessment of the sustainability of our operating performance after our offering and acquisition stages are completed. We also believe that MFFO is a recognized measure of sustainable operating performance by the real estate industry. MFFO is useful in comparing the sustainability of our operating performance after our acquisition stage is completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities or as affected by other MFFO adjustments.
Neither FFO nor MFFO should be considered as an alternative to net income attributable to common stockholders, nor as an indication of our liquidity, nor are any of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. Accordingly, FFO and MFFO should be reviewed in connection with other GAAP measurements. Our FFO and MFFO as presented may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of FFO and MFFO and provides additional information related to our operations (in thousands):
	Years ended December 31,
	2019	2018
Net loss attributable to common stockholders - GAAP	$(10,707)	$(6,852)
Depreciation expense	7,555	3,317
FFO attributable to common stockholders	(3,152)	(3,535)
Adjustments for straight-line rents	46	8
Amortization of intangible lease assets	2,063	1,923
MFFO attributable to common stockholders	$(1,043)	$(1,604)
Critical Accounting Policies
We consider these policies critical because they involve significant management judgments and assumptions, they require estimates about matters that are inherently uncertain, and they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of our assets and liabilities and our disclosure of contingent assets and liabilities on the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.
Real Estate Investments
Depreciation
We record acquired real estate at fair value on its acquisition date. We consider the period of future benefit of an asset to determine its appropriate useful life. We anticipate the estimated useful lives of our assets by class as follows:
Buildings	27.5 years
Building improvements	5.0 to 27.5 years
Furniture, fixtures, and equipment	3.0 to 5.0 years
Tenant improvements	Shorter of lease term or expected useful life
Lease intangibles	Weighted average remaining term of related leases
Improvements and replacements in excess of $1,000 are capitalized when they have a useful life greater than or equal to one year. Our Manager earns a construction management fee of 5% of actual aggregate costs to construct improvements, or to repair, rehab or reconstruct a property. These costs are capitalized along with the related asset. Costs of repairs and maintenance are expensed as incurred.
Allocation of Purchase Price of Acquired Assets
On January 1, 2018, we adopted Accounting Standards Update (“ASU”) 2017-01. Acquisitions that do not meet the definition of a business under this guidance are accounted for as asset acquisitions. In most cases, we believe acquisitions of real estate will no longer be considered a business combination as in most cases substantially all of the fair value is concentrated in a single identifiable asset or group of tangible assets that are physically attached to each other (land and building). However, if we determine that substantially all of the fair value of the gross assets acquired is not concentrated in either a single identifiable asset or in a group of similar identifiable assets, we will then perform an assessment to determine whether the asset is a business by using the framework outlined in the ASU. If we determine that the acquired asset is not a business, we will allocate the cost of the acquisition including transaction costs to the assets acquired or liabilities assumed based on their related fair value.
Upon the acquisition of real properties, we allocate the purchase price to tangible assets, consisting of land, building, fixtures and improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

We record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining noncancelable terms of the respective leases, which we expect will range from one month to one year.
We measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are determined by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered in the analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.
We also consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.
The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics to be considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.
We amortize the value of in-place leases to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization periods for the intangible assets exceed the remaining depreciable life of the building.
The determination of the fair value of the assets and liabilities acquired requires the use of significant assumptions with regard to current market rental rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the fair value of these assets and liabilities, which could impact the amount of our reported net income.
Revenue Recognition
We recognize minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease and includes amounts expected to be received in later years.
We make estimates of the collectability of our tenant receivables in relation to base rents, including straight-line rentals, expense reimbursements and other revenue or income. We specifically analyze accounts receivable and historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we will make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. These estimates have a direct impact on our net income because a higher bad debt reserve results in less net income.
Revenue is primarily derived from the rental of residential housing units for which we receive minimum rents and utility reimbursements pursuant to underlying tenant lease agreements. We also receive other ancillary fees for administration of leases, and from late payments, amenity fees and revenue sharing arrangements with cable providers at our properties for cable income. We adopted ASU No. 2014-09 beginning January 1, 2018.

A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. We record the utility reimbursement income and ancillary charges in the period when the performance obligation is completed, either at a point in time or on a monthly basis as the service is utilized.
Adoption of New Accounting Standards
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, “Leases” and amended by ASU No. 2018-10, “Codification Improvements to Topic 842, Leases” in July 2018, which is intended to improve financial reporting about leasing transactions and requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. In September 2017, FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842)”, which provides additional implementation guidance on the previously issued ASU No. 2016-02. On January 1, 2019, we adopted ASU No. 2016-02 and the adoption did not have a material effect on our consolidated financial statements and disclosures. Our operating leases, in which we are the lessor, continue to be accounted for on our balance sheet with the underlying leased asset recognized as real estate. We have chosen to apply the practical expedient to nonlease component revenue streams and account for them as a combined component with leasing revenue. For leases in which we are the lessee, consisting of office equipment leases, we recognized a right-of-use (“ROU”) asset and a lease liability equal to the present value of the minimum lease payments in the amount of $9,304 at January 1, 2019. We elected the package of practical expedients permitted within the new standard, which among other things, allows us to carry forward the historical lease classification. Also allowable under the new standard, is the option to present the operating lease ROU asset and operating lease liabilities as of January 1, 2019 and not restate prior periods, which we have elected. No cumulative impact adjustment was necessary to opening retained earnings as of January 1, 2019. For certain equipment leases, such as copiers, we applied a portfolio approach to effectively account for the operating lease ROU assets and liabilities.
In July 2018, FASB issued ASU No. 2018-11, “Leases: Targeted Improvements” an additional amendment to ASU No. 2016-02. On January 1, 2019, we adopted ASU No. 2018-11 and the adoption did not have a material effect on our consolidated financial statements and disclosures. We applied the practical expedient allowed in this new guidance to combine lease and associated nonlease components by class of underlying asset. In addition, we utilized the optional method for adopting the new leasing guidance and did not restate comparative periods.
In August 2017, FASB issued ASU No. 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities”, which expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. On January 1, 2019, we adopted ASU No. 2017-12 and the adoption did not have a material effect on our consolidated financial statements and disclosures.
In October 2018, FASB issued ASU No. 2018-16, “Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes”. ASU No. 2018-16 permits the use of the Overnight Index Swap (“OIS”) Rate based on the Secured Overnight Financing Rate as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to the interest rates on direct Treasury obligations of the U.S. government, the London Interbank Offered Rate (“LIBOR”) and the OIS Rate based on the Federal Funds Effective Rate. On January 1, 2019, we adopted ASU No. 2018-16 and the adoption did not have a material effect on our consolidated financial statements and disclosures.
In June 2018, FASB issued ASU No. 2018-07 “Improvements to Nonemployee Share-Based Payment Accounting” to simplify the accounting for share-based payment transactions for acquiring goods and services from nonemployees by including these payments in the scope of the guidance for share-based payments to employees. On January 1, 2019, we adopted ASU No. 2018-07 and the adoption did not have a material effect on our consolidated financial statements and disclosures.

In July 2018, FASB issued ASU No. 2018-09, “Codification Improvements”. This standard does not prescribe any new accounting guidance, but instead makes minor improvements and clarifications of several different FASB Accounting Standards Codification areas based on comments and suggestions made by various stakeholders. On January 1, 2019, we adopted ASU No. 2018-09 and the adoption did not have a material effect our consolidated financial statements and disclosures.
Accounting Standards Issued But Not Yet Effective
In June 2016, FASB issued ASU No. 2016-13 “Financial Instruments - Credit Losses”, which requires measurement and recognition of expected credit losses for financial assets held. ASU No. 2016-13 will be effective for us beginning January 1, 2020. We are continuing to evaluate this guidance; however, we do not expect the adoption of ASU 2016-13 to have a material effect on our consolidated financial statements and disclosures due to the fact that we did not have instruments subject to this guidance at December 31, 2019.
In January 2017, FASB issued ASU No. 2017-04, “Intangibles- Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment”, which alters the current goodwill impairment testing procedures. ASU No. 2017-04 will be effective for us beginning January 1, 2020. Early application is permitted. We are continuing to evaluate this guidance; however, we do not expect the adoption of ASU No. 2017-04 to have a significant impact on our consolidated financial statements due to the fact that we did not have any goodwill subject to this guidance at December 31, 2019.
In August 2018, FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement”. This update removes, modifies and adds certain disclosure requirements in the FASB Accounting Standards Codification (“ASC”) 820, “Fair Value Measurement”. ASU No. 2018-13 will be effective for us beginning January 1, 2020 and early adoption is permitted. We are continuing to evaluate this guidance; however, we do not expect the adoption of ASU No. 2018-13 to have a significant impact on our consolidated financial statements.
In November 2018, FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses.” ASU 2018-19 clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842, Leases. ASU No. 2018-19 will be effective for us beginning January 1, 2020. We are continuing to evaluate this guidance; however, we do not expect the adoption of ASU 2018-19 to have a material effect on our consolidated financial statements and disclosures due to the fact that we did not have instruments subject to this guidance at December 31, 2019.
Off Balance Sheet Arrangements
As of December 31, 2019, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.
Subsequent Events
We have evaluated subsequent events and determined that no events have occurred, which would require an adjustment to or additional disclosure in the consolidated financial statements, except for the following:
On March 5, 2020, we sold Payne Place in Alexandria, Virginia for $3.1 million. We expect to recognize a gain on the sale of approximately $530,000 during the quarter ending March 31, 2020.
On March 11, 2020, the World Health Organization declared the outbreak of a coronavirus (COVID-19) a pandemic. The resulting restrictions on travel and quarantines imposed have had a negative impact on the U.S. economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to our investments and operating results.
ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Quantitative and qualitative disclosures about market risk have been omitted as permitted under rules applicable to smaller reporting companies.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
See the Index to Financial Statements at page H-64 of this Annual Report on Form 10-K.
ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
There were no disagreements with our independent registered public accountants during the year ended December 31, 2019.
ITEM 9A.	CONTROLS AND PROCEDURES
Disclosure Controls and Procedures
We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our periodic reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our principal executive officer and our principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.
Under the supervision of our principal executive officer and principal financial officer, we have carried out an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures are effective.
Management's Report on Internal Control over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2019. In making this assessment, management used the criteria set forth in the 2013 version of the Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this assessment, management believes that our internal control over financial reporting is effective as of December 31, 2019.
Changes in Internal Control over Financial Reporting
There has been no change in our internal control over financial reporting that occurred during the quarter ended December 31, 2019 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
ITEM 9B.	OTHER INFORMATION
None.

PART III
ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Code of Conduct and Ethics
We have adopted a Code of Conduct and Ethics that applies to all of our directors, executive officers and employees, including but not limited to, our chief executive officer and chief financial officer. Our Code of Conduct and Ethics may be found at www.resourcereit3.com, on the Materials & Filings page.
The other information required by this Item is incorporated by reference from our 2020 Proxy Statement.
ITEM 11.	EXECUTIVE COMPENSATION
The information required by this Item is incorporated by reference from our 2020 Proxy Statement.
ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The information required by this Item is incorporated by reference from our 2020 Proxy Statement.
ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
The information required by this Item is incorporated by reference from our 2020 Proxy Statement.
ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES
The information required by this Item is incorporated by reference from our 2020 Proxy Statement.

PART IV
ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
The following documents are filed as part of this Annual Report on Form 10-K:
(a)	Financial Statements
1.	See the Index to Consolidated Financial Statements at page H-64 of this report.
(b)	Financial Statement Schedule
i.	Our financial statement schedule is included in a separate section of this Annual Report on Form 10-K commencing on page H-94.
(c)	Exhibits
Exhibit No.	Description
3.1
Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed April 11, 2016)

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed November 2, 2015)
3.3
Articles of Amendment (incorporated by reference to Exhibit 3.3 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed June 28, 2017)

3.4
Articles Supplementary for the Class R shares of common stock (incorporated by reference to Exhibit 3.4 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed June 28, 2017)

3.5
Articles Supplementary for the Class I shares of common stock (incorporated by reference to Exhibit 3.5 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed June 28, 2017)

4.1
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed November 2, 2015)

4.2
Second Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.3 to Post-Effective Amendment No. 10 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed November 29, 2018)

4.3	Description of the Company’s Common Stock Registered under Section 12 of the Exchange Act
10.1
Dealer Manager Agreement, including Form of Selected Dealer Agreement and Form of Placement Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed November 14, 2016)

10.2
Amended and Restated Dealer Manager Agreement, including Form of Selected Dealer Agreement and Form of Placement Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed July 5, 2017)

10.3
Selected Dealer Agreement, dated November 18, 2016, by and among Resource Apartment REIT III, Inc., Ameriprise Financial Services, Inc., Resource Securities, Inc., Resource REIT Advisor, LLC, and Resource Real Estate, Inc. (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed November 23, 2016)

10.4
Amendment to Selected Dealer Agreement, effective July 3, 2017, by and among Resource Apartment REIT III, Inc., Ameriprise Financial Services, Inc., Resource Securities, Inc., Resource REIT Advisor, LLC, and Resource Real Estate, Inc. (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed July 13, 2017)

10.5
Advisory Agreement by and between Resource Apartment REIT III, Inc. and Resource REIT Advisor, LLC, (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed November 14, 2016)

Exhibit No.	Description
10.6
First Amendment to Advisory Agreement by and between Resource Apartment REIT III, Inc. and REIT Advisor, LLC, dated April 13, 2018 (incorporated by reference to Exhibit No. 10.13 to the Company's Post-Effective Amendment No. 8 to the Registration Statement on Form S-11 (No. 333-207740) filed April 13, 2018)

10.7
Second Amendment to the Advisory Agreement by and between Resource Apartment REIT III, Inc. and Resource REIT Advisor, LLC, dated December 14, 2018 (incorporated by reference to Exhibit No. 10.22 to the Company’s Post-Effective Amendment No. 8 to the Registration Statement on Form S-11 (No. 333-207740) filed February 28, 2019)

10.8
Renewal Agreement by and between the Resource Apartment REIT III, Inc. and REIT Advisor, LLC, dated April 28, 2019 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed April 29, 2019)

10.9	Property Management Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed November 14, 2016)
10.10
Multifamily Loan and Security Agreement by and between RRE Bay Club Holdings, LLC and CBRE Capital Markets, Inc., dated July 31, 2017 (incorporated by reference to Exhibit 10.8 to the Company’s Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (No. 333-207740) filed September 28, 2017)

10.11
Multifamily Note by RRE Bay Club Holdings, LLC in favor of CBRE Capital Markets, Inc., dated July 31, 2017 (incorporated by reference to Exhibit 10.9 to the Company’s Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (No. 333-207740) filed September 28, 2017)

10.12
Multifamily Loan and Security Agreement by and between RRE Tramore Village Holdings, LLC and Berkadia Commercial Mortgage LLC, dated March 22, 2018 (incorporated by reference to Exhibit No. 10.11 to the Company’s Post-Effective Amendment No. 8 to the Registration Statement on Form S-11 (No. 333-207740) filed April 13, 2018)

10.13
Multifamily Note by RRE Tramore Village Holdings, LLC in favor of Berkadia Commercial Mortgage LLC, dated March 22, 2018 (incorporated by reference to Exhibit No. 10.12 to the Company’s Post-Effective Amendment No. 8 to the Registration Statement on Form S-11 (No. 333-207740) filed April 13, 2018)

10.14
Multifamily Loan and Security Agreement by and between RRE Matthews Reserve Holdings, LLC and CBRE Capital Markets, Inc., dated August 28, 2018 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed November 9, 2018)

10.15
Multifamily Note by RRE Matthews Reserve Holdings, LLC in favor of CBRE Capital Markets, Inc., dated August 28, 2018 (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed November 9, 2018)

10.16
Multifamily Loan and Security Agreement by and between RRE Kensington Holdings, LLC and CBRE Capital Markets, Inc., dated September 14, 2018 (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q filed November 9, 2018)

10.17
Multifamily Note by RRE Kensington Holdings, LLC in favor of CBRE Capital Markets, Inc., dated September 14, 2018 (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q filed November 9, 2018)

10.18
Multifamily Loan and Security Agreement (Non-Recourse) by and between RRE Wimbledon Oaks Holdings, LLC and M&T Realty Capital Corporation, dated February 12, 2019 (incorporated by reference to Exhibit No. 10.23 to the Company’s Post-Effective Amendment No. 11 to the Registration Statement on Form S-11 (No. 333-207740) filed February 28, 2019)

10.19
Multifamily Note by RRE Wimbledon Oaks Holdings, LLC in favor of M&T Realty Capital Corporation, dated February 12, 2019 (incorporated by reference to Exhibit No. 10.24 to the Company’s Post-Effective Amendment No. 11 to the Registration Statement on Form S-11 (No. 333-207740) filed February 28, 2019)

10.20
Multifamily Loan and Security Agreement by and between RRE Summit Holdings, LLC and CBRE Capital Markets, Inc., dated June 24, 2019 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-11 (No. 333-231012) filed July 24, 2019)

Exhibit No.	Description
10.21
Virginia Amended and Restated Multifamily Note by RRE Summit Holdings, LLC in favor of CBRE Capital Markets, Inc., dated June 24, 2019 (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-11 (No. 333-231012) filed July 24, 2019)

21.1	Subsidiaries of the Company
23.1	Consent of Grant Thornton
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer pursuant to Section 1350 18 U.S.C., as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer pursuant to Section 1350 18 U.S.C., as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.1	Consent of Duff and Phelps
99.2	Second Amended and Restated Share Redemption Program (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed July 24, 2018)
101.1	Interactive Data Files
ITEM 16.	FORM 10-K SUMMARY
None.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Annual Report on Form 10-K to be signed on its behalf by the undersigned thereunto duly authorized representative.
RESOURCE APARTMENT REIT III, INC.

March 20, 2020	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)
Pursuant to the requirements of the Securities Exchange Act of 1934, this Annual Report on Form 10-K has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Name	Title	Date
/s/ Alan F. Feldman	Chief Executive Officer (Principal Executive Officer)	March 20, 2020
Alan F. Feldman

/s/ Steven R. Saltzman	Chief Financial Officer, Senior Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 20, 2020
Steven R. Saltzman

/s/ George E. Carleton	Chief Operating Officer, President, and Director	March 20, 2020
George E. Carleton

/s/ Harvey Magarick	Independent Director	March 20, 2020
Harvey Magarick

/s/ Lee F. Shlifer	Independent Director	March 20, 2020
Lee F. Shlifer

/s/ David Spoont	Independent Director	March 20, 2020
David Spoont

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Resource Apartment REIT III, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Resource Apartment REIT III, Inc. (a Maryland corporation) and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes and financial statement schedule included under Item 15(b) (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2015.
Philadelphia, Pennsylvania
March 20, 2020

RESOURCE APARTMENT REIT III, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,
	2019	2018
ASSETS
Investments:
Rental properties, net	$196,483	$136,062
Identified intangible assets, net	173	708
Total investments	196,656	136,770

Cash	28,430	32,827
Restricted cash	1,916	884
Tenant receivables, net	31	52
Due from related parties	—	14
Subscriptions receivable	—	1,431
Prepaid expenses and other assets	599	1,097
Deferred offering costs	—	5,046
Total assets	$227,632	$178,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable, net	$145,503	$100,045
Accounts payable and accrued expenses	2,552	1,168
Accrued real estate taxes	601	—
Due to related parties	4,938	12,993
Tenant prepayments	194	116
Security deposits	382	271
Distributions payable	1,587	1,038
Total liabilities	155,757	115,631

Stockholders’ equity:
Preferred stock, par value $0.01: 10,000,000 shares authorized, none issued and outstanding	—	—
Convertible stock, par value $0.01: 50,000 shares authorized, 50,000 and 50,000 issued and outstanding, respectively	1	1
Class A common stock, par value $0.01: 25,000,000 shares authorized, 628,691 and 634,493 issued and outstanding, respectively	6	6
Class T common stock, par value $0.01: 25,000,000 shares authorized, 1,115,458 and 1,111,394 issued and outstanding, respectively	11	11
Class R common stock, par value $0.01: 750,000,000 shares authorized, 0 and 7,181,534 issued and outstanding, respectively	—	72
Class I common stock, par value $0.01: 75,000,000 shares authorized, 10,327,291 and 329,604 issued and outstanding, respectively	103	3
Additional paid-in capital	103,725	77,896
Accumulated other comprehensive loss	(32)	(40)
Accumulated deficit	(31,939)	(15,459)
Total stockholders’ equity	71,875	62,490
Total liabilities and stockholders’ equity	$227,632	$178,121
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)
	Years Ended December 31,
	2019	2018
Revenues:
Rental income	$17,691	$8,176
Total revenues	17,691	8,176
Expenses:
Rental operating - expenses	3,562	1,668
Rental operating - payroll	1,768	853
Rental operating - real estate taxes	2,390	1,012
Subtotal - rental operating	7,720	3,533
Property management fees	5	9
Management fees - related parties	2,764	1,290
General and administrative	2,172	2,322
Loss on disposal of assets	485	109
Depreciation and amortization expense	9,618	5,240
Total expenses	22,764	12,503
Loss before other income (expense)	(5,073)	(4,327)
Other income (expense):
Interest income	253	159
Interest expense	(5,887)	(2,684)
Net loss	$(10,707)	$(6,852)
Other comprehensive income (loss):
Designated derivatives, fair value adjustments	8	(29)
Total other comprehensive income (loss)	$8	$(29)
Comprehensive loss	$(10,699)	$(6,881)
Class A common stock:
Net loss attributable to Class A common stockholders	$(580)	$(679)
Net loss per Class A share, basic and diluted	$(0.92)	$(1.08)
Weighted average Class A common shares outstanding, basic and diluted	631	628
Class T common stock:
Net loss attributable to Class T common stockholders	$(1,111)	$(1,288)
Net loss per Class T share, basic and diluted	$(1.00)	$(1.18)
Weighted average Class T common shares outstanding, basic and diluted	1,111	1,095
Class R common stock:
Net loss attributable to Class R common stockholders	$(9,274)	$(4,765)
Net loss per Class R share, basic and diluted	$(1.12)	$(1.06)
Weighted average Class R common shares outstanding, basic and diluted	8,279	4,479
Class I common stock:
Net income attributable to Class I common stockholders	$258	$(120)
Net income per Class I share, basic and diluted	$0.20	$(0.81)
Weighted average Class I common shares outstanding, basic and diluted	1,271	149
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
(in thousands)
	Common Stock								Convertible Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares				Amount
	A Shares	T Shares	R Shares	I Shares	A Shares	T Shares	R Shares	I Shares	Shares	Amount
Balance at January 1, 2018	622	1,081	2,058	36	$6	$11	$21	$—	50	$1	$32,323	$(11)	$(5,218)	$27,133
Issuance of common stock	—	—	5,003	293	—	—	50	3	—	—	50,685	—	—	50,738
Offering costs	—	—	—	—	—	—	—	—	—	—	(6,609)	—	—	(6,609)
Cash distributions declared	—	—	—	—	—	—	—	—	—	—	—	—	(3,389)	(3,389)
Common stock issued through distribution reinvestment plan	12	33	122	1	—	—	1	—	—	—	1,527	—	—	1,528
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(29)	—	(29)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(6,852)	(6,852)
Share redemptions	—	(3)	(1)	—	—	—	—	—	—	—	(30)	—	—	(30)
Balance at December 31, 2018	634	1,111	7,182	330	$6	$11	$72	$3	50	1	$77,896	$(40)	$(15,459)	$62,490
Issuance of common stock	—	—	2,304	295	—	—	23	3	—	—	25,076	—	—	25,102
Offering costs	—	—	—	—	—	—	—	—	—	—	(1,232)	—	—	(1,232)
Cash distributions declared	—	—	—	—	—	—	—	—	—	—	—	—	(5,773)	(5,773)
Common stock issued through distribution reinvestment plan	12	33	225	33	—	—	2	—	—	—	2,764	—	—	2,766
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(10,707)	(10,707)
Share redemptions	(17)	(29)	(31)	(11)	—	—	—	—	—	—	(779)	—	—	(779)
Conversion	—	—	(9,680)	9,680	—	—	(97)	97	—	—	—	—	—	—
Balance at December 31, 2019	629	1,115	—	10,327	$6	$11	$—	$103	50	$1	$103,725	$(32)	$(31,939)	$71,875
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(10,707)	$(6,852)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Loss on disposal of assets	485	109
Depreciation and amortization	9,618	5,240
Amortization of deferred financing costs	266	127
Realized loss on change in fair value of interest rate cap	11	—
Changes in operating assets and liabilities:
Tenant receivable, net	21	(49)
Due from related parties	14	(9)
Prepaid expenses and other assets	(54)	(60)
Due to related parties	(2,116)	764
Accounts payable and accrued expenses	1,033	479
Tenant prepayments	62	81
Security deposits	33	93
Net cash used in operating activities	(1,334)	(77)

Cash flows from investing activities:
Property acquisitions	(17,514)	(31,485)
Deposit for property acquisition	—	(724)
Capital expenditures	(4,890)	(2,178)
Net cash used in investing activities	(22,404)	(34,387)

Cash flows from financing activities:
Net proceeds from issuance of common stock	24,407	46,632
Redemptions on common stock	(779)	(30)
Payments on borrowings	(157)	(34)
Payment of deferred financing costs	(641)	(1,061)
Distributions paid on common stock	(2,457)	(1,277)
Net cash provided by financing activities	20,373	44,230

Net (decrease) increase in cash and restricted cash	(3,365)	9,766
Cash and restricted cash at beginning of year	33,711	23,945
Cash and restricted cash at end of year	$30,346	$33,711

Reconciliation to consolidated balance sheets:
Cash	$28,430	$32,827
Restricted Cash	1,916	884
Cash and restricted cash at end of period	$30,346	$33,711
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 1 - NATURE OF BUSINESS AND OPERATIONS
Resource Apartment REIT III, Inc. (the “Company”) was organized in Maryland on July 15, 2015. The Company launched an initial public offering on April 28, 2016 pursuant to which it offered up to $1.1 billion of shares of its common stock, consisting of up to $1.0 billion of shares in its primary offering and up to $100.0 million of shares pursuant to its distribution reinvestment plan (the “DRIP”).
Through July 2, 2017, the Company offered shares of Class A and Class T common stock in the primary and DRIP offering. As of July 3, 2017, the Company ceased offering shares of Class A and Class T common stock in its primary offering and commenced offering shares of Class R and Class I common stock in both the primary and DRIP offering.
The Company ceased offering shares in the primary offering on October 31, 2019 and ceased processing subscriptions in the offering on November 15, 2019. The Company continues to offer Class A, Class T and Class I shares pursuant to the DRIP.
As of December 31, 2019, the Company had raised aggregate gross primary offering proceeds of $111.4 million from the sale of 601,207 Class A shares, 1,049,996 Class T shares, 9,356,067 Class R shares, and 624,325 Class I shares of common stock.
On June 27, 2018, March 21, 2019, and March 19, 2020, the board of directors of the Company determined an estimated net asset value (“NAV”) per share of the common stock of $9.05, $9.12, and $9.01, respectively, based on the estimated market value of the portfolio of investments of the Company as of March 31, 2018, December 31, 2018, and December 31, 2019, respectively. Based on the estimated NAV per share, the board of directors established updated offering prices for shares of Class R and Class I common stock to be sold in the primary portion of the initial public offering by adding certain offering costs to the estimated NAV per share. Pursuant to the terms of the DRIP, following the establishment of an estimated NAV per share, shares of common stock are sold at the most recent estimated NAV per share.
The prices per share for each class of shares of the Company's common stock through December 31, 2019 were as follows:
	Class A	Class T	Class R	Class I
Primary Offering Price
Inception through July 2, 2017	$10.00	$9.47	n/a	n/a
July 3, 2017 through July 1, 2018	n/a	n/a	$9.52	$9.13
July 2, 2018 through March 24, 2019	n/a	n/a	$9.68	$9.28
March 25, 2019 through October 31, 2019	n/a	n/a	$9.75	$9.35

Offering Price under the DRIP
Inception through July 2, 2017	$9.60	$9.09	n/a	n/a
July 3, 2017 through July 1, 2018	$9.60	$9.09	$9.14	$8.90
July 2, 2018 through March 24, 2019(1)	$9.05	$9.05	$9.05	$9.05
March 25, 2019 through December 31, 2019(1)	$9.12	$9.12	$9.12	$9.12
(1)	Shares of common stock pursuant to our DRIP are sold at the Company’s most estimated NAV per share.
Resource REIT Advisor, LLC (the “Advisor”), an indirect wholly-owned subsidiary of Resource America, Inc. (“RAI”), contributed $200,000 to the Company in exchange for 20,000 shares of Class A common stock on August 10, 2015. On June 29, 2016, RAI purchased 222,222 shares of Class A common stock for $2.0 million in the offering. On August 5, 2016, the Advisor exchanged 5,000 shares of common stock for 50,000 shares of convertible stock. Under limited circumstances, these shares may be converted into shares of the Company's Class A common stock satisfying its obligation to pay the Advisor an incentive fee and diluting its other stockholders’ interest in the Company.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
RAI is a wholly-owned subsidiary of C-III Capital Partners, LLC (“C-III”), a leading commercial real estate investment management and services company engaged in a broad range of activities. C-III controls the Advisor, Resource Securities LLC (“Resource Securities”), the Company's dealer manager, and Resource Apartment Manager III, LLC (the “Manager”), the Company's property manager. C-III also controls all of the shares of the Company's common stock held by RAI and the Advisor.
The Company’s objective is to take advantage of the multifamily investing and lending platforms of Resource Real Estate, LLC (its “Sponsor”) to invest in apartment communities in order to provide the investor with growing cash flow and increasing asset values. The Company has acquired underperforming apartments which it will renovate and stabilize in order to increase rents.
The Company elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under the provisions of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 2017. As such, to maintain its REIT qualification for U.S. federal income tax purposes, the Company is generally required to distribute at least 90% of its net income (excluding net capital gains) to its stockholders as well as comply with certain other requirements. Accordingly, the Company generally will not be subject to U.S. federal income taxes to the extent that it annually distributes all of its REIT taxable income to its stockholders. The Company also operates its business in a manner that will permit it to maintain its exemption from registration under the Investment Company Act of 1940, as amended.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“GAAP”).
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries as follows:
Subsidiaries	Number of Units	Property Location
Resource Apartment REIT III Holdings, LLC	N/A	N/A
Resource Apartment REIT III OP, LP	N/A	N/A
RRE Payne Place Holdings, LLC	11	Alexandria, VA
RRE Bay Club Holdings, LLC	220	Jacksonville, FL
RRE Tramore Village Holdings, LLC	324	Austell, GA
RRE Matthews Reserve Holdings, LLC	212	Matthews, NC
RRE Kensington Holdings, LLC	204	Riverview, FL
RRE Wimbledon Oaks Holdings, LLC	248	Arlington, TX
RRE Summit Holdings, LLC	141	Alexandria, VA
	1360
N/A – Not applicable
All intercompany accounts and transactions have been eliminated in consolidation.
Segment Reporting
The Company does not evaluate performance on a relationship-specific or transactional basis and does not distinguish its principal business or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single operating segment for reporting purposes in accordance with GAAP.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
Concentration of Risk
Financial instruments, which potentially subject the Company to concentration of credit risk, consist of periodic temporary deposits of cash. At December 31, 2019, the Company had $30.7 million of deposits at various banks, of which $27.5 million were over the insurance limit of the Federal Deposit Insurance Corporation. The Company has not experienced any loss on such deposits.
At December 31, 2019, the Company’s real estate investments in Florida, Georgia, and Virginia a represented 28%, 22% and 20%, respectively, of the net book value of its rental property assets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, adverse weather events, changing demographics and other factors, or any decrease in demand for multifamily rentals resulting from the local business climate, could adversely affect the Company's operating results and its ability to make distributions to stockholders.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Adoption of New Accounting Standards
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases” and amended by ASU No. 2018-10, “Codification Improvements to Topic 842, Leases” in July 2018, which is intended to improve financial reporting about leasing transactions and requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. In September 2017, FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842)”, which provides additional implementation guidance on the previously issued ASU No. 2016-02. On January 1, 2019, the Company adopted ASU No. 2016-02 and the adoption did not have a material effect on its consolidated financial statements and disclosures. The Company’s operating leases, in which it is the lessor, continue to be accounted for on its balance sheet with the underlying leased asset recognized as real estate. The Company has chosen to apply the practical expedient to nonlease component revenue streams and account for them as a combined component with leasing revenue. For leases in which the Company is the lessee, consisting of office equipment leases, the Company recognized a right-of-use (“ROU”) asset and a lease liability equal to the present value of the minimum lease payments in the amount of $9,304 at January 1, 2019. The Company elected the package of practical expedients permitted within the new standard, which among other things, allows the Company to carry forward the historical lease classification. Also allowable under the new standard, is the option to present the operating lease ROU asset and operating lease liabilities as of January 1, 2019 and not restate prior periods, which the Company has elected. No cumulative impact adjustment was necessary to opening retained earnings as of January 1, 2019. For certain equipment leases, such as copiers, the Company applied a portfolio approach to effectively account for the operating lease ROU assets and liabilities.
In July 2018, FASB issued ASU No. 2018-11, “Leases: Targeted Improvements” an additional amendment to ASU No. 2016-02. On January 1, 2019, the Company adopted ASU No. 2018-11 and the adoption did not have a material effect on its consolidated financial statements and disclosures. The Company applied the practical expedient allowed in this new guidance to combine lease and associated nonlease components by class of underlying asset. In addition, the Company utilized the optional method for adopting the new leasing guidance and did not restate comparative periods.
In August 2017, FASB issued ASU No. 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities”, which expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
instruments and hedge items in the financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. On January 1, 2019, the Company adopted ASU No. 2017-12 and the adoption did not have a material effect on its consolidated financial statements and disclosures.
In October 2018, FASB issued ASU No. 2018-16, “Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes”. ASU No. 2018-16 permits the use of the Overnight Index Swap (“OIS”) Rate based on the Secured Overnight Financing Rate as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to the interest rates on direct Treasury obligations of the U.S. government, the London Interbank Offered Rate (“LIBOR”) and the OIS Rate based on the Federal Funds Effective Rate. On January 1, 2019, the Company adopted ASU No. 2018-16 and the adoption did not have a material effect on its consolidated financial statements and disclosures.
In June 2018, FASB issued ASU No. 2018-07 “Improvements to Nonemployee Share-Based Payment Accounting” to simplify the accounting for share-based payment transactions for acquiring goods and services from nonemployees by including these payments in the scope of the guidance for share-based payments to employees. On January 1, 2019, the Company adopted ASU No. 2018-07 and the adoption did not have a material effect on its consolidated financial statements and disclosures.
In July 2018, FASB issued ASU No. 2018-09, “Codification Improvements”. This standard does not prescribe any new accounting guidance, but instead makes minor improvements and clarifications of several different FASB Accounting Standards Codification areas based on comments and suggestions made by various stakeholders. On January 1, 2019, the Company adopted ASU No. 2018-09 and the adoption did not have a material effect on its consolidated financial statements and disclosures.
Accounting Standards Issued But Not Yet Effective
In June 2016, FASB issued ASU No. 2016-13 “Financial Instruments - Credit Losses”, which requires measurement and recognition of expected credit losses for financial assets held. ASU No. 2016-13 will be effective for the Company beginning January 1, 2020. The Company is continuing to evaluate this guidance; however, it does not expect the adoption of ASU 2016-13 to have a material effect on its consolidated financial statements and disclosures due to the fact that the Company did not have instruments subject to this guidance at December 31, 2019.
In January 2017, FASB issued ASU No. 2017-04, “Intangibles- Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment”, which alters the current goodwill impairment testing procedures. ASU No. 2017-04 will be effective for the Company beginning January 1, 2020. Early application is permitted. The Company is continuing to evaluate this guidance; however, it does not expect the adoption of ASU No. 2017-04 to have a significant impact on its consolidated financial statements due to the fact that the Company did not have any goodwill subject to this guidance at December 31, 2019.
In August 2018, FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement”. This update removes, modifies and adds certain disclosure requirements in the FASB Accounting Standards Codification (“ASC”) 820, “Fair Value Measurement”. ASU No. 2018-13 will be effective for the Company beginning January 1, 2020 and early adoption is permitted. The Company is continuing to evaluate this guidance; however, it does not expect the adoption of ASU No. 2018-13 to have a significant impact on its consolidated financial statements.
In November 2018, FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses.” ASU 2018-19 clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842, Leases. ASU No. 2018-19 will be effective for the Company beginning January 1, 2020. The Company is continuing to evaluate this guidance; however, it does not expect the adoption of ASU 2018-19 to have a material effect on its consolidated financial statements and disclosures due to the fact that the Company did not have instruments subject to this guidance at December 31, 2019.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
Real Estate Investments
The Company records acquired real estate at fair value on their respective acquisition dates. The Company considers the period of future benefit of an asset to determine its appropriate useful life and depreciates the asset using the straight line method. The Company anticipates the estimated useful lives of its assets by class as follows:
Buildings	27.5 years
Building improvements	5.0 to 27.5 years
Furniture, fixtures, and equipment	3.0 to 5.0 years
Tenant improvements	Shorter of lease term or expected useful life
Lease intangibles	Weighted average remaining term of related leases
Improvements and replacements in excess of $1,000 are capitalized when they have a useful life greater than or equal to one year. The Manager earns a construction management fee of 5% of actual aggregate costs to construct improvements, or to repair, rehab or reconstruct a property. These costs are capitalized along with the related asset. Costs of repairs and maintenance are expensed as incurred.
Impairment of Long Lived Assets
When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. The review also considers factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors.
If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income. There were no impairment losses recorded on long lived assets during the years ended December 31, 2019 and 2018.
Allocation of Purchase Price of Acquired Assets
On January 1, 2018, the Company adopted ASU 2017-01. Acquisitions that do not meet the definition of a business under this guidance are accounted for as asset acquisitions. In most cases, the Company believes acquisitions of real estate will no longer be considered a business combination as in most cases substantially all of the fair value is concentrated in a single identifiable asset or group of tangible assets that are physically attached to each other (land and building). However, if the Company determines that substantially all of the fair value of the gross assets acquired is not concentrated in either a single identifiable asset or in a group of similar identifiable assets, the Company will then perform an assessment to determine whether the set is a business by using the framework outlined in the ASU. If the Company determines that the acquired asset is not a business, the Company will allocate the cost of the acquisition including transaction costs to the assets acquired or liabilities assumed based on their related fair value.
Upon the acquisition of real properties, the Company allocates the purchase price to tangible assets, consisting of land, building, fixtures and improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, other value of in-place leases and value of tenant relationships, based in each case on their fair values.
The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company amortizes any capitalized above-market or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases, which the Company expects will range from one month to one year.
The Company measures the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are determined by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered in the analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.
The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.
The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics to be considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.
The Company amortizes the value of in-place leases to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization periods for the intangible assets exceed the remaining depreciable life of the building.
The determination of the fair value of the assets and liabilities acquired requires the use of significant assumptions with regard to current market rental rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the fair value of these assets and liabilities, which could impact the amount of the Company’s reported net income.
Revenue Recognition
The Company recognizes minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease. The future minimum rental payments to be received from noncancelable operating leases for residential rental properties are $10.3 million and $194,000 for the years ending December 31, 2020 and 2021, respectively, and none thereafter.
Revenue is primarily derived from the rental of residential housing units for which the Company receives minimum rents and utility reimbursements pursuant to underlying tenant lease agreements. The Company also receives other ancillary fees for administration of leases, late payments, amenities and revenue sharing arrangements of cable income from contracts with cable providers at the Company's properties. As discussed earlier, the Company adopted ASU No. 2014-09 beginning January 1, 2018. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. The Company records the utility reimbursement income and ancillary charges in the period when the performance obligation is completed, either at a point in time or on a monthly basis as the service is utilized.
Tenant Receivables
Tenant receivables are stated in the consolidated financial statements as amounts due from tenants net of an allowance for uncollectible receivables. Payment terms vary and receivables outstanding longer than the payment terms are considered past due. The Company determines its allowance by considering a number of factors,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
including the length of time receivables are past due, security deposits held, the Company’s previous loss history, the tenants’ current ability to pay their obligations to the Company, the condition of the general economy and the industry as a whole. The Company writes off receivables when they become uncollectible. At December 31, 2019 and 2018, the Company recorded $3,927 and $5,593 of allowances for uncollectible receivables, respectively.
Income Taxes
The Company elected to be taxed as a REIT, commencing with its taxable year ending December 31, 2017. As a REIT, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions to its stockholders, and provided it satisfies, on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which it lost its REIT qualification. Accordingly, the Company’s failure to qualify as a REIT could have a material adverse impact on its results of operations and amounts available for distribution to its stockholders.
The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using the Company’s taxable income as opposed to net income reported on the financial statements. Taxable income, generally, differs from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.
The Company may elect to treat certain of its subsidiaries as a taxable REIT subsidiary (“TRS”). In general, a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes. At December 31, 2019 and 2018, the Company did not treat any of its subsidiaries as a TRS.
While a TRS may generate net income, a TRS can declare dividends to the Company which will be included in the Company’s taxable income and necessitate a distribution to its stockholders. Conversely, if the Company retains earnings at a TRS level, no distribution is required and the Company can increase book equity of the consolidated entity.
The Company is subject to examination by the U.S. Internal Revenue Service and by the taxing authorities in other states in which the Company has significant business operations. The Company is not currently undergoing any examinations by taxing authorities. The Company is not subject to IRS examination for the tax return years 2014 and prior.
Earnings Per Share
Basic earnings per share are computed by dividing net income (loss) attributable to common stockholders for each period by the weighted-average common shares outstanding during the period for each share class. Diluted net income (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted to common stock. None of the 50,000 shares of convertible stock (discussed in Note 10) are included in the diluted earnings per share calculations because the necessary conditions for conversion have not been satisfied as of December 31, 2019 (were such date to represent the end of the contingency period). For the purposes of calculating earnings per share, all common shares and per share information in the financial statements have been retroactively adjusted for the effect of any stock dividends and stock splits. For the years ended December 31, 2019 and 2018, common shares potentially issuable to settle distributions payable are excluded from the calculation of diluted earnings per share calculations, as their inclusion would be anti-dilutive.
In accordance with ASC 260-10-45, “Earnings Per Share”, the Company uses the two-class method to calculate earnings per share. Basic earnings per share is calculated based on dividends declared and the rights of common shares and participating securities in any undistributed earnings, which represents net income remaining

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
after deduction of dividends declared during the period. The undistributed earnings are allocated to all outstanding common shares based on their relative percentage of each class of shares to the total number of outstanding shares. The Company did not have any participating securities outstanding other than Class A common stock, Class T common stock, Class R common stock, and Class I common stock during the periods presented (see Note 10).
Organization and Offering Costs
Organization and offering costs (other than selling commissions, dealer manager fees, and distribution and shareholder servicing fees) of the Company were initially paid by the Advisor on behalf of the Company.
Pursuant to the Advisory Agreement between the Company and the Advisor, the Company was obligated to reimburse the Advisor for organization and other offering costs paid by the Advisor on behalf of the Company, up to an amount equal to 4.0% of gross offering proceeds as of the termination of the initial public offering as the Company raised less than $500.0 million in the primary portion of the initial public offering.
The Advisory Agreement provides that the Company is not responsible for the repayment of any unreimbursed organization and offering expenses or operational expenses incurred by the Advisor on the Company’s behalf through March 31, 2018 until after the termination of the primary portion of the Company’s ongoing initial public offering. Additionally, such unreimbursed organization and offering expenses or operational expenses incurred or paid by the Advisor on the Company’s behalf through March 31, 2018 will be reimbursed ratably starting after the termination of the primary portion of the Company’s ongoing initial public offering through April 30, 2021 for organization and offering expenses and through April 30, 2020 for operating expenses. These payments began on November 1, 2019.
Organization costs, which included all expenses incurred by the Company in connection with its formation, including but not limited to legal fees and other costs to incorporate, were expensed as incurred. Prior to the Company breaking escrow, the Advisor incurred approximately $104,000 of formation and other operating expenses on the Company's behalf, which will not be reimbursed to the Advisor.
Outstanding Class T shares issued in the Company's primary offering were subject to an annual distribution and shareholder servicing fee in the amount of 1% of the estimated NAV of the share (1% of purchase price prior to June 29, 2018) for up to five years from the date on which such share is issued. Effective November 1, 2019, the Company ceased accruing the distribution and shareholder servicing fee on each Class T share in accordance with the terms of the Class T share.
Outstanding Class R shares issued in the Company's primary offering were also subject to an annual distribution and shareholder servicing fee in the amount of 1% of the estimated NAV of the share (1% of purchase price prior to June 29, 2018). Effective November 1, 2019, following the termination of the initial public primary offering, each of the outstanding Class R shares of common stock automatically converted into a Class I share of common stock pursuant to the terms of the Articles Supplementary for the Class R shares and the Company ceased accruing the distribution and shareholder servicing fee with respect to Class R shares as the Company no longer had any Class R Shares outstanding.
The Company initially recorded distribution and shareholder servicing fees as a reduction to additional paid-in capital and the related liability in an amount equal to the maximum fees payable in relation to the Class T and Class R shares on the date the shares were issued. The liability was relieved over time, as the fees were paid to the Dealer Manager. Upon termination of the offering, the fees were no longer payable as described above and the liability was adjusted accordingly.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
NOTE 3 - SUPPLEMENTAL CASH FLOW INFORMATION
The following table presents the Company's supplemental cash flow information (in thousands):
	Years Ended December 31,
	2019	2018
Non-cash operating, financing and investing activities:
Offering costs payable to related parties	$(4,042)	$2,082
Offering costs payable to third parties	—	(49)
Distribution and shareholder servicing fee payable to related parties	(1,035)	829
Cash distributions on common stock declared but not yet paid	1,587	1,038
Stock issued from distribution reinvestment plan	2,766	1,528
Subscriptions receivable	—	1,431
Escrow deposits funded directly by mortgage notes payable	350	486

Non-cash activity related to acquisitions:
Mortgage notes payable used to acquire real property	45,640	77,749

Cash paid during the year for:
Interest	$5,481	$2,249
NOTE 4 - RESTRICTED CASH
Restricted cash represents escrow deposits with lenders to be used to pay real estate taxes, insurance, and capital improvement. The following table presents a summary of the components of the Company's restricted cash (in thousands):
	December 31,
	2019	2018
Real estate taxes	$979	$20
Insurance	179	150
Capital improvements	758	714
Total	$1,916	$884
In addition, the Company designated unrestricted cash for capital expenditures of $8.1 million and $9.2 million at December 31, 2019 and 2018, respectively.
NOTE 5 - ACQUISITIONS
On February 12, 2019, the Company, through its wholly-owned subsidiary, purchased a multifamily community located in Arlington, Texas (“Wimbledon Oaks”). Wimbledon Oaks, constructed in 1986, contains 248 units plus amenities, including a swimming pool, clubhouse, and a fitness center. At December 31, 2019, Wimbledon Oaks was 89.9% leased.
On June 24, 2019, the Company, through its wholly-owned subsidiary, purchased a multifamily community located in Alexandria, Virginia (“Summit”). Summit, constructed in 1976, contains 141 units plus amenities, including a swimming pool, clubhouse, and a fitness center. At December 31, 2019, Summit was 91.5% leased.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
The following table presents the allocated contract purchase price, acquisition fee, and acquisition costs of the Company's two acquired properties during the year ended December 31, 2019 (in thousands):
	Contract Purchase Price	Acquisition Fee(1)	Acquisition Costs(2)	Total Real Estate, Cost
Wimbledon Oaks
Land	$3,780	$84	$30	$3,894
Building and Improvements	20,971	463	166	21,600
Furniture, fixtures and equipment	378	8	3	389
Intangible Assets	721	16	6	743
	$25,850	$571	$205	$26,626

Summit
Land	$8,288	$182	$96	$8,566
Building and Improvements	26,982	591	313	27,886
Furniture, fixtures and equipment	346	8	4	358
Intangible Assets	759	17	9	785
	$36,375	$798	$422	$37,595
(1)	Represents acquisition fee of 2% of the cost of investments, paid to the Advisor.
(2)	Represents transaction costs paid at both closing and post-closing, excluding Acquisition Fees.
NOTE 6 - RENTAL PROPERTIES, NET
The following table presents the Company's investment in rental properties (in thousands):
	December 31,
	2019	2018
Land	$31,220	$18,761
Building and improvements	171,265	118,626
Furniture, fixtures and equipment	4,014	2,202
Construction in progress	1,205	265
	207,704	139,854
Less: accumulated depreciation	(11,221)	(3,792)
Total rental property, net	$196,483	$136,062
Depreciation expense for the years ended December 31, 2019 and 2018 was $7.6 million and $3.3 million, respectively.
Loss on disposal of assets: During the year ended December 31, 2019, the Company recorded losses of approximately $485,000 on the disposal of assets, due to the replacement of appliances at its rental properties in conjunction with unit upgrades.
NOTE 7 - IDENTIFIED INTANGIBLE ASSETS, NET
Identified intangible assets, net, consist of acquired in-place rental leases. The net carrying value of the leases at December 31, 2019 and 2018 was approximately $173,000 and $708,000, respectively, net of accumulated amortization of $4.4 million and $2.4 million, respectively. The weighted average remaining life of the leases is two months at December 31, 2019.
Amortization for the years ended December 31, 2019 and 2018 was $2.0 million and $1.9 million, respectively. At December 31, 2019, expected amortization for the in-place rental leases for the next 12 months is approximately $173,000 and none thereafter.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
NOTE 8 - MORTGAGE NOTES PAYABLE
The following table presents a summary of the Company's mortgage notes payable, net (in thousands):
	December 31, 2019			December 31, 2018
Collateral	Outstanding Borrowings	Deferred Financing Costs, net	Carrying Value	Outstanding borrowings	Deferred Financing Costs, net	Carrying Value
Payne Place	$1,525	$(28)	$1,497	$1,560	$(30)	$1,530
Bay Club	21,398	(208)	21,190	21,520	(256)	21,264
Tramore Village	32,625	(304)	32,321	32,625	(364)	32,261
Matthews Reserve	23,850	(267)	23,583	23,850	(315)	23,535
The Park at Kensington	21,760	(260)	21,500	21,760	(305)	21,455
Wimbledon Oaks	18,410	(235)	18,175	—	—	—
Summit	27,580	(343)	27,237	—	—	—
Total	$147,148	$(1,645)	$145,503	$101,315	$(1,270)	$100,045
The following table presents additional information about the Company's mortgage notes payable, net (in thousands, except percentages):
Collateral	Maturity Date	Annual Interest Rate	Average Monthly Debt Service	Average Monthly Escrow
Payne Place	1/1/2047	3.11%(1)(5)	7	2
Bay Club	8/1/2024	3.63%(2)(7)	98	47
Tramore Village	4/1/2025	3.56%(3)(6)	98	56
Matthews Reserve	9/1/2025	4.47%(4)(6)	90	20
The Park at Kensington	10/1/2025	4.36%(4)(6)	80	37
Wimbledon Oaks	3/1/2026	4.33%(4)(6)	68	64
Summit	7/1/2026	3.84%(4)(6)	90	43
(1)	Fixed rate until January 1, 2020, when the fixed rate of the note changes to variable rate based on six-month LIBOR plus 2.25%, with an all-in interest rate floor of 2.50% and ceiling of 9.50%.
(2)	Variable rate based on one-month LIBOR of 1.76% (at December 31, 2019) plus 1.87%, with a maximum interest rate of 5.75%.
(3)	Variable rate based on one-month LIBOR of 1.76% (at December 31, 2019) plus 1.80%, with a maximum interest rate of 6.25%.
(4)	Fixed rate.
(5)	Through December 18, 2018, RAI co-guaranteed this loan with the Company. See Note 9 for more details.
(6)	Monthly interest-only payment currently required.
(7)	Effective September 1, 2019, monthly payment of principal and interest required.
All of the mortgage notes are collateralized by a first mortgage lien on the assets of the respective property named in the table above. The amount outstanding on the mortgages may be prepaid in full during the entire term with a prepayment penalty for a period of the term.
On February 12, 2019, the Company, through a wholly owned subsidiary, entered into a seven-year secured mortgage loan with M&T Realty Capital Corporation, an unaffiliated lender, for borrowings of approximately $18.4 million secured by Wimbledon Oaks (the “Wimbledon Oaks Mortgage Loan”). The Wimbledon Oaks Mortgage Loan matures on March 1, 2026 and bears interest at a fixed rate of 4.33%. Monthly payments are interest only for the first 36 months. Beginning on April 1, 2022, the Company will pay both principal and interest on the Wimbledon Oaks Mortgage Loan based on 30 year amortization. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity.
Prepayment in full is permitted on any scheduled payment date, provided a prepayment premium is paid. The prepayment premium will be based on the greater of (i) the yield maintenance prepayment formula and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
(ii) 1% of the amount of the principal being repaid, for any prepayment made prior to March 1, 2024. The prepayment premium will be 1% of the amount of principal being repaid for any prepayment made from (and including) March 1, 2024 through October 31, 2025. No prepayment premium is required after November 1, 2025. The non-recourse carveouts under the loan documents for the Wimbledon Oaks Mortgage Loan are guaranteed by the Company.
On June 24, 2019, the Company, through a wholly owned subsidiary, entered into a seven-year secured mortgage loan with CBRE Capital Markets, Inc., an unaffiliated lender, for borrowings of approximately $27.6 million secured by Summit (the “Summit Mortgage Loan”). The Summit Mortgage Loan matures on July 1, 2026 and bears interest at a fixed rate of 3.84%. Monthly payments are interest only for the first 36 months. Beginning on August 1, 2022, the Company will pay both principal and interest on the Summit Mortgage Loan based on 30 year amortization. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity.
Prepayment is permitted, provided a prepayment premium is paid. The prepayment premium is based on the greater of (i) 1% of the principal being repaid and (ii) the amount of principal being prepaid or accelerated, multiplied by the excess (if any) of the monthly note rate over the assumed reinvestment rate, multiplied by the present value factor. If the loan is securitized, the loan is locked to prepayment and defeasance for 24 months. After such 24-month lockout period, the loan can be defeased using treasury notes or other acceptable securities (including Freddie Mac referenced notes), provided that prepayment will be open at 1% during the last two years. If the loan is not securitized prior to the 12th installment due date or is never securitized, the prepayment premium will be yield maintenance through the end of the yield maintenance period (two years prior to maturity) followed by a 1% prepayment penalty during the immediate three months following the end of the yield maintenance period. No prepayment premium is required after April 1, 2026. The non-recourse carveouts under the loan documents for the Summit Mortgage Loan are guaranteed by the Company.
The following table presents the Company's annual principal payments on outstanding borrowings for each of the next five years ending December 31, and thereafter (in thousands):
2020	$433
2021	1,006
2022	2,258
2023	2,724
2024	22,074
Thereafter	118,653
$147,148
Deferred financing costs incurred to obtain financing are amortized over the term of the related debt. During the year ended December 31, 2019 and 2018, amortization of deferred financing costs of approximately $266,000 and $127,000, respectively, was included in interest expense. Accumulated amortization at December 31, 2019 and 2018 was approximately $415,000 and $149,000, respectively.
The following table presents the Company's estimated amortization of the existing deferred financing costs for the next five years ending December 31, and thereafter (in thousands):
2020	$297
2021	294
2022	291
2023	285
2024	263
Thereafter	215
$1,645

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
NOTE 9 - CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Relationship with the Advisor
The Company is externally managed and advised by the Advisor. Pursuant to the terms of the Advisory Agreement, the Advisor provides the Company with its management team, including its officers, along with appropriate support personnel. The Advisor will be reimbursed for the Company’s allocable share of costs for Advisor personnel, including allocable personnel salaries and benefits. Each of the Company’s officers is an employee of the Sponsor or one of its affiliates. The Company does not expect to have any employees. The Advisor is not obligated to dedicate any specific portion of its time or its employees' time to the Company’s business. The Advisor and any employees of the Sponsor or its affiliates acting on behalf of the Advisor, are at all times subject to the supervision and oversight of the Company’s board of directors and have only such functions and authority as the Company delegates to it. Effective April 28, 2019, the Company renewed the Advisory Agreement with the Advisor through April 27, 2020.
During the course of the offering, the Advisor provided offering-related services to the Company and advanced funds to the Company for both operating costs and organization and offering costs. These amounts were to be reimbursed to the Advisor from the proceeds from the offering, subject to the aforementioned limits on organization and offering expense reimbursements. As of December 31, 2019, the Company incurred a total of $9.2 million of organization and offering costs, of which the Advisor advanced $9.0 million on a cumulative basis on behalf of the Company. The Company directly paid the remaining approximately $249,000 of these costs directly. The maximum liability of the Company was $4.4 million based on the limit on organization and offering expenses payable by the Company included in the Advisory Agreement, which was comprised of the $249,000 initially paid by the Company and $4.2 million of the advance from the Advisor. An adjustment was made during the year ended December 31, 2019 to relieve the Company from the remaining $4.8 million liability due to the Advisor. As of December 31, 2019, the Company has reimbursed $1.1 million to the Advisor.
The Advisory Agreement has a one-year term and may be renewed for an unlimited number of successive one-year terms upon the approval of the Conflicts Committee of the Company's board of directors. Under the Advisory Agreement, the Advisor will receive fees and will be reimbursed for its expenses as set forth below:
Acquisition fees. The Advisor earns an acquisition fee of 2.0% of the cost of investments acquired on behalf of the Company, plus any capital reserves allocated, or the amount funded by the Company to acquire or originate loans, including acquisition expenses and any debt attributable to such investments.
Asset management fees. The Advisor earns a monthly asset management fee equal to 0.083% (one-twelfth of 1.0%) of the cost of each asset at the end of each month, without deduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the costs or value attributable to the Company’s investment in an asset if the Company does not own all of an asset and does not manage or control the asset.
Disposition fees. The Advisor will earn a disposition fee in connection with the sale of a property equal to the lesser of one-half of the aggregate brokerage commission paid, or if none is paid, 2.0% of the contract sales price.
Debt financing fees. The Advisor will earn a debt financing fee equal to 0.5% of the amount available under any debt financing obtained.
Expense reimbursements. The Company paid directly or reimbursed the Advisor for all of the expenses paid or incurred by the Advisor or its affiliates on behalf of the Company or in connection with the services provided to the Company in relation to its public offering, including its distribution reinvestment plan offering. This includes all organization and offering costs of up to 4.0% of gross offering proceeds as the Company raised less than $500.0 million in the primary offering. Reimbursements also include expenses the Advisor incurs in connection with providing services to the Company, including the Company’s allocable share of costs for Advisor personnel and overhead, out-of-pocket expenses incurred in connection with the selection and acquisition of properties or other real estate related debt investments, whether or not the Company ultimately acquires the investment. However, the Company will not reimburse the Advisor or its affiliates for employee costs in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
connection with services for which the Advisor earns acquisition or disposition fees. Prior to the Company breaking escrow, the Advisor incurred approximately $104,000 of formation and other operating expenses the Company's behalf, which will not be reimbursed to the Advisor.
On April 13, 2018, the board of directors approved an amendment to the advisory agreement that provides that the Company is not responsible for the reimbursement of any unreimbursed organization and offering expenses or operational expenses incurred by the Advisor on the Company’s behalf through March 31, 2018 until after the termination of the primary portion of the Company’s ongoing initial public offering. Additionally, the amendment provides that such unreimbursed organization and offering expenses or operational expenses incurred or paid by the Advisor on the Company’s behalf through March 31, 2018 will be reimbursed ratably starting after the termination of the primary portion of the Company’s ongoing initial public offering through April 30, 2021 for organization and offering expenses and through April 30, 2020 for operating expenses. The payments commenced on November 1, 2019.
Relationship with the Manager
The Manager manages real estate properties and real estate-related debt investments and coordinates the leasing of, and manages construction activities related to, some of the Company’s real estate properties pursuant to the terms of the management agreement with the Manager.
Property management fees. The Manager earns a property management fee equal to 4.5% of actual gross cash receipts from the operations of real property investments that it manages and an oversight fee on any real property investments that are managed by third parties. Property management fees are deducted directly from the property's operating account by the property manager. Any property management fees paid to unaffiliated third party property managers in excess of 4.5% of actual gross receipts will be reimbursed to the Company by the Advisor.
Construction management fees. The Manager earns a construction management fee equal to 5.0% of actual aggregate costs to construct improvements to a property.
Debt servicing fees. The Manager will earn a debt servicing fee equal to 2.75% of gross receipts from real estate-related debt investments.
Expense reimbursement. During the ordinary course of business, the Manager or other affiliates of RAI may pay certain shared operating expenses on behalf of the Company. The Company is obligated to reimburse the Manager or other affiliates for such shared operating expenses.
Relationship with Resource Securities
Resource Securities, an affiliate of the Advisor, serves as the Company’s dealer manager and was responsible for marketing the Company’s shares during the primary public offering.
Dealer manager fee and selling commissions. Pursuant to the terms of the amended and restated dealer manager agreement with Resource Securities, the Company generally paid Resource Securities a selling commission of up to 3.0% of gross offering proceeds from the sale of Class R shares and a dealer manager fee of up to 3.5% of gross offering proceeds from the sale of Class R shares (but the aggregate of such fees shall not exceed 5.5% of gross offering proceeds). The Company generally paid Resource Securities a dealer manager fee of up to 1.5% of gross offering proceeds from the sale of the Class I shares. Resource Securities allows all selling commissions earned and a portion of the dealer manager fee as a marketing fee to participating broker-dealers. No selling commissions or dealer manager fees were earned by Resource Securities in connection with sales under the distribution reinvestment plan. Additionally, the Company may reimburse the Resource Securities for bona fide due diligence expenses.
Distribution and shareholder servicing fee. Resource Securities was paid an annual fee of 1.0% of the NAV (purchase price prior to June 29, 2018) per share of Class T common stock sold in the primary offering for up to five years from the date on which each share was issued. Resource Securities was also paid an annual fee of 1.0% of the NAV (purchase price prior to June 29, 2018) per share of Class R common stock sold in the primary

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
offering subject to the terms of the Class R shares as included in the Articles Supplementary. Effective November 1, 2019, pursuant to the terms of the Class T and Class R shares, no further distribution and shareholder servicing fees were payable to Resource Securities so the Company ceased to accrue the distribution and shareholder servicing fee.
Relationship with RAI and C-III
Property loss pool. Until February 28, 2019, the Company's properties participated in a property loss self-insurance pool with other properties directly and indirectly managed by RAI and C-III, which was backed by a catastrophic insurance policy. The pool covered losses up to $2.5 million, in aggregate, after a $25,000 deductible per incident. Claims beyond the insurance pool limits were covered by the catastrophic insurance policy, which covered claims up to $250.0 million, after either a $25,000 or a $100,000 deductible per incident, depending on location and/or type of loss. Therefore, unforeseen or catastrophic losses in excess of the Company's insured limits could have a material adverse effect on the Company's financial condition and operating results.
Beginning March 1, 2019, the Company now participates (with other properties directly and indirectly managed by RAI and C-III) only in the catastrophic insurance policy, which covers claims up to $250.0 million, after either a $25,000 or a $100,000 deductible per incident, depending on location and/or type of loss. Therefore, unforeseen or catastrophic losses in excess of the Company's insured limits could have a material adverse effect on the Company's financial condition and operating results. Substantially all of the receivables from related parties represent insurance deposits held in escrow by RAI and C-III related to the self-insurance pool which, if unused, will be returned to the Company.
General liability coverage. The Company also participates (with other properties directly and indirectly managed by RAI and C-III) in a general liability policy. The insured limit for the general liability policy is $76.0 million in total claims, after a $25,000 deductible per incident.
Internal audit fees. RAI performs internal audit services for the Company.
Directors and officers liability insurance. The Company participates in a liability insurance program for directors and officers coverage with other C-III managed entities and subsidiaries for coverage up to $100.0 million.
Other transactions. Through December 18, 2018, RAI co-guaranteed the mortgage on Payne Place with the Company until such time as the Company achieved the following: (a) owned a minimum of five apartment complexes; (b) had a minimum net worth of $50.0 million; (c) had liquidity of no less than $5.0 million; and (d) had an aggregate portfolio leverage of no more than 65% (see Note 8 for further details). As of December 18, 2018, RAI has been released from the guaranty.
The Company paid The Planning & Zoning Resource Company, a subsidiary of C-III, $2,716 for zoning reports in connection with its acquisitions of Wimbledon Oaks and Summit during the year ended December 31, 2019.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
The following table presents the Company's amounts receivable from and amounts payable to such related parties (in thousands):
	December 31,
	2019	2018
Due from related parties:
RAI and affiliate - insurance funds held in escrow	$—	$13
Resource Securities	—	1
	$—	$14

Due to related parties:
Advisor:
Asset management fees	$—	$5
Organization and offering costs	3,076	8,250
Operating expense reimbursements (including prepaid expenses)	1,778	2,701
	4,854	10,956

Manager:
Property management fees	81	51
Operating expense reimbursements	2	63
	83	114

RAI:
Internal audit fee	—	11
Operating expense reimbursements	—	15
	—	26

Resource Securities:
Selling commissions and dealer-manager fees	—	79
Distribution and shareholder servicing fee	—	1,818
	—	1,897
	$4,938	$12,993

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
The following table presents the Company's fees earned by and expenses incurred from such related parties (in thousands):
	Years Ended December 31,
	2019	2018
Fees earned / expenses incurred:
Advisor:
Acquisition fees and acquisition related reimbursements(1)	$1,456	$2,449
Asset management fees(2)	1,982	936
Debt financing fees(3)	230	391
Organization and offering costs(4)	765	2,107
Operating expense reimbursement(5)(9)	806	1,205

Manager:
Property management fees(2)	$782	$355
Construction management fees(1)	185	96
Operating expense reimbursements(6)	38	59

RAI:
Internal audit fee(5)	$25	$39

Resource Securities:
Selling commissions and dealer-manager fees(7)	$1,263	$2,669
Distribution and shareholder servicing fee(7)(8)	573	1,303

Other:
The Planning & Zoning Resource Company(1)	$3	$4
(1)	Capitalized and included in Rental properties, net on the consolidated balance sheets.
(2)	Included in Management fees - related parties on the consolidated statements of operations and comprehensive loss.
(3)	Included in Mortgage notes payable on the consolidated balance sheets.
(4)
Organizational expenses were expensed when incurred and offering costs are included in Deferred offering costs until they are charged to Stockholders' equity on the consolidated balance sheets as proceeds are raised in the offering.

(5)	Included in General and administrative on the consolidated statements of operations and comprehensive loss and excludes third party costs that are advanced by the Advisor.
(6)	Included in Rental operating expenses on the consolidated statements of operations and comprehensive loss.
(7)	Included in Stockholders' equity on the consolidated balance sheets.
(8)	During the year ended December 31, 2019 there was an adjustment in conjunction with the termination of the primary offering; see Note 2.
(9)	During the year ended December 31, 2019, the Advisor suspended the allocation of rent and payroll costs to the Company.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
NOTE 10 - EARNINGS PER SHARE
The following table presents a reconciliation of basic and diluted earnings/(loss) per share for the periods presented as follows (in thousands, except per share data):
	Years Ended December 31,
	2019	2018
Net loss	$(10,707)	$(6,852)
Less: Class A common stock cash distributions declared	340	333
Less: Class T common stock cash distributions declared	510	477
Less: Class R common stock cash distributions declared	2,809	2,458
Less: Class I common stock cash distributions declared	2,114	120
Undistributed net loss attributable to common stockholders	$(16,480)	$(10,240)

Class A common stock:
Undistributed net loss attributable to Class A common stockholders	$(920)	$(1,012)
Class A common stock cash distributions declared	340	333
Net loss attributable to Class A common stockholders	$(580)	$(679)
Net loss per Class A common share, basic and diluted	$(0.92)	$(1.08)
Weighted-average number of Class A common shares outstanding, basic and diluted	631	628

Class T common stock:
Undistributed net loss attributable to Class T common stockholders	$(1,621)	$(1,765)
Class T common stock cash distributions declared	510	477
Net loss attributable to Class T common stockholders	$(1,111)	$(1,288)
Net loss per Class T common share, basic and diluted	$(1.00)	$(1.18)
Weighted-average number of Class T common shares outstanding, basic and diluted	1,111	1,095

Class R common stock:
Undistributed net loss attributable to Class R common stockholders	$(12,083)	$(7,223)
Class R common stock cash distributions declared	2,809	2,458
Net loss attributable to Class R common stockholders	$(9,274)	$(4,765)
Net loss per Class R common share, basic and diluted	$(1.12)	$(1.06)
Weighted-average number of Class R common shares outstanding, basic and diluted	8,279	4,479

Class I common stock:
Undistributed net loss attributable to Class I common stockholders	$(1,856)	$(240)
Class I common stock cash distributions declared(1)	2,114	120
Net income attributable to Class I common stockholders	$258	$(120)
Net income per Class I common share, basic and diluted	$0.20	$(0.81)
Weighted-average number of Class I common shares outstanding, basic and diluted	1,271	149
(1)	Amount includes approximately $1.3 million of cash distributions declared on December 11, 2019 for 9.7 million Class I shares that had been converted from Class R shares on November 1, 2019.
Weighted-average number of shares excludes the convertible stock as they are not participating securities.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
NOTE 11 - EQUITY
Preferred Stock
The Company’s charter authorizes the Company to issue 10 million shares of its $0.01 par value preferred stock. As of December 31, 2019, no shares of preferred stock were issued or outstanding.
Convertible Stock
The Company’s charter authorizes the Company to issue 50,000 shares of its $0.01 par value convertible stock. On August 5, 2016, the Company's board of directors approved the issuance of 50,000 convertible shares in exchange for 5,000 shares of Class A common stock. As of December 31, 2019, the Company had 50,000 shares of $0.01 par value convertible stock outstanding, which are owned by the Advisor. The convertible stock will convert into shares of the Company’s Class A common stock upon the occurrence of (a) the Company having paid distributions to common stockholders that in the aggregate equal 100% of the price at which the Company originally sold the shares plus an amount sufficient to produce a 6% cumulative, non-compounded annual return on the shares at that price; or (b) if the Company lists its common stock on a national securities exchange or the Company consummates a merger pursuant to which consideration received by the stockholders is securities of another issuer that are listed on a national securities exchange.
Each of these two events is a “Triggering Event.” Upon a Triggering Event, the Company's convertible stock will, unless its Advisory Agreement has been terminated or not renewed on account of a material breach by its Advisor, generally be converted into a number of shares of common stock equal to 1/50,000 of the quotient of:
(A)	15% of the amount, if any, by which
(1)
the value of the Company as of the date of the event triggering the conversion plus the total distributions paid to its stockholders through such date on the then-outstanding shares of its common stock exceeds

(2)
the sum of the aggregate issue price of those outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by

(B)	the value of the Company divided by the number of outstanding shares of common stock, in each case, as of the as of the date of the event triggering the conversion.
No triggering events have occurred or was considered probable to occur as of December 31, 2019.
Common Stock
The Company’s charter authorizes the issuance of 1 billion shares of common stock with a par value of $0.01 per share, of which, the Company has allocated 750 million shares as Class R common stock; 75 million shares as Class I common stock; 25 million shares as Class A common stock; and 25 million shares as Class T common stock. 125 million shares of the common stock remain undesignated. As of July 3, 2017, the Company ceased offering shares of Class A and Class T common stock and commenced the offering of Class R and Class I common stock in its primary offering. The Company ceased offering Class R and Class I shares in the primary offering on October 31, 2019 and ceased processing subscriptions in the offering on November 15, 2019. The Company continues to offer shares of Class A, Class T and Class I common stock pursuant to the DRIP.
On November 1, 2019, each Class R share of common stock of the Company automatically converted into a Class I share of common stock of the Company pursuant to the terms of the Articles Supplementary for the Class R shares. The Class R shares converted into Class I shares on a one-for-one basis, because the most recently approved estimated net asset value per share approved by its board of directors ($9.12 as of March 21, 2019) was the same for all classes of common stock. Stockholders who received Class I shares upon the conversion will no longer be subject to the class-specific expenses associated with Class R shares. As of November 1, 2019, the Company no longer has any shares of Class R common stock outstanding.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
At December 31, 2019, shares of the Company's $0.01 par value Class A, Class T, Class R, and Class I common stock have been issued as follows (dollars in thousands):
	Class A		Class T		Class R		Class I
	Shares	Gross Proceeds	Shares	Gross Proceeds	Shares	Gross Proceeds	Shares	Gross Proceeds
Shared issued through primary offering(1)	586,207	$5,601	1,049,996	$9,943	9,356,068	$89,917	624,325	$5,760
Shares issued through stock dividends	12,860	—	15,495	—	—	—	—	—
Shares issued through distribution reinvestment plan	31,538	294	81,995	745	356,453	3,244	33,566	306
Shares issued in conjunction with the Advisor's initial investment, net of 5,000 share conversion	15,000	200	—	—	—	—	—	—
Total	645,605	6,095	1,147,486	10,688	9,712,521	93,161	657,891	6,066
Shares redeemed and retired	(16,914)		(32,028)		(32,122)		(10,999)
Class R share conversion(2)	—		—		(9,680,399)		9,680,399
Total shares issued and outstanding at December 31, 2019	628,691		1,115,458		—		10,327,291
(1)	Includes 222,222 of Class A shares issued to RAI.
(2)	On November 1, 2019, all outstanding Class R shares converted to Class I shares.
Redemptions
During the year ended December 31, 2019, the Company redeemed shares of its outstanding Class A, Class T, Class R and Class I common stock. Redemptions for the year ended December 31, 2019 were as follows:
	Total Number of Shares Redeemed				Average Price Paid per Share
Period	Class A	Class T	Class R	Class I	Class A	Class T	Class R	Class I
January 2019	—	—	—	—	—	—	—	—
February 2019	—	—	—	—	—	—	—	—
March 2019	—	—	—	—	—	—	—	—
April 2019	—	—	—	—	—	—	—	—
May 2019	—	—	—	—	—	—	—	—
June 2019	16,914	28,087	—	—	$8.66	$8.61	—	—
July 2019	—	—	—	—	—	—	—	—
August 2019	—	—	—	—	—	—	—	—
September 2019	—	1,334	31,177	—	—	$8.66	$9.06	—
October 2019	—	—	—	—	—	—	—	—
November 2019	—	—	—	—	—	—	—	—
December 2019	—	—	—	10,999	—	—	—	$8.85
	16,914	29,421	31,177	10,999
All redemptions requests tendered were honored during the year ended December 31, 2019.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
The Company will not redeem in excess of 5% of the weighted-average number of shares of common stock outstanding during the 12-month period immediately prior to the effective date of redemption. The Company's board of directors will determine at least quarterly whether it has sufficient excess cash to repurchase shares. Generally, the cash available for redemptions will be limited to proceeds from the Company's distribution reinvestment plan plus, if the Company has positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous year.
The Company's board of directors, in its sole discretion, may suspend, terminate or amend the Company's share redemption program without stockholder approval upon 30 days' notice if it determines that such suspension, termination or amendment is in the Company's best interest. The Company's board may also reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund the Company's share redemption program are needed for other purposes.
These limitations apply to all redemptions, including redemptions sought upon a stockholder's death, qualifying disability or confinement to a long-term care facility.
Distributions
During the year ended December 31, 2019, the Company's board of directors declared cash distributions on the outstanding shares of all classes of its common stock based on daily record dates for the period from March 28, 2019 through March 30, 2020, which were or will be paid on April 30, 2019, May 31, 2019, June 28, 2019, July 31, 2019, August 30, 2019, September 30, 2019, October 31, 2019, November 27, 2019, December 31, 2019, January 31, 2020, February 28, 2020, and March 31, 2020.
The distributions declared for the periods from March 28, 2019 through October 30, 2019 were calculated based on the stockholders of record each day during the period at a rate of (i) $0.001469178 per share per day, less (ii) the applicable daily distribution and shareholder servicing fees accrued for and allocable to any class of common stock divided by the number of shares of common stock of such class outstanding as of the close of business on the record date. The distributions declared for the period from October 31, 2019 through March 30, 2020 were calculated based on the stockholders of record each day during the period at a rate of $0.001469178 per share per day but did or will not require adjustments for distribution of shareholders servicing fees.
Distributions are generally paid to stockholders on the last business day of the month for which the distribution has accrued. Distributions reinvested pursuant to the distribution reinvestment plan are reinvested in shares of the same class as the shares on which distributions are made.
The following table presents information regarding the Company's distributions declared and paid to stockholders during the year ended December 31, 2019 (in thousands):
	Class A	Class T	Class R	Class I	Total
Distributions declared	$340	$510	$2,809	$2,114	$5,773
Distributions reinvested in shares of common stock paid	$101	$305	$2,060	$300	$2,766
Cash distributions paid	236	200	1,541	480	2,457
Total distributions paid	$337	$505	$3,601	$780	$5,223
At December 31, 2019, the Company had accrued $1.6 million for the cash distributions paid or to be paid on January 31, 2020, February 28, 2020, and March 31, 2020, which is reported in distributions payable in the consolidated balance sheet.
NOTE 12 - FAIR VALUE MEASURES AND DISCLOSURES
In analyzing the fair value of its financial investments accounted for on a fair value basis, the Company follows the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company determines fair value based on quoted

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
prices when available or, if quoted prices are not available, through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. The fair value of cash, tenant receivables and accounts payable, approximate their carrying value due to their short nature. The hierarchy followed defines three levels of inputs that may be used to measure fair value:
Level 1 - Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.
Level 3 - Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.
The determination of where an asset or liability falls in the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter; depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.
The fair value of rental properties is usually estimated based on information obtained from a number of sources, including information obtained about each property as a result of pre-acquisition due diligence, marketing and leasing activities. The Company allocates the purchase price of properties to acquired tangible assets, consisting of land, buildings, fixtures and improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, the value of in-place leases and the value of tenant relationships, based in each case on their fair values.
Derivatives are reported at fair value in the consolidated balance sheets and are valued by a third party pricing agent using an income approach with models that use, as their primary inputs, readily observable market parameters. This valuation process considers factors including interest rate yield curves, time value, credit and volatility factors. (Level 2).
The following table presents information about the Company's assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):
	Level 1	Level 2	Level 3	Total
December 31, 2019
Assets:
Interest rate caps	$—	$—	$—	$—

December 31, 2018
Assets:
Interest rate caps	$—	$2	$—	$2
The carrying and fair values of the Company’s mortgage notes payable- outstanding borrowings, which were not carried at fair value on the consolidated balance sheets at December 31, 2019 and 2018, were as follows (in thousands):
	December 31, 2019		December 31, 2018
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Mortgage notes payable- outstanding borrowings	$147,148	$144,902	$101,315	$100,698

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
The carrying amount of the mortgage notes payable presented above is the outstanding borrowings excluding premium or discount and deferred finance costs, net. At December 31, 2019, the fair value of mortgage notes payable was estimated using a discounted cash flow model and rates available to the Company for debt with similar terms and remaining maturity.
NOTE 13 - DERIVATIVES AND HEDGING ACTIVITIES
Risk Management Objective of Using Derivatives
The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.
As a condition to certain of the Company’s financing facilities, from time to time the Company may be required to enter into certain derivative transactions as may be required by the lender. These transactions would generally be in line with the Company’s own risk management objectives and also serve to protect the lender.
Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company entered into two interest rate caps that were designated as cash flow hedges. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the year ended December 31, 2019, such derivatives were used to hedge the variable cash flows, indexed to USD-LIBOR, associated with existing variable-rate loan agreements. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the year ended December 31, 2019 and 2018 the Company recorded $10,511 and $174, respectively, of hedge ineffectiveness in earnings.
Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. At December 31, 2019, the Company estimates that an additional $25,779 will be reclassified as an increase to interest expense over the next 12 months.
The following table presents the Company's outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk at December 31, 2019 and 2018 (dollars in thousands):
	Interest Rate Derivative	Number of Instruments	Notional Amount	Maturity Dates
December 31, 2019	Interest rate caps	2	$54,145	August 1, 2020 and April 1, 2021
December 31, 2018	Interest rate caps	2	$54,145	August 1, 2020 and April 1, 2021

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS– (Continued)
DECEMBER 31, 2019
Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet
The following table presents the fair value of the Company’s derivative financial instruments, as well as their classification on the consolidated balance sheets at December 31, 2019 and 2018 (in thousands):
Asset Derivatives				Liability Derivatives
December 31, 2019		December 31, 2018		December 31, 2019		December 31, 2018
Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value
Prepaid expenses and other assets	$—	Prepaid expenses and other assets	$2	—	$—	—	$—
NOTE 14 - OPERATING EXPENSE LIMITATION
Under its charter, the Company must limit its total operating expenses to the greater of 2% of its average invested assets or 25% of its net income for the four most recently completed fiscal quarters, unless the Conflicts Committee of the Company’s board of directors has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expenses for the four fiscal quarters ended December 31, 2019 were in compliance with the charter imposed limitation.
NOTE 15 - SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the filing of this report and determined that there have been any events that have occurred that would require adjustments to or disclosures in the consolidated financial statements, except for the following:
On March 5, 2020, the Company sold Payne Place in Alexandria, Virginia for $3.1 million. The Company expects to recognize a gain on the sale of approximately $530,000 during the quarter ending March 31, 2020.
On March 11, 2020, the World Health Organization declared the outbreak of a coronavirus (COVID-19) a pandemic. The resulting restrictions on travel and quarantines imposed have had a negative impact on the U.S. economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to the Company’s investments and operating results.

RESOURCE APARTMENT REIT III, INC.
SCHEDULE III
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2019
(in thousands)
			Initial Cost to Company			Cost Capitalized Subsequent to Acquisition	Gross Amount at which Carried at Close of Period		Total	Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciated- Latest Income Statement
Description	Location	Encumbrances	Land	Building and Improvements	Total		Land	Building and Improvements
Payne Place	Alexandria, Virginia	$1,525	$1,420	$1,030	$2,450	37	$1,420	$1,067	$2,487	$(149)	1950	8/19/2016	3 - 27.5 years
Bay Club	Jacksonville, Florida	21,398	3,321	24,256	27,577	1,480	3,321	25,736	29,057	(2,876)	1990	7/31/2017	3 - 27.5 years
Tramore Village	Austell, Georgia	32,625	6,729	37,885	44,614	2,256	6,729	40,141	46,870	(3,173)	1999	3/22/2018	3 - 27.5 years
Matthews Reserve	Matthews, North Carolina	23,850	4,138	29,943	34,081	1,213	4,138	31,156	35,294	(1,862)	1998	8/29/2018	3 - 27.5 years
The Park at Kensington	Riverview, Florida	21,760	3,152	25,814	28,966	835	3,152	26,649	29,801	(1,557)	1990	9/14/2018	3 - 27.5 years
Wimbledon Oaks	Arlington, Texas	18,410	3,894	21,989	25,883	1,292	3,894	23,281	27,175	(1,040)	1986	2/12/2019	3 - 27.5 years
Summit	Alexandria, Virginia	27,580	8,566	28,244	36,810	210	8,566	28,454	37,020	(564)	1976	6/24/2019	3 - 27.5 years
		$147,148	$31,220	$169,161	$200,381	$7,323	$31,220	$176,484	$207,704	$(11,221)
	December 31,
	2019	2018
Investments in real estate:
Balance, beginning of period	$139,854	$29,935
Acquisitions	62,693	107,663
Improvements, etc.	5,768	2,381
Disposals during the period	(611)	(125)
Balance, end of period	$207,704	$139,854
Accumulated Depreciation:
Balance, beginning of period	$(3,792)	$(492)
Depreciation	(7,555)	(3,316)
Disposals during the period	126	16
Balance, end of period	$(11,221)	$(3,792)

ANNEX I
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)
☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2020
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from      to
Commission file number 000-55923

RESOURCE APARTMENT REIT III, Inc.
(Exact name of registrant as specified in its charter)
Maryland	47-4608249
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1845 Walnut Street, 17th Floor, Philadelphia, PA, 19103
(Address of principal executive offices) (Zip code)
(215) 231-7050
(Registrant's telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act: None
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
n/a	n/a	n/a
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☑ No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer.	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐ No ☑
As of August 6, 2020, there were 625,848 outstanding shares of Class A common stock, 1,121,639 outstanding shares of Class T common stock, and 10,401,323 outstanding shares of Class I common stock of Resource Apartment REIT III, Inc.

RESOURCE APARTMENT REIT III, INC.
INDEX TO QUARTERLY REPORT
ON FORM 10-Q

Forward-Looking Statements
Certain statements included in this Quarterly Report on Form 10-Q are forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company, particularly its ability to collect rent, the personal financial condition of its tenants and their ability to pay rent, and the real estate market and the global economy and financial markets. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, you should interpret many of the risks identified in our Annual Report on Form 10-K for the year ended December 31, 2019 as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Actual results may differ materially from those contemplated by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances after the date of this report, except as may be required under applicable law.

RESOURCE APARTMENT REIT III, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Investments:
Rental properties, net	$191,077	$196,483
Identified intangible assets, net	—	173
Total investments	191,077	196,656
Cash	23,845	28,430
Restricted cash	1,924	1,916
Tenant receivables, net	92	31
Prepaid expenses and other assets	867	599
Total assets	$217,805	$227,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable, net	$143,940	$145,503
Accounts payable and accrued expenses	1,104	2,552
Accrued real estate taxes	1,242	601
Due to related parties	2,004	4,938
Tenant prepayments	132	194
Security deposits	426	382
Distributions payable	—	1,587
Total liabilities	148,848	155,757

Stockholders’ equity:
Preferred stock, par value $0.01: 10,000,000 shares authorized, none issued and outstanding	—	—
Convertible stock, par value $0.01: 50,000 shares authorized, issued and outstanding	1	1
Class A common stock, par value $0.01: 25,000,000 shares authorized, 625,848 and 628,691 issued and outstanding, respectively	6	6
Class T common stock, par value $0.01: 25,000,000 shares authorized, 1,121,639 and 1,115,458 issued and outstanding, respectively	11	11
Class I common stock, par value $0.01: 75,000,000 shares authorized, 10,401,323 and 10,327,291 issued and outstanding, respectively	104	103
Additional paid-in capital	104,430	103,725
Accumulated other comprehensive loss	(19)	(32)
Accumulated deficit	(35,576)	(31,939)
Total stockholders’ equity	68,957	71,875
Total liabilities and stockholders’ equity	$217,805	$227,632
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Rental income	$5,132	$4,091	$10,221	$7,747
Total revenues	5,132	4,091	10,221	7,747

Expenses:
Rental operating - expenses	1,049	810	1,918	1,492
Rental operating - payroll	491	412	980	783
Rental operating - real estate taxes	705	579	1,435	1,076
Subtotal - rental operating	2,245	1,801	4,333	3,351
Property management fees	—	3	—	5
Management fees - related parties	793	631	1,573	1,205
General and administrative	355	602	771	1,395
Loss on disposal of assets	73	131	202	218
Depreciation and amortization expense	2,235	2,216	4,595	4,453
Total expenses	5,701	5,384	11,474	10,627
Loss before net gains on dispositions	(569)	(1,293)	(1,253)	(2,880)
Net gain on disposition of property	—	—	530	—
Loss before other income (expense)	(569)	(1,293)	(723)	(2,880)

Other income (expense):
Interest income	9	83	36	153
Interest expense	(1,376)	(1,392)	(2,919)	(2,660)
Total other income (expense)	(1,367)	(1,309)	(2,883)	(2,507)
Net loss	$(1,936)	$(2,602)	$(3,606)	$(5,387)

Other comprehensive income:
Designated derivatives, fair value adjustments	7	2	13	—
Total other comprehensive income	7	2	13	—
Comprehensive loss	$(1,929)	$(2,600)	$(3,593)	$(5,387)
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS - Continued
(in thousands, except per share data)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Class A common stock:
Net loss attributable to Class A common stockholders	$(100)	$(138)	$(188)	$(306)
Net loss per Class A share, basic and diluted	$(0.16)	$(0.22)	$(0.30)	$(0.48)
Weighted average Class A common shares outstanding, basic and diluted	626	636	627	636

Class T common stock:
Net loss attributable to Class T common stockholders	$(178)	$(269)	$(309)	$(591)
Net loss per Class T share, basic and diluted	$(0.16)	$(0.24)	$(0.28)	$(0.53)
Weighted average Class T common shares outstanding, basic and diluted	1,122	1,118	1,120	1,116

Class R common stock:
Net loss attributable to Class R common stockholders	$—	$(2,089)	$—	$(4,291)
Net loss per Class R share, basic and diluted	$—	$(0.23)	$—	$(0.51)
Weighted average Class R common shares outstanding, basic and diluted	—	8,969	—	8,456

Class I common stock:
Net loss attributable to Class I common stockholders	$(1,658)	$(106)	$(3,109)	$(199)
Net loss per Class I share, basic and diluted	$(0.16)	$(0.18)	$(0.30)	$(0.41)
Weighted average Class I common shares outstanding, basic and diluted	10,406	586	10,381	484
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020
(in thousands)
(unaudited)
	Common Stock								Convertible Stock
	Shares				Amount						Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	A Shares	T Shares	R Shares	I Shares	A Shares	T Shares	R Shares	I Shares	Shares	Amount
Balance, at April 1, 2020	626	1,122	—	10,407	$6	$11	$—	$104	50	$1	$104,480	$(26)	$(33,640)	$70,936
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	7	—	7
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(1,936)	(1,936)
Share redemptions	—	—	—	(6)	—	—	—	—	—	—	(50)	—	—	(50)
Balance, at June 30, 2020	626	1,122	—	10,401	$6	$11	$—	$104	50	$1	$104,430	$(19)	$(35,576)	$68,957

Balance, at January 1, 2020	629	1,115	—	10,327	$6	$11	$—	$103	50	$1	$103,725	$(32)	$(31,939)	$71,875
True-up of prior year cash distributions declared	—	—	—	—	—	—	—	—	—	—	—	—	(31)	(31)
Common stock issued through distribution reinvestment plan	2	10	—	82	—	—	—	1	—	—	856	—	—	857
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	13	—	13
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(3,606)	(3,606)
Share redemptions	(5)	(3)	—	(8)	—	—	—	—	—	—	(151)	—	—	(151)
Balance, at June 30, 2020	626	1,122	—	10,401	$6	$11	$—	$104	50	$1	$104,430	$(19)	$(35,576)	$68,957
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY- (continued)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019
(in thousands)
(unaudited)
	Common Stock								Convertible Stock
	Shares				Amount						Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	A Shares	T Shares	R Shares	I Shares	A Shares	T Shares	R Shares	I Shares	Shares	Amount
Balance, at April 1, 2019	637	1,119	8,744	456	$6	$11	$87	$5	50	$1	$92,374	$(42)	$(19,502)	$72,940
Issuance of common stock	—	—	489	157	—	—	5	1	—	—	6,218	—	—	6,224
Offering costs	—	—	—	—	—	—	—	—	—	—	(598)	—	—	(598)
Cash distributions declared	—	—	—	—	—	—	—	—	—	—	—	—	(1,353)	(1,353)
Common stock issued through distribution reinvestment plan	3	8	61	1	—	—	1	—	—	—	666	—	—	667
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(2,602)	(2,602)
Share redemptions	(17)	(28)	—	—	—	—	—	—	—	—	(388)	—		(388)
Balance, at June 30, 2019	623	1,099	9,294	614	$6	$11	$93	$6	50	$1	$98,272	$(40)	$(23,457)	$74,892

Balance, at January 1, 2019	634	1,111	7,182	330	$6	$11	$72	$3	50	$1	$77,896	$(40)	$(15,459)	$62,490
Issuance of common stock	—	—	1,999	283	—	—	20	3	—	—	21,995	—	—	22,018
Offering costs	—	—	—	—	—	—	—	—	—	—	(2,474)	—	—	(2,474)
Cash distributions declared	—	—	—	—	—	—	—	—	—	—	—	—	(2,611)	(2,611)
Common stock issued through distribution reinvestment plan	6	16	113	1	—	—	1	—	—	—	1,243	—	—	1,244
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—		—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(5,387)	(5,387)
Share redemptions	(17)	(28)	—	—	—			—	—	—	(388)	—	—	(388)
Balance, at June 30, 2019	623	1,099	9,294	614	$6	$11	$93	$6	50	$1	$98,272	$(40)	$(23,457)	$74,892
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(3,606)	$(5,387)
Adjustment to reconcile net loss to net cash used in operating activities:
Loss on disposal of assets	202	218
Depreciation and amortization	4,595	4,453
Amortization of deferred financing costs	147	117
Net gain on disposition of property	(530)	—
Realized loss on change in fair value of interest rate cap	13	3
Changes in operating assets and liabilities:
Tenant receivables, net	(63)	(9)
Due from related parties	—	8
Prepaid expenses and other assets	(271)	(218)
Due to related parties	(2,934)	(700)
Accounts payable and accrued expenses	367	1,165
Tenant prepayments	(62)	(75)
Security deposits	57	5
Net cash used in operating activities	(2,085)	(420)

Cash flows from investing activities:
Proceeds from disposal of properties, net of closing costs	1,340	—
Property acquisition	—	(17,335)
Capital expenditures	(2,701)	(2,812)
Net cash used in investing activities	(1,361)	(20,147)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	21,768
Redemptions of common stock	(151)	(388)
Payments on borrowings	(219)	(18)
Payment of deferred financing costs	—	(715)
Distributions paid on common stock	(761)	(1,089)
Net cash (used in) provided by financing activities	(1,131)	19,558

Net decrease in cash and restricted cash	(4,577)	(1,009)
Cash and restricted cash at beginning of period	30,346	33,711
Cash and restricted cash at end of period	$25,769	$32,702

Reconciliation of cash and restricted cash
Cash	$23,845	$30,338
Restricted Cash	1,924	2,364
Cash and restricted cash at end of period	$25,769	$32,702
The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)
NOTE 1 - NATURE OF BUSINESS AND OPERATIONS
Resource Apartment REIT III, Inc. (the “Company”) was organized in Maryland on July 15, 2015. The Company launched an initial public offering on April 28, 2016 pursuant to which it offered up to $1.1 billion of shares of its common stock, consisting of up to $1.0 billion of shares in its primary offering and up to $100.0 million of shares pursuant to its distribution reinvestment plan (the “DRIP”).
Through July 2, 2017, the Company offered shares of Class A and Class T common stock in the primary and DRIP offering. As of July 3, 2017, the Company ceased offering shares of Class A and Class T common stock in its primary offering and commenced offering shares of Class R and Class I common stock in both the primary and DRIP offering.
The Company ceased offering shares in the primary offering on October 31, 2019 and ceased processing subscriptions in the offering on November 15, 2019. The Company continues to offer Class A, Class T and Class I shares pursuant to the DRIP.
As of June 30, 2020, the Company has raised aggregate gross primary offering proceeds of approximately $111.4 million from the sale of 601,207 Class A shares, 1,049,996 Class T shares, 9,356,067 Class R shares and 624,325 Class I shares of common stock.
On June 27, 2018, March 21, 2019, and March 19, 2020, the board of directors of the Company determined an estimated net asset value (“NAV”) per share of the common stock of $9.05, $9.12, and $9.01, respectively, based on the estimated market value of the portfolio of investments of the Company as of March 31, 2018, December 31, 2018, and December 31, 2019, respectively. Based on the estimated NAV per share, the board of directors established updated offering prices for shares of Class R and Class I common stock to be sold in the primary portion of the initial public offering by adding certain offering costs to the estimated NAV per share. Pursuant to the terms of the DRIP, following the establishment of an estimated NAV per share, shares of common stock are sold at the most recent estimated NAV per share.
The prices per share for each class of shares of the Company's common stock through June 30, 2020 were as follows:
	Class A	Class T	Class R	Class I
Primary Offering Price
Inception through July 2, 2017	$10.00	$9.47	n/a	n/a
July 3, 2017 through July 1, 2018	n/a	n/a	$9.52	$9.13
July 2, 2018 through March 24, 2019	n/a	n/a	$9.68	$9.28
March 25, 2019 through October 31, 2019	n/a	n/a	$9.75	$9.35
Offering Price under the DRIP
Inception through July 2, 2017	$9.60	$9.09	n/a	n/a
July 3, 2017 through July 1, 2018	$9.60	$9.09	$9.14	$8.90
July 2, 2018 through March 24, 2019(1)	$9.05	$9.05	$9.05	$9.05
March 25, 2019 through March 30, 2020(1)	$9.12	$9.12	$9.12	$9.12
March 31, 2020 through June 30, 2020(1)	$9.01	$9.01	n/a	$9.01
(1)	Shares of common stock pursuant to the DRIP are sold at the Company’s most recent estimated NAV per share.
Resource REIT Advisor, LLC (the “Advisor”), an indirect wholly-owned subsidiary of Resource America, Inc. (“RAI”), contributed $200,000 to the Company in exchange for 20,000 shares of Class A common stock on August 10, 2015. On June 29, 2016, RAI purchased 222,222 shares of Class A common stock for $2.0 million in the offering. On August 5, 2016, the Advisor exchanged 5,000 shares of common stock for 50,000 shares of convertible stock. Under limited circumstances, these shares may be converted into shares of the Company's Class A common stock satisfying its obligation to pay the Advisor an incentive fee and diluting its other stockholders’ interest in the Company.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
RAI is a wholly-owned subsidiary of C-III Capital Partners, LLC (“C-III”), a leading commercial real estate investment management and services company engaged in a broad range of activities. C-III controls the Advisor, Resource Securities LLC (“Resource Securities”), the Company's dealer manager, and Resource Apartment Manager III, LLC (the “Manager”), the Company's property manager. C-III also controls all of the shares of the Company's common stock held by RAI and the Advisor.
The Company’s objective is to take advantage of the multifamily investing and lending platforms of Resource Real Estate, LLC (its “Sponsor”) to invest in apartment communities in order to provide the investor with growing cash flow and increasing asset values. The Company has acquired underperforming apartments which it will renovate and stabilize in order to increase rents.
The Company elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under the provisions of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 2017. As such, to maintain its REIT qualification for U.S. federal income tax purposes, the Company is generally required to distribute at least 90% of its net income (excluding net capital gains) to its stockholders as well as comply with certain other requirements. Accordingly, the Company generally will not be subject to U.S. federal income taxes to the extent that it annually distributes all of its REIT taxable income to its stockholders. The Company also operates its business in a manner that will permit it to maintain its exemption from registration under the Investment Company Act of 1940, as amended.
The consolidated financial statements and the information and tables contained in the notes thereto are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), pertaining to interim financial statements in Form 10-Q. However, in the opinion of management, these interim financial statements include all the necessary adjustments to fairly present the results of the interim periods presented. The consolidated balance sheet as of December 31, 2019 was derived from the audited consolidated financial statements as of and for the year ended, December 31, 2019. The unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The results of operations for the six months ended June 30, 2020 may not necessarily be indicative of the results of operations for the full year ending December 31, 2020.
COVID-19 Pandemic
One of the most significant risks and uncertainties facing the Company and the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus disease (“COVID-19”) pandemic. The Company continues to closely monitor the impact of the COVID-19 pandemic on all aspects of its business, including how the pandemic is impacting its tenants. The Company did not incur significant disruptions from the COVID-19 pandemic during the six months ended June 30, 2020; however, a small percentage of its tenants have requested rent deferral as a result of the pandemic. The Company is evaluating each tenant rent relief request on an individual basis, considering a number of factors. Not all tenant requests will ultimately result in modified agreements, nor is the Company forgoing its contractual rights under its lease agreements. Executed short-term rent relief plans that are outstanding at June 30, 2020 are not significant in terms of either number of requests or dollar value.
The extent to which the COVID-19 pandemic impacts the Company’s operations and those of its tenants depends on future developments, which cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with GAAP.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries as follows:
Subsidiaries	Number of Units	Property Location
Resource Apartment REIT III Holdings, LLC	N/A	N/A
Resource Apartment REIT III OP, LP	N/A	N/A
RRE Payne Place Holdings, LLC	N/A(1)	N/A(1)
RRE Bay Club Holdings, LLC	220	Jacksonville, FL
RRE Tramore Village Holdings, LLC	324	Austell, GA
RRE Matthews Reserve Holdings, LLC	212	Matthews, NC
RRE Kensington Holdings, LLC	204	Riverview, FL
RRE Wimbledon Oaks Holdings, LLC	248	Arlington, TX
RRE Summit Holdings, LLC	141	Alexandria, VA
	1,349
N/A - Not applicable
(1)	Property was sold on March 5, 2020.
All intercompany accounts and transactions have been eliminated in consolidation.
Segment Reporting
The Company does not evaluate performance on a relationship-specific or transactional basis and does not distinguish its principal business or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single operating segment for reporting purposes in accordance with GAAP.
Concentration of Risk
At June 30, 2020, the Company's real estate investments in Florida, Georgia, and Virginia represented 28%, 22%, and 19%, respectively, of the net book value of its rental property assets. Any adverse economic or real estate developments in these markets, such as the impact of the COVID-19 pandemic, business layoffs or downsizing, industry slowdowns, relocations of businesses, adverse weather events, changing demographics and other factors, or any decrease in demand for multifamily rentals resulting from the local business climate, could adversely affect the Company's operating results and its ability to make distributions to stockholders.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
Adoption of New Accounting Standards
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13 “Financial Instruments - Credit Losses”, which requires measurement and recognition of expected credit losses for financial assets held. On January 1, 2020, the Company adopted ASU No. 2016-13 and the adoption had no impact on its consolidated financial statements and disclosures since the Company did not have instruments subject to this guidance at the adoption or at June 30, 2020.
In January 2017, FASB issued ASU No. 2017-04, “Intangibles- Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment”, which alters the current goodwill impairment testing procedures. On January 1, 2020, the Company adopted ASU No. 2017-04 and the adoption did not have a significant impact on its consolidated financial statements due to the fact that the Company did not have any goodwill subject to this guidance at the adoption or at June 30, 2020.
In August 2018, FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement”. This update removes, modifies and adds certain disclosure requirements in the FASB Accounting Standards Codification (“ASC”) 820, “Fair Value Measurement”. On January 1, 2020, the Company adopted ASU No. 2018-13 and the adoption did not have a significant impact on its consolidated financial statements due to the fact there were no required changes to the Company’s disclosures.
In November 2018, FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses.” ASU 2018-19 clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842, Leases. On January 1, 2020, the Company adopted ASU No. 2018-19 and the adoption did not have a material effect on its consolidated financial statements and disclosures.
In March 2020, FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848)”. ASU 2020-04 contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives and other contracts. The guidance in ASU 2020-04 is optional and may be elected over time as reference rate reform activities occur. During the six months ended June 30, 2020, the Company has elected to apply the hedge accounting expedients related to probability and the assessments of effectiveness for future LIBOR-indexed cash flows to assume that the index upon which future hedged transactions will be based matches the index on the corresponding derivatives. Application of these expedients preserves the presentation of derivatives consistent with past presentation. The Company continues to evaluate the impact of the guidance and may apply other elections as applicable as additional changes in the market occur.
On April 10, 2020, FASB issued a Staff Q&A to respond to some frequently asked questions about accounting for lease concessions related to the effects of the COVID-19 pandemic. Consequently, for concessions related to the effects of the COVID-19 pandemic, an entity will not have to analyze each lease to determine whether enforceable rights and obligations for concessions exist in the lease and can elect to apply or not apply the lease modification guidance to those leases. Entities may make the elections for any lessor-provided concessions related to the effects of the COVID-19 pandemic (e.g., deferrals of lease payments) as long as the concession does not result in a substantial increase in the rights of the lessor or the obligations of the lessee. The Company has not elected to apply the lease modification guidance to our leases. To date, the impact of lease concessions granted has not had a material effect on the financial statements. The Company will continue to evaluate the impact of lease concessions and the appropriate accounting for those concessions.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
Real Estate Investments
The Company records acquired real estate at fair value on their respective acquisition dates. The Company considers the period of future benefit of an asset to determine its appropriate useful life and depreciates the asset using the straight line method. The Company anticipates the estimated useful lives of its assets by class as follows:
Buildings	27.5 years
Building improvements	5.0 to 27.5 years
Furniture, fixtures, and equipment	3.0 to 5.0 years
Tenant improvements	Shorter of lease term or expected useful life
Lease intangibles	Weighted average remaining term of related leases
Improvements and replacements in excess of $1,000 are capitalized when they have a useful life greater than or equal to one year. Construction management fees are capitalized along with the related asset. Costs of repairs and maintenance are expensed as incurred.
Impairment of Long Lived Assets
When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. The review also considers factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors.
If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income. As of June 30, 2020, the Company evaluated whether the global economic disruption caused by the COVID-19 pandemic was an impairment indicator. The Company examined a number of factors and concluded that there was no indication that the carrying value of the Company’s investments in real estate might not be recoverable as of June 30, 2020. There were no impairment losses recorded on long lived assets during the three and six months ended June 30, 2020 and 2019.
Allocation of Purchase Price of Acquired Assets
Acquisitions that do not meet the definition of a business under ASU No, 2017-01 are accounted for as asset acquisitions. In most cases, the Company believes acquisitions of real estate will no longer be considered a business combination as in most cases substantially all of the fair value is concentrated in a single identifiable asset or group of tangible assets that are physically attached to each other (land and building). However, if the Company determines that substantially all of the fair value of the gross assets acquired is not concentrated in either a single identifiable asset or in a group of similar identifiable assets, the Company will then perform an assessment to determine whether the set is a business by using the framework outlined in the ASU. If the Company determines that the acquired asset is not a business, the Company will allocate the cost of the acquisition including transaction costs to the assets acquired or liabilities assumed based on their related fair value.
Upon the acquisition of real properties, the Company allocates the purchase price to tangible assets, consisting of land, building, fixtures and improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, other value of in-place leases and value of tenant relationships, based in each case on their fair values.
The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company amortizes any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases, which the Company expects will range from one month to one year.
The Company measures the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are determined by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered in the analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.
The Company also considers information obtained about each property as a result of its pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.
The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics to be considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.
The Company amortizes the value of in-place leases to expense over the weighted average remaining term of the underlying leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization periods for the intangible assets exceed the remaining depreciable life of the building.
The determination of the fair value of the assets and liabilities acquired requires the use of significant assumptions with regard to current market rental rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the fair value of these assets and liabilities, which could impact the amount of the Company’s reported net income.
Revenue Recognition
The Company recognizes minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, where collection has been considered probable, on a straight-line basis over the term of the related lease. The future minimum rental payments to be received from noncancelable operating leases for residential rental properties are $12.5 million and approximately $488,000 for the 12 month periods ending June 30, 2021 and 2022, respectively, and none thereafter.
Revenue is primarily derived from the rental of residential housing units for which the Company receives minimum rents and utility reimbursements pursuant to underlying tenant lease agreements. The Company also receives other ancillary fees for administration of leases, late payments, amenities, and revenue sharing arrangements for cable income from contracts with cable providers at the Company's properties. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. The Company records the utility reimbursement income and ancillary charges in the period when the performance obligation is completed, either at a point in time or on a monthly basis as the service is utilized.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
Tenant Receivables
Tenant receivables are stated in the consolidated financial statements as amounts due from tenants net of an allowance for uncollectible receivables. Payment terms vary and receivables outstanding longer than the payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time receivables are past due, security deposits held, the Company’s previous loss history, the tenants’ current ability to pay their obligations to the Company, and the condition of the general economy and the industry as a whole. The Company writes off receivables when they become uncollectible. At June 30, 2020 and December 31, 2019, the Company recorded $4,123 and $3,927 of allowances for uncollectible receivables, respectively.
Income Taxes
The Company elected to be taxed as a REIT commencing with its taxable year ending December 31, 2017. As a REIT, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions to its stockholders, and provided it satisfies, on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which it lost its REIT qualification. Accordingly, the Company’s failure to qualify as a REIT could have a material adverse impact on its results of operations and amounts available for distribution to its stockholders.
The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using the Company’s taxable income as opposed to net income reported on the financial statements. Taxable income, generally, differs from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.
The Company may elect to treat certain of its subsidiaries as a taxable REIT subsidiary (“TRS”). In general, a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes. At June 30, 2020 and December 31, 2019, the Company did not treat any of its subsidiaries as a TRS.
While a TRS may generate net income, a TRS can declare dividends to the Company which will be included in the Company’s taxable income and necessitate a distribution to its stockholders. Conversely, if the Company retains earnings at a TRS level, no distribution is required and the Company can increase book equity of the consolidated entity.
The Company is subject to examination by the U.S. Internal Revenue Service and by the taxing authorities in other states in which the Company has significant business operations. The Company is not currently undergoing any examinations by taxing authorities. The Company is not subject to IRS examination for the tax return years 2015 and prior.
Earnings Per Share
Basic earnings per share are computed by dividing net income (loss) attributable to common stockholders for each period by the weighted-average common shares outstanding during the period for each share class. Diluted net income (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted to common stock. None of the 50,000 shares of convertible stock (discussed in Note 10) are included in the diluted earnings per share calculations because the necessary conditions for conversion have not been satisfied as of June 30, 2020 (were such date to represent the end of the contingency period). For the purposes of calculating earnings per share, all common shares and per

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
share information in the financial statements have been retroactively adjusted for the effect of any stock dividends and stock splits. For the three and six months ended June 30, 2020 and 2019, common shares potentially issuable to settle distributions payable are excluded from the calculation of diluted earnings per share calculations, as their inclusion would be anti-dilutive.
In accordance with ASC 260-10-45, “Earnings Per Share”, the Company uses the two-class method to calculate earnings per share. Basic earnings per share is calculated based on dividends declared and the rights of common shares and participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends declared during the period. The undistributed earnings are allocated to all outstanding common shares based on their relative percentage of each class of shares to the total number of outstanding shares. The Company did not have any participating securities outstanding other than Class A common stock, Class T common stock, Class R common stock and Class I common stock during the periods presented (see Note 10).
Organization and Offering Costs
Organization and offering costs (other than selling commissions, dealer manager fees, and distribution and shareholder servicing fees) of the Company were initially paid by the Advisor on behalf of the Company.
Pursuant to the Advisory Agreement between the Company and the Advisor, the Company was obligated to reimburse the Advisor for organization and other offering costs paid by the Advisor on behalf of the Company, up to an amount equal to 4.0% of gross offering proceeds as of the termination of the initial public offering as the Company raised less than $500.0 million in the primary portion of the initial public offering.
The Advisory Agreement provides that the Company is not responsible for the repayment of any unreimbursed organization and offering expenses or operational expenses incurred by the Advisor on the Company’s behalf through March 31, 2018 until after the termination of the primary portion of the Company’s ongoing initial public offering. Additionally, such unreimbursed organization and offering expenses or operational expenses incurred or paid by the Advisor on the Company’s behalf through March 31, 2018 are required to be reimbursed ratably starting after the termination of the primary portion of the Company’s ongoing initial public offering through April 30, 2021 for organization and offering expenses and through April 30, 2020 for operating expenses. These payments began on November 1, 2019.
Organization costs, which included all expenses incurred by the Company in connection with its formation, including but not limited to legal fees and other costs to incorporate, were expensed as incurred. Prior to the Company breaking escrow, the Advisor incurred approximately $104,000 of formation and other operating expenses on the Company's behalf, which will not be reimbursed to the Advisor.
Outstanding Class T shares issued in the Company's primary offering were subject to an annual distribution and shareholder servicing fee in the amount of 1% of the estimated NAV of the share (1% of purchase price prior to June 29, 2018) for up to five years from the date on which such share is issued. Effective November 1, 2019, the Company ceased accruing the distribution and shareholder servicing fee on each Class T share as the Company had reached certain underwriting compensation limits.
Outstanding Class R shares issued in the Company's primary offering were also subject to an annual distribution and shareholder servicing fee in the amount of 1% of the estimated NAV of the share (1% of purchase price prior to June 29, 2018). Effective November 1, 2019, following the termination of the initial public offering, each of the outstanding Class R shares of common stock automatically converted into a Class I share of common stock pursuant to the terms of the Articles Supplementary for the Class R shares and the Company ceased accruing the distribution and shareholder servicing fee with respect to Class R shares as the Company no longer had any Class R shares outstanding.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
The Company initially recorded distribution and shareholder servicing fees as a reduction to additional paid-in capital and the related liability in an amount equal to the maximum fees payable in relation to the Class T and Class R shares on the date the shares were issued. The liability was relieved over time, as the fees were paid to the Dealer Manager. Upon termination of the offering, the fees were no longer payable as described above and the liability was adjusted accordingly.
NOTE 3 - SUPPLEMENTAL CASH FLOW INFORMATION
The following table presents the Company's supplemental cash flow information (in thousands):
	Six Months Ended June 30,
	2020	2019
Non-cash operating, financing and investing activities:
Offering costs payable to related parties	$—	$629
Distribution and shareholder servicing fee payable to related parties	—	95
Cash distributions on common stock declared but not yet paid	—	1,316
Stock issued from distribution reinvestment plan	857	1,244
Subscriptions receivable	—	110
Escrow deposits funded directly by mortgage notes payable	—	798
Non-cash activity related to acquisitions:
Mortgage notes payable used to acquire real properties	—	45,192
Non-cash activity related to sales:
Mortgage notes payable settled directly with proceeds from sale of rental property	1,519	—
Cash paid during the period for:
Interest	$2,848	$2,481
NOTE 4 - RESTRICTED CASH
Restricted cash represents escrow deposits with lenders to be used to pay real estate taxes, insurance, and capital improvements. The following table presents a summary of the components of the Company's restricted cash (in thousands):
	June 30, 2020	December 31, 2019
Real estate taxes	$1,428	$979
Insurance	113	179
Capital improvements	383	758
Total	$1,924	$1,916
In addition, the Company designated unrestricted cash for capital expenditures of $7.0 million and $8.1 million at June 30, 2020 and December 31, 2019, respectively.
NOTE 5 - RENTAL PROPERTIES, NET
The following table presents the Company's investment in rental properties (in thousands):
	June 30, 2020	December 31, 2019
Land	$29,800	$31,220
Building and improvements	172,007	171,265
Furniture, fixtures, and equipment	4,622	4,014
Construction in progress	60	1,205
	206,489	207,704
Less: accumulated depreciation	(15,412)	(11,221)
Total rental property, net	$191,077	$196,483

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
Depreciation expense for the three and six months ended June 30, 2020 was $2.2 million and $4.4 million respectively. Depreciation expense for the three and six months ended June 30, 2019 was $1.7 million and $3.3 million, respectively.
Loss on disposal of assets: During the three and six months ended June 30, 2020, the Company recorded losses on the disposal of assets of approximately $73,000 and $202,000, respectively. During the three and six months ended June 30, 2019, the Company recorded losses on the disposal of assets of approximately $131,000 and $218,000, respectively. The Company’s losses on disposals were primarily due to the replacement of appliances at its rental properties in conjunction with unit upgrades.
NOTE 6 – DISPOSITION OF PROPERTY
The following table presents the Company’s disposition activity during the six months ended June 30, 2020 (in thousands):
				Net Gain on Disposition
Multifamily Community	Location	Sale Date	Contract Sales Price	Three months ended June 30, 2020	Six months ended June 30, 2020
Payne Place	Alexandria, Virginia	March 5, 2020	$3,100	$—	$530
The following table presents the Company’s revenue and net income/(loss) attributable to the property sold, excluding gain on sale, during the three and six months ended June 30, 2020 (in thousands):
	Revenue Attributable to Property Sold		Net Income/(Loss) Attributable to Property Sold
Multifamily Community	Three months ended June 30, 2020	Six months ended June 30, 2020	Three months ended June 30, 2020	Six months ended June 30, 2020
Payne Place	$—	$32	$(1)	$2
NOTE 7 - IDENTIFIED INTANGIBLE ASSETS, NET
Identified intangible assets, net, consist of acquired in-place rental leases. The net carrying value of the leases at June 30, 2020 and December 31, 2019 was $0 and approximately $173,000, respectively, net of the accumulated amortization of $4.6 million and $4.4 million, respectively. At June 30, 2020, intangible assets were fully amortized.
Amortization for the three and six months ended June 30, 2020 was $0 and approximately $173,000, respectively. Amortization for the three and six months ended June 30, 2019 was approximately $469,000 and $1.1 million, respectively.
NOTE 8 - MORTGAGE NOTES PAYABLE
The following table presents a summary of the Company's mortgage notes payable, net (in thousands):
	June 30, 2020			December 31, 2019
Collateral	Outstanding Borrowings	Deferred Financing Costs, net	Carrying Value	Outstanding borrowings	Deferred Financing Costs, net	Carrying Value
Payne Place	$—	$—	$—	$1,525	$(28)	$1,497
Bay Club	21,184	(184)	21,000	21,398	(208)	21,190
Tramore Village	32,625	(274)	32,351	32,625	(304)	32,321
Matthews Reserve	23,850	(243)	23,607	23,850	(267)	23,583
The Park at Kensington	21,760	(236)	21,524	21,760	(260)	21,500
Wimbledon Oaks	18,410	(216)	18,194	18,410	(235)	18,175
Summit	27,580	(316)	27,264	27,580	(343)	27,237
Total	$145,409	$(1,469)	$143,940	$147,148	$(1,645)	$145,503

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
The following table presents additional information about the Company's mortgage notes payable, net (in thousands, except percentages):
Collateral	Maturity Date	Annual Interest Rate	Average Monthly Debt Service	Average Monthly Escrow
Bay Club	8/1/2024	2.03%(1)(4)	$79	$56
Tramore Village	4/1/2025	1.96%(2)(5)	65	59
Matthews Reserve	9/1/2025	4.47%(3)(5)	90	43
The Park at Kensington	10/1/2025	4.36%(3)(5)	80	53
Wimbledon Oaks	3/1/2026	4.33%(3)(5)	67	63
Summit	7/1/2026	3.84%(3)(5)	89	43
(1)	Variable rate based on one-month LIBOR of 0.16% (at June 30, 2020) plus 1.87%, with a maximum interest rate of 5.75%.
(2)	Variable rate based on one-month LIBOR of 0.16% (at June 30, 2020) plus 1.80%, with a maximum interest rate of 6.25%.
(3)	Fixed rate.
(4)	Monthly payment of principal and interest required.
(5)	Monthly interest-only payment currently required.
All of the mortgage notes are collateralized by a first mortgage lien on the assets of the respective property named in the table above. The amount outstanding on the mortgages may be prepaid in full during the entire term with a prepayment penalty for a portion of the term.
The following table presents the Company's annual principal payments on outstanding borrowings for each of the next five years ending June 30, and thereafter (in thousands):
2021	$648
2022	1,922
2023	2,871
2024	2,994
2025	50,774
Thereafter	86,200
$145,409
Deferred financing costs incurred to obtain financing are amortized over the term of the related debt. During the three and six months ended June 30, 2020, amortization of deferred financing costs of approximately $73,000 and $147,000, respectively, was included in interest expense. During the three and six months ended June 30, 2019, amortization of deferred financing costs of approximately $58,000 and $117,000, respectively, was included in interest expense. Accumulated amortization at June 30, 2020 and December 31, 2019 was approximately $556,000 and $415,000, respectively.
The following table presents the Company's estimated amortization of the existing deferred financing costs for the next five years ending June 30, and thereafter (in thousands):
2021	$294
2022	291
2023	287
2024	282
2025	223
Thereafter	92
$1,469

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
NOTE 9 - CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Relationship with the Advisor
The Company is externally managed and advised by the Advisor. Pursuant to the terms of the Advisory Agreement, the Advisor provides the Company with its management team, including its officers, along with appropriate support personnel. The Advisor will be reimbursed for the Company’s allocable share of costs for Advisor personnel, including allocable personnel salaries and benefits. Each of the Company’s officers is an employee of the Sponsor or one of its affiliates. The Company does not expect to have any employees. The Advisor is not obligated to dedicate any specific portion of its time or its employees' time to the Company’s business. The Advisor and any employees of the Sponsor or its affiliates acting on behalf of the Advisor, are at all times subject to the supervision and oversight of the Company’s board of directors and have only such functions and authority as the Company delegates to it. Effective April 28, 2020, the Company renewed the Advisory Agreement with the Advisor through April 27, 2021.
During the course of the offering, the Advisor provided offering-related services to the Company and advanced funds to the Company for both operating costs and organization and offering costs. These amounts were to be reimbursed to the Advisor from the proceeds from the offering, subject to the aforementioned limits on organization and offering expense reimbursements. As of June 30, 2020, the Company incurred a total of $9.2 million of organization and offering costs, of which the Advisor advanced $9.0 million on a cumulative basis on behalf of the Company. The Company paid the remaining amount of approximately $249,000 of these costs directly. The maximum liability of the Company was $4.4 million based on the limit on organization and offering expenses payable by the Company included in the Advisory Agreement, which was comprised of the $249,000 initially paid by the Company and $4.2 million of the advance from the Advisor. An adjustment was made during the year ended December 31, 2019 to relieve the Company from the remaining $4.8 million liability due to the Advisor. As of June 30, 2020, the Company has repaid $2.3 million to the Advisor for deferred organization and offering costs and $1.9 million of deferred organization and offering costs remain in related party payables.
The Advisory Agreement has a one -year term and may be renewed for an unlimited number of successive one -year terms upon the approval of the Conflicts Committee of the Company's board of directors. Under the Advisory Agreement, the Advisor will receive fees and will be reimbursed for its expenses as set forth below:
Acquisition fees. The Advisor earns an acquisition fee of 2.0% of the cost of investments acquired on behalf of the Company, plus any capital reserves allocated, or the amount funded by the Company to acquire or originate loans, including acquisition expenses and any debt attributable to such investments.
Asset management fees. The Advisor earns a monthly asset management fee equal to 0.083% (one-twelfth of 1.0%) of the appraised asset value for all assets owned at the end of each month, without deduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the costs or value attributable to the Company’s investment in an asset if the Company does not own all of an asset and does not manage or control the asset.
Disposition fees. The Advisor earns a disposition fee in connection with the sale of a property equal to the lesser of one-half of the aggregate brokerage commission paid, or if none is paid, 2.0% of the contract sales price.
Debt financing fees. The Advisor will earn a debt financing fee equal to 0.5% of the amount available under any debt financing obtained.
Expense reimbursements. The Company paid directly or reimbursed the Advisor for all of the expenses paid or incurred by the Advisor or its affiliates on behalf of the Company or in connection with the services provided to the Company in relation to its public offering, including its distribution reinvestment plan offering. This includes all organization and offering costs of up to 4.0% of gross offering proceeds as the Company raised less than $500.0 million in the primary offering. Reimbursements also include expenses the Advisor incurs in connection with providing services to the Company, including the Company’s allocable share of costs for Advisor

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
personnel and overhead, out-of-pocket expenses incurred in connection with the selection and acquisition of properties or other real estate related debt investments, whether or not the Company ultimately acquires the investment. However, the Company will not reimburse the Advisor or its affiliates for employee costs in connection with services for which the Advisor earns acquisition or disposition fees. Prior to the Company breaking escrow, the Advisor incurred approximately $104,000 of formation and other operating expenses the Company's behalf, which will not be reimbursed to the Advisor.
On April 13, 2018, the board of directors approved an amendment to the Advisory Agreement that provides that the Company is not responsible for the reimbursement of any unreimbursed organization and offering expenses or operational expenses incurred by the Advisor on the Company’s behalf through March 31, 2018 until after the termination of the primary portion of the Company’s ongoing initial public offering. Additionally, the amendment provides that such unreimbursed organization and offering expenses or operational expenses incurred or paid by the Advisor on the Company’s behalf through March 31, 2018 will be reimbursed ratably starting after the termination of the primary portion of the Company’s ongoing initial public offering through April 30, 2021 for organization and offering expenses and through April 30, 2020 for operating expenses. The payments commenced on November 1, 2019.
Relationship with the Manager
The Manager manages real estate properties and coordinates the leasing of, and manages construction activities related to, some of the Company’s real estate properties pursuant to the terms of the management agreement with the Manager.
Property management fees. The Manager earns a property management fee equal to 4.5% of actual gross cash receipts from the operations of real property investments that it manages and an oversight fee in the same amount on any real property investments that are managed by third parties. Property management fees are deducted directly from the property's operating account by the property manager. The Manager subcontracts operational management of the properties to an unaffiliated third party and pays for those services from its property management fee. Any property management fees paid to unaffiliated third party property managers in excess of 4.5% of actual gross receipts will be reimbursed to the Company by the Advisor.
Construction management fees. The Manager earns a construction management fee equal to 5.0% of actual aggregate costs to construct improvements to, or to repair, rehab, or reconstruct, a property.
Debt servicing fees. The Manager will earn a debt servicing fee equal to 2.75% of gross receipts from real estate-related debt investments.
Expense reimbursement. During the ordinary course of business, the Manager or other affiliates of RAI may pay certain shared operating expenses on behalf of the Company. The Company is obligated to reimburse the Manager or other affiliates for such shared operating expenses.
Relationship with Resource Securities
Resource Securities, an affiliate of the Advisor, serves as the Company’s dealer manager and was responsible for marketing the Company’s shares during the primary public offering.
Dealer manager fee and selling commissions. Pursuant to the terms of the amended and restated dealer manager agreement with Resource Securities, the Company generally paid Resource Securities a selling commission of up to 3.0% of gross offering proceeds from the sale of Class R shares and a dealer manager fee of up to 3.5% of gross offering proceeds from the sale of Class R shares (but the aggregate of such fees shall not exceed 5.5% of gross offering proceeds). The Company generally paid Resource Securities a dealer manager fee of up to 1.5% of gross offering proceeds from the sale of the Class I shares. Resource Securities allowed all selling commissions earned and a portion of the dealer manager fee as a marketing fee to participating broker-dealers. No selling commissions or dealer manager fees were earned by Resource Securities in connection with sales under the distribution reinvestment plan. Additionally, the Company may reimburse Resource Securities for bona fide due diligence expenses.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
Distribution and shareholder servicing fee. Resource Securities was paid an annual fee of 1.0% of the NAV (purchase price prior to June 29, 2018) per share of Class T common stock sold in the primary offering for up to five years from the date on which each share was issued. Resource Securities was also paid an annual fee of 1.0% of the NAV (purchase price prior to June 29, 2018) per share of Class R common stock sold in the primary offering subject to the terms of the Class R shares as included in the Articles Supplementary. Effective November 1, 2019, pursuant to the terms of the Class T and Class R shares, no further distribution and shareholder servicing fees were payable to Resource Securities so the Company ceased to accrue the distribution and shareholder servicing fee.
Relationship with RAI and C-III
Property loss pool. Until February 28, 2019, the Company's properties participated in a property loss self-insurance pool with other properties directly and indirectly managed by RAI and C-III, which was backed by a catastrophic insurance policy. The pool covered losses up to $2.5 million, in aggregate, after a $25,000 deductible per incident. Claims beyond the insurance pool limits were covered by the catastrophic insurance policy, which covered claims up to $250.0 million, after either a $25,000 or a $100,000 deductible per incident, depending on location and/or type of loss. Therefore, unforeseen or catastrophic losses in excess of the Company's insured limits could have a material adverse effect on the Company's financial condition and operating results.
Beginning March 1, 2019, the Company now participates (with other properties directly and indirectly managed by RAI and C-III) only in the catastrophic insurance policy, which covers claims up to $250.0 million, after either a $25,000 or a $100,000 deductible per incident, depending on location and/or type of loss. Therefore, unforeseen or catastrophic losses in excess of the Company's insured limits could have a material adverse effect on the Company's financial condition and operating results.
General liability loss policy. The Company (with other properties directly managed by RAI) has an insured and dedicated limit for the general liability of $1.0 million per occurrence. Total claims are limited to $2.0 million per premium year. In excess of these limits, the Company participates (with other properties directly or indirectly managed by RAI and C-III) in a $50.0 million per occurrence excess liability program. Therefore, the total insured limit per occurrence is $51.0 million for the general and excess liability program, after a $25,000 deductible per incident.
Internal audit fees. RAI performs internal audit services for the Company.
Directors and officers liability insurance. The Company participates in a liability insurance program for directors and officers coverage with other C-III managed entities and subsidiaries for coverage up to $100.0 million.
The following table presents the Company's amounts payable to such related parties (in thousands):
	June 30, 2020	December 31, 2019
Advisor:
Organization and offering costs	$1,923	$3,076
Operating expense reimbursements (including prepaid expenses)	3	1,778
	1,926	4,854

Manager:
Property management fees	78	81
Operating expense reimbursements	—	3
	78	84
	$2,004	$4,938

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
The following table presents the Company's fees earned by and expenses incurred from such related parties (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Fees earned / expenses incurred:
Advisor:
Acquisition fees and acquisition related reimbursements(1)	$—	$846	$—	$1,456
Asset management fees(2)	566	459	1,121	874
Disposition fees(10)	—	—	62	—
Debt financing fees(3)	—	138	—	230
Organization and offering costs(4)	—	305	—	629
Operating expense reimbursement(5)(9)	4	361	10	766

Manager:
Property management fees(2)	$227	$171	$452	$330
Construction management fees(1)	35	72	165	114
Operating expense reimbursements(6)	—	8	—	38

RAI:
Internal audit fee(5)	$—	$13	$—	$25

Resource Securities:
Selling commissions and dealer-manager fees(7)	$—	$278	$—	$1,098
Distribution and shareholder servicing fee(7)(8)	—	71	—	495

Other:
The Planning & Zoning Resource Company(1)	$—	$2	$—	$3
(1)	Capitalized and included in Rental properties, net on the consolidated balance sheets.
(2)	Included in Management fees - related parties on the consolidated statements of operations and comprehensive loss.
(3)	Included in Mortgage notes payable on the consolidated balance sheets.
(4)
Organizational expenses were expensed when incurred and offering costs are included in Deferred offering costs until they are charged to Stockholders' equity on the consolidated balance sheets as proceeds are raised in the offering.

(5)	Included in General and administrative on the consolidated statements of operations and comprehensive loss and excludes third party costs that are advanced by the Advisor.
(6)	Included in Rental operating expenses on the consolidated statements of operations and comprehensive loss.
(7)	Included in Stockholders' equity on the consolidated balance sheets.
(8)	During the year ended December 31, 2019, there was an adjustment in conjunction with the termination of the primary offering; see Note 2.
(9)	During the year ended December 31, 2019, the Advisor suspended the allocation of rent and payroll costs to the Company.
(10)	Included in Net gain on disposition of property on the consolidated statements of operations and comprehensive loss.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
NOTE 10 - EARNINGS PER SHARE
The following table presents a reconciliation of basic and diluted earnings/(loss) per share for the periods presented as follows (in thousands, except per share data):
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss	$(1,936)	$(2,602)	$(3,606)	$(5,387)
Less: Class A common stock cash distributions declared	—	84	—	169
Less: Class T common stock cash distributions declared	—	122	27	244
Less: Class R common stock cash distributions declared	—	1,048	—	2,035
Less: Class I common stock cash distributions declared	—	99	4	162
Undistributed net loss attributable to common stockholders	$(1,936)	$(3,955)	$(3,637)	$(7,997)

Class A common stock:
Undistributed net loss attributable to Class A common stockholders	$(100)	$(222)	$(188)	$(475)
Class A common stock cash distributions declared	—	84	—	169
Net loss attributable to Class A common stockholders	$(100)	$(138)	$(188)	$(306)
Net loss per Class A common share, basic and diluted	$(0.16)	$(0.22)	$(0.30)	$(0.48)
Weighted-average number of Class A common shares outstanding, basic and diluted(1)	626	636	627	636

Class T common stock:
Undistributed net loss attributable to Class T common stockholders	$(178)	$(391)	$(336)	$(835)
Class T common stock cash distributions declared	—	122	27	244
Net loss attributable to Class T common stockholders	$(178)	$(269)	$(309)	$(591)
Net loss per Class T common share, basic and diluted	$(0.16)	$(0.24)	$(0.28)	$(0.53)
Weighted-average number of Class T common shares outstanding, basic and diluted	1,122	1,118	1,120	1,116

Class R common stock:
Undistributed net loss attributable to Class R common stockholders	$—	$(3,137)	$—	$(6,326)
Class R common stock cash distributions declared	—	1,048	—	2,035
Net loss attributable to Class R common stockholders	$—	$(2,089)	$—	$(4,291)
Net loss per Class R common share, basic and diluted	$—	$(0.23)	$—	$(0.51)
Weighted-average number of Class R common shares outstanding, basic and diluted	—	8,969	—	8,456

Class I common stock:
Undistributed net loss attributable to Class I common stockholders	$(1,658)	$(205)	$(3,113)	$(361)
Class I common stock cash distributions declared	—	99	4	162
Net loss attributable to Class I common stockholders	$(1,658)	$(106)	$(3,109)	$(199)
Net loss per Class I common share, basic and diluted	$(0.16)	$(0.18)	$(0.30)	$(0.41)
Weighted-average number of Class I common shares outstanding, basic and diluted	10,406	586	10,381	484
(1)	Weighted-average number of shares excludes the convertible stock as they are not participating securities.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
NOTE 11 - EQUITY
Preferred Stock
The Company’s charter authorizes the Company to issue 10 million shares of its $0.01 par value preferred stock. As of both June 30, 2020 and December 31, 2019, no shares of preferred stock were issued or outstanding.
Convertible Stock
The Company’s charter authorizes the Company to issue 50,000 shares of its $0.01 par value convertible stock. On August 5, 2016, the Company's board of directors approved the issuance of 50,000 convertible shares in exchange for 5,000 shares of Class A common stock. As of June 30, 2020, the Company had 50,000 shares of $0.01 par value convertible stock outstanding, which are owned by the Advisor. The convertible stock will convert into shares of the Company’s Class A common stock upon the occurrence of (a) the Company having paid distributions to common stockholders that in the aggregate equal 100% of the price at which the Company originally sold the shares plus an amount sufficient to produce a 6% cumulative, non-compounded annual return on the shares at that price; or (b) if the Company lists its common stock on a national securities exchange or the Company consummates a merger pursuant to which consideration received by the stockholders is securities of another issuer that are listed on a national securities exchange.
Each of these two events is a “Triggering Event.” Upon a Triggering Event, the Company's convertible stock will, unless its Advisory Agreement has been terminated or not renewed on account of a material breach by its Advisor, generally be converted into a number of shares of common stock equal to 1/50,000 of the quotient of:
(A)	15% of the amount, if any, by which
(1)
the value of the Company as of the date of the event triggering the conversion plus the total distributions paid to its stockholders through such date on the then-outstanding shares of its common stock exceeds

(2)
the sum of the aggregate issue price of those outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by

(B)	the value of the Company divided by the number of outstanding shares of common stock, in each case, as of the date of the event triggering the conversion.
No triggering events have occurred or were considered probable to occur as of June 30, 2020.
Common Stock
The Company’s charter authorizes the issuance of 1 billion shares of common stock with a par value of $0.01 per share, of which, the Company has allocated 750 million shares as Class R common stock; 75 million shares as Class I common stock; 25 million shares as Class A common stock; and 25 million shares as Class T common stock. 125 million shares of common stock remain undesignated. As of July 3, 2017, the Company ceased offering shares of Class A and Class T common stock and commenced the offering of Class R and Class I common stock in its primary offering. The Company ceased offering Class R and Class I shares in the primary offering on October 31, 2019 and ceased processing subscriptions in the offering on November 15, 2019. The Company continues to offer shares of Class A, Class T, and Class I common stock pursuant to the DRIP.
On November 1, 2019, each Class R share of common stock of the Company automatically converted into a Class I share of common stock of the Company pursuant to the terms of the Articles Supplementary for the Class R shares. The Class R shares converted into Class I shares on a one-for-one basis, because the most recently approved estimated net asset value per share approved by its board of directors ($9.12 as of March 21, 2019) was the same for all classes of common stock. Stockholders who received Class I shares upon the conversion will no longer be subject to the class-specific expenses associated with Class R shares. As of November 1, 2019, the Company no longer has any shares of Class R common stock outstanding.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
At June 30, 2020, shares of the Company's $0.01 par value Class A, Class T, Class R, and Class I common stock have been issued as follows (dollars in thousands):
	Class A		Class T		Class R		Class I
	Shares Issued	Gross Proceeds	Shares Issued	Gross Proceeds	Shares Issued	Gross Proceeds	Shares Issued	Gross Proceeds
Shared issued through primary offering(1)	586,207	$5,601	1,049,996	$9,943	9,356,068	$89,917	624,325	$5,760
Shares issued through stock dividends	12,860	—	15,495	—	—	—	—	—
Shares issued through distribution reinvestment plan	34,179	318	91,763	834	356,453	3,244	115,513	1,050
Shares issued in conjunction with the Advisor's initial investment, net of 5,000 share conversion	15,000	200	—	—	—	—	—	—
Total	648,246	$6,119	1,157,254	$10,777	9,712,521	$93,161	739,838	$6,810
Shares redeemed and retired	(22,398)		(35,615)		(32,122)		(18,914)
Class R share conversion(2)	—		—		(9,680,399)		9,680,399
Total shares issued and outstanding at June 30, 2020	625,848		1,121,639		—		10,401,323
(1)	Includes 222,222 of Class A shares issued to RAI.
(2)	On November 1, 2019, all outstanding Class R shares converted to Class I shares.
Share Redemption Program
During the six months ended June 30, 2020, the Company redeemed shares of its outstanding Class A, Class T, and Class I common stock, as follows:
	Class A		Class T		Class I
Period	Total Number of Shares Redeemed	Average Price Paid per Share	Total Number of Shares Redeemed	Average Price Paid per Share	Total Number of Shares Redeemed	Average Price Paid per Share
January 2020	—	—	—	—	—	—
February 2020	—	—	—	—	—	—
March 2020	5,484	$8.89	3,587	$8.89	2,416	$8.44
April 2020	—	—	—	—	—	—
May 2020	—	—	—	—	—	—
June 2020	—	—	—	—	5,499	$9.01
	5,484		3,587		7,915
The Company will not redeem in excess of 5% of the weighted-average number of shares of common stock outstanding during the 12-month period immediately prior to the effective date of redemption. The Company's

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
board of directors will determine at least quarterly whether it has sufficient excess cash to repurchase shares. Generally, the cash available for redemptions will be limited to proceeds from the Company's distribution reinvestment plan plus, if the Company has positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous year.
The Company's board of directors, in its sole discretion, may suspend, terminate or amend the Company's share redemption program without stockholder approval upon 30 days' notice if it determines that such suspension, termination or amendment is in the Company's best interest. The Company's board may also reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund the Company's share redemption program are needed for other purposes.
These limitations apply to all redemptions, including redemptions sought upon a stockholder's death, qualifying disability or confinement to a long-term care facility.
On March 27, 2020, the board of directors of the Company suspended the share redemption program with exceptions for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility. The suspension was effective as of April 29, 2020. While the share redemption program is partially suspended, both pending and new redemption requests for redemptions submitted other than in connection with a stockholder’s death, qualifying disability or confinement to a long-term care facility will not be honored or retained, but will be cancelled with the ability to resubmit if the share redemption program is fully resumed.
All redemption requests tendered related to a stockholder’s death, qualifying disability or confinement to a long-term care facility were honored during the three months ended June 30, 2020.
Distributions
During the year ended December 31, 2019, the Company’s board of directors declared cash distributions on the outstanding shares of all classes of its common stock based on daily record dates for the period from December 31, 2019 through March 30, 2020 which were paid on January 31, 2020, February 28, 2020, and March 31, 2020.
The distributions were calculated based on the stockholders of record each day during the period at a rate of $0.001469178 per share per day.
Distributions were generally paid to stockholders on the last business day of the month for which the distribution has accrued. Distributions reinvested pursuant to the distribution reinvestment plan are reinvested in shares of the same class as the shares on which distributions are made.
The Company announced on March 30, 2020 that it was suspending distributions as of April 1, 2020 in order to preserve cash and offset any impact to the Company’s liquidity that may occur as a result of the COVID-19 pandemic on its operations. There were no distributions declared during the six months ended June 30, 2020.
The following table presents information regarding the Company's distributions paid to stockholders during the six months ended June 30, 2020 (in thousands):
	Six Months Ended June 30, 2020
	Class A	Class T	Class R	Class I	Total
True-up of prior year cash distributions declared	$—	$27	$—	$4	$31
Distributions reinvested in shares of common stock paid	$24	$89	$—	$744	$857
Cash distributions paid	60	61	—	640	761
Total distributions paid	$84	$150	$—	$1,384	$1,618
NOTE 12 - FAIR VALUE MEASURES AND DISCLOSURES
In analyzing the fair value of its financial investments accounted for on a fair value basis, the Company follows the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
the use of unobservable inputs when measuring fair value. The Company determines fair value based on quoted prices when available or, if quoted prices are not available, through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. The fair value of cash, restricted cash, tenant receivables and accounts payable, approximate their carrying value due to their short nature. The hierarchy followed defines three levels of inputs that may be used to measure fair value:
Level 1 - Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.
Level 3 - Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.
The determination of where an asset or liability falls in the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter; depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.
The fair value of rental properties is usually estimated based on information obtained from a number of sources, including information obtained about each property as a result of pre-acquisition due diligence, marketing and leasing activities. The Company allocates the purchase price of properties to acquired tangible assets, consisting of land, buildings, fixtures and improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, the value of in-place leases and the value of tenant relationships, based in each case on their fair values.
Derivatives are reported at fair value in the consolidated balance sheets and are valued by a third party pricing agent using an income approach with models that use, as their primary inputs, readily observable market parameters. This valuation process considers factors including interest rate yield curves, time value, credit and volatility factors. (Level 2).
The following table presents information about the Company's assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):
	Level 1	Level 2	Level 3	Total
June 30, 2020
Assets:
Interest rate caps	$—	$—	$—	$—

December 31, 2019
Assets:
Interest rate caps	$—	$—	$—	$—

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
The carrying and fair values of the Company’s mortgage notes payable-outstanding borrowings, which were not carried at fair value on the consolidated balance sheets at June 30, 2020 and December 31, 2019 were as follows (in thousands):
	June 30, 2020		December 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Mortgage notes payable- outstanding borrowings	$145,409	$149,808	$147,148	$144,902
The carrying amount of the mortgage notes payable presented above is the outstanding borrowings excluding premium or discount and deferred finance costs, net. At June 30, 2020, the fair value of mortgage notes payable was estimated using a discounted cash flow model and rates available to the Company for debt with similar terms and remaining maturity.
NOTE 13 - DERIVATIVES AND HEDGING ACTIVITIES
Risk Management Objective of Using Derivatives
The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.
As a condition to certain of the Company’s financing facilities, from time to time the Company may be required to enter into certain derivative transactions as may be required by the lender. These transactions would generally be in line with the Company’s own risk management objectives and also serve to protect the lender.
Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company entered into two interest rate caps that were designated as cash flow hedges. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.
The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the three months ended June 30, 2020, such derivatives were used to hedge the variable cash flows, indexed to USD-LIBOR, associated with existing variable-rate loan agreements. The ineffective portion of the change in fair value of the derivatives will be recognized directly in earnings. During the three and six months ended June 30, 2020, the Company recorded $7,518 and $13,177, respectively, of hedge ineffectiveness in earnings. During the three and six months ended June 30, 2019, the Company recorded $2,109 and $2,962, respectively, of hedge ineffectiveness in earnings.
Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. At June 30, 2020, the Company estimates that an additional $19,238 will be reclassified as an increase to interest expense over the next 12 months.

RESOURCE APARTMENT REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- Continued
JUNE 30, 2020
(unaudited)
The following table presents the Company's outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk at June 30, 2020 and December 31, 2019 (dollars in thousands):
	Interest Rate Derivative	Number of Instruments	Notional Amount	Maturity Dates
June 30, 2020	Interest rate caps	2	$54,145	August 1, 2020 and April 1, 2021
December 31, 2019	Interest rate caps	2	$54,145	August 1, 2020 and April 1, 2021
Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet
The following table presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheets at June 30, 2020 and December 31, 2019 (in thousands):
Asset Derivatives				Liability Derivatives
June 30, 2020		December 31, 2019		June 30, 2020		December 31, 2019
Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value
Prepaid expenses and other assets	$—	Prepaid expenses and other assets	$—	—	$—	—	$—
NOTE 14 - OPERATING EXPENSE LIMITATION
Under its charter, the Company must limit its total operating expenses to the greater of 2% of its average invested assets or 25% of its net income for the four most recently completed fiscal quarters, unless the Conflicts Committee of the Company’s board of directors has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expenses for the four fiscal quarters ended June 30, 2020 were in compliance with the charter imposed limitation.
NOTE 15 - SUBSEQUENT EVENTS
The Company has evaluated subsequent events and determined that no events have occurred, other than elsewhere in the financial statements, which would require an adjustment to or additional disclosure in the consolidated financial statements.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (unaudited)
The following discussion and analysis should be read in conjunction with the accompanying financial statements of Resource Apartment REIT III, Inc. and the notes thereto. See also “Cautionary Note Regarding Forward-Looking Statements” preceding Part I, as well as the notes to our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations provided in our Annual Report on Form 10-K for the year ended December 31, 2019. As used herein, the terms “we,” “our” and “us” refer to Resource Apartment REIT III, Inc., a Maryland corporation, and, as required by context, Resource Apartment REIT III OP, LP, a Delaware limited partnership, and to their subsidiaries.
Overview
Resource Apartment REIT III, Inc. is a Maryland corporation that intends to take advantage of its sponsor’s multifamily investing and lending platforms to invest in apartment communities in order to provide stockholders with growing cash flow and increasing asset values. We have acquired underperforming apartments which we will renovate and stabilize in order to increase rents. Our primary public offering stage terminated as of October 31, 2019 having raised substantially less than the maximum offering amount. Therefore, we do not expect to be able to invest in as diverse a portfolio of properties as we otherwise would. We may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition. Thus, to the extent that Resource REIT Advisor, LLC (our “Advisor”) presents us with attractive investment opportunities that allow us to meet the real estate investment trust (“REIT”) requirements under the Internal Revenue Code of 1986, as amended, our portfolio composition may vary from what we initially expect.
COVID-19 Pandemic and Portfolio Outlook
Since initially being reported in December 2019, COVID-19 has spread around the world, including to every state in the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The COVID-19 pandemic has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the pandemic continues to evolve and many countries, including the United States, have reacted with various containment and mitigation efforts including quarantines, mandated business and school closures and travel restrictions. As a result, the COVID-19 pandemic is negatively impacting almost every industry, including the real estate industry, directly or indirectly. The fluidity of the COVID-19 pandemic continues to preclude any prediction as to the ultimate adverse impact the pandemic may have on our business, financial condition, results of operations and cash flows.
Many of our tenants have suffered difficulties with their personal financial situations as a result of job loss or reduced income and, depending upon the duration of the measures put in place to mitigate or contain the spread of the virus and the corresponding economic slowdown, some of our tenants have or will seek rent deferrals or become unable to pay their rent. During the three months ended June 30, 2020, we had received April, May and June rent payments equal to approximately 97.3%, 96.2%, and 96.1%, respectively, of the billed rental income for the period as compared to March 2020 collections of 98.3%. As of July 31, 2020, our July collections are approximately 96.8% of the billed rental income for the period.
In addition, we have approved short-term rent relief requests, most often in the form of rent deferral requests, or requests for further discussion. Executed short-term rent relief plans that are outstanding at June 30, 2020 are not significant in terms of either number of requests or dollar value. Not all tenant requests will ultimately result in modified agreements, nor are we forgoing our contractual rights under our lease agreements. Collections and rent relief requests to-date may not be indicative of collections or requests in any future period. During the three months ended June 30, 2020, tenant receivables have increased by approximately $56,000 from March 31, 2020. In particular, many of our tenants may be the recipients of unemployment benefits or other economic stimulus under the CARES Act which will have aided in the payment of rent due. The extent to which these benefits will be available going forward is uncertain. To the extent our tenants do not have access to additional federal or state relief to mitigate the impact of the COVID-19 pandemic on their personal finances our ability to collect rent and our operations would be adversely affected.
The impact of the COVID-19 pandemic on our rental revenue for the remainder of 2020 and thereafter cannot however, be determined at present. In addition, we expect the economic disruptions caused by the

COVID-19 pandemic will cause elevated credit losses and impede our ability to increase rental rates or lease vacant units, in particular if our current tenants default on their leases and vacate. We continue to waive late fees, halt evictions, and offer a payment deferral plan to residents who have been adversely financially impacted by the COVID-19 pandemic. To help mitigate the impact on our operating results of the COVID-19 pandemic, we have initiated various operational cost saving initiatives across our portfolio.
In addition, we have taken measures to preserve cash and offset any impact to our liquidity that may occur as a result of the COVID-19 pandemic. These measures included the suspension of distributions as of April 1, 2020 as well as the partial suspension of our share redemption program effective April 29, 2020. Additionally, most of our value-add rehabilitation projects are being deferred temporarily.
The COVID-19 pandemic or a future pandemic, epidemic or outbreak of infectious disease affecting states or regions in which we operate and our multifamily tenants reside and work could have material adverse effects on our business, financial condition, results of operations and cash flows due to, among other factors: reduced economic activity, general economic decline or recession, which may result in job loss or bankruptcy for residents at our properties and may cause our residents to be unable to make rent payments to us timely, or at all, or to otherwise seek modifications of lease obligations; health or other government authorities requiring the closure of offices or other businesses or instituting quarantines of personnel as the result of, or in order to avoid, exposure to a contagious disease; disruption in supply and delivery chains; a general decline in business activity and demand for real estate; difficulty accessing debt and equity capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions, which may affect our access to capital necessary to fund business operations or address maturing liabilities on a timely basis; and the potential negative impact on the health of personnel of our Advisor, particularly if a significant number of our Advisor’s employees are impacted, which would result in a deterioration in our ability to ensure business continuity and maintain our properties during a disruption.
The extent to which the COVID-19 pandemic or any other pandemic, epidemic or disease impacts our operations and those of our tenants remain uncertain and cannot be predicted with confidence and will depend on the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. However, notwithstanding the challenging economic circumstances created by the COVID-19 pandemic, we believe our focus on multifamily assets makes us better positioned relative to other classes of real estate to withstand many of the adverse impacts of the COVID-19 pandemic as housing is a basic need, rather than a discretionary expense. In addition, as noted above, we have taken several steps to offset any disruptions in rent that may occur as a result of the COVIC-19 pandemic. Further, we have no debt maturing until August 2024 with an aggregate portfolio leverage of 67%. Nevertheless, the COVID-19 pandemic (or a future pandemic, epidemic or disease) presents material uncertainty and risk with respect to our business, financial condition, results of operations and cash flows.
Results of Operations
We were formed on July 15, 2015. We commenced active real estate operations on August 19, 2016 with the acquisition of our first multifamily property. Since our inception, we have acquired interests in seven multifamily properties. At June 30, 2020, we owned six multifamily properties.
Through June 30, 2020, the COVID-19 pandemic has not significantly impacted our operating results; however, we have experienced some reductions in revenue during the quarter as a result of waiving late fees and the suspension of evictions at our properties. We expect, however, that as the impact of COVID-19 continues to be felt, the COVID-19 outbreak will adversely affect our business, financial condition, results of operations and cash flows going forward, including but not limited to, rental revenues and leasing activity, in ways that may vary widely depending on the duration and magnitude of the COVID-19 pandemic and ensuing economic turmoil, as well as numerous factors, many of which are outside of our control, as discussed above.

Three Months Ended June 30, 2020 Compared to the Three Months Ended June 30, 2019
The following table sets forth the results of our operations:
	Three Months Ended June 30,
	2020	2019
Revenues:
Rental income	$5,132	$4,091
Total revenues	5,132	4,091

Expenses:
Rental operating - expenses	1,049	810
Rental operating - payroll	491	412
Rental operating - real estate taxes	705	579
Subtotal- rental operating	2,245	1,801
Property management fees	—	3
Management fees - related parties	793	631
General and administrative	355	602
Loss on disposal of assets	73	131
Depreciation and amortization expense	2,235	2,216
Total expenses	5,701	5,384
Loss before net gains on dispositions	(569)	(1,293)
Net gain on disposition of property	—	—
Loss before other income (expense)	(569)	(1,293)

Other income (expense):
Interest income	9	83
Interest expense	(1,376)	(1,392)
Total other income (expense)	(1,367)	(1,309)
Net loss	$(1,936)	$(2,602)

The following table presents the results of operations separated into three categories: the results of operations of the four properties that we owned for the entirety of both periods presented, properties purchased or sold during either of the periods presented and company level activity for the three months ended June 30, 2020 and 2019 (in  thousands):
	Three Months Ended June 30, 2020				Three Months Ended June 30, 2019
	Properties owned both periods	Properties purchased/sold during either period	Company level activity	Total	Properties owned both periods	Properties purchased/sold during either period	Company level activity	Total
Revenues:
Rental income	$4,286	$846	$—	$5,132	$3,974	$117	$—	$4,091
Total revenues	4,286	846	—	5,132	3,974	117	—	4,091

Expenses:
Rental operating –expenses	880	169	—	1,049	799	11	—	810
Rental operating - payroll	410	81	—	491	412	—	—	412
Rental operating - real estate taxes	618	87	—	705	565	14	—	579
Subtotal- rental operating	1,908	337	—	2,245	1,776	25	—	1,801
Property management fees	—	—	—	—	—	3	—	3
Management fees - related parties	189	38	566	793	172	—	459	631
General and administrative(1)	116	36	203	355	76	—	526	602
Loss on disposal of assets	69	4	—	73	131	—	—	131
Depreciation and amortization expense	1,931	304	—	2,235	2,181	35	—	2,216
Total expenses	4,213	719	769	5,701	4,336	63	985	5,384
Loss before other income (expense)	73	127	(769)	(569)	(362)	54	(985)	(1,293)

Other income (expense):
Interest income	2	—	7	9	—	—	83	83
Interest expense	(1,095)	(281)	—	(1,376)	(1,358)	(34)	—	(1,392)
Total other income (expense)	(1,093)	(281)	7	(1,367)	(1,358)	(34)	83	(1,309)
Net loss	$(1,020)	$(154)	$(762)	$(1,936)	$(1,720)	$20	$(902)	$(2,602)
(1)	Includes approximately $13,000 in COVID-19 related expenses for three months ended June 30, 2020.

Total revenues
Total revenues for the three months ended June 30, 2020 increased by $1.0 million as compared to the three months ended June 30, 2019 primarily due to the purchase of Summit Apartments on June 24, 2019. Revenue for this property was approximately $846,000 for the quarter ended June 30, 2020 as compared to approximately $58,000 for the quarter ended June 30, 2019. In addition, the increase also reflects the implementation of our investment strategy to increase monthly rental income after renovating and stabilizing operations.
Rental operating - expenses, payroll, and real estate taxes
Rental operating - expenses, payroll, and real estate taxes for the three months ended June 30, 2020 increased by approximately $444,000 as compared to the three months ended June 30, 2019 primarily due to the purchase of Summit Apartments on June 24, 2019. Rental operating expenses for this property were approximately $337,000 for the quarter ended June 30, 2020 as compared to approximately $11,000 for the quarter ended June 30, 2019.
Management fees - related parties
Management fees - related parties expense for the three months ended June 30, 2020 increased by approximately $162,000 as compared to the three months ended June 30, 2019 due to an increase in asset management fees due to the purchase of Summit during the quarter ended June 30, 2019.
General and administrative
General and administrative expense for the three months ended June 30, 2020 decreased by approximately $247,000 as compared to the three months ended June 30, 2019 due to a decrease in allocated expenses effective July 1, 2019.
Six Months Ended June 30, 2020 Compared to the Six Months Ended June 30, 2019
	Six Months Ended June 30,
	2020	2019
Revenues:
Rental income	$10,221	$7,747
Total revenues	10,221	7,747

Expenses:
Rental operating - expenses	1,918	1,492
Rental operating - payroll	980	783
Rental operating - real estate taxes	1,435	1,076
Subtotal- rental operating	4,333	3,351
Property management fees	—	5
Management fees - related parties	1,573	1,205
General and administrative	771	1,395
Loss on disposal of assets	202	218
Depreciation and amortization expense	4,595	4,453
Total expenses	11,474	10,627
Loss before net gains on dispositions	(1,253)	(2,880)
Net gain on disposition of property	530	—
Loss before other income (expense)	(723)	(2,880)

Other income (expense):
Interest income	36	153
Interest expense	(2,919)	(2,660)
Total other income (expense)	(2,883)	(2,507)
Net loss	$(3,606)	$(5,387)

The following table presents the results of operations separated into three categories: the results of operations of the four properties that we owned for the entirety of both periods presented, properties purchased or sold during either of the periods presented and company level activity for the six months ended June 30, 2020 and 2019 (in thousands):
	Six Months Ended June 30, 2020				Six Months Ended June 30, 2019
	Properties owned both periods	Properties purchased/sold during either period	Company level activity	Total	Properties owned both periods	Properties purchased/sold during either period	Company level activity	Total
Revenues:
Rental income	$6,937	$3,284	$—	$10,221	$6,441	$1,306	$—	$7,747
Total revenues	6,937	3,284	—	10,221	6,441	1,306	—	7,747

Expenses:
Rental operating –expenses	1,195	723	—	1,918	1,241	250	—	1,491
Rental operating - payroll	649	331	—	980	645	138	—	783
Rental operating - real estate taxes	807	628	—	1,435	787	290	—	1,077
Subtotal- rental operating	2,651	1,682	—	4,333	2,673	678	—	3,351
Property management fees	—	—	—	—	—	5	—	5
Management fees - related parties	308	144	1,121	1,573	285	46	874	1,205
General and administrative(1)	190	115	466	771	147	29	1,219	1,395
Loss on disposal of assets	135	67	—	202	192	26	—	218
Depreciation and amortization expense	3,164	1,431	—	4,595	3,574	879	—	4,453
Total expenses	6,448	3,439	1,587	11,474	6,871	1,663	2,093	10,627
Loss before net gains on dispositions	489	(155)	(1,587)	(1,253)	(430)	(357)	(2,093)	(2,880)
Net gain on disposition of property	—	530	—	530	—	—	—	—
Loss before other income (expense)	489	375	(1,587)	(723)	(430)	(357)	(2,093)	(2,880)

Other income (expense):
Interest income	7	1	28	36	—	1	152	153
Interest expense	(3,915)	996	—	(2,919)	(2,290)	(370)	—	(2,660)
Total other income (expense)	(3,908)	997	28	(2,883)	(2,290)	(369)	152	(2,507)
Net loss	$(3,419)	$1,372	$(1,559)	$(3,606)	$(2,720)	$(726)	$(1,941)	$(5,387)
(1)	Includes approximately $13,000 in COVID-19 related expenses for six months ended June 30, 2020.

Total revenues
Total revenues for the six months ended June 30, 2020 increased by $2.5 million as compared to the six months ended June 30, 2019 primarily due to the purchase of Summit Apartments on June 24, 2019. Revenue for this property was approximately $1.7 million for the six months ended June 30, 2020 as compared to approximately $58,000 for the six months ended June 30, 2019. In addition, the increase also reflects the implementation of our investment strategy to increase monthly rental income after renovating and stabilizing operations.
Rental operating - expenses, payroll, and real estate taxes
Rental operating - expenses, payroll, and real estate taxes for the six months ended June 30, 2020 increased by approximately $982,000 as compared to the six months ended June 30, 2019 primarily due to the purchase of Summit Apartments on June 24, 2019. Rental operating expenses for this property were approximately $710,000 for the six months ended June 30, 2020 as compared to approximately $11,000 for the six months ended June 30, 2019.
Management fees - related parties
Management fees - related parties expense for the six months ended June 30, 2020 increased by approximately $368,000 as compared to the six months ended June 30, 2019 due to an increase in asset management fees due to the purchase of Summit during the six months ended June 30, 2019.
General and administrative
General and administrative expense for the six months ended June 30, 2020 decreased by approximately $624,000 as compared to the six months ended June 30, 2019 due to a decrease in allocated expenses effective July 1, 2019.
Depreciation and amortization
Depreciation and amortization expense is comprised of the depreciation on our rental properties and amortization of intangible assets related to in-place leases which are amortized over a period of approximately six to eight months after acquisition.
Depreciation expense for the six months ended June 30, 2020 increased by approximately $1.1 million as compared to the six months ended June 30, 2019 primarily due to the purchase of Summit Apartments on June 24, 2019. Depreciation expense for this property was approximately $599,000 for the six months ended June 30, 2020. There was no depreciation expense for this property for the six months ended June 30, 2019. In addition, an increase in capital expenditures led to higher depreciation expense across the entire portfolio for the six months ended June 30, 2020.
Amortization expense for the six months ended June 30, 2020 decreased by approximately $935,000 as compared to the six months ended June 30, 2019 due to in-place leases being fully amortized at June 30, 2020.
Interest expense
Interest expense for the six months ended June 30, 2020 decreased by approximately $259,000 as compared to the six months ended June 30, 2019 due to lower interest rates during the six months ended June 30, 2020 compared to the six months ended June 30, 2019.
Liquidity and Capital Resources
On April 28, 2016, our Registration Statement on Form S-11 (File No. 333-207740), covering a public offering of up to $1.1 billion of shares of our common stock, consisting of up to $1.0 billion of shares in our primary offering and up to $100.0 million of shares pursuant to our distribution reinvestment plan (“DRIP”) was declared effective under the Securities Act of 1933, as amended (the “Securities Act”).
Through July 2, 2017, we offered shares of Class A and Class T common stock. As of July 3, 2017, we ceased offering shares of Class A and Class T common stock in our primary offering and commenced offering shares of Class R and Class I common stock.

The primary portion of our initial public offering closed on October 31, 2019, having raised aggregate primary offering proceeds of $111.4 million from the sale of 601,207 Class A shares, 1,049,996 Class T shares, 9,356,067 Class R shares and 624,325 Class I shares of common stock. We are continuing to offer Class A, Class T, and Class I shares pursuant to the DRIP.
We anticipate deriving the capital required to conduct our operations from our operating income, the proceeds of our DRIP offering, from secured or unsecured financings from banks or other lenders and from proceeds from the sale of assets. At June 30, 2020, we have purchased seven properties using both offering proceeds and debt financing and have sold one property.
Our primary public offering stage terminated as of October 31, 2019 having raised substantially less than the maximum offering amount. Therefore, we have made fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we have acquired. Further, we will have certain fixed operating expenses, including certain expenses as a publicly registered REIT. Our fixed operating expenses as a percentage of gross income will reduce our net income and could limit our ability to make distributions.
We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties, debt investments or other assets we may hold. We cannot assure you that we will be able to access additional funds when we need them or upon acceptable terms. In addition, our ability to derive the capital needed to conduct our operations may be adversely affected by the impact of the COVID-19 pandemic as discussed above.
Capital Expenditures
We expect capital expenditures to be reduced in future periods as we have temporarily suspended certain capital improvement projects at our properties in order to preserve cash and offset any impact to our liquidity that may occur as a result of the COVID-19 pandemic on our operations. During the six months ended June 30, 2020, we deployed capital expenditures as follows (in thousands):
Multifamily Community	Capital deployed during six months ended June 30, 2020	Remaining capital budgeted
Payne Place	$—	$—
Bay Club	204	508
Tramore Village	590	980
Matthews	366	1,291
Kensington	268	1,147
Wimbledon Oaks	852	602
Summit	421	2,430
	$2,701

Gross offering proceeds
At June 30, 2020, shares of our $0.01 par value Class A, Class T, Class R, and Class I common stock have been issued as follows (dollars in thousands):
	Class A		Class T		Class R		Class I
	Shares Issued	Gross Proceeds	Shares Issued	Gross Proceeds	Shares Issued	Gross Proceeds	Shares Issued	Gross Proceeds
Shared issued through primary offering(1)	586,207	$5,601	1,049,996	$9,943	9,356,068	$89,917	624,325	$5,760
Shares issued through stock dividends	12,860	—	15,495	—	—	—	—	—
Shares issued through distribution reinvestment plan	34,179	318	91,763	834	356,453	3,244	115,513	1,050
Shares issued in conjunction with the Advisor’s initial investment, net of 5,000 share conversion	15,000	200	—	—	—	—	—	—
Total	648,246	$6,119	1,157,254	$10,777	9,712,521	$93,161	739,838	$6,810
Shares redeemed and retired	(22,398)		(35,615)		(32,122)		(18,914)
Class R share conversion(2)	—		—		(9,680,399)		9,680,399
Total shares issued and outstanding at June 30, 2020	625,848		1,121,639		—		10,401,323
(1)	Includes 222,222 of Class A shares issued to RAI.
(2)	On November 1, 2019, all outstanding Class R shares converted to Class I shares.
Debt
The following table presents a summary of our mortgage notes payable, net (in thousands):
	June 30, 2020			December 31, 2019
Collateral	Outstanding Borrowings	Deferred Financing Costs, net	Carrying Value	Outstanding borrowings	Deferred Financing Costs, net	Carrying Value
Payne Place	$—	$—	$—	$1,525	$(28)	$1,497
Bay Club	21,184	(184)	21,000	21,398	(208)	21,190
Tramore Village	32,625	(274)	32,351	32,625	(304)	32,321
Matthews Reserve	23,850	(243)	23,607	23,850	(267)	23,583
The Park at Kensington	21,760	(236)	21,524	21,760	(260)	21,500
Wimbledon Oaks	18,410	(216)	18,194	18,410	(235)	18,175
Summit	27,580	(316)	27,264	27,580	(343)	27,237
Total	$145,409	$(1,469)	$143,940	$147,148	$(1,645)	$145,503
For maturity dates, related interest rates, monthly debt service, and monthly escrow payments, see Note 8 of the notes to our consolidated financial statements.
As of June 30, 2020, the weighted average interest rate of all our outstanding indebtedness was 3.40%.
Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our borrowings are in excess of 300% of our net assets unless a majority of our independent directors find substantial justification for borrowing a greater amount. Examples of such a substantial justification include, without limitation, obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. On a total portfolio basis, however, based on current lending market conditions, we expect to leverage our assets in an amount equal to 65% to 75% of the cost of our assets.
We have financed the acquisition costs of real estate investments by causing our subsidiaries to borrow directly from third-party financial institutions or other commercial lenders. Each property acquired by a subsidiary serves as collateral for the debt incurred by such subsidiary and is nonrecourse to us. Additionally, we may obtain corporate-level financing through a line of credit from third-party financial institutions or other commercial lenders and our assets would serve as collateral for this type of debt incurred to acquire real estate investments.
Central banks and regulators in a number of major jurisdictions (including both the U.S. and the U.K.) have convened working groups to find, and implement the transition to, suitable replacements for Interbank Offered Rates (“IBORs”), including London Interbank Offered Rate (“LIBOR”). The Financial Conduct Authority of the U.K., which regulates LIBOR, has announced it will not compel panel banks to contribute to LIBOR after 2021.
We have exposure to IBORs through floating rate mortgage debt with maturity dates beyond 2021 for which the interest rates are tied to LIBOR. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. Any changes in benchmark interest rates could increase our cost of capital, which could impact our results of operations, cash flows, and the market value of our real estate investments.
Organization and Offering Costs
We incurred organization and offering costs in pursuit of our capital raise. Our organization and offering costs (other than selling commissions, the dealer manager fees and distribution and shareholder servicing fees) were initially being paid by the Advisor on our behalf. Organization costs included all expenses that we incurred in connection with our formation, including but not limited to legal fees and other costs to incorporate.
Pursuant to the Advisory Agreement, we are obligated to reimburse the Advisor for organization and offering costs paid by the Advisor on our behalf, up to an amount equal to 4.0% of gross offering proceeds as of the termination of this offering as we raised less than $500.0 million in the primary offering. These organization and offering expenses included all actual expenses (other than selling commissions, the dealer manager fee and the distribution and shareholder servicing fee), including reimbursements to our Advisor for the portion of named executive officer salaries allocable to activities related to this offering, to be incurred on our behalf and paid by us in connection with the offering.
Our Advisory Agreement provides that we were not responsible for the repayment of any unreimbursed organization and offering expenses or operational expenses incurred by our Advisor on our behalf through March 31, 2018 until after the termination of the primary portion of our ongoing initial public offering. Additionally, the Advisory Agreement provides that such unreimbursed organization and offering expenses or operational expenses incurred or paid by our Advisor on our behalf through March 31, 2018 are required to be reimbursed ratably starting after the termination of the primary portion of our ongoing initial public offering through April 30, 2021 for organization and offering expenses and through April 30, 2020 for operating expenses. These payments began on November 1, 2019.
As of June 30, 2020, we have incurred $9.2 million for public offering costs consisting of accounting, advertising, allocated payroll, due diligence, marketing, legal and similar costs. Initially, we had paid approximately $249,000 of these costs directly and our Advisor advanced $9.0 million on our behalf.
Of this total, we have charged $4.4 million to equity, which represents the portion of deferred offering costs allocated to each share of common stock sold in the public offering and is the maximum liability for organization and offering costs, based on the 4.0% limit described above. Due to the maximum liability of $4.4 million, we are responsible for the $249,000 initially paid by us and $4.2 million of the advance from our Advisor. An adjustment was made during the year ended December 31, 2019, to relieve us from the remaining $4.8 million liability due to our Advisor. As of June 30, 2020, we have reimbursed $2.3 million to our Advisor for deferred organization and offering expenses.
Organization costs, which include all expenses incurred by us in connection with our formation, including but not limited to legal fees and other costs to incorporate, were expensed as incurred.

Outstanding Class T shares issued in our primary offering were subject to an annual distribution and shareholder servicing fee in the amount of 1% of the estimated NAV of the share (1% of purchase price prior to June 29, 2018) for up to five years from the date on which such share is issued. Effective November 1, 2019, in connection with the termination of our initial public primary offering, we ceased accruing the distribution and shareholder servicing fee on each Class T share as we had reached certain underwriting compensation limits.
Outstanding Class R shares issued in our primary offering were also subject to an annual distribution and shareholder servicing fee in the amount of 1% of the estimated NAV of the share (1% of purchase price prior to June 29, 2018). Effective November 1, 2019, following the termination of our initial public primary offering, each of our Class R shares of common stock automatically converted into a Class I share of common stock pursuant to the terms of the Articles Supplementary for the Class R shares and we ceased accruing the distribution and shareholder servicing fee with respect to Class R shares as we no longer had any Class R shares outstanding.
We recorded the distribution and shareholder servicing fees as a reduction to additional paid-in capital and the related liability in an amount equal to the maximum fees payable in relation to the Class T and Class R shares on the date the shares are issued. The liability was relieved over time, as the fees were paid to the Dealer Manager, or as the fees are adjusted (if the fees were no longer payable pursuant to the conditions described above).
Asset Management Costs
We expect to use our operating income to make payments to our Advisor for the management of our assets and costs incurred by our Advisor in providing services to us.
Operating Expenses
At the end of each fiscal quarter, our Advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the Conflicts Committee of our Board has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expenses for the four quarters ended June 30, 2020 were in compliance with the charter-imposed limitation.
“Average invested assets” means the average monthly book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under accounting principles generally accepted in the United States (“GAAP”), that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) incentive fees paid in accordance with the NASAA Statement of Policy Regarding Real Estate Investment Trusts (the “NASAA REIT Guidelines”); (vi) acquisition fees and expenses (including expenses relating to potential investments that we do not close); (vii) real estate commissions on the sale of property; and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, loans or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
Distributions
For the six months ended June 30, 2020, we paid aggregate distributions, as follows (in thousands):
	Six Months Ended June 30, 2020
	Class A	Class T	Class R	Class I	Total
True-up of prior year cash distributions declared	$—	$27	$—	$4	$31
Distributions reinvested in shares of common stock paid	$24	$89	$—	$744	$857
Cash distributions paid	60	61	—	640	761
Total distributions paid	$84	$150	$—	$1,384	$1,618

We announced on March 30, 2020 that we were suspending distributions as of April 1, 2020 in order to preserve cash and offset any impact to the Company’s liquidity that may occur as a result of the COVID-19 pandemic on our operations.
Distributions paid and sources of distributions paid were as follows for the six months ended June 30, 2020 (in thousands):
	Distributions Paid				Sources of Distributions Paid
2020	Cash	Distributions Reinvested (DRIP)	Total	Cash Used in Operating Activities	Property Dispositions Amount Paid / Percent of Total	Offering Proceeds Amount Paid / Percent of Total
First quarter	$761	$857	$1,618	$(1,861)	$530 / 33%	$1,088 / 67%
Second quarter	—	—	—	(224)	— / —	— / —
Total	$761	$857	$1,618	$(2,085)
Cash distributions paid since inception were as follows (in thousands):
Fiscal Period Paid	Per Share (1)	Distributions Reinvested in Shares of Common Stock	Net Cash Distributions	Total Aggregate Distributions
12 months ended December 31, 2016	$0.000547945 per day	$4	$11	15
Seven months ended July 31, 2017	$0.000547945 per day	41	48	89
Five months ended December 31, 2017	$0.001434521 per day	248	228	476
Six months ended June 30, 2018	$0.001434521 per day	606	496	1,102
Six months ended December 31, 2018	$0.001458630 per day	923	781	1,704
Three months ended March 31, 2019	$0.001458630 per day	577	493	1,070
Nine months ended December 31, 2019	$0.001469178 per day	2,189	1,964	4,153
Six months ended June 30, 2020	$0.001469178 per day	857	761	1,618
		$5,445	$4,782	$10,227
(1)	Distributions for Class T and Class R shareholders were reduced for the distribution and shareholder servicing fee through October 31, 2019.
Our net loss attributable to common stockholders for the six months ended June 30, 2020 was $3.6 million and net cash used in operating activities was $2.1 million. Our cumulative cash distributions and net loss attributable to common stockholders from inception through June 30, 2020 are $10.2 million and $25.1 million, respectively. We have funded our cumulative distributions, which include net cash distributions and distributions reinvested by stockholders, with cash flows from operating activities, proceeds from our public offering, proceeds from debt financing and proceeds from property dispositions. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have fewer funds available for investment in commercial real estate and real estate-related debt, the overall return to our stockholders may be reduced and subsequent investors may experience dilution.
Funds from Operations and Modified Funds from Operations
Funds from operations, or FFO, is a non-GAAP financial performance measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because it excludes real estate-related depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate and intangibles diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance. Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses.
Since FFO was promulgated, GAAP has adopted several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use modified funds from operations, or MFFO, as defined by the Investment Program Association, or IPA. MFFO excludes from FFO the following items:
(1)	straight-line rent amounts, both income and expense;
(2)	amortization of above- or below-market intangible lease assets and liabilities;
(3)	amortization of discounts and premiums on debt investments;
(4)	impairment charges;
(5)	gains or losses from the early extinguishment of debt;
(6)
gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

(7)	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;
(8)	gains or losses related to consolidation from, or deconsolidation to, equity accounting;
(9)	gains or losses related to contingent purchase price adjustments; and
(10)	adjustments related to the above items for unconsolidated entities in the application of equity accounting.
As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation based on the following economic considerations. Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, we explain below the reasons for each of the adjustments made in arriving at our MFFO definition:
•
Adjustments for straight-line rents and amortization of discounts and premiums on debt investments. In the proper application of GAAP, rental receipts and discounts and premiums on debt investments are allocated to periods using various systematic methodologies. This application will result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance.

•
Adjustments for amortization of above or below market intangible lease assets. Similar to depreciation and amortization of other real estate related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes predictably over time and that these charges be recognized currently in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

•
Impairment charges, gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting and gains or losses related to contingent purchase price adjustments. Each of these items relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in our core operating fundamentals rather than changes that may reflect anticipated gains or losses. In particular, because GAAP impairment charges are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe MFFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rate, occupancy and other core operating fundamentals.

•
Adjustment for gains or losses related to early extinguishment of hedges, debt, consolidation or deconsolidation and contingent purchase price. Similar to extraordinary items excluded from FFO, these adjustments are not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

By providing MFFO, we believe we are presenting useful information that also assists investors and analysts in the assessment of the sustainability of our operating performance after our acquisition stage is completed. We also believe that MFFO is a recognized measure of sustainable operating performance by the real estate industry. MFFO is useful in comparing the sustainability of our operating performance after our acquisition stage is completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities or as affected by other MFFO adjustments.
A core element of our investment strategy and operations is the acquisition of distressed and value-add properties and the rehabilitation and renovation of such properties in an effort to create additional value in such properties. As part of our operations, we intend to realize gains from such value-add efforts through the strategic disposition of such properties after we have added value through the execution of our business plan. As we do not intend to hold any of our properties for a specific amount of time, we intend to take advantage of opportunities to realize gains from our value-add efforts on a regular basis during the course of our operations as such opportunities become available, in all events subject to the rules regarding “prohibited transactions” of real estate investment trusts of the Internal Revenue Code. Therefore, we also use adjusted funds from operations attributable to common stockholders, or AFFO, in addition to FFO and MFFO when evaluating our operations. We calculate AFFO by adding/subtracting gains/losses realized on sales of our properties from MFFO. We believe that AFFO presents useful information that assists investors and analysts in the assessment of our operating performance as it is reflective of the impact that regular, strategic property dispositions have on our continuing operations.
Neither FFO, MFFO nor AFFO should be considered as an alternative to net loss attributable to common stockholders, nor is an indication of our liquidity, nor are any of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. Accordingly, FFO, MFFO and AFFO should be reviewed in connection with other GAAP measurements. Our FFO, MFFO and AFFO as presented may not be comparable to amounts calculated by other REITs. Further, during the current period of uncertainty and business disruptions as a result of the outbreak of COVID-19, FFO, MFFO and AFFO are much more limited measures of assessing our operating performance. See “—Management’s Discussion and Analysis of Financial Condition and Results of Operations -- COVID-19 Pandemic and Portfolio Outlook” for a discussion of the impact of the outbreak of COVID-19 on our business.
The following section presents our calculation of FFO, MFFO and AFFO, in addition to providing additional information related to our operations (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss – GAAP	$(1,936)	$(2,602)	$(3,606)	$(5,387)
Net gain on disposition of property	—	—	(530)	—
Depreciation expense	2,235	1,747	4,422	3,345
FFO attributable to common stockholders	299	(855)	286	(2,042)
Adjustments for straight-line rents	(7)	14	(3)	11
Amortization of intangible lease assets	—	469	173	1,108
MFFO attributable to common stockholders	292	(372)	456	(923)
Net gain on disposition of property	—	—	530	—
AFFO attributable to common stockholders	$292	$(372)	$986	$(923)

Basic and diluted net loss per common share - GAAP	$(0.16)	$(0.23)	$(0.30)	$(0.50)
FFO per share	$0.02	$(0.08)	$0.02	$(0.19)
MFFO per share	$0.02	$(0.03)	$0.04	$(0.09)
AFFO per share	$0.02	$(0.03)	$0.08	$(0.09)
Weighted average shares outstanding(1)	12,154	11,309	12,128	10,692
(1)
None of the shares of convertible stock are included in the diluted earnings per share calculations because the necessary conditions for conversion have not been satisfied as of both June 30, 2020 and 2019.

Critical Accounting Policies
For a discussion of our critical accounting policies and estimates, see the discussion in our Annual Report on Form 10-K for the year ended December 31, 2019 under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies.”
Subsequent Events
We have evaluated subsequent events and determined that no events have occurred, other than elsewhere in the financial statements, which would require an adjustment to or additional disclosure in the consolidated financial statements.
ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Quantitative and qualitative disclosures about market risk have been omitted as permitted under rules applicable to smaller reporting companies.
ITEM 4.	CONTROLS AND PROCEDURES
Disclosure Controls and Procedures
We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our periodic reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our principal executive officer and our principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.
Under the supervision of our principal executive officer and principal financial officer, we have carried out an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures are effective as of June 30, 2020.
Changes in Internal Control over Financial Reporting
There has been no change in our internal control over financial reporting that occurred during the quarter ended June 30, 2020 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II.	OTHER INFORMATION
ITEM 1.	LEGAL PROCEEDINGS
From time to time, we may become party to legal proceedings, which arise in the ordinary course of our business. We are not currently involved in any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.
IITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
Unregistered Sales of Equity Securities
All securities sold by us during the six months ended June 30, 2020 were sold in an offering registered under the Securities Act of 1933.
Share Redemption Program
Our common stock is currently not listed on a national securities exchange and we will not seek to list our common stock unless and until such time as our Board determines that the listing of our common stock would be in the best interests of our stockholders. In order to provide stockholders with the benefit of some interim liquidity, our Board has adopted a share repurchase program that enables our stockholders to sell their shares back to us after they have held them for at least one year, subject to significant conditions and limitations. The terms of our share repurchase program are more flexible in cases involving the death or disability of a stockholder.
We may reject any request for repurchase of shares. Repurchases of shares of our common stock, when requested, generally will be made quarterly. We limit the number of shares repurchased during any calendar year to 5.0% of the weighted-average number of shares of common stock outstanding during the 12-month period immediately prior to the effective date of redemption. In addition, we are only authorized to repurchase shares using proceeds from our DRIP plus 1.0% of the operating cash flow from the previous fiscal year (to the extent positive). Due to these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests.
A stockholder must have beneficially held the shares for at least one year prior to offering them for sale to us through our share repurchase program, unless the shares are being repurchased in connection with a stockholder’s death, qualifying disability, or certain other involuntary exigent circumstances, in which our Board reserves the right, in its sole discretion, at any time and from time to time, to waive the one-year holding period requirement.
Shares repurchased in connection with a stockholder’s death or qualifying disability are repurchased at a price per share equal to 100% of the current NAV.
Shares repurchased in connection with a stockholder’s other involuntary exigent circumstances, such as bankruptcy or a mandatory distribution requirement under a stockholder’s IRA, within one year from the purchase date, will be repurchased at a price per share equal to the price per share we would pay had the stockholder held the shares for one year from the purchase date, and at all other times in accordance with the terms described below.
Shares received as a stock dividend are redeemed at the redemption price applicable to that stockholder’s initial share purchase anniversary.
Unless the shares of our common stock were repurchased in connection with a stockholder’s death or qualifying disability, the purchase price for shares repurchased under our share repurchase program were as set forth below as of June 30, 2020:
Share Purchase Anniversary	Redemption Price
Less than 1 year	No repurchase allowed
1 year	$8.33
2 years	$8.56
3 years	$8.78
4 years	$9.01

During the six months ended June 30, 2020, we redeemed shares of our Class A, Class T and Class I common stock as follows:
	Class A		Class T		Class I
Period	Total Number of Shares Redeemed	Average Price Paid per Share	Total Number of Shares Redeemed	Average Price Paid per Share	Total Number of Shares Redeemed	Average Price Paid per Share
January 2020	—	—	—	—	—	—
February 2020	—	—	—	—	—	—
March 2020	5,484	$8.89	3,587	$8.89	2,416	$8.44
April 2020	—	—	—	—	—	—
May 2020	—	—	—	—	—	—
June 2020	—	—	—	—	5,499	$9.01
	5,484		3,587		7,915
On March 27, 2020, our board of directors suspended the share redemption program with exceptions for redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility. The suspension was effective as of April 29, 2020. While the share redemption program is partially suspended, both pending and new redemption requests for redemptions submitted other than in connection with a stockholder’s death, qualifying disability or confinement to a long-term care facility will not be honored or retained, but will be cancelled with the ability to resubmit if the share redemption program is fully resumed.
All redemption requests tendered related to a stockholder’s death, qualifying disability or confinement to a long-term care facility were honored during the three months ended June 30, 2020.

ITEM 6.	EXHIBITS
Exhibit No.	Description

3.1
Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed April 11, 2016)

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed November 2, 2015)

3.3
Articles of Amendment (incorporated by reference to Exhibit 3.3 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed June 28, 2017)

3.4
Articles Supplementary for the Class R shares of common stock (incorporated by reference to Exhibit 3.4 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed June 28, 2017)

3.5
Articles Supplementary for the Class I shares of common stock (incorporated by reference to Exhibit 3.5 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed June 28, 2017)

4.1
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-11 (No. 333-207740) filed November 2, 2015)

4.2	Second Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed June 29, 2018)

10.2
Advisory Agreement by and between the Resource Apartment REIT III, Inc. and REIT Advisor, LLC, dated April 28, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 28, 2020)

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer pursuant to Section 1350 18 U.S.C., as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Chief Financial Officer pursuant to Section 1350 18 U.S.C., as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

99.1	Second Amended and Restated Share Redemption Program (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed July 24, 2018)

101.1	Interactive Data Files

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
RESOURCE APARTMENT REIT III, INC.

August 7, 2020	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)

August 7, 2020	By:	/s/ Steven R. Saltzman
Steven R. Saltzman
Chief Financial Officer
(Principal Financial and Accounting Officer)

PART II
Information Not Required in the Prospectus
Item 20. Indemnification of Directors and Officers
Subject to the significant conditions set forth below, Resource Real Estate Opportunity REIT II, Inc. (the “Company”, “we”, “our” or the “registrant”) has included in its charter a provision limiting the liability of its directors and officers to the Company and its stockholders for money damages. In addition to the limitations set forth below, under Maryland law such exculpation is not permitted for any liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.
Subject to the significant conditions set forth below, the charter also provides that the Company shall indemnify a director, officer or the advisor or any of its affiliates against any and all losses or liabilities reasonably incurred by them (other than when sued by or in right of the Company) in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity.
Under the Company’s charter, the Company shall not indemnify a director, the advisor or any of the advisor’s affiliates (each an “Indemnitee”) for any liability or loss suffered by an Indemnitee, nor shall it exculpate an Indemnitee, unless all of the following conditions are met: (i) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Indemnitee was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director, or (B) gross negligence or willful misconduct by an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from its common stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (the “SEC”) and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
The charter provides that the advancement of Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a common stockholder or the legal action is initiated by a common stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnitee undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if the Indemnitee is found not to be entitled to indemnification.
It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.
The Company has entered into indemnification agreements with each of its current independent directors. Under each indemnification agreement, the Company agreed, among other things, to indemnify each independent director under the circumstances and to the extent provided for therein, to the maximum extent permitted by Maryland law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director in any action or proceeding arising out of the person’s services as a director. The indemnification agreement also provides for the advancement of expenses relating to the indemnification obligations. The Company has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Item 21. Exhibits and Financial Statement Schedules.
(a) The following is a list of exhibits filed as part of this registration statement.
Ex.	Description
2.1
Agreement and Plan of Merger, dated as of September 8, 2020, by and among the Company, RRE Opportunity OP II, LP, Revolution I Merger Sub, LLC, Resource Real Estate Opportunity OP, LP and Resource Real Estate Opportunity REIT, Inc., incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed September 11, 2020

2.2
Agreement and Plan of Merger, dated as of September 8, 2020, by and among the Company, RRE Opportunity OP II, LP, Revolution III Merger Sub, LLC, Resource Apartment OP III, LP and Resource Apartment REIT III, Inc., incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed September 11, 2020

3.1
Amended and Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 (No. 333-184476) filed December 20, 2013

3.2	Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-184476) filed October 17, 2012

4.1
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to the Company’s Registration Statement on Form S-11 (No. 333-184476) filed October 17, 2012

4.2
Third Amended and Restated Distribution Reinvestment Plan, incorporated by reference to Appendix A to the prospectus included in the Company’s Registration Statement on Form S-3 (No. 333-236040) filed January 23, 2020

5.1	Opinion of DLA Piper LLP (US) re legality*

8.1	Opinion of DLA Piper LLP (US) as to tax issues regarding reorganization*

8.2	Opinion of Morris, Manning & Martin, LLP as to tax issues regarding reorganization*

8.3	Opinion of DLA Piper LLP (US) regarding REIT qualification of Resource Real Estate Opportunity REIT II, Inc.*

8.4	Opinion of Morris, Manning & Martin, LLP regarding REIT qualification of Resource Real Estate Opportunity REIT, Inc.*

10.1
Second Amended and Restated Advisory Agreement, by and between the Company and Resource Real Estate Opportunity Advisor II, LLC, dated September 8, 2020, incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed September 11, 2020

10.2
Dealer Manager Agreement, including Form of Selected Dealer Agreement and Form of Placement Agreement, incorporated by reference to Exhibit 1.1 to the Company’s Post-Effective Amendment no. 2 to the Registration Statement on Form S-11 (No. 333-184476) filed October 28, 2014

10.3
Management Agreement by and among Resource Real Estate Opportunity REIT II, Inc., RRE Opportunity OP II, LP and Resource Real Estate Opportunity Manager II, LLC, dated December 20, 2013, incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K filed March 30, 2015

10.4
Voting Agreement, by and between the Company and Resource Real Estate, LLC, dated September 8, 2020, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 11, 2020

Ex.	Description
10.5
Voting Agreement, by and between the Company and Alan F. Feldman, dated September 8, 2020, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 11, 2020

10.6	Form of Amended and Restated Limited Partnership Agreement of RRE Opportunity OP II, LP, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed September 11, 2020

10.7	Resource Real Estate Opportunity REIT, Inc. Long-Term Incentive Plan, incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed September 11, 2020

10.8	Form of Restricted Stock Agreement, incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed September 11, 2020

21.1	Subsidiaries of the Company*

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm, regarding Resource Real Estate Opportunity REIT, Inc.**

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm, regarding Resource Real Estate Opportunity REIT II, Inc.**

23.3	Consent of Grant Thornton LLP, independent registered public accounting firm, regarding Resource Apartment REIT III, Inc.**

23.4	Consent of DLA Piper LLP (US) (included in Exhibits 5.1, 8.1 and 8.3)*

23.5	Consent of Morris, Manning & Martin, LLP (included in Exhibits 8.2 and 8.4)*

24.1	Power of Attorney (included on signature page of registration statement)**

99.1	Fourth Amended and Restated Share Redemption Program, incorporated by reference to Exhibit 99.2 to the Company’s Annual Report on Form 10-K filed March 22, 2019

99.2	Consent of Robert A. Stanger & Co., Inc.**

99.3	Form of Proxy Card of Resource Real Estate Opportunity REIT, Inc.**

99.4	Consent of Andrew Ceitlin.**

99.5	Consent of Robert Lieber.**

99.6	Consent of Lee Shlifer.**

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Extension Presentation Linkbase
*	To be filed by amendment.
**	Filed herewith.
Item 22. Undertakings
(a) The Company undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3)

of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(b) The Company undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(c) The Company undertakes that, for the purpose of determining liability under the Act to any purchaser, if the Company is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(d) For the purpose of determining liability of the Company under the Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company, and (iv) any other communication that is an offer in the offering made by the Company to the purchaser.
(e) The undersigned Company hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(f) The Company undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(h) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(i) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 20, 2020.
RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer and President
We, the undersigned officers and directors of Resource Real Estate Opportunity REIT II, Inc., hereby severally constitute Alan F. Feldman, Thomas C. Elliott, and Steven R. Saltzman, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable Resource Real Estate Opportunity REIT II, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Name	Title	Date

/s/ Alan F. Feldman	Chief Executive Officer, President and Director (principal executive officer)	October 20, 2020
Alan F. Feldman

/s/ Steven R. Saltzman	Chief Accounting Officer and Vice President (principal accounting officer)	October 20, 2020
Steven R. Saltzman

/s/ Thomas C. Elliott	Chief Financial Officer, Executive Vice President and Treasurer (principal financial officer)	October 20, 2020
Thomas C. Elliott

/s/ Gary Lichtenstein	Director	October 20, 2020
Gary Lichtenstein

/s/ Thomas J. Ikeler	Director	October 20, 2020
Thomas J. Ikeler

/s/ David Spoont	Director	October 20, 2020
David Spoont